As filed with the Securities and Exchange Commission on February 4, 2022
Registration Statement No. 333-261773

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form
F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alvotech Lux Holdings S.A.S.
(Exact Name of Registrant as Specified in Its Charter)*

Grand Duchy of Luxembourg	2836	98-1629342
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
9, Rue de Bitbourg,
L-1273
Luxembourg,
Grand Duchy of Luxembourg
+354 422 4500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Philip Caramanica
Secretary & Treasurer
Alvotech USA Inc.
1201 Wilson Blvd., Ste. 2130
Arlington, Virginia 22209
Tel: (703)
859-6815
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Michal Berkner, Esq. Nicolas H.R. Dumont, Esq. Divakar Gupta, Esq. Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom Tel: +44 (0) 20 7583 4055 Fax: +44 (0) 20 7785 9355	Christian O. Nagler, Esq. Peter Seligson, Esq. Allison Gallagher, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: +1 (212) 446-4800 Fax: +1 (212) 446-4900

Approximate date of commencement of proposed sale to the public
: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer)  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company  ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

*	Upon the closing of the Business Combination referred to in the proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to Alvotech S.A.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF OAKTREE ACQUISITION CORP. II AND PROSPECTUS FOR ORDINARY SHARES AND WARRANTS OF ALVOTECH LUX HOLDING S.A.S. SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2022
Oaktree Acquisition Corp. II
333 South Grand Avenue
28th Floor
Los Angeles, CA 90071
Dear Oaktree Acquisition Corp. II Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “
OACB General Meeting
” or “extraordinary general meeting”) of Oaktree Acquisition Corp. II, a Cayman Island exempted company (“
OACB
”), at              a.m., Eastern time, on             , 2022, unless postponed or adjourned to a later date or time. In light of the novel coronavirus disease (referred to as
“COVID-19”)
pandemic and to support the well-being of OACB’s shareholders and employees, the OACB General Meeting will be held virtually as well as at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022.
At the OACB General Meeting, OACB shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “
Business Combination Proposal
” to approve and adopt the Business Combination Agreement, dated as of December 7, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “
Business Combination Agreement
”), by and among OACB, Alvotech Holdings S.A., a public limited liability company (
société anonyme
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, Rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (
R.C.S. Luxembourg
) under number B229193 (“
Alvotech
”) and Alvotech Lux Holdings S.A.S., a simplified joint stock company (
société par actions simplifiée
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, Rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (
R.C.S. Luxembourg
) under number B258884 (“
TopCo
”), including the transactions contemplated thereby. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as
Annex A
.
As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:
(a) On the date and time at which the notarial deed of the sole shareholder’s resolutions of TopCo approving the First Merger has been duly published in the
Recueil Electronique des Soci
é
t
é
s et Associations
(the Luxembourg legal gazette) and, subject to the execution of a plan of merger between OACB and TopCo (a draft of which is attached to the accompanying proxy statement/prospectus as
Exhibit G of Annex A
the “
Plan of First Merger
”) and the filing and registration of such Plan of First Merger and such other documents as required under the Cayman Companies Act (the “
First Merger Effective Time
”), OACB will merge with and into TopCo, whereby (i) all of the outstanding OACB Ordinary Shares will be exchanged for TopCo Ordinary Shares and (ii) all of the outstanding OACB Warrants will be converted into TopCo Warrants, with TopCo as the surviving company in the merger (the “
First Merger
”);
(b) Immediately after the effectiveness of the First Merger, TopCo will redeem and cancel the initial shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo (the “
Redemption
”);
(c) Immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified joint stock company (
société par actions simplifiée
) to a public limited liability company (
société anonyme
) under Luxembourg law (the “
Conversion
”); and
(d) Immediately following the effectiveness of the Conversion and the PIPE Financing (as defined below), Alvotech will merge with and into TopCo, whereby all outstanding Alvotech Ordinary Shares will be exchanged for TopCo Ordinary Shares, with TopCo as the surviving company in the merger (the “
Second Merger
”).

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, OACB and TopCo entered into Subscription Agreements with certain U.S.-based institutional and accredited investors (each a “U.S. Subscription Agreement”) and
non-U.S.
persons (as defined in Regulation S under the Securities Act (each a “Foreign Subscription Agreement” and, together with the U.S. Subscription Agreements, the “Initial Subscription Agreements”) with certain investors (the “Initial Subscribers”), pursuant to which the Initial Subscribers have agreed to subscribe for, and TopCo has agreed to issue to the Initial Subscribers, an aggregate of 15,393,000 TopCo Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $153,930,000 (the “Initial PIPE Financing”). Subsequently to the Initial PIPE Financing, on January 18, 2022, OACB and TopCo entered into Subscription Agreements (the “Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain Initial Subscribers (the “Subsequent Subscribers”, and together with the Initial Subscribers, the “Subscribers”), pursuant to which the Subsequent Subscribers have agreed to subscribe for, and TopCo has agreed to issue to the Subsequent Subscribers, an aggregate of 2,100,000 TopCo Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $21,000,000 (the “Subsequent PIPE Financing”, and together with the Initial PIPE Financing, the “PIPE Financing”). The aggregate amount of TopCo Ordinary Shares to be issued pursuant to the PIPE Financing is 17,493,000 for aggregate gross proceeds of $174,930,000. The TopCo Ordinary Shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. OACB will grant the Subscribers certain registration rights in connection with the PIPE Financing. None of OACB’s directors or officers, or the Sponsor or their respective affiliates will participate in the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
You will also be asked to consider and vote upon (a) a proposal referred to as the “
First Merger Proposal
” to approve the First Merger (as defined above) and authorize and approve the Plan of First Merger, and (b) a proposal herein referred to as the “Adjournment Proposal” to consider and vote upon a proposal to adjourn the OACB General Meeting to a later date or time, if necessary, to permit further solicitation of proxies if, based upon proxies received prior to the OACB General Meeting, there are not sufficient votes to approve the Business Combination Proposal, or holders of OACB Class A Ordinary Shares have elected to redeem an amount of OACB Class A Ordinary Shares such that (i) OACB would have less than $5,000,001 of net tangible assets or (ii) the aggregate cash proceeds from the trust account and the PIPE Financing are not equal to or greater than $300,000,000 and the related closing condition has not been waived by Alvotech.
The Business Combination will be consummated only if the Business Combination Proposal and the First Merger Proposal (collectively, the “
Condition Precedent Proposals
”) are approved at the OACB General Meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal and may be put to the meeting as the first proposal to be voted on. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal provides for a vote to adjourn the OACB General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to OACB shareholders, (B) in order to solicit additional proxies from OACB shareholders in favor of one or more of the proposals at the extraordinary general meeting or (C) if OACB shareholders redeem an amount of the public shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing, is equal to no less than $300,000,000 after deducting any amounts paid to OACB shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied (such aggregate cash, the “
Available Cash
,” and such condition to the consummation of the Business Combination, the “
Minimum Available Cash Condition
”).
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing, including the Support Agreements, Subscription Agreements, the Sponsor Letter Agreement and the Investor Rights Agreement (as defined in the accompanying proxy statement/prospectus). See

“
Business Combination Proposal—Related Agreements
” in the accompanying proxy statement/prospectus for more information.
Pursuant to the Memorandum and Articles of Association, a holder of OACB’s public shares (a “
Public Shareholder
”) may request that OACB redeem all or a portion of such public shares for cash if the Business Combination is consummated. Holders of OACB Units must elect to separate the OACB Units into the underlying OACB Class A Ordinary Shares and OACB Warrants prior to exercising redemption rights with respect to the OACB Class A Ordinary Shares. If holders hold their OACB Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the OACB Units into the underlying OACB Class A Ordinary Shares and OACB Warrants, or if a holder holds OACB Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“
Continental
”), OACB’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares.
 Public Shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal.
 If the Business Combination is not consummated, the OACB Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the OACB Class A Ordinary Shares that it holds and timely delivers its shares to Continental, TopCo will redeem such OACB Class A Ordinary Shares for a per-share price,
payable in cash, equal to the pro rata portion of the trust account established at the consummation of OACB’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination in accordance with the provisions of the Memorandum and Articles of Association. For illustrative purposes, as of             , 2022, this would have amounted to approximately $         per issued and outstanding OACB Class A Ordinary Share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its OACB Class A Ordinary Shares for cash and will no longer own OACB Class A Ordinary Shares. See “
OACB General Meeting—Redemption Rights
” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “
Exchange Act
”)), will be restricted from redeeming its OACB Class A Ordinary Shares with respect to more than an aggregate of 15% of the OACB Class A Ordinary Shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the OACB Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess OACB Class A Ordinary Shares would be converted into the merger consideration in connection with the Business Combination.
The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its OACB Class B Ordinary Shares in favor of the proposals being presented at the extraordinary general meeting and waive its anti-dilution rights with respect to its OACB Class B Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption
price. As of the date of the accompanying proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding ordinary shares. See “
Business Combination Proposal—Related Agreements—Sponsor Agreement
” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement. The OACB Private Placement Warrants held by the Sponsor contain the same customary anti-dilution protections as the OACB Public Warrants. There is no proposed financing in connection with the Business Combination that would trigger an anti-dilution adjustment for the OACB Private Placement Warrants.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will OACB redeem the OACB Class A Ordinary Shares in an amount that would cause OACB net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1) of
the Exchange

Act) to be less than $5,000,001 immediately after the Closing contemplated by the Business Combination Agreement and the PIPE Financing.
OACB is providing the accompanying proxy statement/prospectus and accompanying proxy card to OACB’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the OACB General Meeting. Information about the OACB General Meeting, the Business Combination and other related business to be considered by OACB’s shareholders at the OACB General Meeting is included in the accompanying proxy statement/prospectus.
 Whether or not you plan to attend the OACB General Meeting, all of OACB’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors
”
 beginning on page 50
of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of OACB has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the First Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the First Merger, and “FOR” all other proposals presented to OACB’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of OACB, you should keep in mind that OACB’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination—Interests of OACB’s Directors and Executive Officers in the Business Combination
” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of the First Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds
(2/3) majority of the votes cast by the holders of the issued OACB Ordinary Shares present in person or represented by proxy at the OACB General Meeting and entitled to vote on such matter.
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued OACB Ordinary Shares present in person or represented by proxy at the OACB General Meeting and entitled to vote on such matter.
Your vote is very important
. Whether or not you plan to attend the OACB General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the OACB General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the OACB General Meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the OACB General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus and may be put to the meeting as the first proposal to be voted on.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the OACB General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the OACB General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the OACB General Meeting. If you are a shareholder of record and you attend the OACB General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST

ACCOUNT AND TENDER YOUR SHARES TO OACB’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE OACB GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
The OACB Class A Ordinary Shares, OACB Public Warrants and OACB Units are currently listed on the New York Stock Exchange under the symbols “OACB,” “OACB WS” and “OACB.U,” respectively. TopCo intends to apply to list its TopCo Ordinary Shares and TopCo Warrants on Nasdaq and Nasdaq First North under the symbols “ALVO” and “ALVOW”, respectively, in connection with the Closing.
On behalf of OACB’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

John Frank
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated             , 2022 and is first being mailed to shareholders on or about             , 2022.

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF OAKTREE ACQUISITION CORP. II
TO BE HELD                 , 2022
TO THE SHAREHOLDERS OF OAKTREE ACQUISITION CORP. II:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “
OACB General Meeting
”) of Oaktree Acquisition Corp. II, a Cayman Islands exempted company (“
OACB
”), will be held at    a.m., Eastern time, on                , 2022, unless postponed or adjourned to a later date or time. In light of the novel coronavirus disease (referred to as “
COVID-19
”) pandemic and to support the well-being of OACB’s shareholders and employees, the OACB General Meeting will be held virtually as well as at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•
Proposal No. 1—The Business Combination Proposal
—
RESOLVED
, as an ordinary resolution, that OACB’s entry into the Business Combination Agreement, dated as of December 7, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “
Business Combination Agreement
”), by and among OACB, Alvotech Holdings S.A., a public limited liability company (
société anonyme
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, Rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (
R.C.S. Luxembourg
) under number B229193 (“
Alvotech
”) and Alvotech Lux Holdings S.A.S., a simplified joint stock (
société par actions simplifiée
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, Rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (
R.C.S. Luxembourg
) under number B258884 (“
TopCo
”), a copy of which is attached to the proxy statement/prospectus as
Annex A
, pursuant to which, among other things, (a) on the date and time at which the notarial deed of the sole shareholder’s resolutions of TopCo approving the First Merger becomes effective, upon its publication in the
Recueil Electronique des Sociétés et Associations
(the Luxembourg legal gazette) and, subject to the execution of a plan of merger between OACB and TopCo (a draft of which is attached to the accompanying proxy statement/prospectus as
Exhibit G of Annex A
, the “Plan of First Merger”) and the filing and registration of such Plan of First Merger and such other documents as required under the Companies Act (as amended) of the Cayman Islands (the “
First Merger Effective Time
”), OACB will merge with and into TopCo, whereby (i) all of the outstanding OACB Ordinary Shares will be exchanged for TopCo Ordinary Shares and (ii) all of the outstanding OACB Warrants will be converted into TopCo Warrants, with TopCo as the surviving company in the merger (the “
First Merger
”); (b) immediately after the effectiveness of the First Merger, TopCo will redeem and cancel the initial shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo (the “
Redemption
”); (c) immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified joint stock company (
société par actions simplifiée
) to a public limited liability company (
société anonyme
) under Luxembourg law (the “
Conversion
”); and (d) immediately following the effectiveness of the Conversion and the PIPE Financing, Alvotech will merge with and into TopCo, whereby all outstanding Alvotech Ordinary Shares will be exchanged for TopCo Ordinary Shares, with TopCo as the surviving company in the merger (the “
Second Merger
”), and certain related agreements (including the Investor Rights and
Lock-Up
Agreement, the form of Support Agreements, the form of Subscription Agreements and the Sponsor Letter Agreement, each in the form attached to the proxy statement/prospectus as
Exhibit A
to the Business Combination Agreement,
Annex D
,
Annex E
,
Annex F
and
Annex G
, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

•
Proposal No. 2—The First Merger Proposal
—
RESOLVED
, as a special resolution, that (a) OACB be authorized to merge with TopCo so that TopCo is the surviving entity and all the undertaking, property and liabilities of OACB vest in TopCo; (b) the plan of merger in the form tabled to the General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as Exhibit G of Annex A, the “ Plan of First Merger ”) be authorized, approved and confirmed in all respects; and (c) OACB be authorized to enter into the Plan of First Merger.

•
Proposal No. 3—The Adjournment Proposal
—
RESOLVED
, as an ordinary resolution, that the adjournment of the OACB General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to OACB shareholders, (B) in order to solicit additional proxies from OACB shareholders in favor of one or more of the proposals at the OACB General Meeting or (C) if OACB shareholders redeem an amount of the OACB Class A Ordinary Shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing, is equal to no less than $300,000,000 after deducting any amounts paid to OACB shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the OACB General Meeting be approved.

Each of the Business Combination Proposal and the First Merger Proposal are conditioned on the approval and adoption of each of the other Condition Precedent Proposals (as defined below). The Adjournment Proposal is not conditioned on any other proposal.
These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of OACB Ordinary Shares at the close of business on                , 2022 are entitled to notice of and to vote and have their votes counted at the OACB General Meeting and any postponement or adjournment of the OACB General Meeting.
The accompanying proxy statement/prospectus and accompanying proxy card is being provided to OACB’s shareholders in connection with the solicitation of proxies to be voted at the OACB General Meeting and at any postponement or adjournment of the OACB General Meeting.
 Whether or not you plan to attend the OACB General Meeting, all of OACB’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “
Risk Factors
” beginning on page
50
of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of OACB has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the First Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the First Merger, and “FOR” all other proposals presented to OACB’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of OACB, you should keep in mind that OACB’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “
Business Combination Proposal—Interests of OACB’s Directors and Executive Officers in the Business Combination
” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Memorandum and Articles of Association, a public shareholder may request of OACB that OACB redeem all or a portion of its OACB Class A Ordinary Shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)
(a) hold OACB Class A Ordinary Shares, or (b) if you hold OACB Class A Ordinary Shares through OACB Units, you elect to separate your OACB Units into the underlying OACB Class A Ordinary Shares and OACB Warrants prior to exercising your redemption rights with respect to the OACB Class A Ordinary Shares;

(ii)
submit a written request to Continental, OACB’s transfer agent, in which you (a) request that OACB redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, OACB’s transfer agent, physically or electronically through The Depository Trust Company.
Holders must complete the procedures for electing to redeem their OACB Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern time, on                , 2022 (two business days before the OACB General Meeting) in order for their shares to be redeemed.
Holders of OACB Units must elect to separate the OACB Units into the underlying OACB Class A Ordinary Shares and OACB Warrants prior to exercising redemption rights with respect to the OACB Class A Ordinary Shares. If holders hold their OACB Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the OACB Units into the underlying OACB Class A Ordinary Shares and OACB Warrants, or if a holder holds OACB Units registered in its own name, the holder must contact Continental, OACB’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public Shareholders may elect to redeem OACB Class A Ordinary Shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the OACB Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the OACB Class A Ordinary Shares that it holds and timely delivers its shares to Continental, OACB’s transfer agent, TopCo will redeem such public shares for a per-share
price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of OACB’s initial public offering (the “
trust account
”), calculated as of two business days prior to the consummation of the Business Combination in accordance with the terms of the Memorandum and Articles of Association. For illustrative purposes, as of                , 2022, this would have amounted to approximately $                per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own OACB Class A Ordinary Shares. See “
OACB General Meeting—Redemption Rights
” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its OACB Class A Ordinary Shares with respect to more than an aggregate of 15% of the OACB Class A Ordinary Shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the OACB Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such excess OACB Class A Ordinary Shares would be converted into the consideration in connection with the Business Combination.
The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its OACB Class B Ordinary Shares in favor of the proposals being presented at the OACB General Meeting and waive its anti-dilution rights with respect to its OACB Class B Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor owns approximately 20.0% of the issued and outstanding OACB Ordinary Shares. See “
Business Combination Proposal—Related Agreements—Sponsor Agreement
” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will OACB redeem public shares in an amount that would cause OACB’s net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) to be less than $5,000,001 immediately after the Closing contemplated by the Business Combination Agreement and the PIPE Financing.

The approval of the First Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds
(2/3) majority of the votes cast by the holders of the issued OACB Ordinary Shares present in person or represented by proxy at the OACB General Meeting and entitled to vote on such matter.
The approval of each of the Business Combination Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the OACB General Meeting and entitled to vote on such matter.
Your vote is very important
. Whether or not you plan to attend the OACB General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the OACB General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the OACB General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus and may be put to the meeting as the first proposal to be voted on.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the OACB General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the OACB General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the OACB General Meeting. If you are a shareholder of record and you attend the OACB General Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Morrow Sodali, OACB’s proxy solicitor, toll-free at
(800) 662-5200
(banks and brokers
call (203) 658-9400)
or email at OACB.info@investor.morrowsodali.com.
By Order of the Board of Directors of Oaktree Acquisition Corp. II

John Frank
Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OACB’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE OACB GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF

THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form
F-4
filed with the U.S. Securities and Exchange Commission (the “SEC”) by TopCo, constitutes a prospectus of TopCo under Section 5 of the Securities Act, with respect to the TopCo Ordinary Shares to be issued to the OACB shareholders if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the OACB General Meeting at which OACB shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
The securities are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any persons in member states of the European Economic Area which apply Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (this Regulation together with any implementing measures in any member state, the “Prospectus Regulation”), unless they are qualified investors for the purposes of the Prospectus Regulation in such member state or in any other circumstances falling within Article 1(4) of the Prospectus Regulation, and no person in member states of the European Economic Area that is not a relevant person or qualified investor may act or rely on this document or any of its contents.
TRADEMARKS
This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which belong to Alvotech and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®,
TM
and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA
This proxy statement/prospectus contains estimates, projections, and other information concerning Alvotech’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by Alvotech’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Alvotech operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “
Risk Factors
.” Unless otherwise expressly stated, Alvotech obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, Alvotech does not expressly refer to the sources from which this data is derived. In that regard, when Alvotech refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which Alvotech paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While Alvotech has compiled, extracted, and reproduced industry data from these sources, Alvotech has not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “
Cautionary
Note Regarding Forward-Looking Statements.
”

FREQUENTLY USED TERMS
In this document:
“Alvogen” means Alvogen Lux Holdings S.à r.l., a limited liability company (
Société à responsabilité limitée
) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 5, rue Heienhaff,
L-1736
Senningerberg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (
Registre de Commerce et des Sociétés, Luxembourg
) under number B 149045.
“Alvotech” means Alvotech Holdings S.A., a public limited liability company (
société anonyme
) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 9, Rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (
Registre de Commerce et des Sociétés, Luxembourg
) under number B 229193, individually or together with its consolidated subsidiaries, as the context may require.
“Alvotech Class A Ordinary Shares” means the A Ordinary Shares, with a nominal value of $0.01 per share, of Alvotech.
“Alvotech Class B Shares” means the Class B Shares, with a nominal value of $0.01 per share, of Alvotech.
“Alvotech Ordinary Shares” means the Alvotech Class A Ordinary Shares and the Alvotech Class B Shares, collectively.
“Alvotech Shareholders” means the holders of Alvotech Ordinary Shares.
“Assignment, Assumption and Amendment Agreement” means that certain agreement attached to the Business Combination Agreement as Exhibit E.
“Aztiq” means Aztiq Pharma Partners S.à r.l., a limited liability company (
Société à responsabilité limitée
) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 5, rue Heienhaff,
L-1736
Senningerberg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (
Registre de Commerce et des Sociétés, Luxembourg
) under number B 147728.
“Broker
Non-vote”
means the failure of an OACB shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Mergers.
“Business Combination Agreement” means the Business Combination Agreement, dated as of December 7, 2021 as may be amended, by and among OACB, Alvotech and TopCo.
“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.
“Cayman Companies Act” means the Companies Act (as amended) of the Cayman Islands.
“Closing” means the consummation of the Business Combination.
“Closing Date” means the date upon which the Closing is to occur.

“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Company” means TopCo and its consolidated subsidiaries after giving effect to the Business Combination.
“Continental” means Continental Stock Transfer & Trust Company, OACB’s transfer agent and warrant agent.
“Conversion” means the change of TopCo’s legal form from a simplified joint stock company (
société par actions simplifiée
) to a public limited liability company (
société anonyme
) under Luxembourg law immediately after the effectiveness of the First Merger and the Redemption.
“Election” means the election on Internal Revenue Service Form 8832 pursuant to Treasury Regulations
Section 301.7701-3(c),
effective as of the date of the First Merger Effective Time, for TopCo to be classified as an association taxable as a corporation for U.S. federal income tax purposes.
“EMA” means the European Medicines Agency.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FDA” means the U.S. Food and Drug Administration.
“First Merger” means when OACB merges with and into TopCo, with TopCo as the surviving company.
“First Merger Effective Time” means the date and time at which the notarial deed of the sole shareholder’s resolutions of TopCo approving the First Merger becomes effective, upon its publication in the
Recueil Electronique des Sociétés et Associations
(the Luxembourg legal gazette), subject to the execution of a plan of merger between OACB and TopCo and the filing and registration of such Plan of First Merger and such other documents as required under the Cayman Companies Act.
“GAAP” means United States generally accepted accounting principles.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board.
“Initial Shareholders” means the holders of the OACB Class B Ordinary Shares.
“Investor Rights and
Lock-Up
Agreement” means that certain form of agreement attached to the Business Combination Agreement as Exhibit A.
“IPO” means OACB’s initial public offering of units, consummated on September 21, 2020.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Luxembourg Company Law” means the Luxembourg law of August 10, 1915 on commercial companies, as amended.
“Memorandum and Articles of Association” means the second amended and restated memorandum and articles of association of OACB.

“Mergers” means the First Merger and the Second Merger collectively.
“Morrow Sodali” means Morrow Sodali LLC, proxy solicitor to OACB.
“Nasdaq” means The Nasdaq Stock Market LLC.
”Nasdaq First North” means the Nasdaq First North Growth Market.
“OACB” means Oaktree Acquisition Corp. II, a Cayman Islands exempted company.
“OACB Class A Ordinary Shares” means the Class A ordinary shares, par value 0.0001 per share, of OACB.
“OACB Class B Ordinary Shares” or “Founder Shares” means the 6,250,000 Class B ordinary shares, par value $0.0001 per share, of OACB outstanding as of the date of this proxy statement/prospectus that were issued to the Sponsor in a private placement prior to OACB’s initial public offering.
“OACB Ordinary Shares” means the OACB Class A Ordinary Shares and the OACB Class B Ordinary Shares, collectively.
“OACB Private Placement Warrants” means the warrants to purchase OACB Class A Ordinary Shares purchased in a private placement in connection with the IPO.
“OACB Public Warrants” means each whole warrant of OACB entitling the holder to purchase one OACB Class A Ordinary Share at a price of $11.50 per share.
“OACB Units” means the OACB units issued in connection with the IPO, each of which consisted of one share of OACB Class A Ordinary Shares and one-fourth
of one OACB Public Warrant.
“OACB Warrants” means the OACB Public Warrants and the OACB Private Placement Warrants.
“Oaktree” means Oaktree Capital Management, L.P., an affiliate of the Sponsor, and its affiliates where applicable.
“PIPE Financing” means the private placement pursuant to which the Subscribers will subscribe to TopCo Ordinary Shares, for a subscription price of $10.00 per share.
“Prospectus” means the proxy statement/prospectus included in the Registration Statement on Form
F-4
(Registration
No. 333-
) filed with the SEC.
“Public Shares” means the OACB Class A Ordinary Shares issued as part of the units sold in the IPO.
“Public Shareholders” means the holders of the OACB Class A Ordinary Shares.
“Redemption” means TopCo’s redemption and cancellation of the initial shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo immediately after the effectiveness of the First Merger but prior to the Conversion.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Merger” means when Alvotech mergers with and into TopCo, with TopCo as the surviving company.

“Second Merger Effective Time” means the date and time at which the Second Merger becomes effective, on the Closing Date immediately after giving effect to the First Merger, the Redemption, the Conversion and the PIPE Financing.
“Securities Act” means the Securities Act of 1933, as amended.
“Shareholder Adjournment Proposal” means a proposal to adjourn the OACB General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the proxies received prior to the OACB General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote at such OACB General Meeting or Public Shareholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing of the Business Combination would not be satisfied.
“Shares” means the TopCo Ordinary Shares subscribed to in the PIPE Financing.
“Sponsor” means Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership.
“Sponsor Letter Agreement” means the Sponsor Agreement, dated as of December 7, 2021, by and among OACB, TopCo and Sponsor, a copy of which is attached to the accompanying proxy statement/prospectus as Annex G.
“Subscribers” means the institutional investors that have committed to subscribe to TopCo Ordinary Shares in the PIPE Financing.
“Support Agreements” means the Support Agreements, each dated as of December 7, 2021, by and among OACB, TopCo, Alvotech, and certain Alvotech Shareholders, which form of is attached to the accompanying proxy statement/prospectus as Annex D.
“TopCo” means Alvotech Lux Holdings S.A.S., a simplified joint stock company (
société par actions simplifiée
) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 9, Rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Company Register (
Registre de Commerce et des Sociétés, Luxembourg
) under number B258884.
“TopCo Ordinary Shares” means the ordinary shares of TopCo.
“TopCo Public Warrants” means the former OACB Public Warrants converted at the First Merger Effective Time into a right to acquire one TopCo Ordinary Share on substantially the same terms as were in effect immediately prior to the First Merger Effective Time under the terms of the Warrant Agreement.
“TopCo Warrants” means the former OACB Warrants converted at the First Merger Effective Time into a right to acquire one TopCo Ordinary Share on substantially the same terms as were in effect immediately prior to the First Merger Effective Time under the terms of the Warrant Agreement.
“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants.
“Warrant Agreement” means the warrant agreement, dated September 21, 2020 by and between OACB and Continental Stock Transfer & Trust Company, as warrant agent, governing OACB’s outstanding warrants.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the OACB General Meeting, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to OACB’s shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.
Questions and Answers About the OACB General Meeting and the Related Proposals
Q.    Why am I receiving this proxy statement/prospectus?

A.
OACB has entered into the Business Combination Agreement with TopCo and Alvotech, which provides for the Business Combination in which, among other transactions, each of Alvotech and OACB will merge with and into TopCo whereby, in each case, TopCo will be the surviving company. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of the Business Combination: (i) the holders of all of the OACB Ordinary Shares issued and outstanding immediately prior to the First Merger Effective Time will receive one validly issued, and fully paid TopCo Ordinary Share in exchange for each share of OACB Ordinary Shares held by them; and (ii) the shareholders of Alvotech will receive an aggregate of 218,930,000 TopCo Ordinary Shares (38,330,000 of which will be subject to certain transfer restrictions, vesting and buyback conditions). Please see “
The Business Combination Agreement—Ownership of the Combined Company Upon Completion of the Business Combination
” and “
Unaudited Pro Forma Condensed Combined Financial Information
” for further information.
OACB shareholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Business Combination Agreement and the Business Combination, among other proposals at the OACB General Meeting. You are receiving this proxy statement/prospectus because you hold OACB Ordinary Shares as of the record date for the OACB General Meeting.
The OACB Class A Ordinary Shares, OACB Public Warrants and OACB Units are currently listed on the New York Stock Exchange under the symbols “OACB,” “OACB WS” and “OACB.U,” respectively. TopCo intends to apply to list its TopCo Ordinary Shares and TopCo Warrants on Nasdaq and Nasdaq First North in connection with the Closing. All outstanding OACB Units will be separated into their underlying securities immediately prior to the Closing. Accordingly, TopCo will not have units outstanding following consummation of the Business Combination.
This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the OACB General Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of TopCo with respect to the TopCo Ordinary Shares issuable in connection with the Business Combination.
Q.    When and where is the OACB General Meeting?

A.
The OACB General Meeting will be held at                , Eastern time, on                 , 2022, via live webcast at                . The OACB General Meeting will be held virtually as well as at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022.

Q.    What matters will shareholders consider at the OACB General Meeting?

A.	At the OACB General Meeting, OACB will ask its shareholders to vote in favor of the following proposals:
The Business Combination Proposal—a proposal to approve and adopt the Business Combination Agreement and the Business Combination.
The First Merger Proposal—a proposal to approve and adopt the First Merger and authorize and approve the entry into the Plan of First Merger.
The Shareholder Adjournment Proposal—a proposal to adjourn the OACB General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the proxies received prior to the time of the OACB General Meeting, there are not sufficient votes to approve one or more proposals presented to shareholders for vote or Public Shareholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.
Q.    Are any of the proposals conditioned on one another?

A.
The First Merger Proposal is conditioned on the approval of the Business Combination Proposal. The Shareholder Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective. It is important to note that in the event that the Business Combination Proposal is not approved, then OACB will not consummate the Business Combination. If OACB does not consummate the Business Combination and fails to complete an initial business combination by September 21, 2022, or amend the OACB Memorandum and Articles of Association to extend the date by which OACB must consummate an initial business combination, OACB will be required to dissolve and liquidate.

Q.    What will happen in the Business Combination?

A.
Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order: (i) on the First Merger Effective Time, OACB will merge with and into TopCo, whereby (i) all of the outstanding OACB Ordinary Shares will be exchanged for TopCo Ordinary Shares and (ii) all of the outstanding OACB Warrants will be converted into TopCo Warrants, with TopCo as the surviving company in the merger; (ii) immediately after the effectiveness of the First Merger, TopCo will redeem and cancel the initial shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo; (iii) immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified joint stock company (
soci
é
t
é
par actions simplifi
é
e
) to a public limited liability company (
soci
é
t
é
anonyme
) under Luxembourg law; (iv) immediately following the effectiveness of the Conversion and the PIPE Financing, Alvotech will merge with and into TopCo, with TopCo as the surviving company in the merger.

In connection with the Business Combination:

•	the Alvotech Shareholders will receive an aggregate of 218,930,000 TopCo Ordinary Shares (38,330,000 of which will be subject to certain transfer restrictions, vesting and buyback conditions);

•	each outstanding OACB Ordinary Share will be exchanged for one TopCo Ordinary Share; and

•
each issued and outstanding OACB Warrant will cease to represent a right to acquire OACB Ordinary Shares and will instead represent the right to be issued the same number of TopCo Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the Closing.

Q.    Why is OACB proposing the Business Combination Proposal?

A.
OACB was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. OACB is not limited to any particular industry or sector.

OACB received $250,000,000 from its IPO and sale of the OACB Private Placement Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with the Memorandum and Articles of Association, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”
There currently are 31,250,000 OACB Ordinary Shares issued and outstanding, consisting of 25,000,000 OACB Class A Ordinary Shares originally sold as part of the OACB Units in OACB’s IPO and 6,250,000 OACB Class B Ordinary Shares that were issued to the Initial Shareholders prior to OACB’s IPO. In addition, there currently are 10,916,667 OACB Warrants issued and outstanding, consisting of the OACB Public Warrants and the OACB Private Placement Warrants that were sold by OACB to the Sponsor in a private sale simultaneously with OACB’s IPO. Each whole OACB Warrant entitles the holder thereof to purchase one share of OACB Class A Ordinary Shares at a price of $11.50 per share. The OACB Warrants will become exercisable 30 days after the completion of OACB’s initial business combination, and expire at 5:00 p.m., New York City time, five years after the completion of OACB’s initial business combination or earlier upon redemption or liquidation. The OACB Private Placement Warrants are non-redeemable
so long as they are held by their initial purchasers or their permitted transferees. There are no OACB preference shares issued and outstanding.
Under the Memorandum and Articles of Association, OACB must provide all holders of the Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of OACB’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote.
Q.    Who is Alvotech?

A.
Alvotech is a highly integrated biopharmaceutical company committed to developing and manufacturing high quality biosimilar medicines for patients globally. Our purpose is to improve the health and quality of life of patients around the world by improving access to proven treatments for various diseases. Since our inception, we have built our company with key characteristics we believe will help us capture the substantial global market opportunity in biosimilars: a leadership team that has brought numerous successful biologics and biosimilars to market around the world; a purpose-built biosimilars R&D and manufacturing platform; top commercial partnerships in global markets; and a diverse, expanding pipeline addressing many of the biggest disease areas and health challenges globally. Alvotech is a company committed to constant innovation: we focus our platform, people and partnerships on finding new ways to drive access to more affordable biologic medicines.

Q.    What equity stake will current OACB shareholders and Alvotech Shareholders have in TopCo after the Closing?

A.
It is anticipated that, upon completion of the Business Combination, (i) OACB’s existing shareholders, including the Sponsor, will own approximately 13% of the issued and outstanding TopCo Ordinary Shares, (ii) Alvotech’s existing shareholders will own approximately 79% of the issued and outstanding TopCo Ordinary Shares and (iii) the Subscribers in the PIPE Financing will own approximately 8% of the issued and outstanding TopCo Ordinary Shares. These relative percentages do not include Seller Earn Out Shares (as defined below), Sponsor Earn Out Shares (as defined below) or the shares underlying the TopCo Warrants, and assume that (i) none of OACB’s existing Public Shareholders exercise their redemption rights, and (ii) no additional equity securities of OACB are issued at or prior to Closing. If the actual facts are different than these assumptions, the percentage ownership retained by OACB’s existing shareholders will be different. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.
The following table illustrates the ownership levels in TopCo immediately after the Closing based on the assumptions described above:

Amounts in thousands, except share amounts, per share amounts and percentages	Assuming No Redemptions		Assuming 25% of Maximum Redemptions		Assuming 50% of Maximum Redemptions		Assuming 75% of Maximum Redemptions		Assuming Maximum Redemptions
	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares	%
Alvotech shareholders (1)	180,600,000	79%	180,600,000	80%	180,600,000	81%	180,600,000	83%	180,600,000	84%
OACB shareholders (2)	25,000,000	11%	21,876,176	10%	18,752,353	9%	15,628,529	7%	12,504,705	6%
Sponsor (3)	5,000,000	2%	5,000,000	2%	5,000,000	2%	5,000,000	2%	5,000,000	2%
PIPE investors	17,493,000	8%	17,493,000	8%	17,493,000	8%	17,493,000	8%	17,493,000	8%

Pro Forma Ordinary Shares Outstanding	228,093,000		224,969,176		221,845,353		218,721,529		215,597,705
Pro Forma Book Value of Equity (4)	$63,357		$32,118		$879		$(30,359)		$(61,597)
Pro Forma Book Value per Share (5)	$0.28		$0.14		$0.00		$(0.14)		$(0.29)

Sources of Dilution (6)
	Ownership in Shares	% Dilution (7)	Ownership in Shares	% Dilution (7)	Ownership in Shares	% Dilution (7)	Ownership in Shares	% Dilution (7)	Ownership in Shares	% Dilution (7)
Alvotech Seller Earn Out Shares	38,330,000	14%	38,330,000	15%	38,330,000	15%	38,330,000	15%	38,330,000	15%
OACB Shareholders
OACB Sponsor Earn Out Shares	1,250,000	1%	1,250,000	1%	1,250,000	1%	1,250,000	1%	1,250,000	1%
Public OACB Warrants	6,250,000	3%	6,250,000	3%	6,250,000	3%	6,250,000	3%	6,250,000	3%
Private OACB Warrants	4,666,667	2%	4,666,667	2%	4,666,667	2%	4,666,667	2%	4,666,667	2%

Adjusted Pro Forma Ordinary Shares Outstanding (8)	278,589,667		275,465,843		272,342,020		269,218,196		266,094,372

Per Share Impact from Sources of Dilution (9)
	Proceeds	$/Share	Proceeds	$/Share	Proceeds	$/Share	Proceeds	$/Share	Proceeds	$/Share
Alvotech Seller Earn Out Shares	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
OACB Shareholders

Amounts in thousands, except share amounts, per share amounts and percentages	Assuming No Redemptions		Assuming 25% of Maximum Redemptions		Assuming 50% of Maximum Redemptions		Assuming 75% of Maximum Redemptions		Assuming Maximum Redemptions
	Proceeds	$/Share	Proceeds	$/Share	Proceeds	$/Share	Proceeds	$/Share	Proceeds	$/Share
OACB Sponsor Earn Out Shares	—	—	—	—	—	—	—	—	—	—
Public OACB Warrants	71,875	0.30	71,875	0.31	71,875	0.32	71,875	0.32	71,875	0.33
Private OACB Warrants	53,667	0.22	53,667	0.23	53,667	0.24	53,667	0.24	53,667	0.25

Adjusted Pro Forma Book Value of Equity (10)	188,899		157,660		126,421		95,183		63,945
Adjusted Pro Forma Book Value per Share (11)	$0.68		$0.57		$0.46		$0.35		$0.24

(1)
Excludes 38,330,000 Seller Earn Out Shares that are subject to certain transfer, vesting and buyback restrictions. Holders of the Seller Earn Out are entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares.

(2)	Excludes 6,250,000 of Public OACB Warrants which will be converted into warrants for new TopCo Ordinary Shares.
(3)
Excludes 1,250,000 Sponsor Earn Out Shares that are subject to certain transfer, vesting and buyback restrictions. Holders of the Sponsor Earn Out Shares are entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares. Also excludes 4,666,667 of Private OACB Warrants which will be converted into warrants for new TopCo Ordinary Shares.

(4)
Reflects the pro forma book value of equity following the consummation of the Business Combination and all related pro forma adjustments as illustrated in the pro forma financial statements for the no and max redemption scenarios. For the 25%, 50%. and 75% redemption scenario and the purposes of the sensitivity analysis above, the change in net proceeds from the Trust Account to TopCo would be reflected as a reduction to the book value of equity. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for additional information regarding the no redemption scenario and maximum redemption scenario.

(5)	Calculated as Pro Forma Book Value of Equity divided by Pro Forma Ordinary Shares Outstanding.
(6)	Represents the shares of TopCo issuable upon the exercise of all outstanding Earn Out Shares and OACB Warrants.
(7)
To illustrate the potential dilutive impacts to
non-redeeming
shareholders of TopCo. The percentage dilution is calculated as the number of shares issued upon exercise of the dilutive instrument divided by the sum of Pro Forma Ordinary Shares outstanding and the shares issued upon exercise of the dilutive instrument.

(8)	Reflects the pro forma TopCo Ordinary Shares outstanding on a fully diluted basis, reflecting the aggregate impacts of the potential sources of dilution.
(9)
For the purposes of the sensitivity analysis and each potential source of dilution, the amount of proceeds from the exercise each dilutive instrument is shown. Proceeds are additive to the book value of equity of TopCo with no other adjustments assumed to TopCo book value equity in the analysis above. The dollar per share impact is calculated as the incremental impact to book value per equity of TopCo resulting from each potential source of dilution and related proceeds on an individual basis. For OACB’s Warrants, proceeds reflect receipt of the exercise price of $11.50 per share consistent with the warrant agreement.

(10)	Reflects the pro forma TopCo book value of equity on a fully diluted basis, reflecting the aggregate impacts from recognizing the proceeds related to the potential sources of dilution.
(11)
Calculated as Adjusted Pro Forma Book Value of Equity divided by Adjusted Pro Forma Ordinary Shares Outstanding reflecting the aggregate impacts from all potential sources of dilution on TopCo’s book value per share.

Q.    Who will be the officers and directors of TopCo if the Business Combination is consummated?

A.
It is anticipated that, at the Closing, TopCo’s board of directors will be composed of nine directors who will be identified and appointed prior to the Closing. TopCo’s executive management team will be led by the current management of Alvotech. We are in the process of identifying one more individual who will be a member of the TopCo board of directors. The other eight directors have been identified in the section titled “
Management of TopCo After the Business Combination.
”

Q.    What conditions must be satisfied to complete the Business Combination?

A.	There are a number of closing conditions in the Business Combination Agreement, including that OACB’s shareholders have approved and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “ The Business Combination Agreement .”
Q.    What happens if I sell my OACB Ordinary Shares before the OACB General Meeting?

A.
The record date for the OACB General Meeting will be earlier than the date that the Business Combination is expected to be completed. If you transfer your OACB Ordinary Shares after the record date, but before the OACB General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the OACB General Meeting. However, you will not be entitled to receive any TopCo Ordinary Shares following the Closing because only OACB’s shareholders on the date of the Closing will be entitled to receive TopCo Ordinary Shares in connection with the Closing.

Q.    What vote is required to approve the proposals presented at the OACB General Meeting?

A.
The approval of each of the Business Combination Proposal and the Shareholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the OACB Ordinary Shares that are voted thereon at the OACB General Meeting. Accordingly, an OACB shareholder’s failure to vote by proxy or to vote in person at the OACB General Meeting, an abstention from voting, or a Broker
Non-vote
will have no effect on the outcome of any vote on the Business Combination Proposal or the Shareholder Adjournment Proposal.

The approval of the First Merger Proposal requires the affirmative vote of the holders of a two-thirds
(2/3) majority of the OACB Ordinary Shares that are voted thereon at the OACB General Meeting. Accordingly, an OACB shareholder’s failure to vote by proxy or to vote in person at the OACB General Meeting, an abstention from voting, or a Broker
Non-vote
will have no effect on the outcome of any vote on the First Merger Proposal.
Q.    Do Alvotech Shareholders need to approve the Business Combination?

A.
It is a condition to Closing that Alvotech Shareholders approve the Second Merger. In addition, the prior consent of the two majority shareholders of Alvotech (i.e. Aztiq and Alvogen) is required with respect to the Business Combination.

Concurrently with the execution of the Business Combination Agreement, all Alvotech Shareholders entered into a Framework Agreement with Alvotech and TopCo pursuant to which, among other things, (a) each Alvotech Shareholder (i) undertook to vote in favor of the Second Merger and (ii) is subject to certain transfer restrictions before the First Merger and (b) Aztiq and Alvogen granted their consent with respect to the Business Combination. In addition, certain Alvotech Shareholders entered into Support Agreements with Alvotech.
Q.    May OACB, the Sponsor or OACB’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.
In connection with the shareholder vote to approve the proposed Business Combination, OACB may privately negotiate transactions to purchase shares prior to the Closing from shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share
pro rata portion of the Trust Account without the prior written consent of Alvotech. None of the Sponsor or OACB’s directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public
information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or OACB’s directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share
pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to OACB for use in the Business Combination.
Q.    Will OACB or TopCo issue additional equity securities in connection with the consummation of the Business Combination?

A.
TopCo or OACB has entered into equity financings in connection with the proposed Business Combination with their respective affiliates or any third parties if OACB determines that the issuance of additional equity is necessary or desirable in connection with the consummation of the Business Combination. The purposes of any such financings may include increasing the likelihood of OACB meeting the minimum available cash condition to consummation of the Business Combination. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming
Public Shareholders or the former equity holders of Alvotech. In connection with the Business Combination, OACB has obtained commitments from the Subscribers to subscribe to $174,930,000 in TopCo Ordinary Shares (the “Shares”), at a subscription price of $10.00 per share. In addition, TopCo will issue 38,330,000 TopCo Ordinary Shares to be issued to the Alvotech Shareholders at the Second Merger Effective Time (the “Seller Earn Out Shares”) and 1,250,000 TopCo Ordinary Shares issued to the Sponsor at the First Merger Effective Time (the “Sponsor Earn Out Shares”), that are subject to certain transfer, vesting and buyback restrictions.

Q.    How many votes do I have at the OACB General Meeting?

A.
OACB’s shareholders are entitled to one vote at the OACB General Meeting for each OACB Ordinary Share held of record as of the record date. As of the close of business on the record date, there were            outstanding OACB Ordinary Shares.

Q.    How will the Sponsor, directors and officers vote?

A.
In connection with OACB’s IPO, OACB entered into agreements with the Sponsor, officers and directors, pursuant to which each agreed to vote their OACB Class B Ordinary Shares and any other shares acquired during and after the IPO in favor of the Business Combination Proposal. Currently, the Sponsor holds approximately 20% of the issued and outstanding OACB Ordinary Shares.

Q.    What interests do OACB’s current officers and directors have in the Business Combination?

A.	OACB’s directors and executive officers may have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include:

•
the beneficial ownership of the Sponsor of an aggregate of 6,250,000 OACB Class B Ordinary Shares, which shares would become worthless if OACB does not complete a business combination within the applicable time period, as the Initial Shareholders have waived any right to redemption with respect to these shares for no consideration in return. Such shares have an aggregate market value of approximately $         based on the closing price of the OACB Class A Ordinary Shares of $         on the New York Stock Exchange on             , 2022, the record date for the OACB General Meeting;

•
OACB’s directors will not receive reimbursement for any
out-of-pocket
expenses incurred by them on OACB’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the date of this proxy statement/prospectus there are no outstanding out-of-pocket expenses, loans extended or fees for which the Sponsor and OACB’s officers and directors are awaiting reimbursement;

•	the potential continuation of certain of OACB’s directors as directors of TopCo;

•	the continued indemnification of current directors and officers of OACB and the continuation of directors’ and officers’ liability insurance after the Business Combination; and

•
certain of OACB’s officers and directors are employed by Oaktree. Certain affiliates of Oaktree have an approximately 1% equity stake in Alvotech and hold approximately 47.48% ($82,953,251 aggregate principal amount) of Alvotech’s Tranche A bonds and approximately 33.99% of Alvotech’s Tranche B bonds ($75,699,188 aggregate principal amount). Such affiliates’ equity stake, which was acquired after a conversion of a portion of the Alvotech debt securities, would be valued at approximately $1.5 million, assuming a value of $10.00 per share and the consummation of the Business Combination. The Tranche A bonds and Tranche B bonds will remain outstanding after the consummation of the Business Combination;

•
the fact that the Sponsor (and OACB’s officers and directors who are members of the Sponsor) has invested an aggregate of $7,025,000 in OACB, comprised of the $25,000 purchase price of 6,250,000 OACB Class B Ordinary Shares and the $7,000,000 purchase price for 4,666,667 OACB Private Warrants. Assuming a trading price of $9.86 per OACB Class A Ordinary Share and $1.09 per OACB Public Warrant (based upon the respective closing prices of the OACB Class A Ordinary Shares and the OACB Public Warrants on the NYSE on January 31, 2022), the 6,250,000 Class B Ordinary Shares and 4,666,667 OACB Private Warrants would have an implied aggregate market value of approximately $66,711,667. Even if the trading price of the TopCo Ordinary Shares were as low as $1.12 per share, the aggregate market value of the OACB Class B Ordinary Shares alone (without taking into account the value of the OACB Private Warrants) would be approximately equal to the initial investment in OACB by the Initial Shareholders. As a result, the Initial Shareholders are likely to be able to make a substantial profit on their investment in OACB at a time when TopCo Ordinary Shares have lost significant value. On the other hand, if OACB liquidates without completing a business combination before September 21, 2022, the Initial Shareholders will likely lose their entire investment in OACB;

•
the fact that the Sponsor and OACB’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate; and

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if Public Shareholders experience a negative rate of return in the post-business combination company.

These interests may influence OACB’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal. Please read the section entitled “
The Business Combination—Interests of OACB’s Directors and Officers in the Business Combination.
”
In addition to the Sponsor and OACB’s directors and officers interests in the Business Combination, Deutsche Bank Securities Inc. (“Deutsche Bank”) and Citigroup Global Markets Inc. (“Citi”) served as underwriters of the IPO and Deutsche Bank is serving as capital markets advisor to OACB in connection with the Business Combination. Each of Deutsche Bank and Citi are eligible to receive $4,375,000 in deferred underwriting compensation, which is contingent upon the consummation of the Business Combination.

Q.    Did OACB’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
OACB’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. However, OACB’s management, the members of OACB’s board of directors and the other representatives of OACB have substantial experience in evaluating the operating and financial merits of companies similar to Alvotech and reviewed certain financial information of Alvotech and compared it to certain publicly traded companies, selected based on the experience and the professional judgment of OACB’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of OACB’s board of directors in valuing Alvotech’s business and assuming the risk that OACB’s board of directors may not have properly valued such business.

Q.    How do the OACB Public Warrants differ from the OACB Private Placement Warrants and what are the related risks for any holders of OACB Public Warrants following the Business Combination?

A.
The OACB Private Placement Warrants are identical to the OACB Public Warrants in all material respects, except that the OACB Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by OACB (except as described in the notes to OACB’s financial statements included elsewhere in this proxy statement/prospectus) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the OACB Private Placement Warrants on a cashless basis. If the OACB Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the OACB Private Placement Warrants will be redeemable by OACB in all redemption scenarios and exercisable by the holders on the same basis as the OACB Public Warrants.

As a result, following the Business Combination, TopCo may redeem your TopCo Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. TopCo will have the ability to redeem outstanding TopCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the TopCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. TopCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the TopCo Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those TopCo Ordinary Shares is available throughout the
30-day
redemption period. If and when the TopCo Public Warrants become redeemable by TopCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding TopCo Public Warrants could force you (i) to exercise your TopCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your TopCo Public Warrants at the then-current market price when you might otherwise wish to hold your TopCo Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding TopCo Public Warrants are called for redemption, is likely to be substantially less than the market value of your TopCo Public Warrants.
In addition, TopCo will have the ability to redeem the outstanding TopCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the TopCo Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions,
share dividends, rights issuances, subdivisions, reorganizations,

recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. Recent trading prices for the OACB Class A Ordinary Shares have not exceeded the $10.00 per share threshold at which the OACB Public Warrants would become redeemable. In such a case, the holders will be able to exercise their TopCo Public Warrants prior to redemption for a number of TopCo Ordinary Shares determined based on the redemption date and the fair market value of the TopCo Ordinary Shares. Please see the notes to OACB’s financial statements included elsewhere in this proxy statement/prospectus. The value received upon exercise of the TopCo Public Warrants (1) may be less than the value the holders would have received if they had exercised their TopCo Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the TopCo Public Warrants.
In each case, TopCo may only call the TopCo Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their TopCo Public Warrants prior to the time of redemption and, at TopCo’s election, any such exercise may be required to be on a cashless basis.
Q.    What happens if the Business Combination Proposal is not approved?

A.
If the Business Combination Proposal is not approved and OACB does not consummate a business combination by September 21, 2022, or amend the Memorandum and Articles of Association to extend the date by which OACB must consummate an initial business combination, OACB will be required to dissolve and liquidate the Trust Account.

Q.    What are the U.S. federal income tax consequences of the First Merger?

A:
As discussed more fully under “U.S. Federal Income Tax Considerations”, it is the opinion of Kirkland & Ellis LLP that the First Merger, together with the Election, should constitute a tax-deferred
reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, due to the absence of direct guidance on the application of these rules to a corporation holding only investment-type assets such as OACB, this result is not entirely free from doubt. In the case of a transaction, such as a First Merger (together with the Election), that should qualify as a tax-deferred
reorganization within the meaning of Section 368(a)(1)(F), a U.S. Holder that exchanges its OACB securities in the First Merger for TopCo securities should not recognize any gain or loss on such exchange.

The tax consequences of the First Merger are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the First Merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the First Merger, see “
U.S
. Federal Income Tax Considerations.
”
Q.    Do I have redemption rights?

A.
If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of OACB’s IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to OACB to pay its franchise and income taxes, upon the consummation of the Business Combination. The per-share
amount OACB will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions OACB will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the Initial

Shareholders have agreed to waive their redemption rights with respect to their OACB Class B Ordinary Shares in connection with the completion of OACB’s initial business combination. The OACB Class B Ordinary Shares will be excluded from the pro rata calculation used to determine the per-share
redemption price. For illustrative purposes, based on funds in the trust account of approximately $ on , 2022, the estimated per share redemption price would have been approximately $ . This is greater than the $10.00 IPO price of the OACB Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to OACB to pay franchise and income taxes (less $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.
Additionally, if you elect not to redeem your shares, the impact of the deferred underwriting fee as a percentage of proceeds from trust account and on a per share basis may vary. The following table illustrates the deferred underwriting fee from OACB’s IPO, payable upon consummation of the Business Combination, varying levels of proceeds to TopCo from the Trust Account, and the deferred underwriting fee as a percentage of proceeds from the Trust Account and per share of TopCo, on a pro forma basis as of June 30, 2021.

Amounts in thousands, except per share amounts and percentages	Assuming No Redemptions	Assuming 25% of Maximum Redemptions	Assuming 50% of Maximum Redemptions	Assuming 75% of Maximum Redemptions	Assuming Maximum Redemptions
	Ownership in Shares	Ownership in Shares	Ownership in Shares	Ownership in Shares	Ownership in Shares
Deferred underwriting fee	8,750	8,750	8,750	8,750	8,750
Proceeds from Trust Account	250,023	218,785	187,546	156,308	125,069
Effective underwriting fee:
As % of Trust proceeds	3%	4%	5%	6%	7%
On Per Share Basis – Pro Forma Ordinary Shares Outstanding (1)	$0.04	$0.04	$0.04	$0.04	$0.04
On Per Share Basis – Adjusted Pro Forma Ordinary Shares Outstanding (2)	$0.03	$0.03	$0.03	$0.03	$0.03

(1)
Calculated as the deferred underwriting fee divided by the pro forma TopCo Ordinary Shares outstanding following the consummation of the Business Combination across each of the presented redemption scenarios. Refer to
Q. What equity stake will current OACB shareholders and Alvotech Shareholders have in TopCo after the Closing?
for the calculation of the pro forma TopCo Ordinary Shares outstanding.

(2)
Calculated as the deferred underwriting fee divided by the adjusted pro forma TopCo Ordinary Shares outstanding following the consummation of the Business Combination across each of the presented redemption scenarios. Refer to
Q. What equity stake will current OACB shareholders and Alvotech Shareholders have in TopCo after the Closing?
for the calculation of the adjusted pro forma TopCo Ordinary Shares outstanding.

Q.    Is there a limit on the number of shares I may redeem?

A.
A Public Shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Shareholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.
Q.    Will how I vote affect my ability to exercise redemption rights?

A.
No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus, or do not vote your shares. As a result, the Business Combination Proposal and the First Merger Proposal can be approved by shareholders who will redeem their Public Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

It is a condition to closing under the Business Combination Agreement, however, that OACB has, in the aggregate, cash (held both in and outside of the Trust Account) that is equal to or greater than $5,000,001, without any breach or inaccuracy of the representations or warranties or failure to perform any of the covenants set forth in the Business Combination Agreement. If redemptions by Public Shareholders cause OACB to be unable to meet this closing condition, then Alvotech will not be required to consummate the Business Combination, although it may, in its sole discretion, waive this condition.
Q.    How do I exercise my redemption rights?

A.
In order to exercise your redemption rights, you must, prior to            p.m. Eastern time on            , 2022 (two business days before the OACB General Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, OACB’s transfer agent, that OACB redeem your Public Shares for cash, and (ii) deliver your shares to OACB’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). The address of OACB’s transfer agent is listed under the question “Who can help answer my questions?” below. OACB requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your shares are delivered to OACB’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and OACB’s transfer agent will need to act to facilitate the request. It is OACB’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because OACB does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with OACB’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to OACB’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that OACB’s transfer agent return the shares (physically or electronically). Such requests may be made by contacting OACB’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.    What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
Subject to the “passive foreign investment company” rules described below under “
U.S. Federal Income Tax Considerations
,” we expect that a U.S. Holder (as defined in “
U.S. Federal Income Tax
Considerations—U.S.
Holders
”) that exercises its redemption rights to receive cash from the trust account in exchange for its Public Shares will generally be treated as selling such Public Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants and constructive ownership) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “
U.S. Federal Income Tax
Considerations.
”

Q:    If I hold OACB Warrants, can I exercise redemption rights with respect to my warrants?

A:	No. There are no redemption rights with respect to the OACB Warrants.
Q.    What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:
OACB’s Public Shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

If a Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that all 25,000,000 OACB Class A Ordinary Shares held by Public Shareholders were redeemed, each of the outstanding OACB Public Warrants (which will become TopCo Warrants following the Closing) would have a value of approximately $1.09 per warrant based on the closing price of the OACB Public Warrants on the NYSE on January 31, 2022. If a substantial number of, but not all, Public Shareholders exercise their redemption rights, and the holders of the TopCo Warrants choose to exercise their warrants, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional TopCo Ordinary Shares are issued.
In no event will OACB redeem OACB Class A Ordinary Shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing or if we would not have funds legally available therefor.
Additionally, as a result of redemptions, the trading market for the TopCo Ordinary Shares may be less liquid than the market for the OACB Class A Ordinary Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into TopCo’s business will be reduced.

The below sensitivity table shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming shareholders in a no redemption scenario, three illustrative redemption scenarios, and a maximum redemption scenario. The sensitivity table below also sets forth (x) the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario, and (y) the effective underwriting fee percentage incurred in connection with OACB’s initial public offering in each redemption scenario.

Amounts in thousands, except share amounts, per share amounts and percentages	Assuming No Redemptions		Assuming 25% of Maximum Redemptions		Assuming 50% of Maximum Redemptions		Assuming 75% of Maximum Redemptions		Assuming Maximum Redemptions
	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares	%
Alvotech shareholders (1)	180,600,000	79%	180,600,000	80%	180,600,000	81%	180,600,000	83%	180,600,000	84%
OACB shareholders (2)	25,000,000	11%	21,876,176	10%	18,752,353	9%	15,628,529	7%	12,504,705	6%
Sponsor (3)	5,000,000	2%	5,000,000	2%	5,000,000	2%	5,000,000	2%	5,000,000	2%
PIPE investors	17,493,000	8%	17,493,000	8%	17,493,000	8%	17,493,000	8%	17,493,000	8%

Pro Forma Ordinary Shares Outstanding	228,093,000		224,969,176		221,845,353		218,721,529		215,597,705
Pro Forma Book Value of Equity (4)	$63,357		$32,118		$879		$(30,359)		$(61,597)
Pro Forma Book Value per Share (5)	$0.28		$0.14		$0.00		$(0.14)		$(0.29)

Sources of Dilution (6)
	Ownership in Shares	% Dilution (7)	Ownership in Shares	% Dilution (7)	Ownership in Shares	% Dilution (7)	Ownership in Shares	% Dilution (7)	Ownership in Shares	% Dilution (7)
Alvotech Seller Earn Out Shares	38,330,000	14%	38,330,000	15%	38,330,000	15%	38,330,000	15%	38,330,000	15%
OACB Shareholders
OACB Sponsor Earn Out Shares	1,250,000	1%	1,250,000	1%	1,250,000	1%	1,250,000	1%	1,250,000	1%
Public OACB Warrants	6,250,000	3%	6,250,000	3%	6,250,000	3%	6,250,000	3%	6,250,000	3%
Private OACB Warrants	4,666,667	2%	4,666,667	2%	4,666,667	2%	4,666,667	2%	4,666,667	2%

Adjusted Pro Forma Ordinary Shares Outstanding (8)	278,589,667		275,465,843		272,342,020		269,218,196		266,094,372

Per Share Impact from Sources of Dilution (9)
	Proceeds	$/ Share	Proceeds	$/ Share	Proceeds	$/ Share	Proceeds	$/ Share	Proceeds	$/ Share
Alvotech Seller Earn Out Shares	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
OACB Shareholders
OACB Sponsor Earn Out Shares	—	—	—	—	—	—	—	—	—	—
Public OACB Warrants	71,875	0.30	71,875	0.31	71,875	0.32	71,875	0.32	71,875	0.33
Private OACB Warrants	53,667	0.22	53,667	0.23	53,667	0.24	53,667	0.24	53,667	0.25

Adjusted Pro Forma Book Value of Equity (10)	188,899		157,660		126,421		95,183		63,945
Adjusted Pro Forma Book Value per Share (11)	$0.68		$0.57		$0.46		$0.35		$0.24

(1)
Excludes 38,330,000 Seller Earn Out Shares that are subject to certain transfer, vesting and buyback restrictions. Holders of the Seller Earn Out are entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares.

(2)	Excludes 6,250,000 of Public OACB Warrants which will be converted into warrants for new TopCo Ordinary Shares.
(3)
Excludes 1,250,000 Sponsor Earn Out Shares that are subject to certain transfer, vesting and buyback restrictions. Holders of the Sponsor Earn Out Shares are entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares. Also excludes 4,666,667 of Private OACB Warrants which will be converted into warrants for new TopCo Ordinary Shares.

(4)
Reflects the pro forma book value of equity following the consummation of the Business Combination and all related pro forma adjustments as illustrated in the pro forma financial statements for the no and max redemption scenarios. For the 25%, 50%. and 75% redemption scenario and the purposes of the sensitivity analysis above, the change in net proceeds from the Trust Account to TopCo would be reflected as a reduction to the book value of equity. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for additional information regarding the no redemption scenario and maximum redemption scenario.

(5)	Calculated as Pro Forma Book Value of Equity divided by Pro Forma Ordinary Shares Outstanding.
(6)	Represents the shares of TopCo issuable upon the exercise of all outstanding Earn Out Shares and OACB Warrants.
(7)
To illustrate the potential dilutive impacts to
non-redeeming
shareholders of TopCo. The percentage dilution is calculated as the number of shares issued upon exercise of the dilutive instrument divided by the sum of Pro Forma Ordinary Shares outstanding and the shares issued upon exercise of the dilutive instrument.

(8)	Reflects the pro forma TopCo Ordinary Shares outstanding on a fully diluted basis, reflecting the aggregate impacts of the potential sources of dilution.
(9)
For the purposes of the sensitivity analysis and each potential source of dilution, the amount of proceeds from the exercise each dilutive instrument is shown. Proceeds are additive to the book value of equity of TopCo with no other adjustments assumed to TopCo book value equity in the analysis above. The dollar per share impact is calculated as the incremental impact to book value per equity of TopCo resulting from each potential source of dilution and related proceeds on an individual basis. For OACB’s Warrants, proceeds reflect receipt of the exercise price of $11.50 per share consistent with the warrant agreement.

(10)	Reflects the pro forma TopCo book value of equity on a fully diluted basis, reflecting the aggregate impacts from recognizing the proceeds related to the potential sources of dilution.
(11)
Calculated as Adjusted Pro Forma Book Value of Equity divided by Adjusted Pro Forma Ordinary Shares Outstanding reflecting the aggregate impacts from all potential sources of dilution on TopCo’s book value per share.

Q:    Do I have appraisal rights if I object to the proposed Business Combination?

A:
The Cayman Companies Act prescribes when OACB Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, OACB Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, OACB Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “
OACB General Meeting—Redemption Rights
”, and the OACB’s board of directors is of the view that the redemption proceeds payable to OACB Shareholders who exercise such redemption rights represents the fair value of those shares. See the section of this proxy statement/prospectus entitled “
Appraisal Rights.
”

Q:    What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) OACB shareholders who properly exercise their redemption rights and (ii) cash consideration pursuant to the Business Combination Agreement. Any additional funds available for release from the Trust Account will be used for general corporate purposes of TopCo following the Business Combination.
Q:    What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “
The Business Combination Agreement
” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, OACB is unable to complete a business combination by September 21, 2022 or amend the Memorandum and Articles of Association to extend the date by which OACB must consummate an initial business combination, the Memorandum and Articles of Association provides that OACB will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of OACB’s remaining shareholders and OACB’s board of directors, dissolve and liquidate, subject in each case to OACB’s obligations under law of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law. See the section entitled “
Risk Factors—Risks Related to OACB and the Business
Combination—
OACB may not be able to consummate an initial business combination within 24 months after the closing of its initial public
offering, in which case OACB would cease all operations except for the purpose of winding up and OACB would redeem its Public Shares and liquidate.
” and “
—OACB
’
s Public Shareholders may be held liable for claims by third parties against OACB to the extent of distributions received by them upon redemption of their shares
.” Holders of OACB Class B Ordinary Shares have waived any right to any liquidation distribution with respect to those shares.
In the event of liquidation, there will be no distribution with respect to outstanding OACB Warrants. Accordingly, the OACB Warrants will expire worthless.
Q:    When is the Business Combination expected to be completed?

A:
It is currently anticipated that the Business Combination will be consummated promptly following the OACB General Meeting, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “
OACB Shareholder Proposal No. 1—The Business Combination Proposal
.”
Q:    What do I need to do now?

A:
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:    How do I vote?

A:
If you were a holder of record of OACB Ordinary Shares on            , 2022, the record date for the OACB General Meeting, you may vote with respect to the applicable proposals in person at the OACB General Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the OACB General Meeting and vote virtually or in person, obtain a proxy from your broker, bank or nominee.

Q:    What will happen if I abstain from voting or fail to vote at the OACB General Meeting?

A:
At the OACB General Meeting, OACB will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have no effect on the Business Combination Proposal, the First Merger Proposal or the Shareholder Adjournment Proposal. If you sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the OACB General Meeting.

Q:    What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by OACB without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.
Q.    Do I need to attend the OACB General Meeting to vote my shares?

A.
No. You are invited to attend the OACB General Meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the OACB General Meeting to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed
postage-paid envelope. Your vote is important. OACB encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.    If I am not going to attend the OACB General Meeting virtually, should I return my proxy card instead?

A.
Yes. After carefully reading and considering the information contained in (and incorporated by reference into) this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.    If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “Broker
Non-vote.”
Broker
Non-votes
will be counted for purposes of determining the presence of a quorum at the OACB General Meeting, and will have no effect on the Business Combination Proposal, the First Merger Proposal and the Shareholder Adjournment Proposal. However, in no event will a Broker
Non-vote
also have the effect of exercising your redemption rights

for a pro rata portion of the Trust Account, and therefore no shares as to which a Broker Non-vote occurs will be redeemed in connection with the proposed Business Combination.
Q.    May I change my vote after I have mailed my signed proxy card?

A.
Yes. You may change your vote by sending a later-dated, signed proxy card to OACB prior to the vote at the OACB General Meeting, or attend the OACB General Meeting and vote virtually or in person. You also may revoke your proxy by sending a notice of revocation to OACB, provided such revocation is received prior to the vote at the OACB General Meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.    What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.    What is the quorum requirement for the OACB General Meeting?

A.
A quorum will be present at the OACB General Meeting if a majority of the OACB Ordinary Shares outstanding and entitled to vote at the meeting is represented in person or by proxy. In the absence of a quorum, the Memorandum and Articles of Association provide that the meeting shall stand adjourned to the same day in the next week, at the same time and place as the adjourned meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the OACB General Meeting. Abstentions and Broker
Non-votes
will be counted towards the quorum requirement.
Q.    What happens to OACB Warrants I hold if I vote my OACB Class A Ordinary Shares against approval of the Business Combination Proposal and First Merger Proposal and validly exercise my redemption rights?

A.
Properly exercising your redemption rights as an OACB shareholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal or any of the other proposals described in this proxy statement/prospectus. If the Business Combination is completed, all of your OACB Warrants will automatically convert into warrants to be issued TopCo Ordinary Shares as described in this proxy statement/prospectus. If the Business Combination is not completed, you will continue to hold your OACB Warrants, and if OACB does not otherwise consummate an initial business combination by September 21, 2022, or amend the Memorandum and Articles of Association to extend the date by which OACB must consummate an initial business combination, OACB will be required to dissolve and liquidate, and your warrants will expire worthless.

Q.    Who will solicit and pay the cost of soliciting proxies?

A.
OACB will pay the cost of soliciting proxies for the OACB General Meeting. OACB has engaged Morrow Sodali to assist in the solicitation of proxies for the OACB General Meeting. OACB has agreed to pay Morrow Sodali a fee of $                . OACB will reimburse Morrow Sodali for reasonable
out-of-pocket
expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. OACB also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of OACB Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of OACB Ordinary Shares and in obtaining voting instructions from those owners. OACB’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q.    Who can help answer my questions?

A.
If you have questions about the shareholder proposals, or if you need additional copies of this proxy statement/prospectus, or the proxy cards you should contact Morrow Sodali, the proxy solicitation agent for OACB, toll-free at (800)
662-5200
(banks and brokers call
(203) 658-9400)
or email OACB.info@investor.morrowsodali.com.

To obtain timely delivery, OACB’s shareholders and warrant holders must request the materials no later than five business days prior to the OACB General Meeting.
You may also obtain additional information about OACB from documents filed with the SEC by following the instructions in the section entitled “
Where You Can Find More Information
.”
The accompanying proxy statement/prospectus incorporates important business and financial information about OACB and Alvotech from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from the appropriate company. Requests made to OACB should be directed to the addresses and telephone numbers listed above. Requests made to Alvotech should be directed to the address, email address and telephone number noted below:
Alvotech Holdings S.A.
9, rue de Bitbourg
L-1273
Luxembourg
Grand Duchy of Luxembourg
Attention: Tanya Zharov, Danny Major
E-mail:
bca@alvotech.com
Phone: +354 422 4500
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to OACB’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the OACB General Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the Business Combination and the proposals to be considered at the OACB General Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.” Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.
Parties to the Business Combination
OACB
OACB is a blank check company incorporated in the Cayman Islands on August 5, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector.
The OACB Units, the OACB Class A Ordinary Shares and the OACB Public Warrants trade on the New York Stock Exchange under the symbols “OACB.U,” “OACB” and “OACB WS,” respectively. At the Closing, the outstanding OACB Class A Ordinary Shares will be converted into TopCo Ordinary Shares and will be listed on Nasdaq and Nasdaq First North.
The mailing address of OACB’s principal executive office is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071, and its telephone number is +1 (213)
830-6300.
Alvotech
Alvotech Holding S.A. is a public limited liability company (
société anonyme
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (
Registre de Commerce et des Sociétés, Luxembourg
) under number B229193. The mailing address of Alvotech’s principal executive office is Sæmundargata
15-19,
102 Reykjavík, Iceland and its telephone number is +354 422 4500.
Alvotech is a highly integrated biopharmaceutical company committed to developing and manufacturing high quality biosimilar medicines for the global marketplace. For more information about Alvotech, see the sections entitled “
Information About Alvotech
” and “
Alvotech Management’s Discussion and Analysis of Financial Condition and Results of Operation
.”
TopCo
Alvotech Lux Holdings S.A.S. was incorporated under the laws of the Grand Duchy of Luxembourg on August 23, 2021 as a simplified joint stock company (
soci
é
t
é
par actions simplifi
é
e
) having its registered office at 9, Rue de Bitbourg
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (
Registre de Commerce et des Soci
é
t
é
s, Luxembourg
) under number B258884. TopCo owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the chairperson (
pr
é
sident
) of TopCo is Helga Tatjana Zharov.
TopCo expects to apply to list its TopCo Ordinary Shares and TopCo Warrants on Nasdaq and Nasdaq First North under the symbols “ALVO” and “ALVOW”, respectively.

The address of TopCo’s registered office is 9, Rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg. After the consummation of the Business Combination, its registered office will remain at 9, Rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg. The mailing address of TopCo’s principal executive office will be Sæmundargata
15-19,
102 Reykjavík, Iceland and its telephone number is +354 422 4500.
Upon the effectiveness of the registration statement of which this prospectus forms a part, TopCo will report under the Exchange Act as a
non-U.S.
company with foreign private issuer status. Even after TopCo no longer qualifies as an emerging growth company, as long as TopCo continues to qualify as a foreign private issuer under the Exchange Act, TopCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form
10-Q
containing unaudited financial and other specified information, or current reports on Form
8-K,
upon the occurrence of specified significant events.

In addition, TopCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.
The Business Combination
The Business Combination Agreement
On December 7, 2021, OACB, entered into the Business Combination Agreement, by and among OACB, Alvotech and TopCo. The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of both OACB and Alvotech and the sole chairman (
pr
é
sident
) of TopCo.
The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (a) at the First Merger Effective Time, OACB will merge with and into TopCo, whereby (i) all of the outstanding OACB Ordinary Shares will be exchanged for TopCo Ordinary Shares and (ii) all of the outstanding OACB Warrants will be converted into TopCo Warrants, with TopCo as the surviving company in the First Merger; (b) immediately after the effectiveness of the First Merger, TopCo will redeem and cancel the initial shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo (the “Redemption”); (c) immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified joint stock company (
soci
é
t
é
par actions simplifi
é
e
) to a public limited liability company (
soci
é
t
é
anonyme
) under Luxembourg law (the “Conversion”); and (d) immediately following the effectiveness of the Conversion and the PIPE Financing, Alvotech will merge with and into TopCo, whereby all Alvotech Ordinary Shares will be exchanged for an aggregate of 218,930,000 TopCo Ordinary Shares at a deemed price of $10.00 per share (38,330,000 of which will be subject to certain transfer restrictions, vesting and buyback conditions), with TopCo as the surviving company in the Second Merger. The Business Combination is expected to close in the first half of 2022, following the receipt of the required approval by OACB’s shareholders and the fulfillment of other customary closing conditions.
For more information, see the section entitled “
The Business Combination Agreement—The Structure of the Business Combination.
”

Consideration to be Received in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) at the First Merger Effective Time, each OACB Ordinary Share issued and outstanding as of immediately prior to the First Merger Effective Time (other than OACB Class A Ordinary Shares validly submitted for redemption pursuant to OACB’s Memorandum and Articles of Association and shares held by OACB as treasury shares (which treasury shares will be cancelled for no consideration as part of the Mergers)) will be canceled and extinguished and exchanged for one TopCo Ordinary Share, (ii) at the Second Merger Effective Date, all outstanding Alvotech Ordinary Shares will be exchanged for TopCo Ordinary Shares (38,330,000 of which will be subject to certain transfer restrictions, vesting and buyback conditions), pursuant to a share capital increase of TopCo, and (iii) each OACB Warrant that is outstanding immediately prior to the First Merger Effective Time will cease to represent a right to acquire OACB Ordinary Shares and will automatically represent, immediately following the First Merger Effective Time, a right to acquire one TopCo Ordinary Share on substantially the same contractual terms and conditions as were in effect immediately prior to the First Merger Effective Time.
For more information, see the section entitled “
The Business Combination Agreement—Consideration to be Received in the Business Combination.
”
Conditions to the Closing
The obligation of OACB and Alvotech to consummate the Business Combination is subject to certain closing conditions, including, but not limited to, (i) the expiration or termination of the applicable waiting period under the HSR Act, (ii) the absence of any order, law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction enjoining or prohibiting the consummation of the transactions contemplated by the Business Combination Agreement, (iii) the effectiveness of the Registration Statement on this Form
F-4
(the “Registration Statement”) in accordance with the provisions of the Securities Act, registering the TopCo Ordinary Shares to be issued in the Business Combination, (iv) the required approvals of OACB’s shareholders, (v) the required approvals of Alvotech’s shareholders have not been revoked, modified, amended, waived or terminated, (vi) OACB having at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Securities Exchange Act of 1934, as amended) remaining immediately after the closing of the Business Combination, (vii) the approval by the Nasdaq Stock Market and Nasdaq First North of TopCo’s initial listing application in connection with the Business Combination and (viii) the aggregate cash proceeds from OACB’s trust account, together with the proceeds from the PIPE Financing, being no less than $300,000,000 (after deducting any amounts paid to OACB shareholders that exercise their redemption rights in connection with the Business Combination) (the “Minimum Cash Condition”).
For more information, see the section entitled “
The Business Combination Agreement—Conditions to Closing the Business Combination.
”
Termination Rights
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing of the Business Combination, including (i) by either party, if the closing of the Business Combination has not occurred by June 7, 2022, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate shall have proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before such date, (ii) by either party, if OACB’s shareholders do not approve the Business Combination at a meeting of OACB’s shareholders and (iii) by OACB, subject to a cure right in favor of Alvotech, if there has been any action (but not, solely, inaction) or communication by or from the Food and Drug Administration or any comparable Governmental Entity (as defined in the Business Combination Agreement) with respect to the Alvotech and its subsidiaries or their respective products or businesses (including their respective contract manufacturing organizations or contract testing laboratories) that would reasonably be expected to prevent achievement in all material respects by the Alvotech and its subsidiaries of the 2025 estimated revenue set out in the Financial Guidance Summary included in the presentation provided to investors in connection with the PIPE Financing (as defined below). If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement, except in the case of willful or material breach or actual fraud. The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.
For more information, see the section entitled “
The Business Combination Agreement—Termination of the Business Combination Agreement.
”
Other Agreements Related to the Business Combination Agreement
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, OACB and TopCo entered into Subscription Agreements with certain U.S.-based institutional and accredited investors (each a “U.S. Subscription Agreement”) and non-U.S. persons (as defined in Regulation S under the Securities Act (each a “Foreign Subscription Agreement” and, together with the U.S. Subscription Agreements, the “Initial Subscription Agreements”) with certain investors (the “Initial Subscribers”), pursuant to which the Initial Subscribers have agreed to subscribe for, and TopCo has agreed to issue to the Initial Subscribers, an aggregate of 15,393,000 TopCo Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $153,930,000 (the “Initial PIPE Financing”). Subsequently to the Initial PIPE Financing, on January 18, 2022, OACB and TopCo entered into Subscription Agreements (the “Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain Initial Subscribers (the “Subsequent Subscribers”, and together with the Initial Subscribers, the “Subscribers”), pursuant to which the Subsequent Subscribers have agreed to subscribe for, and TopCo has agreed to issue to the Subsequent Subscribers, an aggregate of 2,100,000 TopCo Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $21,000,000 (the “Subsequent PIPE Financing”, and together with the Initial PIPE Financing, the “PIPE Financing”). The aggregate amount of TopCo Ordinary Shares to be issued pursuant to the PIPE Financing is 17,493,000 for aggregate gross proceeds of $174,930,000. The Subscription Agreements contain substantially the same terms, except that in the Foreign Subscription Agreement the investors thereto agreed to subscribe for TopCo Ordinary Shares at a price that is net of a 3.5% placement fee with the expectation that such investors will assign their rights to subscribe to the TopCo Ordinary Shares to other investors prior to the consummation of the Business Combination, however, there is no guarantee or obligation that such investors will assign such TopCo Ordinary Shares.
The closing of the PIPE Financing is subject to customary conditions for a financing of this nature, including the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that TopCo will grant the investors in the PIPE Financing certain customary registration rights with respect to their TopCo Ordinary Shares following the closing of the Business Combination.

Pursuant to the Business Combination Agreement, existing Alvotech shareholders may subscribe for TopCo Ordinary Shares on terms and conditions substantially the same as the Subscription Agreements, including the $10.00 per share price; provided, that the subscription amount under such additional financing, shall not exceed, in the aggregate, the amount required to ensure that the Minimum Cash Condition is satisfied, provided
,
further
, that the Alvotech shall provide notice to OACB of the request to enter into such subscription agreements (including the aggregate amount of such requested subscription) within
24-hours
of the deadline for redemption of OACB Class A Ordinary Shares. For more information about the Subscription Agreements, see the section entitled “
Certain Agreements Related to the Business Combination—Subscription Agreements.
” Copies of the forms of Subscription Agreements are attached to the accompanying proxy statement/prospectus as
Annexes E
and
F
.
Support Agreements
Concurrently with the execution of the Business Combination Agreement, certain Alvotech Shareholders and indirect and beneficial owners of Alvotech entered into Support Agreements with OACB and Alvotech, pursuant to which such Alvotech Shareholders have agreed to, among other things, (i) support and vote in favor of the Business Combination Agreement, the Business Combination, and any other matter reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) waived any rights of appraisal, any dissenters’ rights and any similar rights relating to the transactions contemplated by the Business Combination Agreement that they may have by virtue of, or with respect to, any outstanding Alvotech Ordinary Shares owned thereby and (iii) certain customary restrictive covenants.
A copy of the form of Support Agreement is filed as Exhibit 10.2 to OACB’s Current Report on Form
8-K,
filed with the SEC on December 7, 2021.
For more information about the Support Agreements, see the section entitled “
Certain Agreements Related to the Business Combination—Support Agreement.
” A copy of the form of Support Agreement is attached to the accompanying proxy statement/prospectus as
Annex D
.
Investor Rights and
Lock-Up
Agreement
In connection with the consummation of the Business Combination, TopCo will enter into an investor rights and lock-up
agreement (the “IRA”) with the Sponsor and certain Alvotech shareholders. Pursuant to the IRA, TopCo Ordinary Shares held by Sponsor and certain Alvotech shareholders may not be transferred (subject to certain exceptions) until: (i) with respect to the TopCo Ordinary Shares held by the Sponsor after the closing of the Business Combination, 365 days after the closing of the Business Combination, subject to earlier release if the TopCo Ordinary Shares trade at or above a volume weighted average price of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the closing of the Business Combination; (ii) with respect to the TopCo Ordinary Shares held by Robert Wessman, the founder of Alvotech and TopCo’s chairman of the board of directors (the “Chairman Shares”), (x) 180 days following the closing of the Business Combination, with respect to one-third
of the Chairman Shares, (y) 365 days following the closing of the Business Combination, with respect to one-third
of the Chairman Shares (with earlier release if the TopCo Ordinary Shares trade at or above a volume weighted average price of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the closing of the Business Combination), and (z) 545 days following the closing of the Business Combination, with respect to the remaining one-third
of the Chairman Shares; and (iii) with respect to the TopCo Ordinary Shares held by Alvogen and Aztiq, 180 days after the closing of the Business Combination. Additionally, pursuant to the IRA, the OACB Warrants held by the Sponsor may not be transferred for a period of 30 days following the closing of the Business Combination. The transfer restrictions do not apply to shares acquired in the PIPE Financing or any other equity financing of TopCo that may occur prior to the closing of the Business Combination. The IRA also provides that TopCo will file a registration statement to register the resale of the TopCo Ordinary Shares held by the parties to the IRA within 30 days after the closing of the Business Combination.

The IRA also provides the parties with certain “demand” and “piggy-back” registration rights, subject to customary requirements and conditions.
For more information about the Investor Rights and
Lock-Up
Agreement, see the section entitled “
Certain Agreements Related to the Business Combination—Investor Rights and
Lock-Up
Agreement.
” A copy of the form of Investor Rights and
Lock-Up
Agreement is attached to the Business Combination Agreement as
Exhibit A
.
Assignment, Assumption and Amendment Agreement
In connection with the Closing, TopCo will enter into an Assignment, Assumption and Amendment Agreement with OACB and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) (the “Warrant Amendment”) to assume OACB’s obligations under the existing Warrant Agreement, dated September 21, 2020, with respect to the OACB Warrants.
For more information about the Assignment, Assumption and Amendment Agreement, see the section entitled “
Certain Agreements Related to the Business Combination—Assignment, Assumption and Amendment Agreement.
” A copy of the form of Assignment, Assumption and Amendment Agreement is attached to the Business Combination Agreement as
Exhibit E
.
Sponsor Letter Agreement
Concurrent with the execution of the Business Combination Agreement, the Sponsor, OACB and TopCo entered into the Sponsor Letter Agreement. Pursuant to the Sponsor Letter Agreement, the Sponsor (i) agreed to vote its OACB Ordinary Shares in favor of the Business Combination Agreement, the Business Combination, and any other matter reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) agreed not to transfer or pledge any of its OACB Ordinary Shares after the execution of the Business Combination Agreement and prior to the closing of the Business Combination, (iii) waived its rights of appraisal, any dissenters’ rights and any similar rights relating to the transactions contemplated by the Business Combination Agreement that it may have by virtue of, or with respect to, any outstanding OACB ordinary shares owned thereby and (iv) agreed to subject 1,250,000 of its OACB Ordinary Shares held as of immediately prior to the First Merger Effective Time, which will have been exchanged for TopCo Ordinary Shares, to certain transfer restrictions, vesting and buyback conditions.
For more information about the Sponsor Letter Agreement, see the section entitled “
Certain Agreements Related to the Business Combination—Sponsor Letter Agreement.
” A copy of the Sponsor Letter Agreement is attached to the accompanying proxy statement/prospectus as
Annex G
.
Interests of Certain Persons in the Business Combination
In considering the recommendation of OACB’s board of directors to vote in favor of the Business Combination, OACB’s shareholders should be aware that, aside from their interests as shareholders, the Sponsor and OACB’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders and warrant holders generally. OACB’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the beneficial ownership of the Sponsor of an aggregate of 6,250,000 OACB Class B Ordinary Shares, which shares would become worthless if OACB does not complete a business combination within the applicable time period, as the Initial Shareholders have waived any right to redemption with respect to these shares for no consideration in return. Such shares have an aggregate market value of approximately $        based on the closing price of OACB Class A Ordinary Shares of $         on the New York Stock Exchange on            , 2022 the record date for the OACB General Meeting;

•
OACB’s directors will not receive reimbursement for any
out-of-pocket
expenses incurred by them on OACB’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the date of this proxy statement/prospectus there are no outstanding out-of-pocket expenses, loans extended or fees for which the Sponsor and OACB’s officers and directors are awaiting reimbursement;

•	the potential continuation of certain of OACB’s directors as directors of TopCo;

•	the continued indemnification of current directors and officers of OACB and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•
certain of OACB’s officers and directors are employed by Oaktree. Certain affiliates of Oaktree have an approximately 1% equity stake in Alvotech and hold approximately 47.48% ($82,953,251 aggregate principal amount) of Alvotech’s Tranche A bonds and approximately 33.99% of Alvotech’s Tranche B bonds ($75,699,188 aggregate principal amount). Such affiliates’ equity stake, which was acquired after a conversion of a portion of the Alvotech debt securities, would be valued at approximately $1.5 million, assuming a value of $10.00 per share and the consummation of the Business Combination. The Tranche A bonds and Tranche B bonds will remain outstanding after the consummation of the Business Combination;

•
the fact that the Sponsor (and OACB’s officers and directors who are members of the Sponsor) has invested an aggregate of $7,025,000 in OACB, comprised of the $25,000 purchase price of 6,250,000 OACB Class B Ordinary Shares and the $7,000,000 purchase price for 4,666,667 OACB Private Warrants. Assuming a trading price of $9.86 per OACB Class A Ordinary Share and $1.09 per OACB Public Warrant (based upon the respective closing prices of the OACB Class A Ordinary Shares and the OACB Public Warrants on the NYSE on January 31, 2022), the 6,250,000 Class B Ordinary Shares and 4,666,667 OACB Private Warrants would have an implied aggregate market value of approximately $66,711,667. Even if the trading price of the TopCo Ordinary Shares were as low as $1.12 per share, the aggregate market value of the OACB Class B Ordinary Shares alone (without taking into account the value of the OACB Private Warrants) would be approximately equal to the initial investment in OACB by the Initial Shareholders. As a result, the Initial Shareholders are likely to be able to make a substantial profit on their investment in OACB at a time when TopCo Ordinary Shares have lost significant value. On the other hand, if OACB liquidates without completing a business combination before September 21, 2022, the Initial Shareholders will likely lose their entire investment in OACB;

•
the fact that the Sponsor and OACB’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate; and

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if Public Shareholders experience a negative rate of return in the post-business combination company.

These interests may influence OACB’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. You should also read the section entitled “
The Business Combination—Interests of OACB’s Directors and Officers in the Business Combination.
”

In addition to the Sponsor and OACB’s directors and officers interests in the Business Combination, Deutsche Bank and Citi served as underwriters of the IPO and Deutsche Bank is serving as capital markets advisor to OACB in connection with the Business Combination. Each of Deutsche Bank and Citi are eligible to receive $4,375,000 in deferred underwriting compensation, which is contingent upon the consummation of the Business Combination.
Reasons for the Approval of the Business Combination
After careful consideration, OACB’s board of directors recommends that OACB’s shareholders vote “FOR” each proposal being submitted to a vote of the OACB shareholders at the OACB General Meeting. For a description of OACB’s reasons for the approval of the Business Combination and the recommendation of OACB’s board of directors, see the section entitled “
The Business Combination—OACB’s Board of Directors’ Reasons for the Approval of the Business Combination.
”
Redemption Rights
Pursuant to the Memorandum and Articles of Association, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of OACB’s IPO as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $         on             , 2022, the record date for the OACB General Meeting, the estimated per share redemption price would have been approximately $        .
If you exercise your redemption rights, your OACB Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption. See the section entitled “
The
OACB General Meeting—Redemption Rights.
”
Impact of the Business Combination on TopCo’s Public Float
It is anticipated that, upon completion of the Business Combination, (i) OACB’s existing shareholders, including the Sponsor, will own approximately 13% of the issued and outstanding TopCo Ordinary Shares, (ii) Alvotech’s existing shareholders will own approximately 79% of the issued and outstanding TopCo Ordinary Shares and (iii) the Subscribers in the PIPE Financing will own approximately 8% of the issued and outstanding TopCo Ordinary Shares. These relative percentages do not include Seller Earn Out Shares (as defined below) or Sponsor Earn Out Shares (as defined below), and assume (i) that none of OACB’s existing Public Shareholders exercise their redemption rights, (ii) that the Initial Shareholders exchange all outstanding OACB Class B Ordinary Shares for TopCo Ordinary Shares upon completion of the Business Combination, and (iii) no additional equity securities of OACB are issued at or prior to Closing, other than the TopCo OACB Class A Ordinary Shares currently subscribed for and to be issued in connection with the PIPE Financing. If the actual facts are different than these assumptions, the percentage ownership retained by OACB’s existing shareholders will be different.

The following table illustrates the ownership levels in TopCo (excluding the impact of the shares underlying the TopCo Warrants) immediately after the Closing based on the assumptions described above:

Amounts in thousands, except share amounts, per share amounts and percentages	Assuming No Redemptions		Assuming 25% of Maximum Redemptions		Assuming 50% of Maximum Redemptions		Assuming 75% of Maximum Redemptions		Assuming Maximum Redemptions
	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares	%	Ownership in Shares	%
Alvotech shareholders (1)	180,600,000	79%	180,600,000	80%	180,600,000	81%	180,600,000	83%	180,600,000	84%
OACB shareholders (2)	25,000,000	11%	21,876,176	10%	18,752,353	9%	15,628,529	7%	12,504,705	6%
Sponsor (3)	5,000,000	2%	5,000,000	2%	5,000,000	2%	5,000,000	2%	5,000,000	2%
PIPE investors	17,493,000	8%	17,493,000	8%	17,493,000	8%	17,493,000	8%	17,493,000	8%

Pro Forma Ordinary Shares Outstanding	228,093,000		224,969,176		221,845,353		218,721,529		215,597,705

(1)
Excludes 38,330,000 Seller Earn Out Shares that are subject to certain transfer, vesting and buyback restrictions. Holders of the Seller Earn Out are entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares.

(2)	Excludes 6,250,000 of Public OACB Warrants which will be converted into warrants for new TopCo Ordinary Shares.
(3)
Excludes 1,250,000 Sponsor Earn Out Shares that are subject to certain transfer, vesting and buyback restrictions. Holders of the Sponsor Earn Out Shares are entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares. Also excludes 4,666,667 of Private OACB Warrants which will be converted into warrants for new TopCo Ordinary Shares.

For more information, see the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information.
”
Organizational Structure
Prior to the Business Combination
The following diagram shows the current ownership structure of OACB (excluding the impact of the shares underlying the OACB Warrants).
(1) For more information about the ownership interests of our Initial Shareholders, including the Sponsor, prior to the Business Combination, please see the section entitled
“Security Ownership Of Certain Beneficial Owners and Management of TopCo.
”

The following diagram shows the current ownership structure of Alvotech Holdings S.A.

(1)
For more information about the ownership interests of Alvotech Holdings S.A., prior to the Business Combination, please see the section entitled “
Security Ownership of Certain Beneficial Owners and Management of TopCo.
”

(2)	The diagram above shows all subsidiaries of Alvotech Holdings S.A.
Following the Business Combination
The following diagram shows the pro forma ownership percentages (excluding the impact of the shares underlying the OACB Warrants and assuming no redemptions) and structure of TopCo immediately following the consummation of the Business Combination.

(1)	The diagram above shows all subsidiaries of TopCo.

(2)	The diagram above does not include Seller Earn Out Shares (as defined below) or Sponsor Earn Out Shares (as defined below).
Board of Directors of TopCo Following the Business Combination
OACB and Alvotech anticipate that the current executive officers of Alvotech will become the executive officers of TopCo and TopCo’s board of directors shall be comprised of up to nine directors, including one director appointed out of a list of nominees submitted by OACB and eight directors appointed out of a list of nominees submitted by the Alvotech at or prior to Closing. Following the Business Combination, TopCo’s board of directors will expand to nine members and will consist of directors who will be identified and appointed prior to the Closing. We are in the process of identifying one more individual who will be a member of the TopCo board of directors. The other eight directors have been identified in the section entitled “
Management of TopCo After the Business Combination.
”
Material Tax Consequences
For a detailed discussion of certain U.S. federal income tax consequences and Luxembourg tax consequences of the Business Combination, see the sections titled “
U.S. Federal Income Tax Considerations
” and “
Material Luxembourg Income Tax Considerations
” in this proxy statement/prospectus.
Accounting Treatment
The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, OACB will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of TopCo issuing shares at the closing of the Business Combination for the net assets of OACB as of the closing date, accompanied by a recapitalization. The net assets of OACB will be stated at historical cost, with no goodwill or other intangible assets recorded. This determination was primarily based on the following factors: (i) Alvotech’s existing operations will comprise the ongoing operations of the Combined Company, (ii) Alvotech’s senior management will comprise the senior management of TopCo, and (iii) the former owners and management of Alvotech will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of TopCo. In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of TopCo issuing shares for the net assets of OACB, accompanied by a recapitalization. Any excess of fair value of shares issued over the fair value of OACB’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. Operations prior to the Business Combination will be those of Alvotech.
Other Shareholder Proposals
In addition to the Business Combination Proposal, OACB shareholders will be asked to vote on the First Merger Proposal and the Shareholder Adjournment Proposal. For more information about these proposals, see the sections entitled “
OACB Shareholder Proposal No. 2—The First Merger Proposal
,” and “
OACB Shareholder Proposal No. 3—The Shareholder Adjournment Proposal.
”

Appraisal or Dissenters’ Rights
The Cayman Companies Act prescribes when OACB Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, OACB Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, OACB Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “
OACB General Meeting—Redemption Rights
,” and the OACB’s board of directors is of the view that the redemption proceeds payable to OACB Shareholders who exercise such redemption rights represents the fair value of those shares.
No appraisal or dissenters’ rights are available to holders of the OACB Ordinary Shares or the OACB Warrants in connection with the Business Combination.
Date, Time and Place of OACB General Meeting
The OACB General Meeting will be held at                 a.m., Eastern time, on                 , 2022, at                 , or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The OACB General Meeting will be held virtually as well as at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022.
Record Date and Voting
You will be entitled to vote or direct votes to be cast at the OACB General Meeting if you owned OACB Ordinary Shares at the close of business on                 , 2022, which is the record date for the OACB General Meeting. You are entitled to one vote for each share of OACB Ordinary Shares that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were                 OACB Ordinary Shares outstanding, of which                 are OACB Class A Ordinary Shares and                 are OACB Class B Ordinary Shares held by OACB’s Initial Shareholders and                 outstanding Public Warrants.
The Sponsor, officers and directors have agreed to vote all of their OACB Class B Ordinary Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. OACB’s issued and outstanding warrants do not have voting rights at the OACB General Meeting.
Proxy Solicitation
Proxies may be solicited by mail. OACB has engaged Morrow Sodali to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the OACB General Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “
The OACB General Meeting—Revocability of Proxies.
”
Quorum and Required Vote for Proposals for the OACB General Meeting
A quorum of OACB’s shareholders is necessary to hold a valid meeting. A quorum will be present at the OACB General Meeting if a majority of the OACB Ordinary Shares outstanding and entitled to vote at the meeting is represented in person or by proxy.

The approval of each of the Business Combination Proposal and the Shareholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the OACB Ordinary Shares that are voted thereon at the OACB General Meeting. Accordingly, an OACB shareholder’s failure to vote by proxy or to vote in person at the OACB General Meeting, an abstention from voting, or a Broker
Non-vote
will have no effect on the outcome of any vote on the Business Combination Proposal or the Shareholder Adjournment Proposal.
The approval of the First Merger Proposal requires the affirmative vote of the holders of a two-thirds
(2/3) majority of the OACB Ordinary Shares that are voted thereon at the OACB General Meeting. Accordingly, an OACB shareholder’s failure to vote by proxy or to vote in person at the OACB General Meeting, an abstention from voting, or a broker non-vote
will have no effect on the outcome of any vote on the First Merger Proposal.
Recommendation to OACB Shareholders
OACB’s board of directors believes that each of the Business Combination Proposal, the First Merger Proposal, and the Shareholder Adjournment Proposal, is in the best interests of OACB and its shareholders and recommends that its shareholders vote “FOR” each of the proposals to be presented at the OACB General Meeting.
Summary of Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “
Risk Factors.
” Some of the risks related to OACB and Alvotech are summarized below:
OACB

•	OACB has no operating or financial history and its results of operations and those of TopCo may differ significantly from the unaudited pro forma financial data included in this proxy statement.

•
OACB may not be able to consummate an initial business combination within 24 months after the closing of its initial public offering, in which case OACB would cease all operations except for the purpose of winding up and OACB would redeem its Public Shares and liquidate.

•
The ability of the Public Shareholders to exercise redemption rights with respect to a large number of OACB Class A Ordinary Shares could increase the probability that the Business Combination will be unsuccessful and that OACB’s shareholders will have to wait for liquidation in order to redeem their Public Shares.

•
The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

•
If a Public Shareholder fails to receive or timely act upon notice of OACB’s offer to redeem OACB Class A Ordinary Shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•
If a shareholder or a “group” of shareholders are deemed to hold in excess of 15% of OACB Class A Ordinary Shares, such shareholder or group will lose the ability to redeem all such shares in excess of 15% of OACB Class A Ordinary Shares.

•	OACB’s shareholders cannot be sure of the market value of the TopCo Ordinary Shares to be issued upon completion of the Business Combination.

•	The TopCo Ordinary Shares to be received by OACB’s shareholders as a result of the Business Combination will have different rights from OACB Class A Ordinary Shares.

•
The Sponsor and OACB’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.

•	If OACB fails to consummate the PIPE Financing, it may not have enough funds to complete the Business Combination.

•
Subsequent to the consummation of the Business Combination, TopCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

•	OACB’s shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

•
OACB has identified a material weakness in its internal control over financial reporting. If OACB is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in OACB and materially and adversely affect its business and operating results.

•	OACB may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
Alvotech

•
Alvotech has a limited operating history in a highly regulated environment, has incurred significant losses since its inception, anticipates that it may continue to incur significant losses for the immediate future and may never be profitable.

•
The regulatory approval processes of the FDA, European Commission and comparable national or regional authorities are lengthy and time consuming and Alvotech cannot give any assurance that marketing authorization applications for any of its product candidates will receive regulatory approval.

•
Alvotech’s product candidates may cause unexpected side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following marketing approval, if granted.

•	Even if Alvotech obtains regulatory approval for a product candidate, its products will remain subject to continuous subsequent regulatory obligations and scrutiny.

•
Alvotech relies on third parties to conduct its nonclinical and clinical studies, to manufacture aspects of clinical and commercial supplies of its product candidates, and to store critical components of its product candidates. If these third parties do not successfully carry out their contractual duties, or are not compliant with regulatory requirements, Alvotech may not be able to obtain regulatory approval for or commercialize its product candidates.

•
Alvotech is subject to a multitude of risks related to manufacturing. Any adverse developments affecting the manufacturing operations of Alvotech’s biosimilar products could substantially increase its costs and limit supply for its products, or could affect the approval status of its products.

•	Alvotech may not realize the benefits expected through the Joint Venture and the Joint Venture could have adverse effects on Alvotech’s business.

•
Alvotech’s biosimilar product candidates, if approved, will face significant competition from the reference products, from other biosimilar products that reference the same reference products including those which may have regulatory exclusivities, and from other medicinal products approved for the same indication(s) as the reference products. Alvotech’s failure to effectively compete may prevent it from achieving significant market penetration and expansion.

•
Alvotech currently has no marketing and sales organization.
Alvotech is dependent on its partners for the commercialization of its biosimilar products candidates in certain major markets, and their failure to commercialize in those markets could have a material adverse effect on Alvotech’s business and operating results.

•
If Alvotech infringes or is alleged to infringe the intellectual property rights of third parties, its business could be harmed. Alvotech is in legal proceedings adverse to AbbVie relating to Alvotech’s biosimilar adalimumab product, the AVT02 product.

•
Alvotech has identified material weaknesses in its internal control over financial reporting. If Alvotech is unable to remediate these material weaknesses, or if TopCo experiences additional material weaknesses in the future or otherwise is unable to develop and maintain an effective system of internal controls in the future, TopCo may not be able to produce timely and accurate financial statements or comply with applicable laws and regulations.

TopCo

•	TopCo has no operating or financial history and its results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

•	The market price and trading volume of TopCo Ordinary Shares and TopCo Warrants may be volatile and could decline significantly following the Business Combination.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF OACB
The following tables summarize the relevant financial data for OACB’s business and should be read in conjunction with the section entitled “
OACB Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and OACB’s audited financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.
OACB’s balance sheet data as of September 30, 2021 and statement of operations data for the nine months ended September 30, 2021 are derived from OACB’s unaudited financial statements. OACB’s balance sheet dated as of December 31, 2020 and statement of operations data for the period from August 5, 2020 (inception) through December 31, 2020 are derived from OACB’s audited financial statements included elsewhere in this proxy statement/prospectus.
The historical results, as restated in OACB’s Annual Report on Form
10-K/A
filed with the SEC on December 13, 2021 and its Quarterly Report on Form
10-Q/A
filed with the SEC of December 13, 2021, presented below are not necessarily indicative of the results to be expected for any future period. You should read the following summary financial information in conjunction with OACB’s financial statements and related notes and the section entitled “
OACB Management’s Discussion and Analysis of Financial Condition and Results of Operations
” contained elsewhere in this proxy statement/prospectus.

	For the Nine Months ended September 30, 2021 (as restated)	For the Period from August 5, 2020 (inception) to December 31, 2020 (as restated)
Statement of Operations Data:
General and administrative costs	$3,626,413	$270,964

Loss from operations	(3,626,413)	(270,964)

Other income (expense)
Net gain on investments held in Trust Account	19,250	6,919
Change in fair value of derivative warrant liabilities	11,549,160	(8,574,000)
Financing costs – derivative warrant liabilities	—	(433,190)

Total other income (expense)	11,568,410	(9,000,271)

Net (loss) income	7,941,997	(9,271,235)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	25,000,000	17,176,871
Basic and diluted net income loss per ordinary share	0.25	(0.40)
Basic and diluted weighted average shares outstanding of Class B ordinary shares	6,250,000	6,058,673

Basic and diluted net loss per ordinary share	$0.25	$(0.40)

	As of September 30, 2021 (as restated)	As of December 31, 2020 (as restated)
Condensed Balance Sheet Data (At Period End):
Total assets	$251,077,485	$251,534,022
Total liabilities	22,207,302	30,605,835
Class A ordinary shares subject to possible redemption	250,000,000	250,000,000
Total shareholders’ deficit	(21,129,817)	(29,071,814)

	For the Nine Months ended September 30, 2021 (as restated)	For the Period from August 5, 2020 (inception) to December 31, 2020 (as restated)
Cash Flow Data:
Net cash used in operating activities	$(299,004)	$(315,876)
Net cash provided by (used in) investing activities	25,000	(250,000,000)
Net cash (used in) provided by financing activities	$(85,000)	$251,583,590

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ALVOTECH
The following tables present the summary historical financial information of Alvotech for the periods and as of the dates indicated.
The summary historical financial information of Alvotech as of June 30, 2021 and for the six months ended June 30, 2021 and 2020, was derived from the historical unaudited condensed consolidated financial statements of Alvotech included elsewhere in this proxy statement/prospectus. The summary historical financial information of Alvotech as of and for the years ended December 31, 2020 and 2019, was derived from the historical audited consolidated financial statements of Alvotech included elsewhere in this proxy statement/prospectus.
The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes, “
Risks Related to Alvotech
” and “
Alvotech
Management’s Discussion and Analysis of Financial Condition and Results of Operations”
appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace Alvotech ’s historical consolidated financial statements and the related notes. Alvotech’s historical results are not necessarily indicative of Alvotech’s future results.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Alvotech, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the combined entity going forward. See the section entitled,
“Unaudited Pro Forma Combined Financial Information”
included elsewhere in this proxy statement/prospectus.
Summary Historical Financial Information:
Consolidated Statements of Profit or Loss and Other Comprehensive Income or Loss (in $ thousands, except per share data):

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Revenue	2,008	10,310	66,616	31,918
Other income	348	1,381	2,833	50,757
Research and development expenses	(90,403)	(63,601)	(148,072)	(95,557)
General and administrative expenses	(86,360)	(22,191)	(58,914)	(48,566)

Operating loss	(174,407)	(74,101)	(137,537)	(61,448)
Share of net (loss) / profit of joint venture	(837)	180	(1,505)	(192)
Finance income	4	8,372	5,608	6,932
Finance costs	(123,575)	(49,048)	(161,551)	(158,467)
Exchange rate differences	(3,611)	12,443	3,215	3,790
Gain on extinguishment of financial liabilities	2,561	—	—	—

Non-operating loss	(125,458)	(28,053)	(154,233)	(147,937)

Loss before taxes	(299,865)	(102,154)	(291,770)	(209,385)
Income tax benefit / (expense)	25,918	31	121,726	(491)

Loss for the period	(273,947)	(102,123)	(170,044)	(209,876)
Other comprehensive income / (loss)
Exchange rate differences on translation of foreign operations	243	(265)	5,954	(1,468)

Total comprehensive loss	(273,704)	(102,388)	(164,090)	(211,344)

Loss per share
Basic and diluted loss per share	(37.13)	(14.72)	(24.32)	(30.77)

Consolidated Statements of Financial Position Data (in $ thousands):

	As of June 30, 2021	As of December 31,
		2020	2019
Total assets	520,139	474,422	374,526
Total equity	(1,013,421)	(867,243)	(767,538)
Total liabilities	1,533,560	1,341,665	1,142,064
Consolidated Statements of Cash Flows Data (in $ thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	(84,734)	(50,988)	(74,295)	(88,548)
Net cash used in investing activities	(6,972)	(9,511)	(16,903)	(12,876)
Net cash generated from financing activities	102,001	11,713	55,402	116,370

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions as further described in the section “
Unaudited Pro Forma Combined Financial Information”
included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 gives pro forma effect to the Business Combination and related transactions as if the Business Combination had been consummated as of that date. The unaudited pro forma condensed combined statements of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination and related transactions as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented.
The summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company, and the accompanying notes thereto, included elsewhere in this is proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, Alvotech’s and OACB’s audited and unaudited financial statements and related notes, as applicable. The unaudited pro forma condensed combined financial information should also be read in conjunction with the sections
“Alvotech Management’s Discussion and Analysis of Financial Condition and Results of Operations”
and
“OACB Management’s Discussion and Analysis of Financial Condition and Results of Operations”
and other financial information included elsewhere in this proxy statement/prospectus.
The summary unaudited pro forma condensed combined financial information and the unaudited pro forma combined financial information have been presented for illustrative purposes and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been consummated as of the dates indicated. In addition, the pro forma information does not purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma condensed combined financial information presents two scenarios with respect to the potential redemption by Public Shareholders of OACB Class A Ordinary Shares for cash:

•	Assuming No Redemptions: This presentation assumes that no OACB shareholders exercise their redemption rights; and

•
Assuming Maximum Redemptions:
This presentation assumes that holders of OACB’s Class A ordinary shares subject to possible redemption exercise their rights to redeem their Public Shares for cash. This scenario gives effect to redemptions of 12,495,295 OACB Class A ordinary shares for aggregate redemption payments of $125.0 million, which is the maximum redemption amount after which the aggregate transaction proceeds of $300.0 million and other closing conditions as required by the Business Combination Agreement are still achieved.

Refer to the section “
Unaudited Pro Forma Combined Financial Information
” for further information.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in $ thousands, except per share data)
Summary of Unaudited Pro Forma Condensed Combined Statement of Profit or Loss Data for the Six Months Ended June 30, 2021
Revenue	$2,008	$2,008
Pro forma net loss	(176,646)	(176,646)
Pro forma net loss per share – basic and diluted	$(0.66)	$(0.69)
Summary of Unaudited Pro Forma Condensed Combined Statement of Profit or Loss Data for the Year Ended December 31, 2020
Revenue	$66,616	$66,616
Pro forma net loss	(24,114)	(25,739)
Pro forma net loss per share – basic and diluted	$(0.09)	$(0.10)
Summary of Unaudited Pro Forma Condensed Combined Statement of Financial Position Data as of June 30, 2021
Total assets	$1,039,704	$914,750
Total liabilities	976,347	976,347
Total equity	63,357	(61,597)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to consummate the Business Combination;

•	the benefits of the Business Combination;

•	the Combined Company’s financial performance following the Business Combination;

•	the ability to obtain or maintain the listing of the TopCo Ordinary Shares or TopCo Warrants on Nasdaq and Nasdaq First North, following the Business Combination;

•	changes in Alvotech’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	Alvotech’s strategic advantages and the impact those advantages will have on future financial and operational results;

•	Alvotech’s and TopCo’s expansion plans and opportunities;

•	Alvotech’s ability to grow its business in a cost-effective manner;

•	the implementation, market acceptance and success of Alvotech’s business model;

•	developments and projections relating to Alvotech’s competitors and industry, including the estimated growth of the industry;

•	Alvotech’s approach and goals with respect to technology;

•	Alvotech’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	the impact of the COVID-19 pandemic on Alvotech’s business;

•	changes in applicable laws or regulations;

•	the outcome of any known and unknown litigation and regulatory proceedings, including AbbVie litigation;

•	Alvotech’s ability to obtain and maintain regulatory approval for its product candidates of the FDA, European Commission and comparable national or regional authorities;

•	Alvotech’s ability to comply with all applicable laws and regulations;

•	Alvotech’s ability to successfully launch its products in certain markets after obtaining regulatory approval for such market;

•	Alvotech’s estimates of expenses and profitability;

•	Alvotech’s ability to identify and successfully develop new product candidates;

•	Alvotech’s relationship with third party providers for clinical and non-clinical studies, supplies, and manufacturing of its products;

•	Alvotech’s ability to manage its manufacturing risks; and

•	Alvotech’s relationship with partners for the commercialization of its product candidates.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against OACB, TopCo or Alvotech following announcement of the proposed Business Combination and transactions contemplated thereby;

•	the outcome of the legal proceedings adverse to AbbVie relating to Alvotech’s biosimilar adalimumab product, AVT02;

•
the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of OACB or to satisfy other conditions to the Closing in the Business Combination Agreement;

•	the ability to obtain or maintain the listing of the TopCo Ordinary Shares on Nasdaq and Nasdaq First North following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of Alvotech as a result of the announcement and consummation of the transactions described herein;

•
our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Alvotech to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effects of the COVID-19 pandemic on Alvotech’s business;

•
the inherent uncertainty of projected financial information with respect to OACB, TopCo or Alvotech, and the possibility that the assumptions underlying such projections ultimately prove incorrect, as described further under “Certain Unaudited Alvotech Prospective Financial Information”;

•	the effects of competition on Alvotech’s future business;

•	Alvotech’s position in the market against current and future competitors;

•	Alvotech’s expansion into new products, services, technologies or geographic regions;

•	the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities;

•	the risk of downturns and the possibility of rapid change in the highly competitive industry in which Alvotech operates;

•
the risk that Alvotech and its current and future collaborators are unable to successfully develop, seek marketing approval for, and commercialize Alvotech’s products or services, or experience significant delays in doing so;

•	the risk that the post-combination company may never achieve or sustain profitability;

•	the risk that the post-combination company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all;

•	the risk that the post-combination company experiences difficulties in managing its growth and expanding operations;

•	the risk that Alvotech has identified a material weakness in its internal control over financial reporting which, if not corrected, could affect the reliability of Alvotech’s financial statements;

•	the risk that Alvotech is unable to secure or protect its intellectual property;

•	the risk that estimated growth of the industry does not occur, or does not occur at the rates or timing Alvotech has assumed based on third-party estimates and its own internal analyses;

•	the possibility that OACB or Alvotech may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “ Risk Factors .”
TopCo does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of TopCo has prepared the prospective financial information set forth herein to present the expected result of the Business Combination on TopCo’s future performance. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of TopCo’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of TopCo. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither the TopCo’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

RISK FACTORS
In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on TopCo’s business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of the TopCo Ordinary Shares could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this proxy statement/prospectus to the Alvotech business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and future prospects of TopCo.
Risks Related to Alvotech
Alvotech has a limited operating history in a highly regulated environment on which to assess its business, has incurred significant losses since its inception and anticipates that it may continue to incur significant losses for the immediate future.
Alvotech is a biopharmaceutical company with a limited operating history. Alvotech has incurred net losses in each year since its inception in 2013, including net losses of $209.9 million and $170.0 million for the years ended December 31, 2019 and 2020, respectively, and $273.9 million for the six months ended June 30, 2021. As of June 30, 2021, Alvotech had negative equity of $1,013.4 million and an accumulated deficit of $1,313.0 million.
Alvotech has devoted substantially all of its financial resources to identify and develop its product candidates, including conducting, among other things, analytical characterization, process development and manufacture, formulation and clinical studies and providing general and administrative support for these operations. To date, Alvotech has financed its operations primarily through the sale of equity securities, debt financing by way of shareholder loans (convertible and non-convertible)
and the issuance of bond instruments to third party investors, as well as through milestone payments under certain license and development agreements with its partners, for example Teva Pharmaceuticals International GmbH (“Teva”) and STADA Arzneimittel AG (“STADA”). The amount of its future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through equity or debt financings or strategic collaborations. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Alvotech received regulatory approval in the European Union in November 2021 and in Canada in January 2022, and filed a biologics license application (“BLA”) with the FDA for AVT02, a biosimilar to Humira (adalimumab). Alvotech has initiated clinical studies for AVT04, a biosimilar candidate to Stelara (ustekinumab), and is in the earlier stages of development for its other lead product candidates, namely AVT03, a biosimilar candidate to Prolia / Xgeva (denosumab), AVT05, a biosimilar candidate to Simponi and Simponi Aria (golimumab), AVT06, a biosimilar candidate to Eylea (aflibercept) for which Alvotech has not yet commenced clinical trials, and AVT23, a biosimilar candidate to Xolair (omalizumab) for which Alvotech has not yet commenced clinical trials. If Alvotech obtains regulatory approval to market a biosimilar product candidate, its future revenue will depend upon the therapeutic indications for which approval is granted, the size of any markets in which its product candidates may receive approval and its ability to achieve sufficient market acceptance, pricing, reimbursement from third-party payors and adequate market share for its product candidates in those markets. However, even if one or more of Alvotech’s product candidates gain regulatory approval and are commercialized, Alvotech may never become profitable.
Alvotech expects to continue to incur significant expenses, which could lead to increasing operating losses for the immediate future. Alvotech anticipates that its expenses will increase substantially if and as Alvotech:

•	continues its analytical, nonclinical and clinical development of its product candidates;

•	expands the scope of its current clinical studies for its product candidates;

•	advances its programs into more expensive clinical studies;

•	initiates additional analytical, nonclinical, clinical or other studies for its product candidates;

•	changes or adds contract manufacturers, clinical research service providers, testing laboratories, device suppliers, legal service providers or other vendors or suppliers;

•	establishes a sales and marketing infrastructure;

•	seeks to identify, assess, acquire and/or develop other biosimilar product candidates or products that may be complementary to its products;

•	makes upfront, milestone, royalty or other payments under any license agreements;

•	seeks to create, maintain, protect, expand and enforce its intellectual property portfolio;

•	engages legal counsel and technical experts to help evaluate and avoid infringing any valid and enforceable intellectual property rights of third parties;

•	engages in litigation including patent litigation with reference product companies or others that may hold patents allegedly infringed by Alvotech;

•	seeks to attract and retain skilled personnel;

•	creates additional infrastructure to support its operations as a public company and its product development and planned future commercialization efforts; and

•
experiences any delays or encounters issues with any of the above, including but not limited to failed studies, conflicting results, safety issues, delays due to the
COVID-19
pandemic, litigation or regulatory challenges that may require longer follow-up
of existing studies, additional major studies or additional supportive studies in order to obtain marketing approval.

Further, the net losses Alvotech incurs may fluctuate significantly from quarter-to-quarter
and
year-to-year
such that a
period-to-period
comparison of its results of operations may not be a good indication of its future performance quarter-to-quarter
and
year-to-year
due to factors including the timing of clinical trials, any litigation that Alvotech may file or that may be filed against Alvotech, the execution of collaboration, licensing or other agreements and the timing of any payments Alvotech makes or receives thereunder.
Alvotech has never generated any revenue from product sales and may never be profitable.
Although Alvotech has received upfront payments, milestone and other contingent payments and/or funding for development from some of its collaboration and license agreements, including Teva and STADA, Alvotech never generated any revenue from product sales. Alvotech’s ability to generate revenue and achieve profitability depends on its ability, alone or with strategic collaboration partners, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize, one or more of its product candidates. Alvotech cannot predict when it will begin generating revenue from product sales, as this depends heavily on its success in many areas, including but not limited to:

•	completing analytical, nonclinical and clinical development of its product candidates;

•	developing and testing of its product formulations;

•	obtaining and retaining regulatory and marketing approvals for product candidates for which Alvotech completes clinical studies;

•	developing a sustainable and scalable manufacturing process for any approved product candidates that is compliant with regulatory manufacturing requirements and establishing and maintaining supply and manufacturing relationships with third parties that can conduct the process and provide adequate (in amount and quality) products to support clinical development and the market demand for its product candidates, if approved;

•	launching and commercializing product candidates for which Alvotech obtains regulatory and marketing approval, either directly or with collaboration partners or distributors;

•	obtaining adequate third-party payor coverage and reimbursements for its products;

•	obtaining market acceptance of biosimilar pharmaceuticals and its product candidates as viable treatment options;

•	addressing any competing technological and market developments;

•	identifying, assessing and developing (or acquiring/in-licensing) new product candidates;

•	negotiating favorable or commercially reasonable terms in any collaboration, licensing or other arrangements into which Alvotech may enter;

•	maintaining, protecting and expanding its portfolio of intellectual property rights, including patents, trade secrets and know-how;

•	attracting, hiring and retaining qualified personnel; and

•	the result of potential litigation including patent litigation with reference product companies or others that may allegedly infringement by Alvotech.
Even if one or more of the product candidates that Alvotech develops is approved for commercial sale, Alvotech may incur significant costs in order to manufacture and commercialize any such product. Its expenses could increase beyond its expectations if Alvotech is required by the FDA, the European Commission, the EMA, other regulatory agencies, domestic or foreign, or by any unfavorable outcomes in intellectual property litigation filed against Alvotech, to change its manufacturing processes or assays or to perform clinical, nonclinical, analytical or other types of studies in addition to those that Alvotech currently anticipate. In cases where Alvotech is successful in obtaining regulatory approvals to market one or more of its product candidates, its revenue will be dependent, in part, upon the size of the markets in the territories for which Alvotech gains regulatory approval, the timing of Alvotech’s entry into a particular market or territory, the number of biosimilar competitors in such markets and whether any have regulatory exclusivity, the national laws governing substitution, the accepted price for the product, the ability to get reimbursement at any price, the nature and degree of competition from the reference product and other biosimilar companies (including competition from large pharmaceutical companies entering the biosimilar market that may be able to gain advantages in the sale of biosimilar products based on brand recognition and/or existing relationships with customers and payors) and whether Alvotech owns (or has partnered to own) the commercial rights for that territory. If the market for its product candidates (or its share of that market) is not as significant as Alvotech expects, the regulatory approval is narrower in scope than Alvotech expects (e.g., for a narrow indication or set of indications) or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, Alvotech may not generate significant revenue from sales of such products, even if approved. If Alvotech is unable to successfully complete development and obtain regulatory approval for its lead products, namely AVT02 (outside of the European Union and Canada, where it received approval), AVT03, AVT04, AVT05, AVT06 and AVT23, its business may suffer. Additionally, if Alvotech is not able to generate revenue from the sale of any approved products or the costs necessary to generate revenues increase significantly, Alvotech may never become profitable.
Alvotech’s forecasted operating and financial results rely in large part upon assumptions and analyses developed by Alvotech. If these assumptions and analyses prove to be incorrect, Alvotech’s actual operating and financial results may be significantly below its forecasts.
The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflects current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with Alvotech’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside Alvotech’s control, including, but not limited to:

•	whether Alvotech can obtain sufficient capital to begin production and grow its business;

•	Alvotech’s ability to manage its growth;

•	the ability to obtain necessary regulatory approvals;

•	the timing and costs of new and existing marketing and promotional efforts;

•	competition, including from established and future competitors;

•	estimates regarding industry and market growth;

•	Alvotech’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

•	the overall strength and stability of the economies in the markets in which it operates or intends to operate in the future; and

•	regulatory, legislative and political changes.
Unfavorable changes in any of these or other factors, most of which are beyond Alvotech’s control, could materially and adversely affect its business, operations and financial results.
In addition, Alvotech’s commercial scale production methodologies are still being tested and its assumptions may not be accurate. If Alvotech is unable to successfully implement these production methodologies, or the assumptions on which such production methodologies are based prove to be incorrect, Alvotech’s business, prospects, financial condition and operating results could be adversely affected.
Alvotech’s operating and financial results are subject to concentration risk.
Alvotech’s operational and financial results are subject to concentration risk. Alvotech’s success will depend significantly on the development of a limited number of product candidates, their regulatory approval in a limited number of jurisdictions and their commercialization by a limited number of commercial partners. Even if Alvotech is successful in developing and commercializing all of these products, its revenue will be dependent on a limited number of products that would account for a significant majority of its revenues. This concentration risk would increase to the extent Alvotech is successful in developing and commercializing fewer products as it would be dependent on a lower number of products for the significant majority of its revenues. Unfavorable changes or the non-occurrence of certain anticipated events with respect to any of these limited number of products, jurisdictions or commercial partners may disproportionally affect Alvotech’s global results. See also “—
Alvotech is dependent on its partners, such as Teva and STADA, for the commercialization of its biosimilar products candidates in certain major markets, and their failure to commercialize in those markets could have a material adverse effect on Alvotech’s revenue, business and operating results
.”
Alvotech may be unable to generate sufficient cash flow to satisfy its significant debt service obligations, which would adversely affect its financial condition and results of operations.
Alvotech’s ability to make principal and interest payments on and to refinance its indebtedness will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond Alvotech’s control. If Alvotech’s business does not generate sufficient cash flow, if currently anticipated costs and revenues are not realized on schedule, in the amounts projected or at all, or if future borrowings are not available to Alvotech in amounts sufficient to enable Alvotech to pay its indebtedness or to fund its other liquidity needs, Alvotech’s financial condition and results of operations may be adversely affected. If Alvotech cannot generate sufficient cash flow to make scheduled principal and interest payments on its debt obligations in the future, Alvotech may need to refinance all or a portion of its indebtedness on or before maturity, sell assets, delay capital expenditures or seek additional equity. If Alvotech is unable to refinance any of its indebtedness on commercially reasonable terms or at all or to effect any other action relating to its indebtedness on satisfactory terms or at all, its business may be harmed.

Prior to the consummation of the Business Combination, and even after the Business Combination is consummated, Alvotech may need to raise substantial additional funding. This additional funding may not be available on acceptable terms or at all. Failure to obtain such necessary capital when needed may force Alvotech to delay, limit or terminate its product development efforts or other operations.
Developing Alvotech’s product candidates is expensive, and Alvotech expects its research and development expenses to increase substantially in connection with its ongoing activities, particularly as Alvotech advances its product candidates through clinical studies.
As of June 30, 2021, Alvotech’s cash and cash equivalents were $42.0 million. Alvotech expects that (i) its existing cash and cash equivalents, (ii) funding under its license and development agreements with its collaboration partners, including Teva and STADA, and (iii) $50 million in equity investments from existing Alvotech Shareholders may not be sufficient for Alvotech to fund its current operations through the first quarter of 2022. Alvotech may therefore need to raise substantial additional funding in order to continue to fund its business operations prior to the consummation of the Business Combination. To the extent that Alvotech requires further financing prior to consummation of the Business Combination to operate in the ordinary course, Alvotech Shareholders have committed to ensure that Alvotech is sufficiently funded (either by way of equity or debt (or by organizing the latter for Alvotech)) by providing at least $50.0 million, but not to exceed $100.0 million, for the operations of Alvotech through the closing of the Business Combination. Any additional equity financing provided to Alvotech between transaction announcement and Closing will not dilute the OACB Shareholders or PIPE investors.
In addition, Alvotech may require additional capital to obtain regulatory approval for, and to successfully commercialize, its product candidates. In addition, its operating plans may change as a result of many factors that are currently unknown to Alvotech, and Alvotech may need to seek additional funding sooner than planned. Alvotech’s future funding requirements will depend on many factors, including but not limited to:

•	the scope, rate of progress, results and cost of its analytical studies, clinical studies, nonclinical testing and other related activities;

•	the cost of manufacturing clinical supplies and establishing commercial supplies, of its product candidates and any products that Alvotech may develop;

•	the number and characteristics of product candidates that Alvotech pursues;

•	the cost, timing and outcomes of regulatory approvals;

•	the cost and timing of establishing sales, marketing and distribution capabilities;

•	the terms and timing of any collaborative, licensing and other arrangements that Alvotech may establish, including any milestone and royalty payments thereunder; and

•	the cost, timing and outcomes of any litigation that Alvotech may file or that may be filed against Alvotech by third parties.
Any additional fundraising efforts may divert Alvotech’s management from their day-to-day
activities, which may adversely affect its ability to develop and commercialize its product candidates. In addition, Alvotech cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to Alvotech, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of its shareholders, and the issuance of additional securities, whether equity or debt, by Alvotech or the possibility of such issuance may cause the market price of its shares to decline. The sale of additional equity or convertible securities would dilute the share ownership of its existing shareholders. The incurrence of indebtedness could result in increased fixed payment obligations and Alvotech may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. Alvotech could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and Alvotech may be required to relinquish rights to some of its technologies or product candidates or otherwise agree to terms unfavorable to Alvotech, any of which may have a material adverse effect on its business, operating results and prospects. Even if Alvotech believes it has sufficient funds for its current or future operating plans, Alvotech may seek additional capital if market conditions are favorable or for specific strategic considerations.

If Alvotech is unable to obtain funding on a timely basis, Alvotech may be required to significantly curtail, delay or discontinue one or more of its research or development programs or the commercialization of any product candidates. In general, Alvotech may be unable to expand its operations or otherwise capitalize on business opportunities, and defend against and prosecute litigation necessary to commercialize its product candidates as desired, which could materially affect its business, financial condition and results of operations.
The regulatory review and approval processes of the FDA, European Commission and comparable national or regional authorities are lengthy and time consuming. If Alvotech and its collaboration partners are unable to obtain regulatory approval for its product candidates, its business will be substantially harmed. Alvotech cannot give any assurance that marketing authorization applications for any of its product candidates will receive regulatory approval, which is necessary before they can be commercialized.
Alvotech’s future success is dependent on its ability to develop, obtain regulatory approval for, and then commercialize and obtain adequate third-party coverage and reimbursement for one or more product candidates. Alvotech currently does not have any approved products and generates no revenue from sales of any products, other than for AVT02 in Europe and Canada, and has one product pending FDA approval. Alvotech may never be able to develop or commercialize a marketable product other than AVT02 in Europe and Canada.
The research, development, testing, manufacturing, labeling, packaging, approval, promotion, advertising, storage, marketing, distribution, post-approval monitoring and reporting and export and import of biologic products are subject to extensive regulation by the FDA and other regulatory authorities in the U.S., by the European Commission, the EMA and the Competent National Authorities in the European Economic Area, or EEA, and by other regulatory authorities in other countries, which regulations differ from country to country. Neither Alvotech nor any collaboration partner is permitted to market its product candidates before receiving market authorization/approval from the appropriate regulatory authorities.
The time required to seek and obtain market authorization/approval by the FDA and comparable authorities is unpredictable, may take many years following the completion of clinical studies and depends upon numerous factors. In addition, approval requirements, regulations, or considerations with respect to the type and amount of clinical, nonclinical and analytical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the submission of an application for marketing authorization/approval, the authorization or approval, or the decision not to approve an application. Other than the regulatory approval received in the European Union and Canada for AVT02, neither Alvotech nor any collaboration partner has obtained regulatory approval for any of its product candidates in the U.S., the EEA or in additional other countries where Alvotech or its partners have commercial rights, and it is possible that none of its current or future product candidates will ever obtain regulatory approval.
These lengthy approval processes, as well as the unpredictability of the results of analytical, nonclinical, and clinical studies, may result in Alvotech’s failure to obtain regulatory approval to market any of its product candidates, which would significantly harm its business, prospects and financial condition. Moreover, any delays in the commencement or completion of product testing could significantly impact its product development costs and could result in the need for additional financing. For example, Alvotech’s clinical trials must use reference products as comparators, and such supplies may not be available on a timely basis to support such trials.
Most of Alvotech’s product candidates are in varying stages of development and will require additional clinical development, management of analytical, nonclinical, clinical and manufacturing activities, regulatory approval, adequate manufacturing supplies, commercial organization and significant marketing efforts before Alvotech may generate any revenue from product sales. AVT02’s BLA was filed with the FDA on September 4, 2020 and Alvotech received regulatory approval in the European Union in November 2021 and in Canada in January 2022; AVT04 is in clinical studies, while AVT03, AVT05, AVT06 and AVT23 are in pre-clinical
development.
Although certain of its employees have prior experience with submitting marketing applications to the FDA and comparable national or regional regulatory authorities, Alvotech has not achieved approval for such applications for its product candidates other than in the European Union and Canada for AVT02. Alvotech cannot be certain that any of its product candidates will receive regulatory approval. If Alvotech and its collaboration partners do not receive regulatory approvals for enough of its product candidates in sufficiently large markets, Alvotech may not be able to continue its operations.

Applications for Alvotech’s product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

•	the data collected from analytical, nonclinical, or clinical studies of its product candidates may not be sufficient to support an application for marketing approval as a biosimilar;

•	the FDA or comparable national or regional regulatory authorities may disagree with the design or implementation, or sufficiency of its analytical, nonclinical, or clinical studies;

•	the FDA or comparable regulatory authorities may disagree with its interpretation of data from analytical and bioanalytical studies, nonclinical studies or clinical studies;

•	Alvotech may be unable to provide adequate scientific justification to the FDA or comparable regulatory authorities for extrapolation of a product candidate to each proposed indication;

•
the FDA or comparable regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, facilities or third-party manufacturers with which Alvotech contracts for clinical and commercial supplies;

•	the approval may be blocked by regulatory exclusivity held by a competing manufacturer; and

•
the approval requirements, policies, or regulations of the FDA or comparable regulatory authorities may significantly change in a manner rendering its clinical, nonclinical, analytical, or chemistry, manufacturing, and control data insufficient for approval.

In addition, if Alvotech changes the regulatory pathway through which it intends to seek approval of any of its product candidates, Alvotech may have to conduct additional clinical trials, which may delay its ability to submit a marketing application for the product. Even if Alvotech or its collaboration partners were to obtain approval for any of its product candidates, the FDA or comparable regulatory authorities may limit the scope of such approval, e.g., for fewer or more limited indications than Alvotech has sought licensure, may grant approval contingent on the completion of costly additional clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for Alvotech’s product candidates.
The UK’s withdrawal from the EEA on January 31, 2020, commonly referred to as Brexit, has created significant uncertainty and such uncertainty may make it more difficult for Alvotech to achieve regulatory approval in the UK. The impact of Brexit on the on-going
validity in the UK of current EEA authorizations for medicinal products, whether granted through the centralized procedure, decentralized procedure, or mutual recognition, and on the future process for obtaining marketing authorization for pharmaceutical products manufactured or sold in the UK remains uncertain.
On December 24, 2020, the EEA and UK reached an agreement in principle on the framework for their future relationship, the
EEA-UK
Trade and Cooperation Agreement. The Agreement primarily focuses on ensuring free trade between the EEA and the UK in relation to goods, including medicinal products. Although the body of the Agreement includes general terms which apply to medicinal products, greater detail on sector-specific issues is provided in an Annex to the Agreement. The Annex provides a framework for the recognition of GMP inspections and for the exchange and acceptance of official GMP documents.
The regime does not, however, extend to procedures such as batch release certification. Among the changes that will now occur are that Great Britain (England, Scotland and Wales) will be treated as a third country. Northern Ireland will, with regard to EEA regulations, continue to follow the EEA regulatory rules. As part of the Agreement, the EEA and the UK will recognize Good Manufacturing Practice (GMP) inspections carried out by the other Party and the acceptance of official GMP documents issued by the other Party. The Agreement also encourages, although it does not oblige, the parties to consult one another on proposals to introduce significant changes to technical regulations or inspection procedures. Among the areas of absence of mutual recognition are batch testing and batch release.

The UK has unilaterally agreed to accept EEA batch testing and batch release for a period of at least two years until January 1, 2023. However, the EEA continues to apply EEA laws that require batch testing and batch release to take place in the EEA territory. This means that medicinal products that are tested and released in the UK must be retested and re-released
when entering the EEA market for commercial use. As regards marketing authorizations, Great Britain will have a separate regulatory submission process, approval process and a separate national MA. Northern Ireland will, however, continue to be covered by the marketing authorizations granted by the EC.
If Alvotech is not able to demonstrate biosimilarity of its biosimilar product candidates to the satisfaction of the FDA or comparable national or regional regulatory authorities, Alvotech will not obtain regulatory approval for commercialization of its biosimilar product candidates and its future results of operations and ability to generate revenue would be adversely affected.
Alvotech’s future results of operations depend, to a significant degree, on its ability to obtain regulatory approval for and to commercialize its proposed biosimilar products. Any inability to obtain regulatory approval could impact and delay the development timeline of Alvotech’s product candidates. To obtain regulatory approval for the commercialization of these product candidates, Alvotech will be required to demonstrate to the satisfaction of the FDA or comparable national regulatory authorities, among other things, that its proposed biosimilar products are highly similar to biological reference products already licensed by the regulatory authority pursuant to approved marketing applications/authorizations, notwithstanding minor differences in clinically inactive components, and that they have no clinically meaningful differences as compared to the marketed biological products in terms of the safety, purity and potency of the products. Each individual jurisdiction may apply different criteria to assess biosimilarity, based on a preponderance of the data that can be interpreted subjectively in some cases.
It is uncertain if regulatory authorities will grant the reference biosimilar product candidates the same labeling approved for the reference product when they are approved. For example, an infliximab (Remicade) biosimilar molecule was approved in the EEA with the same label as the reference product, but it did not receive approval initially for the same labeling reference in Canada. A similar outcome could occur with respect to one or more of Alvotech’s product candidates.
In the event that the FDA or comparable regulatory authorities require Alvotech to generate additional data, including by conducting additional clinical trials or other lengthy processes or otherwise change their criteria and requirements for the approval of biosimilar products, the commercialization of its proposed biosimilar products could be delayed or prevented. Delays in the commercialization of or the inability to obtain regulatory approval for these products could adversely affect Alvotech’s operating results by restricting or significantly delaying its introduction of new biosimilars.
The structure of complex proteins used in protein-based therapeutics is inherently variable and highly dependent on the processes and conditions used to manufacture them. If Alvotech is unable to develop manufacturing processes that demonstrate that Alvotech’s product candidates are highly similar to their reference products, and within a range of variability considered acceptable by regulatory authorities, Alvotech may not be able to obtain regulatory approval for its products.
Protein-based therapeutics are inherently heterogeneous and their structures are highly dependent on the manufacturing process and conditions. Products from one manufacturing facility can differ from those produced in another facility. Similarly, physicochemical differences can also exist among different lots produced within a single facility. The physicochemical complexity and size of biologic therapeutics can create significant technical and scientific challenges in the context of their replication as biosimilar products.
The inherent variability in protein structure from one production lot to another is a fundamental consideration with respect to establishing biosimilarity to a reference product to support regulatory approval requirements. For example, the glycosylation of the protein, meaning the manner in which sugar molecules are attached to the protein backbone of a therapeutic protein when it is produced in a living cell, is critical to half-life (how long the drug stays in the body), efficacy and even safety of the therapeutic and is therefore a key consideration for biosimilarity. Defining and understanding the variability of a reference product in order to match its glycosylation profile requires significant skill in cell biology, protein purification and analytical protein chemistry. Variations in the glycosylation profile and other analytical characterizations important for determining biosimilarity to the reference product molecule are risks unique to biosimilar manufacturers.
There are extraordinary technical challenges in developing complex protein-based therapeutics that not only must achieve an acceptable degree of similarity to the reference product in terms of relevant quality attributes such as glycosylation patterns, but also the ability to develop manufacturing processes that can replicate the necessary structural characteristics within an acceptable range of variability sufficient to satisfy regulatory authorities.
Given the challenges caused by the inherent variability in protein production, Alvotech may not be successful in its application for approval of its products if regulators conclude that Alvotech has not demonstrated that its product candidates are highly similar to their reference products, or that the processes Alvotech uses to manufacture its products are unable to produce its products within an acceptable range of variability (including situations where the reference product sponsor changes its manufacturing process and such changes impact the characteristics of the product).
Clinical drug development involves a lengthy and expensive process and Alvotech may encounter substantial delays in its clinical studies or may fail to demonstrate safety, purity and efficacy/potency to the satisfaction of applicable regulatory authorities. Additionally, the impact of the
COVID-19
pandemic may delay the conduct and completion of clinical studies.
Before obtaining marketing approval from regulatory authorities for the sale of its product candidates, Alvotech (and/or its collaboration partners) must conduct clinical studies to demonstrate the safety, purity, and potency (safety and efficacy) of the product candidates in humans.
Clinical studies are expensive and can take many years to complete, and their outcome is inherently uncertain. Failure can occur at any time during the clinical study process. The results of preclinical studies, including comparative analytical assessments of Alvotech’s product candidates, may not be predictive of the results of clinical studies. The success of clinical studies cannot be predicted.
Alvotech cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. As a result of the
COVID-19
pandemic, any delays could be extended. A failure of one or more clinical studies can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include but are not limited to:

•	inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation of human clinical studies;

•	delays in reaching a consensus with regulatory agencies on study design;

•
delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

•	delays in obtaining required Institutional Review Board, or IRB, approval or Ethics Committee positive opinion at each clinical study site;

•
imposition of a clinical hold by regulatory agencies, after review of an investigational new drug, or IND, application or amendment or equivalent application or amendment, or an inspection of its clinical study operations or study sites or as a result of adverse events reported during a clinical trial;

•	delays in administering studies as a result of adverse events or complaints;

•	delays in recruiting suitable or sufficient numbers of patients to participate in its clinical studies sponsored by Alvotech or its partners;

•	difficulty collaborating with patient groups and investigators;

•	failure by its CROs, clinical study sites, other third parties or Alvotech to adhere to clinical study requirements;

•	failure to perform in accordance with the FDA’s good clinical practices requirements or applicable regulatory guidelines in other countries;

•	delays in having patients complete participation in a study or return for post-treatment follow-up, or patients dropping out of a study;

•	occurrence of adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

•	difficulties justifying the scientific relevance of non-U.S. comparators for use in studies intended to support marketing approval by FDA;

•	questions with regard to the scientific justification for extrapolation of findings across indications;

•	changes in regulatory requirements or policies that require amending or submitting new clinical protocols;

•	the cost of clinical studies of its product candidates being greater than Alvotech anticipates;

•
clinical studies of its product candidates producing negative or inconclusive results, which may result in Alvotech deciding or regulators requiring Alvotech to conduct additional clinical studies or to abandon product development programs;

•
delays in manufacturing, testing, releasing, validating or importing/exporting and/or distributing sufficient stable quantities of its product candidates and reference products for use in clinical studies or the inability to do any of the foregoing;

•	staffing shortages and limitation on the movement of people as a result of the COVID-19 pandemic and related local, national or international governmental restrictions; and

•	delays or interruptions to preclinical studies, clinical trials, Alvotech’s receipt of services from third-party service providers or Alvotech’s supply chain due to the COVID-19 pandemic or otherwise.
Any inability to successfully complete analytical, nonclinical, or clinical development could result in additional costs to Alvotech or impair its ability to achieve regulatory approval and generate revenue. Even if Alvotech is successful, the regulatory approval processes and action dates of the FDA, EMA and comparable authorities may be delayed due to impact of the
COVID-19
pandemic. As a result, Alvotech may be delayed in obtaining regulatory approvals for its products. Further, the global economic slowdown, the overall disruption of global supply chains and distribution systems, effects of this on the work of appropriate regulatory authorities in different regions and the other risks and uncertainties associated with the
COVID-19
pandemic could have a material adverse effect on Alvotech’s business, financial condition, results of operations and growth prospects.
In addition, if Alvotech makes manufacturing or formulation changes to its product candidates, it may need to conduct additional studies to bridge its modified product candidates to earlier versions. If Alvotech intends to alter the manufacturing process for a particular product candidate, it will need to provide data to the FDA and regulatory authorities demonstrating the comparability of the pre-
and post-change product candidate. If Alvotech is unable to make that demonstration to the FDA or comparable regulatory authorities, Alvotech could face significant delays or fail to obtain regulatory approval to market the product, which could significantly harm its business, prospects and financial condition.

Alvotech’s product candidates may cause unexpected side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following marketing approval, if granted.
As with most pharmaceutical products, use of Alvotech’s product candidates could be associated with side effects or adverse events which can vary in severity (from minor reactions to death) and frequency (infrequent or prevalent). Side effects or adverse events associated with the use of Alvotech’s product candidates may be observed at any time, including in clinical trials or when a product is commercialized. Undesirable or unexpected side effects caused by Alvotech’s product candidates could cause Alvotech or regulatory authorities to interrupt, delay or halt clinical studies and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable authorities. Results of Alvotech’s studies could reveal a high and unacceptable severity and prevalence of side effects or other safety issues and, if different from the severity and prevalence of side effects for the reference products, could preclude the demonstration of biosimilarity. Such adverse event findings also could require Alvotech or its collaboration partners to perform additional studies or halt development or sale of these product candidates or expose Alvotech to product liability lawsuits which will harm its business, prospects and financial condition. In such an event, Alvotech may be precluded from seeking licensure through the regulatory pathway for biosimilars, or could be required by the FDA or other comparable authorities to conduct additional animal or human studies regarding the safety and efficacy of its product candidates which Alvotech has not planned or anticipated or its studies could be suspended or terminated, and the FDA or comparable regulatory authorities could order Alvotech to cease further development of or deny, vary, or withdraw approval of its product candidates for any or all intended indications. There can be no assurance that Alvotech will resolve any issues related to any product-related adverse events to the satisfaction of the FDA or any comparable regulatory agency in a timely manner, if ever, which could harm its business, prospects and financial condition.
Drug-related side effects could affect patient recruitment for clinical trials, the ability of enrolled patients to complete Alvotech’s studies or result in potential product liability claims against which Alvotech would need to mount a defense. Alvotech currently carries product liability insurance and Alvotech is required to maintain clinical trial insurance pursuant to certain of its license agreements. Alvotech believes its product liability insurance coverage is sufficient in light of its current clinical programs; however, Alvotech may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect Alvotech against losses due to liability. A successful product liability claim or series of claims brought against Alvotech could adversely affect its results of operations and business. In addition, regardless of merit or eventual outcome, product liability claims may result in impairment of its business reputation, withdrawal of clinical study participants, costs due to related litigation, distraction of management’s attention from its primary business, initiation of investigations by regulators, substantial monetary awards to patients or other claimants, the inability to commercialize its product candidates and decreased demand for its product candidates, if approved for commercial sale.
Additionally, if one or more of Alvotech’s product candidates receives marketing approval, and Alvotech or others later identify undesirable side effects caused by such products (or caused by the reference products or other biosimilars based on the applicable reference products), a number of potentially significant negative consequences could result, including but not limited to:

•	regulatory authorities may suspend, withdraw or vary approvals of such product;

•	regulatory authorities may require additional warnings on the label or otherwise require labeling to be updated or narrowed;

•
Alvotech may be required to agree to a Risk Evaluation and Mitigation Strategy, or REMS, or a shared system REMS, which could include a medication guide for distribution to patients outlining the risks of side effects, a communication plan for healthcare providers and/or other elements to assure safe use;

•	Alvotech could be sued and potentially held liable for harm caused to patients; and

•	Alvotech’s reputation may suffer.

Any of these events could prevent Alvotech from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm its business, prospects and financial condition.
If any of Alvotech’s product candidates receives approval, regulatory agencies including the FDA, European Commission, EMA, Competent National Authorities in the EEA and other national regulatory agencies’ regulations will require that Alvotech regularly report certain information, including information about adverse events that may have caused or contributed by those products. The timing of adverse event reporting obligations would be triggered by the date Alvotech becomes aware of the adverse event as well as the nature of the event. Alvotech may fail to report adverse events it becomes aware of within the prescribed timeframe especially if it is not reported to Alvotech as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of its products. If Alvotech fails to comply with its reporting obligations, the FDA, European Commission, the EMA, the Competent National Authorities in the EEA or other regulatory agencies could take action that may include criminal prosecution, the imposition of civil monetary penalties, seizure of its products, or suspension of market approval, and delay in approval or clearance of future products.
As a condition to granting marketing authorization or approval of a product, the FDA or other regulatory agencies may require additional clinical trials or other studies. The results generated in these trials could result in the loss of marketing approval, changes in labeling, and/or new or increased concerns about the side effects, efficacy or safety. Regulatory agencies in countries outside the U.S. often have similar regulations and may impose comparable requirements. Post-marketing studies, whether conducted by Alvotech or by others, whether mandated by regulatory agencies or conducted voluntarily, and other emerging data about products, such as adverse event reports, may also adversely affect the availability or commercial potential of Alvotech’s products.
Alvotech’s reliance on certain participants for its clinical trials could cause delays in its ongoing studies or the development of its products if such participants prove to be too limited or a substantial portion of participants in the studies withdraw.
In order to be successful and pursue market authorization globally for its products, Alvotech must be able to gather health data on the basis of populations from around the world. To the extent participants in clinical trials are too limited to certain populations, Alvotech’s clinical research may be adversely affected. Additionally, Alvotech depends on the willingness of these volunteers to participate in studies and there is always the risk that they may no longer be willing to participate or revoke the consents necessary for Alvotech to process their medical data. For example, due to reasons beyond Alvotech’s control, including the ongoing
COVID-19
pandemic, participants and Alvotech’s key employees and advisors may no longer be able to travel or cross country borders to participate in Alvotech’s studies. If, for any reason, a substantial portion of participants in the studies were to withdraw their consent or discontinue their participation, Alvotech may not be able to continue its clinical studies for some or all of its product candidates which may cause delays in the development or approval of its product candidates. If its ability to gather and use sufficient data is impaired, Alvotech also may not be able to fulfill some contractual obligations with its partners.
The development, manufacture and commercialization of biosimilar products under various global regulatory pathways pose unique risks related to regulatory approvals across various jurisdictions.
U.S. Regulatory Framework for Biosimilars
Alvotech and its collaboration partners intend to pursue market authorization globally. In the U.S. an abbreviated pathway for approval of biosimilar products was established by the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), enacted on March 23, 2010, as part of the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act (together, the “PPACA”). The BPCIA established this abbreviated pathway under section 351(k) of the Public Health Service Act (the “PHSA”) for biological products shown to be biosimilar to or interchangeable with an
FDA-licensed
reference biological product. Subsequent to the enactment of the BPCIA, the FDA has issued numerous guidance documents explaining its current thinking regarding the demonstration of biosimilarity and interchangeability as well as the submission and review of such BLA. As of August 3, 2021, there have been at least 30 biosimilar product applications approved, including the first approval of an interchangeable biosimilar product in July 2021 and the second approval of an interchangeable biosimilar product in October 2021. Market success of biosimilar products will depend on demonstrating to patients, physicians, payors and relevant authorities that such products are similar in quality, safety and efficacy as compared to the reference product. If biosimilar product applications do not continue to be approved and the markets in which Alvotech operates do not widely accept the commercialization of biosimilar products, Alvotech’s business will be harmed. How the BPCIA is applied and interpreted by the FDA may have a material impact on Alvotech’s chances of obtaining FDA approval for its biosimilar product candidates, and its business operations after obtaining approval.
Alvotech will continue to analyze and incorporate into its product development plans any additional final regulations issued by the FDA, pharmacy substitution policies enacted by state governments and other applicable requirements. The costs of development and approval, along with the probability of success for its biosimilar product candidates, will be dependent upon application of any laws and regulations issued by the relevant regulatory authorities. The costs of developing Alvotech’s products may increase due to uncertainties or changes in guidance provided by regulatory agencies like FDA and Alvotech may not have adequate funding and resources to pursue market authorization for all of its biosimilar products.
Biosimilar products may also be subject to extensive patent clearances and patent infringement litigation, which may delay and could prevent the commercial launch of a product. Moreover, the PHSA prohibits the FDA from filing an application for a biosimilar candidate to a reference product for four years of the date of first licensure of the reference product by the FDA, and from approving an application for a biosimilar candidate for 12 years from the date of first licensure of the reference product. For example, the FDA would not be able to approve a BLA submitted for a biosimilar that references a specific drug until 12 years after the date of first licensure of the BLA, i.e., the date that reference product BLA was approved, which in the case of AVT02, a biosimilar to Humira (adalimumab), would be December 31, 2014, in the case of AVT04, a biosimilar candidate to Stelara (ustekinumab), would be September 25, 2021, in the case of AVT05, a biosimilar candidate to Simponi and Simponi Aria (golimumab), would be April 24, 2021, and in the case of AVT06, a biosimilar candidate to Eylea (aflibercept), would be November 18, 2023. Interchangeable biosimilar approvals may also be blocked by periods of first interchangeable exclusivity ranging from 12 to 42 months in duration.
Regulatory Framework for Biosimilars Outside the U.S.
In 2004, by variation of Directive 2001/83/EC rules were established permitting the approval of biosimilar therapeutics. Since then, the European Commission has granted marketing authorizations for more than 79 biosimilars of which 65 remain valid. Because of their extensive experience in the review and approval of biosimilars, the European Commission and EMA have developed more guidelines related to the authorization procedure for these products than the FDA, including data requirements needed to support approval.
Innovative products in the EEA benefit from eight years of data exclusivity and 10 years of marketing exclusivity following grant of marketing authorization. As a result, an application for regulatory approval of a biosimilar drug cannot be submitted to the EMA until expiration of the eight-year data exclusivity period for the reference product, measured from the date of grant of authorization for the reference product. Furthermore, even if the biosimilar is authorized in the subsequent two years it cannot be marketed in the EEA until expiration of the
10-year
marketing exclusivity period. This
10-year
period may be extendible to 11 years if approval is granted in relation to the reference product for an additional therapeutic indication, within the first eight years following its initial marketing authorization, representing a significant clinical benefit in comparison with existing therapies. A new pharmaceutical form does not trigger a new data exclusivity. It could trigger orphan exclusivity, provided, however, that the targeted disease is a rare disease and that the new pharmaceutical form meets the high threshold for being considered as bringing a significant benefit to patients.
In the EEA, the approval of a biosimilar for marketing is based on a positive opinion issued by the EMA and a related decision issued by the European Commission. The marketing approval is valid throughout the entire EEA. However, rules governing substitution of a biosimilar for the innovator product are provided by the national law of individual EEA countries, and many of them do not permit the automatic substitution of biosimilars for the reference product. Therefore, even if Alvotech obtains marketing approval for the entire EEA, Alvotech may not receive substitution in one or more EEA nations, thereby restricting its ability to market its products in those jurisdictions.
Other regions, including Canada, China, Japan and Korea, also have their own legislation outlining a regulatory pathway for the approval of biosimilars. In some cases, other countries have either adopted European guidance (Singapore and Malaysia) or are following guidance issued by the World Health Organization (Cuba and Brazil). While there is overlap in the regulatory requirements across regions, there are also some areas of non-overlap.
Additionally, Alvotech cannot predict whether countries that Alvotech may wish to market in, which do not yet have an established or tested regulatory framework could decide to issue regulations or guidance and/or adopt a more conservative viewpoint than other regions. Therefore, it is possible that even if Alvotech obtains agreement from one health authority to an accelerated or optimized development plan, Alvotech will need to defer to the most conservative view to ensure global harmonization of the development plan. Also, for regions where regulatory authorities do not yet have sufficient experience in the review and approval of a biosimilar product, these authorities may rely on the approval from another region (for example, the U.S.), which could delay its approval in that region. In addition, regulatory approval may be delayed as a result of laws in any applicable jurisdiction that provide for stay of regulatory approval related to patent coverage and subsequent litigation.
If other companies’ biosimilar candidates for certain reference products are determined to be interchangeable and Alvotech’s biosimilar candidates for these same reference products are not, its U.S. business could be negatively impacted.
The FDA may determine that a proposed biosimilar product is “interchangeable” with a reference product, meaning that the biosimilar product may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product, if the application includes sufficient information to show that the product is biosimilar to the reference product and that it can be expected to produce the same clinical result as the reference product in any given patient. In addition, if the biosimilar product may be administered more than once to a patient, the applicant must demonstrate that the risk in terms of safety or diminished efficacy of alternating or switching between the biosimilar product candidate and the reference product is not greater than the risk of using the reference product without such alternation or switch. To make a final determination of biosimilarity or interchangeability, the FDA may require additional confirmatory information beyond what Alvotech plans to initially submit in its applications for approval, such as more in-depth
analytical characterization, animal testing or further clinical studies. Provision of sufficient information for approval may prove difficult and expensive.
Alvotech cannot predict whether any of its biosimilar product candidates will meet regulatory requirements for approval as a biosimilar product or as an interchangeable product.
The concept of “interchangeability” is important because, in the U.S. for example, the first biosimilar approved as interchangeable with a particular reference product for any condition of use is eligible for a period of market exclusivity during which time the FDA cannot approve a second or subsequent biosimilar product ss interchangeable with that reference product for any condition of use. The relevant period of exclusivity will end upon the earlier of: (1) one year after the first commercial marketing of the first interchangeable product; (2) 18 months after resolution of a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product, based on a final court decision regarding all of the patents in the litigation or dismissal of the litigation with or without prejudice; (3) 42 months after approval of the first interchangeable product, if a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product is still ongoing; or (4) 18 months after approval of the first interchangeable product if the applicant that submitted the application for the first interchangeable product has not been sued under 42 U.S.C. § 262(l)(6). Thus, a determination that another company’s product is interchangeable with the reference biologic before Alvotech obtains approval of its corresponding biosimilar product candidates may delay the potential approval of its products as interchangeable with the reference product, which could materially adversely affect the results of operations and delay, prevent or limit its ability to generate revenue. Even if Alvotech is awarded interchangeable exclusivity for a product, that award may be challenged by third parties. Any successful challenge to Alvotech’s exclusivity will negatively impact Alvotech’s ability to market and sell the related product.
Even if Alvotech obtains regulatory approval for a product candidate, its products will remain subject to continuous subsequent regulatory obligations and scrutiny.
If Alvotech’s product candidates are approved, they will be subject to ongoing regulatory requirements for pharmacovigilance, manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies (if any) and submission of other post-market information, including both federal and state requirements in the U.S. and equivalent requirements of comparable regulatory authorities.
Manufacturers and manufacturers’ facilities are required to comply with extensive FDA, and comparable regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMP, regulations. As such, Alvotech and its contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any marketing authorization application, or MAA. Accordingly, Alvotech and others with whom Alvotech works must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.
Any regulatory approvals that Alvotech or its collaboration partners receive for its product candidates may be subject to limitations on the approved conditions of use for which the product may be marketed or to the conditions of approval or may contain requirements for potentially costly additional data generation, including clinical trials. Alvotech will be required to report certain adverse reactions and production problems, if any, to the FDA and comparable regulatory authorities, and to conduct surveillance to monitor the safety and efficacy of the product candidate. Any new legislation addressing drug safety or biologics or biosimilars issues could result in delays in product development or commercialization or increased costs to assure compliance.
Alvotech will have to comply with requirements concerning advertising and promotion for its products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions that vary throughout the world and must be consistent with the information in the product’s approved label. As such, Alvotech may not promote its products in ways that are not consistent with
FDA-approved
labeling, e.g., for indications or uses for which they do not have approval.
If Alvotech’s product candidates are approved, the company must submit new or supplemental applications and obtain prior approval for certain changes to the licensed products, therapeutic indications, product labeling and manufacturing process. These changes may require submission of substantial data packages that may include clinical data.
If a regulatory authority discovers previously unknown problems with a biosimilar product (or with the reference product or related biosimilars) such as adverse events of unanticipated severity or frequency, or if there are problems with the facility where the product is manufactured or the regulatory authority disagrees with the advertising, promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or Alvotech. If Alvotech fails to comply with applicable regulatory requirements, a regulatory authority such as FDA may, among other things:

•	issue warning or untitled letters;

•	refer a case to the U.S. Department of Justice to impose civil or criminal penalties;

•	begin proceedings to suspend or withdraw regulatory approval;

•	issue an import alert;

•	suspend Alvotech’s ongoing clinical studies or put Alvotech’s investigational new drug application (“IND”) on clinical hold;

•	refuse to approve pending applications (including supplements to approved applications) submitted by Alvotech;

•	ask Alvotech to initiate a product recall; or

•	refer a case to the U.S. Department of Justice to seize and forfeit products or obtain an injunction imposing restrictions on its operations.
Any government investigation of alleged violations of law or regulations could require Alvotech to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect Alvotech’s ability to commercialize and generate revenue from its products. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of Alvotech and its operating results will be adversely affected.
Adverse events involving a reference product, or other biosimilars of such reference product, may result in negative publicity for Alvotech’s biosimilar product or ultimately result in the removal of Alvotech’s biosimilar product from the market.
In the event that use of a reference product, or another biosimilar for such reference product, results in unanticipated side effects or other adverse events, it is likely that Alvotech’s biosimilar product candidate will be viewed comparably and may become subject to the same scrutiny and regulatory actions as the reference product or other biosimilar, as applicable. Accordingly, Alvotech may become subject to, for example, safety labeling change orders, clinical holds, product recalls or other regulatory actions for matters outside of its control that affect the reference product, or other biosimilars, as applicable, potentially until Alvotech is able to demonstrate to the satisfaction of its regulators that its biosimilar product candidate is not subject to the same issues leading to the regulatory action as the reference product or other biosimilar, as applicable. Any recall or safety alert or safety labeling change relating to Alvotech’s product (either voluntary or required by regulatory bodies) could ultimately result in the removal of Alvotech’s product from the market. Any recall could result in significant cost as well as negative publicity that could reduce overall demand for Alvotech’s products.
Alvotech is highly dependent on the services of its key executives and personnel and if Alvotech is not able to retain these members of its management or recruit additional management, clinical and scientific personnel, its operations and future performance will suffer.
Alvotech is highly dependent on the principal members of its management and scientific and technical staff. The loss of service of any of its management or key scientific and technical staff could harm its business, prospects and financial condition. In addition, Alvotech will need to expand and effectively manage its managerial, scientific, operational, financial and other resources in order to successfully pursue its clinical development and commercialization efforts. The pharmaceutical industry has experienced a high rate of turnover of management personnel in recent years. If Alvotech is not able to retain its management and to attract, retain and motivate on acceptable terms, additional qualified personnel necessary for the continued development of its business, Alvotech may not be able to sustain its operations or grow.
Alvotech’s future performance will also depend, in part, on its ability to successfully integrate newly hired executive officers into its management team and its ability to develop an effective working relationship among senior management. Alvotech’s failure to integrate these individuals and create effective working relationships among them and other members of management could result in inefficiencies in the development and commercialization of its product candidates, harming future regulatory approvals, sales of its product candidates and its results of operations. Additionally, Alvotech does not currently maintain “key person” life insurance on the lives of its executives or any of its employees.

Alvotech has been and will need to continue to expand its organization and Alvotech may experience difficulties in managing this growth, which could disrupt its operations.
As of November 30, 2021, Alvotech had 718 full-time employees, including 22 contractors. Additionally, we rely on a number of temporary workers from time-to-time
as needed. As its development and commercialization plans and strategies develop, Alvotech expects to need additional managerial, operational, sales, marketing, financial, legal and other resources. Alvotech’s management may need to divert a disproportionate amount of its attention away from its day-to-day
activities and devote a substantial amount of time to managing these growth activities. Alvotech may not be able to effectively manage the expansion of its operations, which may result in weaknesses in its infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. In addition, Alvotech’s success depends on its ability to attract and retain a talented workforce with a specialized set of skills. A significant part of Alvotech’s employees are expatriates and may need to obtain work visas in the country of operations. Changes to immigration laws or other restrictions on the movement of persons might make it more difficult for Alvotech to attract and retain talented employees. Alvotech’s expected growth could also require significant capital expenditures and may divert financial resources from other projects, such as the development of its current and potential future product candidates. If Alvotech’s management is unable to effectively manage its growth, its expenses may increase more than expected, its ability to generate and/or grow revenue could be reduced and Alvotech may not be able to implement its business strategy. Alvotech’s future financial performance and its ability to commercialize product candidates and compete effectively will depend, in part, on its ability to effectively manage any future growth.
Alvotech relies on third parties to conduct its nonclinical and clinical studies and perform other tasks for Alvotech. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, Alvotech may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed.
Alvotech has relied upon and plans to continue to rely upon third-party CROs to monitor and manage data for its ongoing nonclinical and clinical programs. Alvotech relies on these parties for execution of its nonclinical and clinical studies and controls only certain aspects of their activities. Nevertheless, Alvotech is responsible for ensuring that each of its studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and its reliance on the CROs does not relieve Alvotech of its regulatory responsibilities. Alvotech and its CROs and other vendors are required to comply with relevant practices that may include cGMP, current good clinical practices, or cGCP, and Good Laboratory Practices, or GLP, which are regulations and guidelines required by the FDA, the Competent National Authorities of the Member States of the EEA and comparable national regulatory authorities for all of its product candidates in clinical development. Regulatory authorities monitor these regulations through periodic inspections of study sponsors, principal investigators, study sites and other contractors. If Alvotech, any of its CROs, service providers or investigators fail to comply with applicable regulations or cGCPs, the data generated in its nonclinical and clinical studies may be deemed unreliable and the FDA, European Commission, EMA or comparable national regulatory authorities may require Alvotech to perform additional nonclinical and clinical studies before approving its marketing applications. Alvotech cannot provide assurance that upon inspection by a given regulatory authority, such regulatory authority will determine that any clinical investigator for any of its clinical studies comply with cGCP regulations. In addition, its clinical studies must be conducted with product produced in compliance with cGMP regulations. Failure to comply by any of the participating parties or Alvotech with these regulations may require Alvotech to generate new data, repeat clinical studies, and potentially undergo re-inspection,
which would delay the regulatory approval process. Further, if any accidents occur or there are process mistakes at the facilities of CROs or other vendors that handle reference products, there may be product loss which could further delay Alvotech’s nonclinical and clinical programs. Moreover, Alvotech’s business may be implicated if its CRO or any other participating parties violate federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws whether in the U.S. or equivalent foreign laws and obligations.

If any of Alvotech’s relationships with these third-party CROs terminate, Alvotech may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. In addition, Alvotech’s CROs are not its employees, and except for remedies available to Alvotech under its agreements with such CROs, Alvotech cannot control whether or not they devote sufficient time and resources to its on-going
nonclinical and clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to protocols, regulatory requirements, delays caused by the
COVID-19
pandemic, or for other reasons, Alvotech’s clinical studies may be extended, delayed or terminated and Alvotech may not be able to obtain regulatory approval for or successfully commercialize its product candidates. CROs may also generate higher costs than anticipated. As a result, Alvotech’s results of operations and the commercial prospects for its product candidates would be harmed, its costs could increase and its ability to generate revenue could be delayed.
Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact Alvotech’s ability to meet its desired clinical development timelines. There can be no assurance that Alvotech will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on its business, financial condition and prospects.
Alvotech partly relies on third parties to manufacture clinical and commercial supplies of its product candidates and to store critical components of its product candidates for Alvotech (including procuring and providing reference product). Alvotech’s business could be harmed if those third parties fail to provide Alvotech with sufficient quantities of product candidates or fail to do so at acceptable quality levels, prices and agreed upon time frame.
Alvotech partly relies on third-party manufacturers (contract manufacturing organizations, or “CMOs”) to manufacture and supply Alvotech with its product candidates for its preclinical and clinical studies. Alvotech also relies on third parties to manufacture nonclinical and clinical supplies of its product candidates, to store critical components of its product candidates and perform for Alvotech various services related to the product candidates’ compliance with regulatory requirements. Successfully transferring complicated manufacturing techniques to contract manufacturing organizations and scaling up these techniques for commercial quantities is time consuming and Alvotech may not be able to achieve such transfer or do so in a timely manner. Moreover, the availability of contract manufacturing services for protein-based therapeutics is highly variable and there are periods of relatively abundant capacity alternating with periods in which there is little available capacity. If Alvotech’s need for contract manufacturing services increases during a period of industry-wide production capacity shortage, Alvotech may not be able to produce its product candidates on a timely basis or on commercially viable terms. Moreover, Alvotech’s manufacturing processes utilize single-use
processing technology to manufacture drug substance and drug product. Although Alvotech will plan accordingly and generally does not begin a clinical study unless it believes it has a sufficient supply of a product candidate to complete such study, any significant delay, whether due to supply chain interruptions in connection with the COVID-19 pandemic or otherwise, or discontinuation in the supply of a product candidate for an ongoing clinical study due to the need to replace a third-party manufacturer could considerably delay completion of Alvotech’s clinical studies, product testing and potential regulatory approval of its product candidates, which could harm its business and results of operations.
Reliance on third-party manufacturers entails additional risks, including reliance on the third party for regulatory compliance and quality assurance, the possible breach of the manufacturing agreement by the third party and the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for Alvotech. In addition, commercial manufacturing must be produced in compliance with cGMP regulations. Failure to comply by any CMO may require Alvotech to generate new data, repeat clinical studies, and potentially undergo re-inspection,
which would delay the regulatory approval process. In addition, if a CMO does not comply with cGMP, Alvotech’s failure or the failure of its third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on Alvotech, including fines, injunctions, civil penalties, delays, license suspension or revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of Alvotech’s product candidates or any other product candidates or products that it may develop. Any failure or refusal to supply the components for Alvotech’s product candidates that it may develop could delay, prevent or impair its clinical development or commercialization efforts. If Alvotech’s contract manufacturers were to breach or terminate their manufacturing arrangements with Alvotech, the development or commercialization of the affected products or product candidates could be delayed, which could have an adverse effect on Alvotech’s business. Any change in Alvotech’s manufacturers could be costly because the commercial terms of any new arrangement could be less favorable and because the expenses relating to the transfer of necessary technology and processes could be significant. In addition, any changes in Alvotech’s manufacturers could necessitate generation of new data and pre-license
facility inspections. Changes made during the pendency of a BLA before FDA could result in delay in approval of the BLA.
If any of Alvotech’s product candidates are approved, in order to produce the quantities necessary to meet anticipated market demand, any contract manufacturer that Alvotech engages may need to increase manufacturing capacity. If Alvotech is unable to produce its product candidates in sufficient quantities to meet the requirements for the launch of these products or to meet future demand, its revenue and gross margins could be adversely affected. Although Alvotech believes that it will not have any material supply issues, Alvotech cannot be certain that it will be able to obtain long-term supply arrangements for its product candidates or materials used to produce them on acceptable terms, if at all. If Alvotech is unable to arrange for third-party manufacturing, or to do so on commercially reasonable terms, Alvotech may not be able to complete development or commercialization of its products.
In addition, Alvotech engages external transport companies to ship its products between the different supply points used to manufacture the finished product. Delays in shipment, damage of materials during shipment or any other events leading to late delivery or not full amount of ordered quantities could have a significant impact on project timelines, stock on markets and sales.
Alvotech has entered into collaborations with third parties in connection with the development of certain of its product candidates. Even if Alvotech believes that the development of its technology and product candidates is promising, its partners may choose not to proceed with such development if Alvotech materially deviates from the original program timelines, the contractual terms, or breaches the contractual terms.
Alvotech has or may have future collaborations with various partners for the development and commercialization of certain of its biosimilar candidates. Alvotech’s existing and future agreements with its collaboration partners are generally subject to termination by the counterparty under certain circumstances. Accordingly, even if Alvotech believes that the development of certain product candidates is worth pursuing, its partners may choose not to continue with such development, if Alvotech materially deviates from the original program timelines, the contractual terms, or breaches the contractual terms. If any of Alvotech’s collaborations are terminated, Alvotech may be required to devote additional resources to the development of its product candidates or seek a new collaboration partner, and the terms of any additional collaborations or other arrangements that Alvotech establishes may not be favorable to Alvotech, available under commercially reasonable terms or available at all.
Alvotech is also at risk that its collaborations or other arrangements may not be successful. Factors that may affect the success of its collaborations include the following:

•	its collaboration partners may incur financial, legal or other difficulties that force them to limit or reduce their participation in its joint projects;

•
its collaboration partners may be pursuing alternative technologies or developing alternative products that are competitive to its technology and products, either on their own or in partnership with others;

•
its collaboration partners may terminate their collaborations with Alvotech, which could make it difficult for Alvotech to attract new partners or adversely affect perception of Alvotech in the business and financial communities; and

•	its collaboration partners may pursue higher priority programs or change the focus of their development programs, which could affect their commitment to Alvotech.
If Alvotech cannot maintain successful collaborations, its business, financial condition and operating results may be adversely affected.
Alvotech is dependent on its partners, such as Teva and STADA, for the commercialization of its biosimilar products candidates in certain major markets, and their failure to commercialize in those markets could have a material adverse effect on Alvotech’s revenue, business and operating results.
Alvotech does not currently have direct sales, marketing, and distribution capabilities. Instead, Alvotech has chosen to market and commercialize its products through partnerships with multiple regional partners. For more information about Alvotech’s sales and marketing strategy and its commercial partnerships, please see the section entitled “
Business of Alvotech—Our Platform—Sales and Marketing
” and “
—Commercial Partnerships
”. For example, Teva, is responsible for commercialization of, among other product candidates, AVT02, AVT04 and AVT06 in the U.S., and STADA is responsible for commercialization of, among other product candidates, AVT02, AVT04 and AVT06 in the EEA. If Alvotech’s commercial partners fail to exercise commercially reasonable efforts to market and sell Alvotech’s products in their respective licensed jurisdictions (timely or at all) or are otherwise ineffective in doing so, Alvotech’s business will be harmed and Alvotech may not be able to adequately remedy the harm through negotiation, litigation, arbitration or termination of the license agreements. Moreover, any disputes with Alvotech’s collaboration partners concerning the adequacy of their commercialization efforts will substantially divert the attention of Alvotech’s senior management from other business activities and will require Alvotech to incur substantial legal costs to fund litigation or arbitration proceedings and perhaps lead to delayed license-related payments to Alvotech.
Alvotech is subject to a multitude of risks related to manufacturing. Any adverse developments affecting the manufacturing operations of Alvotech’s biosimilar products could substantially increase its costs and limit supply for its products.
The process of manufacturing Alvotech’s products is complex, highly regulated and subject to several risks, including but not limited to:

•	raw material and/or consumable shortages from external suppliers;

•	product loss due to contamination, equipment failure, or operator error; and

•
equipment installation and qualification failures, equipment breakdowns, labor shortages, natural disasters, power failures and numerous other factors associated with the manufacturing facilities in which its products are produced.

Even minor deviations from normal manufacturing processes for any of its products could result in reduced production yields, product defects and other supply disruptions. Additionally, if microbial, viral or other contaminations are discovered in its products or in the manufacturing facilities in which Alvotech’s products are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. Further, any defects or contaminations, or inadequate disclosure relating to the risk of using Alvotech’s products could lead to recalls or safety alerts, or other enforcement action by regulatory authorities.
Any adverse developments affecting manufacturing operations for Alvotech’s products may result in shipment delays, inventory shortages, lot failures, withdrawals or recalls or other interruptions in the supply of its products. Alvotech may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives.

Alvotech currently engages single suppliers for some manufacture, clinical trial services, formulation development and product testing of its product candidates. The loss of any of these suppliers or vendors could materially and adversely affect its business.
The biologic drug substance used in all Alvotech programs is currently manufactured at the facility of Alvotech hf. in Reykjavik, as is the pre-filled
syringe (bulk drug product) for AVT02. In addition, Alvotech relies on certain single third-party suppliers for the safety device assembly and associated finished packaging of the AVT02 pre-filled
syringe for all clinical supplies and future commercial supplies and for the combination product assembly and finished packaging of the AVT02 pre-filled
syringe for all clinical supplies and future commercial supplies. In addition, Alvotech has engaged a future second contract manufacturer of the combination product and packaging for AVT02. Alvotech has engaged a single contract manufacturer for clinical supplies of AVT06, to conduct the fill and finish manufacturing step for vial presentations. Prior to engaging any contract manufacturer for services, Alvotech performs a qualification of the site, including a verification of its status with regard to the relevant regulations. In addition, Alvotech performs regular audits as per its contractor management procedures once the contractor is qualified. Prior to any approval inspection, Alvotech engages external partners to help prepare for a successful inspection. Alvotech does not currently have any other suppliers or vendors for the above-mentioned requirements for its product candidates and, although Alvotech believes that there are alternate sources that could satisfy these requirements, Alvotech cannot assure you that identifying and establishing relationships with such would not result in significant delay in the development of its product candidates. Additionally, Alvotech may not be able to enter into arrangements with alternative vendors on commercially reasonable terms or at all. A delay in the development of its product candidates or having to enter into a new agreement with a different third-party on less favorable terms than Alvotech has with its current suppliers could have a material adverse impact upon on its business.
Alvotech’s failure to obtain or renew certain approvals, licenses, permits and certificates required may result in its inability to continue its operations or may result in enforcement actions with the respective regulatory authorities which would materially and adversely affect Alvotech’s business.
Alvotech is required to obtain and maintain various approvals, licenses, permits and certificates from relevant authorities to operate its business. Any failure to obtain any approvals, licenses, permits and certificates necessary for Alvotech’s operations may result in enforcement actions thereunder, including the relevant regulatory authorities ordering Alvotech to cease operations, implement potentially costly corrective measures or any other action which could materially disrupt Alvotech’s business operations.
In addition, some of these approvals, permits, licenses and certificates are subject to periodic renewal and/or reassessment by the relevant authorities, and the standards of such renewal and/or reassessment may change from time to time. Alvotech cannot give reassurance that it will be able to successfully procure such renewals and/or reassessment when due, and any failure to do so could severely disrupt its business.
Furthermore, if the interpretation or implementation of existing laws and regulations changes or new regulations come into effect requiring Alvotech to obtain any additional approvals, permits, licenses or certificates that were previously not required to operate its existing businesses, Alvotech cannot provide assurance that it will successfully obtain them, which in turn could restrict its scope of permitted business activities and constrain its drug development and revenue generation capability.
Any of the above developments could have a material adverse effect on Alvotech’s business, financial condition and results of operations.
Alvotech and its collaboration partners and contract manufacturers are subject to significant regulation with respect to manufacturing its product candidates. The manufacturing facilities on which Alvotech relies may not continue to meet regulatory requirements or may not be able to meet supply demands.
All entities involved in the preparation of therapeutics for clinical studies or commercial sale, including its existing contract manufacturers for Alvotech’s product candidates, are subject to extensive regulation.

Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical studies must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of its product candidates that may not be detectable in final product testing. Alvotech, its collaboration partners or its contract manufacturers must supply all necessary documentation in support of a market application on a timely basis and must adhere to GLP and cGMP regulations enforced by the FDA and other regulatory agencies through their facilities inspection program. Not all contractors supporting Alvotech product candidates may be registered or approved for commercial pharmaceutical production. The facilities and quality systems of some or all of Alvotech’s collaboration partners and third-party contractors must pass a pre-approval
inspection for compliance with the applicable regulations as a condition of regulatory approval of Alvotech’s product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of Alvotech’s product candidates or the associated quality systems for compliance with the regulations applicable to the activities being conducted. Although Alvotech oversees the contract manufacturers, Alvotech cannot control the implementation of the manufacturing process used by its contract manufacturing partners. If these facilities do not pass a pre-approval
plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.
The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of Alvotech’s collaboration partners and third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of Alvotech’s product specifications or applicable regulations occurs independent of such an inspection or audit, Alvotech or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for Alvotech or a third party to implement and that may include the temporary or permanent suspension of a clinical study or commercial sales or import or the temporary or permanent closure of a facility and that may require re-inspection
thereby causing delays. Any such remedial measures imposed upon Alvotech or third parties with whom Alvotech contracts could materially harm its business, prospects and financial condition.
If Alvotech, its collaboration partners or any of its third-party manufacturers fail to maintain regulatory compliance, the FDA or other applicable regulatory authority can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new biologic product, or suspension or revocation of a license. As a result, Alvotech’s business, financial condition and results of operations may be materially harmed.
Additionally, if supply from one approved manufacturer is interrupted, registration of an alternative manufacturer would require submissions to the market application (e.g., variation to the MAA), which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and prior regulatory approval and is likely to result in a delay in Alvotech’s desired clinical and commercial timelines.
These factors could cause Alvotech to incur higher costs and could cause the delay or termination of clinical studies, regulatory submissions, required approvals or commercialization of its product candidates. Furthermore, if Alvotech’s suppliers fail to meet contractual requirements and Alvotech is unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, its clinical studies may be delayed or Alvotech could lose potential revenue from sales of an approved product.
Alvotech may not realize the benefits expected through the Joint Venture and the Joint Venture could have adverse effects on Alvotech’s business.
In September 2018, Alvotech entered into a joint venture agreement with Changchun High & New Technology Industries (Group) Inc., a Chinese corporation (the “Joint Venture Partner”). Under the joint venture agreement, Alvotech created Alvotech & CCHN Biopharmaceutical Limited Liability Company in 2019 (the “Joint Venture”), of which it owns a 50% ownership interest. The purpose of the Joint Venture is to research, develop, manufacture and sell high quality biosimilar products, to be a Chinese market leader in the biosimilar space and to deliver high quality competitive cost products to patients in China through the introduction of appropriate technology and adoption of scientific management systems and marketing methods, meanwhile, to realize the biopharmaceutical internationalization through providing international OEM (Original Equipment Manufacturer) service and innovate biosimilar development. For that purpose, the Joint Venture Partner is assisting the Joint Venture to build manufacturing facilities in the City of Changchun, Jilin Province, completing all registration and filing procedures as well as obtaining and maintaining all necessary permits and certifications, and assisting in hiring personnel with appropriate expertise and experience. In 2019, the Joint Venture broke ground on its manufacturing facility, expected to be operational in 2022. The Joint Venture expects to complete certifications and quality controls by June 2022 and to being producing commercial batches before the end of 2023.
Because Alvotech’s continued business operations in China are part of its current and future growth plans, further adverse changes in the economic and political policies relating to China could have a material adverse effect on Alvotech’s business. An escalation of recent trade tensions between the U.S. and China has resulted in trade restrictions that could harm Alvotech’s ability to participate in Chinese markets and numerous additional such restrictions have been threatened by both countries. Alvotech may find it impossible to comply with these or other conflicting regulations in the U.S. and China, which could make it difficult or impossible to achieve its business objectives in China or realize a return on its investment in this market. Sustained uncertainty about, or worsening of, current global economic conditions and further escalation of trade tensions between the U.S. and its trading partners, especially China, could result in a global economic slowdown and long-term changes to global trade, including retaliatory trade restrictions that could further restrict Alvotech’s ability to operate in China.
The Chinese economic, legal, and political landscape differs from other countries in many respects, including the level of government involvement and regulation, control of foreign exchange and allocation of resources, and uncertainty regarding the enforceability and scope of protection for intellectual property rights among others. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The laws, regulations and legal requirements in China are also subject to frequent changes and the exact obligations under and enforcement of laws and regulations are often subject to unpublished internal government interpretations and policies which makes it challenging to ascertain compliance with such laws. This uncertainty includes investigations and inquiries into graft, corruption and other crimes, the nature of which are difficult to predict. If one or more of the senior executives of the Joint Venture Partner or the Joint Venture or related entities are questioned or come under investigation under such an inquiry, for example, the Joint Venture’s performance could be materially adversely impacted and in turn Alvotech’s realization of its investment in such joint ventures and facilities, even if the claims underlying such questions or inquiry are proven false or challenging to verify.
Furthermore, Alvotech’s ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. Alvotech believes that its operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central Chinese government or the local government of the jurisdiction in which Alvotech operates may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on Alvotech’s part to ensure its compliance with such regulations or interpretations. For example, certain Joint Venture permits and certifications could be withdrawn, which could significantly impair or eliminate the Joint Venture’s ability to operate in China. Any actions and policies adopted by the Chinese government, or any prolonged slowdown in China’s economy, could have an adverse effect on Alvotech’s business, results of operations and financial condition.
The relationship between China and the U.S. is subject to periodic tension. Relations may also be compromised if the U.S. pressures the Chinese government regarding its monetary, economic, or social policies. Changes in political conditions in China and changes in the state of
China-U.S.
relations are difficult to predict and could adversely affect the operations or financial condition of the Joint Venture.

Alvotech relies on third parties to construct the Joint Venture’s manufacturing facility in China and, to the extent such third parties do not perform as expected, Alvotech may be unable to complete the Joint Venture’s facility on time or at all.
Alvotech has no construction capabilities and has partnered with the Joint Venture Partner to develop the Joint Venture’s manufacturing facilities. Alvotech expects substantially all of the Joint Venture’s construction work to be outsourced to the Joint Venture Partner. Alvotech is exposed to risks that the performance of the Joint Venture Partner and third parties supporting the facility construction may not meet its standards or specifications. Negligence or poor work quality by any contractors may result in defects in the Joint Venture’s building, which could in turn cause Alvotech to suffer financial losses, harm its reputation or expose Alvotech to third-party claims. Although Alvotech’s construction and other contracts contain provisions designed to protect it, Alvotech may be unable to successfully enforce these rights and, even if Alvotech is able to successfully enforce these rights, the Joint Venture Partner may not have sufficient financial resources to compensate Alvotech. Moreover, the Joint Venture Partner may undertake projects from other property developers, engage in risky undertakings or encounter financial or other difficulties, such as supply shortages, labor disputes or work accidents, which may cause delays in the completion of the Joint Venture’s property projects or increases in Alvotech’s costs. Alvotech may be unable to complete the Joint Ventures manufacturing facilities development on time or at all.
Alvotech’s reliance on third parties requires Alvotech to share its trade secrets, which increases the possibility that a competitor will discover them or that Alvotech’s trade secrets will be misappropriated or disclosed.
Because Alvotech relies on third parties to develop and manufacture its product candidates, Alvotech must, at times, share trade secrets with them. Alvotech seeks to protect its proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with its collaboration partners, advisors, employees and consultants prior to beginning research or disclosing proprietary information, such as trade secrets. These agreements typically limit the rights of the third parties to use or disclose Alvotech’s confidential information, such as trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by Alvotech’s competitors, are inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that Alvotech’s proprietary position is based, in part, on its know-how
and trade secrets, a competitor’s discovery of Alvotech’s trade secrets or other unauthorized use or disclosure would impair Alvotech’s competitive position and may have a material adverse effect on Alvotech’s business.
Alvotech’s biosimilar product candidates, if approved, will face significant competition from the reference products, other biosimilars, and from other medicinal products approved for the same indication(s) as the reference products. Alvotech’s failure to effectively compete may prevent Alvotech from achieving significant market penetration and expansion.
Alvotech expects to enter highly competitive markets. Alvotech expects other companies to seek approval to manufacture and market biosimilars to Humira, Prolia/Xgeva, Stelara, Simponi/Simponi Aria, Eylea or Xolair. If other biosimilars to Humira, Prolia/Xgeva, Stelara, Simponi/Simponi Aria, Eylea or Xolair, or other non-reference
products in the same therapeutic spaces are approved and successfully commercialized before AVT02, AVT03, AVT04, AVT05, AVT06 or AVT23, respectively, Alvotech may never achieve significant market share for these products, its revenue would be reduced and, as a result, its business, prospects and financial condition could suffer.
Successful competitors in the market have demonstrated the ability to effectively discover, obtain patents, develop, test and obtain regulatory approvals for products, as well as an ability to effectively commercialize, market and promote approved products. Numerous companies, universities and other research institutions are engaged in developing, patenting, manufacturing and marketing of products competitive with those that Alvotech is developing. Many of these potential competitors are large, experienced pharmaceutical companies that enjoy significant competitive advantages, such as substantially greater financial, research and development, manufacturing, personnel and marketing resources. These companies also have greater brand recognition and more experience in conducting preclinical testing and clinical trials of product candidates and obtaining FDA and other regulatory approvals of products.
If an improved version of a reference product, such as Humira, Prolia or Xgeva, Stelara, Simponi/Simponi Aria, Eylea or Xolair is developed or if the market for the reference product significantly declines, sales or potential sales of Alvotech’s biosimilar product candidates may suffer.
Companies may develop improved versions, treatment regimens, combinations and/or doses of a reference product as part of a life cycle extension strategy and may obtain regulatory approval of the improved version under a new or supplemental BLA, or equivalent foreign procedure, filed with the applicable regulatory authority. Should the company manufacturing the reference product for any of Alvotech’s candidate products succeed in obtaining an approval of an improved biologic product, it may capture a significant share of the market for the reference product in the applicable jurisdiction and significantly reduce the market for the reference product and thereby the potential size of the market for Alvotech’s biosimilar product candidates. In addition, the improved product may be protected by additional regulatory exclusivity or patent rights that may subject Alvotech’s follow-on
biosimilar to claims of infringement.
Biologic reference products may also face competition as technological advances are made that may offer patients a more convenient form of administration or increased efficacy or as new products are introduced. As new products are approved that compete with the reference product for Alvotech’s biosimilar product candidates, sales of the reference products may be adversely impacted or rendered obsolete. If the market for the reference product is impacted, Alvotech may lose significant market share or experience limited market potential for its approved biosimilar products or product candidates, and the value of Alvotech’s product pipeline could be negatively impacted. As a result of the above factors, Alvotech’s business, prospects and financial condition could suffer.
If efforts by manufacturers of reference products to prevent, delay or limit the use of biosimilars are successful, Alvotech’s business may be negatively affected, including but not limited to the sales of its biosimilar products.
Many manufacturers of reference products have increasingly used legislative, regulatory and other means to prevent or delay regulatory approval and to seek to restrict competition from manufacturers of biosimilars. These efforts may include or have included:

•	settling patent lawsuits with biosimilar companies, resulting in such patents remaining an obstacle for biosimilar approval by others;

•
submitting Citizen Petitions to request the FDA Commissioner to take administrative action with respect to prospective and submitted biosimilar applications or to elaborate or amend the standard of review for such biosimilar applications;

•	appealing denials of Citizen Petitions in U.S. federal district courts and seeking injunctive relief to reverse approval of biosimilar applications;

•	restricting access to reference brand products for equivalence and biosimilarity testing that interferes with timely biosimilar development plans;

•
attempting to influence potential market share by conducting medical education with physicians, payors, regulators and patients claiming that biosimilar products are too complex for biosimilar approval or are too dissimilar from reference products to be trusted as safe and effective alternatives;

•	implementing payor market access tactics that benefit their brands at the expense of biosimilars;

•
seeking state law restrictions on the substitution of biosimilar products at the pharmacy without the intervention of a physician or through other restrictive means such as excessive recordkeeping requirements or patient and physician notification;

•
seeking federal or state regulatory restrictions, or equivalent foreign restrictions, on the use of the same non-proprietary
name as the reference brand product for a biosimilar or interchangeable biologic;

•	seeking changes to the U.S. Pharmacopeia, an industry recognized compilation of drug and biologic standards, or equivalent international or foreign standards;

•	obtaining new patents covering existing products or processes which could extend patent exclusivity for a number of years or otherwise delay the launch of biosimilars;

•	originator could compete with Alvotech by manufacturing or commercializing their own proprietary biosimilar product to the reference product they sponsor; and

•	influencing legislatures so that they attach special patent extension amendments to unrelated federal legislation.
In 2012, Abbott Laboratories filed a Citizen Petition with the FDA asking the agency to refrain from accepting biosimilar applications under the BPCIA arguing that to approve such applications, without compensation to the reference product sponsor, would constitute an unconstitutional taking of a reference company’s valuable trade secrets under the fifth amendment of the U.S. constitution. The FDA denied this citizen petition in 2016. Other reference companies may file Citizen Petitions in an effort to restrict or prevent the introduction of biosimilars. If the FDA or a federal court determines that biosimilar applications under the BPCIA should be limited, Alvotech’s business may be negatively impacted.
Alvotech faces intense competition and rapid technological changes and the possibility that Alvotech’s competitors and originators such as AbbVie and Janssen may develop therapies that are similar, more advanced or more effective than Alvotech’s, which may adversely affect Alvotech’s financial condition and its ability to successfully commercialize its product candidates.
Alvotech has competitors both in the U.S. and internationally, including major multinational pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies. Some of the pharmaceutical and biotechnology companies developing biosimilars Alvotech expects to compete with include, for example, Celltrion Healthcare Co., Ltd., or Celltrion, Coherus, Amgen, Pfizer Inc., or Pfizer, Samsung Bioepis, Ltd., or Samsung Bioepis, and Sandoz International GmbH, or Sandoz, as well as other smaller companies. These companies may develop biosimilars or other products in the same therapeutic space as Alvotech’s products. For example, based on publicly available information, Alvotech expects AbbVie (the originator), Amgen, Boehringer Ingelheim GmbH, Biocon/Fujifilm/Viatris, Celltrion, Fresenius Kabi Pfizer, Samsung Bioepis, and Sandoz to be its main competitors for AVT02, a biosimilar product candidate to Humira (adalimumab); Janssen (the originator), Amgen, Celltrion, Bioepis, BioFactura,
Bio-Thera,
Formycon, Meiji, Neuclone, Samsung Bioepis, and Sandoz to be its main competitors for AVT04, a biosimilar candidate to Stelara (ustekinumab); Amgen (the originator), Celltrion, Eden Biologics, Fresenius Kabi, Samsung Bioepis, Sandoz, Gedeon Richter, and Teva to be its main competitors for AVT03, a biosimilar candidate to Prolia / Xgeva (denosumab); Janssen (the originator), Biothera, Fresenius, and Reliance to be its main competitors for AVT05, a biosimilar candidate of Simponi and Simponi Aria (golimumab); and Regeneron/Bayer Health Care (the originator), Amgen, Celltrion, Coherus, Formycon, Qilu/Alteogen, Sam Chun Dang, Samsung Bioepis, Sandoz, and Viatris, to be its main competitors for AVT06, a biosimilar candidate to Eylea (aflibercept); and Genentech (the originator), Celltrion and Teva, to be its main competitors for AVT23, a biosimilar candidate to Xolair (omalizumab).
Some of Alvotech’s competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the pharmaceutical industry may result in even more resources being concentrated in Alvotech’s competitors. As a result, these companies may obtain regulatory approval more rapidly than Alvotech is able to and may be more effective in selling and marketing their products. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Alvotech’s competitors may succeed in developing, acquiring or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that Alvotech may develop; they may also obtain patent protection that could block Alvotech’s products; and they may obtain regulatory approval, product commercialization and market penetration earlier than Alvotech do. Additionally, Alvotech’s competitors may have more resources in order to effectively pursue, defend against or settle with regard to potential or ongoing litigation. Biosimilar product candidates developed by Alvotech’s competitors may render its potential product candidates uneconomical, less desirable or obsolete, and Alvotech may not be successful in marketing its product candidates against competitors. Competitors may also assert in their marketing or medical education programs that their biosimilar products demonstrate a higher degree of biosimilarity to the reference products than do Alvotech or other competitor’s biosimilar products, thereby seeking to influence health care practitioners to select their biosimilar products, versus Alvotech or other competitors.
If Alvotech is unable to establish effective sales and marketing capabilities in jurisdictions for which Alvotech choose to retain commercialization rights or if Alvotech is unable to enter into agreements with third parties to market and sell its product candidates, and Alvotech is unable to establish and maintain a marketing and sales organization, Alvotech may be unable to generate substantial or any revenue.
Alvotech currently has no marketing or sales organization. Although Alvotech’s employees may have sold other biologic products in the past while employed at other companies, its products have not yet been approved for sale, and thus Alvotech as a company has no experience selling and marketing its product candidates. To successfully commercialize any products that may result from Alvotech’s development programs, Alvotech will need to develop these capabilities, either on its own or with others. If Alvotech’s product candidates receive regulatory approval, Alvotech might establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize its product candidates in major markets where Alvotech may choose to retain commercialization rights. Doing so will be expensive, difficult and time consuming. Any failure or delay in the development of Alvotech’s internal sales, marketing and distribution capabilities would adversely impact the commercialization of its products.
Further, given Alvotech’s lack of prior experience in marketing and selling biopharmaceutical products, Alvotech’s initial estimate of the size of the required sales force may be materially more or less than the size of the sales force actually required to effectively commercialize its product candidates. As such, Alvotech may be required to hire substantially more sales representatives to adequately support the commercialization of its product candidates or Alvotech may incur excess costs as a result of hiring more sales representatives than necessary. With respect to certain geographical markets, Alvotech may enter into collaborations with other entities to utilize their local marketing and distribution capabilities, but Alvotech may be unable to enter into such agreements on favorable terms, if at all. If Alvotech’s future collaboration partners do not commit sufficient resources to commercialize its future products, if any, and Alvotech is unable to develop the necessary marketing capabilities on its own, Alvotech will be unable to generate sufficient product revenue to sustain its business. Alvotech expects competition from companies such as Celltrion, Sandoz, Amgen, Pfizer, Fresenius Kabi, Boehringer Ingelheim, Coherus and Viatris that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third-party to perform marketing and sales functions, Alvotech may be unable to compete successfully against these more established companies.
Alvotech may need to enter into alliances with other companies that can provide capabilities and funds for the development and commercialization of its product candidates. If Alvotech is unsuccessful in forming or maintaining these alliances on sufficiently favorable terms, its business could be adversely affected.
Alvotech expects its manufacturing facility in Reykjavik to be able to scale up its capabilities for commercial production. Nevertheless, Alvotech is expected to retain contract manufacturing organization services as a second source of supply, including for business continuity risk mitigation. In addition, because Alvotech has limited capabilities for late-stage product development, manufacturing, sales, marketing and distribution, Alvotech has found it necessary to enter into alliances with other companies. Alvotech entered into a collaboration agreement with Teva for the development and commercialization of AVT02 in the U.S. Similarly, Alvotech entered into a collaboration agreement with STADA for the development and commercialization of AVT02 in the European Union. In the future, Alvotech may also find it necessary to form alliances or joint ventures with major pharmaceutical companies to jointly develop and/or commercialize specific biosimilar product candidates. In such alliances, Alvotech would expect its collaboration partners to provide substantial capabilities in clinical development, manufacturing, regulatory affairs, sales and marketing. Alvotech may not be successful in entering into any such alliances. Even if Alvotech does succeed in securing such alliances, Alvotech may not be able to maintain them if, for example, development or approval of a product candidate is delayed or sales of an approved product are disappointing. If Alvotech is unable to secure or maintain such alliances Alvotech may not have the capabilities necessary to continue or complete development of its product candidates and bring them to market, which may have an adverse effect on its business.
In addition to product development and commercialization capabilities, Alvotech may depend on its alliances with other companies to provide substantial additional funding for development and potential commercialization of its product candidates. Alvotech may not be able to obtain funding on favorable terms from these alliances, and if Alvotech is not successful in doing so, Alvotech may not have sufficient funds to develop a particular product candidate internally or to bring product candidates to market. Failure to bring Alvotech’s product candidates to market will prevent Alvotech from generating sales revenue, and this may substantially harm its business, prospects and financial condition. Furthermore, any delay in entering into these alliances could delay the development and commercialization of Alvotech’s product candidates and reduce their competitiveness even if they reach the market. As a result, Alvotech’s business and operating results may be adversely affected.
The commercial success of any current or future product candidate will depend upon the degree of market acceptance by physicians, patients, third-party payors and others in the medical community.
Even with the requisite approvals from the FDA and comparable regulatory authorities, the commercial success of Alvotech’s product candidates will depend in part on the medical community, patients and third-party payors accepting Alvotech’s product candidates as medically useful, cost-effective and safe. Any product that Alvotech brings to the market may not gain market acceptance by physicians, patients, third-party payors and others in the medical community. The degree of market acceptance of any of Alvotech’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the safety and efficacy of the product as demonstrated in clinical studies and through the demonstration of biosimilarity;

•	any potential advantages over competing biosimilars and/or other treatments in the same therapeutic space(s);

•	the prevalence and severity of any side effects, including any limitations or warnings contained in a product’s approved labeling;

•	the clinical indications for which approval is granted;

•	the possibility that a competitor may achieve interchangeability in the U.S. and Alvotech may not;

•	relative convenience and ease of administration;

•	the extent to which its product may be more or less similar to the reference product than competing biosimilar product candidates;

•	policies and practices governing the naming of biological product candidates;

•	prevalence of the disease or condition for which the product is approved;

•	the cost of treatment, particularly in relation to competing treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support and timing of market introduction of competitive products;

•	publicity concerning its products or competing products and treatments;

•	the extent to which third-party payors provide adequate third-party coverage and reimbursement for its product candidates, if approved;

•	patients’ willingness to pay out-of-pocket in the absence of such coverage and adequate reimbursement; and

•	its ability to maintain compliance with regulatory requirements.
Even if a potential biosimilar product is expected to have a highly similar efficacy and safety profile to the reference product, as demonstrated through analytical, nonclinical, and clinical studies, market acceptance of the product will not be fully known until after it is launched and may be negatively affected by a potential poor safety experience and the track record of other biosimilar product candidates. Alvotech’s efforts to educate the medical community and third-party payors on the benefits of the product candidates may require significant resources, may be under-resourced compared to large well-funded pharmaceutical entities and may never be successful. If Alvotech’s product candidates are approved but fail to achieve an adequate level of acceptance by physicians, patients, third-party payors and others in the medical community, Alvotech will not be able to generate sufficient revenue to become or remain profitable.
The third-party coverage and reimbursement status of newly-approved products is uncertain. Failure of Alvotech’s third-party commercial partners to obtain or maintain adequate coverage and reimbursement for new or current products could limit Alvotech’s ability to market those products and decrease its ability to generate revenue.
Pricing, coverage and reimbursement of Alvotech’s biosimilar product candidates, if approved, may not be adequate to support its commercial infrastructure. Alvotech’s per-patient
prices may not be sufficient to recover its development and manufacturing costs and potentially achieve profitability. Accordingly, the availability and adequacy of coverage and reimbursement by governmental and private payors are essential for most patients to be able to afford expensive treatments such as Alvotech, if approved. Sales of Alvotech’s product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of Alvotech’s product candidates will be paid for by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations or reimbursed by government authorities, private health insurers and other third-party payors. If coverage and reimbursement are not available, or are available only to limited levels, Alvotech may not be able to successfully commercialize its product candidates. Even if coverage is provided, the approved reimbursement amount may not be adequate to allow Alvotech to establish or maintain pricing sufficient to realize a return on its investment.
There is significant uncertainty related to third-party coverage and reimbursement of newly approved products. In the U.S., third-party payors, including private and governmental payors such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered and reimbursed. The Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and biologics. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for Alvotech’s biosimilar product candidates, if approved. In addition, in the U.S., no uniform policy of coverage and reimbursement for biologics exists among third-party payors. Therefore, coverage and reimbursement for biologics can differ significantly from payor to payor. As a result, the process for obtaining favorable coverage determinations often is time-consuming and costly and may require Alvotech to provide scientific and clinical support for the use of its products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained. Further, coverage policies and third-party payor reimbursement rates may change at any time. Therefore, even if favorable coverage and reimbursement status is attained, less favorable coverage policies and reimbursement rates may be implemented in the future.
Outside the U.S., pharmaceutical companies, products and distributors are generally subject to extensive governmental price controls and other market regulations. Alvotech believes the increasing emphasis on cost-containment initiatives in EEA, Canada and other countries has and will continue to put pressure on the pricing and usage of its product candidates. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that Alvotech is able to charge for its product candidates. Accordingly, in markets outside the U.S., the reimbursement for Alvotech’s products may be reduced compared with the U.S. and may be insufficient to generate commercially reasonable revenue and profits.
Moreover, increasing efforts by governmental and third-party payors in the U.S. and abroad to control healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for Alvotech’s product candidates. Certain cost containment practices may adversely affect Alvotech’s product sales. Alvotech expects to experience pricing pressures in connection with the sale of any of its product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes.
If Alvotech’s third-party commercial partners are unable to establish or sustain coverage and adequate reimbursement for any of Alvotech’s product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect Alvotech’s ability to market or sell those product candidates, if approved.
Alvotech’s biosimilar product candidates, if approved, could face price competition from other biosimilars of the same reference products for the same indication. This price competition could exceed Alvotech’s capacity to respond, detrimentally affecting its market share and revenue as well as adversely affecting the overall financial health and attractiveness of the market for the biosimilar.
Alvotech expects to enter highly competitive biosimilar markets. Successful competitors in the biosimilar market have the ability to effectively compete on price through payors and their third-party administrators who exert downward pricing pressure. It is possible Alvotech’s biosimilar competitors’ compliance with price discounting demands in exchange for market share could exceed Alvotech’s capacity to respond in kind and reduce market prices beyond its expectations. Such practices may limit Alvotech’s and its collaboration partners’ ability to increase market share and will also impact profitability.
If Alvotech infringes or is alleged to infringe the intellectual property rights of third parties, its business could be harmed. Avoiding and defending against infringement claims could be expensive and time consuming, which may in turn prevent or delay Alvotech’s development and commercialization efforts.
Alvotech’s commercial success depends in large part on avoiding infringement of the valid and enforceable patents and proprietary rights of third parties and invalidating or rendering unenforceable other patent and proprietary rights of third parties. There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the pharmaceutical industry, including patent infringement lawsuits, interferences, oppositions and reexamination proceedings before the U.S. Patent and Trademark Office, or USPTO, and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which Alvotech is developing product candidates. As the pharmaceutical industry expands and more patents are issued, the risk increases that Alvotech’s product candidates may be subject to claims of infringement of the patent rights, or other intellectual property rights, of third parties.
Alvotech’s research, development and commercialization activities may be claimed or held to infringe or otherwise violate patents owned or controlled by other parties. The companies that originated the products for which Alvotech intends to introduce biosimilar versions, such as AbbVie, Amgen, Janssen, Genentech and Regeneron as well as other competitors (including other companies developing biosimilars) often have developed worldwide patent portfolios of varying sizes and breadth, many of which are in fields relating to Alvotech’s business, and it may not always be clear to industry participants, including Alvotech, which patents cover various types of products, methods of use, methods of manufacturing, etc.
Third parties may assert that Alvotech is employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to compositions, formulations, methods of manufacture or methods for treatment related to the use or manufacture of Alvotech’s product candidates. While Alvotech has conducted freedom to operate analyses with respect to its lead product candidates, Alvotech cannot guarantee that any of its analyses will ensure that claims will not be brought or won against Alvotech, nor can Alvotech be sure that it has identified each and every patent and pending application in the U.S. and abroad that is relevant or necessary to the commercialization of its product candidates. Moreover, because patent applications can take up to 18 months after initial priority filing date to publish and issue, there may be currently pending patent applications with claims not yet filed that may later result in issued patents covering Alvotech’s product candidates. Alvotech has not yet completed freedom to operate analysis on products it is evaluating for inclusion in its future biosimilar product pipeline and therefore Alvotech does not know whether or to what extent that development of these products may be influenced by unexpired patents and pending applications.
There may also be patent applications that have been filed but not published and if such applications issue as patents, they could be asserted against Alvotech. For example, in most cases, a patent filed today would not become known to industry participants for at least 18 months given patent rules applicable in most jurisdictions which typically do not publish patent applications until 18 months from the application’s prior date. Moreover, Alvotech may face claims from non-practicing
entities that have no relevant product revenue and against whom its own patent portfolio may have no deterrent effect. In addition, coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If Alvotech is sued for patent infringement, Alvotech would need to convince a judicial authority that its product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid and/or unenforceable, and Alvotech may not be able to do this. Proving to a judicial authority that a patent claim is invalid or unenforceable can be difficult. For example, in the U.S., proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Also in proceedings before courts in Europe, the burden of proving invalidity of the patent usually rests on the party alleging invalidity. Further, proving the invalidity or unenforceability of a patent claim in the jurisdictions in which Alvotech operates may also depend on changes in the relevant law. Attempts to resolve intellectual property disputes may require substantial efforts including, but not limited to, validity challenges in patent offices, court litigation and arbitration. Even if Alvotech is successful in these proceedings, Alvotech may incur substantial costs and the time and attention of its management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on Alvotech. In addition, Alvotech may not have sufficient resources to bring these actions to a desired conclusion.
Third parties could bring claims against Alvotech that would cause Alvotech to incur substantial expenses to defend against and, if successful against Alvotech, could cause Alvotech to pay substantial monetary damages if Alvotech’s product candidate is on the market. Further, if a patent infringement suit were brought against Alvotech, Alvotech could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit. Ultimately, Alvotech could be prevented from commercializing a product or be forced to cease some aspect of its business operations, if, as a result of actual or threatened patent infringement claims, Alvotech is unable to enter into licenses on commercially acceptable terms or at all. If, as a result of patent infringement claims or to avoid potential claims, Alvotech chooses or is required to seek licenses from third parties, these licenses may not be available on acceptable terms or at all. Even if Alvotech is able to obtain a license, the license may obligate Alvotech to pay substantial license fees or royalties or both, and the rights granted to Alvotech might be nonexclusive, which could result in Alvotech’s competitors gaining access to the same intellectual property. Parties making claims against Alvotech may obtain injunctive or other equitable relief, which could effectively delay or block Alvotech’s ability to further develop and commercialize one or more of its product candidates. For example, companies that originated the products for which Alvotech intends to introduce biosimilar versions may seek damages for their loss of profits and/or market share. Defense of these claims, regardless of their merit, would likely involve substantial litigation expense and would likely be a substantial diversion of employee resources from Alvotech’s business. In the event of a successful claim of infringement against Alvotech, Alvotech may, in addition to being blocked from the market, have to pay substantial monetary damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.
In addition to infringement claims against Alvotech, Alvotech may become a party to other patent litigation and other proceedings, including interference, derivation or post-grant proceedings declared or granted by the USPTO and similar proceedings in foreign countries, regarding intellectual property rights with respect to its current or future products. An unfavorable outcome in any such proceedings could require Alvotech to delay or cease using the related technology or to attempt to license rights to it from the prevailing party or could cause Alvotech to lose valuable intellectual property rights. Alvotech’s business could be harmed if the prevailing party does not offer Alvotech a license on commercially reasonable terms, if any license is offered at all. Litigation or other proceedings may fail and, even if successful, may result in substantial costs and distract Alvotech’s management and other employees. Alvotech may also become involved in disputes with others regarding the ownership of intellectual property rights. For example, Alvotech jointly develop intellectual property with certain parties, and disagreements may therefore arise as to the ownership of the intellectual property developed pursuant to these relationships. If Alvotech is unable to resolve these disputes, Alvotech could lose valuable intellectual property rights.
BLA holders may submit applications for patent term extensions in the U.S. or other jurisdictions where similar extensions are available and/or Supplementary Protection Certificates in the EEA countries, and an equivalent process in Switzerland, seeking to extend certain patent protection which, if approved, may interfere with or delay the launch of one or more of Alvotech’s biosimilar products. Further, patent laws in the various jurisdictions in which Alvotech does business are subject to change and any future changes in patent laws may be less favorable for Alvotech.
The cost to Alvotech of any patent litigation or other proceeding, even if resolved in its favor, could be substantial. Patent litigation and other proceedings may fail, and even if successful, may result in substantial costs and distract Alvotech’s management and other employees. The companies that originated the products for which Alvotech intend to introduce biosimilar versions, as well as other competitors (including other biosimilar companies) may be able to sustain the costs of such litigation or proceedings more effectively than Alvotech can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair Alvotech’s ability to compete in the marketplace. For example, Alvotech is in legal proceedings adverse to AbbVie. See “
—
Alvotech is involved in various court proceedings with AbbVie regarding its AVT02 product.
”
So called “submarine” patents may be granted to Alvotech’s competitors that may significantly alter Alvotech’s launch timing expectations, reduce Alvotech’s projected market size, cause Alvotech to modify its product or process or block Alvotech from the market altogether.
The term “submarine” patent has been used in the pharmaceutical industry and in other industries to denote a patent issuing from an application that was not published, publicly known or available (including unfiled continuation.
continuation-in-part,
and divisional applications, and the like) at a critical time during which development and/or commercial decisions are made. Submarine patents add uncertainty to Alvotech’s business, e.g., because key decisions may be made during a period of time during which a pending applications has not yet published and such applications may only become known after those key decisions have already been made and perhaps even acted on. Submarine patents may issue to Alvotech’s competitors covering key aspects of Alvotech’s biosimilar product candidates or Alvotech’s pipeline candidates and thereby cause significant market entry delay, lead to unexpected licensing fees, defeat Alvotech’s ability to market its products or cause Alvotech to abandon development and/or commercialization of a molecule.
The issuance of one or more submarine patents may harm Alvotech’s business by causing substantial delays in its ability to introduce a biosimilar candidate into the U.S. market.
Alvotech may not timely identify, or identify at all, relevant patents or may incorrectly interpret the relevance, scope or expiration of a patent which might adversely affect Alvotech’s ability to develop and market its products.
Alvotech cannot guarantee that any of its patent searches or analyses, including but not limited to the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are 100% accurate and/or exhaustive, nor can Alvotech be certain that it has identified each and every patent and pending application in the U.S. and abroad that is relevant to or necessary for the commercialization of Alvotech’s product candidates in any jurisdiction (timely or at all).
The scope of a patent claim is determined by a judicial authority’s interpretation under controlling law. Alvotech’s interpretation of the relevance or the scope of a patent or a pending application may be incorrect and/or different from that of a judicial authority, which may negatively impact Alvotech’s ability to market its products or pipeline molecules. Alvotech may determine that its products are not covered by a third-party patent, but a judicial authority may hold otherwise.
Many patents may cover a marketed product, including but not limited to the composition of the product, methods of use, formulations, cell line constructs, vectors, growth media, production processes and purification processes. The identification of all patents and their expiration dates relevant to the production and sale of a reference product is extraordinarily complex and requires sophisticated legal knowledge in the relevant jurisdiction and interactive monitoring and analyzing of the patent landscape. It may be impossible to identify all patents in all jurisdictions relevant to a marketed product. Alvotech’s determination of the expiration date of any patent in the U.S. or abroad that Alvotech considers (timely or at all) relevant may be incorrect which may negatively impact Alvotech’s ability to develop and market its products. Alvotech’s failure to identify and correctly interpret relevant patents may negatively impact its ability to develop and market its products.
Alvotech may be involved in lawsuits to protect or enforce its patents or other intellectual property rights, which could be expensive, time consuming and unsuccessful.
Alvotech may discover that competitors are infringing one or more of its patents after they issue. Expensive and time-consuming litigation may be required to abate such infringement. Although Alvotech is not currently involved in any litigation to enforce patents, if Alvotech or one of its collaboration partners, such as Teva or STADA, were to initiate legal proceedings against a third-party to enforce a patent covering one of Alvotech’s product candidates, the defendant could counterclaim that the patent covering its product candidate is invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including but not limited to lack of novelty, obviousness, written description or non-enablement.
Grounds for an unenforceability assertion could include an allegation that someone involved in the prosecution of the patent withheld relevant or material information related to the patentability of the invention from the USPTO or made a misleading statement during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

An unfavorable outcome could require Alvotech to cease using the related technology or to attempt to license rights to it from the prevailing party. Alvotech’s business could be harmed if it cannot obtain a license from the prevailing party on commercially reasonable terms. Alvotech’s defense of litigation proceedings may fail and, even if successful, may result in substantial costs and distract its management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on its ability to raise the funds necessary to continue Alvotech’s clinical trials, continue its research programs, license necessary technology from third parties or enter into development partnerships that would help Alvotech bring its product candidates to market.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, and although there are protections in place, there is a risk that some of Alvotech’s confidential information could be compromised by disclosure during any litigation Alvotech initiate to enforce its patents. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of TopCo’s Ordinary Shares.
Alvotech may be subject to claims that its employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that its employees have wrongfully used or disclosed alleged trade secrets of their former employers or third parties.
Alvotech employs individuals, retains independent contractors and consultants and members on its board of directors or scientific advisory board who were previously employed at universities or other pharmaceutical companies, including its competitors or potential competitors. For example, Alvotech’s Chief Executive Officer, Mark Levick is a former employee of Sandoz Biopharmaceuticals, a business unit of Novartis, where he worked as the global head of development and oversaw the successful approval of biosimilar medicines. Joe McClellan, Alvotech’s Chief Scientific Officer, is a former employee of Pfizer where he held the position of Global Head of Biosimilars Development and Medicine/Asset Team Leader of IXIFI (biosimilar infliximab). Alvotech’s Chief Technical Officer, Sean Gaskell, is a former employee of Novartis where he held a leading role in the development of a number of commercial medicines and drug products, including innovators and biosimilars. Although Alvotech has several mechanisms in place to ensure that its employees, consultants and independent contractors do not use the proprietary information or know-how
of others in their work for Alvotech, Alvotech may in the future be subject to such claims. Litigation may be necessary to defend against these claims. For example, in March 2021, AbbVie brought a suit, which was dismissed and is now on appeal, against Alvotech hf. alleging that Alvotech hf. misappropriated trade secrets through the hiring of a former AbbVie employee. If in that case or in future cases, Alvotech fails in defending any such claims, in addition to paying monetary damages, Alvotech may lose valuable intellectual property rights or personnel, which could adversely impact its business. Even if Alvotech is successful in defending against such claims, litigation could result in substantial costs or delay and be a distraction to management and other employees.
If Alvotech is unable to obtain and maintain effective intellectual property rights, including patent rights, for its product candidates or any future product candidates, Alvotech may not be able to prevent competitors from using technologies Alvotech considers important in its successful development and commercialization of its product candidates, resulting in loss of any potential competitive advantage its intellectual property rights may have otherwise afforded Alvotech.
While Alvotech’s principal focus in matters relating to intellectual property is to avoid infringing the valid and enforceable rights of third parties, Alvotech also relies upon a combination of intellectual property protection and confidentiality agreements to protect Alvotech’s own intellectual property related to its product candidates and development programs. Alvotech’s ability to enjoy any competitive advantages afforded by Alvotech’s own intellectual property depends in large part on its ability to obtain and maintain patents and other intellectual property protection in the U.S. and in other countries with respect to various proprietary elements of its product candidates, such as, for example, Alvotech’s product formulations and processes for manufacturing its products and its ability to maintain and control the confidentiality of its trade secrets and confidential information critical to its business.
Alvotech has sought to protect its proprietary position by filing patent applications in the U.S. and abroad related to its products that are important to its business. This process is expensive and time consuming, and Alvotech may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Alvotech will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. There is no guarantee that any patent application Alvotech files will result in an issued patent having claims that protect its products. Additionally, while the basic requirements for patentability are similar across jurisdictions, each jurisdiction has its own specific requirements for patentability. Alvotech cannot guarantee that it will obtain identical or similar, or any, patent protection covering its products in all jurisdictions where Alvotech files patent applications.
The patent positions of biopharmaceutical companies generally are highly uncertain and involve complex legal and factual questions for which legal principles remain unresolved. As a result, the patent applications that Alvotech own or license may fail to result in issued patents with claims that cover Alvotech’s product candidates in the U.S. or in other foreign countries for many reasons. There is no assurance that all potentially relevant prior art relating to Alvotech’s patents and patent applications has been found, considered or cited during patent prosecution, which can be used to invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover Alvotech’s product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patent claims being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, Alvotech’s patents and patent applications may not adequately protect its intellectual property, provide exclusivity for its product candidates or prevent others from designing around its claims. Any of these outcomes could impair Alvotech’s ability to prevent competitors from using the technologies claimed in any patents issued to Alvotech, which may have an adverse impact on Alvotech’s business.
Patents granted by the European Patent Office may be opposed by any person within nine months from the publication of their grant and, in addition, may be challenged before national courts at any time. From time to time, Alvotech may be involved in these anonymous or “straw man” oppositions. Furthermore, even if they are unchallenged, Alvotech’s patents and patent applications may not adequately protect its intellectual property or prevent others from designing around its claims. If the breadth or strength of protection provided by the patents and patent applications Alvotech holds, licenses or pursues with respect to its product candidates is threatened, it could threaten Alvotech’s ability to prevent third parties from using the same technologies that Alvotech uses in its product candidates. In addition, changes to the patent laws of the U.S. provide additional procedures for third parties to challenge the validity of issued patents based on patent applications filed after March 15, 2013. If the breadth or strength of protection provided by the patents and patent applications Alvotech holds or pursues with respect to its current or future product candidates is challenged, then it could threaten Alvotech’s ability to prevent competitive products using its proprietary technology. Further, because patent applications in the U.S. and most other countries are confidential for a period of time, typically for 18 months after filing, Alvotech cannot be certain that it was the first to either (i) file any patent application related to Alvotech’s product candidates or (ii) invent any of the inventions claimed in Alvotech’s patents or patent applications. Furthermore, for applications filed before March 16, 2013 or patents issuing from such applications, an interference proceeding can be provoked by a third-party or instituted by the USPTO to determine who was the first to invent any of the subject matter covered by the patent claims of Alvotech’s applications and patents. As of March 16, 2013, the U.S. transitioned to a
“first-inventor-to-file”
system for deciding which party should be granted a patent when two or more patent applications claiming the same invention are filed by different parties. A third-party that files a patent application in the USPTO before Alvotech could therefore be awarded a patent covering an invention of Alvotech’s.
The change to
“first-inventor-to-file”
from
“first-to-invent”
is one of the changes to the patent laws of the U.S. resulting from the Leahy-Smith America Invents Act, or the Leahy-Smith Act, signed into law on

September 16, 2011. Among some of the other significant changes to the patent laws are changes that limit where a patentee may file a patent infringement suit and provide opportunities for third parties to challenge any issued patent in the USPTO.
Alvotech has filed patent applications, which are in various stages of prosecution/issuance, and plans to pursue additional applications, covering various aspects of its product candidates (e.g., formulations and bioprocesses). Alvotech cannot offer any assurances about which or where, if any, patents will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened or infringed by third parties. Any successful actions by third parties to challenge the validity or enforceability of any patents which may issue to Alvotech could deprive Alvotech the ability to prevent others from using the technologies claimed in such issued patents. Further, if Alvotech encounters delays in regulatory approvals, the period of time during which Alvotech could market a product candidate under patent protection could be reduced.
While Alvotech’s business is based primarily on the timing of its biosimilar product launches to occur after the expiration of relevant patents and/or regulatory exclusivity. Alvotech files patent applications directed to its proprietary formulations for its product candidates when Alvotech believes securing such patents may afford a competitive advantage. For example, the company that originated Humira (AbbVie) owns patents directed to formulations for these products. Alvotech has developed its own proprietary formulations for this product which Alvotech believes are not covered by third-party patents, including AbbVie formulation patents; and Alvotech has filed patent applications covering its formulations. Alvotech cannot guarantee that its proprietary formulations will avoid infringement of third-party patents, or that the patent applications filed on its proprietary formulations will be found patentable and/or upheld as valid. Moreover, because competitors may be able to develop their own proprietary product formulations, it is uncertain whether issuance of any of its pending patent applications directed to formulations of ATV02, a biosimilar candidate to Humira (adalimumab), would cover the formulations of any competitors.
Alvotech does not consider it necessary for Alvotech or its competitors to obtain or maintain a proprietary patent position in order to engage in the business of biosimilar development and commercialization. Hence, while Alvotech’s ability to secure patent coverage on its own proprietary developments may improve its competitive position with respect to the product candidates Alvotech intends to commercialize, Alvotech does not view its own patent filings as a necessary or essential requirement for conducting its business nor do Alvotech relies on its own patent filings or the potential for any commercial advantage they may provide Alvotech as a basis for its success.
Obtaining and maintaining Alvotech’s patent protection depends on compliance with various procedural requirements, document submissions, actions within prescribed deadlines, overcoming substantial and procedural examination requirements, fee payments and other requirements imposed by governmental patent agencies. Alvotech’s patent protection could be reduced or eliminated for non-compliance
with these requirements.
The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.
Alvotech may not be able to adequately protect its intellectual property rights throughout the world.
Filing, prosecuting, defending and enforcing patents on product candidates in all countries throughout the world would be prohibitively expensive, and Alvotech’s intellectual property rights in some countries outside the

U.S. can be less extensive than those in the U.S. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Further, licensing partners may choose not to file patent applications in certain jurisdictions in which Alvotech may obtain commercial rights (to the extent those partners have a contractual right to do so), thereby precluding the possibility of later obtaining patent protection in these countries. Consequently, Alvotech may not be able to prevent third parties from practicing its inventions in all countries outside the U.S. or importing products made using its inventions into the U.S. or other jurisdictions. Competitors may use Alvotech’s technologies in jurisdictions where Alvotech has not obtained patent protection to develop their own products and may also export infringing products to territories where Alvotech has patent protection, but the ability to enforce its patents is not as strong as that in the U.S. These products may compete with Alvotech’s products and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in obtaining, protecting and defending intellectual property rights in certain
non-U.S.
jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for Alvotech to stop the infringement of its patents or marketing of competing products in violation of its proprietary rights generally. Proceedings to enforce Alvotech’s patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert Alvotech’s efforts and attention from other aspects of its business, could put Alvotech’s patents at risk of being invalidated or interpreted narrowly and Alvotech’s patent applications at risk of not issuing and could provoke third parties to assert claims against Alvotech. Alvotech may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Governments of some foreign countries may force Alvotech to license its patents to third parties on terms that are not commercially reasonable or acceptable to Alvotech (not timely or not at all). Accordingly, Alvotech’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Alvotech develops or licenses in certain jurisdictions.
Changes in the patent laws of the United States and other jurisdictions in which Alvotech does business could diminish the value of patents obtainable in such jurisdictions, thereby impairing Alvotech’s ability to protect its products.
As is the case with other biopharmaceutical companies, Alvotech’s success for any given product could be heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain.
Depending on future actions by the U.S. Congress, the Federal Courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken Alvotech’s ability to obtain new patents or to enforce its existing patents and patents that Alvotech might obtain in the future.
If Alvotech is unable to maintain effective
(non-patent)
proprietary rights for its product candidates or any future product candidates, Alvotech may not be able to compete effectively in its markets.
While Alvotech has filed patent applications to protect certain aspects of its own proprietary formulation and process developments, Alvotech also relies on trade secret protection and confidentiality agreements to protect proprietary scientific, business and technical information and know-how
that is not or may not be patentable or that Alvotech elects not to patent. However, confidential information and trade secrets can be difficult to protect. Moreover, the information embodied in Alvotech’s trade secrets and confidential information may be independently and legitimately developed or discovered by third parties without any improper use of or reference to information or trade secrets. Alvotech seeks to protect the scientific, technical and business information supporting its operations, as well as the confidential information relating specifically to its product candidates by entering into confidentiality agreements with parties to whom Alvotech needs to disclose its confidential information, for example, its employees, consultants, scientific advisors, board members, contractors, potential collaborators and financial investors. However, Alvotech cannot be certain that such agreements have been entered into with all relevant parties, or that any such agreements would not be violated. Alvotech also seeks to preserve the integrity and confidentiality of its data and trade secrets by maintaining physical security of its premises and physical and electronic security of its information technology systems, but it is possible that these security measures could be breached. While Alvotech has confidence in these individuals, organizations and systems, agreements or security measures may be breached, and Alvotech may not have adequate remedies for any breach. Further, from time-to-time
Alvotech may be subject to anonymous Freedom of Information Act, or FOIA, requests. To the extent the company needs to respond to such requests, Alvotech’s management’s attention and the company’s resources may be diverted from normal business operations. As a result of either security breaches or FOIA requests, Alvotech’s confidential information and trade secrets thus may become known by its competitors in ways Alvotech cannot prevent or remedy.
Although Alvotech requires all of its employees and consultants to assign their inventions to Alvotech, and all of its employees, consultants, advisors and any third parties who have access to its proprietary know-how,
information or technology to enter into confidentiality agreements, Alvotech cannot provide any assurances that all such agreements have been duly executed. Alvotech cannot guarantee that its trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose its proprietary information, including its trade secrets, and Alvotech may not be able to obtain adequate remedies for such breaches. Misappropriation or unauthorized disclosure of Alvotech’s trade secrets could impair Alvotech’s competitive position and may have a material adverse effect on Alvotech’s business. Additionally, if the steps taken to maintain Alvotech’s trade secrets are deemed inadequate, Alvotech may have insufficient recourse against third parties for misappropriating the trade secret. Alvotech cannot guarantee that its employees, former employees or consultants will not file patent applications claiming Alvotech’s inventions. Because of the “first-to-file” laws
in the U.S., such unauthorized patent application filings may defeat Alvotech’s attempts to obtain patents on its own inventions.
Alvotech may be subject to claims challenging the inventorship or ownership of its patent filings and other intellectual property.
Although Alvotech is not currently aware of any claims challenging the inventorship of its patent applications or ownership of its intellectual property, Alvotech may in the future be subject to claims that former employees, collaborators or other third parties have an interest in Alvotech’s patent applications or patents Alvotech may be granted or other intellectual property as an inventor or co-inventor.
For example, Alvotech may have inventorship or ownership disputes arise from conflicting obligations of consultants or others who are involved in developing Alvotech’s product candidates, or which result from an improper assignment of ownership. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Alvotech fails in defending any such claims, in addition to paying monetary damages, Alvotech may lose valuable intellectual property rights, such as exclusive ownership of or right to use valuable intellectual property. Such an outcome could have a material adverse effect on Alvotech’s business. Even if Alvotech is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Alvotech may not be successful in obtaining or maintaining necessary intellectual property rights to its product candidates through acquisitions and in-licenses.
Alvotech currently has or is pursuing rights to certain intellectual property, through licenses from third parties for various technologies relevant to the manufacture and commercialization of biologics. Because Alvotech may find that its programs require the use of proprietary rights held by third parties, the growth of Alvotech’s business may depend in part on its ability to acquire, in-license
or use these proprietary rights. Alvotech may be unable to acquire or in-license
compositions, methods of use, processes or other third-party intellectual property rights from third parties that Alvotech identifies as necessary for its product candidates. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that Alvotech may consider attractive. These established companies may have a competitive advantage over Alvotech due to their size, financial resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Alvotech to be a competitor may be unwilling to assign or license rights to Alvotech. Alvotech also may be unable to license or acquire third-party intellectual property rights on terms that would allow Alvotech to make an appropriate return on its investment.
If Alvotech is unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights Alvotech has, Alvotech’s business and financial condition could suffer.
Alvotech’s ability to market its products in the U.S. may be significantly delayed or prevented by the BPCIA patent information exchange mechanism.
The Biologics Price Competition and Innovation Act of 2009, Title VII, Subtitle A of the PPACA,
Pub.L.No.111-148,
124 Stat.119, Sections
7001-02
signed into law March 23, 2010, or the BPCIA, created an elaborate and complex, private, pre-litigation
patent information exchange mechanism for biosimilars to focus issues for patent litigation and/or facilitate dispute resolution with the reference product sponsor before litigation commences/ends.
The BPCIA provides for a detailed and complex mechanism for exchange of confidential and business-sensitive information between a reference product sponsor and a biosimilar candidate
(pre-approval)
that is demanding, time-sensitive and, to date, not fully tested and therefore unpredictable. This pre-litigation
private information exchange is colloquially known as the “patent dance.”
The patent dance requires the biosimilar applicant to disclose not only the regulatory application but also the applicant’s manufacturing process before litigation (and therefore significantly earlier than would normally be required in patent litigation), has the potential to afford the reference product sponsor an easier path than traditional infringement litigation for developing any factual grounds they may require to support allegations of infringement. The rules established in the BPCIA’s patent dance procedures could place biosimilar firms at a significant disadvantage by affording the reference product sponsor a much easier mechanism for factual discovery, thereby increasing the risk that a biosimilar product could be blocked from the market more quickly than under traditional patent infringement litigation processes and in certain cases could outweigh advantages provided to biosimilar firms by the patent dance.
Preparing for and conducting the patent information exchange, briefing and negotiation process under the BPCIA will require sophisticated legal counseling and extensive planning, all under extremely tight deadlines. Alvotech cannot guarantee the outcome of the patent dance will be a successful path to commercialization of its biosimilar products.
It is possible for a biosimilar firm to skip the patent dance before any corresponding patent litigation. But this too could place a biosimilar firm at a significant disadvantage by ceding all control of the number of patents and the timing for the start of litigation to the reference product sponsor, thereby increasing the uncertainty before approval and launch and increasing the chances for possible delays. In certain circumstances, the advantages of participating in the patent dance could outweigh the advantages of skipping the patent dance.
Regardless of whether a biosimilar firm chooses to participate in the patent dance, the BPCIA’s information disclosure procedure adds significantly to expense, complexity, uncertainty, and risk. For example, a biosimilar firm may be subject to an allegation of violating the BPCIA independent of the patent issues, given that what could be a violation still have not been fully vetted. Moreover, the complexity of the patent dance and subsequent biosimilar litigation requires highly qualified law firms and the conflict space for such firms is very crowded, with biosimilar firms competing not only with other biosimilar firms but also with reference product sponsors for the engagement of suitable law firms. It may be difficult for Alvotech to secure such legal support if large, well-funded references have already entered into engagements with highly qualified law firms or if the most highly qualified law firms choose not to represent biosimilar applicants due to their long-standing relationships with references.
Alvotech is involved in various court proceedings with AbbVie regarding its AVT02 product.
Alvotech is in legal proceedings adverse to AbbVie, directly or through a partner, relating to Alvotech’s biosimilar adalimumab product, the AVT02 product, as discussed further below.
U.S. Litigations
Alvotech is involved in U.S. litigations arising out of the development of its adalimumab biosimilar, and the filing of the corresponding BLA with the FDA.
On March 19, 2021, AbbVie Inc. and AbbVie Biotechnology Ltd. (collectively, “AbbVie”) filed an action, Civil Action No.
1:21-cv-1530
(“Case
No. 21-1530”),
against Alvotech hf. in the United States District Court for the Northern District of Illinois alleging trade secret misappropriation under the Defend Trade Secrets Act ((18 U.S.C. §§ 1836(b), 1839 et seq.) and under the Illinois Trade Secrets Act (765 ILCS 1065 et seq.). The complaint pleads, among other things, that Alvotech hired a certain former AbbVie employee in order to acquire and access trade secrets belonging to AbbVie. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, damages, and attorney fees. On May 14, 2021, Alvotech hf. moved to dismiss the case. Briefing on Alvotech hf.’s motion was completed on June 14, 2021. On October 6, 2021, the Court granted Alvotech hf.’s motion and dismissed the case for lack of personal jurisdiction. On November 4, 2021, AbbVie filed a notice of appeal with the United States Court of Appeals for the Seventh Circuit.
If AbbVie is able to overturn the dismissal of Case
No. 21-1530,
or to file similar claims in a different jurisdiction, and Alvotech fails in defending AbbVie’s claims regarding trade secret misappropriation, in addition to paying monetary damages, Alvotech may lose valuable intellectual property rights or personnel, which could adversely impact its business. Even if Alvotech is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
On December 17, 2021, AbbVie Inc., AbbVie Biotechnology Ltd, and AbbVie Operations Singapore Pte. Ltd. filed a complaint with the U.S. International Trade Commission against Alvotech hf., Alvotech Germany GmbH, Alvotech Swiss AG, Alvotech USA Inc., Teva Pharmaceutical Industries Ltd., Teva Pharmaceuticals USA Inc., and Ivers-Lee AG (
Certain Adalimumab, Processes for Manufacturing or Relating to Same, and Products Containing Same
, Investigation No. 337-TA-1296. The complaint raises trade secret misappropriation allegations similar to those raised in the trade secret litigation that AbbVie previously filed in the Northern District of Illinois, which was dismissed on jurisdictional grounds and is now on appeal to the Seventh Circuit. For relief, AbbVie seeks, among other things, a permanent limited exclusion order pursuant to Section 337 excluding Alvotech’s product from entry into the United States.
On April 27, 2021, AbbVie filed an action, Civil Action No.
1:21-cv-2258
(“Case
No. 21-2258”),
against Alvotech hf. in the United States District Court for the Northern District of Illinois alleging infringement of four patents, under the patent laws of the United States, including 35 U.S.C. § 271. The asserted patents are United States Patent Nos. 8,420,081; 8,926,975; 8,961,973; 9,085,619. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, and attorney fees. On June 2, 2021, Alvotech hf. moved to dismiss the case, and on August 24, 2021, the Court issued a decision denying Alvotech hf.’s motion. On September 14, 2021, Alvotech hf. answered and counterclaimed, alleging that the asserted patents are invalid, unenforceable, and not infringed. Alvotech hf. seeks, among other things, judgment in its favor, a denial of AbbVie’s claim for relief, and attorney fees. On October 5, 2021, AbbVie moved to dismiss certain of Alvotech hf.’s counterclaims and affirmative defenses. Briefing on AbbVie’s motion was completed on November 19, 2021. Further information about this lawsuit is discussed below following the discussion concerning Case
No. 21-2899.
On May 28, 2021, AbbVie filed an action, Civil Action No.
1:21-cv-02899
(“Case
No. 21-2899”),
against Alvotech hf. in the United States District Court for the Northern District of Illinois alleging infringement of 58 patents, under the patent laws of the United States, including 35 U.S.C. §271, the BPCIA, including 42 U.S.C. §262(l), and the Declaratory Judgment Act, 28 U.S.C. §§2201-2202. The asserted patents are United States Patent Nos. 6,805,686; 8,231,876; 8,663,945; 8,708,968; 8,715,664; 8,808,700; 8,883,156; 8,889,136; 8,895,009; 8,906,372; 8,906,373; 8,906,646; 8,911,737; 8,911,964; 8,916,153; 8,961,974; 8,974,790; 8,986,693; 8,992,926; 8,999,337; 9,061,005; 9,062,106; 9,067,992; 9,085,618; 9,085,620; 9,090,688; 9,090,689; 9,090,867; 9,096,666; 9,102,723; 9,150,645; 9,181,337; 9,181,572; 9,187,559; 9,234,032; 9,266,949; 9,273,132; 9,284,370; 9,284,371; 9,290,568; 9,315,574; 9,328,165; 9,334,319; 9,339,610; 9,346,879; 9,359,434; 9,499,614; 9,499,616; 9,505,834; 9,512,216; 9,522,953; 9,546,212; 9,550,826; 9,624,295; 9,669,093; 9,683,033; 9,708,400; and 9,957,318. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, monetary damages, and attorney fees. On August 3, 2021, the case was reassigned to the United States District Court judge presiding over Case No. 21-2258. On July 29, 2021, Alvotech hf. moved to dismiss the case. While Alvotech hf.’s motion was pending, AbbVie twice amended its complaint, adding United States Patent Nos. 11,083,792; 11,167,030; and 11,191,834. On December 3, 2021, Alvotech hf. renewed its motion to dismiss based on AbbVie’s first amended complaint and on December 29, 2021, Alvotech hf. renewed its motion to dismiss based on AbbVie’s second amended complaint. On January 26, 2022, the Court denied Alvotech hf.’s motion. On January 5, 2022, Alvotech hf. answered and counterclaimed, alleging that the asserted patents are invalid, unenforceable, and not infringed. Alvotech hf. seeks, among other things, judgment in its favor, a denial of AbbVie’s claim for relief, and attorney fees. On January 31, 2022, AbbVie moved to dismiss certain of Alvotech hf.’s counterclaims and affirmative defenses.
Case
No. 21-2899
and Case
No. 21-2258
are now proceeding in parallel pursuant to a scheduling order entered in both cases on September 20, 2021. Pursuant to that order, in a first phase of litigation, the cases will be limited to ten patents—U.S. Patent Nos. 6,805,686; 8,926,975; 8,961,973; 8,999,337; 9,067,992; 9,085,619; 9,187,559; 9,512,216; 11,083,792; and 11,167,030. All other patents asserted in Case Nos.
21-2899
and
21-2258
are stayed. The order further states that, among other things, trial will commence on August 1, 2022, and that the Court plans to issue its trial decision by the end of October 2022. In light of that, Alvotech hf. agreed not to launch AVT02 in the United States prior to the issuance of the Court’s decision. A claim construction hearing took place on February 4, 2022.
On May 11, 2021, Alvotech USA Inc. and Alvotech hf. (collectively, “Alvotech Plaintiffs”) filed an action, Civil Action No.
1:21-cv-00589,
against AbbVie in the United States District Court for the Eastern District of Virginia, the Alexandria division, seeking a declaratory judgment that the same four AbbVie patents at issue in Case
No. 21-
2258 are not infringed, invalid, and unenforceable, under the patent laws of the United States and the Declaratory Judgment Act, 28 U.S.C. §§ 2201 and 2202. The complaint seeks, among other things, judgment in Alvotech Plaintiffs’ favor, injunctive relief, and attorney fees. On May 12, 2021, the case was transferred to the Eastern District of Virginia’s Norfolk division and was assigned a new case number:
2:21-cv-00265.
On June 2, 2021, AbbVie moved to dismiss or, in the alternative, to transfer Alvotech Plaintiffs’ case to the Norther District of Illinois. Briefing on AbbVie’s motion was completed on June 22, 2021. On August 24, 2021, after U.S. District Court Judge Lee issued a decision denying Alvotech hf.’s motion in Case
No. 21-2258,
AbbVie provided a copy of that decision to the Court, and repeated its request that the Virginia case be dismissed or transferred. On October 22, 2021, the Court granted AbbVie’s motion in part and ordered that the case be transferred to the Northern District of Illinois. On November 1, 2021, after the case was transferred and assigned Case No.
1:21-cv-05645
in the Northern District of Illinois, Alvotech Plaintiffs voluntarily withdrew the case. On November 5, 2021, the Court dismissed the case without prejudice.
In the event of a successful claim of patent infringement against Alvotech, Alvotech may, in addition to being blocked from the market, have to pay substantial monetary damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or obtain a license from AbbVie, which may be impossible or require substantial time and monetary expenditure. Even if Alvotech is successful in defending against AbbVie’s patent infringement claims, litigation could result in substantial costs and be a distraction to management and other employees.
Canadian Litigations
On March 31, 2021, AbbVie filed four actions in the Federal Court of Canada
(T-557-21,
T-559-21,
T-560-21
and
T-561-21,
collectively, the “NOC Actions”) against JAMP Pharma Corporation (“JAMP Pharma”), which is Alvotech’s exclusive Canadian partner for AVT02 (adalimumab solution for injection). No Alvotech entity is a named party in the NOC Actions. AbbVie is seeking declarations pursuant to the Patented Medicines (Notice of Compliance) Regulations and the Patent Act that JAMP Pharma’s adalimumab solution for subcutaneous injection (the “JAMP Pharma Products”) would directly or indirectly infringe the asserted claims of Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745. JAMP Pharma counterclaimed, in each of the four actions, alleging that the asserted claims of each of the six patents are invalid.
On April 6, 2021, JAMP Pharma commenced four actions in the Federal Court of Canada
(T-572-21,
T-573-21,
T-577-21
and
T-581-21,
collectively, the “Impeachment Actions”) seeking declarations that all claims of Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745 are invalid, void and of no force or effect, and declarations that the making, using or selling of the JAMP Pharma Products by JAMP Pharma in Canada will not infringe any valid claim of Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745. No Alvotech entity is a named party in the Impeachment Actions.
On June 4, 2021, JAMP Pharma amended its Statements of Claim in the Impeachment Actions to only seek declarations that the specific claims asserted in the NOC Actions are invalid, void and of no force or effect, and declarations that the making, using or selling of the JAMP Pharma Products by JAMP Pharma in Canada will not infringe the asserted claims. AbbVie has counterclaimed for declarations that the asserted claims of the patents are valid and that they will be infringed by JAMP Pharma.
In December 2021, Health Canada informed JAMP Pharma that the 40 mg/0.4 mL and 80 mg/0.8 mL presentations of SIMLANDI are not subject to the 24-month statutory stay pursuant to the Patented Medicines (Notice of Compliance) Regulations because AbbVie elected to not market the equivalent high-concentration versions to Canadian patients. In January 2022, JAMP Pharma received notices of compliance for the 40 mg/0.4 mL and 80 mg/0.8 mL presentations of SIMLANDI. AbbVie has commenced applications to judicially review Health Canada’s decision in the Federal Court of Canada, which will likely be heard in the second quarter of 2022.
The pleadings are closed and the parties exchanged documentary productions as part of the discovery process on September 3, 2021. The trial of the Impeachment Actions and the NOC Actions is scheduled to commence on November 14, 2022.
In the event of a successful claim of patent infringement against JAMP Pharma, JAMP Pharma may be blocked from the market, and Alvotech may have to redesign its infringing products or obtain a license from AbbVie, which may be impossible or require substantial time and monetary expenditure. Even if JAMP Pharma is successful in defending against AbbVie’s patent infringement claims, litigation could result in substantial costs and be a distraction to management and other employees.
Preliminary Injunction Proceedings in Netherlands
On April 15, 2021, AbbVie Biotechnology Ltd. (“AbbVie Biotech”) filed a writ of summons, bringing preliminary injunction proceedings (Case number: C/09/610604 KG ZA
21-366)
against Alvotech hf., Alvotech Swiss AG, and STADA Arzneimittel AG (collectively, “Defendants”) in the District Court of Amsterdam, relating to the European Marketing Authorization Application for AVT02, and asserting European Patent Nos. EP 1 737 491 and EP 2 940 044. AbbVie Biotech sought, after amendment of its claims, an order for the defendants to obtain a Marketing Authorization for AVT02 with a carve-out
pursuant to Article 11, second paragraph, of Directive 2001/83/EC, whereby the indications allegedly protected by EP 1 737 491 and/or EP 2 940 044 and the corresponding dosage regimens are removed from certain portions of the SmPC of the Marketing Authorization, before AVT02 is marketed in Iceland, Norway, Liechtenstein and the EU countries where the asserted patents are valid. AbbVie Biotech also sought periodic penalty payments and an order to pay the costs of the proceedings. The Court heard oral argument on June 18, 2021. On July 16, 2021, the Court issued a decision, denying AbbVie Biotech’s request for relief and ordering AbbVie Biotech to pay the defendants’ costs. AbbVie Biotech did not appeal the Court’s ruling and the deadline for filing an appeal has expired. The possibility remains, however, of future preliminary injunction proceedings in the Netherlands and/or another European jurisdiction.
Proceedings Before the European Patent Office
On July 15, 2021, Alvotech hf. filed an intervention with the European Patent Office in the appeal opposition proceedings
(T1837/19-3.304)
relating to EP2940044, assigned to AbbVie Biotech. In 2017, a number of oppositions were filed with the Opposition Division of the European Patent Office (“Opposition Division”) against EP2940044. In March 2019, the Opposition Division rejected the oppositions and maintained EP2940044 as granted. Notices of appeal were filed in June and July 2019. Alvotech hf.’s intervention is based on the grounds for opposition for added matter, lack of novelty, lack of sufficiency of disclosure, and lack of inventive step. An oral hearing is scheduled for May 2022.
On July 15, 2021, Alvotech hf. filed an intervention with the European Patent Office in the appeal opposition proceedings
(T1039/19-3.304)
relating to EP1737491, assigned to AbbVie Biotech. In 2017, a number of oppositions were filed with the Opposition Division against EP1737491. In January 2019, the Opposition Division rejected the oppositions and maintained EP1737491 as granted. A notice of appeal was filed in April 2019. Alvotech hf.’s intervention is based on the grounds for opposition for added matter, lack of sufficiency of disclosure, lack of novelty, and lack of inventive step. No hearing date for the appeal has been set.
Proceedings Before the Japanese Patent Office
On February 24, 2021, Alvotech hf. filed a petition to invalidate JP5813618, assigned to AbbVie Biotech with the Japanese Patent Office (No. 2021-800014). Alvotech hf.’s grounds for invalidation include that the claims of JP5813618 lack clarify and are unenforceable. AbbVie Biotech has filed its reply to the petition.
On March 16, 2021, Alvotech hf. filed a petition to invalidate JP5840364, assigned to AbbVie Biotech, with the Japanese Patent Office (No.
21-800020).
Alvotech hf.’s grounds for invalidation include that the claims of JP5840364 are obvious and unenforceable. AbbVie Biotech has filed its response to the petition. An oral hearing took place in January 2022.
Alvotech may not be successful in its efforts to identify, develop or commercialize additional product candidates.
Although a substantial amount of Alvotech’s effort will focus on the continued testing, potential approval and commercialization of its existing product candidates, the success of Alvotech’s business also depends upon its ability to identify, develop and commercialize additional product candidates (in addition to the lead candidates). Research programs to identify new product candidates require substantial technical, financial and human resources. Alvotech may focus its efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. Alvotech’s development efforts may fail to yield additional product candidates suitable for development and/or commercialization for a number of reasons, including but not limited to the following:

•	Alvotech may not be successful in identifying potential product candidates that pass its strict screening criteria;

•	Alvotech may not be able to overcome technological hurdles to development or a product candidate may not be capable of producing commercial quantities at an acceptable cost or at all;

•	Alvotech may not be able to assemble sufficient resources to acquire or discover additional product candidates;

•	Alvotech’s product candidates may not succeed in analytical, nonclinical, or clinical testing;

•	Alvotech’s potential product candidates may fail to show biosimilarity to reference products;

•	Alvotech may not be successful in overcoming intellectual property obstacles in a timely manner or at all; and

•
competitors may develop alternatives that render Alvotech’s product candidates obsolete or less attractive or the market for a product candidate may change such that a product candidate may not justify further development.

If any of these events occur, Alvotech may be forced to abandon its development efforts for a program or programs or Alvotech may not be able to identify, develop or commercialize additional product candidates, which would have a material adverse effect on Alvotech’s business and could potentially cause Alvotech to cease operations.
Healthcare legislative reform measures may have a material adverse effect on Alvotech’s business and results of operations.
In the U.S. and some foreign jurisdictions, there have been and continue to be a number of legislative and regulatory changes and proposed changes regarding the healthcare system, including initiatives to contain healthcare costs. For example, in March 2010, the PPACA, was passed, which substantially changed the way health care is financed by both governmental and private insurers and continues to significantly impact the U.S. pharmaceutical industry. The PPACA, among other things, created a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, added a provision to increase the Medicaid rebate for line extensions or reformulated drugs, established annual fees and taxes on manufacturers of certain branded prescription drugs and promotes a new Medicare Part D coverage gap discount program. The PPACA also includes the BPCIA, which created, among other things, a regulatory framework for the approval of biosimilars and interchangeables.
There have been executive, judicial and Congressional challenges to repeal or replace certain aspects of the PPACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the PPACA such as removing penalties, starting January 1, 2019, for not complying with the PPACA’s individual mandate to carry health insurance and eliminating the implementation of certain PPACA-mandated fees. Additionally, on June 17, 2021 the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the PPACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the PPACA will remain in effect in its current form. Further, prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the PPACA marketplace, which began February 15, 2021 and remained open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the PPACA. It is possible that the PPACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges, and the healthcare reform measures of the Biden administration, will impact the PPACA, including the BPCIA.
In addition, other legislative changes have been proposed and adopted in the U.S. since the PPACA was enacted. For example, on August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect on April 1, 2013 and will stay in effect through 2031, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022 due to
COVID-19
relief legislation, unless additional Congressional action is taken. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 3% in the final fiscal year of this sequester. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 which, among other things, further reduced Medicare payments to certain providers, including physicians, hospitals and cancer treatment centers. Alvotech expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for its product candidates or additional pricing pressures.
Further, there has been heightened governmental scrutiny recently over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. At the federal level, the Trump administration used several means to propose or implement pharmaceutical pricing reform, including through federal budget proposals, executive orders and policy initiatives. For example, on July 24, 2020 and September 13, 2020, the prior administration announced several executive orders related to pharmaceutical pricing that attempted to implement several of the administration’s proposals. As a result, the FDA released a final rule and concurrent guidance in September, 2020, providing pathways for states to build and submit importation plans for non-biological
pharmaceutical products from Canada. Further, on November 20, 2020, the U.S. Department of Health and Human Services (HHS) finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The implementation of the rule has been delayed by the Biden administration until January 1, 2023 in response to ongoing litigation. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale,
as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers, the implementation of which have also been delayed by the Biden administration until January 1, 2023. On November 20, 2020, CMS issued an interim final rule implementing President Trump’s Most Favored Nation executive order, which would tie Medicare Part B payments for certain physician-administered drugs to the lowest price paid in other economically advanced countries. The Most Favored Nation (MFN) regulations mandate participation by identified Medicare Part B providers and will apply in all U.S. states and territories for a seven-year period beginning January 1, 2021 and ending December 31, 2027. On December 28, 2020, the U.S. District Court for the Northern District of California issued a nationwide preliminary injunction against implementation of the interim final rule. On January 13, 2021, in a separate lawsuit brought by industry groups in the U.S. District of Maryland, the government defendants entered a joint motion to stay litigation on the condition that the government would not appeal the preliminary injunction granted in the U.S. District Court for the Northern District of California and that performance for any final regulation stemming from the MFN Model interim final rule shall not commence earlier than sixty (60) days after publication of that regulation in the Federal Register. Based on a recent executive order, the Biden administration expressed its intent to pursue certain policy initiatives to reduce pharmaceutical prices. For example, the executive order expressed the Biden administration’s support of legislative reforms to lower prescription drug prices, including by allowing Medicare’s negotiation of drug prices. In addition, Congress is considering additional health reform measures as part of the budget reconciliation process. In addition, at the state level, individual states have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Further, it is possible that additional governmental action is taken in response to the
COVID-19
pandemic.

In various EEA countries, Alvotech expects to be subject to continuous cost-cutting measures, such as lower maximum prices, lower or lack of reimbursement coverage and incentives to use cheaper products as an alternative. Health Technology Assessment, or HTA, of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EEA countries, including countries representing major markets. The HTA process, which is currently governed by the national laws of these countries, is the procedure according to which the assessment of the public health impact, therapeutic impact and the economic and societal impact of use of a given medicinal product in the national healthcare systems of the individual country is conducted. The outcome of HTA regarding specific medicinal products will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EEA Member States. On January 31, 2018, the European Commission adopted a proposal for a regulation on health technologies assessment. The proposed regulation is intended to boost cooperation among EEA Member States in assessing health technologies, including new medicinal products, and providing the basis for cooperation at the EEA level for joint clinical assessments in these areas. In June 2021, the European Parliament and Council reached a provisional agreement on the draft regulation. Entry into application of the Regulation could impose stricter and more detailed procedures to be followed by MAHs concerning conduct of HTA in relation to their products which may influence related pricing and reimbursement decisions.
Alvotech may be subject to federal and state healthcare laws, including those governing fraud and abuse, false claims, physician payment transparency and health information privacy and security laws. If Alvotech is unable to comply or have not fully complied with such laws, Alvotech could face substantial penalties including administrative, civil and criminal penalties, damages, fines, and exclusion from participation in government health care programs.
Alvotech’s operations may be subject to various civil and criminal fraud and abuse laws. In the U.S., federal fraud and abuse laws include, without limitation, the False Claims Act (“FCA”), the Anti-Kickback Statute (“AKS”), the Exclusions Law, and the Civil Monetary Penalties Law (“CMPL”). Many states have similar state laws. These laws may impact, among other things, Alvotech’s research activities as well as its proposed sales, marketing and education programs. In addition, Alvotech may be subject to patient privacy regulation by both the federal government and the states in which Alvotech conducts its business. The laws that may affect its ability to operate include:

•
the federal Anti-Kickback Statute, which prohibits, among other things, , any individual or entity from knowingly and willfully soliciting, offering or paying remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce another individual or entity to : (a) refer an individual to a person for the furnishing (or arranging for the furnishing) of any item or service for which payment may be made under a federal health care program; (b) purchase or order any covered item or service; (c) arrange for the purchase or order of any covered item or service; or (d) recommend the purchase or order of any covered item or service;

•
federal civil and criminal false claims laws and civil monetary penalties laws, including the FCA and the CMPL, which prohibit, among other things, individuals or entities from knowingly presenting or causing to be presented false, fictitious, or fraudulent claims for payment to the U.S. government;

•
the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

•
HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of health information that allows identification of individual patients on covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, as well as individuals and entities that provide services on behalf of a covered entity that involve individually identifiable health information, known as business associates, as well as their covered subcontractors;

•
Federal and state transparency laws and regulations, such as the federal Physician Payments Sunshine Act. The federal Physician Payment Sunshine Act which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services information related to payments and other transfers of value made by such manufacturers to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), physicians and their immediate family members in such manufacturers. Beginning in 2022, applicable manufacturers also will be required to report such information regarding its payments and other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives during the previous year; and

•
state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the national or federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; national or state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and national or state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of its business activities could be subject to challenge under one or more of such laws. In addition, health care reform legislation has strengthened these laws. For example, in the U.S. the PPACA, among other things, amended the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes, such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. Moreover, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.
If Alvotech’s operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to Alvotech, Alvotech may be subject to significant penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, integrity oversight and reporting obligations, and the curtailment or restructuring of Alvotech’s operations, any of which could adversely affect Alvotech’s ability to operate its business and its results of operations. Moreover, one or more of Alvotech’s commercial partners may be subject to the above law and may be investigated or sued for any one or more of the previous concerns which may in turn materially impact Alvotech by virtue of its association with such commercial partner(s).
The international aspects of Alvotech’s business expose Alvotech to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the U.S.
Alvotech currently has international operations of its own and has a number of international collaborations. Doing business internationally involves a number of risks, including but not limited to:

•
multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by Alvotech or its collaboration partners to obtain and maintain regulatory approvals for the use of its products in various countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining protection and enforcing its intellectual property;

•	difficulties in staffing and managing foreign operations by Alvotech or its collaboration partners;

•	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems by its collaboration partners;

•	limits in its or its collaboration partners’ ability to penetrate international markets;

•	financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for its products;

•
foreign exchange risk, as Alvotech’s has significant asset and liabilities denominated in foreign currencies (mainly in EUR, GBP, ISK, and CHF), and a 10% fluctuation of the exchange rate of ISK against the USD can significantly impact Alvotech;

•	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation and insurance; and

•
regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act its books and records provisions or its anti-bribery provisions.

Alvotech is subject to U.S. anti-corruption laws and regulations, export and import controls, and sanctions laws and regulations. Compliance with these legal standards could impair Alvotech’s ability to compete in U.S. and international markets. Alvotech could face criminal liability and other serious consequences for violations, which could harm its business, prospects and financial condition.
Alvotech is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other state and national anti-bribery laws in jurisdictions in which Alvotech may conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, CROs, contractors and other collaborators and partners from authorizing, promising, offering, providing, soliciting or receiving, directly or indirectly, improper payments or anything else of value improperly to or from recipients in the public or private sector. Alvotech has engaged third parties for clinical trials outside of the United States, to sell its products abroad once Alvotech enters a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations and other regulatory approvals. Alvotech has direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. Alvotech can be held liable for the corrupt or other illegal activities of its employees, agents, CROs, contractors and other collaborators and partners, even if Alvotech does not explicitly authorize or have actual knowledge of such activities. In addition, the FCPA imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which requires such companies to maintain complete and accurate books and records and maintain a system of internal accounting controls.
Alvotech is also subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, as well as by comparable import and export laws and regulations in other jurisdictions. Compliance with applicable regulatory requirements, or applications for custom seizures filed by third parties relating to intellectual property rights, regarding the import and export of Alvotech’s products may create delays in the introduction of its products in international markets or, in some cases, prevent the export its products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions.
Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of Alvotech’s confidential information in internal systems or those used by third party collaborator partners or other contractors or consultants, could compromise the confidentiality, integrity and availability of Alvotech’s confidential information in information technology systems, network-connected control systems and/or Alvotech’s data, interrupt the operation of Alvotech’s business and/or affect Alvotech’s reputation.
To achieve Alvotech’s business objectives, Alvotech relies on sophisticated information technology systems, including software, mobile applications, cloud services and network-connected control systems, some of which are managed, hosted, provided or serviced by third parties. Internal or external events that compromise the confidentiality, integrity and availability of Alvotech’s systems and data may significantly interrupt the operation of its business, result in significant costs and/or adversely affect Alvotech’s reputation and/or place Alvotech at a competitive disadvantage resulting from the improper disclosure/theft of confidential information or intellectual property.
Alvotech’s information technology systems are highly integrated into its business, including its research and development (“R&D”) efforts, its clinical and commercial manufacturing processes and its product sales and distribution processes. Further, as the certain of Alvotech’s employees are working remotely, Alvotech’s reliance on its and third-party information technology systems has increased substantially and is expected to continue to increase. The complexity and interconnected nature of Alvotech’s systems makes them potentially vulnerable to breakdown or other service interruptions. Alvotech’s systems are also subject to frequent cyberattacks. As the cyber-threat landscape evolves, these attacks are growing in frequency, sophistication and intensity and are becoming increasingly difficult to detect. Such attacks could include the use of harmful and virulent malware, including ransomware or other denials of service, that can be deployed through various means, including the software supply chain,
e-mail,
malicious websites and/or the use of social engineering. Attacks such as those experienced by governmental entities (including those that approve and/or regulate Alvotech’s products, such as the FDA, the European Commission or EMA) and other multi-national companies, including some of Alvotech’s peers, could leave Alvotech unable to utilize key business systems or access or protect important data, and could have a material adverse effect on Alvotech’s ability to operate its business, including developing, gaining regulatory approval for, manufacturing, selling and/or distributing Alvotech’s products.
Alvotech’s systems and possibly those of permissible third parties also contain and utilize a high volume of sensitive data, including intellectual property, trade secrets, financial information, regulatory information, strategic plans, sales trends and forecasts, litigation materials and/or personal information belonging to Alvotech, its staff, customers and/or other parties. In some cases, Alvotech and/or permissible third parties may use third-party service providers to process, store, manage or transmit such data, which may increase its risk. Intentional or inadvertent data privacy or security breaches (including cyberattacks) or lapses by employees, service providers (including providers of information technology-specific services), nation states (including groups associated with or supported by foreign intelligence agencies), organized crime organizations, “hacktivists” or others, create risks that Alvotech’s sensitive data may be exposed to unauthorized persons, its competitors, or the public.
Domestic and global government regulators, Alvotech’s business partners, suppliers with whom it does business, vendors and law firms that host Alvotech’s documents and information in connection with transactions or proceedings, companies that provide Alvotech or its partners with business services and companies that Alvotech may acquire may face similar risks, and security breaches of their systems could adversely affect Alvotech’s security, leave Alvotech without access to important systems, products, raw materials, components, services or information or expose Alvotech’s confidential data. As a part of Alvotech’s business, it shares confidential information to third parties, such as commercial partners, consultants, advisors, vendors, etc. Alvotech is at risk of its confidential data being disclosed without its consent or lost if these third parties’ servers or databases experience security breaches of their systems.
Although Alvotech has experienced system breakdowns, attacks and information security breaches, Alvotech does not believe such breakdowns, attacks and breaches have had a material adverse effect on its business or results of operations. Alvotech continues to invest in the monitoring, protection and resilience of its critical and/or sensitive data and systems. However, there can be no assurances that Alvotech’s efforts will detect, prevent or fully recover systems or data from all breakdowns, service interruptions, attacks, and/or breaches of its systems that could adversely affect Alvotech’s business and operations and/or result in the loss or exposure of critical, proprietary, private, confidential or otherwise sensitive data, which could result in material financial, legal, business or reputational harm to Alvotech or negatively affect its stock price. While Alvotech maintains cyber-liability insurance, its insurance is not sufficient to cover it against all losses that could potentially result from a service interruption, breach of Alvotech’s systems or loss of its critical or sensitive data.
Alvotech is also subject to various laws and regulations globally regarding privacy and data protection, including laws and regulations relating to the collection, storage, handling, use, disclosure, transfer and security of personal data. The legislative and regulatory environment regarding privacy and data protection is continuously evolving and developing and the subject of significant attention globally. For example, in the EEA Alvotech is subject to the General Data Protection Regulation, or GDPR, which became effective in May 2018, imposes strict obligations and restrictions on the ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting and which provides for substantial penalties for non-compliance.
Other jurisdictions where Alvotech operates have enacted or proposed similar legislation and/or regulations. Failure to comply with these current and future laws could result in significant penalties, liability for damages incurred by individuals whose privacy is violated, and could have a material adverse effect on Alvotech’s business and results of operations.
Alvotech currently relies on Alvogen’s IT infrastructure and may not successfully migrate to its own IT environment in the foreseeable future.
Alvotech relies on some critical IT infrastructure and software owned and operated by Alvogen. A service agreement is in place between the two companies covering confidentiality, service and fees etc.
Alvotech is dependent on Alvogen with regard to certain IT policies, procedures and resources, and is not yet in full control of all IT services related to the above infrastructure and software, including access management, change management, network administration, and implementation of security measures. Some of Alvotech’s data is stored in Alvogen systems, can potentially be accessed by Alvogen employees, and is managed according to Alvogen’s data retention policy. Security vulnerabilities at Alvogen sites could cause similar vulnerabilities for Alvotech. This could compromise the confidentiality, integrity and availability of Alvotech’s important systems and confidential data, including applications and data running in Azure, and data stored and processed in SAP.
Alvotech is currently in the process of negotiating separate Microsoft licenses for Microsoft Azure and is preparing to migrate to a separate Microsoft Azure environment in the 2022 but is currently relying on the Alvogen Azure environment and license per the service agreement between Alvogen and Alvotech. The migration might not be successfully completed in time for the business combination, or in the foreseeable future due to lack of capabilities, resources or funding, prioritization, or other reasons.
Alvotech has already signed a separate license agreement for an ERP platform and is in the process of implementing and migrating to a new platform in a separate environment and is planning to go live in 2022 but is currently relying on the Alvogen platform and licenses per the service agreement between Alvogen and Alvotech. The implementation might not be successfully completed in time for the public listing or commercial launch, or in the foreseeable future due to lack of capabilities, resources or funding, prioritization, or other reasons.
Several other shared services or platforms are currently being separated from Alvogen‘s platform, including DocuSign and Archaka. The separation and migration of these applications and services might not be successfully completed in the foreseeable future.
There is a risk that other similar issues due to the shared infrastructure between the companies have not yet been identified, posing risk to Alvotech’s business operations which are currently relying on the confidentiality, integrity and availability of critical information systems and data of Alvogen. For more information on the service agreements between Alvotech and Alvogen, please see the section entitled “
Certain Alvotech Relationships and Related Person Transactions.
”
Alvotech’s IT Governance (ITG) and Information Security Management System (ISMS) may not be sufficient to ensure the effective and efficient use of IT in enabling the organization to achieve business objectives and secure the confidentiality, integrity and availability of critical information technology systems and data.
Alvotech currently does not have a fully implemented ITG and ISMS in place. Alvotech is currently revising and updating its ITG and ISMS, including policies, procedures, and internal controls, which will be based on the ISO 27001 and ITIL standards. These standards cover the areas of access management, change management, incident management, business continuity plans, disaster recovery, and data retention policy.
Alvotech’s business continuity is not fully secured as its business continuity plan has not yet been fully implemented and tested. Some of Alvotech’s critical systems and data are hosted on premise in one data center, without a secondary data center for redundancy. Force majeure events impacting the data center such as fire, flood, earthquake, or power outage can therefore pose a risk to Alvotech’s operation and may compromise the confidentiality, integrity and availability of those systems and data.
If Alvotech fails to comply with environmental, health and safety laws and regulations, Alvotech could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.
Alvotech’s research and development activities and its third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials, including the components of Alvotech’s product candidates and other hazardous compounds. Alvotech and its manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at Alvotech’s and its manufacturers’ facilities pending their use and disposal. Alvotech cannot eliminate the risk of contamination, which could cause an interruption of its commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up
and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although Alvotech believes that the safety procedures utilized by Alvotech and its third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, Alvotech cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, Alvotech may be held liable for any resulting damages and such liability could exceed its resources and state or federal or other applicable authorities may curtail Alvotech’s use of certain materials and/or interrupt its business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. Alvotech cannot predict the impact of such changes and cannot be certain of its future compliance. Alvotech does not currently carry biological or hazardous waste insurance coverage.
Alvotech or the third parties upon whom Alvotech depends may be adversely affected by earthquakes or other natural disasters and Alvotech’s business continuity and disaster recovery plans may not adequately protect from a serious disaster. Until the Joint Venture becomes fully operational, Alvotech’s manufacturing facility and Alvotech’s inventories are located at a single site in Reykjavik, Iceland and any severe natural or other disaster or disruption at this site could have a material adverse effect on Alvotech’s financial condition and results of operations.
Alvotech’s corporate headquarters, manufacturing site and a large part of its R&D division are located in Reykjavik, Iceland. Iceland is geographically isolated and has in the past experienced severe earthquakes and other natural disasters, such as volcanic eruptions. Earthquakes or other natural disasters could severely disrupt Alvotech’s operations or those of its collaboration partners and have a material adverse effect on Alvotech’s business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented Alvotech from using all or a significant portion of its headquarters, that damaged critical infrastructure (such as the manufacturing facilities of Alvotech’s third-party providers of power or water supplies) or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for Alvotech to continue its business for a substantial period of time. The disaster recovery and business continuity plans Alvotech has in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. Alvotech may incur substantial expenses as a result of the limited nature of its disaster recovery and business continuity plans, which, particularly when taken together with Alvotech’s current lack of business continuity insurance, could have a material adverse effect on Alvotech’s business.
Iceland’s implementation of EEA rules may not be comprehensive or may be delayed, resulting in uncertainty for Alvotech and its business.
Alvotech has significant assets, including its subsidiary Alvotech hf., in Iceland. Many of Alvotech’s assets and material agreements are therefore governed by Icelandic law and subject to the jurisdiction of the Icelandic courts. As a member state of the European Economic Area (the EEA), Iceland is obligated to implement important parts of European Union law concerning the “four freedoms” within the EU single market. Certain aspects of Alvotech’s operations are subject to laws originating from such implementation. If the Icelandic state fails to draft national legislation which conforms with such EEA rules, Icelandic individuals and legal persons may not be able to rely on the relevant EEA rules and the Icelandic courts could be restricted from applying them unless the Icelandic legislation can be interpreted in a way which conforms with EEA rules. Errors or undue delay may occur in the implementation of EEA rules and in those cases, Icelandic law will be deemed by the Icelandic courts to prevail. This could negatively affect Alvotech or other individuals or legal persons who conduct business with Alvotech in Iceland.
Alvotech has identified material weaknesses in its internal control over financial reporting. If Alvotech is unable to remediate these material weaknesses, or if TopCo experiences additional material weaknesses in the future or otherwise is unable to develop and maintain an effective system of internal controls in the future, TopCo may not be able to produce timely and accurate financial statements or comply with applicable laws and regulations, which may adversely affect investor confidence in TopCo and, as a result, the value of the TopCo Ordinary Shares.
Alvotech has identified material weaknesses in the design and operating effectiveness of its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the preparation of this proxy statement/prospectus and its financial statements, Alvotech has identified material weaknesses as follows: (i) control environment driven by the lack of a sufficient number of trained professionals with an appropriate level of internal control knowledge, training and experience; (ii) risk assessment, as Alvotech did not design and implement an effective risk assessment to identify and communicate appropriate objectives and fraud, and to identify and assess changes in the business that could affect the Alvotech’s system of internal controls; (iii) control activities, as Alvotech did not have adequate formal documentation of certain policies and procedures, implementation of all required business process controls, including effective review process of key financial information, and documentation to evidence the design and operating effectiveness of the control activities; (iv) information and communication as Alvotech did not implement effective controls over the segregation of duties and certain information technology general controls for information systems that are relevant to the preparation of its financial statements; and (v) monitoring activities, as Alvotech did not have the evidence to support evaluation of the effectiveness of monitoring controls to ascertain whether the components of internal control are present and functioning. As a consequence of these material weaknesses, material accounting errors were identified in Alvotech’s annual consolidated financial statements primarily related to the accounting for joint ventures and convertible debt instruments. These material weaknesses could result in a misstatement of Alvotech’s accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Upon identifying the material weaknesses, Alvotech began taking steps intended to address the underlying causes of the control deficiencies in order to remediate the material weaknesses, which included the implementation of new tools and controls, engagement of outside consultants to develop remediation plans, provide training to control owners and plans to implement a new enterprise resource planning (“ERP”) system and automated controls. Alvotech has made the following enhancements to its control environment: (i) implemented a compliance tool to provide workflow and electronic approval capabilities as well as to maintain control evidence; (ii) engaged outside consultants to assist in evaluating the internal controls and developing a remediation plan to address the control deficiencies; (iii) began to implement entity level and business process-level controls to mitigate the key risks identified; (iv) prepared to implement a new ERP system; and (v) hired more accounting resources. Alvotech’s remediation activities are continuing during 2021. In addition to the above actions, Alvotech expects to engage in additional activities, including, but not limited to: (i) continue to implement entity level controls, business process-level controls across all significant accounts and information technology general controls across all relevant domains; (ii) provide training to control owners to establish clear expectations as it relates to the control design, execution and monitoring of such controls, including enhancements to the documentation to evidence the execution of the controls; (iii) engage outside consultants to help design and implement automated controls and enhance Alvotech’s information technology general controls environment as part of the ERP system implementation; (iv) implement a Governance, Risk and Control tool to monitor the segregation of duties in the new ERP system.
Alvotech cannot assure that the measures it has taken to date, and is continuing to implement, will be sufficient to remediate the material weaknesses identified and avoid potential future material weaknesses. If the steps Alvotech takes do not remediate the material weaknesses in a timely manner, Alvotech will be unable to conclude that it maintains effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of Alvotech’s financial statements would not be prevented or detected on a timely basis.
If TopCo fails to remediate Alvotech’s existing material weaknesses, identifies new material weaknesses in its internal controls over financial reporting, is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, is unable to conclude that its internal controls over financial reporting are effective, or if TopCo’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of TopCo’s internal controls over financial reporting when TopCo is no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of TopCo’s financial reports and the market price of TopCo Ordinary Shares could be negatively affected. As a result of such failures, TopCo could also become subject to investigations by the stock exchanges on which TopCo’s securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and shareholders, which could harm TopCo’s reputation and financial condition or divert financial and management resources from TopCo’s regular business activities.
Risks Related to TopCo
TopCo has no operating or financial history and its results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.
The TopCo unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 combines the historical condensed statement of operations of OACB and the historical condensed consolidated statement of profit or loss of Alvotech and for the year ended December 31, 2020 combines the historical statement of operations of OACB and the historical consolidated statement of profit or loss of Alvotech for such periods, giving effect to the Business Combination, the PIPE Financing and other related transactions as if they had been consummated on January 1, 2020, the beginning of the earliest period presented.
The TopCo unaudited pro forma condensed combined statement of financial position as of June 30, 2021 combines the historical balance sheet of OACB with the historical consolidated statement of financial position of

Alvotech, giving effect to the Business Combination, the PIPE Financing and other related transactions as if they had been consummated on June 30, 2021.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of TopCo. Accordingly, TopCo’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus.
Alvotech and OACB’s ability to successfully effect the Business Combination, and TopCo’s ability to successfully operate the business thereafter, will be largely dependent upon the efforts of certain key personnel of Alvotech.
Alvotech and OACB’s ability to successfully effect the Business Combination, and TopCo’s ability to successfully operate the business thereafter, is dependent upon the efforts of key personnel of Alvotech. It is possible that TopCo will lose some key personnel, the loss of which could negatively impact the operations and profitability of TopCo. Although Alvotech anticipates that all of its senior management will remain in place following the Business Combination, the loss of key personnel could negatively impact the operations and profitability of TopCo and its financial condition could suffer as a result.
TopCo will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.
If TopCo completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more if and when TopCo is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, TopCo will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. TopCo’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, TopCo expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly. The increased costs will increase TopCo’s net loss. For example, TopCo expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. TopCo cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for TopCo to attract and retain qualified persons to serve on its board of directors, its board advisors or as executive officers.
TopCo’s management will have limited experience in operating a public company.
TopCo’s executive officers have limited experience in the management of a publicly traded company. TopCo’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities. This in turn may result in less time being devoted to the management and growth of TopCo. TopCo may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for TopCo to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that TopCo will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.
There can be no assurance that the TopCo Ordinary Shares that will be issued in connection with the Business Combination or the TopCo Warrants will be approved for listing on Nasdaq and Nasdaq First North or, if approved, will continue to be so listed following the closing of the Business Combination, or that TopCo will be able to comply with the continued listing standards of Nasdaq.
TopCo’s eligibility for listing may depend on, among other things, the number of OACB Class A Ordinary Shares that are redeemed. TopCo intends to apply for the listing of the TopCo Ordinary Shares and TopCo Warrants on Nasdaq and Nasdaq First North. If Nasdaq or Nasdaq First North denies its application for failure to meet the listing standards, TopCo and its shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•
a determination that TopCo Ordinary Shares are a “penny stock” which will require brokers trading in the TopCo Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the TopCo Ordinary Shares and TopCo Warrants are listed on Nasdaq and Nasdaq First North, they will be covered securities. Although the states are preempted from regulating the sale of TopCo’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While TopCo is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if TopCo was not listed on Nasdaq and Nasdaq First North, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.
Additional Risk Factors Related to the Business Combination
OACB has no operating or financial history and its results of operations and those of TopCo may differ significantly from the unaudited pro forma financial data included in this proxy statement.
OACB has no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for TopCo. The unaudited pro forma condensed combined statement of operations of TopCo combines the historical audited results of operations of OACB for the year ended December 31, 2020 and the unaudited results of OACB for the six months ended June 30, 2021, with the historical audited results of operations of Alvotech for the year ended December 31, 2020 and the unaudited results of Alvotech for the six months ended June 30, 2021, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2021. The unaudited pro forma condensed combined balance sheet of TopCo combines the historical balance sheets of OACB as of June 30, 2021 and of Alvotech as of June 30, 2020 and gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2021.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of TopCo. Accordingly, TopCo’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “
Unaudited Pro Forma Condensed Combined Financial Information.
”
A market for TopCo’s securities may not continue, which would adversely affect the liquidity and price of its securities.
Following the Business Combination, the price of TopCo’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for TopCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of TopCo’s securities after the Business Combination can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, if its securities are not listed on, or become delisted from, Nasdaq or Nasdaq First North for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if it were quoted or listed on Nasdaq, Nasdaq First North or another national securities exchange. You may be unable to sell your securities unless or until a market can be established or sustained.
The market price and trading volume of TopCo Ordinary Shares and TopCo Warrants may be volatile and could decline significantly following the Business Combination.
The stock markets, including Nasdaq and Nasdaq First North on which TopCo intends to apply to list the TopCo Ordinary Shares and TopCo Warrants under the symbols ALVO and ALVOW, respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for TopCo Ordinary Shares and TopCo Warrants following the Business Combination, the market price of TopCo Ordinary Shares and TopCo Warrants may be volatile and could decline significantly. In addition, the trading volume in TopCo Ordinary Shares and TopCo Warrants may fluctuate and cause significant price variations to occur. Additionally, any substantial amount of trading or sales in TopCo Ordinary Shares could make it difficult for TopCo to raise capital through the issuance of debt or equity securities in the future. Generally, securities of biopharmaceutical companies tend to be volatile and experience significant price and volume fluctuations. If the market price of TopCo Ordinary Shares and TopCo Warrants declines significantly, you may be unable to resell your securities at or above the market price as of the date of the consummation of the Business Combination. TopCo cannot assure you that the market price of the TopCo Ordinary Shares and TopCo Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	actual or anticipated differences in TopCo’s estimates, or in the estimates of analysts, for TopCo’s revenues, results of operations, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales or resales, or anticipated issuances, sales or resales, of TopCo Ordinary Shares;

•	publication of research reports about TopCo;

•	the performance and market valuations of other similar companies;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.
In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert TopCo’s management’s attention and resources, which could have a material adverse effect on TopCo.
The dual listing of TopCo Ordinary Shares may adversely affect the liquidity and value of those ordinary shares.
Following the U.S. offering and after the ordinary shares begin trading on Nasdaq, TopCo’s ordinary shares will be listed on Nasdaq First North. Trading of TopCo’s ordinary shares in these markets will take place in different currencies (U.S. dollars on Nasdaq and Icelandic Krona on Nasdaq First North), at different times (resulting from different time zones, different trading days and different public holidays in the United States and Iceland) and with different settlement mechanics. The trading prices of TopCo Ordinary Shares on these two markets may differ due to these and other factors. Any decrease in the price of TopCo Ordinary Shares on Nasdaq First North could cause a decrease in the trading price of the ordinary shares on Nasdaq and vice versa. Investors could seek to sell or buy TopCo Ordinary Shares to take advantage of any price differences between the markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both the trading prices on one exchange and the ordinary shares available for trading on the other exchange. Further, the dual listing of TopCo Ordinary Shares may reduce the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for TopCo Ordinary Shares in the United States.
The listing of TopCo Ordinary Shares on Nasdaq First North may result in increased uncertainty for investors as well as additional compliance risk for TopCo’s management, all of which could have a material effect on Topco’s business, results of operations and financial condition.
Following the U.S. listing, TopCo will seek to list its ordinary shares on Nasdaq First North. Nasdaq First North is an alternative marketplace operated by Nasdaq First North, the Icelandic stock exchange. It does not have the same legal status as a regulated market such as Nasdaq in the United States. Issuers on Nasdaq First North are subject to the rules of Nasdaq First North, but not the same legal requirements which otherwise apply to issuers of securities listed on a regulated market. For example, certain restrictions on take-over bids and changes in the ownership of major holdings will not apply to TopCo’s shares listed on Nasdaq First North. Any investment in a company trading on Nasdaq First North involves more risk than an investment in a company trading on a regulated market.
As a dual-listed Luxembourgish company listed on Nasdaq First North and Nasdaq, TopCo will become subject to reporting requirements and certain other applicable requirements under Luxembourgish law, U.S. law and Icelandic law, including, but not limited to, the Market Abuse Regulation. Adherence to the requirements of these rules and regulations may increase TopCo’s legal, accounting and financial compliance costs, make certain activities more difficult, time consuming and costly, place additional strain on resources and divert management’s attention away from other business matters.
In addition, the applicable legal requirements or the interpretation of such requirements by regulators and courts in each of these jurisdictions may differ or conflict which could expose TopCo to additional costs, sanctions and/or fines. Any of these factors could have a material effect on TopCo’s business, results of operations and financial condition.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about TopCo, its business, or its market, or if they change their recommendations regarding TopCo Ordinary Shares adversely, then the price and trading volume of TopCo Ordinary Shares could decline.
The trading market for TopCo Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about TopCo, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on OACB or TopCo. If no securities or industry analysts commence coverage of TopCo, TopCo Ordinary Share price and trading volume would likely be negatively impacted. If any of the analysts who may cover TopCo change their recommendation regarding TopCo Ordinary Shares adversely, or provide more favorable relative recommendations about TopCo’s competitors, the price of TopCo Ordinary Shares would likely decline. If any analyst who may cover OACB were to cease coverage of TopCo or fail to regularly publish reports on it, TopCo could lose visibility in the financial markets, which could cause TopCo Ordinary Share price or trading volume to decline.
The JOBS Act permits “emerging growth companies” like TopCo to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, which may make our TopCo Ordinary Shares less attractive to investors.
TopCo currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Its Business Startups Act of 2012, which is referred to as the “JOBS Act.” As such, TopCo takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, TopCo shareholders may not have access to certain information they deem important.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies, but any such election to opt out is irrevocable. TopCo has elected to avail itself of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, TopCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of TopCo financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
TopCo cannot predict if investors will find TopCo Ordinary Shares less attractive because it relies on these exemptions. If some investors find TopCo Ordinary Shares less attractive as a result, there may be a less active trading market and share price for TopCo Ordinary Shares may be more volatile. TopCo does not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.
Alvotech will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.
Uncertainty about the effect of the Business Combination on Alvotech’s team members and third parties may have an adverse effect Alvotech. These uncertainties may impair Alvotech’s ability to retain and motivate key personnel and could cause third parties that deal with Alvotech to defer entering into contracts or making other decisions or seek to change existing business relationships. If key team members depart because of uncertainty about their future roles and the potential complexities of the Business Combination, OACB or Alvotech’s business could be harmed.
Risks Related to Investment in a Luxembourg Company and TopCo’s Status as a Foreign Private Issuer
As a foreign private issuer, TopCo will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of the TopCo Ordinary Shares.
TopCo will qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, TopCo will not be subject to all of the disclosure requirements applicable to public companies organized within the U.S. For example, TopCo will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, TopCo’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of TopCo’s securities. For example, some of TopCo’s key executives may sell a significant amount of TopCo Ordinary Shares and such sales will not be required to be disclosed as promptly as public companies organized within the U.S. would have to disclose. Accordingly, once such sales are eventually disclosed, the price of TopCo Ordinary Shares may decline significantly.
Moreover, TopCo will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. TopCo will also not be subject to Regulation FD under the Exchange Act, which would prohibit TopCo from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning TopCo than there is for U.S. public companies.
As a foreign private issuer, TopCo will file an annual report on Form
20-F
within four months of the close of each fiscal year ended December 31 and furnish reports on Form
6-K
relating to certain material events promptly after TopCo publicly announces these events. However, because of the above exemptions for foreign private issuers, which TopCo intends to rely on, TopCo shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.
TopCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject TopCo to U.S. GAAP reporting requirements which may be difficult for it to comply with.
As a “foreign private issuer,” TopCo would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to TopCo on June 30, 2022.
In the future, TopCo could lose its foreign private issuer status if a majority of its ordinary shares are held by residents in the U.S. and it fails to meet any one of the additional “business contacts” requirements. Although TopCo intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, TopCo’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to TopCo under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If TopCo is not a foreign private issuer, TopCo will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, TopCo would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information.

TopCo also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, TopCo may lose its ability to rely upon exemptions from certain corporate governance requirements of Nasdaq that are available to foreign private issuers. For example, Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. As a foreign private issuer, TopCo would be permitted to follow home country practice in lieu of the above requirements. As long as TopCo relies on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards, a majority of the directors on its board of directors are not required to be independent directors, its remuneration committee is not required to be comprised entirely of independent directors, and it will not be required to have a nominating and corporate governance committee. Also, TopCo would be required to change its basis of accounting from IFRS to U.S. GAAP, which may be difficult and costly for it to comply with. If TopCo loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, TopCo may have to de-list
from Nasdaq and could be subject to investigation by the SEC, Nasdaq and other regulators, among other materially adverse consequences.
TopCo is organized under the laws of Luxembourg and a substantial amount of its assets are not located in the U.S. It may be difficult to obtain or enforce judgments or bring original actions against TopCo or the members of its board of directors in the U.S.
TopCo is organized under the laws of Luxembourg. In addition, a substantial amount of its assets are located in Iceland and elsewhere outside the U.S.
Furthermore, some of the members of TopCo’s board of directors and officers reside outside the U.S. and a substantial portion of TopCo’s assets are located in Iceland and elsewhere outside the U.S. Investors may not be able to effect service of process within the U.S. upon TopCo or these persons or enforce judgments obtained against TopCo or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against TopCo or these persons in courts located in jurisdictions outside the U.S., including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the U.S. or elsewhere are generally not enforceable in Luxembourg.
As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the U.S. and Luxembourg other than arbitral awards rendered in civil and commercial matters, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the U.S. may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to the applicable enforcement procedures (
exequatur
) as set out in the relevant provisions of the Luxembourg New Civil Procedure Code and in Luxembourg case law. Pursuant to Luxembourg case law, the granting of exequatur
is subject to the following requirements:

•	the judgment of the U.S. court is final and enforceable ( exécutoire ) in the U.S. and has not been fully enforced in the U.S. and/or in any other jurisdiction;

•
the U.S. court had full jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•
the U.S. court applied to the dispute the substantive law which is designated by the Luxembourg conflict of laws rules or, at least, such court’s order must not contravene the principles underlying those rules (based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court);

•
the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•	the U.S. court acted in accordance with its own procedural laws;

•	the judgment of the U.S. court does not contradict an already issued judgment of a Luxembourg court, and

•
the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules (as such term is interpreted under the laws of Luxembourg) or have been given in proceedings of a tax or criminal nature or rendered subsequent to an evasion of Luxembourg law (
fraude à la loi
). Awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, which are classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages), might not be recognized by Luxembourg courts. Ordinarily, an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered a penalty.

Similarly, as Alvotech hf., a subsidiary of TopCo, has significant assets in Iceland, investors may seek to enforce judgments obtained in the U.S. against TopCo in Iceland. As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the U.S. and Iceland other than arbitral awards entered in civil and commercial matters, courts in Iceland will not automatically recognize and enforce a final judgment rendered by a U.S. court. Based on recent Icelandic case law, a valid judgment obtained from a court of competent jurisdiction in the U.S. will not be directly recognized and enforceable in Iceland. Instead, the judgment creditor would need to issue fresh legal proceedings against the judgment debtor in Iceland in which the U.S. judgment would serve as evidence, in addition to other evidence and legal arguments regarding the merits of the case, which will be adjudicated by the Icelandic courts.
If an original action is brought in Luxembourg or Iceland, without prejudice to specific conflict of law rules, Luxembourg courts or Icelandic courts may refuse to apply the designated law (i) if the choice of such foreign law was not made bona fide or (ii) if the foreign law was not pleaded and proved or (iii) if pleaded and proved, such foreign law is contrary to mandatory Luxembourg or Icelandic laws or incompatible with Luxembourg or Icelandic public policy rules. In an action brought in Luxembourg or Iceland on the basis of U.S. federal or state securities laws, Luxembourg courts or Icelandic courts may not have the requisite power to grant the remedies sought. Also, an exequatur
may be refused by a Luxembourg court in respect of punitive damages.
In practice, Luxembourg courts now tend not to review the merits of a foreign judgment, although there is no clear statutory prohibition of such review.
A contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg or Icelandic statutory provisions allowing the valid serving of process against a party in accordance with applicable laws at the domicile of the party. Further, in the event any proceedings are brought in a Luxembourg court in respect of a monetary obligation payable in a currency other than the Euro, a Luxembourg court would have the power to give judgment as an order to pay the obligation in a currency other than the Euro. However, enforcement of the judgment against any party in Luxembourg would be available only in Euros and, for such purposes, all claims or debts would be converted into Euros. Similarly, in the event any proceedings are brought in an Icelandic court in respect of a monetary obligation payable in a currency other than the Icelandic Krona, an Icelandic court would have the power to give judgment as an order to pay the obligation in a currency other than the Icelandic Krona.
In addition, actions brought in a Luxembourg court against TopCo, the members of its board of directors, its officers, or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts generally do not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against TopCo, the members of its board of directors, its officers, or the experts named herein. In addition, even if a judgment against TopCo, the
non-U.S.
members of its board of directors, its officers, or the experts named in this proxy statement/prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.
The directors and officers of TopCo have entered into, or will enter into, indemnification agreements with TopCo. Under such agreements, the directors and officers will be entitled to indemnification from TopCo to the fullest extent permitted by Luxemburg law against liability and expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she would be involved by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof. Luxembourg law permits TopCo to keep directors indemnified against any expenses, judgments, fines and amounts paid in connection with liability of a director towards TopCo or a third-party for management errors i.e., for wrongful acts committed during the execution of the mandate (
mandat
) granted to the director by TopCo, except in connection with criminal offenses, gross negligence or fraud. The rights to and obligations of indemnification among or between TopCo and any of its current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the U.S. under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg
jurisdictions that would apply Luxembourg law against TopCo’s assets in Luxembourg.
Luxembourg, Icelandic and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer TopCo’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.
As a company organized under the laws of Luxembourg and with its registered office in Luxembourg, TopCo is subject to Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against it including, among other things, Council and European Parliament Regulation (EU) 2015/848 of May 20, 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to TopCo in accordance with and subject to such EEA regulations, the courts in such European country could have jurisdiction over the insolvency proceedings initiated against TopCo.
After the Business Combination, TopCo will be the parent company of Alvotech hf., the main operating company of TopCo. As a company organized under the laws of Iceland and with its registered office in Iceland, Alvotech hf. is subject to Icelandic insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against it.
Insolvency and bankruptcy laws in Luxembourg, Iceland or the relevant other European country, if any, may offer TopCo’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.
The rights of its shareholders and responsibilities of its directors and officers are governed by Luxembourg or Icelandic law and differ in some respects from the rights and responsibilities of shareholders under other jurisdictions, including jurisdictions in the U.S.

Its corporate affairs are governed by its Articles, and by the laws governing companies incorporated in Luxembourg, including the Luxembourg Company Law. The rights of its shareholders and the responsibilities of its directors and officers under Luxembourg law differ in some respects from those of a company incorporated under other jurisdictions, including jurisdictions in the U.S. Corporate laws governing Luxembourg companies may not be as extensive as those in effect in U.S. jurisdictions and the Luxembourg Company Law in respect of corporate governance matters might not be as protective of shareholders as the corporate law and court decisions interpreting the corporate law in Delaware, where the majority of U.S. public companies are incorporated. See “Comparison of Shareholder Rights” for a discussion of material differences between Cayman Islands and Luxembourg law applicable to OACB shareholders and TopCo shareholders. Further, under Luxembourg law there may be less publicly available information about TopCo than is regularly published by or about U.S. issuers. In addition, Alvotech anticipate that all of its shareholder meetings will take place in Luxembourg. Its shareholders may have more difficulty in protecting their interests in connection with actions taken by its directors and officers or its principal shareholders than they would as shareholders of a corporation incorporated in a jurisdiction in the U.S.
Risks Related to OACB and the Business Combination
OACB may not be able to consummate an initial business combination within 24 months after the closing of its initial public offering, in which case OACB would cease all operations except for the purpose of winding up and OACB would redeem its Public Shares and liquidate.
OACB’s Memorandum and Articles of Association provides that OACB must complete its initial business combination within twenty-four months after the closing of its IPO, being September 21, 2022. OACB may not be able to complete its initial business combination within such time period. OACB’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If OACB has not completed its initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Alvotech to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of OACB’s remaining shareholders and board of directors, dissolve and liquidate, subject in each case to OACB’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Shareholders may only receive $10.00 per share, and OACB’s warrants will expire worthless. In certain circumstances, the Public Shareholders may receive less than $10.00 per share on the redemption of their shares.
The ability of the Public Shareholders to exercise redemption rights with respect to a large number of OACB Class A Ordinary Shares could increase the probability that the Business Combination will be unsuccessful and that OACB’s shareholders will have to wait for liquidation in order to redeem their Public Shares.
Since the Business Combination Agreement requires that OACB have, in the aggregate, cash (held both in and outside of the Trust Account) that is equal to or greater than $5,000,001, the probability that the Business Combination will be unsuccessful is increased if a large number of the Public Shares are tendered for redemption. If the Business Combination is unsuccessful, the Public Shareholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the Public Shareholders are in need of immediate liquidity, they could attempt to sell their Public Shares in the open market; however, at such time, the OACB Class A Ordinary Shares may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, OACB’s shareholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until OACB is liquidated or OACB’s shareholders are able to sell their Public Shares in the open market.

The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.
An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the Business Combination.
If a Public Shareholder fails to receive or timely act upon notice of OACB’s offer to redeem OACB Class A Ordinary Shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
If, despite OACB’s compliance with the proxy rules, a public shareholder fails to receive OACB’s proxy materials, such public stockholder may not become aware of the opportunity to redeem his, her or its OACB Class A Ordinary Shares. In addition, the proxy materials that OACB is furnishing to holders of OACB Class A Ordinary Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the OACB Class A Ordinary Shares. In the event that a public stockholder fails to comply with these procedures, its OACB Class A Ordinary Shares may not be redeemed. Please see the section entitled “
OACB General Meeting—Redemption Rights
” for additional information on how to exercise your redemption rights.
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or warrants, potentially at a loss.
The Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) OACB’s completion of the Business Combination or other initial business combination, and then only in connection with those OACB Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any OACB Class A Ordinary Shares properly tendered in connection with a shareholder vote to amend the Memorandum and Articles of Association (A) to modify the substance or timing of OACB’s obligation to redeem 100% of the OACB Class A Ordinary Shares if it does not consummate an initial business combination within 24 months from the closing of its IPO or (B) with respect to any other provisions relating to the rights of the OACB Class A Ordinary Shares, and (iii) the redemption of the OACB Class A Ordinary Shares if OACB is unable to consummate an initial business combination within 24 months from the closing of its IPO, subject to applicable law and as further described herein.

Public Shareholders who redeem their OACB Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we are unable to complete an initial business combination within 24 months from the closing of our IPO, with respect to such OACB Class A Ordinary Shares so redeemed. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or warrants, potentially at a loss.
The Sponsor, OACB’s directors and officers and advisors and their respective affiliates may elect to purchase shares from Public Shareholders in connection with the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the TopCo Ordinary Shares.
The Sponsor, OACB’s directors and officers and advisors and their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Please see “
Information about OACB—Permitted Purchases of OACB’s Securities
” for a description of how such persons will determine which shareholders to seek to acquire shares from. Such purchases may include a contractual acknowledgement that such shareholder, although still the record holder of OACB’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, OACB’s directors and officers and advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The price per share paid in any such transaction may be different than the amount per share a public shareholder would receive if it elected to redeem its shares in connection with the Business Combination. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval or to satisfy the closing condition that requires OACB to have a minimum amount of cash upon the consummation of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination although it may not otherwise have been possible. Any such purchases will be reported pursuant to Sections 13 and 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public “float” of the OACB Class A Ordinary Shares or OACB Public Warrants and the number of beneficial holders of OACB securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of OACB securities on a national securities exchange, including Nasdaq.
If a shareholder or a “group” of shareholders are deemed to hold in excess of 15% of OACB Class A Ordinary Shares, such shareholder or group will lose the ability to redeem all such shares in excess of 15% of OACB Class A Ordinary Shares.
The Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in OACB’s IPO without OACB’s prior consent, which OACB refers to as the “Excess Shares.” However, OACB would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against its business combination. Your inability to redeem the Excess Shares will reduce your influence over OACB’s ability to complete the Business Combination or other initial business combination and you could suffer a material loss on your investment in OACB if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if OACB completes its business combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, OACB files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against OACB that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of OACB’s shareholders and the per-share
amount that would otherwise be received by OACB’s shareholders in connection with OACB’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the Public Shareholders, OACB files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against OACB that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in OACB’s bankruptcy estate and subject to the claims of third parties with priority over the claims of OACB’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share
amount that would otherwise be received by OACB’s shareholders in connection with OACB’s liquidation may be reduced.
OACB’s Public Shareholders may be held liable for claims by third parties against OACB to the extent of distributions received by them upon redemption of their Public Shares.
If OACB is forced to enter into an insolvent liquidation, any distributions received by Public Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, OACB was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by OACB’s shareholders. Furthermore, OACB’s directors may be viewed as having breached their fiduciary duties to OACB or its creditors and/or may have acted in bad faith, and thereby exposing themselves and OACB to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. OACB cannot assure you that claims will not be brought against it for these reasons. OACB and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of OACB’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of approximately $18,292.68 and to imprisonment for five years in the Cayman Islands.
OACB’s shareholders cannot be sure of the market value of the TopCo Ordinary Shares to be issued upon completion of the Business Combination.
The holders of OACB Ordinary Shares issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one TopCo Ordinary Share in exchange for each share of OACB Class A Ordinary Shares held by them, rather than a number of shares with a particular fixed market value. The market value of OACB Ordinary Shares at the time of the Business Combination may vary significantly from its price on the date the Business Combination Agreement was executed, the date of the Registration Statement of which this proxy statement/prospectus is a part or the date on which OACB shareholders vote on the Business Combination. Because the exchange ratio of the shares will not be adjusted to reflect any changes in the market prices of OACB Ordinary Shares, the market value of the TopCo Ordinary Shares issued in the Business Combination and the OACB Ordinary Shares surrendered in the Business Combination may be higher or lower than the value of these shares on earlier dates. 100% of the consideration to be received by OACB’s shareholders will be TopCo Ordinary Shares. Following consummation of the Business Combination, the market price of TopCo’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•	changes in financial estimates by analysts;

•	announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;

•	fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	general economic conditions;

•	changes in market valuations of similar companies;

•	terrorist acts;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	future sales of TopCo Ordinary Shares;

•	regulatory developments in the U.S. or other countries;

•	litigation involving TopCo, its subsidiaries or its general industry; and

•	additions or departures of key personnel.
In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the OACB General Meeting. As a result, the market value of OACB Ordinary Shares may vary significantly from the date of the OACB General Meeting to the date of the completion of the Business Combination. You are urged to obtain up-to-date
prices for OACB Ordinary Shares. There is no assurance that the Business Combination will be completed, that there will not be a delay in the completion of the Business Combination or that all or any of the anticipated benefits of the Business Combination will be obtained.
The TopCo Ordinary Shares to be received by OACB’s shareholders as a result of the Business Combination will have different rights from OACB Class A Ordinary Shares.
Following completion of the Business Combination, the Public Shareholders will no longer be shareholders of OACB but will instead be shareholders of TopCo. There will be important differences between your current rights as an OACB shareholder and your rights as a TopCo shareholder. See “
Comparison of Shareholder Rights
” for a discussion of the different rights associated with the securities.
The Sponsor and OACB’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.
Unlike certain other blank check companies in which the initial shareholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, the Sponsor and OACB’s officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with OACB, to vote any Founder Shares, placement shares or OACB Class A Ordinary Shares held by them, in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns approximately 20% of OACB’s issued and outstanding shares. As a result, in addition to the Sponsor’s shares, OACB would need only 9,375,001, or 37.5%, of the 25,000,000 OACB Class A Ordinary Shares outstanding as of the date of this proxy statement/prospectus to be voted in favor of the Business Combination (assuming all outstanding shares are voted) in order to have the Business Combination approved. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the affirmative vote of the holders of a majority of OACB Ordinary Shares outstanding as of the date of the OACB General Meeting.
The exercise of discretion by OACB’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of OACB securityholders.
In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require OACB to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that OACB is entitled to under those agreements. Such events could arise because of changes in the course of Alvotech’s business, a request by Alvotech to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Alvotech’s business and would entitle Alvotech to terminate the Business Combination Agreement. In any of such circumstances, it would be in OACB’s discretion, acting through its board of directors, to grant OACB’s consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for OACB and its securityholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, OACB does not believe there will be any changes or waivers that its directors and officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the transaction that would have a material impact on the shareholders, OACB will be required to circulate a new or amended proxy statement/prospectus or supplement thereto and resolicit the vote of its shareholders with respect to the Business Combination Proposal.
The Sponsor and OACB’s executive officers and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part.
When you consider the recommendation of OACB’s board of directors in favor of approval of the Business Combination Proposal and the Nasdaq Proposal, you should keep in mind that certain of OACB’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•
the beneficial ownership of the Sponsor and certain of OACB’s directors of an aggregate of 6,250,000 OACB Class B Ordinary Shares, which shares would become worthless if OACB does not complete a business combination within the applicable time period, as the Initial Shareholders have waived any right to redemption with respect to these shares for no consideration in return. Such shares have an aggregate market value of approximately $                 based on the closing price of OACB Class A Ordinary Shares of $                 on NYSE on                 , 2022, the record date for the OACB General Meeting;

•
OACB’s directors will not receive reimbursement for any
out-of-pocket
expenses incurred by them on OACB’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the date of this proxy statement/prospectus there are no outstanding out-of-pocket expenses, loans extended or fees for which the Sponsor and OACB’s officers and directors are awaiting reimbursement;

•	the potential continuation of certain OACB’s directors as directors of the post-Business Combination company;

•	the continued indemnification of current directors and officers of OACB and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•
certain of OACB’s officers and directors are employed by Oaktree. Certain affiliates of Oaktree have an approximately 1% equity stake in Alvotech and hold approximately 47.48% ($82,953,251 aggregate principal amount) of Alvotech’s Tranche A bonds and approximately 33.99% of Alvotech’s Tranche B bonds ($75,699,188 aggregate principal amount). Such affiliates’ equity stake, which was acquired after a conversion of a portion of the Alvotech debt securities, would be valued at approximately $1.5 million, assuming a value of $10.00 per share and the consummation of the Business Combination. The Tranche A bonds and Tranche B bonds will remain outstanding after the consummation of the Business Combination;

•
the fact that the Sponsor (and OACB’s officers and directors who are members of the Sponsor) has invested an aggregate of $7,025,000 in OACB, comprised of the $25,000 purchase price of 6,250,000 OACB Class B Ordinary Shares and the $7,000,000 purchase price for 4,666,667 OACB Private

Warrants. Assuming a trading price of $9.86 per OACB Class A Ordinary Share and $1.09 per OACB Public Warrant (based upon the respective closing prices of the OACB Class A Ordinary Shares and the OACB Public Warrants on the NYSE on January 31, 2022), the 6,250,000 Class B Ordinary Shares and 4,666,667 OACB Private Warrants would have an implied aggregate market value of approximately $66,711,667. Even if the trading price of the TopCo Ordinary Shares were as low as $1.12 per share, the aggregate market value of the OACB Class B Ordinary Shares alone (without taking into account the value of the OACB Private Warrants) would be approximately equal to the initial investment in OACB by the Initial Shareholders. As a result, the Initial Shareholders are likely to be able to make a substantial profit on their investment in OACB at a time when TopCo Ordinary Shares have lost significant value. On the other hand, if OACB liquidates without completing a business combination before September 21, 2022, the Initial Shareholders will likely lose their entire investment in OACB;

•
the fact that the Sponsor and OACB’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate; and

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if Public Shareholders experience a negative rate of return in the post-business combination company.

These interests may influence OACB’s directors in making their recommendation to vote in favor of the Business Combination Proposal and the other proposals described in the Registration Statement of which this proxy statement/prospectus is a part. You should also read the section entitled “
The Business Combination.
”
Deutsche Bank and Citi served as underwriters of the IPO and Deutsche Bank is serving as capital markets advisor to OACB in connection with the Business Combination. Each of Deutsche Bank and Citi are eligible to receive $4,375,000 in deferred underwriting compensation, which is contingent upon the consummation of the Business Combination.
If OACB fails to consummate the PIPE Financing, it may not have enough funds to complete the Business Combination.
As a condition to closing the Business Combination, the Business Combination Agreement provides that OACB must have $300,000,000 available upon the closing of the Business Combination. Since the amount in the Trust Account is less than $300,000,000, OACB requires the funds from the PIPE Financing in order to consummate the Business Combination. While OACB has entered into Subscription Agreements to raise an aggregate of $174,930,000 immediately prior to the Closing, there can be no assurance that the counterparties to the Subscription Agreements will perform their obligations thereunder. If OACB fails to consummate the PIPE Financing, it is unlikely that OACB will have sufficient funds to meet the condition to Closing in the Business Combination Agreement.
Subsequent to the consummation of the Business Combination, TopCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.
Although OACB has conducted due diligence on Alvotech, OACB cannot assure you that this diligence revealed all material issues that may be present in Alvotech’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of OACB’s and Alvotech’s control will not later arise. As a result, TopCo may be forced to take write-down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if OACB’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with OACB’s preliminary risk analysis. Even though these charges may be non-cash
items and may not have an immediate impact on TopCo’s liquidity, the fact that TopCo reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause TopCo to be unable to obtain future financing on favorable terms or at all.
Public Shareholders at the time of the Business Combination who purchased their OACB Units in OACB’s IPO and do not exercise their redemption rights may pursue rescission rights and related claims.
The Public Shareholders may allege that some aspects of the Business Combination are inconsistent with the disclosure contained in the prospectus issued by OACB in connection with the offer and sale in its IPO of units, including the structure of the proposed Business Combination. Consequently, a Public Shareholder who purchased shares in the IPO (excluding the Initial Shareholders) and still holds them at the time of the Business Combination and who does not seek to exercise redemption rights might seek rescission of the purchase of the OACB Units such holder acquired in the IPO. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If shareholders bring successful rescission claims against OACB, it may not have sufficient funds following the consummation of the Business Combination to pay such claims, or if claims are successfully brought against TopCo following the consummation of the Business Combination, TopCo’s results of operations could be adversely affected and, in any event, TopCo may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.
OACB’s shareholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.
After the completion of the Business Combination, OACB’s shareholders will own a smaller percentage of TopCo than they currently own of OACB. Upon completion of the Business Combination, it is anticipated that OACB’s shareholders (including the Initial Shareholders), will own approximately 13%, of the ordinary shares issued and outstanding immediately after the consummation of the Business Combination, assuming that none of the Public Shareholders exercise their redemption rights. This does not take into account Seller Earn Out Shares (as defined below) or Sponsor Earn Out Shares (as defined below), and assumes that (i) none of OACB’s existing Public Shareholders exercise their redemption rights, and (ii) no additional equity securities of OACB are issued at or prior to Closing. Consequently, OACB’s shareholders, as a group, will have reduced ownership and voting power in TopCo compared to their ownership and voting power in OACB.
TopCo may redeem your TopCo Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless.
Following the Business Combination, TopCo may redeem your TopCo Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making such warrants worthless. TopCo will have the ability to redeem outstanding TopCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the TopCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrantholders. TopCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the TopCo Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those TopCo Ordinary Shares is available throughout the 30-day redemption period. If and when the TopCo Public Warrants become redeemable by TopCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding TopCo Public Warrants could force you (i) to exercise your TopCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your TopCo Public Warrants at the then-current market price when you might otherwise wish to hold your TopCo Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding TopCo Public Warrants are called for redemption, is likely to be substantially less than the market value of your TopCo Public Warrants.

In addition, TopCo will have the ability to redeem the outstanding TopCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the TopCo Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. Recent trading prices for the OACB Class A Ordinary Shares have not exceeded the $10.00 per share threshold at which the OACB Public Warrants would become redeemable. In such a case, the holders will be able to exercise their TopCo Public Warrants prior to redemption for a number of TopCo Ordinary Shares determined based on the redemption date and the fair market value of the TopCo Class A Shares. Please see the notes to OACB’s financial statements included elsewhere in this proxy statement/prospectus.
The value received upon exercise of the TopCo Public Warrants (1) may be less than the value the holders would have received if they had exercised their TopCo Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the TopCo Public Warrants.
OACB’s and Alvotech’s ability to consummate the Business Combination, and the operations of TopCo following the Business Combination, may be materially adversely affected by the ongoing
COVID-19
pandemic.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the U.S. On January 30, 2020, the World Health Organization declared the outbreak of
COVID-19
a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the U.S. to aid the U.S., and on March 11, 2020, the World Health Organization characterized the
COVID-19
outbreak as a “pandemic.”
The
COVID-19
pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Alvotech or TopCo following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of
COVID-19,
new variants of the disease and the actions taken to contain
COVID-19
or mitigate its impact, among others.
The disruptions posed by
COVID-19
have continued for an extensive period of time, and other matters of global concern may continue, for an extensive period of time, and OACB’s and Alvotech’s ability to consummate the Business Combination and TopCo’s financial condition and results of operations following the Business Combination may be materially adversely affected. The extent to which the pandemic impacts the Alvotech‘s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for TopCo Ordinary Shares will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate direction of the pandemic, travel restrictions, quarantines, social distancing, business closure requirements and the effectiveness of other actions taken globally to contain and treat the disease. Each of OACB, Alvotech and TopCo may also incur additional costs due to delays or disruptions caused by
COVID-19,
which could adversely affect TopCo’s financial condition and results of operations.
If OACB is unable to consummate the Business Combination or another initial business combination by September 21, 2022, Public Shareholders may be forced to wait beyond such timeframe before redemption from OACB’s trust account.
If OACB is unable to consummate the Business Combination or an initial business combination by September 21, 2022, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our Regulatory Withdrawals and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), will be used to fund the redemption of the OACB Class A Ordinary Shares, as further described herein. Any redemption of Public Shareholders from the Trust Account will be effected automatically by function of the Memorandum and Articles of Association prior to any voluntary winding up. If OACB is required to wind-up,
liquidate the Trust Account and distribute such amount therein, pro rata, to the Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, Public Shareholders may be forced to wait beyond 24 months from the closing of our IPO before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from OACB’s Trust Account. OACB has no obligation to return funds to investors prior to the date of OACB’s redemption or liquidation unless we consummate the Business Combination or another initial business combination prior thereto and only then in cases where investors have sought to redeem their OACB Class A Ordinary Shares. Only upon OACB’s redemption or any liquidation will Public Shareholders be entitled to distributions if OACB is unable to consummate the Business Combination or another initial business combination. The Memorandum and Articles of Association provides that, if OACB winds up for any other reason prior to the consummation of the Business Combination or another initial business combination, OACB will follow the foregoing procedures with respect to the liquidation of OACB’s Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
The OACB Initial Shareholders, including Sponsor and OACB’s independent directors, hold a significant number of OACB Ordinary Shares and have their own personal and financial interests with respect to completing the Business Combination. They will lose their entire investment in OACB if a Business Combination is not completed.
The Initial Shareholders hold an aggregate of 6,250,000 founder shares, representing 20% of the total outstanding OACB Ordinary Shares. The founder shares will be worthless if OACB does not complete a business combination within the applicable time period.
Further, the personal and financial interests of OACB’s officers and directors may have influenced their motivation in identifying and selecting Alvotech and completing a business combination with Alvotech and may influence their operation of TopCo following the Business Combination.
If the Business Combination is not completed, potential target businesses may have leverage over OACB in negotiating a business combination and OACB’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, which could undermine OACB’s ability to complete a business combination on terms that would produce value for OACB’s shareholders.
Any potential target business with which OACB enters into negotiations concerning a business combination will be aware that OACB must complete an initial business combination by September 21, 2022. Consequently, if OACB is unable to complete this Business Combination, a potential target may obtain leverage over OACB in negotiating a business combination, knowing that OACB may be unable to complete a business combination with another target business by September 21, 2022. This risk will increase as OACB gets closer to the timeframe described above. In addition, OACB may have limited time to conduct due diligence and may enter into a business combination on terms that OACB would have rejected upon a more comprehensive investigation.
Since Sponsor and OACB executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses
if a business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for a business combination.
At the closing of OACB’s initial business combination, Sponsor and OACB’s executive officers and directors, and any of their respective affiliates, will be reimbursed for any out-of-pocket expenses
incurred in connection with activities on OACB’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses
incurred in connection with activities on OACB’s behalf. These financial interests of Sponsor and OACB’s executive officers and directors may influence their motivation in identifying and selecting a target business combination and completing the Business Combination. The Sponsor is therefore incentivized to complete an acquisition of a target company, even a less favorable target company, or complete an acquisition on terms less favorable to shareholders rather than liquidate.
OACB is not required to obtain an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price OACB is paying for the business is fair to OACB from a financial point of view.
OACB is not required to, and did not, obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”), or from an independent accounting firm, that the consideration OACB shareholders will receive under the Business Combination Agreement is fair to OACB shareholders from a financial point of view. Public Shareholders are therefore relying on the judgment of the OACB Board, who determined fair market value based on standards generally accepted by the financial community. The Sponsor and OACB’s executive officers and directors have interests in the Business Combination that are different from, or in addition to, those of other OACB shareholders generally. The OACB Board was aware of and considered those interests, among other matters, in evaluating and negotiating the Business Combination and in recommending to OACB shareholders that they approve the Business Combination Proposal. Please see the section entitled “
The Business Combination—Interests of Certain Persons in the Business Combination
” for more information.
The securities in which we invest the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share
redemption amount received by Public Shareholders may be less than $10.00 per share.
The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete the Business Combination or another initial business combination or make certain amendments to the Memorandum and Articles of Association, our Public Shareholders are entitled to receive their pro-rata
share of the proceeds held in the Trust Account, plus any interest income not released to us, net of taxes payable. Negative interest rates could impact the per-share
redemption amount that may be received by Public Shareholders.
Our Business Combination with Alvotech, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, may lead to additional burdens in connection with investigating, agreeing to and completing such Business Combination, and if we effect such Business Combination, we would be subject to a variety of additional risks that may negatively impact our operations.
Our Business Combination with Alvotech, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, may make us subject to risks associated with cross-border business combinations, including in connection with investigating, agreeing to and completing the Business Combination, conducting due diligence in a foreign jurisdiction, having such transaction approved by any local governments, regulators or agencies and changes in the purchase price based on fluctuations in foreign exchange rates.
If we effect our initial business combination with Alvotech, we would be subject to any special considerations or risks associated with companies operating in an international setting, including any of the following:

•	costs and difficulties inherent in managing cross-border business operations;

•	rules and regulations regarding currency redemption;

•	complex corporate withholding taxes on individuals;

•	laws governing the manner in which future business combinations may be effected;

•	exchange listing and/or delisting requirements;

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	local or regional economic policies and market conditions;

•	unexpected changes in regulatory requirements;

•	longer payment cycles;

•	tax issues, such as tax law changes and variations in tax laws in the various jurisdictions in which Alvotech does business;

•	currency fluctuations and exchange controls;

•	rates of inflation;

•	challenges in collecting accounts receivable;

•	cultural and language differences;

•	employment regulations;

•	underdeveloped or unpredictable legal or regulatory systems;

•	corruption;

•	protection of intellectual property;

•	social unrest, crime, strikes, riots and civil disturbances;

•	regime changes and political upheaval;

•	terrorist attacks and wars; and

•	deterioration of political relations with the United States.
OACB shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination.
Any shareholders who choose to remain shareholders following a business combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by OACB officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement relating to a business combination contained an actionable material misstatement or material omission.
We may not be able to adequately address these additional risks. If we were unable to do so, we may be unable to complete such initial business combination, or, if we complete such combination, our operations might suffer, either of which may adversely impact our business, financial condition and results of operations.
OACB has identified a material weakness in its internal control over financial reporting. If OACB is unable to develop and maintain an effective system of internal control over financial reporting, OACB may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in OACB and materially and adversely affect its business and operating results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (‘SPACs’)” (the “SEC Statement”). Following this issuance of the SEC Statement, on May 12, 2021, OACB’s management and audit committee concluded that, in light of the SEC Statement, it was appropriate to restate its previously issued (i) audited balance sheet as of September 21, 2020, as previously restated in our Annual Report on
Form 10-K, as
amended, for the fiscal year ended December 31, 2020, filed with the SEC on May 19, 2021 (“2020
Form 10-K/A No. 1”),
(ii) audited financial statements included in the 2020
Form 10-K/A No. 1,
(iii) unaudited interim financial statements included in the Form
10-Q
for the quarterly period ended September 30, 2020 as previously restated in the 2020 Form
10-K/A
No. 1, (iv) unaudited interim financial statements included in our Quarterly Report on
Form 10-Q for
the quarterly period ended March 31, 2021, filed with the SEC on May 20, 2021, (v) unaudited interim financial statements included in our Quarterly Report on
Form 10-Q for
the quarterly period ended June 30, 2021, filed with the SEC on August 16, 2021, and (vi) Note 2 to the unaudited interim financial statements and Item 4 of Part 1 included in our Quarterly Report on Form
10-Q
for the quarterly period ended September 30, 2021 (the “Restated Periods”). OACB’s management and audit committee also concluded that it was appropriate to restate previously issued financial statements for the Restated Periods. As part of such process, OACB identified a material weakness in its internal controls over financial reporting.
As described in OACB’s Annual Report on Form
10-K/A
filed with the SEC on May 19, 2021 (the “First Amended Filing”), OACB has identified a material weakness in its internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants OACB issued in connection with its IPO. As a result of this material weakness, OACB’s management has concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of OACB’s derivative warrant liabilities, change in fair value of derivative warrant liabilities, OACB Class A Ordinary Shares subject to possible redemption, accumulated deficit and related financial disclosures as of and for the period from August 5, 2020 (inception) through December 31, 2020.
OACB has identified a material weakness in its internal control over financial reporting related to OACB’s application of ASC
480-10-S99-3A
to its accounting classification of Public Shares. As a result of this material weakness, OACB’s management has concluded that its internal control over financial reporting was not effective as of the Restated Periods. Historically, a portion of the Public Shares was classified as permanent equity to maintain shareholders’ equity greater than $5 million on the basis that OACB will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in the Memorandum and Articles of Association. Previously, OACB did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, OACB revised this interpretation to include temporary equity in net tangible assets. Pursuant to OACB’s re-evaluation
of OACB’s application of ASC
480-10-S99-3A
to its accounting classification of the Public Shares, OACB’s management has determined that the Public Shares include certain provisions that require classification of all of the Public Shares as temporary equity.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for OACB to provide reliable financial reports and prevent fraud. OACB continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If OACB identifies any new material weaknesses in the future, any such newly identified material weakness could limit OACB’s ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of OACB’s annual or interim financial statements. In such case, OACB may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. OACB cannot assure you that the measures OACB has taken to date, or any measures OACB may take in the future, will be sufficient to avoid potential future material weaknesses.
Public Shareholders who redeem their OACB Class A Ordinary Shares may continue to hold any OACB Public Warrants they own, which will result in additional dilution to nonredeeming holders upon exercise of the OACB Public Warrants.
Public Shareholders who redeem their OACB Class A Ordinary Shares may continue to hold any OACB Public Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such OACB Public Warrants. Assuming (i) all redeeming Public Shareholders acquired OACB Units in the IPO and continue to hold the OACB Public Warrants that were included in the OACB Units, and (ii) maximum redemption of OACB Class A Ordinary Shares held by the redeeming Public Shareholders, 6,250,000 OACB Public Warrants would be retained by redeeming Public Shareholders with a value of approximately $6,812,500, based on the market price of $1.09 per warrant based on the closing price of the Public Warrants on the NYSE on January 31, 2022. As a result of the redemption, the redeeming OACB Public Shareholders would recoup their entire investment and continue to hold OACB Public Warrants with an aggregate market value of approximately $6,812,500, while nonredeeming Public Shareholders would suffer additional dilution in their percentage ownership and voting interest of the post-combination company to the extent such warrants are exercised and additional TopCo Ordinary Shares are issued.
Tax Risk Factors
TopCo may be a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.
A
non-U.S. corporation
will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income (the “Income Test”) or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income (the “Asset Test”). Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
Based on the expected operations, and composition of income of TopCo and its subsidiaries after the Business Combination, it is not expected that TopCo will be treated as a PFIC for the taxable year that includes the Business Combination or any future taxable year. However, the determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. As a result, TopCo’s actual PFIC status for any taxable year will not be determinable until after the end of such year. Therefore, there can be no assurance with respect to TopCo’s status as a PFIC for the current or any future taxable year. Accordingly, our U.S. counsel expresses no opinion with respect to TopCo’s PFIC status for the current or any future taxable year.
If TopCo is treated as a PFIC, U.S. Holders (defined below) of TopCo Ordinary Shares may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. See “
U.S. Federal Income Tax Considerations—Tax Consequences of Ownership and Disposition of TopCo Ordinary Shares and TopCo Warrants—Passive Foreign Investment Company Rules
” for a more detailed discussion with respect to TopCo’s PFIC status and the application of the PFIC rules. U.S. Holders of TopCo Common Shares are urged to consult their tax advisors regarding the application of the PFIC rules to them.

If a U.S. person is treated as owning at least 10% of TopCo’s shares, such person may be subject to adverse U.S. federal income tax consequences.
Generally, if a U.S. person (as defined under U.S. tax law) owns or is treated as owning (directly, indirectly or constructively) 10% or more of the voting power or value of TopCo’s shares, such person may be treated as a “U.S. shareholder” with respect to each of TopCo and its direct and indirect subsidiaries (“TopCo Group”) that is a “controlled foreign corporation” (a “CFC”). Since the TopCo Group includes a U.S. subsidiary (Alvotech USA Inc.), certain of TopCo’s
non-U.S.
subsidiaries could be treated as CFCs regardless of whether TopCo is treated as a CFC.
Public Shareholders who redeem their OACB Class A Ordinary Shares may continue to hold any OACB Public Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such OACB Public Warrants. Assuming (i) all redeeming Public Shareholders acquired OACB Units in the IPO and continue to hold the OACB Public Warrants that were included in the OACB Units, and (ii) maximum redemption of OACB Class A Ordinary Shares held by the redeeming Public Shareholders, 6,250,000 OACB Public Warrants would be retained by redeeming Public Shareholders with a value of approximately $6,812,500, based on the market price of $1.09 per warrant based on the closing price of the Public Warrants on the NYSE on January 31, 2022. As a result of the redemption, the redeeming OACB Public Shareholders would recoup their entire investment and continue to hold OACB Public Warrants with an aggregate market value of approximately $6,812,500, while nonredeeming Public Shareholders would suffer additional dilution in their percentage ownership and voting interest of the post-combination company to the extent such warrants are exercised and additional TopCo Ordinary Shares are issued.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is provided to aid you in your analysis of the financial aspects of the Business Combination, the PIPE Financing and other related transactions, including the combination of the financial information of OACB and Alvotech after giving effect to the Business Combination, the PIPE Financing and other related transactions.
The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 combines the historical balance sheet of OACB with the historical consolidated statement of financial position of Alvotech, giving effect to the Business Combination, the PIPE Financing and other related transactions as if they had been consummated on June 30, 2021.
The following unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 combines the historical condensed statement of operations of OACB and the historical condensed consolidated statement of profit or loss of Alvotech and for the year ended December 31, 2020 combines the historical statement of operations of OACB and the historical consolidated statement of profit or loss of Alvotech for such periods, giving effect to the Business Combination, the PIPE Financing and other related transactions as if they had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, the PIPE Financing and other related transactions taken place on the dates indicated or if the businesses had always been combined, nor is it indicative of the future consolidated results of operations or financial position of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the Combined Company.
The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with Alvotech’s and OACB’s financial statements and related notes, as applicable, and the sections titled “
Alvotech Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and “
OACB Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Proposed Transactions
On December 7, 2021, TopCo entered into the Business Combination Agreement with OACB and Alvotech, which provides for, among other things, the following transactions:

•
OACB will merge with and into TopCo, whereby (i) all of the outstanding OACB Ordinary Shares will be exchanged for TopCo Ordinary Shares on a one-for-one
basis, pursuant to a share capital increase of TopCo and (ii) all of the outstanding OACB Warrants will automatically cease to represent a right to acquire OACB Ordinary Shares and will automatically represent a right to be issued one TopCo Ordinary Share, with TopCo as the surviving company in the merger;

•
immediately after the effectiveness of the First Merger but prior to the Conversion, TopCo will redeem and cancel the initial shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo;

•
immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified joint stock company (
société par actions simplifiée
) to a public limited liability company (
société anonyme
) under Luxembourg law; and

•
immediately following the effectiveness of the Conversion and following the PIPE Financing, Alvotech will merge with and into TopCo, whereby all outstanding Alvotech Ordinary Shares will be exchanged for TopCo Ordinary Shares, pursuant to a share capital increase of TopCo, with TopCo as the surviving company in the merger.

On December 7, 2021, concurrently with the execution of the Business Combination Agreement, and on January 18, 2022, TopCo, Alvotech and OACB entered into subscription agreements (collectively, the “Subscription Agreements”) with certain Subscribers, which includes certain existing Alvotech Shareholders, pursuant to which the Subscribers have collectively subscribed for 17,493,000 TopCo Ordinary Shares at $10.00 per share for an aggregate subscription price equal to approximately $174.9 million. The PIPE Financing will be consummated immediately prior to the closing of the Business Combination.
For more information about the Business Combination, please see the section entitled “
The Business Combination.
” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
Accounting for the Business Combination
The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, OACB will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Alvotech issuing shares at the closing of the Business Combination for the net assets of OACB as of the closing date, accompanied by a recapitalization. The net assets of OACB will be stated at historical cost, with no goodwill or other intangible assets recorded.
Alvotech has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•	The former owners of Alvotech will hold the largest portion of voting rights in TopCo;

•	Alvotech has the right to appoint a majority of the directors in TopCo;

•	Alvotech’s existing senior management team will comprise senior management of TopCo;

•	The operations of Alvotech will represent the ongoing operations of TopCo;

•	Alvotech is the larger of the combining entities based on fair value, assets, revenues and profits; and

•	TopCo will assume Alvotech’s headquarters.
The Business Combination is not within the scope of IFRS 3 – Business Combinations, since OACB does not meet the definition of a business. The Business Combination will be accounted for within the scope of IFRS 2 – Share-based Payments. As a result, any excess of fair value of TopCo Ordinary Shares issued over the fair value of OACB’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information presents two scenarios with respect to the potential redemption by Public Shareholders of OACB Class A Ordinary Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account:

•
Assuming no redemptions
: This presentation assumes that no Public Shareholders exercise their rights to redeem any of their OACB Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account. Thus, the full amount of funds held in the Trust Account as of closing is available for the Business Combination.

•
Assuming maximum redemptions
: This presentation assumes that holders of OACB Class A Ordinary Shares subject to possible redemption exercise their rights to redeem their OACB Class A Ordinary Shares for a pro rata portion of the funds in the Trust Account. This scenario gives effect to redemptions of 12,495,295 OACB Class A Ordinary Shares for aggregate redemption payments of $125.0 million, using a per-share
redemption price of $10.00, which is the maximum redemption amount after which the closing conditions of the Business Combination Agreement are still achieved. Such closing conditions require that TopCo will receive aggregate transaction proceeds, prior to the payment of transaction costs, of $300.0 million comprising (i) the funds held in the Trust Account after giving effect to the OACB shareholder redemption and (ii) aggregate proceeds from the PIPE Financing.

The foregoing scenarios are for illustrative purposes only as the actual number of redemptions by Public Shareholders is unknowable prior to the OACB shareholder vote with respect to the Business Combination. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented herein.
The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The following summarized the number of Topco Ordinary Shares outstanding under the two redemption scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions
Shareholders	Ownership in Shares	%	Ownership in Shares	%
Alvotech shareholders (1)	218,930,000	82%	218,930,000	86%
OACB shareholders	25,000,000	9%	12,504,705	5%
Sponsor (2)	6,250,000	2%	6,250,000	2%
Subscribers	17,493,000	7%	17,493,000	7%

Total	267,673,000		255,177,705

(1)	Includes 38,330,000 of Seller Earn Out Shares. Refer to tickmark (J) in the transaction accounting adjustments section for additional details.
(2)	Includes 1,250,000 of Sponsor Earn Out Shares. Refer to tickmark (K) in the transaction accounting adjustments section for additional details.

Unaudited Pro Forma Condensed Combined Statement of Financial Position
As of June 30, 2021
(In thousands)

				Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	Alvotech (IFRS, Historical)	OACB (US GAAP, Restated)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Non-current assets
Property, plant and equipment	$63,363	$—	$—	$—		$63,363	$—		$63,363
Right-of-use assets	124,208	—	—	—		124,208	—		124,208
Goodwill	13,168	—	—	—		13,168	—		13,168
Other intangible assets	4,420	—	—	—		4,420	—		4,420
Contract assets	1,843	—	—	—		1,843	—		1,843
Investment in joint venture	56,394	—	—	—		56,394	—		56,394
Other long-term assets	714	—	—	—		714	—		714
Restricted cash	10,087	—	—	—		10,087	—		10,087
Deferred tax assets	147,936	—	—	—		147,936	—		147,936
Investments held in Trust Account	—	250,023	—	(250,023)	A	—	—		—

Total non-current assets	422,133	250,023	—	(250,023)		422,133	—		422,133

Current assets
Inventories	19,922	—	—	—		19,922	—		19,922
Trade receivables	5,732	—	—	—		5,732	—		5,732
Contract assets	12,390	—	—	—		12,390	—		12,390
Other current assets	16,826	—	205	—		17,031	—		17,031
Receivables from related parties	1,150	—	—	—		1,150	—		1,150
Cash and cash equivalents	41,986	954	—	250,023	A	561,346	(124,954)	L	436,392
				174,930	B
				(8,850)	C
				(49,000)	D
				151,303	E
Prepaid expenses	—	205	(205)	—		—	—		—

Total current assets	98,006	1,159	—	518,406		617,571	(124,954)		492,617

Total assets	$520,139	$251,182	$—	$268,383		$1,039,704	$(124,954)		$914,750

Commitments and contingencies
Class A ordinary shares subject to possible redemption	—	250,000	(250,000)			—	—		—
Equity						—	—		—
Share capital	79	—	—	175	B	2,231	(125)	L	2,106
				56	E
				250	F
				1,671	G

				Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	Alvotech (IFRS, Historical)	OACB (US GAAP, Restated)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Share premium	294,260	—	—	174,755	B	1,226,127	1,625	I	1,102,923
				(6,123)	D		(124,829)	L
				705,856	E
				249,751	F
				(1,671)	G
				(38,729)	H
				94,428	I
				(236,800)	J
				(9,600)	K
Class A ordinary shares	—	—	—	—	F	—	—		—
Class B ordinary shares	—	1	—	(1)	F	—	—		—
Translation reserve	5,217	—	—	—		5,217	—		5,217
Additional paid-in capital	—	—	—	—		—	—		—
Accumulated deficit	(1,312,977)	(22,229)	—	(41,727)	D	(1,170,218)	(1,625)	I	(1,171,843)
				262,414	E
				38,729	H
				(94,428)	I

Total equity	(1,013,421)	(22,228)	—	1,099,006		63,357	(124,954)		(61,597)

Non-current liabilities
Borrowings	564,126	—	—	(214,707)	E	349,419	—		349,419
Derivative financial liabilities	602,316	—	13,427	(602,316)	E	259,827	—		259,827
				236,800	J
				9,600	K
Other long-term liability to related party	7,440	—	—	—		7,440	—		7,440
Lease liabilities	120,639	—	—	—		120,639	—		120,639
Long-term incentive plan	101,108	—	—	—		101,108	—		101,108
Contract liabilities	61,656	—	—	—		61,656	—		61,656
Deferred tax liability	162	—	—	—		162	—		162
Deferred legal fees	—	100	—	(100)	C	—	—		—
Deferred underwriting commissions	—	8,750	—	(8,750)	C	—	—		—
Derivative warrant liabilities	—	13,427	(13,427)	—		—	—		—
Class A ordinary shares subject to redemption	—	—	250,000	(250,000)	F	—	—		—

Total non-current liabilities	1,457,447	22,277	250,000	(829,473)		900,251	—		900,251

Current liabilities				—		—	—		—
Trade and other payables	30,462		25	—		30,487	—		30,487
Lease liabilities	5,435	—	—	—		5,435	—		5,435
Current maturities of borrowings	2,503	—	—	—		2,503	—		2,503

				Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	Alvotech (IFRS, Historical)	OACB (US GAAP, Restated)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Liabilities to related parties	3,886	—	293	—		4,179	—	4,179
Contract liabilities	15,399	—	—	—		15,399	—	15,399
Taxes payable	294		—	—		294	—	294
Other current liabilities	18,134		815	(1,150)	D	17,799	—	17,799
Accounts payable		25	(25)			—	—	—
Accrued expenses	—	815	(815)	—		—	—	—
Accrued expenses-related party	—	174	(174)	—		—	—	—
Advance from related party	—	119	(119)	—		—	—	—

Total current liabilities	76,113	1,133	—	(1,150)		76,096	—	76,096

Total liabilities	1,533,560	23,410	250,000	(830,623)		976,347	—	976,347

Total equity and liabilities	$520,139	$251,182	$—	$268,383		$1,039,704	$(124,954)	$914,750

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss
For the Six Months Ended June 30, 2021
(In thousands, except per share data)

				Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	Alvotech (IFRS, Historical)	OACB (US GAAP, Restated)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$2,008	$—	$—	$—		$2,008	$—	$2,008
Other income	348	—	—	—		348	—	348
Research and development expenses	(90,403)	—	—	—		(90,403)	—	(90,403)
General and administrative expenses	(86,360)	(1,119)	—	1,950	M	(85,529)	—	(85,529)
				—

Operating loss	(174,407)	(1,119)	—	1,950		(173,576)	—	(173,576)
Share of net loss of joint venture	(837)	—	—	—		(837)	—	(837)
Finance income	4	—	7,963	(16)	N	7,951	—	7,951
Finance costs	(123,575)	—		88,523	O	(35,052)	—	(35,052)
Exchange rate differences	(3,611)	—	—	—		(3,611)	—	(3,611)
Gain on extinguishment of financial liabilities	2,561	—	—	—		2,561	—	2,561
Net gain on investments held in Trust Account	—	16	(16)			—	—	—
Change in fair value of derivative warrant liabilities	—	7,947	(7,947)	—		—	—	—

Non-operating (loss) / profit	(125,458)	7,963	—	88,507		(28,988)	—	(28,988)

(Loss) / profit before taxes	(299,865)	6,844	—	90,457		(202,564)	—	(202,564)
Income tax benefit	25,918	—	—	—		25,918	—	25,918

(Loss) / profit for the period	$(273,947)	$6,844	$—	$90,457		$(176,646)	$—	$(176,646)

				Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
	Alvotech (IFRS, Historical)	OACB (US GAAP, Restated)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Net loss per share - basic and diluted	$(37.13)
Basic and diluted net income per share, Class A Ordinary Shares		$0.22
Basic and diluted net income per share, Class B Ordinary Shares		$0.22
Pro forma weighted average ordinary shares outstanding - basic and diluted					228,093,000		215,597,705
Pro forma net loss per share - basic and diluted					$(0.66)		$(0.69)
See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss
For the Year Ended December 31, 2020
(In thousands, except per share data)

	Year ended December 31, 2020	For the Period August 5, 2020 (inception) through December 31, 2020		Scenario 1 Assuming No Redemptions			Scenario 2 Assuming Maximum Redemptions
	Alvotech (IFRS, Historical)	OACB (US GAAP, Restated)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$66,616	$—	$—	$—		$66,616	$—		$66,616
Other income	2,833	—	—	—		2,833	—		2,833
Research and development expenses	(148,072)	—	—	—		(148,072)	—		(148,072)
General and administrative expenses	(58,914)	(271)	—	(43,677)	M	(197,290)	(1,625)	P	(198,915)
				(94,428)	P

Operating loss	(137,537)	(271)	—	(138,105)		(275,913)	(1,625)		(277,538)
Share of net loss of joint venture	(1,505)	—	—	—		(1,505)	—		(1,505)
Finance income	5,608	—	7	(7)	N	51,233	—		51,233
				45,625	O
Finance costs	(161,551)	—	(9,007)	98,523	O	(72,035)	—		(72,035)
Exchange rate differences	3,215	—	—	—		3,215	—		3,215
Gain on extinguishment of financial liabilities	—	—	—	149,165	O	149,165	—		149,165
Unrealized gain on investments held in Trust Account	—	7	(7)	—		—	—		—
Change in fair value of derivative warrant liabilities	—	(8,574)	8,574	—		—	—		—
Financing costs – derivative warrant liabilities	—	(433)	433	—		—	—		—

Non-operating (loss) / profit	(154,233)	(9,000)	—	293,306		130,073	—		130,073

	Year ended December 31, 2020	For the Period August 5, 2020 (inception) through December 31, 2020		Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
	Alvotech (IFRS, Historical)	OACB (US GAAP, Restated)	IFRS conversion and presentation alignment (Note 2)	Transaction Accounting Adjustments	Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
(Loss) / profit before taxes	$(291,770)	$(9,271)	$—	$155,201	$(145,840)	$(1,625)	$(147,465)
Income tax benefit	121,726	—	—	—	121,726	—	121,726

(Loss) / profit for the year	(170,044)	(9,271)	—	155,201	(24,114)	(1,625)	(25,739)

Net loss per share - basic and diluted	$(24.32)
Basic and diluted net loss per share, Class A Ordinary Shares		$(0.40)
Basic and diluted net loss per share, Class B Ordinary Shares		$(0.40)
Pro forma weighted average ordinary shares outstanding - basic and diluted					228,093,000		215,597,705
Pro forma net loss per share - basic and diluted					$(0.09)		(0.10)
See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information
1. Basis of the presentation
The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 assumes that the Business Combination, the PIPE Financing and other related transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statements of profit or loss for the six months ended June 30, 2021 and for the year ended December 31, 2020 present the pro forma effect of the Business Combination, the PIPE Financing and other related transactions as if they had been completed on January 1, 2020. These periods are presented on the basis that Alvotech is the accounting acquirer.
The historical financial information of Alvotech was derived from Alvotech’s condensed consolidated financial statements as of and for the six months ended June 30, 2021 and Alvotech’s consolidated financial statements as of and for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. The historical financial information of OACB was derived from OACB’s condensed financial statements as of and for the six months ended June 30, 2021 (as restated) and OACB’s financial statements as of December 31, 2020 (as restated) and for the period from August 5, 2020 (inception) through December 31, 2020 (as restated), included elsewhere in this proxy statement/prospectus. This information should be read together with Alvotech’s and OACB’s financial statements and related notes, as applicable, and the sections titled “
Alvotech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
,” and “
OACB’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and other financial information included elsewhere in this proxy statement/prospectus.
Alvotech’s historical consolidated financial statements are prepared in accordance with IFRS. The historical financial statements of OACB were prepared in accordance with U.S. GAAP and, for purposes of the unaudited pro forma financial information, have been converted to IFRS on a basis consistent with the accounting policies and presentation adopted by Alvotech.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation
S-X
as amended by the final rule,
No. 33-10786.
Release
No. 33-10786
replaces the existing pro forma adjustment criteria and simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”). OACB and Alvotech have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of TopCo upon consummation of the Business Combination, the PIPE Financing and other related transactions. The pro forma adjustments reflecting the consummation of the Business Combination, the PIPE Financing and other related transactions are based on certain currently available information and certain assumptions and methodologies that Alvotech believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Alvotech management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination, the PIPE Financing and related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information assumes that the OACB Warrants will be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market
adjustments through the statement of profit or loss.

The unaudited pro forma condensed combined financial statements do not include any adjustments for new equity incentive plans or other existing employee incentive plans since the terms and conditions of such plans have not yet been finalized as of the date of preparation. Compensation expense and the associated liabilities pursuant to Alvotech’s long-term incentive plans are included within Alvotech’s historical financial results.
2. Conversion and Reclassification of OACB’s Financial Statement
The historical financial information of OACB has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert OACB’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify OACB Class A Ordinary Shares subject to redemption to non-current
financial liabilities under IFRS 2.
Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align OACB’s historical financial information in accordance with the presentation of Alvotech’s historical financial information.
3. Adjustments to Unaudited pro forma Condensed Combined Statement of Financial position as of June 30, 2021
The Transaction Account Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A.	Reflects the liquidation and reclassification of $250.0 million of funds held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination.

B.	Represents the proceeds of approximately $174.9 million from the issuance and sale of 17,493,000 shares of TopCo Ordinary Shares at $10.00 per share pursuant to the terms of the PIPE Financing.

C.	Reflects the settlement of deferred underwriting commissions and deferred legal fees, both of which are OACB liabilities to be paid by TopCo upon the closing of the Business Combination.

D.
Represents preliminary estimated transaction costs expected to be incurred by OACB and Alvotech of approximately $22.6 million and $27.2 million, respectively, for advisory, banking, printing, legal, and accounting fees incurred as part of the Business Combination.

For the OACB transaction costs, none of these fees have been accrued as of the pro forma balance sheet date. $6.1 million represent equity issuance costs capitalized in share premium related to the PIPE Financing. The remaining amount of $16.5 million is reflected as an adjustment to accumulated deficit and is reflected in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 as discussed in (M) below. The OACB estimated transaction costs excludes the deferred underwriting commissions included in (C) above.
For the Alvotech transaction costs, $1.2 million of these fees have been accrued and $0.8 million have been paid as of the pro forma balance sheet date. The remaining amount of $25.2 million is included as an adjustment to accumulated deficit and is reflected in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 as discussed in (M) below.

E.
Represents the issuance of Alvotech Class A Ordinary Shares to existing Alvotech investors as a result of Alvotech Shareholders entering into the BCA Framework Agreement with Alvotech, TopCo and Floki Holdings S.à r.l. The BCA Framework Agreement resulted in the following events:

The issuance of 373,256 Alvotech Class A Ordinary Shares in exchange for $50.0 million in cash and 254,384 Alvotech Class A Ordinary Shares at a nominal subscription price of $0.01 per share.

The conversion by holders of Alvotech’s convertible shareholder loans and the exercise of warrant and funding rights held by Aztiq and Alvogen in exchange for 4,965,906 of Alvotech Class A Ordinary Shares. Any conversion rights and warrant rights that remain unexercised at the date of the Business Combination would be waived by the holders of these derivative financial liabilities. Therefore, as a result of the conversion and exercise, all of the convertible shareholder loans and all related derivative financial liabilities were extinguished, resulting in the following:

•	Alvotech recognizing finance income of $113.2 million resulting from the remeasurement of the derivative liabilities at the date of extinguishment; and

•
Alvotech issuing $655.9 million in equity for the exchange of $240.5 million of outstanding principal and accrued payment-in-kind
interest and recognizing a resulting $149.2 million gain on the extinguishment of such financial liabilities. The exercise of certain of the warrant rights resulted in the receipt of $101.3 million in cash.

F.	Represents the exchange of 25,000,000 OACB Class A Ordinary Shares, all of which were subject to possible redemption, and 5,000,000 OACB Class B Ordinary Shares into 30,000,000 TopCo Ordinary Shares.

G.
Represents the exchange of 13,386,098 Alvotech Class A Ordinary Shares, after giving effect to the events described in (E) above, and 95,701 Alvotech Class B Shares into 180,600,000 TopCo Ordinary Shares and 38,330,000 Seller Earn Out Shares (as defined below) as described in (J) below.

H.	Represents the elimination of OACB’s historical accumulated deficit after recording the transaction costs to be incurred by OACB as described in (D) above.

I.
Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of TopCo Ordinary Shares issued and the fair value of OACB’s identifiable net assets at the date of the Business Combination, resulting in a $94.4 million and $96.1 million increase to accumulated loss assuming no redemptions and maximum redemptions, respectively. The fair value of shares issued was estimated based on a market price of $9.87 per share (as of December 10, 2021). The fair value of shares issued includes the shares to be issued under the Sponsor Letter Agreement, which includes shares to be issued to the Initial Shareholders of OACB if future volume-weighted average price targets of TopCo Ordinary Shares are met in a specified time period. The value is preliminary and will change based on fluctuations in the share price of the OACB Ordinary Shares and OACB Warrants through the closing date. A one percent change in the market price per share would result in a change of $1.7 million in the estimated expense assuming no redemptions and maximum redemptions, respectively.

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
	Shares	(in 000s)	Shares	(in 000s)
OACB Shareholders
Class A shareholders	25,000,000		12,504,705
Class B shareholders	5,000,000		5,000,000
Sponsor Earn Out Shares	1,250,000		1,250,000

Total TopCo Shares to be issued to OACB shareholders	31,250,000		18,754,705
Fair value of Shares issued to OACB as of December 10, 2021		$296,100		$172,771
Fair Value of Sponsor Earn Out Shares issued to OACB as of December 10, 2021		9,600		9,600

Estimated market value		305,700		182,371

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
	Shares	(in 000s)	Shares	(in 000s)
Net assets of OACB as of June 30, 2021		227,772		227,772
Less: OACB transaction costs		(16,500)		(16,500)
Less: Effect of maximum redemption of 12,495,295 OACB Class A Ordinary Shares		—		(124,954)

Adjusted net assets of OACB as of June 30, 2021		211,272		86,318

Difference - being IFRS 2 charge for listing services		$94,428		$96,053

J.
Represents 38,330,000 TopCo Ordinary Shares to be issued to the Alvotech Shareholders (the “Seller Earn Out Shares”) at the Second Merger Effective Time. One half of the Seller Earn Out Shares will vest if, at any time during the five years following the closing of the Business Combination, the TopCo Ordinary Share price is at or above a volume weighted average price (“VWAP”) of $15.00 per share for any ten trading days within any twenty trading day period, with the other half vesting at a VWAP of $20.00 per share for any ten trading days within any twenty trading day period. The Seller Earn Out Shares will be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, will be subject to ongoing mark-to-market
adjustments through the statement of profit or loss.

K.
Represents 1,250,000 TopCo Ordinary Shares issued to the Sponsor (the “Sponsor Earn Out Shares”) at the First Merger Effective Time. One half of the Sponsor Earn Out Shares will vest if, at any time during the five years following the closing of the Business Combination, the TopCo Ordinary Share price is at or above a VWAP of $12.50 per share for any ten trading days within any twenty trading day period, with the other half vesting at a VWAP of $15.00 per share. The Sponsor Earn Out Shares will be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, will be subject to ongoing mark-to-market
adjustments through the statement of profit or loss.

L.
Reflects the maximum redemption of 12,495,295 OACB Class A Ordinary Shares for aggregate redemption payments of $125.0 million at a redemption price of $10.00 per share based on the funds held in the Trust Account as of June 30, 2021 of $250.0 million.

4.    Adjustments to Unaudited Pro Forma Condensed Combined Statements of Profit or Loss for the Six Months Ended June 30, 2021 and for the Year Ended December 31, 2020
The Transaction Accounting Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

M.	To reflect the recognition of transaction costs, as described in (D) above, during the year ended December 31, 2020. These costs are a nonrecurring item.

N.	To eliminate interest income earned on funds in the Trust Account which will be released upon closing of the Business Combination.

O.	Reflects the following pro forma adjustments:

•
Elimination of the $67.6 million and $60.8 million finance costs recognized during the six months ended June 30, 2021 and year ended December 31, 2020, respectively, for the change in fair value of derivative financial liabilities associated with Alvotech’s convertible shareholder loans that were extinguished, as described in (E) above.

•
Elimination of the $20.9 million and $37.7 million of finance costs recognized during the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, for interest expense associated with Alvotech’s convertible shareholder loans.

•
Recognition of $45.6 million of finance income for the remeasurement of derivative liabilities at the date of extinguishment and the $149.2 million gain on extinguishment of financial liabilities as described in (E) above.

P.
Represents $94.4 million and $96.1 million of expense recognized assuming no redemptions and maximum redemptions, respectively, in accordance with IFRS 2, for the difference between the fair value of TopCo Ordinary Shares issued and the fair value of OACB’s identifiable net assets, as described in (I) above. This cost is a nonrecurring item.

5.    Pro Forma Loss per Share
The pro forma loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, PIPE Financing and related transactions, assuming the shares were outstanding since January 1, 2020. As the Business Combination, PIPE Financing and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.
The holders of the Sponsor Earn Out Shares and Seller Earn Out Shares are entitled to the same voting and dividend rights generally granted to holders of TopCo Ordinary Shares. Therefore, the Sponsor Earn Out Shares and Seller Earn Out Shares are determined to be participating securities at issuance, and are included in the calculation of pro forma loss per share for the six months ended June 30, 2021 and for the year ended December 31, 2020.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of OACB’s redeemable shares:

	For the six months ended June 30, 2021
	(in thousands, except share and per share data)
	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
Pro forma loss (1)	$(150,526)	$(149,247)
Weighted average shares outstanding - basic and diluted	228,093,000	215,597,705
Pro forma loss per share - basic and diluted	$(0.66)	$(0.69)
Weighted average shares outstanding - basic and diluted
Alvotech shareholders	180,600,000	180,600,000
OACB shareholders	30,000,000	17,504,705
PIPE investors	17,493,000	17,493,000

Total	228,093,000	215,597,705

(1)
Holders of the Seller Earn Out and Sponsor Earn Out Shares are entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares. As such, these shares are considered to be participating securities. Accordingly, the pro forma loss is adjusted for the loss attributable to these unvested shares, which are not included in the weighted average shares outstanding.

	For the year ended December 31, 2020
	(in thousands, except share and per share data)
	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
Pro forma loss (1)	$(20,548)	$(21,747)
Weighted average shares outstanding - basic and diluted	228,093,000	215,597,705
Pro forma loss per share - basic and diluted	$(0.09)	$(0.10)
Weighted average shares outstanding - basic and diluted
Alvotech shareholders	180,600,000	180,600,000
OACB shareholders	30,000,000	17,504,705
PIPE investors	17,493,000	17,493,000

Total	228,093,000	215,597,705

(1)
Holders of the Seller Earn Out and Sponsor Earn Out Shares are entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares. As such, these shares are considered to be participating securities. Accordingly, the pro forma loss is adjusted for the loss attributable to these unvested shares, which are not included in the weighted average shares outstanding.

COMPARATIVE PER SHARE DATA
The following table sets forth the historical comparative share information for Alvotech and OACB on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination and related transactions, (1) assuming no OACB shareholders exercise redemption rights with respect to their OACB Ordinary Shares upon the consummation of the Business Combination, and no additional equity securities of OACB are issued at or prior to Closing other than the Shares, which are TopCo Ordinary Shares issued directly by TopCo; and (2) assuming that OACB shareholders exercise their redemption rights with respect to a maximum of 12,495,295 OACB Ordinary Shares upon consummation of the Business Combination and no additional equity securities of OACB are issued at or prior to Closing other than the Shares.
The historical consolidated financial statements of Alvotech have been prepared in accordance with IFRS and in its functional and presentation currency of U.S. dollars. The historical financial statements of OACB have been prepared in accordance with GAAP in its functional and presentation currency of U.S. dollars.
The historical information should be read in conjunction with the information in the sections entitled “
Summary Historical Financial Information of OACB
” and “
Summary Historical Financial Information of Alvotech
” and the historical audited and unaudited financial statements of OACB and historical audited and unaudited consolidated financial statements of Alvotech included elsewhere in this proxy statement/prospectus. The pro forma combined per share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “
Unaudited Pro Forma Combined Financial Information
.”
The pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project the Combined Company’s results of operations or earnings per share for any future date or period. The pro forma combined book value per share information below does not purport to represent what the value of OACB and Alvotech would have been had the companies been combined during the periods presented.

			Combined Pro Forma
	Alvotech (Historical)	OACB (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the period ended June 30, 2021 for Alvotech and OACB
Book value per share (1)	$(128.47)	$(0.71)	$0.28	$(0.29)
Cash dividends per share	—	—	—	—
Weighted average shares:
Weighted average of outstanding Ordinary shares – basic and diluted (2)	7,377,421	25,000,000	228,093,000	215,597,705
Earnings (loss) per share:
Loss per outstanding shares, basic and diluted	$(37.13)	$0.22	$(0.66)	$(0.69)
Weighted average shares:
Weighted average of outstanding Ordinary shares – basic and diluted (3)	—	6,250,000	—	—
Earnings per share:
Earnings per outstanding shares - basic and diluted	—	$0.22	—	—

(1)	Book value per share is calculated using the formula: Total shareholder’s equity divided by shares outstanding.
(2)
Represents the basic and diluted weighted average shares outstanding of OACB Class A Ordinary Shares. The pro forma weighted average shares outstanding excludes the Seller Earn Out Shares and Sponsor Earn Out Shares, as such shares have not yet vested.

(3)	Represents the basic and diluted weighted average shares outstanding of OACB Class B Ordinary Shares.
(in U.S. dollars, in thousands, except share and per share data)

			Combined Pro Forma
	Alvotech (Historical)	OACB (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and for the year ended December 31, 2020 for Alvotech and OACB
Book value per share (1)	$(119.47)	$(0.93)
Cash dividends per share	—	—	—	—
Weighted average shares:
Weighted average of outstanding Ordinary shares – basic and diluted (2)	6,990,889	17,176,871	228,093,000	215,597,705
Loss per share:
Loss per outstanding shares, basic and diluted	$(24.32)	$(0.40)	$(0.09)	$(0.10)
Weighted average shares:
Weighted average of outstanding Ordinary shares – basic and diluted (3)	—	6,058,673	—	—
Loss per share:
Loss per outstanding shares – basic and diluted	—	$(0.40)	—	—

(1)	Book value per share is calculated using the formula: Total shareholder’s equity divided by shares outstanding.
(2)
Represents the basic and diluted weighted average shares outstanding of OACB Class A Ordinary Shares. The pro forma weighted average shares outstanding excludes the Seller Earn Out Shares and Sponsor Earn Out Shares, as such shares have not yet vested.

(3)	Represents the basic and diluted weighted average shares outstanding of OACB Class B Ordinary Shares.

THE OACB GENERAL MEETING
The OACB General Meeting
OACB is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the OACB General Meeting to be held on             , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to OACB’s shareholders on or about            , 2022. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the OACB General Meeting.
Date, Time and Place of the OACB General Meeting
The OACB General Meeting will be held at             a.m., Eastern time, on             , 2022, at             , or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. The OACB General Meeting will be held virtually as well as at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022.
Purpose of the OACB General Meeting
At the OACB General Meeting, OACB will ask the OACB shareholders to vote in favor of the following proposals:

•	The Business Combination Proposal—a proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

•	The First Merger Proposal—a proposal to approve the First Merger and authorize and approve the entry into the Plan of First Merger.

•
The Shareholder Adjournment Proposal—a proposal to authorize the adjournment of the OACB General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on proxies received prior to the OACB General Meeting, there are not sufficient votes to approve the Business Combination Proposal or the First Merger Proposal, or Public Shareholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.

Recommendation of the OACB Board of Directors
OACB’s board of directors believes that each of the Business Combination Proposal, the First Merger Proposal, and the Shareholder Adjournment Proposal to be presented at the OACB General Meeting is in the best interests of OACB, its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.
When you consider the recommendation of OACB’s board of directors in favor of approval of the Business Combination Proposal, and the First Merger Proposal, you should keep in mind that certain of OACB’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•
the beneficial ownership of the Sponsor and certain of OACB’s directors of an aggregate of OACB Class B Ordinary Shares, which shares would become worthless if OACB does not complete a business combination within the applicable time period, as the Initial Shareholders have waived any right to redemption with respect to these shares for no consideration in return. Such shares have an aggregate market value of approximately $        , based on the closing price of OACB Class A Ordinary Shares of $         on the New York Stock Exchange on             , 2022 the record date for the OACB General Meeting;

•
OACB’s directors will not receive reimbursement for any
out-of-pocket
expenses incurred by them on OACB’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. As of the date of this proxy statement/prospectus there are no outstanding out-of-pocket expenses, loans extended or fees for which the Sponsor and OACB’s officers and directors are awaiting reimbursement;

•	the potential continuation of certain of OACB’s directors as directors of TopCo;

•	the continued indemnification of current directors and officers of OACB and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•
certain of OACB’s officers and directors are employed by Oaktree. Certain affiliates of Oaktree have an approximately 1% equity stake in Alvotech and hold approximately 47.48% ($82,953,251 aggregate principal amount) of Alvotech’s Tranche A bonds and approximately 33.99% of Alvotech’s Tranche B bonds ($75,699,188 aggregate principal amount). Such affiliates’ equity stake, which was acquired after a conversion of a portion of the Alvotech debt securities, would be valued at approximately $1.5 million, assuming a value of $10.00 per share and the consummation of the Business Combination. The Tranche A bonds and Tranche B bonds will remain outstanding after the consummation of the Business Combination;

•
the fact that the Sponsor (and OACB’s officers and directors who are members of the Sponsor) has invested an aggregate of $7,025,000 in OACB, comprised of the $25,000 purchase price of 6,250,000 OACB Class B Ordinary Shares and the $7,000,000 purchase price for 4,666,667 OACB Private Warrants. Assuming a trading price of $9.86 per OACB Class A Ordinary Share and $1.09 per OACB Public Warrant (based upon the respective closing prices of the OACB Class A Ordinary Shares and the OACB Public Warrants on the NYSE on January 31, 2022), the 6,250,000 Class B Ordinary Shares and 4,666,667 OACB Private Warrants would have an implied aggregate market value of approximately $66,711,667. Even if the trading price of the TopCo Ordinary Shares were as low as $1.12 per share, the aggregate market value of the OACB Class B Ordinary Shares alone (without taking into account the value of the OACB Private Warrants) would be approximately equal to the initial investment in OACB by the Initial Shareholders. As a result, the Initial Shareholders are likely to be able to make a substantial profit on their investment in OACB at a time when TopCo Ordinary Shares have lost significant value. On the other hand, if OACB liquidates without completing a business combination before September 21, 2022, the Initial Shareholders will likely lose their entire investment in OACB;

•
the fact that the Sponsor and OACB’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate; and

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if Public Shareholders experience a negative rate of return in the post-business combination company.

Record Date and Voting
You will be entitled to vote or direct votes to be cast at the OACB General Meeting if you owned OACB Ordinary Shares at the close of business on            , 2022, which is the record date for the OACB General Meeting. You are entitled to one vote for each OACB Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were             OACB Ordinary Shares outstanding, of which              are OACB Class A Ordinary Shares and OACB Class B Ordinary Shares held by OACB’s Initial Shareholders and              outstanding Public Warrants.

The Sponsor, officers and directors have agreed to vote all of their OACB Class B Ordinary Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. OACB’s issued and outstanding warrants do not have voting rights at the OACB General Meeting.
Voting Your Shares
Each share of OACB Ordinary Shares that you own in your name entitles you to one vote on each of the proposals for the OACB General Meeting. Your one or more proxy cards show the number of OACB Ordinary Shares that you own.
If you are a holder of record, there are two ways to vote your OACB Ordinary Shares at the OACB General Meeting:

•
You can vote by completing, signing and returning the enclosed proxy card(s) in the postage-paid envelope provided. If you hold your shares or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable OACB General Meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Ordinary Shares will be voted as recommended by OACB’s board of directors. With respect to proposals for the OACB General Meeting, that means: “FOR” the Business Combination Proposal, “FOR” the First Merger Proposal, and “FOR” the Shareholder Adjournment Proposal.

•
You can attend the OACB General Meeting and vote virtually or in person. However, if your OACB Ordinary Shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your OACB Ordinary Shares.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your OACB Class A Ordinary Shares, you may contact Morrow Sodali, the proxy solicitation agent for OACB, toll-free at (800)
662-5200
(banks and brokers call (203)
658-9400)
or email OACB.info@investor.morrowsodali.com.
Quorum and Vote Required for the Proposals
A quorum of OACB’s shareholders is necessary to hold a valid meeting. A quorum will be present at the OACB General Meeting if a majority of the OACB Ordinary Shares outstanding and entitled to vote at the meeting is represented in person or by proxy.
The approval of each of the Business Combination Proposal and the Shareholder Adjournment Proposal, if presented, requires the affirmative vote of the holders of a majority of the OACB Ordinary Shares that are voted thereon at the OACB General Meeting. Accordingly, a Broker
Non-Vote
will have no effect on the outcome of any vote on the Business Combination Proposal or the Shareholder Adjournment Proposal.
The approval of the First Merger Proposal requires the affirmative vote of the holders of a two-thirds
(2/3) majority of the OACB Ordinary Shares that are voted thereon at the OACB General Meeting. Accordingly, an OACB shareholder’s failure to vote by proxy or to vote in person at the OACB General Meeting, an abstention from voting, or a broker non-vote
will have no effect on the outcome of any vote on the First Merger Proposal.
Abstentions and Broker
Non-Votes
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary
matters unless you provide instructions on how to vote in

accordance with the information and procedures provided to you by your broker, bank or nominee. OACB believes the proposals presented to its shareholders will be considered non-discretionary
and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “Broker
Non-vote.”
Abstentions and Broker
Non-votes
will be counted for purposes of determining the presence of a quorum at the OACB General Meeting. Abstentions and Broker
Non-votes
will have no effect on the Business Combination Proposal, the First Merger Proposal or the Shareholder Adjournment Proposal.
Revocability of Proxies
If you have submitted a proxy to vote your shares or warrants and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Morrow Sodali, OACB’s proxy solicitor, prior to the date of the OACB General Meeting or by voting in person at the OACB General Meeting. Attendance at the OACB General Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to:             , provided such revocation is received prior to the vote at the OACB General Meeting.
Redemption Rights
Pursuant to the Memorandum and Articles of Association, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of OACB’s IPO as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $         on             , 2022, the record date for the OACB General Meeting, the estimated per share redemption price would have been approximately $        .
Redemption rights are not available to holders of warrants in connection with the Business Combination.
In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on             , 2022 (two business days before the OACB General Meeting), both:

•	Submit a request in writing that OACB redeem your Public Shares for cash to Continental, OACB’s transfer agent, at the following address:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
Attention:
Email:

•
Deliver your Public Shares either physically or electronically through DTC to OACB’s transfer agent. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is OACB’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, OACB does not have any control over this process and it may take longer than one week. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with OACB’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to OACB’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that OACB’s transfer agent return the shares (physically or electronically). You may make such request by contacting OACB’s transfer agent at the phone number or address listed above.
Each redemption of Public Shares by the Public Shareholders will decrease the amount in the Trust Account. In no event, however, will OACB redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.
Prior to exercising redemption rights, shareholders should verify the market price of their OACB Class A Ordinary Shares as they may receive higher proceeds from the sale of their OACB Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. OACB cannot assure you that you will be able to sell your OACB Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in OACB Class A Ordinary Shares when you wish to sell your shares.
If you exercise your redemption rights, your OACB Class A Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.
If the Business Combination Proposal is not approved and OACB does not consummate an initial business combination by September 21, 2022, or amend the Memorandum and Articles of Association to extend the date by which OACB must consummate an initial business combination, it will be required to dissolve and liquidate and the OACB Warrants will expire worthless.
Appraisal or Dissenters’ Rights
The Cayman Companies Act prescribes when OACB Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, OACB Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, OACB Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “
OACB General Meeting—Redemption Rights
”, and the OACB’s board of directors is of the view that the redemption proceeds payable to OACB Shareholders who exercise such redemption rights represents the fair value of those shares. See the section of this proxy statement/prospectus entitled “
Appraisal Rights
.”
No appraisal or dissenters’ rights are available to holders of OACB Warrants in connection with the Business Combination.
Solicitation of Proxies
OACB will pay the cost of soliciting proxies for the OACB General Meeting. OACB has engaged Morrow Sodali to assist in the solicitation of proxies for the OACB General Meeting. OACB has agreed to pay Morrow Sodali a fee of $        . OACB will reimburse Morrow Sodali for reasonable
out-of-pocket
expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. OACB also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of OACB Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of OACB Ordinary Shares and in obtaining voting instructions from those owners. OACB’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Share Ownership
As of the record date, the Initial Shareholders beneficially own an aggregate of 20% of the outstanding OACB Ordinary Shares. The Sponsor, officers and directors have agreed to vote all of their OACB Class B Ordinary Shares and any Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, and own 20% of the outstanding OACB Ordinary Shares.

THE BUSINESS COMBINATION
The Background of the Business Combination
OACB is a blank check company incorporated on August 5, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. In conducting a targeted search for a business combination target, as described in greater detail below, OACB utilized the global network and investing, industry, sector and transaction experience of the Sponsor, OACB’s management and the OACB Board. The terms of the Business Combination Agreement and the related ancillary documents are the result of extensive negotiations among representatives of OACB and Alvotech, with advice from their respective representatives and advisors.
In August 2020, prior to the closing of OACB’s initial public offering, OACB issued 6,468,750 founder shares to the Sponsor in exchange for a capital contribution of $25,000, of which up to 843,750 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part. On September 21, 2020, OACB completed its initial public offering of 25,000,000 units at a price of $10.00 per unit generating gross proceeds of $250,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-fourth
of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneous with the closing of its initial public offering, OACB completed the private placement of 4,666,667 private placement warrants at an offering price of $1.50 per private placement warrant with the Sponsor. As the underwriters partially exercised the over-allotment option to purchase additional units, an aggregate of 218,750 founder shares were forfeited, leaving an aggregate of 6,250,000 founder shares outstanding. Each outstanding founder share will become worthless if OACB does not complete a business combination within the applicable time period as their holders have waived their redemption rights in return for no consideration pursuant to that certain Letter Agreement, dated September 21, 2020, between OACB and each of the directors and officers of OACB which was negotiated prior to OACB’s initial public offering.
Prior to the consummation of its initial public offering, neither OACB, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with OACB.
After the initial public offering, OACB’s management team commenced an active search for potential business combination targets, leveraging the Sponsor’s network of bankers, private equity firms, venture capital and hedge funds, consulting firms, legal and accounting firms and numerous other business relationships, as well as the prior experience and network of OACB’s officers and directors. OACB’s search primarily focused on companies in the industrial and consumer sectors, and included both privately held companies and assets or divisions owned by publicly traded companies.
In the process that led to identifying Alvotech as an attractive investment opportunity, OACB’s management team evaluated over 235 potential business combination targets, entered into non-disclosure
agreements with approximately 73 potential business combination targets (other than Alvotech), and submitted non-binding
indications of interest or letters of intent with respect to eight potential business combination targets (other than Alvotech).
With respect to the eight potential business combination targets other than Alvotech, OACB engaged in preliminary discussions with respect to a potential business combination involving each such target and, in the case of all eight of the potential targets, OACB entered into a confidentiality agreement and engaged in further business, operational and financial due diligence with respect to that target, which included, among others, operational due diligence, review of financial data, and discussions with management. Following these preliminary discussions, and based on its due diligence, evaluation and analysis of each such potential target, OACB submitted non-binding term sheets with respect to each and further discussed and explored a potential business combination on terms that it believed could satisfy one or more of its key criteria for a business combination. OACB ceased exploration of, and discussions with, these potential business combination targets because of, among other things, the inability to reach agreement on terms acceptable to both OACB and such target and such target’s desire to explore other strategic transactions and OACB’s directors’ and management’s belief, based on their preliminary due diligence, evaluation and analysis of such potential target and Alvotech and the terms of the non-binding term sheets vis-a-vis such target and OACB, respectively, that Alvotech was a more attractive potential business combination target that could best satisfy OACB’s key criteria for a business combination target.
On April 9, 2021, Patrick McCaney, Alex Taubman, and Zaid Pardesi had a call with Mr. Aman Kumar, Managing Director in the Strategic Credit group of Oaktree and Co-Portfolio Manager of Oaktree’s Life Sciences Lending platform, where Mr. Kumar shared with the OACB management team that Alvotech was considering going public via a combination with a special purpose acquisition company. Affiliates of Oaktree had an existing relationship with Alvotech as holders of Alvotech’s convertible bonds. See “
Certain OACB Relationships and Related Person Transactions
”.
Following the discussion with Mr. Kumar, on April 12, 2021, OACB’s management was subsequently introduced to Alvotech via email. Alvotech asked that a confidentiality agreement be executed prior to any discussions, and thus effective as of April 16, 2021, OACB and Alvotech entered into a confidentiality agreement which contained, among other provisions, customary non-disclosure and non-use provisions.
On April 20, 2021, Messrs. Patrick McCaney, Chief Executive Officer and Director of OACB, Alex Taubman, President of OACB, Zaid Pardesi, Chief Financial Officer and Head of M&A of OACB, Mr. Kumar of Oaktree, and Messrs. Robert Wessman, Arni Hardarson, Mark Levick, Anil Okay, Ming Li, Joel Morales and Ms. EunSun Choi of Alvotech had an introductory telephone conversation in which they discussed the Alvotech business as well as a potential business combination between OACB and Alvotech.
On April 23, 2021, OACB’s management held a telephonic meeting with Mr. Kumar of Oaktree in which they discussed the Alvotech business in greater detail.
On April 28, 2021, OACB’s management received access to Alvotech’s data room, which included commercial, financial, and other details on the Alvotech business. Between April 28, 2021 and September 30, 2021, representatives of OACB, including its directors and officers, and the Sponsor, conducted further due diligence with respect to Alvotech and, over the same period of time, OACB’s third-party advisors conducted due diligence with respect to Alvotech, including manufacturing site visits in Iceland and Switzerland on July 6-7 and September 8, respectively.
On May 3, 2021, OACB’s management and Alvotech had a telephone conversation to discuss the Alvotech business in greater detail.
On May 4, 2021, OACB’s management attended a virtual tour of Alvotech’s facilities with members of Alvotech’s management team.
On May 11, 2021, OACB’s management, Alvotech’s management, representatives of Deutsche Bank (in its capacity as financial advisor and capital markets to OACB), who was engaged by OACB on May 6, 2021, and representatives of Credit Suisse (in its capacity as financial advisor to Alvotech) held a telephone conversation to discuss Alvotech’s business and business prospects. Credit Suisse and the Company prepared materials for the call that detailed their view on public comparables for the Company and a preliminary DCF valuation of the Company in a few different scenarios based on financial projections and assumptions of Alvotech’s management. Further discussions ensued to better understand the Company and Alvotech’s business and business prospects on May 19, 2021, June 2, 2021, and June 7, 2021.
On May 11, 2021, May 18, 2021, May 21, 2021, May 25, 2021, and May 26, 2021 OACB’s management, and representatives of Deutsche Bank, held various telephone conversations to discuss the Alvotech business and financial forecast. Deutsche Bank and Citi served as underwriters of the IPO and Deutsche Bank is serving as financial advisor and capital markets advisor to OACB in connection with the Business Combination. Each of Deutsche Bank and Citi are eligible to receive $4,375,000 in deferred underwriting compensation, which is contingent upon the consummation of the Business Combination. Morgan Stanley and Credit Suisse are serving as financial advisors to Alvotech in connection with the Business Combination. Alvotech formally engaged Credit Suisse on August 2, 2021 and Morgan Stanley on August 5, 2021. OACB engaged Deutsche Bank on May 6, 2021.
On May 12, 2021, Alvotech was first highlighted to the OACB Board during a regularly scheduled board meeting.
On June 7, 2021, OACB sent Alvotech, a first draft of a non-binding term sheet setting forth the key terms with respect to a potential business combination transaction involving OACB and Alvotech (the “Term Sheet”). The Term Sheet included a proposed pre-money valuation of $2.7 billion and total enterprise value of $3.0 billion. Included alongside the Term Sheet was a supplemental PowerPoint presentation that added further detail regarding Oaktree and the process of the potential combination of OACB and Alvotech.
On June 11, 2021, Patrick McCaney, Alex Taubman, and Zaid Pardesi from OACB, and Robert Wessman, EunSun Choi, Arni Hardarson and Thor Kristjansson of Alvotech held a telephonic meeting to discuss the Term Sheet, diligence process, timeline, deal structure, valuation, PIPE process and other key workstreams.
On June 14, 2021, Patrick McCaney, Alex Taubman, and Zaid Pardesi from OACB, and Robert Wessman, EunSun Choi, Arni Hardarson, Thor Kristjansson, Mark Levick, Ming Li, Joel Morales, Tanya Zharov, Danny Major, David Olafsson, and Johann Johannsson of Alvotech held a telephonic meeting to discuss a list of questions regarding OACB’s proposed transaction and process through closing the transaction. Following the call, OACB sent the presentation used during the prior day’s meeting to Alvotech.
Beginning on approximately June 15, 2021 and for the duration of the financial advisory engagements of Morgan Stanley and Credit Suisse as financial advisors to Alvotech, Deutsche Bank as financial advisor and capital markets advisor to OACB (collectively in such capacities, the “Financial Advisors”), the Financial Advisors engaged in review, consistent with each Financial Advisor’s customary practice, of information that was publicly available or supplied or otherwise made available to them by OACB and Alvotech, and was approved by OACB and Alvotech in connection with providing the Financial Advisors’ financial advisory services. In providing their respective advice and services to OACB and Alvotech, each of the Financial Advisors assumed and relied upon, without independent verification, the accuracy and completeness of such information that was publicly available or otherwise made available to such Financial Advisor by OACB and Alvotech.
On June 17, 2021, Patrick McCaney, Alex Taubman, and Zaid Pardesi of OACB, held a telephonic meeting with Robert Wessman, EunSun Choi, Arni Hardarson and Thor Kristjansson of Alvotech, Tomas Ekman, Christoffer Sjoqvist, and Phil Robertson of CVC, and Ethan Park and David Tan of Temasek, who are significant indirect shareholders of Alvotech, to discuss the Alvotech business and process by which OACB could potentially acquire Alvotech.
One June 21, 2021, Zaid Pardesi of OACB held a telephonic meeting with Ernst & Young (“EY”), OACB’s financial consultant, Joel Morales, the Chief Financial Officer of Alvotech, and PricewaterhouseCoopers (“PwC”), Alvotech’s financial advisor, to discuss Alvotech’s financial statements, audits and related information in connection with OACB’s evaluation of a potential business combination between OACB and Alvotech and further financial due diligence.
On June 21, 2021, OACB received a revised Term Sheet from Alvotech and on June 23, 2021, OACB returned comments to the Term Sheet to Alvotech, including with respect to certain binding provisions, the amount of contemplated PIPE financing, exclusivity terms, the Sponsor earn-out terms, transaction approvals and registration rights.

On June 24, 2021, OACB received additional comments to the Term Sheet from Alvotech, including proposed changes related to the PIPE financing and lock-up.
On June 24 and June 25, 2021, Zaid Pardesi of OACB, EY, Joel Morales, Kent Wisner, and EunSun Choi of Alvotech, and Cooley (UK) LLP (“Cooley”), participated in a telephonic meeting to discuss deal structure and tax implications.
On June 25, 2021, OACB and Alvotech revised, agreed to and executed the Term Sheet. The executed Term Sheet included a proposed enterprise value of $3 billion and pre-money valuation of $2.7 billion.
On June 28, 2021, Patrick McCaney, Alex Taubman, and Zaid Pardesi of OACB and Robert Wessman, Arni Hardarson, Ming Li, Tanya Zharov, and EunSun Choi of Alvotech participated in a telephonic meeting to discuss deal process and timing.
On June 29, 2021, OACB submitted a list of diligence requests to Alvotech. That same day, the OACB Board held a telephonic meeting during which it discussed the potential business combination between OACB and Alvotech and outstanding diligence in connection therewith.
On July 7, 2021, representatives of OACB, Alvotech, Cooley, Kirkland (“K&E”), Deutsche Bank, (in its capacity as financial advisor and capital markets advisor to OACB) Morgan Stanley (in its capacity as financial advisor to Alvotech), Citi and Credit Suisse participated in a kick-off telephonic meeting to discuss potential PIPE Financing investors.
On July 8 and 9, 2021, Patrick McCaney, Alex Taubman, and Zaid Pardesi of OACB and Mr. Paul Meister, Director of OACB, visited Alvotech’s management team in Iceland to tour Alvotech’s facilities and conduct further in-person diligence.
On July 13, 2021, OACB, Alvotech, and representatives of (i) Deutsche Bank, in its capacity as financial advisor and capital markets advisor to OACB, (ii) Morgan Stanley, in its capacity as financial advisor to Alvotech, (iii) Citi, in its capacity as financial advisor to OACB, and (iv) and Credit Suisse, in its capacity as financial advisor to Alvotech, participated in multiple telephonic meetings to discuss the business and prospects of Alvotech in connection with the potential business combination between OACB and Alvotech as well as potential PIPE investor targeting.
On July 20, 2021, OACB, Alvotech, and representatives of (i) Deutsche Bank, in its capacity as financial advisor and capital markets advisor to OACB, (ii) Morgan Stanley, in its capacity as financial advisor to Alvotech, (iii) Citi, in its capacity as financial advisor to OACB, and (iv) Credit Suisse, in its capacity as financial advisor to Alvotech, had a call to help OACB and Alvotech prepare for upcoming investor meetings. The same parties held regular telephonic meetings until with a similar purpose August 5, 2021, when the PIPE investor presentation was posted to the virtual data room for PIPE investors to review, upon approval by OACB and Alvotech.
On July 30, 2021, Alvotech and OACB signed an amendment to the Term Sheet, pursuant to which both parties agreed that they would exclusively work together in exploring the transaction and would not engage in competing transactions for so long as the parties continue to negotiate in good faith, unless either party provided written notice not to extend the exclusivity period.
On August 5, 2021, in their capacity as placement agents to Alvotech, representatives of, Deutsche Bank, Morgan Stanley, Citi and Credit Suisse entered into an engagement letter with Alvotech and OACB and started formal outreach to potential PIPE Financing investors. PIPE Financing investor meetings occurred over the course of August.
On August 7, 2021, in their capacity as placement agents to Alvotech, representatives of, Morgan Stanley and Deutsche Bank provided virtual data room access to potential PIPE Financing investors.
On August 10, 2021, the OACB Board held a meeting to discuss the status of the Alvotech transaction.

On August 21, 2021, K&E provided the initial draft of the Business Combination Agreement to Cooley. Between August 21, 2021 and December 6, 2021, K&E, on the one hand, and Cooley, on the other hand, exchanged numerous revised drafts of the Business Combination Agreement and the related ancillary documents, and had telephone conversations and negotiations concerning these documents and agreements, which included, in certain instances, representatives of OACB and representatives of Alvotech.
From and after August 21, 2021, the parties continued to negotiate the ancillary documents related to the Business Combination Agreement, including the Sponsor Letter Agreement, the Support Agreements, the BCA Framework Agreement, the Investor Rights and Lock-Up Agreement, and the Assignment, Assumption and Amendment Agreement. The various drafts exchanged reflected the parties’ negotiations on, among other things, the consideration structure, interim operating covenants, post-closing governance matters, including the composition of the board of directors, the size of the incentive equity plan, the scope of registration rights, and other matters.
On August 23, 2021, Cooley circulated an initial draft of the Investor Rights Agreement to K&E. Between August 23, 2021 and September 30, 2021, K&E, on the one hand, and Cooley, on the other hand, exchanged revised drafts of the Investor Rights Agreement, and had telephone conversations and negotiations concerning this document, which included, in certain instances, representatives of OACB and representatives of Alvotech. Revised drafts specifically reflected the parties’ negotiations on the scope of the definition of “Registrable Securities”, the dollar threshold at which the Sponsor could demand to conduct underwritten offerings and the number of offerings the Sponsor could conduct an annual basis.
On September 1, 2021, based on feedback from investor meetings and banking advisors, Zaid Pardesi of OACB’s held initial discussion with Mr. Wessman of Alvotech regarding lowering the transaction valuation.
On September 7, 2021, Zaid Pardesi of OACB and Robert Wessman of Alvotech held a follow up meeting to discuss lowering the transaction valuation to $1.875-2.125 billion or a post-money valuation of $2.25-2.5 billion (such range to be narrowed based on future investor feedback), and granting the existing Alvotech shareholders 28.75 million earnout shares with half struck at a $15 share price and the other half struck at a $20 share price.
On September 15, 2021, Zaid Pardesi of OACB and Robert Wessman of Alvotech held a follow up meeting where Alvotech agreed to the revised valuation framework, but asked that the number of earnout shares be increased to 38.33 million. On September 16, 2021, OACB management agreed and the parties began another round of outreach to potential PIPE investors, such discussions continuing through the end of November 2021.
On September 21, 2021, K&E delivered an initial draft of the form of Support Agreement to Cooley. On November 2, 2021, White & Case, LLP (“W&C”) returned comments on the Support Agreement on behalf of Alvogen, a stockholder of Alvotech, to K&E, which included comments on the release and restrictive covenants. On November 4, 2021, Cooley returned additional comments on the Support Agreement reflecting incremental technical comments on behalf of the other signatories. On November 8, 2021, K&E returned comments to the form of Support Agreement to Cooley and W&C, responding to the position on the restrictive covenants and other matters. On November 15, 2021 and November 23, 2021, Cooley and W&C returned comments on the form of Support Agreement to K&E, reflecting a response on the same. On November 27, 2021 and December 2, 2021, K&E and W&C exchanged drafts of the form of Support Agreement, finalizing the comments with respect to the foregoing matters.
On September 22, 2021, Cooley returned initial comments to the Business Combination Agreement to K&E, which reflected comments to the representations and warranties, tax provisions, interim operating covenants, OACB’s board’s ability to change its recommendation, treatment of certain expenses, termination rights associated with government approvals, and certain closing conditions related to employment and affiliate arrangements. On October 1, 2021, K&E returned comments to the Business Combination Agreement to Cooley, reflecting responses on the foregoing matters.

On September 28, 2021, the OACB Board held a meeting to discuss the status of the Alvotech transaction.
On October 5, 2021, K&E delivered an initial draft of the Assignment, Assumption and Amendment Agreement to Cooley, and on October 15, 2021, Cooley returned comments providing missing information for such agreement. On October 18, 2021, K&E returned a proposed final draft of the Assignment, Assumption and Amendment Agreement to Cooley, reflecting conforming comments based on local law.
On October 12, 2021, K&E returned a draft of the Investor Rights Agreement to Cooley. This draft reflected that the Sponsor could conduct one underwritten offering within any-six month period and no more than three underwritten offerings in respect of all Registrable Securities held by all other investors party to the agreement other than the Sponsor. On October 18, 2021 Cooley confirmed that the Investor Rights Agreement was in agreed form as between K&E and Cooley and that the draft would be sent to W&C, counsel to the current equityholders in Alvotech who would receive registration rights as per the agreement. On October 29, 2021, K&E received a revised draft of the Investor Rights Agreement from Cooley, which incorporated non-material comments from W&C.
On October 15, 2021, Cooley delivered an issues list related to the Business Combination Agreement to K&E, focusing on OACB’s board’s ability to change its recommendation, treatment of certain expenses and certain provisions related to regulatory actions, and on November 3, 2021, Cooley returned a draft of the Business Combination Agreement to K&E reflecting Alvotech’s position on such matters. On November 16, November 18, November 24, November 26, November 28, December 3, December 5 and December 6, 2021, K&E and Cooley traded drafts of the Business Combination Agreement reflecting final negotiations on the foregoing points, as well as matters related to the Earn-Out Shares and the Pre-Closing Financing.
On October 23, 2021, Arendt & Medernach SA (“Arendt,” Luxembourg counsel to Alvotech) delivered an initial draft of the BCA Framework Agreement to K&E. On November 3, 2021, K&E returned comments to Arendt, reflecting a number of questions regarding the status of various agreements among the shareholders and the treatment of existing convertible interests. On November 9 and November 11, 2021, Arendt delivered further revisions to the BCA Framework Agreement to K&E, reflecting responses to K&E’s comments and updates related to the status of the various instruments held by the stockholders of Alvotech and their treatment in connection with the proposed transaction. On November 19, 2021, K&E returned comments to the BCA Framework Agreement to Arendt, largely reflecting additional questions related to the convertible interests. On November 24, 2021, Arendt returned comments to the BCA Framework Agreement to K&E, including further updates to certain agreements among the stockholders of Alvotech and with respect to the Earn-Out Shares. Between November 29, 2021 and December 6, 2021, K&E and Arendt exchanged multiple drafts of the BCA Framework Agreement reflecting final negotiations among the stockholders of Alvotech and agreements with respect to the Pre-Closing Financing.
On November 4, 2021, K&E sent an initial draft of the Sponsor Letter Agreement to Cooley. On November 29, 2021, Arendt returned comments to the Sponsor Letter Agreement to K&E, reflected some mechanical comments regarding the forfeiture provisions related to the Deferred Sponsor Shares, as well as transfer restrictions. On November 30, December 1 and December 2, 2021, K&E and Arendt traded drafts of the Sponsor Letter Agreement, finalizing such mechanical provisions.
On November 9, 2021, the OACB Board held a meeting to discuss the status of the Alvotech transaction. On that same day, the form of the Subscription Agreements was posted to the virtual data room for investors to review.
From November 12 through November 15, 2021, OACB’s management and Alvotech held multiple telephonic meetings to finalize valuation within the aforementioned range based on investor feedback. Potential PIPE investors were pushing for valuation to be set at the low end of the range while the Company desired to be at the high end of the range. On November 16, 2021, the final deal valuation was set at a pre-money equity valuation of $1.8 billion or $2.25 billion post money valuation.

On November 20 and 21, 2021, Zaid Pardesi of OACB and Tomas Ekman and Christoffer Sjoqvist of CVC held discussions on the outstanding points to be negotiated for the Business Combination Agreement, including OACB’s board right change its recommendation regarding the transaction with Alvotech pursuant to its fiduciary duties, and the need for existing shareholders of Alvotech to provide funding to Alvotech following the signing of the transaction and prior to the closing.
On November 17 and 20, 2021, K&E received further revised versions of the Investor Rights Agreement from Cooley, reflecting further comments from W&C. This draft reflected revisions to the securities subject to lock-up under the agreement and revisions to the scope of the specific carve-outs to the lock-up provisions. On November 26, 2021, after discussions amongst representatives of OACB, Alvotech, K&E, Cooley and W&C, K&E shared a revised version of the Investor Rights Agreement to Cooley and W&C. Several further non-material revisions were made to the Investor Rights Agreement, and the parties agreed the document was in final form on December 6, 2021.
On November 28, 2021, a draft of the Business Combination Agreement was posted to the virtual data room for investors to review.
From November 29 to December 2, 2021, the Subscription Agreements were negotiated and finalized between OACB and the PIPE Financing investors. The final version of the form of Subscription Agreements were posted to the virtual data room for PIPE Financing investors on December 3, 2021. On December 3, 2021, prospective PIPE Investors that had chosen to participate in the PIPE Financing indicated their final subscription amounts, OACB and Alvotech determined final investment allocations with respect to the PIPE Financing and the PIPE Investors delivered executed Subscription Agreements to K&E in escrow.
On December 2, 2021, the OACB Board held a meeting via video conference, together with the management of OACB and representatives of K&E, Walkers (Cayman) LLP (Cayman Islands counsel to OACB) and Deutsche Bank, and reviewed the terms of the proposed final definitive documentation. Patrick McCaney, Alex Taubman, and Zaid Pardesi of OACB led a question and answer discussion and walked the OACB Board through certain specific deal terms. The OACB Board noted that it was not obtaining a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination, but because its officers and directors had substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, the OACB Board concluded that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the Business Combination. In connection with its deliberation, the OACB Board considered the interests of OACB’s directors and executive officers in the transaction, as well as certain affiliates of Sponsor, as described in “
Business Combination—Interests of OACB’s Directors and Executive Officers in the Business Combination
”. The OACB Board also concluded that Alvotech has a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned), and would have such fair market value at the time of OACB’s signing of a definitive agreement for the Business Combination, and thus determined that this test was met in connection with the proposed Business Combination. The OACB Board also reviewed proposed resolutions which would be adopted by the OACB Board in order to approve the entry into the Business Combination Agreement and related transactions. The OACB Board determined, based on the factors cited in “
The OACB’s Board of Directors’ Reasons for the Approval of the Business Combination
,” that it was in the best interests of OACB to proceed with executing a transaction on the terms discussed and based on the documents reviewed, and authorized OACB’s officers to finalize the documentation.
On December 2, 2021, the board of directors of Alvotech unanimously determined that the Business Combination Agreement and the transactions contemplated thereby are in the best interests of Alvotech and Alvotech’s shareholders, and subsequently approved the Business Combination Agreement and related transactions.
On December 7, 2021, the requisite holders of Alvotech’s bonds delivered a confirmation letter, confirming that the Business Combination meets the requirements of a qualified business combination under such bond instruments. Additionally, Alvotech’s shareholders executed the BCA Framework Agreement, pursuant to which the requisite shareholders agreed to vote in favor of certain steps of the Business Combination for which the Alvotech shareholders’ consent is required and certain other undertakings to facilitate such transaction. That same day, the parties executed the Business Combination Agreement, the Sponsor Letter Agreement and the Support Agreements, and the PIPE Financing investors executed and delivered the Subscription Agreements.
Later that same day, and prior to the open of public markets in the United States, Alvotech issued a press release announcing the Business Combination and, shortly thereafter, OACB filed a Current Report on Form 8-K attaching the press release, the investor presentation previously provided to certain potential PIPE Financing investors and current shareholders of OACB, the Sponsor Letter Agreement, the form of Support Agreement, the form of Subscription Agreements which were executed by the PIPE Financing investors in connection with the PIPE Financing, the Business Combination Agreement (including the exhibits thereto) and Alvotech’s unaudited financial statements for the years ended December 31, 2020 and 2019.
Concurrently with the execution of the Business Combination Agreement, OACB and TopCo entered into Subscription Agreements with certain U.S.-based institutional and accredited investors (each a “U.S. Subscription Agreement”) and non-U.S. persons (as defined in Regulation S under the Securities Act (each a “Foreign Subscription Agreement” and, together with the U.S. Subscription Agreements, the “Initial Subscription Agreements”) with certain investors (the “Initial Subscribers”), pursuant to which the Initial Subscribers have agreed to subscribe for, and TopCo has agreed to issue to the Initial Subscribers, an aggregate of 15,393,000 TopCo Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $153,930,000 (the “Initial PIPE Financing”). Subsequently to the Initial PIPE Financing, on January 18, 2022, OACB and TopCo entered into Subscription Agreements (the “Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain Initial Subscribers (the “Subsequent Subscribers”, and together with the Initial Subscribers, the “Subscribers”), pursuant to which the Subsequent Subscribers have agreed to subscribe for, and TopCo has agreed to issue to the Subsequent Subscribers, an aggregate of 2,100,000 TopCo Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $21,000,000 (the “Subsequent PIPE Financing”, and together with the Initial PIPE Financing, the “PIPE Financing”). The aggregate amount of TopCo Ordinary Shares to be issued pursuant to the PIPE Financing is 17,493,000 for aggregate gross proceeds of $174,930,000.
OACB’s Board of Directors’ Reasons for the Approval of the Business Combination
OACB was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. OACB’s board of directors sought to do this by utilizing the networks and industry experience of both the Sponsor and OACB’s board of directors and management to identify, acquire and operate one or more businesses. The members of OACB’s board of directors and management have extensive transactional experience and are well qualified to evaluate the transaction with Alvotech.
As described under “
—The Background of the Business Combination
” above, OACB’s board of directors, in evaluating the Business Combination, consulted with OACB’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, OACB’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of such factors, OACB’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of OACB’s board of directors may have given different weight to different factors.
The explanation of the reasons for the approval by OACB’s board of directors of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “
Cautionary Note Regarding Forward-Looking Statements.
”

Before reaching its decision, OACB’s board of directors discussed the results of the due diligence conducted by OACB’s management, and their advisors, which included:

•	review of Alvotech’s material contracts, intellectual property, financial, tax, legal, real estate, environmental, insurance and accounting due diligence;

•	meetings and calls with the management team and advisors of Alvotech regarding operations, historical financials and performance, forecasts, strategic plans, and key metrics;

•	consultations with Alvotech’s management and legal and financial advisors;

•	tours of Alvotech’s facilities in Iceland;

•	review of healthcare and FDA regulatory due diligence materials prepared by legal advisors;

•	discussions with Alvotech’s suppliers and industry partners;

•	review of Alvotech’s unaudited financial statements for the years ended December 31, 2020 and 2019;

•	financial review and analysis of Alvotech and the Business Combination;

•	financial projections prepared by Alvotech’s management team;

•	study of analyst reports and market trends in the biologic and biosimilar industries;

•	analysis on comparable target companies; and

•	research on comparable transactions.
OACB’s board of directors considered a wide range of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•	Rapid Growth . OACB’s board of directors noted the rapid growth of the global biosimilars market and Alvotech’s significant market opportunity for many years to come.

•
Fully-Integrated Platform
.    OACB’s board of directors noted Alvotech’s fully integrated platform that includes research and development and manufacturing in-house,
and a global network of commercial partners and believes the nature of Alvotech’s platform will enable it to innovate and systematically develop and manufacture biosimilar medicines.

•
Diversified Pipeline
.    OACB’s board of directors noted Alvotech’s diversified product pipeline with seven differentiated biosimilars currently in development for serious diseases with unmet patient and market need. Product candidates in the Alvotech pipeline, at the time the Business Combination Agreement was entered into, address reference products treating autoimmune, eye, and bone disorders, as well as cancer, with combined estimated peak global sales of more than $80 billion. In December 2021, subsequent to the signing of the Business Combination Agreement, Alvotech entered into a partnership with Biosana for the co-development of AVT23, a biosimilar candidate to Xolair, thereby adding a new product candidate to its pipeline.

•
Partnerships
.    OACB’s board of directors noted Alvotech’s strong global commercial partner network, including its relationships and license agreements with Teva and STADA. Alvotech partners only with trusted market leaders and develops close strategic relationships with these partners that align company and partner interests for success. Further, the board took note that these commercial partners had conducted thorough and independent due diligence of their own prior to forming a partnership with Alvotech.

•
Scalability
.    OACB’s board of directors noted the scalability of the Alvotech platform. By keeping critical functions in-house
(such as R&D and manufacturing) to focus on speed, cost, and quality, Alvotech can be therapeutically agnostic as commercial partners are responsible for sales and marketing costs. This allows Alvotech to add multiple products to its pipeline without materially changing its cost structure. With the capacity to add one to two additional programs every 12 to 18 months, on both an organic and inorganic basis, Alvotech is positioned for sustained growth and managed risk.

•
Experienced Management Team
.    OACB’s board of directors noted how the Alvotech management team, who will remain in place after the Business Combination, are seasoned pharmaceutical executives that have commercialized 17 biosimilars in prior roles.

•
Financial Profile
.    OACB’s board of directors noted how the Alvotech platform and business model has strong financial potential, and the ability to generate substantial profit and free cash flow as the platform scales.

•	Strategic Plan . OACB’s board of directors believes Alvotech’s strategic plan is attractive with multiple levers for growth available.

○
Invest in and differentiate its platform.
Alvotech has a fully integrated biosimiliars platform, which allows them to innovate efficiencies in every step of the product process and project cost-saving throughout its portfolio.

○
Evaluate the evolving biologic landscape for the right programs to pursue.
Alvotech evaluates the market landscape and builds its portfolio by adhering to a rigorous set of criteria, including the ability to reach the market early; potential for differentiation through its platform to achieve superior cost and return profiles; commercial partner insights on specific market opportunities; and potential interchangeability.

○
Advance high-value product candidates towards launch.
When the Business Combination Agreement was entered into, Alvotech had seven product candidates in Alvotech’s developmental pipeline addressing an $80 billion originator market opportunity. As with its lead product candidates, AVT02, a high concentration formulation of adalimumab, Alvotech aims to develop major products to swiftly meet unmet medical needs. In December 2021, subsequent to the signing of the Business Combination Agreement, Alvotech entered into a partnership with Biosana for the co-development of AVT23, a biosimilar candidate to Xolair, thereby adding a new product candidate to its pipeline.

○
Pursue and execute on strategic partnerships across the globe.
Alvotech has formed a global network of strategic commercial partnerships to ensure that its products can reach the patients in geographies across the world. Its partners include Teva (US), STADA (EU), Yangtze River Pharmaceutical (Group) Co. Ltd. (“Yangtze”) (China) and Fuji Pharma Co, LTD (Japan), among others. Alvotech’s partners’ deep knowledge of the markets and economic, regulatory, payor and reimbursement landscapes in the countries they serve optimizes the company’s commercial opportunity and ability to reach patients in these markets in a way it could not do on its own.

○
Attract and retain the highest quality talent to fulfill the Alvotech vision.    Alvotech’s people are a critical element in shaping and executing its strategy. Alvotech’s founder, chairman and principal investor has built and led two successful global generics enterprises and has provided the vision and resources to grow Alvotech as a built-for-purpose,
highly integrated platform. Alvotech’s business, scientific and operations leadership team brings together vast collective experience creating and launching both innovator therapies and biosimilars at top-tier
global pharmaceutical firms.

○
Maintain and further develop Alvotech’s commitment to sustainability and corporate responsibility beyond its fundamental mission of expanding access to medicines while lowering costs for patients
.    Alvotech is developing and implementing a comprehensive environmental, social and governance (“ESG”) framework to collect, monitor and report data that assess its environmental and social impact as well as provide transparent disclosures on governance. OACB’s board of directors believes that we have certain intrinsic business and operational qualities that may favorably position us to optimize Alvotech’s ESG impact.

•	Terms of Transaction . OACB’s board of directors reviewed the terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “—
The Business Combination Agreement
” and “
Certain Agreements Related to the Business Combination
” for detailed discussions of the terms and conditions of these agreements.

•
Results of Review of Transaction
.    The OACB management team evaluated several companies to which the OACB management team thought it could add value through its relationships and expertise. In particular, since OACB’s initial public offering, representatives of OACB had evaluated over 235 potential business combination targets, entered into non-disclosure
agreements with approximately 73 potential business combination targets (other than Alvotech), and submitted non-binding
indications of interest or letters of intent with respect to 8 potential business combination targets (other than Alvotech). Despite these efforts, the OACB board of directors was not aware of any transaction available to OACB that it believed was more favorable than the Business Combination with Alvotech. In addition, the OACB board of directors considered that the terms of the Business Combination had been negotiated on an arm’s-length
basis in light of each party’s judgment about its ability to negotiate different or better terms or into alternative strategic transactions. Based on the negotiations, the OACB board of directors considered that it believed that the terms of the Business Combination Agreement and related agreements were the best terms to which OACB was reasonably likely to agree. See “—
The Background to the Business Combination
” for more information on OACB’s consideration of other transactions and the negotiations of the terms of the Business Combination. The OACB board of directors also considered that OACB could decide not to consummate an initial business combination and return to its shareholders their pro rata portion of the trust account, however, the OACB board of directors determined that, in light of the other factors considered by them noted in this section, the Business Combination was more beneficial to OACB’s shareholders than not consummating an initial business combination.

•
Continued Ownership by Alvotech Shareholders
.    OACB’s board of directors noted that the current Alvotech shareholders would be receiving nearly all their consideration in equity in the combined company. OACB’s board of directors considered this as a sign of confidence in the combined company following the Business Combination and the benefits to be realized by each company as a result of the Business Combination.

•
PIPE Financing
.    OACB’s board of directors noted the new capital commitments from knowledgeable, long-term healthcare investors in the PIPE Financing as a sign of the PIPE Investors’ confidence in the success of the Business Combination.

•
Attractive Valuation
.    OACB’s board of directors noted Alvotech’s attractive valuation relative to its peers and based on return potential, and the negotiated earn-out
provisions in the Business Combination Agreement designed to create an alignment with Alvotech’s shareholders following the Business Combination.

In the course of its deliberations, OACB’s board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including, but not limited to, the following:

•
Potential Inability to Complete the Business Combination
.    The OACB board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to OACB if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. In particular, they considered the uncertainty related to the Closing primarily outside of the control of the parties to the transaction, including the need for the approval of the Public Shareholders and antitrust approval. In addition, the OACB board of directors considered the risk that the current public shareholders of OACB would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to the combined company following the consummation of the Business Combination and potentially resulting in Alvotech being unwilling to close the Business Combination or requiring Alvotech to waive certain conditions under the Business Combination Agreement in order for the Business Combination to be consummated. The OAC board of directors noted that the Business Combination Agreement includes a condition that, the aggregate cash proceeds from OACB’s trust account, together with the proceeds from the PIPE Financing, being no less than $300,000,000 (after deducting any amounts paid to OACB shareholders that exercise their redemption rights in connection with the Business Combination). As of                 , 2022, the record date of the OACB General Meeting, without giving effect to any future redemptions that may occur, the trust account has approximately $                 million. Further, the OACB board of directors Board considered the risk that current public shareholders would exercise their redemption rights is mitigated because Alvotech will be acquired at an aggregate purchase price that the OACB board of directors evaluated and considers to be attractive to OACB’s shareholders.

•
Alvotech Business Risks
.    The OACB board of directors considered that OACB shareholders would be subject to the execution risks associated with the combined company if they retained their public shares following the Closing, which were different from the risks related to holding public shares of OACB prior to the Closing. In this regard, the OACB board of directors considered that there were risks associated with successful implementation of the combined company’s long term business plan and strategy, the combined company realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The OACB board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that OACB shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “
Risk Factors
.”

•
Post-Business Combination Corporate Governance
.    The OACB board of directors considered the corporate governance provisions of the Business Combination Agreement and TopCo’s articles of association that will be in place as of the consummation of the Business Combination and the effect of those provisions on the governance of the company following the Closing. See “—
The Business Combination Agreement
” for detailed discussions of the terms and conditions of these agreements.

•
Limitations of Review
.    The OACB board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price OACB is paying to acquire Alvotech is fair to OACB or its shareholders from a financial point of view. In addition, the senior management reviewed only certain materials in connection with its due diligence review of Alvotech. Accordingly, the OACB board of directors considered that OACB may not have properly valued Alvotech.

•
No Survival of Remedies for Breach of Representations, Warranties or Covenants of Alvotech
.    The OACB board of directors considered that the terms of the Business Combination Agreement provide that OACB will have no surviving remedies against the majority shareholders of Alvotech after the Business Combination to recover for losses as a result of any inaccuracies or breaches of certain of Alvotech’s fundamental representations, warranties or post-closing covenants set forth in the Business Combination Agreement. As a result, OACB shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Alvotech prior to the Closing, whether determined before or after the consummation of the Business Combination, without any ability to reduce the consideration to be paid in the Business Combination or recover for the amount of any damages. The OACB board of directors determined that this structure was appropriate and customary, in light of the fact that a significant number of transactions include similar terms and the existing equityholders of Alvotech would continue to be equityholders in the combined company.

•
Interests of OACB
’
s Directors and Executive Officers
.    The OACB board of directors considered the potential additional or different interests of OACB’s directors and executive officers, as described in the section entitled “
—
Interests of OACB’s Directors and Officers in the Business Combination
.” However, OACB’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for OACB’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by OACB with any other target business(es) and (iii) certain of OACB’s officers and directors are employed by Oaktree. Certain of OACB’s officers and directors are employed by Oaktree. Certain of OACB’s officers and directors are employed by Oaktree. Certain of OACB’s officers and directors are employed by Oaktree. Certain affiliates of Oaktree have an approximately 1% equity stake in Alvotech and hold approximately 47.48% ($82,953,251 aggregate principal amount) of Alvotech’s Tranche A bonds and approximately 33.99% of Alvotech’s Tranche B bonds ($75,699,188 aggregate principal amount). Such affiliates’ equity stake, which was acquired after a conversion of a portion of the Alvotech debt securities, would be valued at approximately $1.5 million, assuming a value of $10.00 per share and the consummation of the Business Combination. The Tranche A bonds and Tranche B bonds will remain outstanding after the consummation of the Business Combination;

Interests of OACB’s Directors and Officers in the Business Combination
When you consider the recommendation of OACB’s board of directors in favor of approval of the Business Combination Proposal and the First Merger Proposal, you should keep in mind that certain of OACB’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•
the beneficial ownership of the Sponsor and certain of OACB’s directors of an aggregate of OACB Ordinary Shares, which shares would become worthless if OACB does not complete a business combination within the applicable time period, as the Sponsor, OACB officers and directors have waived any right to redemption with respect to these shares for no consideration in return. Such shares have an aggregate market value of approximately $                 based on the closing price of OACB Ordinary Shares of $                 on the New York Stock Exchange on                 , 2022, the record date for the OACB General Meeting;

•
OACB’s directors will not receive reimbursement for any
out-of-pocket
expenses incurred by them on OACB’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•	the potential continuation of certain of OACB’s directors as directors of OACB;

•	the continued indemnification of current directors and officers of OACB and the continuation of directors’ and officers’ liability insurance after the Business Combination;

•
certain of OACB’s officers and directors are employed by Oaktree. Certain affiliates of Oaktree have an approximately 1% equity stake in Alvotech and hold approximately 47.48% ($82,953,251 aggregate principal amount) of Alvotech’s Tranche A bonds and approximately 33.99% of Alvotech’s Tranche B bonds ($75,699,188 aggregate principal amount). Such affiliates’ equity stake, which was acquired after a conversion of a portion of the Alvotech debt securities, would be valued at approximately $1.5 million, assuming a value of $10.00 per share and the consummation of the Business Combination. The Tranche A bonds and Tranche B bonds will remain outstanding after the consummation of the Business Combination;

•
the fact that the Sponsor (and OACB’s officers and directors who are members of the Sponsor) has invested an aggregate of $7,025,000 in OACB, comprised of the $25,000 purchase price of 6,250,000 OACB Class B Ordinary Shares and the $7,000,000 purchase price for 4,666,667 OACB Private Warrants. Assuming a trading price of $9.86 per OACB Class A Ordinary Share and $1.09 per OACB Public Warrant (based upon the respective closing prices of the OACB Class A Ordinary Shares and the OACB Public Warrants on the NYSE on January 31, 2022), the 6,250,000 Class B Ordinary Shares and 4,666,667 OACB Private Warrants would have an implied aggregate market value of approximately $66,711,667. Even if the trading price of the TopCo Ordinary Shares were as low as $1.12 per share, the aggregate market value of the OACB Class B Ordinary Shares alone (without taking into account the value of the OACB Private Warrants) would be approximately equal to the initial investment in OACB by the Initial Shareholders. As a result, the Initial Shareholders are likely to be able to make a substantial profit on their investment in OACB at a time when TopCo Ordinary

Shares have lost significant value. On the other hand, if OACB liquidates without completing a business combination before September 21, 2022, the Initial Shareholders will likely lose their entire investment in OACB;

•
the fact that the Sponsor and OACB’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate; and

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if Public Shareholders experience a negative rate of return in the post-business combination company.

Certain Engagements in Connection with the Business Combination and Related Transactions
Morgan Stanley and Credit Suisse were engaged as financial advisors to Alvotech. Deutsche Bank was engaged as a financial advisor and capital markets advisor to OACB.
In addition, Deutsche Bank and Morgan Stanley served as lead private placement agents, and Citi and Credit Suisse also served as private placement agents, to Alvotech for the PIPE Financing.
In addition, Deutsche Bank, Morgan Stanley, Citi and Credit Suisse (together with their respective affiliates) each is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Deutsche Bank, Morgan Stanley, Citi and Credit Suisse and their respective affiliates may provide investment banking and other commercial dealings to OACB, Alvotech and their respective affiliates in the future, for which they would expect to receive customary compensation. In addition, Deutsche Bank, Morgan Stanley, Citi and Credit Suisse indicated to us that in the ordinary course of their business activities, they and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of OACB, Alvotech or their respective affiliates. Deutsche Bank, Morgan Stanley, Citi and Credit Suisse and their respective affiliates indicated to us that they may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Comparable Public Companies
OACB’s management and board of directors reviewed, among other things, total enterprise value, 2021 to 2025 revenue CAGR and 2025E estimated gross margins, with respect to select comparable companies, calculated used publicly available research analysts’ estimated, public filings and other publicly available information, as detailed below:

	Coherus (1)	Biocon Biologics (Parent) (3)		Alvotech	Celltrion	Samsung Biopsis (4)
TAM - Current Pipeline ($Billion) (1)	21.7 (2)	46.4		82.2	61.9	68.7
Total Enterprise Value ($Billion) (5)	$1.5	$6.4		$2.3 (6)	$25.7	$45.5
EV / NTM EBITDA (5)	N/M (7)	20.4x		N/A	26.3x	68.2x
2021 - 2025 Revenue CAGR (5)	28%	N/A		>90%	19%	13%
2025E Gross Margin (5)	90%	N/A		~85%	N/A	47%
2025E Adj. EBITDA Margin (5)	19%	N/A		>60%	47%	55%
Number of Employees	310	13,500+		~645	~1,950	3,400+
Number of Manufacturing Sites	0	3	(8)	2	3	3
Global Commercial Reach	2	120+		60+	90+	Undisclosed (9)

(1)
Figures based on peak WW biologic sales from 2021-2026 per Evaluate Pharma based on publicly disclosed product portfolios. See “
Business of Alvotech—Our Pipeline
” for more information about Alvotech’s TAM and current pipeline.

(2)	TAM based on peak U.S. biologic sales from 2021-2026 per Evaluate Pharma based on publicly disclosed product portfolios.
(3)	TAM based on Biocon Biologics products and pipeline excluding recombinant human insulin; financial and operational metrics based on parent company Biocon.
(4)	TAM based on Samsung Bioepis products and pipeline through its joint venture with Biogen; financial and operational metrics based on parent company Samsung Biologics.
(5)
With the exception of Alvotech, projections and market data per CapIQ and Refinitiv as of November 16, 2021. See “
The Business Combination—Certain Unaudited Alvotech Prospective Financial Information
” with respect to Alvotech-related projections.

(6)
Based on illustrative share price of $10.00, pro forma shares outstanding of 226 million and pro forma estimated net cash of $10 million as of November 15, 2021 (inclusive of $404 million of expected net proceeds from the transaction, assuming no redemptions).

(7)	Coherus NTM EBITDA of ($44 million).
(8)	Represents biosimilar sites.
(9)	Samsung Bioepis has global commercial partnerships with Biogen and Merck; Merck’s global reach spans 140+ countries.
OACB’s management and board included Coherus, Biocon Biologics, Celltrion and Samsung Biopsis as comparable public companies because of their relatively significant participation in the biosimilar market. OACB’s management did not include Amgen, Pfizer and Biogen because the revenue contribution from biosimilar products compared to their other products is not significant.
The results of the above referenced analysis supported the OACB’s board of directors’ determination, based on a number of factors, that it was fair to and in the best interests of OACB and its shareholders, and that it was advisable, to enter into the Business Combination Agreement and the ancillary documents to which OACB is or will be a party and to consummate the transactions contemplated thereby. For additional information, see the section entitled “
—The OACB Board of Directors’ Reasons for the Approval of the Business Combination.
”
Potential Actions to Secure Requisite Shareholder Approvals
In connection with the shareholder vote to approve the Business Combination, the Sponsor and OACB’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase OACB Ordinary Shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per-share
pro rata portion of the Trust Account. None of the Sponsor or OACB’s directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public
information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such shareholder, although still the record holder of the OACB Ordinary Shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or OACB’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share
pro rata portion of the Trust Account. The purpose of such share purchases would be to increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy the closing condition in the Business Combination Agreement that OACB has, in the aggregate, cash (held both in and outside of the Trust Account) that is equal to or greater than $5,000,001.
Regulatory Approvals Required for the Business Combination
Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. On December 17, 2021, Alvotech and OACB filed the required notice and furnished the required information under the HSR to the Antitrust Division of the DOJ and the FTC. The HSR waiting period will expire, if not terminated early, at 11:59 p.m. Eastern time on January 18, 2022.
At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition,
non-U.S.
regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. OACB and Alvotech are not aware of any other regulatory approvals in the United States, Luxembourg or elsewhere required for the consummation of the Business Combination.
Listing of TopCo Ordinary Shares
Approval of the listing on Nasdaq of the TopCo Ordinary Shares to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, OACB will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Alvotech issuing shares at the closing of the Business Combination for the net assets of OACB as of the closing date, accompanied by a recapitalization. The net assets of OACB will be stated at historical cost, with no goodwill or other intangible assets recorded. This determination was primarily based on the following factors: (i) Alvotech’s existing operations will comprise the ongoing operations of the Combined Company, (ii) Alvotech’s senior management will comprise the senior management of the TopCo, (iii) the former owners and management of Alvotech will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of TopCo, (iv) Alvotech is the larger of the combining entities based on fair value, assets, revenues and profits, and (v) TopCo will assume Alvotech’s headquarters. In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of TopCo issuing shares for the net assets of OACB, accompanied by a recapitalization. Any excess of fair value of shares issued over the fair value of OACB’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. Operations prior to the Business Combination will be those of Alvotech.
Certain Unaudited Alvotech Prospective Financial Information
Alvotech does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, Alvotech’s management prepared and provided to its board of directors, its financial advisors, OACB and potential Subscribers, certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination. Alvotech’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Alvotech.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
Alvotech believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Alvotech had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Alvotech’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.
In its preparation of the prospective financial and operational information, including formulating the numerous assumptions for the purposes of its preparation of such prospective financial and operational information, Alvotech has reviewed, analyzed and considered its product pipeline, agreements with vendor and third-party providers, out-license
contracts and other agreements with commercial partners, and recent industry trends along with ensuring mathematical accuracy and application of relevant accounting concepts. The projections were prepared by Alvotech’s management who are experienced in preparing such forecasts for project bids and debt financing. Further details on the assumptions relied upon to prepare the prospective financial information can be found below.
The assumptions utilized in preparation of the prospective financial information include assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, including the continued growth of the biosimilar market and Alvotech’s product pipeline, the execution of R&D and regulatory approval, all of which are difficult to predict and many of which are beyond the Alvotech’s control, such as the risks and uncertainties contained in the section entitled “
Risk Factors.
”
The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Alvotech’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Alvotech. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither Alvotech’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF ALVOTECH, OACB OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY ALVOTECH SHAREHOLDER, OACB SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. ALVOTECH WILL UPDATE OR REVISE THE PROSPECTIVE FINANCIAL INFORMATION IF, BEFORE THE DATE OF CONSUMMATION OF THE BUSINESS COMBINATION, IT

BECOMES AWARE OR HAS REASON TO BE AWARE THAT THERE IS NO LONGER A REASONABLE BASIS FOR THE PROSPECTIVE FINANCIAL INFORMATION, INCLUDING PROJECTED AMOUNTS OR UNDERLYING ASSUMPTIONS. HOWEVER, ALVOTECH OR TOPCO DO NOT INTEND TO OTHERWISE UPDATE OR REVISE THE PROSPECTIVE OPERATIONAL OR FINANCIAL INFORMATION EXCEPT AS REQUIRED IN CONNECTION WITH TOPCO’S REPORTING OBLIGATIONS OR OTHERWISE UNDER APPLICABLE LAW. THE MANAGEMENT AND BOARD OF EACH OF ALVOTECH, TOPCO AND OACB HAVE CONSIDERED THE UNCERTAINTIES AND RISKS DESCRIBED AND REFERENCED IN THIS SECTION. THESE PARTIES ARE OF THE VIEW, HAVING MADE DUE CONSIDERATION OF THE FOREGOING, THAT THE ASSUMPTIONS IN THE PROSPECTIVE OPERATIONAL AND FINANCIAL INFORMATION ARE PROBABLE AND CONSISTENT WITH ALVOTECH’S BUSINESS PLAN AND EXPECTATIONS, AND ARE REASONABLE.
Certain of the measures included in the prospective financial information may be considered non-IFRS
financial measures.
Non-IFRS
financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS
financial measures as used by Alvotech may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-IFRS
financial measures and therefore are not subject to SEC rules regarding disclosures of non-IFRS
financial measures, which would otherwise require a reconciliation of a non-IFRS
financial measure to a IFRS financial measure. Accordingly, we have not provided a reconciliation of such financial measures.
The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Alvotech’s and OACB’s control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: changes in applicable laws or regulations; the effects of the COVID-19 pandemic on Alvotech’s business; Alvotech’s position in the market against current and future competitors, and the effects of competition on Alvotech’s future business; Alvotech’s expansion into new products, services, technologies or geographic regions; the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; the risk of downturns and the possibility of rapid change in the highly competitive industry in which Alvotech operates; the risk that Alvotech and its current and future collaborators are unable to successfully develop, seek marketing approval for, and commercialize Alvotech’s products or services, or experience significant delays in doing so; the risk that Alvotech is unable to secure or protect its intellectual property; the outcome of the legal proceedings adverse to AbbVie relating to Alvotech’s biosimilar adalimumab product, AVT02; the risk that estimated growth of the industry does not occur, or does not occur at the rates or timing Alvotech has assumed based on third-party estimates and its own internal analyses; the possibility that OACB or Alvotech may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Alvotech Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
The following table sets forth certain summarized prospective financial information regarding Alvotech for 2021 and 2025, based on an IFRS accounting basis:

(in $ millions, except per share data):	FY 2021	FY 2025
Total Alvotech Revenue	$30 - $60	Greater than $800
Adjusted EBITDA	($150) – ($200)	Greater than 60% Margin

The Alvotech prospective financial information was prepared using a framework, the key inputs of which Alvotech’s management and OACB’s Board considered to be material were:

•	Revenue from product sales are expected to be approximately 85% of revenue and were estimated considering the following factors:

○
Market size for each target market. The target markets in question are established products that generate significant global revenue which is generally disclosed by the originator companies on a quarterly and annual basis.

○
Price erosion for each target market. Assumptions on price erosion driven by competition through biosimilars (including Alvotech’s) are made. For the U.S. market, price erosions assumed in Alvotech’s forecasts were greater than historical market examples for biosimilars.

○	Market share for each target market. The revenue forecasts assume that Alvotech is able to achieve market share in each product category.

○	Alvotech share of economics. The economics that are outlined in Alvotech’s commercial agreements with partners are incorporated into the forecasts to reflect Alvotech’s share of any in-market sales.

•
Revenue from milestone payments are expected to be approximately 15% of total revenue. These milestone payments, received from commercialization partners, are forecasted based on the expected achievement of the underlying triggering events, typically including signing of the commercialization contract, completion of key clinical requirements, product approval, and product launch. Certain agreements also contain performance-based milestones. Further, milestone revenue is subject to IFRS revenue recognition standards that are also incorporated into the forecasts. Projections assume that Alvotech does not intend to market any product on their own for any market.

•
Cost of Goods Sold are estimated to be approximately 15% of total revenue and were estimated by applying known or estimated cost parameters to product volume forecasts based on market share estimates. These costs include direct material, direct and indirect labor, 3rd party costs (if applicable), and overhead costs.

•	Operating costs are estimated to be between approximately 19% and 26% of total sales, and are comprised of:

○
Research and development costs: estimated to be between 15-20% of total sales. Research and development costs are forecasted at the program level and consider factors such as headcount, facilities, supplies, clinical requirements, and 3rd party CRO fees, among others.

○
General and administrative costs: estimated to be between 4-6% of total sales. General and administrative costs are forecasted on a line-item basis and include functions such as Finance, IT, HR, Legal and other administrative functions that are instrumental to running the business.

○
Sales & marketing costs: Alvotech relies on a network of commercial partners in order market its products. As such, there are no material sales and marketing costs forecasted. The forecast assumes that Alvotech will not market any product on their own for any market.

Building on this framework, the Alvotech prospective financial information was prepared using a number of assumptions.
Key assumptions underlying the projections that Alvotech’s management and OACB’s Board considered to be material were:

•
The global markets for biologic and biosimilar medicines are forecasted to grow at a compound annual growth rate exceeding 10%, reaching approximately $555 billion and approximately $80 billion by 2026, respectively;

•	Alvotech has seven products in its pipeline across multiple therapeutic areas, and its pipeline addresses reference products treating a diverse set of conditions across autoimmunity, ophthalmology,

osteoporosis, and oncology, with total estimated current peak originator sales of more than $80 billion in the aggregate;

•
Alvotech’s most advanced product AVT02, its biosimilar to Humira, was approved by the European Commission in November of 2021. In the United States, AVT02’s approval is currently in deferred status. The FDA has scheduled inspections of the AVT02 manufacturing sites, a required step in the AVT02 Biosimilar BLA approval process, in the first half of 2022. While the timing of the AVT02 approval is not determinable as of the date of this proxy statement/prospectus, we have assumed that AVT02 will ultimately receive final approval from the FDA;

•
While Alvotech is currently involved in litigation arising out of the development of AVT02, we have assumed that such litigation will be unsuccessful in blocking Alvotech from launching AVT02 either in the United States or in any other target market worldwide. See “
—
Alvotech is involved in various court proceedings with AbbVie regarding its AVT02 product;
”

•
Alvotech expects to achieve $800 million in revenues by 2025, the majority of which is expected to be derived from programs that are either in clinical trials or have completed them. Alvotech has assumed that it will continue to receive ongoing payments from commercial partners that help offset R&D costs;

•	Expected high single-digit revenue growth beyond 2025;

•
Alvotech has formed strategic commercialization partnerships covering more than 50 countries with leading pharmaceutical companies. Alvotech’s commercial partners are responsible for product sales, and remit approximately 40% of their in-market sales to Alvotech. For an overview of Alvotech’s key partners, see “
Business of Alvotech—Commercial partnerships
;”

•
Alvotech applied a probability of success of 75% or higher to its clinical and pre-clinical programs. Unlike innovative pharmaceutical companies, Alvotech is establishing biosimilars against an existing approved drug, which results in a development process that is less uncertain relative to originator biologics development processes. Alvotech has experience with developing biosimilars with each of its host cell lines (CHO and SP2/0) and processes (Fed batch, perfusion), and believes it has the process science and analytical capabilities required to develop these manufacturing processes. Alvotech’s belief in its probability of success in delivering its pipeline is also driven by its management team that has developed over a dozen biosimilars in the past. Alvotech expects to launch five products by 2025 in more than 50 markets; and

•
Milestone revenues are paid by Alvotech’s partners, typically earlier on in the development process of a product candidate, and are an important and ongoing part of Alvotech’s business model as they help subsidize research and development. Alvotech has collected over $155 million of milestones to date and has estimated the potential to receive up to $916 million in the future.

Partner	Milestone Payments prior to December 31, 2021				Future milestone payments
	Prior to FY 2019	FY 2019	FY 2020	FY 2021
Teva	$0	$0	$40,000,000	$35,000,000	$455,000,000
Stada (1)	$0	$0	$31,738,000	$1,066,000	$296,125,000
Jamp Pharma (2)	$0	$0	$15,000,000	$0	$41,699,000
Fuji Pharma	$0	$4,600,000	$3,000,000	$0	$32,400,000
Other partners	$0	$11,790,000	$10,624,000	$5,700,000	$91,286,000
TOTAL	$0	$16,390,000	$100,362,000	$41,766,000	$916,510,000

(1)	Payable in Euro and converted at the December 31, 2020 exchange rate of EUR/USD 1.23015.
(2)	Milestone payments are payable in Canadian Dollars and converted at the December 31, 2020 exchange rate of CAD/USD 0.78381.
No alternative financial projections were considered by OACB’s Board in connection with its evaluation of Alvotech.

THE BUSINESS COMBINATION AGREEMENT
This section of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. This summary is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A hereto. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.
The Business Combination
On December 7, 2021, OACB, Alvotech and TopCo entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Mergers and the other transactions contemplated thereby, as summarized below. Capitalized terms used in this section but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.
The Structure of the Business Combination
Pursuant to the Business Combination Agreement, following the effectiveness of the transactions contemplated by the Mergers, the parties will consummate the Business Combination and OACB will merge with and into TopCo, after which Alvotech will merge with and into TopCo, with TopCo, in each case, as the surviving company. Pursuant to the Business Combination Agreement, each of the following transactions will occur in the following order:

•
on the First Merger Effective Time, OACB will merge with and into TopCo, whereby (i) all of the outstanding OACB Ordinary Shares will be exchanged for TopCo Ordinary Shares on a one-for-one
basis, pursuant to a share capital increase of TopCo, and (ii) all of the outstanding OACB Warrants will automatically cease to represent a right to acquire OACB Ordinary Shares and will automatically represent a right to be issued one TopCo Ordinary Share on substantially the same contractual terms and conditions as were in effect immediately prior to the First Merger Effective Time under the terms of the Warrant Agreement, with TopCo as the surviving company in the merger;

•
immediately after the effectiveness of the First Merger but prior to the Conversion, TopCo will redeem and cancel the shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo;

•
immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified joint stock company (
société par actions simplifiée
) to a public limited liability company (
société anonyme
) under Luxembourg law; and

•
immediately following the effectiveness of the Conversion and the PIPE Financing, Alvotech will merge with and into TopCo, whereby all outstanding Alvotech Ordinary Shares will be exchanged for TopCo Ordinary Shares, pursuant to a share capital increase of TopCo, with TopCo as the surviving company in the merger.

The First Merger is to become effective at the time at which the notarial deed of the sole shareholder’s resolutions of TopCo approving the First Merger becomes effective, upon its publication in the Recueil Electronique des Sociétés et Associations (the Luxembourg legal gazette), subject to the execution of the Plan of First Merger and the filing and registration of such Plan of First Merger and such other documents as required under the Cayman Companies Act. The Second Merger is to become effective on the Closing Date immediately after giving effect to the First Merger, the Redemption, the Conversion and the PIPE Financing. The parties will hold the Closing on the date of the First Merger Effective Time and Second Merger Effective Time, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time).

At the First Merger Effective Time, by virtue of the First Merger and without any further action on the part of any Party or any other Person:

•
each share of OACB Ordinary Shares issued and outstanding immediately prior to the First Merger Effective Time (other than the OACB Class A Ordinary Shares validly submitted for redemption pursuant to OACB’s Memorandum and Articles of Association and the OACB Ordinary Shares held immediately prior to the First Merger Effective Time by OACB as treasury shares) shall be automatically canceled and extinguished and exchanged for TopCo Ordinary Share pursuant to a share capital increase of TopCo. From and after the First Merger Effective Time, all outstanding OACB Ordinary Shares shall automatically cease to exist, and such Person that, immediately prior to the First Merger Effective Time, was registered as a holder of the OACB Ordinary Shares in the register of members of OACB shall thereafter cease to be a member of OACB and shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law;

•
by virtue of the First Merger and without any action on the part of any Party or any other Person, each OACB Ordinary Share held immediately prior to the First Merger Effective Time by OACB as treasury shares shall be canceled and surrendered (as applicable), and no consideration shall be paid with respect thereto.

At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or any other Person:

•
each issued and outstanding Alvotech Ordinary Share shall be automatically canceled and extinguished and exchanged for TopCo Ordinary Shares pursuant to a share capital increase of TopCo, in accordance with the Allocation Schedule.

The following diagram shows the current ownership structure of OACB (excluding the impact of the shares underlying the OACB Warrants).

(1)
For more information about the ownership interests of our Initial Shareholders, including the Sponsor, prior to the Business Combination, please see the section entitled “
Security Ownership Of Certain Beneficial Owners and Management of TopCo.
”

The following diagram shows the current ownership structure of Alvotech Holdings S.A.

(1)
For more information about the ownership interests of Alvotech Holdings S.A., prior to the Business Combination, please see the section entitled “
Security Ownership of Certain Beneficial Owners and Management of TopCo.
”

(2)	The diagram above shows all subsidiaries of Alvotech Holdings S.A.
The following diagram shows the pro forma ownership percentages (excluding the impact of the shares underlying the OACB Warrants and Earn Out Shares) and structure of TopCo immediately following the consummation of the Business Combination.

(1)	The diagram above shows all subsidiaries of TopCo.
(2)	The diagram above does not include Seller Earn Out Shares or Sponsor Earn Out Shares.

Consideration to be received in the Business Combination
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) at the First Merger Effective Time, each OACB Ordinary Share issued and outstanding as of immediately prior to the First Merger Effective time (other than OACB Class A Ordinary Shares validly submitted for redemption pursuant to OACB’s Memorandum and Articles of Association and shares held by OACB as treasury shares (which treasury shares will be cancelled for no consideration as part of the Mergers)) will be canceled and extinguished and exchanged for one TopCo Ordinary Share, pursuant to a share capital increase of TopCo, (ii) at the Second Merger Effective Date, all outstanding Alvotech Ordinary Shares will be exchanged for an aggregate of 218,930,000 TopCo Ordinary Shares (38,330,000 of which will be subject to certain transfer restrictions, vesting and buyback conditions), pursuant to a share capital increase of TopCo, and (iii) each OACB Warrant that is outstanding immediately prior to the First Merger Effective Time will cease to represent a right to acquire OACB Ordinary Shares and will automatically represent, immediately following the First Merger Effective Time, a right to be issued TopCo Ordinary Shares on substantially the same contractual terms and conditions as were in effect immediately prior to the First Merger Effective Time.
Ownership of the Combined Company Upon Completion of the Business Combination
Pursuant to the Business Combination, each of Alvotech and OACB will merge with and into TopCo, with TopCo, in each case, as the surviving company.
Representation and Warranties
The Business Combination Agreement contains customary representations, warranties and covenants of (a) Alvotech, (b) TopCo and (c) OACB relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization.
Conduct of Business Pending Consummation of the Business Combination; Covenants
Conduct of Business by Alvotech Pending the Merger
From the date of the Business Combination Agreement and until the earlier of the Closing or the termination of the Business Combination Agreement, except as (i) expressly contemplated by the Business Combination Agreement or any ancillary agreement, (ii) set forth on the Alvotech disclosure schedules, and (iii) required by applicable law, unless OACB otherwise consents in writing, (y) Alvotech will, and will cause its subsidiaries to, operate the business of Alvotech and its subsidiaries in the ordinary course in all material respects and (z) Alvotech will use its commercially reasonable efforts to maintain and preserve intact the business organization, assets and properties of the Alvotech and its subsidiaries, taken as a whole.
Except as (i) expressly contemplated by any other provision of the Business Combination Agreement and any ancillary agreement, (ii) set forth in the Alvotech disclosure schedule and (iii) required by applicable law and/or as required or necessary for completion of the transactions envisaged under the Business Combination Agreement, Alvotech will not, and will cause each subsidiary not to, between the date of the Business Combination Agreement and the earlier of the termination of the Business Combination Agreement and the Closing, directly or indirectly, do any of the following without the prior written consent of OACB (such consent not to be unreasonably withheld, conditioned or delayed):
a)     declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of Alvotech or its subsidiaries or repurchase any outstanding equity securities of Alvotech or its subsidiaries, other than (i) dividends or distributions, declared, set aside or paid by any of Alvotech’s subsidiaries to Alvotech or any subsidiary that is, directly or indirectly, wholly owned by Alvotech or (ii) as otherwise expressly contemplated by the Business Combination Agreement,

b)     (i) merge, consolidate, combine or amalgamate any of Alvotech or its subsidiaries with any other person or (ii) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof,
c)     adopt any amendments, supplements, restatements or modifications to any governing documents or shareholder agreements (other than to effect the transactions contemplated by the Business Combination Agreement),
d)     (i) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of Alvotech or its subsidiaries (including any intellectual property), other than inventory or obsolete equipment in the ordinary course of business, or (ii) create, subject or incur any lien on any material assets or properties of Alvotech or its subsidiaries (including any intellectual property) (other than permitted liens),
e)     transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a lien, (i) any equity securities of Alvotech or its subsidiaries or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Alvotech or its subsidiaries to issue, deliver or sell any equity securities of Alvotech or its subsidiaries,
f)     incur, create or assume any Indebtedness (as defined in the Business Combination Agreement), other than (i) ordinary course trade payables and (ii) for borrowed money in an aggregate amount not to exceed $1,000,000,
g)     (i) materially amend, modify or terminate any material contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material contract pursuant to its terms or entering into additional work orders under any material contract), (ii) waive any material benefit or right under any material contract or (iii) enter into any contract that would constitute a material contract,
h)     make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any other person, other than (i) intercompany loans or capital contributions between Alvotech and any of its wholly-owned subsidiaries and (ii) the reimbursement of expenses of employees in the ordinary course of business,
i)     except as required under the terms of any employee benefit plan, (i) amend, modify, adopt, enter into or terminate any material employee benefit plan or any material benefit or compensation plan, policy, program, arrangement, (ii) grant any new compensation or benefits to, or increase the compensation or benefits payable to, any current or former director, manager, officer, employee, individual independent contractor or other service providers of Alvotech or its subsidiaries, (iii) hire, engage, terminate (without cause), furlough, or temporarily lay off any employee, independent contractor or individual service provider of Alvotech or its subsidiaries whose annual base compensation exceeds (or would exceed) $250,000, (iv) take any action to accelerate the payments, vesting or funding of any payments or benefits under any employee benefit plan, or (v) waive or release any noncompetition, non-solicitation,
no-hire,
nondisclosure, noninterference,
non-disparagement,
or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of Alvotech or its subsidiaries,
j)     (i) unless required by law, negotiate, modify, extend, or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Alvotech or its subsidiaries,
k)     implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended,

l)     (i) make, change or rescind any material tax election, (ii) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of taxes, (iii) change any period for the calculation of income or other material taxes (except as required by applicable law), (iv) adopt or change any material method of Tax accounting (except as required by applicable law), (v) file any amended income or other material tax Return or claim for a tax refund, (vi) surrender any right to claim a refund of a material amount of Taxes, (vii) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, pre-filing
agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any income or other material tax, (viii) request any tax ruling from a competent authority or (ix) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment,
m)     compromise, waive, release, assign, settle, or offer or propose to compromise, waive, release, assign or settle, any Proceeding or other claim, other than compromises, settlements or agreements that involve the payment of monetary damages by Alvotech or its subsidiaries in excess of $500,000 individually or $1,000,000 in the aggregate, or that includes an admission of wrongdoing by, or imposes, or by its terms will impose at any point in the future, any material, non-monetary
obligations on Alvotech or its subsidiaries (or TopCo or any of its affiliates after the Closing),
n)     authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Alvotech or its subsidiaries,
o)     change any of Alvotech or its subsidiaries’ methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards,
p)     enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement,
q)     make any political contributions to political candidates or political action committees,
r)     make or incur any capital expenditures that in aggregate exceed $1,500,000 in excess of Alvotech’s annual capital expenditure budget for periods following the date hereof made available to OACB,
s)     enter into, renew, modify or revise any Related Party Transaction (as defined in the Business Combination Agreement) (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a Related Party Transaction (as defined in the Business Combination Agreement)),
t)     withdraw any biologics license application pending with FDA or any application for marketing authorization pending with any governmental entity, in each case, as of the date of the Business Combination Agreement, or amend or seek to amend such biologics license application or marketing authorization in any way, or otherwise take action, that would be reasonably expected to prevent, delay or otherwise adversely affect FDA’s or such governmental entity’s review of, or action on, such biologics license application or marketing authorization,
u)     amend, modify, terminate or waive any rights or obligations under, the Framework Agreement, or
v)    enter into any Contract to take, or cause to be taken, any of the foregoing
.
Conduct of Business by OACB Pending the Merger
From the date of the Business Combination Agreement and until the earlier of the termination of the Business Combination Agreement and the Closing, except as (i) expressly contemplated by the Business

Combination Agreement or any ancillary agreement, (ii) set forth on the OACB disclosure schedules, and (iii) as required by applicable law, unless Alvotech otherwise consents in writing, OACB will not take any of the following actions:
a)     adopt any amendments, supplements, restatements or modifications to the Trust Agreement (as defined in the Business Combination Agreement), the Warrant Agreement or the governing documents of OACB or any of its subsidiaries;
b)     declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any equity securities of OACB or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of OACB or any of its affiliates, other than, for the avoidance of doubt, for the Parent Shareholder Redemption (as defined in the Business Combination Agreement);
c)     split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
d)     (i) make, change or rescind any material tax election, (ii) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of taxes, (iii) change any period for the calculation of income or other material taxes (except as required by applicable law), (iv) adopt or change any material method of tax accounting (except as required by applicable law), (v) file any amended income or other material tax Return or claim for a tax refund, (vi) surrender any right to claim a refund of a material amount of taxes, (vii) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, pre-filing
agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any income or other material tax, (viii) request any tax ruling from a competent authority or (ix) consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;
e)    except as may be required by law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of OACB (or change an annual accounting period);
f)     incur, create or assume any Indebtedness (as defined in the Business Combination Agreement);
g)     make any loans or advances to, or capital contributions in, any other person, other than to, or in, OACB or any of its subsidiaries;
h)     issue any equity securities of OACB or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the forgoing of OACB or any of its wholly owned subsidiaries;
i)     enter into, renew, modify or revise any Parent Related Party Transaction (as defined in the Business Combination Agreement) (or any contract or agreement that if entered into prior to the execution and delivery of the Business Combination Agreement would be a Parent Related Party Transaction (as defined in the Business Combination Agreement)), other than the entry into any Parent Related Party Transaction (as defined in the Business Combination Agreement) with respect to the incurrence of Indebtedness (as defined in the Business Combination Agreement) permitted by Section 6.9(f) of the Business Combination Agreement;
j)     engage in any activities or business, or incur any material liabilities, other than any activities, businesses or liabilities that are otherwise permitted under Section 6.9 of the Business Combination Agreement (including, for the avoidance of doubt, any activities or business contemplated by, or liabilities incurred in connection with, the Business Combination Agreement or any ancillary agreements) or consented to by Alvotech pursuant to Section 6.9 of the Business Combination Agreement;

k)     merge or consolidate with any other person (other than, for the avoidance of doubt, as contemplated by the Business Combination Agreement);
l)     authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
m)     enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; or
n)     enter into any contract to take, or cause to be taken, any of the foregoing.
Board of Directors
At the Second Merger Effective Time, TopCo’s board of directors shall be comprised of nine directors, including one director nominee by OACB and eight director nominees by the Alvotech to be appointed at or prior to Closing.
Conditions to Closing the Business Combination
General Conditions
Under the Business Combination Agreement, the obligations of the parties to consummate the Business Combination are conditioned on the satisfaction or waiver (where permitted by applicable law) of the following conditions: (a) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting consummation of the Business Combination; (b) all waiting periods applicable to the consummation of the Business Combination under the HSR Act (or any extension thereof) shall have expired or been terminated; (c) the registration statement of which this proxy statement/prospectus forms a part shall have been declared effective under the Securities Act and no stop order or proceedings seeking a stop order shall have been threatened or initiated by the SEC and not withdrawn; (d) the Condition Precedent Proposals will have been approved and adopted by the requisite affirmative vote of OACB’s shareholders; (e) TopCo’s initial listing application with each of Nasdaq and Nasdaq First North shall have been approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of each of Nasdaq and Nasdaq First North and TopCo shall not have received any notice of non-compliance
therewith, and the TopCo Ordinary Shares shall have been approved for listing on Nasdaq and Nasdaq First North and the TopCo Warrants shall have been approved for listing on Nasdaq; (f) Luxembourg independent statutory auditors (
r
é
viseurs d
’
entreprises agr
é
é
s
) shall have issued appropriate reports relating to (i) the exchange ratio applicable to the First Merger between OACB and TopCo in accordance with article
1021-6
of the Luxembourg Company Law and (ii) the Second Merger between TopCo and Alvotech consisting in a report on the contributions in kind relating to TopCo’s shares issuance to the Alvotech Shareholders further to the Second Merger prepared in accordance with articles
1021-6(3)
and
420-10
of the Luxembourg Company Law; and (g) OACB will have at least $5,000,001 of net tangible assets (as determined in accordance with
Rule 3a51-1(g)(1)
of the Exchange Act) after giving effect to the transactions contemplated by the Business Combination Agreement and the PIPE Financing.
Notwithstanding the foregoing, certain closing conditions may not be waived due to charter or organizational documents, applicable law or otherwise. The following closing conditions may not be waived: the absence of any law or order that would prohibit the consummation of the Business Combination; expiration of any applicable waiting period under any antitrust laws; receipt of the requisite consents by OACB’s shareholders; Luxembourg independent statutory auditors shall have issued appropriate reports; and OACB having at least $5,000,001 of net tangible assets following the exercise of any redemption rights.

OACB’s Conditions to Closing
The obligations of OACB to consummate the Business Combination are subject to the satisfaction or waiver (where permitted by applicable law) by OACB of the following additional conditions:
a)    (i) certain representations and warranties of Alvotech shall each be true and correct in all respects as of the Closing Date, (ii) certain representations and warranties of Alvotech shall be true and correct in all material respects as of the Closing Date, and (iii) all other representations and warranties of Alvotech shall be true and correct as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a Company Material Adverse Effect (as defined in the Business Combination Agreement);
b)    Alvotech and TopCo shall have performed and complied in all material respects with all agreements and covenants required by the Business Combination Agreement;
c)    no Company Material Adverse Effect (as defined in the Business Combination Agreement) shall have occurred;
d)    the TopCo Ordinary Shares issuable in connection with the transactions contemplated by the Business Combination Agreement shall be duly authorized by the general meeting or management body of TopCo and the governing documents of TopCo;
e)    the required consents by the Alvotech Shareholders related to the Second Merger only have not been revoked, modified, amended, waived or terminated; and
f)    Alvotech shall have delivered or caused to be delivered to OACB (i) a certificate, signed by an officer of the Alvotech, certifying as to the satisfaction of the certain conditions specified in the Business Combination Agreement, (ii) the Investor Rights Agreement duly executed by TopCo and certain Alvotech Shareholders and (iii) the Warrant Assignment, Assumption and Amendment Agreement (each as defined in the Business Combination Agreement) duly executed by TopCo.
Notwithstanding the foregoing, certain closing conditions may not be waived due to the charter or organizational documents, applicable law or otherwise. The following closing condition may not be waived: the authorization of the TopCo Ordinary Shares by the general meeting or management body of TopCo and the governing documents of TopCo; and the receipt of the requisite consents by Alvotech’s shareholders.
Alvotech Conditions to Closing
The obligations of Alvotech to consummate the transactions are subject to the satisfaction or waiver (where permitted by applicable law) by Alvotech of the following additional conditions:
a)    (i) certain representations and warranties of OACB shall each be true and correct in all respects as of the Closing Date and (ii) all other representations and warranties of OACB shall be true and correct as of the Closing, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a Parent Material Adverse Effect (as defined in the Business Combination Agreement);
b)    OACB shall have performed and complied in all material respects with all agreements and covenants required by the Business Combination Agreement;
c)    no Parent Material Adverse Effect shall have occurred;
d)    the Aggregate TopCo Transaction Proceeds (as defined in the Business Combination Agreement) shall be equal to or greater than $300,000,000; and

e)    OACB shall have delivered, or caused to be delivered, to Alvotech (i) a certificate, signed by an officer of OACB, certifying as to the satisfaction of the conditions specified in the Business Combination Agreement; and (ii) the Investor Rights Agreement duly executed by the Sponsor.
Termination of the Business Combination Agreement
The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the shareholders of Alvotech or OACB, as follows:
a)    by mutual written consent of OACB and Alvotech;
b)    by either OACB or Alvotech if the transactions contemplated by the Business Combination Agreement shall not have occurred prior to June 7, 2022, provided that the terminating party is not, either directly or indirectly through its affiliates, in breach or violation of any representation, warranty, covenant, agreement or obligation under the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition set forth in the Business Combination Agreement on or prior to June 7, 2022;
c)    by either OACB or Alvotech if any governmental authority will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable
and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;
d)    by either OACB or Alvotech if any of the proposals set forth in this proxy statement/prospectus will fail to receive the requisite vote for approval at the OACB General Meeting;
e)    by OACB upon any breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of the Alvotech, or TopCo that remains uncured within the earlier of (i) 30 days after written notice of such breach is provided by OACB to Alvotech or (ii) June 7, 2022, or if any representation or warranty of Alvotech or TopCo shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) of the Business Combination Agreement would not be satisfied;
f)    by Alvotech upon any breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of OACB that remains uncured within the earlier of (i) 30 days after written notice of such breach is provided by Alvotech to OACB or (ii) June 7, 2022, or if any representation or warranty of OACB shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) and Section 7.2(b) of the Business Combination Agreement would not be satisfied; and
g)    by OACB, if there has been any action (but not, solely, inaction) or communication by or from the FDA or any comparable governmental entity with respect to Alvotech or Alvotech’s respective products or businesses (including Alvotech’s respective contract manufacturing organizations or contract testing laboratories) that would reasonably be expected to prevent achievement in all material respects by Alvotech of the 2025 estimated revenue set out in the Financial Guidance Summary included in the presentation provided to investors on September 27, 2021 in connection with the PIPE Financing; provided, that OACB, prior to exercising its right to terminate the Business Combination Agreement, shall have provided Alvotech
30-days’
prior written notice of its intent to exercise its right to terminate and shall have engaged in good faith discussions with the Alvotech regarding Alvotech’s potential ability to cure the foregoing during such
30-day
period.
In the event that the Business Combination Agreement is validly terminated, the Business Combination Agreement shall forthwith become void (and there shall be no liability or obligation on the part of the parties to the Business Combination Agreement and their respective Representatives (as defined in the Business Combination Agreement)) with the exception of (a) Section 6.3 of the Business Combination Agreement, Section 8.2 of the Business Combination Agreement, Article 1 of the Business Combination Agreement and Article 9 of the Business Combination Agreement (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the parties to the Business Combination Agreement and (b) the Confidentiality Agreement (as defined in the Business Combination Agreement), which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing, the valid termination of the Business Combination Agreement shall not affect any liability on the part of any arty to the Business Combination Agreement for a willful or material breach of any covenant or agreement set forth in the Business Combination Agreement prior to such termination or actual fraud.
Amendment; Waiver and Extension of the Business Combination Agreement
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (a) OACB on the one hand, and Alvotech, on the other hand, prior to the Closing and (b) TopCo, on the one hand, and the Sponsor, on the other hand, after the Closing; provided, however, that none of the provisions that survive the Second Merger Effective Time shall be amended or modified without the prior written consent of the Sponsor. The Business Combination Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with Section 9.3 of Business Combination Agreement shall be void, ab initio.
Alvotech may (on behalf of itself or TopCo) (a) extend the time for the performance of any of the obligations or other acts of OACB set forth therein, (b) waive any inaccuracies in the representations and warranties of OACB set forth therein or (c) waive compliance by OACB with any of the agreements or conditions set forth therein. OACB may prior to the First Merger Effective Time (i) extend the time for the performance of any of the obligations or other acts of Alvotech and TopCo set forth therein, (ii) waive any inaccuracies in the representations and warranties of Alvotech and TopCo set forth therein or (iii) waive compliance by Alvotech or TopCo with any of the agreements or conditions set forth therein. Any agreement on the part of OACB to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of OACB and any agreement on the part of Alvotech and TopCo to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of Alvotech. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of the Business Combination Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Governing Law; Arbitration
The Business Combination Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Companies Act and the Luxembourg Company Law shall apply to the First Merger and the Luxembourg Company Law only shall apply to the Redemption, the Conversion, the PIPE Financing, and the Second Merger). Each of the parties to the Business Combination Agreement irrevocably and unconditionally agreed that any Proceeding based upon, arising out of or related to the Business Combination Agreement or any of the transactions contemplated thereby (each, a “Related Proceeding”) shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. Any Related Proceeding shall be decided by a panel of three (3) arbitrators seated in New York, New York. Each arbitrator must be (a) an attorney with significant experience in negotiating complex commercial transactions, or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York or the Delaware Court of Chancery and (b) neutral and independent of each party to the Business Combination Agreement. The parties to the Business Combination

Agreement agreed, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The arbitrators may enter a default decision against any party to the Business Combination Agreement who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties to the Business Combination Agreement and the arbitrators will keep confidential, and will not disclose to any person, except the parties to the Business Combination Agreement’ respective Representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable law or any Order of a Governmental Entity (as defined in the Business Combination Agreement) of competent jurisdiction, the existence of any Related Proceeding under Section 9.16 of the Business Combination Agreement, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 9.16 of the Business Combination Agreement will toll the applicable statute of limitations for the duration of any such Related Proceeding.
Fees and Expenses
Except as otherwise set forth in the Business Combination Agreement, all fees and expenses incurred in connection with the Business Combination Agreement, the ancillary agreements and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses;
provided
that, (a) if the Business Combination Agreement is terminated in accordance with its terms, Alvotech shall pay, or cause to be paid, all Unpaid Company Expenses (as defined in the Business Combination Agreement) and OACB shall pay, or cause to be paid, all Unpaid Parent Expenses (as defined in the Business Combination Agreement) and (b) if the Closing occurs, then TopCo shall (i) pay, or cause to be paid, all Unpaid Company Expenses (as defined in the Business Combination Agreement) and all Unpaid Parent Expenses (as defined in the Business Combination Agreement) and (ii) reimburse Sponsor for any Parent Expenses (as defined in the Business Combination Agreement) paid by Sponsor on or prior to the Closing. For the avoidance of doubt, Alvotech shall not be reimburse Sponsor for any fees or expenses that Sponsor has incurred that are not Parent Expenses (as defined in the Business Combination Agreement).
Vote Required for Approval
The Business Combination Proposal will be approved and adopted only if the holders of a majority of the outstanding shares voted at the OACB General Meeting vote “
FOR
” the Business Combination Proposal. Adoption of the Business Combination Proposal is conditioned upon the adoption of the First Merger Proposal.
Recommendation of the Board
OACB’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS
COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, OACB and TopCo entered into Subscription Agreements with certain U.S.-based institutional and accredited investors (each a “U.S. Subscription Agreement”) and non-U.S. persons (as defined in Regulation S under the Securities Act (each a “Foreign Subscription Agreement” and, together with the U.S. Subscription Agreements, the “Initial Subscription Agreements”) with certain investors (the “Initial Subscribers”), pursuant to which the Initial Subscribers have agreed to subscribe for, and TopCo has agreed to issue to the Initial Subscribers, an aggregate of 15,393,000 TopCo Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $153,930,000 (the “Initial PIPE Financing”). Subsequently to the Initial PIPE Financing, on January 18, 2022, OACB and TopCo entered into Subscription Agreements (the “Subsequent Subscription Agreements”, and together with the Initial Subscription Agreements, the “Subscription Agreements”) with certain Initial Subscribers (the “Subsequent Subscribers”, and together with the Initial Subscribers, the “Subscribers”), pursuant to which the Subsequent Subscribers have agreed to subscribe for, and TopCo has agreed to issue to the Subsequent Subscribers, an aggregate of 2,100,000 TopCo Ordinary Shares at a price of $10.00 per share, for aggregate gross proceeds of $21,000,000 (the “Subsequent PIPE Financing”, and together with the Initial PIPE Financing, the “PIPE Financing”). The aggregate amount of TopCo Ordinary Shares to be issued pursuant to the PIPE Financing is 17,493,000 for aggregate gross proceeds of $174,930,000. The Subscription Agreements contain substantially the same terms, except that the investors that entered into the Foreign Subscription Agreement agreed to subscribe for TopCo Ordinary Shares at a price that is net of a 3.5% placement fee with the expectation that such investors will assign their rights to purchase the TopCo Ordinary Shares to other investors prior to the consummation of the Business Combination, however, there is no guarantee or obligation that such investors will assign such TopCo Ordinary Shares.
The closing of the PIPE Financing is subject to customary conditions for a financing of this nature, including the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that TopCo will grant the investors in the PIPE Financing certain customary registration rights with respect to their TopCo Ordinary Shares following the closing of the Business Combination.
Pursuant to the Business Combination Agreement, within 24 hours after the deadline for redemptions of OACB Class A Ordinary Shares, existing Alvotech Shareholders may subscribe for TopCo Ordinary Shares on terms and conditions substantially the same as the Subscription Agreements, including the $10.00 per share price; provided, that the subscription amount under such additional financing, shall not exceed, in the aggregate, the amount required to ensure that the Minimum Cash Condition is satisfied.
Copies of the forms of Subscription Agreements are attached to the accompanying proxy statement/prospectus as
Annexes E
and
F
.
Support Agreements
Concurrently with the execution of the Business Combination Agreement, certain Alvotech Shareholders and indirect and beneficial owners of Alvotech entered into Support Agreements with OACB and Alvotech, pursuant to which such Alvotech Shareholders and indirect and beneficial owners of Alvotech have agreed to, among other things, (i) support and vote in favor of the Business Combination Agreement, the Business Combination, and any other matter reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) waived any rights of appraisal, any dissenters’ rights and any similar rights relating to the transactions contemplated by the Business Combination Agreement that they may have by virtue of, or with respect to, any outstanding Alvotech Ordinary Shares owned thereby, and (iii) certain customary restrictive covenants.

A copy of the form of Support Agreement is attached to the accompanying proxy statement/prospectus as
Annex D
.
Investor Rights and
Lock-Up
Agreement
In connection with the consummation of the Business Combination, TopCo will enter into an investor rights and lock-up
agreement (the “IRA”) with the Sponsor and certain Alvotech Shareholders. Pursuant to the IRA, TopCo Ordinary Shares may not be transferred (subject to certain exceptions) until: (i) with respect to the TopCo Ordinary Shares held by the Sponsor after the closing of the Business Combination, 365 days after the closing of the Business Combination, subject to earlier release if the TopCo Ordinary Shares trade at or above a volume weighted average price of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the closing of the Business Combination; (ii) with respect to the TopCo Ordinary Shares held by Robert Wessman, the founder of Alvotech and TopCo’s chairman of the board of directors (the “Chairman Shares”), (x) 180 days following the closing of the Business Combination, with respect to one-third
of the Chairman Shares, (y) 365 days following the closing of the Business Combination, with respect to one-third
of the Chairman Shares (with earlier release if the TopCo Ordinary Shares trade at or above a volume weighted average price of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the closing of the Business Combination), and (z) 545 days following the closing of the Business Combination, with respect to the remaining one-third
of the Chairman Shares; and (iii) with respect to the TopCo Ordinary Shares held by the other investors party to the IRA, 180 days after the closing of the Business Combination. Additionally, pursuant to the IRA, the OACB Warrants held by the Sponsor may not be transferred for a period of 30 days following the closing of the Business Combination. The transfer restrictions do not apply to shares acquired in the PIPE Financing or any other equity financing of TopCo that may occur prior to the Closing of the Business Combination. The IRA also provides that TopCo will file a registration statement to register the resale of the TopCo Ordinary Shares held by the parties to the IRA within 30 days after the closing of the Business Combination.
The IRA also provides the parties with certain “demand” and “piggy-back” registration rights, subject to customary requirements and conditions.
A copy of the form of Investor Rights and
Lock-Up
Agreement is attached to the Business Combination Agreement as
Exhibit A
.
Assignment, Assumption and Amendment Agreement
In connection with the Closing, TopCo will enter into an Assignment, Assumption and Amendment Agreement with OACB and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) (the “Warrant Amendment”) to assume OACB’s obligations under the existing Warrant Agreement, dated September 21, 2020, with respect to the OACB Warrants.
A copy of the form of Assignment, Assumption and Amendment Agreement is attached to the Business Combination Agreement as
Exhibit E
.
Sponsor Letter Agreement
Concurrent with the execution of the Business Combination Agreement, the Sponsor, OACB and TopCo entered into the Sponsor Letter Agreement. Pursuant to the Sponsor Letter Agreement, the Sponsor, (i) agreed to vote its OACB Ordinary Shares in favor of the Business Combination Agreement, the Business Combination, and any other matter reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement; (ii) agreed not to transfer or pledge any of its OACB Ordinary Shares after the execution of the Business Combination Agreement and prior to the closing of the Business Combination; (iii) waived its rights of appraisal, any dissenters’ rights and any similar rights relating to the transactions contemplated by the Business Combination Agreement that it may have by virtue of, or with respect to, any outstanding OACB ordinary shares owned thereby; and (iv) agreed to subject 1,250,000 of its OACB Ordinary Shares held as of immediately prior to the First Merger Effective Time, which will have been exchanged for TopCo Ordinary Shares, to certain transfer restrictions, vesting and buyback conditions.
A copy of the Sponsor Letter Agreement is attached to the accompanying proxy statement/prospectus as
Annex G
.

MATERIAL LUXEMBOURG INCOME TAX CONSIDERATIONS
The following information is of a general nature only and is based on the laws in force in Luxembourg as of the date of this proxy statement/prospectus and is subject to any change in law that may take effect after such date. It does not purport to be a comprehensive description of all tax considerations that might be relevant to an investment decision. It is not intended to be, nor should it be construed to be, legal or tax advice. It is a description of the essential material Luxembourg tax consequences with respect to the listing and may not include tax considerations that arise from rules of general application or that are generally assumed to be known to investors. Prospective holders of TopCo Ordinary Shares or TopCo Warrants should consult their professional advisors with respect to particular circumstances, the effects of state, local or foreign laws to which they may be subject, and as to their tax position.
Please be aware that the residence concept used under the respective headings applies for Luxembourg income tax assessment purposes only. Any reference in this section to a tax, duty, levy impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. In addition, please note that a reference to Luxembourg income tax generally encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impôt sur le revenu). Corporate holders of TopCo Ordinary Shares or TopCo Warrants may further be subject to net worth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax, the solidarity surcharge and net worth tax invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.
Taxation of TopCo
Income Tax
From a Luxembourg tax perspective, Luxembourg companies are considered as being resident in Luxembourg provided that they have either their registered office or their central administration in Luxembourg.
TopCo is a fully taxable Luxembourg company. The net taxable profit of TopCo is subject to corporate income tax (“CIT”) and municipal business tax (“MBT”) at ordinary rates in Luxembourg.
The maximum aggregate CIT and MBT rate amounts to 24.94% (including the solidarity surcharge for the employment fund) for companies located in the municipality of Luxembourg-city. Liability to such corporation taxes extends to TopCo’s worldwide income (including capital gains), subject to the provisions of any relevant double taxation treaty. The taxable income of TopCo is computed by application of all rules of the Luxembourg income tax law of December 4, 1967, as amended (
loi concernant l’impôt sur le revenu
), as commented and currently applied by the Luxembourg tax authorities (“LIR”). The taxable profit as determined for CIT purposes is applicable, with minor adjustments, for MBT purposes. Under the LIR, all income of TopCo will be taxable in the fiscal period to which it economically relates and all deductible expenses of TopCo will be deductible in the fiscal period to which they economically relate. Under certain conditions, dividends received by TopCo from qualifying participations and capital gains realized by TopCo on the sale of such participations, may be exempt from Luxembourg corporation taxes under the Luxembourg participation exemption regime. A tax credit is generally granted for withholding taxes levied at source within the limit of the tax payable in Luxembourg on such income, whereby any excess withholding tax is not refundable (but may be deductible under certain conditions).
Under the participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from shares may be exempt from income tax if (i) the distributing company is a qualified subsidiary (“Qualified

Subsidiary”) and (ii) at the time the dividend is put at TopCo’s disposal, the latter holds or commits itself to hold for an uninterrupted period of at least 12 months shares representing either (a) a direct participation of at least 10% in the share capital of the Qualified Subsidiary or (b) a direct participation in the Qualified Subsidiary of an acquisition price of at least €1.2 million (“Qualified Shareholding”). A Qualified Subsidiary means notably (a) a company covered by Article 2 of the Council Directive 2011/96/EU dated November 30, 2011 (the “Parent-Subsidiary Directive”) or (b) a
non-resident
capital company (
société de capitaux
) liable to a tax corresponding to Luxembourg CIT. Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions.
If the conditions of the participation exemption regime are not met, dividends derived by TopCo from the Qualified Subsidiary may be exempt for 50 % of their gross amount.
Capital gains realized by TopCo on shares are subject to CIT and MBT at ordinary rates, unless the conditions of the participation exemption regime, as described below, are satisfied. Under the participation exemption regime (subject to the relevant anti-abuse rules), capital gains realized on shares may be exempt from income tax at the level of TopCo (subject to the recapture rules) if at the time the capital gain is realized, TopCo holds or commits itself to hold for an uninterrupted period of at least 12 months shares representing a direct participation in the share capital of the Qualified Subsidiary (i) of at least 10% or of (ii) an acquisition price of at least €6 million. Taxable gains are determined as being the difference between the price for which shares have been disposed of and the lower of their cost or book value.
For the purposes of the participation exemption regime, shares held through a tax transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.
Net Worth Tax
TopCo is as a rule subject to Luxembourg net worth tax (“NWT”) on its net assets as determined for net worth tax purposes. NWT is levied at the rate of 0.5% on net assets not exceeding €500 million and at the rate of 0.05% on the portion of the net assets exceeding €500 million. Net worth is referred to as the unitary value (
valeur unitaire
), as determined on January 1 of each year. The unitary value is in principle calculated as the difference between (i) assets estimated at their fair market value (
valeur estimée de réalisation
), and (ii) liabilities.
Under the participation exemption regime, a Qualified Shareholding held by TopCo in a Qualified Subsidiary is exempt for net worth tax purposes.
As from January 1, 2016, a minimum net worth tax (“MNWT”) is levied on companies having their statutory seat or central administration in Luxembourg. For entities for which the sum of fixed financial assets, transferable securities and cash at bank exceeds 90% of their total gross assets and €350,000, the MNWT is set at €4,815. For all other companies having their statutory seat or central administration in Luxembourg which do not fall within the scope of the €4,815 MNWT, the MNWT ranges from €535 to €32,100, depending on their total balance sheet.
Other Taxes
The incorporation of TopCo through a contribution in cash to its share capital as well as further share capital increase or other amendment to the articles of incorporation of TopCo are subject to a fixed registration duty of €75.
Withholding Taxes
Dividends paid by TopCo to holders of TopCo Ordinary Shares are generally subject to a 15% withholding tax in Luxembourg, unless a reduced treaty rate or the participation exemption applies. Under certain conditions, a corresponding tax credit may be granted to the holders of TopCo Ordinary Shares. Responsibility for the withholding of the tax is assumed by TopCo.
A withholding tax exemption applies under the participation exemption regime (subject to the relevant anti-abuse rules), if cumulatively (i) the holder of TopCo Ordinary Shares is an eligible parent (“Eligible Parent”) and (ii) at the time the income is made available, the Eligible Parent holds or commits itself to hold for an uninterrupted period of at least 12 months a Qualified Shareholding in TopCo. Holding a participation through a tax transparent entity is deemed to be a direct participation in the proportion of the net assets held in this entity. An Eligible Parent includes notably (a) a company covered by Article 2 of the Parent-Subsidiary Directive or a Luxembourg permanent establishment thereof, (b) a company resident in a State having a double tax treaty with Luxembourg and liable to a tax corresponding to Luxembourg CIT or a Luxembourg permanent establishment thereof, (c) a capital company (
société de capitaux
) or a cooperative company (
société coopérative
) resident in a member state of the EEA other than an EU member state and liable to a tax corresponding to Luxembourg CIT or a Luxembourg permanent establishment thereof or (d) a Swiss capital company (
société de capitaux
) which is subject to CIT in Switzerland without benefiting from an exemption.
No withholding tax is levied on capital gains and liquidation proceeds.
Taxation of the holders of TopCo Ordinary Shares / TopCo Warrants
Tax Residency
A holder of TopCo Ordinary Shares or TopCo Warrants will not become resident, nor be deemed to be resident, in Luxembourg solely by virtue of holding and/or disposing of TopCo Ordinary Shares or TopCo Warrants or the execution, performance, delivery and/or enforcement of his/her rights thereunder.
Income Tax
For the purposes of this paragraph, a disposal may include a sale, an exchange, a contribution, a redemption and any other kind of alienation of the TopCo Ordinary Shares or TopCo Warrants.
Luxembourg Residents
Luxembourg Resident Individuals
Dividends and other payments derived from the TopCo Ordinary Shares held by resident individual holders, who act in the course of the management of either their private wealth or their professional/business activity, are subject to income tax at the ordinary progressive rates. Under current Luxembourg tax laws, 50% of the gross amount of dividends received by resident individuals from TopCo may however be exempt from income tax.
Capital gains realized on the disposal of the TopCo Ordinary Shares or TopCo Warrants by resident individual shareholders, who act in the course of the management of their private wealth, are not subject to income tax, unless said capital gains qualify either as speculative gains or as gains on a substantial participation. Capital gains are deemed to be speculative if the TopCo Ordinary Shares or TopCo Warrants are disposed of within six months after their acquisition or if their disposal precedes their acquisition. Speculative gains are subject to income tax as miscellaneous income at ordinary rates. A participation is deemed to be substantial where a resident individual shareholder holds or has held, either alone or together with his/her spouse or partner and/or minor children, directly or indirectly at any time within the five years preceding the disposal, more than 10% of the share capital of the company whose shares are being disposed of (the “Substantial Participation”). A holder of TopCo Ordinary Shares is also deemed to alienate a Substantial Participation if he acquired free of charge, within the five years preceding the transfer, a participation that was constituting a Substantial Participation in the hands of the alienator (or the alienators in case of successive transfers free of charge within the same five-year period). Capital gains realized on a Substantial Participation more than six months after the acquisition thereof are taxed according to the half-global rate method (i.e.
,
the average rate applicable to the total income is calculated according to progressive income tax rates and half of the average rate is applied to the capital gains realized on the Substantial Participation).
Capital gains realized on the disposal of the TopCo Ordinary Shares or TopCo Warrants by resident individual holders, who act in the course of their professional/business activity, are subject to income tax at ordinary rates. Taxable gains are determined as being the difference between the price for which the TopCo Ordinary Shares or TopCo Warrants have been disposed of and the lower of their cost or book value.
Luxembourg Resident Companies
Dividends and other payments derived from the TopCo Ordinary Shares held by Luxembourg resident fully taxable companies are subject to income taxes, unless the conditions of the participation exemption regime, as described below, are satisfied. A tax credit is generally granted for withholding taxes levied at source within the limit of the tax payable in Luxembourg on such income, whereby any excess withholding tax is not refundable (but may be deductible under certain conditions). If the conditions of the participation exemption regime are not met, 50% of the dividends distributed by TopCo to a Luxembourg fully taxable resident company are nevertheless exempt from income tax.
Under the participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from the TopCo Ordinary Shares may be exempt from CIT and MBT at the level of the holder if (i) the holder is an Eligible Parent and (ii) at the time the dividend is put at the holder’s disposal, the latter holds or commits itself to hold for an uninterrupted period of at least 12 months a shareholding representing a direct participation of at least 10% in the share capital of TopCo or a direct participation in the TopCo of an acquisition price of at least €1.2 million. Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions. Capital gains realized by a Luxembourg fully-taxable resident company on the disposal of the TopCo Ordinary Shares are subject to income tax at ordinary rates, unless the conditions of the participation exemption regime, as described below, are satisfied.
Under the participation exemption regime (subject to the relevant anti-abuse rules), capital gains realized on the TopCo Ordinary Shares and TopCo Warrants may be exempt from CIT and MBT (save for the recapture rules) at the level of the holder if cumulatively (i) the holder is a Eligible Parent and (ii) at the time the capital gain is realized, the holder holds or commits itself to hold for an uninterrupted period of at least 12 months shares representing either (a) a direct participation of at least 10% in the share capital of TopCo or (b) a direct participation in TopCo of an acquisition price of at least €6 million. Taxable gains are determined as being the difference between the price for which the TopCo Ordinary Shares have been disposed of and the lower of their cost or book value. Under Luxembourg tax law it is debatable to what extent the warrants are eligible for the participation exemption regime although certain case law supports such argumentation in certain circumstances.
For the purposes of the participation exemption regime, TopCo Ordinary Shares held through a tax transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.
For holders of TopCo Warrants, the exercise of the TopCo Warrants should not give rise to any immediate Luxembourg tax consequences.
Luxembourg Resident Companies Benefiting from a Special Tax Regime
A holder of TopCo Ordinary Shares or TopCo Warrants who is a Luxembourg resident company benefiting from a special tax regime, such as (i) a specialized investment fund governed by the amended law of February 13, 2007, (ii) a family wealth management company governed by the amended law of May 11, 2007

(iii) an undertaking for collective investment governed by the amended law of December 17, 2010 or (iv) a reserved alternative investment fund treated as a specialized investment fund for Luxembourg tax purposes and governed by the amended law of July 23, 2016 is exempt from income tax in Luxembourg and profits derived from the shares or warrants are thus not subject to tax in Luxembourg.
Luxembourg
Non-Residents
Non-resident
holders of TopCo Ordinary Shares or TopCo Warrants, who have neither a permanent establishment nor a permanent representative in Luxembourg to which or whom the TopCo Ordinary Shares or TopCo Warrants are attributable, are not liable to any Luxembourg income tax, whether they receive payments of dividends or realize capital gains on the disposal of the TopCo Ordinary Shares or TopCo Warrants, except with respect to capital gains realized on a substantial participation before the acquisition or within the first six months of the acquisition thereof, that are subject to income tax in Luxembourg at ordinary rates (subject to the provisions of any relevant double tax treaty) and except for the withholding tax mentioned above.
Non-resident
holders of TopCo Ordinary Shares or TopCo Warrants having a permanent establishment or a permanent representative in Luxembourg to which or whom the TopCo Ordinary Shares or TopCo Warrants are attributable, must include any income received, as well as any gain realized on the disposal of the TopCo Ordinary Shares or TopCo Warrants, in their taxable income for Luxembourg tax assessment purposes, unless the conditions of the participation exemption regime, as described below, are satisfied. If the conditions of the participation exemption regime are not fulfilled, 50% of the gross amount of dividends received by a Luxembourg permanent establishment or permanent representative are however exempt from income tax. Taxable gains are determined as being the difference between the price for which the TopCo Ordinary Shares have been disposed of and the lower of their cost or book value.
Under the participation exemption regime (subject to the relevant anti-abuse rules), dividends derived from the TopCo Ordinary Shares may be exempt from income tax if cumulatively (i) the TopCo Ordinary Shares are attributable to a qualified permanent establishment (“Qualified Permanent Establishment”) and (ii) at the time the dividend is put at the disposal of the Qualified Permanent Establishment, it holds or commits itself to hold a Qualified Shareholding in TopCo. A Qualified Permanent Establishment means (a) a Luxembourg permanent establishment of a company covered by Article 2 of the Parent-Subsidiary Directive, (b) a Luxembourg permanent establishment of a capital company (
société de capitaux
) resident in a State having a double tax treaty with Luxembourg and (c) a Luxembourg permanent establishment of a capital company (
société de capitaux
) or a cooperative company (
société coopérative
) resident in a member state of the EEA other than an EU member state. Liquidation proceeds are assimilated to a received dividend and may be exempt under the same conditions. TopCo Ordinary Shares held through a tax transparent entity are considered as being a direct participation proportionally to the percentage held in the net assets of the transparent entity.
Under the participation exemption regime (subject to the relevant anti-abuse rules), capital gains realized on the TopCo Ordinary Shares or TopCo Warrants may be exempt from income tax (save for the recapture rules) if cumulatively (i) the TopCo Ordinary Shares or TopCo Warrants are attributable to a Qualified Permanent Establishment and (ii) at the time the capital gain is realized, the Qualified Permanent Establishment holds or commits itself to hold for an uninterrupted period of at least 12 months TopCo Ordinary Shares or TopCo Warrants representing either (a) a direct participation in the share capital of TopCo of at least 10% or (b) a direct participation in TopCo of an acquisition price of at least €6 million.
Under Luxembourg tax laws currently in force (subject to the provisions of double taxation treaties), capital gains realized by a Luxembourg non-resident
holder of TopCo Ordinary Shares or TopCo Warrants (not acting via a permanent establishment or a permanent representative in Luxembourg through which/whom the TopCo Ordinary Shares or TopCo Warrants are held) are not taxable in Luxembourg unless (a) the holder of TopCo Ordinary Shares or TopCo Warrants holds a Substantial Participation in TopCo and the disposal of the TopCo Ordinary Shares or TopCo Warrants takes place less than six months after the TopCo Ordinary Shares or TopCo

Warrants were acquired or (b) the holder of TopCo Ordinary Shares or TopCo Warrants has been a former Luxembourg resident for more than 15 years and has become a non-resident,
at the time of transfer, less than five years ago.
Net Worth Tax
A Luxembourg resident as well as a
non-resident
who has a permanent establishment or a permanent representative in Luxembourg to which the TopCo Ordinary Shares or TopCo Warrants are attributable, are subject to Luxembourg NWT (subject to the application of the participation exemption regime) on such TopCo Ordinary Shares or TopCo Warrants, except if the holder of TopCo Ordinary Shares or TopCo Warrants is (i) a resident or non-resident
individual taxpayer, (ii) a securitization company governed by the amended law of March 22, 2004 on securitization, (iii) a company governed by the amended law of June 15, 2004 on venture capital vehicles, (iv) a professional pension institution governed by the amended law of July 13, 2005, (v) a specialized investment fund governed by the amended law of February 13, 2007, (vi) a family wealth management company governed by the law of May 11, 2007, (vii) an undertaking for collective investment governed by the amended law of December 17, 2010 or (viii) a reserved alternative investment fund governed by the amended law of July 23, 2016.
However, (i) a securitization company governed by the amended law of March 22, 2004 on securitization, (ii) a company governed by the amended law of June 15, 2004 on venture capital vehicles (iii) a professional pension institution governed by the amended law dated July 13, 2005 and (iv) an opaque reserved alternative investment fund treated as a venture capital vehicle for Luxembourg tax purposes and governed by the amended law of July 23, 2016 remain subject to the MNWT.
Other Taxes
Under current Luxembourg tax laws, no registration tax or similar tax is in principle payable by the holder of TopCo Ordinary Shares or TopCo Warrants upon the acquisition, holding or disposal of the TopCo Ordinary Shares or TopCo Warrants. However, a fixed or ad valorem
registration duty may be due upon the registration of the TopCo Ordinary Shares or TopCo Warrants in Luxembourg in the case where the TopCo Ordinary Shares or TopCo Warrants are physically attached to a public deed or to any other document subject to mandatory registration, as well as in the case of a registration of the TopCo Ordinary Shares or TopCo Warrants on a voluntary basis.
No inheritance tax is levied on the transfer of the TopCo Ordinary Shares or TopCo Warrants upon death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes at the time of his death.
Gift tax may be due on a gift or donation of the TopCo Ordinary Shares or TopCo Warrants if the gift is recorded in a Luxembourg notarial deed or otherwise registered in Luxembourg.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of our Public Shares and/or OACB Public Warrants (other than Sponsor or any of its affiliates) (collectively, “OACB securities”), of (i) the First Merger, (ii) electing to have your shares redeemed for cash pursuant to the redemption provisions described in the section entitled “
OACB
General Meeting—Redemption Rights
” (a “Redemption”), and/or (iii) the ownership and disposition of TopCo Ordinary Shares and TopCo Warrants (collectively, “TopCo securities”) after the Business Combination. This discussion addresses only those U.S. Holders that hold Public Shares, OACB Public Warrants, TopCo Ordinary Shares or TopCo Warrants as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	mutual funds;

•	pension plans;

•	S corporations;

•	broker-dealers;

•	traders in securities that elect mark-to-market treatment;

•	regulated investment companies;

•	real estate investment trusts;

•	trusts and estates;

•	tax-exempt organizations (including private foundations);

•
investors that hold our Public Shares or public warrants or who will hold TopCo Ordinary Shares or TopCo Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	U.S. Holders that have a functional currency other than the U.S. dollar;

•	U.S. expatriates or former long-term residents of the United States;

•	investors subject to the U.S. “inversion” rules;

•
U.S. Holders owning or considered as owning (directly, indirectly, constructively, or through attribution) 5% (measured by vote or value) or more of our Public Shares, or, following the Business Combination, TopCo Ordinary Shares;

•	persons who purchase TopCo Ordinary Shares as part of the PIPE Financing;

•
persons that acquired our Public Shares or OACB Public Warrants or will acquire TopCo Ordinary Shares or TopCo Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation as compensation;

•	controlled foreign corporations;

•	passive foreign investment companies; and

•	persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

This summary does not discuss any state, local,
or non-U.S. tax
considerations,
any non-income tax
(such as gift or estate tax) considerations, the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code or the Medicare tax on net investment income. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Alvotech prior to the Business Combination. With respect to the consequences of holding TopCo Ordinary Shares or TopCo Warrants, this discussion is limited to U.S. Holders who acquire such TopCo Ordinary Shares as a result and upon the consummation of the First Merger or as a result of the exercise of a TopCo Warrant.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Public Shares, OACB Public Warrants, TopCo Ordinary Shares or TopCo Warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding Public Shares, OACB Public Warrants, TopCo Ordinary Shares or TopCo Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of the First Merger, a Redemption and/or the ownership and disposition of TopCo Ordinary Shares and TopCo Warrants by the partnership.
This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below.
For purposes of this discussion, because any unit of OACB consisting of one Class A Ordinary Share and one-fourth
(1/4) of one warrant to acquire one Class A Ordinary Share is separable at the option of the holder, OACB is treating any Class A Ordinary Share and one-fourth
(1/4) of one warrant to acquire one Class A Ordinary Share held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a unit of OACB in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of units of OACB are urged to consult their tax advisors concerning the U.S. federal, state, local and any
non-U.S.
tax consequences of the First Merger and any Redemption.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Public Shares, OACB Public Warrants, TopCo Ordinary Shares or TopCo Warrants, as the case may be, that is:

•	an individual who is a U.S. citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) if a court within the United States is able to exercise primary supervision over administration of the trust and one or more U.S. persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Department of Treasury regulations (“Treasury Regulations”) to be treated as a U.S. person.

Tax Consequences for U.S. Holders Exercising Redemption Rights
If you are a U.S. Holder and elect to redeem some or all of your Public Shares in a Redemption, subject to the discussion below of the rules applicable to a “passive foreign investment company” (a “PFIC”), the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as a sale of the Public Shares under Section 302 of the Code that is taxable as described below under the heading “—
Taxable Sale or Exchange of Public Shares
,” or rather as a distribution that is taxable as described below under the heading “
—Taxation of Distributions
.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend on the total number of Public Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning OACB Public Warrants and taking into account any ownership in TopCo Ordinary Shares and/or TopCo Warrants immediately after the Business Combination) relative to all of our shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of our Public Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also Public Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Public Shares which could be acquired pursuant to the exercise of any OACB Public Warrants held by it (and, after the completion of the Business Combination, TopCo Ordinary Shares which could be acquired by exercise of the TopCo Warrants). In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock (including the Public Shares and the TopCo Ordinary Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Public Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Public Shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests are satisfied, then the Redemption generally will be treated as a distribution and the tax effects will be as described below under “—
Taxation of Distributions
.”
U.S. Holders of Public Shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.
Taxable Sale or Exchange of Public Shares
Subject to the discussion of the PFIC rules below, if any Redemption qualifies as a sale of a public share (rather than a distribution with respect to such public share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such public share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such public share exceeds one (1) year. A U.S. Holder’s adjusted tax basis in a public share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of a unit, is the portion of the purchase price of the unit allocated to such share or, if such share was received upon exercise of an OACB Public Warrant, the initial basis of the public share upon exercise of the OACB Public Warrant (generally determined as described below in “
—Tax Consequences of Ownership and Disposition of
TopCo Ordinary
Shares and
TopCo
Warrants—Exercise or Lapse of a
TopCo
Warrant
”)). Long-term capital gain realized by
a non-corporate U.S.
Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.
Taxation of Distributions
Subject to the PFIC rules discussed below, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares and will be treated as described above under “
—Taxable Sale or Exchange of Public Shares
.” Amounts treated as dividends that OACB pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S.
Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if (1) our Public Shares are readily tradable on an established securities market in the United States, (2) OACB is not treated as a PFIC at the time the dividend was paid or in the preceding taxable year, and (3) certain holding period requirements are met.
PFIC Considerations
As discussed below under “—
Tax Consequences of Ownership and Disposition of
TopCo Ordinary
Shares and
TopCo
Warrants—Passive Foreign Investment Company Rules
,” OACB is expected to be treated as a PFIC for U.S. federal income tax purposes. As a result, any income or gain recognized by a U.S. Holder electing to have its Public Shares redeemed would be subject to the special tax and interest charge under the PFIC rules (discussed further below) unless such U.S. Holder makes or has made either of the PFIC Elections (described below) for each taxable year in which such U.S. Holder held (or was deemed to hold) such shares and OACB was treated as a PFIC.
IF YOU ARE A HOLDER OF PUBLIC SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.
Tax Consequences of the First Merger to U.S. Holders
The discussion under this heading “—Tax Consequences of the First Merger to U.S. Holders” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to OACB, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of OACB securities as a result of the First Merger, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of OACB and TopCo.
The U.S. federal income tax consequences of the First Merger will depend primarily upon whether the Continuance qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the First Merger, we

will change our jurisdiction of incorporation by merging with and into TopCo, with TopCo surviving such merger, and change our name to “Alvotech Lux Holdings SAS.” Additionally, TopCo will elect on IRS Form 8832 pursuant to Treasury Regulations
Section 301.7701-3(c),
effective as of the date of the First Merger Effective Time, to be classified as an association taxable as a corporation for U.S. federal income tax purposes (the “Election”).
The First Merger, together with the Election, should qualify as an F Reorganization. However, due to the absence of direct guidance on the application of these rules to a corporation holding only investment-type assets such as OACB, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.
In the case of a transaction, such as the First Merger (together with the Election), that should qualify as an F Reorganization, (i) a U.S. Holder that exchanges its OACB securities in the First Merger for TopCo securities should not recognize any gain or loss on such exchange, (ii) the aggregate adjusted tax basis of the OACB securities received in the First Merger by a U.S. Holder should be equal to the adjusted tax basis of the OACB securities surrendered in the First Merger in exchange therefor, and (iii) the holding period of the OACB securities should include the period during which the OACB securities surrendered in the First Merger in exchange therefor were held, although the running of the holding period for the Public Shares may be suspended as a result of the redemption rights with respect thereto (as described above in this proxy statement/prospectus).
If the First Merger (together with the Election) does not qualify as an F Reorganization, it is not clear how the transaction would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. In such case, the tax consequences of the First Merger to U.S. Holders may depend, among other things, on whether the First Merger would otherwise qualify for tax-free treatment
under Section 368 or Section 351 of the Code and whether OACB and/or TopCo are treated as PFICs, and U.S. Holders might be required to recognize any gain realized on the exchange of OACB securities for TopCo securities and possibly prohibited from recognizing any loss realized. If OACB is treated as a PFIC, the nature and character of any gain required to be recognized would be similar to those described below.
The tax matters described above are very complicated and U.S. Holders are urged to consult their tax advisors regarding the potential tax consequences to them if the First Merger (together with the Election) does not qualify as an F Reorganization.
Tax Consequences to U.S. Holders of Ownership and Disposition of TopCo Ordinary Shares and TopCo Warrants
Dividends and Other Distributions on TopCo Ordinary Shares
Subject to the PFIC rules discussed below under the heading “—
Passive Foreign Investment Company Rules
,” distributions on TopCo Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from TopCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of TopCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its TopCo Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the TopCo Ordinary Shares and will be treated as described below under the heading “—
Sale, Taxable Exchange or Other Taxable Disposition of
TopCo Ordinary
Shares and
TopCo
Warrants.
” The amount of any such distribution will include any amounts required to be withheld by us (or another applicable withholding agent) in respect of any
non-U.S.
taxes. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that TopCo pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S.
Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if TopCo Ordinary Shares are readily tradable on an established securities market in the United States or TopCo is eligible for benefits under an applicable tax treaty with the United States, and TopCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in a currency other than U.S. dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Subject to applicable limitations, taxing jurisdictions other than the United States may withhold taxes from distributions on TopCo Ordinary Shares, and a U.S. Holder may be eligible for a reduced rate of withholding to the extent there is an applicable treaty between the applicable jurisdiction and the United States and/or may be eligible for credit against the U.S. treaty beneficiary’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.
Sale, Taxable Exchange or Other Taxable Disposition of TopCo Ordinary Shares and TopCo Warrants
Subject to the PFIC rules discussed below under the heading “—
Passive Foreign Investment Company Rules
,” upon any sale, exchange or other taxable disposition of TopCo Ordinary Shares or TopCo Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such TopCo Ordinary Shares or TopCo Warrants, in each case, as calculated in U.S. dollars. If a U.S. Holder acquired such TopCo Ordinary Shares or TopCo Warrants as part of a unit, the adjusted tax basis in the TopCo Ordinary Shares or TopCo Warrants will be the portion of the acquisition cost allocated to the shares or warrants, respectively, or if such TopCo Ordinary Shares were received upon exercise of TopCo Warrants, the initial basis of the TopCo Ordinary Shares upon exercise of TopCo Warrants (generally determined as described below in “
—Tax Consequences of Ownership and Disposition of
TopCo Ordinary
Shares and
TopCo
Warrants—Exercise or Lapse of a Warrant
”). Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such TopCo Ordinary Shares or TopCo Warrants, as applicable, exceeds one (1) year. Long-term capital gain realized by a non-corporate U.S.
Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.
Exercise or Lapse of a TopCo Warrant
A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of a TopCo Ordinary Share upon exercise of a TopCo Warrant for cash. The U.S. Holder’s tax basis in the TopCo Ordinary Share received upon exercise of the TopCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the TopCo Warrant (
i.e.,
 its tax basis, calculated in U.S. dollars) and the exercise price. The U.S. Holder’s holding period for a TopCo Ordinary Share received upon exercise of a TopCo Warrant will begin on the day following the date of exercise (or possibly the date of exercise) of the TopCo Warrant and will not include the period during which the U.S. Holder held the TopCo Warrant (or any OACB Public Warrant exchanged therefor). If a TopCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant (calculated in U.S. dollars). Such loss will be long-term if the TopCo Warrant has been held for more than one (1) year.
The tax consequences of a cashless exercise of a TopCo Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the TopCo Ordinary Shares received generally should equal the U.S. Holder’s tax basis in the TopCo Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the TopCo Ordinary Shares would be treated as commencing on the date of exercise of the TopCo Warrant or the day following the date of exercise of the TopCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the TopCo Ordinary Shares received would include the holding period of the TopCo Warrant.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of TopCo Warrants having a value equal to the exercise price for the total number of TopCo Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the TopCo Warrants deemed surrendered and the U.S. Holder’s tax basis in the TopCo Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the TopCo Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the TopCo Warrants exercised and the exercise price of such TopCo Warrants. It is unclear whether a U.S. Holder’s holding period for the TopCo Ordinary Shares would commence on the date of exercise of the TopCo Warrant or the day following the date of exercise of the TopCo Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the TopCo Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the TopCo Ordinary Shares received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
If TopCo redeems TopCo Warrants for cash or if TopCo purchases TopCo Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—
Sale, Taxable Exchange or Other Taxable Disposition of
TopCo Ordinary
Shares and
TopCo
Warrants
.”
Adjustment to Exercise Price
Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a TopCo Warrant or to the TopCo Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “—
Dividends and Other Distributions on
TopCo Ordinary
Shares
”). The rules governing constructive distributions as a result of certain adjustments with respect to a TopCo Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a TopCo Warrant.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of TopCo Ordinary Shares and TopCo Warrants could be materially different from that described above if TopCo is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. For purposes of the PFIC rules, assuming the First Merger (together with the Election) qualifies as an F Reorganization, TopCo is expected be treated as the same corporation as OACB.
If OACB (and following the Business Combination, TopCo) is a PFIC for any taxable year, U.S. Holders of Public Shares or OACB Public Warrants or TopCo Public Warrants, as applicable, may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to OACB’s stock or TopCo Ordinary Shares, as applicable, and may be subject to additional reporting requirements.

A
non-U.S. corporation
will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income (the “Income Test”) or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and on the basis of a weighted quarterly average), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income (the “Asset Test”). Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
Because OACB is a blank check company with no current active business, based upon the composition of OACB’s income and assets, OACB believes that it is likely to be treated as a PFIC for the taxable year ended December 31, 2021. By contrast, based on the expected operations, and composition of income of TopCo and its subsidiaries after the Business Combination, it is not expected that TopCo will be treated as a PFIC for the taxable year that includes the Business Combination or any future taxable year. However, the determination of whether a
non-U.S.
corporation is a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. As a result, OACB and TopCo’s actual PFIC status for any taxable year will not be determinable until after the end of such year. Therefore, there can be no assurance with respect to OACB’s status as a PFIC for the taxable year ended December 31, 2021, and there can be no assurance with respect to TopCo’s status as a PFIC for the current or any future taxable year. Accordingly, our U.S. counsel expresses no opinion with respect to OACB’s or TopCo’s PFIC status for the current or any future taxable year. In addition, due to the uncertainty regarding the application of these rules, our U.S. counsel is unable to opine on the application of the PFIC rules to a U.S. Holder of OACB securities as a result of the First Merger.
Although PFIC status is generally determined annually, if OACB (and following the Business Combination, TopCo) is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Public Shares or TopCo Ordinary Shares and the U.S. Holder did not make either a qualifying electing fund (“QEF”) election or a mark-to-market
election (collectively, the “PFIC Elections”) for the first taxable year of OACB or TopCo in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares, or such U.S. Holder does not otherwise make an applicable purging election described below, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its TopCo Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the TopCo Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the TopCo Ordinary Shares).
Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the TopCo Ordinary Shares;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of TopCo’s first taxable year in which TopCo is a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections
In general, if TopCo is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of TopCo Ordinary Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of TopCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which TopCo’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. If TopCo is determined to be a PFIC for any taxable year, TopCo does not currently intend to provide the information necessary for U.S. Holders to make or maintain a QEF election.
Alternatively, if TopCo is a PFIC and TopCo Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election
with respect to such shares for the first taxable year in which it holds (or is deemed to hold) TopCo Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its TopCo Ordinary Shares at the end of such year over its adjusted basis in its TopCo Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its TopCo Ordinary Shares over the fair market value of its TopCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).
The U.S. Holder’s basis in its TopCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its TopCo Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election
may not be made with respect to TopCo Warrants.
The mark-to-market election
is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which TopCo Ordinary Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election
would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the TopCo Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election
with respect to TopCo Ordinary Shares under their particular circumstances.
The application of the PFIC rules to TopCo Warrants is unclear. A proposed Treasury Regulation issued under these rules generally treats an “option” (which would include a Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under these rules provides that the holder of an option is not entitled make the PFIC Elections. Another proposed Treasury Regulation provides that for purposes of the PFIC rules, stock acquired upon the exercise of an option will be deemed to have a holding period that includes the period the U.S. Holder held the TopCo Warrants. As a result, if the proposed Treasury Regulations were to apply, and a U.S. Holder were to sell or otherwise dispose of such TopCo Warrants (other than upon exercise of such TopCo Warrants for cash) and TopCo was a PFIC at any time during the U.S. Holder’s holding period of such TopCo Warrants, any gain recognized generally would be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such TopCo Warrants properly makes and maintains a QEF election with respect to the newly acquired TopCo Ordinary Shares (or has previously made a QEF election with respect to TopCo Ordinary Shares, or Public Shares, as applicable), the QEF election will apply to the newly acquired TopCo Ordinary Shares. Notwithstanding such QEF election, if the proposed Treasury Regulations were to apply, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, would continue to apply with respect to such newly acquired TopCo Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the TopCo Warrants), unless the U.S. Holder makes a purging election under the PFIC rules described in the following paragraph.
If TopCo is treated as a PFIC and a U.S. Holder failed or was unable to timely make a PFIC Election for prior periods, a U.S. Holder might seek to make a purging election to rid the TopCo Ordinary Shares of the PFIC taint. A purging election might be desirable if, for example, a U.S. Holder misses the deadline for filing a QEF election for a prior period, or if the TopCo Ordinary Shares were acquired through the exercise of TopCo Warrants with a holding period that includes the period the warrants were held, either as a result of the application of the proposed Treasury Regulations, or because the TopCo Ordinary Shares are acquired through a cashless exercise that is treated as a recapitalization. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, TopCo will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of TopCo’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, TopCo must also be determined to be a “controlled foreign corporation” as defined by the Code (which is not currently expected to be the case). As a result of either purging election, the U.S. Holder will have a new basis and holding period in the TopCo Ordinary Shares acquired upon the exercise of the TopCo Warrants solely for purposes of the PFIC rules.
The QEF election is made on a
shareholder-by-shareholder
basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
Related PFIC Rules
If TopCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if TopCo receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. In certain circumstances, a U.S. Holder may make a QEF election with respect to any lower-tier PFIC.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election
is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF
and mark-to-market elections
are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of TopCo Ordinary Shares and TopCo Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to TopCo securities under their particular circumstances.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable to you depending upon your particular situation. You are urged to consult your own tax advisor with respect to the tax consequences to you of the disposition of our Public Shares or public warrants as a result and upon the consummation of the Continuance and of the acquisition, ownership and disposition of TopCo Ordinary Shares and TopCo Warrants, including the tax consequences under state, local, estate, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

OACB SHAREHOLDER PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL
As discussed in this proxy statement/prospectus, OACB shareholders are being asked to consider and vote on the Business Combination Proposal. You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.
Vote Required for Approval
The Business Combination Proposal will be approved and adopted only if it is approved by ordinary resolution, being the affirmative vote by the holders of a majority of the OACB Ordinary Shares that are voted thereon at the OACB General Meeting. Adoption of the Business Combination Proposal is conditioned upon the adoption of the First Merger Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that OACB’s entry into the Business Combination Agreement, dated as of December 7, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among OACB, Alvotech Holdings S.A., a public limited liability company (
société anonyme
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (
R.C.S. Luxembourg
) under number B229193 (“Alvotech”) and Alvotech Lux Holdings S.A.S., a simplified joint stock (
société par actions simplifiée
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (
R.C.S. Luxembourg
) under number B258884 (“TopCo”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, (a) on the date and time at which the notarial deed of the sole shareholder’s resolutions of TopCo approving the First Merger becomes effective, upon its publication in the
Recueil Electronique des Sociétés et Associations
(the Luxembourg legal gazette) and, subject to the execution of a plan of merger between OACB and TopCo (a draft of which is attached to the accompanying proxy statement/prospectus as Exhibit G of Annex A, the “Plan of First Merger”) and the filing and registration of such Plan of First Merger and such other documents as required under the Companies Act (as amended) of the Cayman Islands (the “First Merger Effective Time”), OACB will merge with and into TopCo, whereby (i) all of the outstanding OACB Ordinary Shares will be exchanged for TopCo Ordinary Shares and (ii) all of the outstanding OACB Warrants will be converted into TopCo Warrants, with TopCo as the surviving company in the merger (the “First Merger”); (b) immediately after the effectiveness of the First Merger, TopCo will redeem and cancel the initial shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo (the “Redemption”); (c) immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified joint stock company (
société par actions simplifiée
) to a public limited liability company (
société anonyme
) under Luxembourg law (the “Conversion”); and (d) immediately following the effectiveness of the Conversion and the PIPE Financing, Alvotech will merge with and into TopCo, whereby all outstanding Alvotech Ordinary Shares will be exchanged for TopCo Ordinary Shares, with TopCo as the surviving company in the merger (the “Second Merger”), and certain related agreements (including the Investor Rights and Lock-Up Agreement, the form of Support Agreements, the form of Subscription Agreements and the Sponsor Letter Agreement, each in the form attached to the proxy statement/prospectus as Exhibit A to the Business Combination Agreement, Annex D, Annex E, Annex F and Annex G, respectively), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.”
Recommendation of the Board
OACB’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

OACB SHAREHOLDER PROPOSAL NO. 2—THE FIRST MERGER PROPOSAL
Overview
As discussed in this proxy statement/prospectus, OACB shareholders are being ask to consider and vote on the First Merger Proposal, in which (a) OACB be authorized to merge with TopCo so that TopCo is the surviving entity and all the undertaking, property and liabilities of OACB vest in TopCo and OACB shall cease to exist; (b) the Plan of First Merger (a draft of which is attached to the accompanying proxy statement/prospectus as
Exhibit G of Annex A
) be authorized, approved and confirmed in all respects; and (c) OACB be authorized to enter into the Plan of First Merger.
Vote Required for Approval
The First Merger Proposal will be approved and adopted only if it is approved by special resolution, being the affirmative vote by the holders of a two-thirds
(2/3) majority of the OACB Ordinary Shares that are voted thereon at the OACB General Meeting. Adoption of the First Merger Proposal is conditioned upon the adoption of the Business Combination Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as a special resolution, that (a) Oaktree Acquisition Corp. II be authorized to merge with and into Alvotech Lux Holdings S.A.S. so that Alvotech Lux Holdings S.A.S. is the surviving entity and all the undertaking, property and liabilities of Oaktree Acquisition Corp. II vest in Alvotech Lux Holdings S.A.S.; (b) the plan of merger in the form tabled to the General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as
Exhibit G of Annex A
, the “Plan of First Merger”) be authorized, approved and confirmed in all respects; and (c) Oaktree Acquisition Corp. II be authorized to enter into the Plan of First Merger.”
Recommendation of the Board
OACB’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE FIRST MERGER PROPOSAL.

OACB SHAREHOLDER PROPOSAL NO. 3—THE SHAREHOLDER ADJOURNMENT PROPOSAL
The Shareholder Adjournment Proposal
The Shareholder Adjournment Proposal, if adopted, will allow OACB’s board of directors to adjourn the OACB General Meeting to a later date or dates to permit further solicitation of proxies. The Shareholder Adjournment Proposal will only be presented to OACB’s shareholders in the event that, based on the proxies received prior to the OACB General Meeting to approve one or more of the proposals presented at the OACB General Meeting or Public Shareholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied. In no event will OACB’s board of directors adjourn the OACB General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Memorandum and Articles of Association and the laws of the Cayman Islands.
Consequences if the Shareholder Adjournment Proposal is Not Approved
If the Shareholder Adjournment Proposal is not approved by OACB’s shareholders, OACB’s board of directors may not be able to adjourn the OACB General Meeting to a later date in the event that, based on proxies received prior to the time of the OACB General Meeting to approve the Business Combination Proposal or Public Shareholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to closing of the Business Combination would not be satisfied.
Vote Required for Approval
The Shareholder Adjournment Proposal will be approved and adopted only if it is approved by ordinary resolution, being the affirmative vote of the holders of a majority of the OACB Ordinary Shares that are voted thereon at the OACB General Meeting. Adoption of the Shareholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals but may be put to the meeting as the first proposal to be voted on.
Resolution
The full text of the resolution to be passed is as follows:
“
RESOLVED
, as an ordinary resolution, that the adjournment of the OACB General Meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to OACB shareholders, (B) in order to solicit additional proxies from OACB shareholders in favor of one or more of the proposals at the OACB General Meeting or (C) if OACB shareholders redeem an amount of the OACB Class A Ordinary Shares such that the condition to consummation of the Business Combination that the aggregate cash in the trust account, together with the aggregate gross proceeds from the PIPE Financing, is equal to no less than $300,000,000 after deducting any amounts paid to OACB shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied, at the OACB General Meeting be approved.”
Recommendation of the Board
OACB’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHAREHOLDER ADJOURNMENT PROPOSAL.

BUSINESS OF ALVOTECH
“We,” “us,” and “our” in this section generally refer to Alvotech and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the post-combination company and its subsidiary following the consummation of the Business Combination.
Our Mission
Our mission and vision is to improve the health and quality of life of patients around the world by developing, manufacturing and commercializing biosimilar medicines that broaden access to proven treatments for serious diseases. To realize this vision, we intend to become a world leader in the biosimilars market.
Biologic medicines produced from living cells have revolutionized and continue to transform the treatment of conditions from autoimmune diseases to cancer. The high cost of many brand-name reference products put them beyond the reach of millions of patients and threaten the sustainability of healthcare systems globally. We believe that the solution is high-quality biosimilars—which much like generic drugs provide a medically equivalent but more cost-effective alternative to reference biologic medicines—and their efficient and systematic development as the patent exclusivity of reference products expires.
Over the past nine years, we have built a distinctive integrated, scalable platform focused exclusively on developing and manufacturing biosimilars that we believe positions us to serve as a central engine for advancing this vision globally. By executing on our strategy, we aim to ensure that life-saving and life-changing treatments will be available to as many of those who need them as possible, not just to those who can afford the original branded versions. In addition to our current pipeline of eight product candidates, we believe that our platform approach, experienced team, network of global partners, and vast potential product targets will allow us to serve a social purpose that is directly aligned with creating value for shareholders.
As an enterprise, we have worked to put Alvotech into a distinctive position, ahead of what is an increasingly compelling set of industry tailwinds. We anticipated the platform opportunity in biosimilars and founded our Company nine years ago to capture that opportunity. Since then, the biologics market, the market we intend to target for the foreseeable future, has continued to expand and mature. The biosimilars market has matured rapidly in tandem, as physicians, payors, and patients become more accepting of and increasingly demand lower cost, therapeutically equivalent treatments to well-known biologics medicines. Similarly, the biosimilars regulatory framework, the framework we intend to navigate globally, has also matured. This has created more certainty in approval pathways and opened new avenues for differentiation, including that of interchangeability for biosimilars in the U.S. market. And since our founding in 2013, we have invested nearly $1 billion and today have a rapidly advancing and expanding product portfolio built on a fully integrated infrastructure, one that is distinctive and exclusively dedicated to realizing the commercial and medical potential of biosimilars.
Company Overview
Alvotech is a highly integrated biopharmaceutical company committed to developing and manufacturing high quality biosimilar medicines for patients globally. Our purpose is to improve the health and quality of life of patients around the world by improving access to proven treatments for various diseases. Since our inception, we have built our company with key characteristics we believe will help us capture the substantial global market opportunity in biosimilars: a leadership team that has brought numerous successful biologics and biosimilars to market around the world; a purpose-built biosimilars R&D and manufacturing platform; top commercial partnerships in global markets; and a diverse, expanding pipeline addressing many of the biggest disease areas and health challenges globally. Alvotech is a company committed to constant innovation: we focus our platform, people and partnerships on finding new ways to drive access to more affordable biologic medicines.

Much as generics do for
off-patent
small-molecule drugs, biosimilars provide a cost-effective alternative with no clinically meaningful difference to biologic medicines whose patent exclusivity has expired. Many patient, policy, industry and regulatory organizations share Alvotech’s view that the availability of quality, affordable biosimilars is critical to the long-term sustainability of health systems and medical innovation globally. Cost savings generated by biosimilars can be used to treat more people and to sustain the cost of investment in the next generations of innovative therapies. Alvotech sees both the discovery of novel therapies, which is the focus of many biopharmaceutical companies, and innovating access to medicines, which is Alvotech’s core focus, as critical to the purpose of the pharmaceutical industry as a whole—to deliver breakthrough, life-changing medicines to as many patients as possible, whoever and wherever they are.
The market for biologic medicines has grown rapidly in the past fifteen years. In the five years from 2006 to 2010, 23 novel biologic products were approved by the FDA; in the five years from 2016 to 2020, there were 60 novel biologic approvals in the U.S. market alone and from 2020 to 2026, the global biologics market is forecasted to more than double in size, from approximately $288 billion to approximately $555 billion. Alvotech believes it is well-positioned to succeed in this rapidly growing market. It intends to apply the infrastructure it has systemically developed to navigate the inherent complexity of developing biosimilars to select target originator biologics that will lose patent protection in the years ahead. In so doing, Alvotech aims to enable more patients to afford the medicines they need and to reduce the cost of biologic medicines to healthcare system globally.
Alvotech aims to achieve its mission by becoming a leading supplier of biosimilars globally. To do this, Alvotech has built a distinctive and comprehensive platform for developing and manufacturing biosimilars at scale. Alvotech’s platform is designed to enable it to execute the product development and scale-up
process
in-house:
from identifying therapeutic areas and target product candidates with significant unmet patient and market need through R&D, leveraging gold-standard host cell lines, cell-culture processes and Good Manufacturing Practice (“GMP”) manufacturing, clinical testing, and regulatory approvals. In order to give its products global reach with local expertise, Alvotech has formed strategic commercialization partnerships with leading pharmaceutical companies covering global markets. Alvotech licenses its intellectual property to partners in exchange for milestone payments and royalties. As of June 30, 2021, Alvotech had received license fee commitments of up to $1,075 million under these partnerships.
Developing and manufacturing biosimilars is a time-consuming, capital intensive, complex and historically uncertain undertaking. The high barrier-to-entry
has given rise to a competitive landscape comprised principally of large pharmaceutical companies with biosimilar divisions and independent regional firms. Since Alvotech’s founding in 2013, it has invested approximately $1 billion in developing its highly integrated capabilities and advancing its candidates through development and towards market launch. Alvotech believes its singular focus on biosimilars, investment in its platform, and global market reach endow it with a differentiated set of strategic advantages in a dynamic and competitive marketplace. These advantages include substantial control over quality and capacity allocation; the ability to find and exploit operational and process efficiencies across R&D and manufacturing; and the agility to rapidly, flexibly and efficiently pursue new product opportunities to advance a broad portfolio of product candidates. Alvotech believes these advantages expand its opportunity set and support its goals of accelerating the development of cost-effective biosimilars that are highly similar to and with no clinically meaningful differences from its target reference products, and then getting them to the patients around the world who need them.
Alvotech currently has eight product candidates in its pipeline for serious diseases with unmet patient and market need. Product candidates in our pipeline address reference products treating autoimmune, eye, and bone disorders, as well as cancer, with combined estimated peak global sales of more than $85 billion. Alvotech’s most advanced product is AVT02, the company’s high-concentration biosimilar to Humira (adalimumab), the world’s top-selling
pharmaceutical product with over $20 billion in global revenue in 2020. In November 2021, Alvotech received approval from the European Commission and in January 2022 Health Canada granted marketing approval in Canada for AVT02. In September 2020, Alvotech submitted its biologics license application for AVT02 to the FDA and in September 2021, the FDA notified Alvotech that the FDA had elected to defer the application. The FDA can defer action when no deficiencies have been identified and the application otherwise satisfies the requirements for approval, but a pre-approval
inspection(s) is necessary yet cannot be completed due to factors including travel restrictions. In July 2021, Alvotech initiated a clinical study for its second product candidate, AVT04, its proposed biosimilar to Stelara (ustekinumab), and expects to report pharmacokinetics, safety and efficacy results from this study in the second half of 2022. Its four other most advanced product candidates, AVT06, AVT03, AVT05, and AVT23, are proposed biosimilars to Eylea (aflibercept), Prolia/Xgeva (denosumab) , Simponi/Simponi ARIA (golimuab) and Xolair (omalizumab), respectively. Alvotech also has a number of other programs in earlier phases of development that it plans to advance over the coming years. The two most advanced of these, AVT16 and AVT33, are in early development and with immunology and oncology reference products that have estimated combined global peak sales of approximately $30 billion.
Alvotech has built an
end-to-end
platform that enables a comprehensive approach to biosimilars. In addition to products developed in-house,
Alvotech’s pure-play focus allows it to identify and partner with third-parties to in-license
or acquire attractive products into its R&D pipeline. By then leveraging the Alvotech platform R&D, manufacturing and global commercial network, Alvotech can be highly strategic in its approach to growth.
Our History
Alvotech was founded in 2013 in Reykjavik, Iceland with the aim of creating a highly integrated platform company focused exclusively on developing and manufacturing biosimilars for the global market. Alvotech has a world class management team of proven and highly experienced pharma executives with deep expertise in biologics and biosimilars, led by a visionary founder in Robert Wessman, who serves as Alvotech’s chairman. Alvotech represents Robert’s third platform in the pharmaceutical sector. Across these three platforms, Robert has led more than 50 strategic acquisitions and partnerships, and established operations in over 60 countries around the globe.
Over the past nine years, Alvotech has invested steadily and methodically in building a fully integrated platform, enabling the company to control quality, cost and speed to market of its developed products, representing a key competitive advantage in the biosimilar business. Alvotech’s growth and development can be divided roughly into three periods:

•
From 2013 to 2017, Alvotech focused on building out capabilities in its platform, recruiting experienced scientific and technical staff, acquiring key technologies and knowhow, and investing in R&D for its AVT02 program and early-stage target selection to build out its portfolio.

•
From 2018 to 2020, with its headquarters, laboratory and manufacturing facility fully operational, Alvotech shifted to commercial readiness and began focusing on broadening and accelerating its pipeline of product candidates; rounding out its global network of commercial partnerships to encompass nearly every major market; and completing the clinical and regulatory steps required to become a commercial stage biosimilars company.

•
Since the beginning of 2021, Alvotech has been focused on deploying its platform, advancing its pipeline towards and onto the global marketplace. The company’s plan is to commercialize five products by the end of 2025 through our world-class network of partners and to scale up its manufacturing capabilities in China and Iceland.

To support the execution of our strategy, we have continued to bring onboard world-class investors from across the global life sciences, among others CVC Capital Partners, Temasek, Baxter Healthcare SA, YAS Holdings and Athos (the Strüngmann Family Office).

Our Market Opportunity
Background on Biologics
Biologic medicines (biologics) are complex pharmaceutical products that typically contain one or more active substances made by or derived from a biological source. Conventional medicines are typically chemically synthesized small molecules that are easily identified and characterized; in contrast, biologics are large, complex molecules that require unique characterization techniques and generally tend to be sensitive to heat and microbial contamination. The creation innovation and advancement of biologics are the result of cutting-edge research and these medicines have provided novel treatments for a variety of illnesses such as rheumatoid arthritis, Crohn’s disease, ulcerative colitis, psoriasis, multiple sclerosis, age-related
macular degeneration, diabetic macular edema and numerous types of cancer. Biologics are designed to have very specific effects and to interact with specific targets in the patient’s body, mainly on the outside of cells. A more targeted mechanism of action leads to a greater chance of the medicine having the desired effect against the disease and results in fewer side effects compared to traditional medicines. The effectiveness of biologics has led to an increase of investment in R&D within the pharmaceutical sector for biologic medicines. In 2020, 40% of U.S. pharmaceutical R&D spend was focused on biologics with eight out of the top 10 pharmaceutical products being biologics (as measured by global sales). Also in 2020, 10 out of the top 15 pharmaceutical products in terms of global sales were biologics.

Source: Biosimilars council “The Era of Biological Medicines”, EvaluatePharma

1.	IQVIA institute report, “Biosimilars in the United States 2020 – 2024”
2.	Size based on illustrative antibody size
3.	Per Evaluate Pharma

Background on Biosimilars
A biosimilar is a biological medicine that is highly similar to and has no clinically meaningful differences from an existing approved biological, or reference product. Biosimilars are approved according to the same standards of pharmaceutical quality, safety and efficacy that apply to all biological medicines and typically have the same amino acid sequence.

Biosimilars offer a lower cost alternative to their name-brand reference products, and have no clinically meaningful difference in terms of safety, purity or potency when compared to reference products. Because they are designed to be highly similar to already approved biologics, the success rate for developing biosimilars is considerably higher, and the R&D cost proportionally much lower. While the average originator biologic takes an average of 12 years to develop at a cost of more than $2.5 billion, the average biosimilar can usually be developed six to nine years and at a cost of between $100 to 200 million. Further, this is significantly different to generics, which are simpler to manufacture, can typically developed in two years or less at a cost of less than $10 million, and without needing clinical trials.
The availability of biologics and their rapidly increasing prices have forced healthcare systems and payors around the world, public and private alike, into difficult tradeoffs in the effort to balance the best quality of care, accessibility, sustainability and cost. As biosimilars provide a more affordable alternative to payors and patients, they offer the potential to improve the accessibility of many life-altering treatments to many more patients. More broadly, lower costs for existing treatments can make healthcare systems more sustainable and free up resources to pay for the next generation of innovative brand-name therapies, and the R&D infrastructure that sustains future drug discovery. In this way, we believe that biosimilars can also help to sustain the global biomedical innovation ecosystem as a whole.
While biosimilars share similarities with generics, there are significant differences, including the complexity of development and manufacturing. For traditional medications, generic products can generally be considered identical to the branded product in form and function. In the case of biologics and biosimilars, the complexity of a biologic molecule means that the biosimilar product is not identical in form to the branded product, and some variability from the branded reference product is considered inherent to the process. However, there is no clinically meaningful functional difference between a biosimilar and the reference product in safety, purity or potency.

Market Growth
The global biosimilars market is large and has experienced rapid growth, which we believe represents one of the most significant growth opportunities in biotechnology. We believe the rapid growth in the biologics market is a leading indicator for the biosimilar opportunity, of which the critical facets include:

•	The growth and success of reference products, FDA approvals for which have more than doubled from 23 between 2006 and 2010 to 60 between 2016 and 2020;

•
The high cost and expense burden of these therapies on the healthcare system, with global spending on biologics estimated to increase at a CAGR of 11% between 2020 and 2026 to approximately $555 billion, and accounting for 40% of pharmaceutical spending in the U.S. in 2020, up from 30% in 2014;
and

•	The large number of major early biologics that are losing U.S. patent exclusivity, over 35 products between 2018 and 2026, each with more than $1 billion each in annual sales.

Represents patent expiry events in U.S. and the EU markets for products with more than $1 Billion in annual sales, with the exception of Blincyto.
The global biologics market is expected to grow at a rapid pace, nearly doubling between 2020 and 2026, from $288 billion to $555 billion.

Source: Evaluate Pharma, Frost & Sullivan
While biologics are being studied for a range of diseases that have limited effective alternative treatment options, their cost can limit access to patients. By offering a therapeutic with no clinically meaningful differences to brand-name reference biologics products at much lower cost, biosimilars offer a direct response to these dynamics and the significant cost pressures they are putting on healthcare providers, insurers and governments. At the same time, they could not only lower the cost of treating current patients but also expand access to people who previously could not afford these therapies. As a result, the biosimilars market is estimated to grow at a 17% CAGR between 2020 and 2026, from $30 billion to $79 billion, outstripping growth in the biologics market, and set to generate $100 billion in drug cost savings between 2020 and 2024 in the U.S. alone.
In addition, the concept of biosimilar interchangeability, under which pharmacists can substitute a biosimilar for a reference product without intervention by the prescribing physician, may further accelerate the growth of the biosimilars market. In the second half of 2021, the FDA has approved the first two interchangeable biosimilar products. Alvotech intends to selectively pursue interchangeability when appropriate, including for our AVT02 and AVT05 products.
Our Strategy
Alvotech believes its differentiated strategy enables it to leverage its highly integrated platform to develop and manufacture high quality biosimilars. Alvotech is advancing multiple product candidates towards regulatory approval and has established a global network of partnerships, with the goal of expeditiously delivering its cost-effective biosimilar medicines to patients worldwide. This positions Alvotech to positively impact public health and create significant commercial value streams for the company and its shareholders.
Since Alvotech was founded in 2013, approximately $1 billion has been invested to create a platform singularly focused on biosimilars and optimized for quality, speed, and flexibility. Alvotech’s business strategy is underpinned by six key pillars:

•
Platform
:
Invest in and differentiate its platform.
At the heart of Alvotech’s strategy is its fully integrated biosimilars platform. Alvotech has a 140,000 square feet purpose-built R&D, process, quality, manufacturing and headquarters facility in Reykjavik, expected to be operational in early 2024; cell line, process, analytics and glycoprotein characterization sites in Germany; a regulatory, legal and government affairs office in the U.S.; and an R&D, clinical, and regulatory strategy center in Switzerland. This infrastructure and know-how
enables Alvotech to have a full set of capabilities and control, from analysis of reference products and cell line development through fill-and-finish
GMP

manufacturing and regulatory approvals. Further, it provides Alvotech the ability to innovate efficiencies in every step of the process and project those cost-savings throughout its portfolio. Alvotech is one of few companies with demonstrated manufacturing capabilities using both of the two most widely-used host cell lines — Chinese hamster ovary (“CHO”) and SP2/0 — as well as cell culture processes, fed batch and perfusion. These capabilities enable Alvotech to innovate and produce biosimilars that are not only high quality but that can also be manufactured more efficiently. Alvotech believes this represents a fundamental advantage when competing with both the sponsors of the reference products and other biosimilar companies.

•
Portfolio: Evaluate the evolving biologic landscape for the right programs to pursue.
With an originator biologics market set to grow to approximately $555 billion by 2026, and the biosimilars market estimated to grow to nearly $80 billion in the same period, a critical part of Alvotech’s strategy is to select the reference products and therapeutic areas that will leverage the company’s advantages to maximize medical and commercial impact. Alvotech builds its portfolio by adhering to a rigorous set of criteria, including the ability to reach the market early; potential for differentiation through its platform to achieve superior cost and return profiles; commercial partner insights on specific market opportunities; and potential interchangeability.

•
Pipeline: Advance high-value product candidates towards launch.
The growth of Alvotech’s portfolio reflects the strength of its platform. As with its lead product candidates, AVT02, a high concentration formulation of adalimumab, Alvotech aims to develop products, across its portfolio to be first-movers with major products to swiftly meet unmet medical needs. The ability to use multiple cell lines gives it breadth and flexibility both in product program selection and in positioning it advantageously in different markets. The eight product candidates in its developmental pipeline address an $85 billion originator market opportunity. We have the capacity to add one to two additional programs every 12 to 18 months, on both an organic and inorganic basis, all of which benefit from platform-level cost efficiencies and positions Alvotech for sustainable growth and managed risk. For example, Alvotech recently entered into a partnership with Biosana for the co-development of AVT23, a biosimilar candidate to Xolair (omalizumab).

•
Commercial Partnerships
:
Pursue and execute on strategic partnerships across the globe.
Alvotech has formed a global network of strategic commercial partnerships to ensure that its products can reach the patients in geographies across the world. Its partners include Teva (US), STADA (EU), Yangtze (China), Fuji Pharma Co, LTD (Japan), Cipla/Cipla Gulf/Cipla Medpro (Australia, New Zealand, South Africa/Africa), JAMP Pharma (Canada), DKSH (Taiwan, Hong Kong, Cambodia, Malaysia, Singapore, Indonesia, India, Bangladesh and Pakistan), YAS (Middle East and North Africa), Abdi Ibrahim (Turkey), Kamada (Israel), Biosana (Australia, Netherlands, Singapore), and MegaLabs, Stein, Libbs, Tuteur and Saval (Latin America), among others. Alvotech’s partners’ deep knowledge of the markets and economic, regulatory, payor and reimbursement landscapes in the countries they serve optimizes the company’s commercial opportunity and ability to reach patients in these markets in a way it could not do on its own. Alvotech partners only with trusted, market leaders and develops close strategic relationships with these partners that align company and partner interests for success. Both Fuji Pharma Co, LTD (“Fuji Pharma”) and YAS are shareholders in Alvotech and the company has a manufacturing joint-venture with the Joint Venture Partner for the China market, and a joint manufacturing agreement with Abdi Ibrahim for the Turkey market. Alvotech also recently entered into a global licensing agreement with Biosana for the co-development of AVT23, a biosimilar candidate to Xolair (omalizumab). As of June 30, 2021, Alvotech had received commitments for up to $1,075 million in committed license fees from our commercial partners.

•
People: Attract and retain the highest quality talent to fulfill the Alvotech vision
. In a field in which innovation and competitive edge can be gained at every stage of product selection, development, manufacturing and marketing, the caliber and commitment of Alvotech’s people are a critical element in shaping and executing its strategy. Alvotech’s founder, chairman and principal investor has built and led two successful global generics enterprises and has provided the vision and resources to grow

Alvotech as a
built-for-purpose,
highly integrated platform. Alvotech’s business, scientific and operations leadership team brings together vast collective experience creating and launching both innovator therapies and biosimilars at top-tier
global pharmaceutical firms. Further, Alvotech has attracted highly talented and dedicated technical, laboratory and support staff talent from 38 countries around the world. As of November 30, 2021, 60% of its 718 employees and contractors hold advanced degrees and 86% are involved in R&D, quality and technical operations.

•
ESG and corporate responsibility: Maintain and further develop Alvotech’s commitment to sustainability and corporate responsibility beyond its fundamental mission of expanding access to medicines while lowering costs for patients
. We are developing and implementing a comprehensive environmental, social and governance (“ESG”) framework to collect, monitor and report data that assess our environmental and social impact as well as provide transparent disclosures on governance. We believe that we have certain intrinsic business and operational qualities that may favorably position us to optimize our ESG impact, including the location of our headquarters and manufacturing in Iceland. This enables us to minimize our environmental impact by conducting our principal operations using nearly 100% renewable energy and in a geography with abundant cold and hot water. We intend to make a difference for patients around the world by working strategically towards increasing patient access to medicines, supporting the sustainability of health systems and, where feasible, conducting clinical trials in areas with relatively lower access to healthcare. In 2021, we implemented governance framework elements including an updated code of business conduct and ethics, a whistleblowing policy and an anti-harassment and response policy.

Our Platform
We believe that the nature and quality of our platform enable us to innovate and systematically develop and manufacture biosimilar medicines. We consider this ability, and that our platform can generate and capture efficiencies all along the research and development, manufacturing and sales and marketing chain, to be fundamental advantages when competing with both originator and other biosimilar companies in quality, cost and speed to market.
The challenges of biosimilars development
Making biosimilars—biologic medicines that are highly similar to and without clinically meaningful differences from their reference products in terms of safety, purity and potency—is a fundamentally complex task. It requires, among other things, highly specialized expertise and infrastructure, time, and significant capital. Success in the biosimilar space is largely determined by the ability to make biosimilars efficiently and consistently.
We believe that these same barriers to entry also create opportunities for differentiation. The capital investment, sophisticated infrastructure and scientific/ technical expertise required are principal reasons that the biosimilar divisions of large originator biopharmaceutical companies, who have access to all of these, have dominated the sector’s early years. But these biosimilars divisions within larger organizations have competing internal demands for resources, including people, R&D and manufacturing facilities. As a result, biosimilars are often viewed as a secondary business. Such internal competition makes consistent and replicable operational control and efficiencies more difficult and costly to achieve, and biosimilars also tend to receive less focus in marketing and distribution. Conversely, smaller companies may not have all of the internal capabilities needed for development or the capital resources to invest in such capabilities. These constraints may require these smaller companies to outsource key parts of the R&D and manufacturing process, thereby potentially losing control over quality or the ability to innovate and control costs.
Our differentiated approach
Alvotech’s goal is to become a leading global supplier of biosimilar medicines and it intends to realize this ambition through its distinctive approach. Built around its exclusive focus on biosimilars; a comprehensive and fully-integrated platform; an agile and rapidly expanding portfolio and pipeline; and a network of leading commercial partners who can deliver its products to payors and patients with expert local knowledge in every market.
Research & Development
Alvotech’s research and development is solely focused on the development of biosimilar medicines, which require considerable time and substantial financial investment. We intend to continue to commit significant resources in financial and human capital to development activities going forward, with the aim of offering more affordable biologic medicines, globally. We also strive to identify opportunities where a level of differentiation can be applied to the development program to enable improved commercial success.
Biosimilar medicines are highly similar to their reference products and typically have identical primary amino acid structure. They are held to the same high-quality standards as innovative biopharmaceuticals. The ultimate goal in the development of biosimilar medications is to develop therapeutics that are highly similar to and have no clinically meaningful difference from their reference products. In order to demonstrate this, we apply rigorous processes in the development of our product candidates.
A biosimilarity claim must demonstrate totality of evidence with respect to physiochemical characteristics, biologic activity, pharmacokinetics, clinical safety and efficacy, and therapeutic indication. Extensive analytical comparisons to the reference products are conducted, followed by nonclinical and clinical pharmacokinetic (“PK”) and pharmacodynamic (“PD”) studies, as required. Finally, a clinical efficacy and safety study is conducted to resolve any remaining uncertainty that the product is biosimilar. This process is described in more detail below.
Early phase development
In this phase of development it is vital to establish a manufacturing process that delivers highly similar product to the reference product. This starts with cell line development activities, where clones having characteristics similar to the reference product with acceptable productivity are selected. Following this a competitive commercial manufacturing process for drug substance and drug product is developed to deliver a product that is highly similar to the reference product, enabling future investment in GMP manufacturing. Numerous characterization methods are also applied to ensure our biosimilar candidate is highly similar to the reference product in structure and function. Significant time and effort is spent on this similarity evaluation to enable a streamlined clinical program in subsequent development phases with a higher probability of success.
Pre-clinical
development and GMP manufacturing
In this phase, the manufacturing process is
scaled-up
up from small pilot scale batches to commercial scale in a commercial site. The goal is to manufacture product with a high degree of analytical similarity to the reference product while also confirming the highest quality product is produced.
In parallel, regulatory authorities in the U.S., EU and other geographies are engaged to discuss the overall development strategy, in order to ensure the ultimate submission package is approvable in all major regions.
Non-clinical
studies may also be conducted as required, based on the individual biosimilar program and alignments with regulatory authorities.
Clinical studies
Clinical studies are conducted in this phase to support product registration. Typically, a PK study is performed to demonstrate PK equivalence of the proposed biosimilar to the approved reference products such as those available in both the U.S. and EU. A global, confirmatory clinical efficacy and safety study is typically also performed to demonstrate that there are no clinically meaningful differences between the proposed biosimilar and the reference product. Depending on the specific program, these two studies may be conducted within one larger study or, conversely, additional small studies may need to be performed to support registration. When both a PK and confirmatory efficacy and safety study is required, we take the calculated risk to execute these studies in parallel (where feasible), which enables the fast track to licensing application submission for the program.
In parallel to the clinical studies being conducted, manufacturing process characterization and validation is completed, in addition to completion of the analytical similarity assessment supporting registration.
Interchangeability
When practical and commercially relevant in the U.S. market and other countries and regions, we seek interchangeability designation such as is the case with our lead product, AVT02, our biosimilar candidate to Humira. Interchangeability is a U.S. regulatory construct and according to the FDA, an interchangeable product will have met additional data requirements and so may be substituted for the reference product without the intervention of a prescriber. The substitution may occur at the pharmacy, much as generic drugs are substituted for brand name drugs, subject to varying U.S. state pharmacy laws. Biosimilars, including those designated as interchangeable products, have the potential to reduce health care costs. The concept of interchangeability for biosimilars was signed into law through the Biologics Price Competition and Innovation Act in 2010. In order to be considered interchangeable, a biosimilar must meet additional requirements, including the execution of a “switching study,” utilizing the reference product and biosimilar product in patients. The vast majority of states have passed laws regarding substitution for interchangeable products.
Submission and approval
The ultimate goal is to submit a globally vetted, high-quality dossier that enables first-pass approval based on the totality of evidence for the comparative analytical, Chemistry, Manufacturing and Controls, (“CMC”), and clinical data. Extrapolation principles also allow for attaining a full label matching the reference product other than indications specifically protected by regulatory exclusivity. We work closely with health authorities through the review process to enable approval at the earliest possible time after dossier submission, ensuring we can remain competitive with market entry.
Manufacturing & Supply
Manufacturing Facilities
Alvotech’s manufacturing facility is located in Reykjavik, Iceland. It provides us with purpose-built GMP, and highly integrated capabilities for producing biosimilars at scale. Our facility is currently approximately 140,000 square feet and utilizes single-use
technology to manufacture drug substance and drug product. The platform enables us to use both CHO and SP2/0 cell culture processes; produce active drug substance using both perfusion and fed batch processes; and to carry out sterile fill-and-finish
for
pre-filled
syringes. Having all of these capabilities
in-house
and in one place, alongside both R&D, quality control and quality assurance teams, allows us to streamline tech transfer and implement efficiencies across the entire production process, while continuously optimizing quality and controlling costs.
In December 2020, Alvotech broke ground on an expansion of its Reykjavik facility that will double its total footprint, adding another 140,000 square feet. The expansion is expected to be completed in early 2023 and will give us additional redundancy in our drug product capacity, assembly of combination products and devices, and secondary packaging. Additionally, the expansion will support increased warehousing and other supportive functions. Alvotech’s manufacturing facility and the extension are owned and leased for the company’s use by a related party, life sciences/pharmaceutical investment company Aztiq, which is a founding investor in Alvotech. These facilities are leased under extendable agreements that currently run through 2038.

The Reykjavik facility has an active and valid GMP certificate issued by the Icelandic Medicines Authority authorizing Investigational Medicinal Product and commercial manufacturing. This certificate enables our products to be manufactured for the market overseen by the European Medicines Agency.
Third Party Suppliers and Manufacturers
Alvotech’s manufacturing processes utilize single-use processing technology for both drug substance and drug product. Our manufacturing is therefore reliant on the availability of single-use components to complete production. Alvotech sources these components from various reputable third-party suppliers. However, the price of these materials and components is subject to market forces and competing demands. Increases in the cost of components would have an adverse effect on the company’s forecasted cost of goods. In certain cases, Alvotech may rely on only one approved source for a particular component and shortages may significantly impact our ability to manufacture drug substance and drug product. Finding alternative suppliers may not be possible or cause material delay to development plans or commercial production. Alvotech has the ability and is currently evaluating opportunities for redundancies in our manufacturing processes in order to mitigate risk and control costs.
Alvotech also requires the use of certain reagents and materials in order to develop and produce biologic medicines. We acquire these reagents and materials through reputable third parties that specialize in the production and sourcing of these reagents and materials. These materials are widely available commodities. However, unforeseen shortages in these materials may have an adverse effect on either the price of these materials or could cause delays in Alvotech’s development or commercialization timelines.
AVT02 and certain other products within our pipeline require the use of auto-injector devices. We work closely with our vendor in order to assure availability and manage risk through inventory management and relationship management. Our current arrangement with our supplier utilizes a proprietary design.
The master cell banks and working cell banks for our lead product candidates are produced at either an EU or U.S.-based contract manufacturing organization and then transferred internally to both the Reykjavik site in Iceland and Jülich site in Germany for supply continuity and redundancy. The availability of master cell banks is critical to our ability to manufacture products for the commercial market. Should our cell banks (despite any redundancies) be compromised, we would be unable to produce usable products for patients in any market.
Sales and Marketing
To date, we have chosen to market and commercialize our products through numerous strategic partnerships rather than sell a single global license to an individual commercial partner. By partnering with multiple leading regional partners who would likely be able place a higher value on licenses due to their core market(s) focus, we believe we can achieve higher return for the rights of our products. This also better ensures focus from partners on Alvotech’s portfolio. Additionally, by partnering with multiple partners, we are able to enhance local market knowledge and expand our geographic reach by mitigating our risk of being dependent on one single partner.

Our broad commercial footprint is highlighted by the orange countries in the graphic above.
By outsourcing sales and marketing, we believe we are able to realize and leverage the following benefits:

•
Global reach:
By commercializing through
best-in-class
partners, we can reach nearly all markets around the world, including key markets in the U.S., Europe, Japan, Canada, Australia, and various international markets across regions such as Latin America and Asia. This global approach provides diversification and opportunities for growth often overlooked by companies that focus solely on the U.S. and Europe.

•
Local expertise:
Our commercial strategy allows us to leverage the expertise from our partners. Our partners’ expertise in managing numerous local regulatory and commercial landscapes has been built up over many years and would be difficult, to replicate internally across all global markets. We believe our partners will enable us to bring our products to market more effectively, than if we were to pursue a commercial strategy on our own.

•
Portfolio scale:
Our commercial strategy also allows us to combine our products with larger portfolios (via our partners) which, through the benefit of cross-selling, should enhance the attractiveness of our products. Furthermore, through a portfolio approach, we are able to receive the benefits of our partners established relationships with payors and providers.

•
Product selection flexibility:
As a company focused only on developing and manufacturing biosimilars, our product selection model is not complicated by an in-house
set of innovator products, nor is it confined to specific therapeutic areas. We do not need to make product selection decisions to fit a pre-existing
commercial strategy or sales and marketing infrastructure, but rather we can take a flexible approach to product selection, evaluating candidates based on their clinical merits, partner preferences and commercial opportunity. We are able to access markets through an existing network or create a new network through our partnership model in various therapeutic areas and various geographies.

•
Platform leveragability:
Our commercial strategy also allows for the creation of a highly leverageable platform. Products may be added without significant changes in Sales and Marketing or G&A infrastructure. We believe this leveragability, after achieving critical mass through our launches, can create a company more profitable than we would otherwise be, had we decided to create a global commercial infrastructure and distribute our product through that network.

•
Milestones:
We expect to receive milestone payments from our partners at the time of signature of the commercial agreement and at various points in time through development and in some cases, post approval. Thus far, Alvotech has executed agreements with the potential for milestone payments of up to $1,075 million, of which over $155 million has been thus far collected. Milestones offset the cost of development and create a shared risk alignment with our partners. We further view milestones as a consistent and repeating revenue opportunity, as we fully expect to continue to add product candidates to our pipeline, and subsequently out-license
them in order to maximize the value of our dedicated biosimilar development and manufacturing infrastructure.

As a result of our strategic decision to form commercial partnerships, we do not currently have direct sales, marketing, and distribution capabilities. In order for us to commercialize any product on our own, we would need to either develop an infrastructure to facilitate sales, marketing and distribution or contract with third parties that have the requisite capabilities. Our in-house
strategic sales and marketing expertise is currently focused on relationships with our existing partners and finding new partner relationships. As of November 30, 2021, we have contracted with 17 partners to sell, market, and distribute our products in certain agreed upon territories.
Commercial partnerships
Alvotech’s principal partners and partnerships by region include:
United States
Teva.
In August 2020, Alvotech and Teva formed a commercial partnership under which Teva will have exclusive marketing and distribution rights to a portfolio of five Alvotech biosimilars in the U.S. Teva has a leading commercial footprint in the U.S., one of every nine prescriptions in the U.S. is filled with a Teva product. Teva is a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day and are served by one of the largest and most complex supply chains in the pharmaceutical industry. For more information about our agreements with Teva, see “—
License and Development Agreement with Teva Pharmaceuticals International GmbH.
”
Europe
STADA
. In November 2019, Alvotech announced a strategic commercial partnership with STADA under which STADA will serve as the exclusive marketer and distributor of seven Alvotech biosimilars in all key European markets and selected markets outside Europe. The initial partnership spans biosimilars for autoimmune, inflammatory and ophthalmological diseases, as well as oncology. STADA sells its products in approximately 120 countries and in 2020 achieved approximately $3.7 billion in sales across its generics, specialty pharma and non-prescription
consumer healthcare product platform. For more information about our agreements with STADA, see “—
STADA Out-License Contracts in the European Union and Certain Other Countries.
”
Japan
Fuji Pharma
. On April 2, 2019, Alvotech and Fuji Pharma entered into a license agreement, as amended on June 23, 2020 to reflect a delay in the development process and therefore, among others, amended and restated the milestone payments, (the “Fuji Pharma AVT04 License Agreement”) and a supply agreement (the “Fuji Pharma AVT04 Supply Agreement”). Under the Fuji Pharma AVT04 License Agreement, Alvotech granted Fuji Pharma an exclusive right to import, finish, market, promote, sell, and distribute AVT04 in Japan, and Fuji Pharma agreed to make certain payments to Alvotech upon the achievement of certain milestones and a one-time payment on the signature date of $4.6 million. Alvotech will also be entitled to low-double-digit royalties in certain years if Fuji Pharma achieves sales in excess of certain volumes. Under the Fuji Pharma AVT04 Supply Agreement, Alvotech will manufacture and supply, and Fuji Pharma will purchase from Alvotech, the AVT04 product. The Fuji Pharma AVT04 Supply Agreement further sets forth the terms of delivery, acceptance, price and payment terms. All invoices are payable within thirty business days, and in US Dollar and by wire transfer. The agreements terminate 20 years after the first commercial sale of AVT04 in Japan and are subject to certain customary early termination rights.

On November 18, 2020, Alvotech and Fuji Pharma entered into a binding term sheets. Under the binding term sheets, Alvotech granted Fuji Pharma an exclusive right to market, distribute and sell AVT06, AVT03 and AVT05 in Japan, subject to Fuji Pharma’s compliance with a license agreement and a supply agreement, which is to be entered into at a later date. Under the binding term sheets, Fuji Pharma further agreed to make certain one-time payments to Alvotech upon the signing of the binding term sheets for a total amount of $3 million, and further payments upon the achievement of certain milestones. The licenses terminate 20 years after the first commercial sale of the relevant product in Japan and are subject to certain customary early termination rights.
In December 2020, Alvotech and Fuji Pharma broadened the terms of their 2018 commercial partnership, under which Fuji Pharma will serve as the exclusive marketer and distributor of four Alvotech biosimilars in Japan. Under the new agreement, Fuji Pharma, which in 2018 invested $50 million in Alvotech, can seek rights to commercialize in Japan biosimilars from across Alvotech’s portfolio. Fuji Pharma was among the pioneers in Japan to develop and obtain biosimilar approval for G-CSF.
Canada
JAMP Pharma
. In December 2019, Alvotech entered into license and supply agreements with JAMP Pharma with respect to five Alvotech products. JAMP Pharma has a portfolio with more than 290 molecules and is a leader in the pharmaceutical industry in Canada. Under the terms of the agreements, Alvotech granted JAMP Pharma an exclusive right to market, sell, and distribute the products in Canada, and Fuji Pharma agreed to make certain payments to Alvotech upon the achievement of certain milestones, a one-time payment of $7.5 million upon the signing of the agreements and a one-time payment of $7.5 million by June 30, 2020. The agreements terminate 20 year after the first commercial sale of the product and are subject to certain customary early termination rights. All invoices are payable within sixty days, in euros and by wire transfer.
Additional Markets
Cipla Gulf
. In July 2019, Alvotech entered into a license and supply agreement with Cipla Gulf FZ – LLC (“Cipla Gulf”) under which Alvotech granted Cipla Gulf the exclusive right to market, promote, sell and distribute AVT02 in Algeria, Australia, Colombia, Lebanon, Malaysia, Morocco, Myanmar, Nepal, New Zealand and Sri Lanka and Cipla Gulf agreed to make certain payments to Alvotech upon the achievement of certain milestones and a one-time payment of $600,000 upon the signing of the agreement. In January 2021, Alvotech and Cipla Gulf entered into another license and supply agreement under which Alvotech granted Cipla Gulf the exclusive right to market, promote, sell and distribute four Alvotech products in Australia and New Zealand, and Cipla Gulf agreed to make certain payments to Alvotech upon the achievement of certain milestones and a one-time payment of $2 million upon the signing of the agreement. The agreements terminate ten years after the launch of the product in the relevant country, as applicable, and is subject to certain customary early termination rights. All invoices are payable within 60 days (for payments under the 2019 agreement) or 75 business days (for payments under the 2021 agreement), in US Dollar and by wire transfer.
Cipla Medpro
. In October 2020, Alvotech entered into a license and supply agreement with Medpro Pharmaceutica (Pty) Ltd (“Cipla Medpro”) under which Alvotech granted Cipla Medpro the exclusive right to market, promote, sell and distribute five products in South Africa, and Cipla Medpro agreed to make certain payments to Alvotech upon the achievement of certain milestones and a one-time payment of $1.05 million upon the signing of the agreement. The agreement terminates ten years after the launch of the relevant product and is subject to certain customary early termination rights. All invoices are payable within 70 days, in US Dollar and by wire transfer.
DKSH
. In November 2019, Alvotech entered into a license and supply agreement with Favorex Pte Ltd. (“DKSH”) under which Alvotech granted DKSH the exclusive right to market, promote, sell and distribute AVT02 in the Asia Pacific region and DKSH agreed to make certain payments to Alvotech upon the achievement of certain milestones and a one-time payment of $1.20 million upon the signing of the agreement. In August

2020, Alvotech and DKSH expanded their commercial partnership and entered into a license and supply agreement under which Alvotech granted DKSH the exclusive to market and distribute a portfolio of six more Alvotech products in more than 20 markets, including, Thailand, Taiwan, Hong Kong, Korea, Vietnam, Malaysia, Singapore, Indonesia, India, Bangladesh and Pakistan, and DKSH agreed to make certain payments to Alvotech upon the achievement of certain milestones and a one-time payment of $5.95 million upon the signing of the agreement. The agreements terminates ten years after the launch of the AVT02 and 15 years after the launch of the other relevant product in the relevant country, as applicable, and are subject to certain customary early termination rights. All invoices are payable within 90 days, in US Dollar and by wire transfer.
YAS Holding
. In October 2019, Alvotech entered into license agreements with Abu Dhabi-based YAS Holding LLC (“YAS”) under which Alvotech granted YAS the exclusive right to use, market, promote, distribute, store, re-pack, sell and import three Alvotech products in the Middle East and North Africa region, and YAS agreed to make a one-time payment of $10 million upon the signing of the agreement. The agreements will terminate ten years after the launch date of the relevant product and are subject to certain customary early termination rights. In November 2021, Alvotech expanded the license agreement with YAS to include the product candidates in Alvotech’s pipeline in these markets. In tandem with the commercial partnership, YAS also took a 2.5% equity stake in Alvotech.
Abdi Ibrahim
. In October 2019, Alvotech entered into a commercial and joint manufacturing partnership agreement with Abdi Ibrahim Ilac Sanayi ve Ticaret A.S (“Abdi Ibrahim”) for the commercialization and joint production of Alvotech’s biosimilars portfolio for the Turkey market. Abdi Ibrahim is the leader in the Turkish market. Pursuant to the technology transfer, license and supply agreement, Alvotech granted the exclusive right to use Alvotech’s know-how to import, fill, finish, market promote, sell and distribute three Alvotech products in Turkey, and Abdi Ibrahim agreed to make certain payments to Alvotech upon the achievement of certain milestones and a one-time payment of $1.13 million upon the signing of the agreement. The agreement will terminate 20 years after the launch of the products and is subject to certain customary early termination rights. All invoices are payable within 60 days, in US Dollar and by wire transfer.
Kamada
. In November 2019, Alvotech entered into license supply and distribution agreements with Kamada Ltd. (“Kamada”) under which Alvotech granted Kamada the exclusive right to register, market, promote, sell and distribute five Alvotech products in Israel, including the Palestinian Authorities, and Kamada agreed to make certain payments to Alvotech upon the achievement of certain milestones and a one-time payment of $500,000 upon the signing of the agreement. The agreements terminate ten years after the launch of the products and are subject to certain customary early termination rights. All invoices are payable within 60 days, in euros and by wire transfer.
Yangtze
. In March 2020, Alvotech and the Joint Venture entered into a distribution, marketing services and agency agreement with Yangtze under which Alvotech and the Joint Venture granted Yangtze the exclusive right to market, promote, sell and distribute eight Alvotech products in the China market and Yangtze agreed to pay the Joint Venture milestone payments of up to approximately $10 million for each product (except for Adalimumab), based on cumulative net sales achievements. To date, no payments have been paid under the agreement as no products have been commercialized in China. The floor price for each product is to be agreed upon at least twelve months before such product is expected to receive marketing authorization, and the minimum quantity of each product that Yangtze must purchase is to be agreed upon at least twelve months before the estimated launch date of such product. The agreement will terminate ten years after the launch of the first product and is subject to certain customary early termination rights, including for disagreement on the floor price of any product. The agreement will automatically renew for successive five-year renewal periods until terminated by either the Joint Venture or Yangtze with at least six months’ prior written notice.
Biosana.
In December 2021, Alvotech entered into an exclusive global licensing agreement with BiosanaPharma (“Biosana”) for the co-development of AVT23. Under the terms of the agreement, Biosana granted Alvotech an exclusive global right for AVT23, which will be produced using Biosana’s proprietary 3C process technology, and Alvotech agreed to make certain tiered royalty payments to Biosana and a one-time payment of $7.5 million upon the signing of the agreement with an additional $7.5 million due at the earlier of the closing of the Business Combination or April 30, 2022. Biosana and Alvotech are jointly responsible for developing AVT23, which is currently in late-stage development. The agreement terminates 15 years after the launch of AVT23 and is subject to certain customary early termination rights.
Our Pipeline
Product selection
Alvotech believes that the nature and quality of its platform enable it to innovate and systematically produce high quality biosimilars for treating a broad range of serious diseases. it believes that its ability to generate and capture efficiencies across research and development, manufacturing and commercialization gives it fundamental advantages in quality, cost and speed to market when competing with both originator and other biosimilar companies.
Alvotech’s fully integrated capabilities provide it wide breadth and flexibility in deciding which biosimilar opportunities to pursue, optimizing the commercial, scientific and medical impact of each program as part of its portfolio. It evaluates a rigorous set of six criteria to select its candidates:

•	Competitive situation : Evaluates originator value, brand and longevity, as well as competition from biosimilars and originators alike, on an ongoing basis.

•	Launch timing : Aims to be among the first wave of biosimilars to every reference product.

•	Portfolio fit : Seeking balance across the portfolio, assesses volume/price ratio and the ability to leverage the breadth of its R&D and manufacturing capabilities.

•
Differentiation:
Seeks opportunities where platform differentiation can be applied and exploited, for example, in potential for interchangeability (for the U.S. market), delivery device and product presentations.

•	Feasibility and cost: Ongoing assessment for technical, clinical, intellectual property and regulatory issues as well as cost and time analysis for CMC, clinical and potential for interchangeability.

•	Partner insights: Strategic input from commercial partners taken into account at every stage.
In addition to the above, Alvotech’s platform is built for flexibility that may allow Alvotech to expand into other healthcare products areas such as respiratory and primary care products.
Our Pipeline
Through our rigorous product selection and development platform, we have been able to build a pipeline comprising five disclosed biosimilar products covering a variety of therapeutic areas, including autoimmune, eye, and bone disorders, as well as cancer. Our lead program, AVT02, a high concentration formulation biosimilar to Humira, was approved by the European Commission in the fourth quarter of 2021, in Canada in January 2022, we’ve successfully conducted a switching study. We also have a second clinical program, AVT04, which uses the same SP2/0 host cell line as Stelara. AVT04 has an expected clinical readout in the second half of 2022. Beyond our registrational and clinical programs, we have three additional products, AVT06, AVT03 and AVT05, that are expected to enter the clinic in the first half of 2022, and one additional product, AVT23, that is in late-stage development. Lastly, we also have two undisclosed programs in pre-clinical
development.

We believe our pipeline, including our six disclosed programs and our two undisclosed programs, have the potential to address an originator market of over $85 billion. We intend to continuously invest in our pipeline, with the goal of adding one to two additional programs every 12 to 18 months. Our product candidates’ market opportunity is outlined in the chart below.

Our Programs
AVT02, our high-concentration biosimilar to Humira
Humira (adalimumab) inhibits tumor necrosis factor (“TNF”), which is a protein in the body that can cause inflammation. Developed and predominantly marketed by AbbVie, adalimumab is prescribed to treat a variety of inflammatory conditions including, rheumatoid arthritis, psoriatic arthritis, Crohn’s disease, ulcerative colitis, plaque psoriasis among other indications. Humira is approved and marketed in a high concentration formation (100 mg/mL) across four doses (10 mg, 20 mg, 40 mg, 80 mg) which account for roughly 80% of the U.S. Humira market. A lower concentration formulation (50 mg/mL) is also approved and marketed across three strengths (10 mg, 20mg, 40mg). In 2020, Humira worldwide net revenues were over $20 billion. Adalimumab has many of the core characteristics Alvotech looks for in selecting a candidate for development. We are aiming to be in the first wave of launches, as there are currently only two other companies developing high concentration formulation biosimilars to Humira. Additionally, adalimumab fits well within our immunology portfolio and manufacturing capabilities. The competitive landscape and broad market opportunity for adalimumab is attractive to us and our commercial partners as we are aware of only one other company that is pursuing an interchangeability designation referencing the high concentration form of the product, and others that are doing low concentration.
In November 2021, Alvotech received approval by the European Commission for AVT02, Alvotech’s high-concentration biosimilar to Humira. In January 2022, Health Canada granted marketing authorization for AVT02, which will be marketed as SIMLANDI in Canada. In September of 2021, we announced that the FDA had notified us that our application for AVT02 was being deferred. Per FDA guidance regarding Manufacturing, Supply Chain, and Drug Inspections during the
COVID-19
pandemic, the FDA may choose to defer action if no deficiencies have been identified and the application otherwise satisfies the requirements for approval, but an inspection(s) is necessary yet cannot be completed due to factors including travel restrictions. In addition to the approval as biosimilar by the EMA and the pending application at FDA, we also successfully conducted a switching study to support a potential designation for interchangeability in the U.S. We remain in active litigation with the reference product company AbbVie and currently have dates scheduled for both a Markman hearing commencing on February 4, 2022 and a trial to commence August 1, 2022.

We have conducted five clinical studies to date for AVT02, comprising of over 1,500 subjects. Most recently, in September of 2021, we announced that topline results from a randomized study in patients demonstrate no increased risk in terms of safety or decreased efficacy from repeated switches between the administration of Humira (adalimumab) and Alvotech’s high-concentration interchangeable biosimilar candidate AVT02, compared to the administration of Humira without switching (AVT02-GL-302). The study has been conducted in 568 patients with Chronic Plaque Psoriasis across five countries and 25 sites in Central and Eastern Europe. Further, no significant differences were observed in clinical pharmacokinetics (which was the primary endpoint), or the clinical efficacy, safety or immunogenicity between the switching cohort and the reference product cohort. During the lead-in period (Week 1 to Week 12), only one patient reported a serious Treatment Emergent Adverse Event (“TEAE”). During the switching module phase (Week 12 to Week 28), six patients (1.1%) reported serious TEAEs, of which five patients (1.8%) were in the AVT02/EU-Humira/AVT02 group, and one patient was in the EU-Humira group. During the extension phase, three patients reported TEAEs. Statistical analysis for this study was conducted in line with the scientific standards and in agreement with relevant regulatory guidelines and the specific advice received from major agencies during the course of development. An overview of this study is outlined below:

AVT04, our proposed biosimilar to Stelara
Stelara (ustekinumab) is a human IgG1k monoclonal antibody against the human interleukin-12
and
-23
cytokines. Marketed by Janssen, Stelara is prescribed to treat a variety of inflammatory conditions including psoriatic arthritis, Crohn’s disease, ulcerative colitis, plaque psoriasis among other indications. In 2020, Stelara’s worldwide net revenues were nearly $8 billion.
We are using an SP2/0 host cell line, which is the same manufacturing host cell line as Stelara. The infrequent dosing for Stelara is enabled by an extended half-life that is partially achieved due to the high levels of sialic acid on the monoclonal antibody. The SP2/0 host cell line allows for more efficient sialyation of the molecule as compared to CHO. Therefore, matching of the post-translational modifications and structure in a biosimilar development program for Stelara also, in our view, requires matching of the host cell line. Developing our biosimilar in the same host cell line as the originator for a product that requires such a long half-life, de-risks
the approval process and creates potential differentiation relative to other biosimilar developers. In July 2021, we announced the initiation of clinical studies for AVT04. A pharmacokinetic (PK) comparability study
(AVT04-GL-101)
is being conducted in healthy volunteers and is being conducted simultaneously in New Zealand and Australia. This is a single dose, 3-arm, parallel design to compare pharmacokinetic, safety, tolerability and immunogenicity of a single 45mg/0.5mL subcutaneous dose of AVT04, European sourced Stelara (EU-Stelara) and US sourced Stelara (US-Stelara). The study is being conducted in Australia and

New-Zealand
and the enrollment of all 294 participants was completed in the fourth quarter of 2021. The primary endpoints for this PK study are peak concentration (Cmax) and the total area under the curve (AUC0-inf). The secondary endpoints for the study include (but are not limited to) additional PK parameters, adverse events and clinical laboratory assessments, tolerability and immunogenicity parameters. This study is still ongoing, therefore allocation to either one of the treatment arms is not possible until the database lock, when the study will be unblinded. Statistical analysis for this study is being conducted in line with the scientific standards and in agreement with relevant regulatory guidelines and the specific advice received from major agencies during the course of development. Topline results from the PK study for AVT04 are expected in second half of 2022.
Simultaneously, Alvotech is conducting a comparative, confirmatory efficacy and safety clinical study (AVT04-GL-301) in patients with chronic plaque psoriasis. The clinical study is conducted at approximately 30 investigational sites in five countries across Central and Eastern Europe. The enrollment (581 patients) was completed in September 2021. The primary efficacy endpoint for
AVT04-GL-301
study is Psoriasis Area and Severity Index (PASI) percent improvement from Baseline at Week 12. The key secondary endpoints include additional efficacy parameters, adverse events and clinical laboratory assessments, tolerability, immunogenicity and pharmacokinetic parameters as well as quality of life scores. This study is still ongoing, therefore allocation to either one of the treatment arms is not possible until the database lock, when the study will be unblinded. Statistical analysis for this study is being conducted in line with the scientific standards and in agreement with relevant regulatory guidelines and the specific advice received from major agencies during the course of development. Topline results from AVT04-GL-301 are also expected in second half of 2022.
AVT06, our proposed biosimilar to Eylea
Eylea (aflibercept) is a recombinant fusion protein formulated for intravitreal administration consisting of portions of human VEGF receptors 1 and 2 extracellular domains fused to the Fc portion of human IgG1. Developed and marketed by Bayer and Regeneron, Eylea is prescribed to treat conditions including age-related
macular degeneration, macular edema, and diabetic retinopathy. In 2020, Eylea worldwide net revenues were nearly $8 billion.
Both the reference product as well as our proposed biosimilar AVT06 are produced in recombinant Chinese hamster ovary cells.
AVT06 is in
pre-clinical
development and we have produced product having a high degree of analytical similarity to the originator. Further we have engaged with global regulatory authorities on our development strategy in order to align our program with expectations from regulatory authorities and further limit development risk.
Alvotech expects the clinical program to consist of a single clinical study. Alvotech is in the process of setting up a confirmatory efficacy and safety study (AVT06-GL-C01) aimed to demonstrate comparable efficacy, safety and pharmacokinetics between AVT06 and the reference product in patients with Neovascular wet Aged-Related Macular Degeneration (AMD). The study primary endpoint is the Best-Corrected Visual Acuity (BVCA) from Baseline to Week 8. The key secondary endpoints include additional efficacy parameters, adverse events and clinical laboratory assessments, tolerability, immunogenicity and systemic pharmacokinetic parameters. The study is expected be conducted in approximately 400 patients, across several sites located in Central and Eastern Europe, Asia Pacific and Latin America. Statistical analysis for this study will be conducted in line with the scientific standards and in agreement with relevant regulatory guidelines and the specific advice received from major agencies during the course of development.
AVT03, our proposed biosimilar to both Xgeva and Prolia
Xgeva and Prolia have the same active ingredient, denosumab, but the products are approved for different indications, patient populations, doses and frequencies of administration. Denosumab is a human IgG2 monoclonal antibody with affinity and specificity for human RANKL, receptor activator of nuclear factor kappa-B
ligand. Developed and predominately marketed by Amgen, Xgeva is prescribed to prevent bone fracture, spinal cord compression or the need for radiation or bone surgery in patients with certain types of cancer, and Prolia is prescribed to prevent bone loss and increase bone mass. In 2020, Xgeva and Prolia worldwide net revenues were over $4 billion.
Both the reference product as well as our proposed biosimilar AVT03 are produced in recombinant Chinese hamster ovary cells.
AVT03 is in the
pre-clinical
phase and has been developed to have a high degree of analytical similarity to the originator. Further we have engaged with global regulatory authorities on our development strategy in order to align our program with expectations from regulatory authorities and further limit development risk.
Alvotech clinical program consists of a pharmacokinetic (PK) study in healthy volunteers and a confirmatory efficacy and safety study in patients with post-menopausal osteoporosis.
Alvotech is in the process to setting up the pharmacokinetic (PK) study (AVT03-GL-P01) in healthy volunteers aimed to compare the pharmacokinetic, safety, tolerability and immunogenicity between AVT03 and the reference product Prolia after administration of 60mg single subcutaneous dose. The study is expected to have a 2-arm, double-blind, parallel design and to be conducted at selected pharmacology units in Australia and New Zealand. Alvotech aims to recruit approximately 206 participants for this study. The primary endpoints for this PK study are peak concentration (Cmax) and the total area under the serum concentration-time curve (AUC0-inf). The secondary endpoints for this study include (but are not limited to) additional PK parameters, adverse events and clinical laboratory assessments, tolerability and immunogenicity parameters. Statistical analysis for this study will be conducted in line with the scientific standards and in agreement with relevant regulatory guidelines and the specific advice received from major agencies during the course of development.
AVT05, our proposed biosimilar to Simponi and Simponi Aria
Simponi / Simponi Aria (golimumab), inhibits TNF, which is a protein in the body that can cause inflammation. Simponi / Simponi Aria are prescribed to treat a variety of inflammatory conditions including, RA, psoriatic arthritis, ulcerative colitis among others. Simponi is a sterile solution of golimumab antibody supplied for subcutaneous use. Simponi Aria injection is a sterile solution supplied for intravenous use. We are developing both forms of the product. In 2020, Simponi and Simponi Aria generated over $3 billion in sales.
AVT05 is expressed in an SP2/0 host cell line, which matches the cell used by the developer of the originator. AVT05 is in early phase development. We have developed AVT05 to match the host cell line used by the developer of the originator and we intend to pursue interchangeability designation.
AVT23 (also called BP001), our proposed biosimilar to Xolair
Xolair (omalizumab) is an antibody that targets free IgE and is used to improve the control of severe persistent allergic asthma, for chronic (long-term) spontaneous urticaria (itchy rash) in patients with elevated IgE who do not respond to treatment with antihistamines, and to treat nasal polyps in people 18 years of age and older when medicines to treat nasal polyps called nasal corticosteroids have not worked well enough. Xolair, the only currently approved product containing omalizumab, was first approved in 2003. In 2020, global sales of Xolair reached $3.3 billion.
AVT23 is in late-stage development. AVT23 will be produced using Biosana’s proprietary 3C process technology, a fully continuous operation to allow for highly productive, low-cost manufacturing. A pharmacokinetic (PK) comparability study has been completed showing that AVT23’s bioavailability, safety, tolerability and immunogenicity are comparable to those of Xolair.

Undisclosed programs, AVT16 and AVT33
We are currently in early phase development for two additional products that have not yet been publicly disclosed, AVT16, a proposed biosimilar to an immunology product, and AVT33, a proposed biosimilar to an oncology product.
Material Agreements, Partnerships and Suppliers
STADA Out-License Contracts in the European Union and Certain Other Countries
AVT02, AVT03, AVT04, AVT05, AVT06, and AVT16 Out-License Contracts
From August to November of 2019, we entered into similar license and supply agreements (“out-license contracts”) with STADA which were amended in March 2020, pursuant to which we granted STADA exclusive licenses (even as to us and our affiliates) to import, commercialize and market certain products containing AVT02, AVT03, AVT04, AVT05, AVT06, and AVT16 in the European Union and certain other countries. Under the amended agreements, STADA also received joint ownership of certain of our intellectual property covering such products in the EU and certain other countries under certain conditions. Pursuant to the amended agreements, we are required to provide, and STADA is required to obtain, all of STADA’s requirements of the licensed products for a defined period of time. We are also obligated to develop the licensed products, including performing all pre-clinical and clinical activities required to submit grants to obtain marketing authorizations for the licensed products in the EU and certain other countries, whereas STADA is required to use all commercially reasonable efforts to sale, market, import and store the licensed products and Alvotech has the right to terminate if STADA does not launch after fulfillment of certain conditions. STADA will remit approximately 40% of its in-market sales to us in the form of sales-based royalties.
As of December 31, 2021, we have received $32.8 million in upfront payments and milestone payments, and we are eligible to receive aggregate payments of up to an additional $296.1 million upon achievement of certain financial, regulatory, commercial, manufacturing and sales milestones. Subject to certain conditions, the consideration paid to us is subject to a partial or full refund to STADA on a product-by-product basis if (i) the net sales of a product fall below certain specified thresholds, (ii) the manufacture, marketing or sale of such product would result in patent infringement, or (iii) we materially breach the agreement and fail to cure within 60 days of receiving notice from STADA.
The licenses granted to STADA will remain exclusive until the fifth anniversary of STADA’s first sale of a product in a country, on a product-by-product and country-by-country basis. STADA may extend the exclusivity period up to three times for an additional five years by providing written notice one year prior to the expiration of the exclusivity period. Upon expiration of the exclusivity period for a product in a country, STADA will retain a non-exclusive license to import, commercialize and market such product in the country, and will be granted a worldwide, non-exclusive license to manufacture such product for sale in such country.
Expansion of the AVT02 Agreement
In May 2021, we entered into a second amendment of the AVT02 agreement to, among other things, expand the agreement to include an additional product and provide certain additional terms for the development, licensing and commercialization of such product. Under the amended agreement, we granted STADA a perpetual, exclusive license to import, commercialize and market the additional product in the EU and certain other countries. Under the terms of the amended agreement, we are eligible to receive aggregate payments of up to an additional $3.6 million upon certain development milestones as payment for the development costs of the additional product, of which Alvotech has received $1.1 million as of December 31, 2021. If STADA grants us a non-exclusive license to import, commercialize and market the additional product, we will be required to reimburse a portion of the milestone payments received for the development of the additional product. Upon expiration of the exclusive license of any AVT02 product in a country, STADA will be granted a worldwide, non-exclusive license to manufacture the additional product for sale in such country. Prior to the completion of development of the additional product, STADA may terminate its rights to the additional product upon 10 days written notice. Upon such termination, we would no longer be eligible for payments for the subsequent completion of milestones for the additional product.
License and Development Agreement with Teva Pharmaceuticals International GmbH
In August 2020, we entered into a license and development agreement with Teva which was amended in June 2021, for the commercialization of certain biosimilar products in certain territories (the “LDA”). Under the LDA, we granted Teva an exclusive license (even as to us and our affiliates), with the right to sublicense through multiple tiers, to use, import, commercialize, and market products containing AVT02, AVT04, AVT05, AVT06 and AVT16 in the United States and each of its territories, districts and possessions, including the Commonwealth of Puerto Rico. Under the LDA, Teva has the exclusive right to reference (i) the registration dossiers of certain biosimilar products for its BLA approval, (ii) its BLA approval, (iii) all clinical studies conducted by or on our behalf with respect to the development of certain biosimilar products for purposes of obtaining its applicable BLA approval. Under the LDA, we granted Teva the right of first negotiation for commercialization and marketing rights in certain territories for certain future biosimilar products for five (5) years from the effective date of the agreement, excluding AVT03.
As consideration for the rights granted to Teva under the LDA, Teva will pay us license and milestone fees. As of December 31, 2021, we received $75 million in upfront payments and milestone payments, and we are eligible to receive aggregate payments of up to an additional $455 million upon achievement of certain financial, regulatory, commercial, manufacturing and sales milestones.
The LDA expires on a product-by-product basis ten (10) years from the first commercial sale of a product, subject to possible one-year extensions. Either party may terminate the LDA on a product-by-product basis for any material breach by the other party that is not remedied within a specified time period, or if either party reasonably believes that there is a material safety issue with respect to such product. Teva may terminate the LDA on a product-by-product basis within certain time periods, only if Teva reasonably demonstrates a lack of commercial viability for such product and Alvotech retains already paid milestone payments and allowed to partner with someone else. Either party may also terminate the LDA upon insolvency of the other party. The LDA will automatically terminate as a whole upon the termination of the Teva Product Supply Agreement, or in part with respect to any product if the Teva Product Supply Agreement is terminated with respect to such product.
Product Supply Agreement with Teva Pharmaceuticals International GmbH
In connection with the LDA, we entered into a product supply agreement with Teva in August 2020 for the exclusive manufacture and supply of each product during such product’s respective product supply term (the “PSA”). Under the PSA, we will manufacture and supply each product exclusively in the territory for and to Teva for the marketing of such product in the territory and fully meet purchase orders for the product that have been accepted or deemed accepted by us. We will also provide, at our cost, all packaging materials for each product. However, Teva will reimburse our costs for any packaging or labeling materials as specified in the first six months of a forecast which can no longer be used due toa change in artwork requested by Teva. Teva has agreed to a minimum order quantity for each product for the determined supply price. Pursuant to the PSA, Teva will remit approximately 40% of its in-market sales to us in the form of sales-based royalties.
The PSA expires on a product-by-product basis until the expiration or earlier termination of the LDA in respect of that product or termination of the LDA as a whole. Either party may terminate the PSA on a product-by-product basis for any material breach by the other party that is not remedied within a specified time period. Either party may terminate the agreement with respect to a product if the BLA approval for a product in the territory is revoked by a regulatory authority due to a health, safety or efficacy concern. Under the PSA, Teva may require us to purchase any and all unsold quantities of products ordered by Teva prior to termination. We may terminate the PSA if Teva fails to fulfill the minimum quantity of each product. Additionally, either party may terminate the PSA with respect to a product if a margin split event occurred which results in a negative margin for a period of four (4) consecutive calendar quarters.
China Joint Venture
In September 2018, Alvotech created a 50-50 joint venture with the Joint Venture Partner to develop, manufacture and commercialize Alvotech’s biosimilar medicines in China and for the China market. Pursuant to a joint venture agreement, as amended on February 17, 2019, the Joint Venture Partner is investing $100 million in cash to build a state-of-the-art biologic medicine manufacturing facility in Changchun, and Alvotech is contributing the same value via a combination of additional capital and the granting of market licenses for six of its biosimilar medicines in the China market under a separate technology license contract. These capital contributions are made in installments pursuant to the contribution schedule in the joint venture agreement. There are no other anticipated payments under the joint venture agreement aside from the aforementioned capital contributions.
The Joint Venture Partner’s responsibilities include building the manufacturing facility, hiring employees, and obtaining the requisite approvals, permits and licenses for the operation of the facility. Alvotech’s responsibilities include providing the Joint Venture with technical support for the construction of the facility, procuring equipment, and providing technical experts and training. Profit distributions from the Joint Venture shall be made to Alvotech and the Joint Venture Partner in proportion to their respective paid-up capital contributions. The duration of the Joint Venture is infinite, but the joint venture agreement is subject to certain customary termination rights. Upon termination of the joint venture agreement, the Joint Venture shall be dissolved, or if terminated pursuant to a breach, the non-breaching party may opt to buy out the other party pursuant to the terms of the joint venture agreement.
This joint venture provides Alvotech with the ability to expeditiously enter its products into the Chinese market, leveraging the Joint Venture Partner’s experience and reputation in the China market as well as expertise in local registration, certification, and approval processes. In 2019, the Joint Venture broke ground on its manufacturing facility, and is expected to be operational in 2022.
Competition
Alvotech believes its focus on biosimilars, investment in its platform, and global market reach endow it with a differentiated set of strategic advantages in the dynamic and competitive biosimilars marketplace. These features include substantial control over quality and capacity allocation; the ability to find and exploit operational and process efficiencies across R&D and manufacturing; and the agility to rapidly, flexibly and efficiently pivot to new opportunities to advance a broad portfolio of product candidates. Alvotech believes these advantages expand its opportunity and support its commercial and medical goals of accelerating the development of cost-effective biosimilars that are as close to the reference products as possible, and then getting them to the patients around the world who need them.
The specific characteristics of the competitive landscape for each of Alvotech’s publicly announced product development programs include but are not limited to:
AVT02
. Alvotech expects AbbVie (the originator) as well as Amgen, Boehringer Ingelheim GmbH, Biocon/FujiFilm/Viatris, Celltrion, Fresenius Kabi Pfizer, Samsung Bioepis, and Sandoz to be its main competitors for AVT02, a biosimilar product candidate to Humira (adalimumab). Most of these companies have either launched or disclosed development plans for a 50mg/ml Humira biosimilar in the U.S., EU, or both, as well as in some other global markets. Celltrion and Alvotech are the only two companies with regulatory approval in the EU for a 100 mg/mL biosimilar version of adalimumab. In November of 2021, Amgen announced that the company is enrolling patients in a Phase 3 study to support interchangeability designation in the U.S. The study indicates Amgen is utilizing a 100 mg/mL version of the product with their study.

AVT04
. Alvotech expects Janssen (the originator) as well as Amgen, Celltrion, Samsung Bioepis, BioFactura,
Bio-Thera,
Formycon, Meiji, Neuclone, Samsung and Sandoz to be its main competitors for AVT04, a biosimilar candidate to Stelara (ustekinumab), all of which have disclosed development plans for a Stelara biosimilar. Janssen is also attempting to defend against biosimilar competition by expanding the label for Stelara and by launching follow-on
drugs.
AVT06
. Alvotech expects Regeneron (the originator) Amgen, Celltrion, Formycon, Qilu/Alteogen, Sam Chun Dang, Samsung Bioepis, Sandoz, and Viatris to be its main competitors for AVT06, a biosimilar candidate to Regeneron’s Eylea (aflibercept). As the originator, Regeneron is currently working to expand the label for Eylea and developing higher-concentration formulations.
AVT03
. Alvotech expects Amgen (the originator), Celltrion, Eden Biologics, Fresenius Kabi, Samsung Bioepis, Sandoz, Gedeon Richter and Teva to be its main competitors for AVT03, a biosimilar candidate to Prolia/Xgeva (denosumab), as they have all disclosed development plans for a Prolia/Xgeva biosimilar. Sandoz is additionally pursuing development for a biosimilar to Prolia/Xgeva in Japan, as are multiple companies in China. Alvotech believes that Evenity, a follow-on
drug launched by Amgen with similar characteristics as Prolia/Xgeva, is likely most indicated for a subpopulation with very severe disease and is priced at a significant premium to Prolia/Xgeva.
AVT05
. Alvotech expects Janssen (the originator), Biothera, Fresenius, and Reliance to be its main competitors for AVT05, a biosimilar candidate to Janssen’s Simponi (golimumab). The originator, Janssen, is solidifying the reference product’s market position by actively expanding the label and by winning approvals in Japan and China. As AVT05 is to Alvotech’s knowledge the most advanced biosimilar to Simponi in development for the global market, Alvotech believes that the originator’s success in expanding the market for the reference product will prove to be a benefit to AVT05’s commercial positioning.
AVT23.
Alvotech expects Genentech (the originator), Celltrion and Teva to be its main competitors for AVT23, a biosimilar candidate to Genentech’s Xolair (omalizumab). As the originator, Genentech is currently working to expand the label for Xolair.
Intellectual Property
The branded pharmaceutical industry relies on patent protection as one of several means to maintain exclusivity on the market. As a biosimilar-focused company, our success will depend in part on our ability to avoid infringement of, to invalidate, and/or to license any relevant and material intellectual property rights of third parties. We expect all branded companies that market products in which we are developing a biosimilar to vigorously protect what they view as their proprietary rights. We fully understand that efforts to market our products may result in patent litigation, which may determine whether a particular patent at issue is valid and whether Alvotech has infringed such a patent. Timelines for resolution to patent disputes are difficult to estimate and are very specific to a particular situation (including, for example, the jurisdiction).
While our principal focus in matters relating to intellectual property is to avoid infringing the valid and enforceable rights of third parties, we also use a combination of intellectual property protection and confidentiality agreements to protect our own intellectual property related to our product candidates and development programs. We strive to protect and enhance the proprietary technologies, inventions and improvements that we believe are important to our business, including by seeking, maintaining, enforcing and defending trademarks, trade secrets, patent rights, and other intellectual property rights for our products and processes, whether developed internally or licensed from third parties.
We are actively building our own intellectual property portfolio around our product candidates and platform technologies, including our manufacturing processes, and intend to identify and obtain, directly or through a license, as appropriate, patents that provide protection to our intellectual property and technology base. As of

January 26, 2022, our patent portfolio consists of several pending patent applications related to our AVT02 product:

•
We have patent applications entitled “pharmaceutical formulations for adalimumab” that are pending in Europe, Canada, Australia, Japan, New Zealand, China, and the United States, all owned by Alvotech. Any patents issuing from these pending applications would be expected to expire no earlier than 2038.

•
We also have patent applications entitled “Aqueous Formulations of TNF-alpha Antibodies in High Concentrations” that are pending in Australia, New Zealand, Japan, Israel, Europe, China, the United States and Canada, all owned by Alvotech. Any patents issuing from these pending applications would be expected to expire no earlier than 2040.

With respect to these pending and any future applications, we cannot be sure that patents will be granted in any or all jurisdictions, nor can we be sure that any patents that may be granted to us in the future will be commercially useful in protecting our products. In addition to patents, Alvotech also relies on trademarks, trade secrets, know-how, continuing technological innovation, confidentiality agreements, and IP assignment agreements in place with our employees to develop and maintain our proprietary position and ensure the future commercial success of our products.
Regulatory Landscape
Government Regulation and Product Approval
Government authorities at the federal, state and local level in the United States and in other countries extensively regulate, among other things, the research, development, testing, clinical trials manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products such as those we are developing. The processes for obtaining regulatory approvals in the United States and in other countries, along with subsequent obligation of compliance with applicable statutes and regulations, can vary widely and can require the expenditure of substantial time and financial resources.
FDA Approval Process
All of our current product candidates are subject to extensive pre-
and post-market regulation in the United States by the FDA as biological products, or biologics. The Public Health Service Act, or PHSA, the Federal Food, Drug and Cosmetic Act, or FFDCA, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, post-approval changes, and import and export of biologics. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending Biologics License Applications, or BLAs, withdrawal of approvals or revocation or suspension of licenses, clinical holds, warning letters, product recalls, product seizures, injunctions, fines, civil penalties or criminal penalties. The PHSA and its implementing regulations provides FDA authority to immediately suspend licenses in certain situations where FDA determines that there exists a danger to health, and to promulgate and enforce regulations to prevent the introduction or spread of communicable diseases in the United States and between states.
The process required by the FDA before a new biologic may be marketed in the United States is long, expensive and inherently uncertain. In order to establish the safety, purity and potency (effectiveness) of the biologic, biologics development in the United States typically involves, among other things, pre-clinical
laboratory and animal tests, the submission to the FDA of an investigational new drug application, or IND, which must become effective before U.S. clinical investigations in humans may commence, and adequate and well-controlled clinical trials to establish the safety, purity and potency of the biologic for the conditions of use for which FDA approval is sought. Developing the data to satisfy FDA approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Pre-clinical
tests include laboratory evaluation of product chemistry, formulation and toxicology, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the pre-clinical
tests must comply with federal regulations and requirements, including good laboratory practices. An IND must be submitted to the FDA to administer an investigational new drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for human studies, although the IND must also include safety data, e.g., the results of pre-clinical
testing and animal testing assessing the toxicology and pharmacology of the product along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long term pre-clinical
tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted.
An IND must become effective before United States clinical trials may begin. There is generally a
30-day
waiting period after the IND submission, after which clinical investigations can begin, unless the FDA notifies the sponsor of concerns or questions related to a clinical hold. If that happens, the sponsor and the FDA must resolve the hold issue(s) before the clinical investigation can begin. Otherwise, the clinical trial proposed in the IND may begin at the conclusion of this
30-day
period.
Clinical trials involve the administration of the investigational new drug to volunteers or patients all under the supervision of a qualified investigator. Clinical trials must be conducted in compliance with federal regulations on good clinical practice, or GCP, including, for example, regulations regarding the protection of human subjects, defining, the roles of clinical trial sponsors, administrators and monitors, and governing protocols detailing the objectives of the trial and, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to the FDA as part of the IND. Before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP.
The FDA may order the temporary or permanent discontinuation of a clinical trial at any if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients, among other reasons. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board, or IRB, for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or may impose other conditions. The study sponsor may also suspend a clinical trial at any time on various grounds, including a determination that the subjects or patients are being exposed to an unacceptable health risk.
Clinical trials to support BLAs for marketing approval of a reference biologic product under the 351(a) pathway are typically conducted in three sequential phases, but the phases may overlap or be combined. In Phase 1, the biologics are initially introduced into patients or healthy human subjects and the biologic is tested to assess the safety/tolerability, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence of effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the biologic for a particular indication, dosage tolerance and optimum dosage and to identify common adverse effects and safety risks. If a product candidate demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 clinical trials are undertaken to obtain additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites. These Phase 3 clinical trials are intended to establish data sufficient to demonstrate substantial evidence of the efficacy and safety of the product to permit the FDA to evaluate the overall benefit-risk relationship of the biologic and to provide adequate information for the labeling of the biologic. Trials conducted outside of the United States under similar,
GCP-compliant
conditions in accordance with local applicable laws may also be acceptable to the FDA in support of product licensing.
Sponsors of clinical trials for investigational drugs generally must publicly disclose certain clinical trial information, including detailed trial design and trial results in a public database administered by the U.S. Department of Health and Human Services. These requirements are subject to specific timelines and apply to most clinical trials of
FDA-regulated
products.

After completion of the required clinical testing in accordance with all applicable regulatory requirements, detailed information regarding the investigational product is prepared and submitted to the FDA in the form of a BLA requesting approval to market the product for one or more indications or conditions of use. FDA review and approval of the BLA is required before marketing of the product may begin in the United States. The BLA will include the results of pre-clinical,
clinical and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture and controls and must demonstrate the continued safety, purity, and potency (efficacy) of the product based on these data.
Manufacturing controls and conformance to current good manufacturing practices (“cGMPs”) are considered very important for biological products. The BLA must also contain extensive manufacturing information. The FDA will inspect the facility or the facilities at which the biologic is manufactured to ensure conformance to cGMPs. The
COVID-19
pandemic has impacted the FDA’s ability to complete timely inspections of manufacturing sites. FDA is using alternative tools, where available, to determine or mitigate the need for an inspection and to support the application assessment. This can include reviewing a firm’s previous compliance history, using information sharing from trusted foreign regulatory partners through mutual recognition agreements and other confidentiality agreements, requesting records “in advance of or in lieu of” facility inspections or voluntarily from facilities and sites, and conducting remote interactive evaluations where appropriate.
The cost of preparing and submitting a BLA is substantial. Under federal law, the submission of most original BLAs is subject to a multi-million dollar application user fee, as well as annual fees, both of which are typically increased annually.
The FDA has agreed to certain performance goals in the review of BLAs. First, the FDA has agreed to determine whether the application will be accepted for filing based on the agency’s threshold determination that it is sufficiently complete to enable substantive review within 60 days from its receipt of a BLA. Once the submission is accepted for filing, the FDA begins an in-depth
review. The FDA’s stated goal is to review most original BLA applications for standard review biologics within ten months from the date the application is accepted for filing. Although the FDA often meets its user fee performance goals, the review goal date can be extended in the event of a “major amendment,” or can be extended by requests for additional information or clarification, and FDA review may not occur on a timely basis at all. Additionally, as a result of the ongoing
COVID-19
pandemic, review timelines may be delayed even further.
The FDA often refers applications for novel biologics or biologics which present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation and a recommendation as to whether the application should be approved and/or specific use and approvability questions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.
The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. After the FDA evaluates the BLA, including the facilities listed in the BLA, it issues either an approval letter or a complete response letter. A complete response letter outlines the deficiencies in the submission. Remedying those deficiencies may require substantial additional testing or information in order for the FDA to consider the resubmitted application for approval. If, or when, those deficiencies have been addressed to the FDA’s satisfaction such that a resubmitted BLA is approvable, the FDA will issue an approval letter. The FDA has committed to user fee goals of reviewing such resubmissions in two or six months depending on the type of information included. The FDA approval is never guaranteed, and the FDA may refuse to approve a BLA if applicable regulatory criteria are not satisfied. Additionally, while the agency may utilize alternative approaches such as records requests in lieu of inspections for certain facilities, the agency is also deferring actions (i.e., missing the goal dates) on BLAs for which they have been unable to conduct site inspections due to the
COVID-19
pandemic as FDA regulations generally require a
pre-approval
inspection for

biologics in addition to the BLA’s demonstration the biologic is safe, pure and potent (effective) under the conditions of use sought. For BLAs where FDA defers action, there is no submission or communication needed by the applicant to ensure that an inspection will be scheduled to support approval.
Under the PHSA, the FDA will approve a BLA if it determines, among other things, that the product is safe, pure and potent and the facility where the product will be manufactured meets standards designed to ensure that it continues to be safe, pure and potent. An approval letter authorizes commercial marketing of the biologic with specific prescribing information for specific indications. The approval for a biologic may be significantly more limited than requested in the application, including limitations on the specific conditions of use, which could restrict the commercial value of the product. The FDA may also require that certain contraindications, warnings or precautions be included in the product labeling. In addition, under certain circumstances, the FDA may require a risk evaluation and mitigation strategy, or REMS, as a condition of approval, if necessary to ensure that the benefits of the biologic outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the biologic. Moreover, product approval may include post-marketing commitments and/or post-marketing-requirements, including, for example, pediatric studies, safety monitoring, and Phase 4 trials.
Certain types of biologics may also be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official lot release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency and effectiveness of biological products. After approval of biologics, manufacturers must address any safety issues that arise, may be subject to recalls or a halt in manufacturing under certain circumstances, and are subject to periodic inspection after approval.
Because biologically-sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.
Abbreviated Licensure Pathway of Biological Products as Biosimilars under 351(k)
The Biologics Price Competition and Innovation Act of 2009, or BPCIA, amended the PHSA and created an abbreviated approval pathway for biological products shown to be highly similar to an
FDA-licensed
reference biological products. This pathway was established as a way to provide more treatment options, increase access to lifesaving medications, and potentially lower health care costs through competition. Under the 351(k) (biosimilar) approval pathway, an application for licensure of a biosimilar product must include information demonstrating biosimilarity based upon the following (unless a specific element is waived by FDA):

•	analytical studies demonstrating that the proposed biosimilar product is highly similar to the approved product notwithstanding minor differences in clinically inactive components;

•	animal studies (including the assessment of toxicity and immunogenicity); and

•
a clinical study or studies (including the assessment of immunogenicity and pharmacokinetics or pharmacodynamics) that are sufficient to demonstrate safety, purity, and potency in one or more appropriate conditions of use for which the reference product is licensed and intended to be used and for which licensure is sought for the biological product.

In addition, an application submitted under the 351(k) pathway must include information demonstrating that:

•
the proposed biosimilar product and reference product utilize the same mechanism of action for the condition(s) of use prescribed, recommended or suggested in the proposed labeling, but only to the extent the mechanism(s) of action are known for the reference product;

•	the condition or conditions of use prescribed, recommended or suggested in the labeling for the proposed biosimilar product have been previously approved for the reference product;

•	the route of administration, the dosage form and the strength of the proposed biosimilar product are the same as those for the reference product; and

•	the facility in which the biological product is manufactured, processed, packed or held meets standards designed to assure that the biological product continues to be safe, pure, and potent.
Biosimilarity, as defined in PHSA §351(i), means that the biological product is highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity and potency of the product. In addition, section 351(k)(4) of the PHSA provides for a designation of “interchangeability” between the reference and biosimilar products if certain additional criteria are met, whereby the biosimilar may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product. An application seeking licensure as an interchangeable must include information sufficient to demonstrate that:

•	the proposed product is biosimilar to the reference product;

•	the proposed product is expected to produce the same clinical result as the reference product in any given patient; and

•
for a product that is administered more than once to an individual, the risk to the patient in terms of safety or diminished efficacy of alternating or switching between the biosimilar and the reference product is no greater than the risk of using the reference product without such alternation or switch.

As with other biological products, FDA approval of a BLA is required before a biosimilar may be marketed in the United States. Biosimilar BLAs (or “351(k) BLAs”) are not required to duplicate the entirety of the data package used to establish the safety and effectiveness of the reference product. Rather, a 351(k) BLA will be approved based on a demonstration of biosimilarity to the reference product, including the information outlined above, and does not require an independent showing of safety and effectiveness. Because a biosimilar can rely in part on FDA’s previous determination of safety and effectiveness for the reference product for approval, biosimilar applicants generally do not need to conduct as many clinical trials. Biosimilar products also may be approved for an indication without direct studies of the biosimilar in that indication, with sufficient scientific justification for extrapolation. However, the FDA may not approve a 351(k) BLA if there is insufficient information to show that the biosimilar is “highly similar” to the reference product or that there are no clinically meaningful differences between the biosimilar product and the reference product. In addition, as with innovator BLAs, biosimilar BLAs will not be approved unless the product is manufactured in facilities designed to assure and preserve the biological product’s safety, purity and potency.
The process for filing and review of a BLA submitted through the 351(k) pathway is very similar to that of a BLA submitted through the 351(a) pathway, although there is a period of statutory exclusivity during which time the FDA is precluded from filing a 351(k) BLA that references a protected reference product. Subsequently, the FDA will accept the application for filing if it meets the regulatory criteria. The FDA may refuse to file applications that it finds are incomplete. The FDA will treat a biosimilar application or supplement as incomplete if, among other reasons, any applicable user fees assessed under the Biosimilar User Fee Act of 2012 have not been paid. In addition, the FDA may accept an application for filing but deny approval on the basis that the sponsor has not demonstrated biosimilarity, in which case the sponsor may choose to conduct further analytical, preclinical or clinical studies and resubmit the BLA to demonstrate biosimilarity under section 351(k).

The timing of final FDA approval of a biosimilar for commercial distribution depends on a variety of factors, including whether the manufacturer of the branded product is entitled to one or more statutory exclusivity periods, during which time the FDA is prohibited from approving any products that are biosimilar to the branded product. The FDA cannot approve a biosimilar application for 12 years from the date of first licensure of the reference product. A reference product may also be entitled to exclusivity under other statutory provisions. For example, a reference product with orphan drug exclusivity for a particular orphan “disease or condition” may be entitled to seven years of exclusivity, in which case no product that is biosimilar to the reference product may be approved until either the end of the
12-year
period provided under §351(k)(7), and no biosimilar may be approved for the orphan disease or condition until the end of the seven-year orphan drug exclusivity period. In certain circumstances, a regulatory exclusivity period can extend beyond the life of a patent and thus block §351(k) applications from being approved on or after the patent expiration date.
The first biological product determined to be interchangeable with a branded reference product for any condition of use is also eligible for a period of exclusivity, during which time the FDA may not determine that another product is interchangeable with the same reference product for any condition of use. This exclusivity period lasts until the earlier of: (1) one year after the first commercial marketing of the first interchangeable product; (2) 18 months after resolution of a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product, based on a final court decision regarding all of the patents in the litigation or dismissal of the litigation with or without prejudice; (3) 42 months after approval of the first interchangeable product, if a patent infringement suit instituted under 42 U.S.C. § 262(l)(6) against the applicant that submitted the application for the first interchangeable product is still ongoing; or (4) 18 months after approval of the first interchangeable product if the applicant that submitted the application for the first interchangeable product has not been sued under 42 U.S.C. § 262(l)(6).
Advertising and Promotion
The FFDCA prohibits the marketing, promotion, or advertising of an investigational drug as if it has been demonstrated to be safe and effective for the uses for which it is being studied. Once a BLA is approved, a product will be subject to continuing post-approval regulatory requirements, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse events. For instance, the FDA closely regulates the post-approval advertising, marketing and promotion of drugs, including biologics, including, for example, direct-to-consumer
advertising,
off-label
promotion, and industry-sponsored scientific and educational activities. Violations of the FDA’s requirements around advertising, marketing, and promotion of drugs can result in significant enforcement activities, including the issuance of warning letters or untitled letters, which may direct a company to correct deviations from FDA, and federal and state investigations, which can lead to civil and criminal penalties, lawsuits, and prosecutions.
As with all drugs, biologics may be marketed only as consistent with
FDA-approved
labeling. After approval, most changes require submission and FDA approval supplemental BLA before the change can be implemented. This includes changes to labeling or manufacturing processes (including changes to facilities), which typically require prior approval of a supplement. A supplement for a 351(a) BLA seeking to add a new indication typically requires new clinical data, and the FDA generally uses the same procedures and actions in reviewing BLA supplements with clinical data as it does in reviewing BLAs. There are also continuing reporting requirements for marketed drug products.
Adverse Event Reporting and GMP Compliance
In addition to regular periodic reports following FDA approval of a BLA and compliance with any post-marketing commitments or post-marketing requirements, license-holders also must comply with adverse event reporting requirements and must continue to conform to cGMPs, as described above. Manufacture, packaging, labeling, storage, and distribution procedures must continue to conform to cGMP after approval, and FDA conducts periodic surveillance inspections intended to ensure such ongoing compliance. Biologics manufacturers and their manufacturing subcontractors are generally required to register their establishments with the FDA and certain state agencies. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with cGMP.
Post-approval discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency or issues with manufacturing processes or cGMP compliance, or other failures to comply with regulatory requirements, may lead the FDA to, for example:

•	require revisions to approved labeling to add new safety information;

•	require post-market studies to assess new safety risks;

•	issue fines, warning letters, or untitled letters;

•	place post-approval clinical trials on hold;

•	detain or refusal to permit the import or export of products; or

•	seek injunctions, civil forfeiture, civil money penalties, or other civil relief; or

•	seek criminal penalties or prosecution.
Under certain circumstances, FDA may initiate proceedings to suspend or revoke a license or recall the product from the market.
Other Healthcare Laws and Compliance Requirements
Although we currently do not have any products on the market or engage with any licensed health care providers in the United States, our current and future business operations are subject to healthcare regulation and enforcement by the federal government and the states and foreign governments in which we conduct our business. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security and physician sunshine laws and regulations.
The federal Anti-Kickback Statute (“AKS”) prohibits any individual or entity from knowingly and willfully offering or paying “remuneration,” directly or indirectly, overtly or covertly, in cash or in kind to induce another individual or entity to: (a) refer an individual to a person for the furnishing (or arranging for the furnishing) of any item or service for which payment may be made under a federal health care program; (b) purchase or order any covered item or service; (c) arrange for the purchase or order of any covered item or service; or (d) recommend the purchase or order of any covered item or service. It also is illegal under the Anti-Kickback Statute to solicit or receive remuneration for such purposes. “Remuneration” is generally defined to include any transfer of value, in cash or in kind, including gifts or free product, meals, discounts, rebates, and other price concessions. Courts have broadly construed the AKS to include virtually anything of value given to an individual or entity if one purpose of the remuneration is to influence the recipient’s reason or judgment relating to referrals.
There are statutory exceptions and regulatory safe harbors specifying certain payment practices that will not be considered to violate the AKS. Such exceptions and safe harbors include, among others, protection for payments for personal services and management contracts, and for certain discounts. If a payment practice falls squarely within one of the exceptions or safe harbors, it will be immune from criminal prosecution and civil exclusion under the AKS. Importantly, the failure of an arrangement to fall within a statutory exception or regulatory safe harbor does not mean that it necessarily violates the AKS; however, the legality of such arrangements may be closely scrutinized by federal authorities on a facts and circumstances basis and are not protected.
Additionally, states have enacted similar kickback statutes that may apply to healthcare services reimbursed by private insurance, not just those reimbursed by a federal or state health care program. The specific scope of these laws vary. However, in many instances, activities that are protected from scrutiny under the federal statute would not violate the state statutes.

Further, pursuant to changes made under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”) any claims submitted to Medicare or Medicaid as a result of an illegal kickback constitutes a false or fraudulent claims under the federal False Claims Act (“FCA”). Additionally, the ACA amended the intent requirement of the AKS so that a person or entity no longer needs to have actual knowledge of the AKS, or the specific intent to violate it, to have violated the statute.
The civil false claims laws, including the FCA, prohibits, among other things, knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the FCA may be brought by the government or as a qui tam action by a private individual in the name of the government. Government enforcement agencies and private whistleblowers have investigated pharmaceutical companies for or asserted liability under the FCA for a variety of alleged promotional and marketing activities, such as providing free products to customers with the expectation that the customers would bill federal programs for the products; providing consulting fees and other benefits to physicians to induce them to prescribe products; and engaging in promotion for unapproved uses. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws.
The federal Health insurance Portability and Accountability Act of 1996 (“HIPAA”) created additional federal criminal statutes that prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of whether the payor is public or private, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing or covering up by any trick, scheme or device a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Additionally, the ACA amended the intent requirement of some of these criminal statutes under HIPAA so that a person or entity no longer needs to have actual knowledge of the statute, or the specific intent to violate it, to have committed a violation.
In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. For instance, the federal Physician Payments Sunshine Act (“Sunshine Act”) requires certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with specified exceptions) to report annually information related to specified payments or other transfers of value provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals and to report annually specified ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding its payments and other transfers of value to physician assistants, nurse practitioners, clinical nurse specialists, anesthesiologist assistants, certified registered nurse anesthetists and certified nurse midwives during the previous year.
In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations, impose requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates. Among other things, HITECH makes HIPAA’s security standards directly applicable to business associates, defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

Many states have also adopted laws similar to each of the above federal laws, which may be broader in scope and apply to items or services reimbursed by any third-party payor, including commercial insurers. We may also be subject to state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, and/or state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and pricing information, state and local laws that require the registration of pharmaceutical sales representatives, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.
The shifting commercial compliance environment and the need to build and maintain robust systems to comply with different compliance and/or reporting requirements in multiple jurisdictions increase the possibility that a healthcare company may violate one or more of the requirements. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to significant penalties, including, without limitation, administrative, civil, and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs and imprisonment.
International Regulation
In addition to regulations in the United States, a variety of foreign regulations govern clinical trials, marketing authorization procedures and commercial sales and distribution of pharmaceutical products. The approval process varies from country to country and the time to approval may be longer or shorter than that required for FDA approval. In the European Union, the approval of a biosimilar for marketing is based on an opinion issued by the European Medicines Agency and a related decision issued by the European Commission. However, the subsequent substitutability of a biosimilar for the innovator product is a decision that is made at the national level on a country-by-country
basis in individual EU Member States. Other regions, including Canada, Japan and Korea, also have their own regulatory pathways governing the approval and marketing of biosimilars. Some third countries (such as Singapore and Malaysia) have adopted EU guidance. Other countries (such as (Cuba and Brazil) follow guidance issued by the World Health Organization. While there are some similarities between the regulatory requirements across regions, some areas of substantial difference remain.
Pharmaceutical Coverage, Pricing and Reimbursement
In the United States and other countries, sales of our products will depend on the availability and extent of coverage and reimbursement from third-party payors, including government healthcare programs and private insurance plans. Patients who are provided medical treatment for their conditions generally rely on third party payors to reimburse all or part of the costs associated with their treatment. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors are critical to new product acceptance. Governments and private payors continue to pursue initiatives to manage drug utilization and contain costs. These payors are increasingly focused on the effectiveness, benefits, and costs of similar treatments, which could result in lower reimbursement rates for our products or narrower populations for whom payors will reimburse. Continued intense public scrutiny of the price of drugs and other healthcare costs, together with payor dynamics, have limited, and are likely to continue to limit, our ability to set or adjust the price of our products based on their value, which could adversely affect on our business.
In the United States, no uniform product coverage and reimbursement policy exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. Obtaining coverage and reimbursement approval of a product from a government or other third-party payor can be a time-consuming and costly process that can require provision of supporting scientific, clinical and cost-effectiveness data, with no assurance that coverage or specific levels of reimbursement will be obtained. Third-party payors are increasingly examining the medical necessity and cost-effectiveness of products and services in addition to their safety and efficacy. Accordingly, significant uncertainty exists as to the reimbursement status of newly approved products.
Both private and government payors use formularies to manage access and utilization of drugs. A drug’s inclusion and favorable positioning on a formulary are essential to ensure patients have access to a particular drug. Even when access is available, some patients abandon their prescriptions for economic reasons. Third-party payors continue to institute cost reduction and containment measures that lower drug utilization and/or spending altogether and/or shift a greater portion of the costs to patients. Such measures include, but are not limited to, more-limited benefit plan designs, higher patient co-pays
or coinsurance obligations, limitations on patients’ use of commercial manufacturer co-pay
payment assistance programs (including through
co-pay
accumulator adjustment or maximization programs), stricter utilization management criteria before a patient may get access to a drug, higher-tier formulary placement that increases the level of patient out-of-pocket
costs and formulary exclusion, which effectively encourages patients and providers to seek alternative treatments or pay 100% of the cost of a drug. The use of such measures by pharmacy benefit managers (“PBMs”) and insurers has continued to intensify and could limit use and sales of our products.
Over the past few years, many PBMs and insurers have consolidated, resulting in a smaller number of PBMs and insurers overseeing a large portion of total covered lives in the United States. As a result, PBMs and insurers have greater market power and negotiating leverage to mandate stricter utilization criteria and/or exclude drugs from their formularies in favor of competitor drugs or alternative treatments. In highly competitive treatment markets, PBMs are also able to exert negotiating leverage by requiring incremental rebates from manufacturers in order for them to gain and/or maintain their formulary position. Moreover, third-party coverage policies and reimbursement rates are dynamic, meaning that our products could be subject to less favorable coverage policies and/or reimbursement rates over time, making prospective reimbursement and coverage status of our products difficult to predict.
Healthcare Reform
Like third-party payors, the U.S. federal government, state legislatures and foreign governments have continually implemented cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for generic substitution. State laws may permit or require substitution of interchangeable products, too, when approved interchangeable products are available in the future. Adoption of price controls and cost-containment measures and adoption of more restrictive policies in jurisdictions with existing controls and measures could further limit our net revenue and results. Decreases in third-party reimbursement for our products or decisions by certain third-party payors to not cover specific products, or implement coverage restrictions (e.g. prior authorization, step-edit requirements) could reduce provider utilization and have a material adverse effect on sales, results of operations and financial condition.
In the United States and some other countries, particularly over the past few years, a number of legislative and regulatory proposals have been introduced in an attempt to lower drug prices and restrict or regulate post-approval activities.
In the United States, in addition to market actions taken by private and government payors, legislators from both major U.S. political parties are actively pursuing policies to lower drug costs. Such initiatives cover a wide range of areas, including direct price negotiation, allowing the importation of drugs from other countries; instituting international reference pricing schemes, which would set the prices of certain drugs based on those available in other countries; establishing caps on price increases based on inflation metrics; increasing transparency of drug pricing; and using third-party value assessments to determine drug prices. Examples of such policies include permitting drug price negotiations in Medicare Part B, Medicare Part D rebate reform, and drug price increase and transparency and reporting requirements. The direction of drug pricing policy reforms in the U.S. remains unclear at this time.

There has been heightened government, media, and public scrutiny over the manner in which drug manufacturers set prices for their marketed products, resulting in several presidential executive orders, Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. For example, in July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, the U.S. Department of Health and Human Services (“HHS”) released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. No legislation or administrative actions have been finalized to implement these principles. In addition, Congress is considering drug pricing as part of the budget reconciliation process. In this dynamic environment, we are unable to predict which or how many government policy, legislative, regulatory, executive or administrative changes may ultimately be, or effectively estimate the consequences to our business if, enacted and implemented. However, to the extent that these or other federal government initiatives further decrease or modify the coverage or reimbursement available for our products, require that we pay increased rebates or shift other costs to us, limit or affect our decisions regarding the pricing of or otherwise reduce the use of our products, or limit our ability to offer co-pay
payment assistance to commercial patients, such actions could have a material adverse effect on our business and results of operations. Individual states have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, it is possible that additional governmental action is taken in response to the
COVID-19
pandemic.
In many countries outside the United States, government-sponsored healthcare systems are the primary payors for drugs. With increasing budgetary constraints and/or difficulty in understanding the value of medicines, governments and payors in many countries are applying a variety of measures to exert downward price pressure. These measures can include mandatory price controls; price referencing; therapeutic-reference pricing; increases in mandates; incentives for generic substitution and biosimilar usage and government-mandated price cuts. In this regard, many countries have health technology assessment agencies that use formal economic metrics such as cost-effectiveness to determine prices, coverage and reimbursement of new therapies; and these agencies are expanding in both established and emerging markets. Many countries also limit coverage to populations narrower than those specified on our product labels or impose volume caps to limit utilization. We expect that countries will continue taking aggressive actions to seek to reduce expenditures on drugs. Similarly, fiscal constraints may also affect the extent to which countries are willing to approve new and innovative therapies and/or allow access to new technologies.
Facilities
As of January 1, 2021, Alvotech has six locations.
Alvotech’s registered office is at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg, where it has approximately 500 square feet of office space. This location is used for administrative functions only.
Our corporate headquarters, main manufacturing site and a large part of our R&D division are located in Reykjavik, Iceland. This facility provides us with purpose-built GMP, and has highly integrated capabilities for producing biosimilars at scale. Our facility is currently approximately 140,000 square feet and utilizes single-use technology to manufacture drug substance and drug product. The Reykjavik facility houses Alvotech’s R&D, quality control and quality assurance teams and has an active and valid GMP certificate issued by the Icelandic Medicines Authority authorizing Investigational Medicinal Product and commercial manufacturing. In December 2020, Alvotech broke ground on an expansion of its Reykjavik facility that will double its total footprint, adding another 140,000 square feet. The expansion is expected to be completed in early 2023 and will give us additional redundancy in our drug product capacity, assembly of combination products and devices, and secondary packaging. Additionally, the expansion will support increased warehousing and other supportive functions. With the expansion of the Reykjavik facility’s manufacturing capabilities, we expect our capabilities to be able to meet the demand for our products, after obtaining regulatory approval and commercial launch, in the near future. See “Certain Alvotech Relationships and Related Person Transactions—Lease Agreements—Leases of Operational Facilities.”
During this expansion, our R&D functions have temporarily moved to another facility in Reykjavik. Permits from the Icelandic EPA (
Umhverfisstofnun
) and the city of Reykjavik have been granted for the operations in Klettagardar. These facilities have no known additional environmental risks that might impact our operations or utilization of facilities.
Additionally, in Reykjavik we also have two office spaces, each approximately 4,700 square feet, and a new warehouse of approximately 36,000 square feet that opened in the fourth quarter of 2021 and will increase our warehousing capabilities and allow for laboratories to sample incoming materials. These laboratories will be operational later in 2022.
We also have a facility in Jülich, Germany that focuses on cell line, media, process and analytical development, including tailored clone creation and selection. The Jülich site also serves as a warehouse for supply continuity of master cell banks and working cell banks for our lead product candidates that are produced at contract manufacturing organizations. As of January 31, 2021, this facility is approximately 15,000 square feet. This facility is not used for manufacturing.
We have a facility at Hannover, Germany site that houses our capabilities in analytical glycoprotein characterization. As of January 31, 2021, this facility is approximately 14,000 square feet. This facility is not used for manufacturing.
Our Virginia, USA office provides our U.S. regulatory, government policy and legal affairs functions. As of January 31, 2021, this office is approximately 3,200 square feet. This facility is not used for manufacturing.
Our office in Zurich, Switzerland features our strategic clinical and Medical Affairs R&D center that focuses on late-stage development and regulatory filings. As of January 31, 2021, this facility is approximately 3,800 square feet. This facility is not used for manufacturing.
We believe that our office, research, laboratory and manufacturing facilities, including the ongoing expansion of the Reykjavik facility, are sufficient to meet our current needs. However, as a high-growth company we are constantly evaluating our needs for expanding and or adding to our facilities.
Alvotech holds operational permits from the city of Reykjavik for our facilities in Iceland. The permits address potential environmental impact from our operations. They also address factors that could impact our neighboring communities, such as noise pollution, handling of hazardous substances, air emissions, handling of solid waste and wastewater. We are also required to hold permits from the Icelandic EPA (
Umhverfisstofnun
) for the use of GMOs in our facilities. We are subject to Icelandic law and regulations, many of whom are set by the Icelandic EPA (
Umhverfisstofnun
) and the Icelandic Administration of Occupational Safety and Health (
Vinnueftirlitið
).
We are not aware of, and do not anticipate, environmental issues that may affect our utilization of the facilities described above.
Employees
As of November 30, 2021, Alvotech had 718 employees, including 22 contractors, 86% of whom were devoted to R&D, quality and technical operations, and 14% to administration and support roles. 60% of our employees hold a PhD, MD or master’s degree.

Legal Proceedings
From time to time, Alvotech may become involved in additional legal proceedings arising in the ordinary course of its business.
U.S. Litigations
Alvotech is involved in U.S. litigations arising out of the development of its adalimumab biosimilar, and the filing of the corresponding BLA with the FDA.
On March 19, 2021, AbbVie Inc. and AbbVie Biotechnology Ltd. (collectively, “AbbVie”) filed an action, Civil Action No.
1:21-cv-1530
(“Case
No. 21-1530”),
against Alvotech hf. in the United States District Court for the Northern District of Illinois alleging trade secret misappropriation under the Defend Trade Secrets Act ((18 U.S.C. §§ 1836(b), 1839 et seq.) and under the Illinois Trade Secrets Act (765 ILCS 1065 et seq.). The complaint pleads, among other things, that Alvotech hired a certain former AbbVie employee in order to acquire and access trade secrets belonging to AbbVie. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, damages, and attorney fees. On May 14, 2021, Alvotech hf. moved to dismiss the case. Briefing on Alvotech hf.’s motion was completed on June 14, 2021. On October 6, 2021, the Court granted Alvotech hf.’s motion and dismissed the case for lack of personal jurisdiction. On November 4, 2021, AbbVie filed a notice of appeal with the United States Court of Appeals for the Seventh Circuit.
If AbbVie is able to overturn the dismissal of Case
No. 21-1530,
or to file similar claims in a different jurisdiction, and Alvotech fails in defending AbbVie’s claims regarding trade secret misappropriation, in addition to paying monetary damages, Alvotech may lose valuable intellectual property rights or personnel, which could adversely impact its business. Even if Alvotech is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
On December 17, 2021, AbbVie Inc., AbbVie Biotechnology Ltd, and AbbVie Operations Singapore Pte. Ltd. filed a complaint with the U.S. International Trade Commission against Alvotech hf., Alvotech Germany GmbH, Alvotech Swiss AG, Alvotech USA Inc., Teva Pharmaceutical Industries Ltd., Teva Pharmaceuticals USA Inc., and Ivers-Lee AG (
Certain Adalimumab, Processes for Manufacturing or Relating to Same, and
Products Containing Same,
Investigation No. 337-TA-1296). The complaint raises trade secret misappropriation allegations similar to those raised in the trade secret litigation that AbbVie previously filed in the Northern District of Illinois, which was dismissed on jurisdictional grounds and is now on appeal to the Seventh Circuit. For relief, AbbVie seeks, among other things, a permanent limited exclusion order pursuant to Section 337 excluding Alvotech’s product from entry into the United States.
On April 27, 2021, AbbVie filed an action, Civil Action No.
1:21-cv-2258
(“Case
No. 21-2258”),
against Alvotech hf. in the United States District Court for the Northern District of Illinois alleging infringement of four patents, under the patent laws of the United States, including 35 U.S.C. § 271. The asserted patents are United States Patent Nos. 8,420,081; 8,926,975; 8,961,973; 9,085,619. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, and attorney fees. On June 2, 2021, Alvotech hf. moved to dismiss the case, and on August 24, 2021, the Court issued a decision denying Alvotech hf.’s motion. On September 14, 2021, Alvotech hf. answered and counterclaimed, alleging that the asserted patents are invalid, unenforceable, and not infringed. Alvotech hf. seeks, among other things, judgment in its favor, a denial of AbbVie’s claim for relief, and attorney fees. On October 5, 2021, AbbVie moved to dismiss certain of Alvotech hf.’s counterclaims and affirmative defenses. Further information about this lawsuit is discussed below following the discussion concerning Case
No. 21-2899.
On May 28, 2021, AbbVie filed an action, Civil Action No.
1:21-cv-02899
(“Case
No. 21-2899”),
against Alvotech hf. in the United States District Court for the Northern District of Illinois alleging infringement of 58 patents, under the patent laws of the United States, including 35 U.S.C. §271, the BPCIA, including 42 U.S.C.

§262(l), and the Declaratory Judgment Act, 28 U.S.C. §§2201-2202. The asserted patents are United States Patent Nos. 6,805,686; 8,231,876; 8,663,945; 8,708,968; 8,715,664; 8,808,700; 8,883,156; 8,889,136; 8,895,009; 8,906,372; 8,906,373; 8,906,646; 8,911,737; 8,911,964; 8,916,153; 8,961,974; 8,974,790; 8,986,693; 8,992,926; 8,999,337; 9,061,005; 9,062,106; 9,067,992; 9,085,618; 9,085,620; 9,090,688; 9,090,689; 9,090,867; 9,096,666; 9,102,723; 9,150,645; 9,181,337; 9,181,572; 9,187,559; 9,234,032; 9,266,949; 9,273,132; 9,284,370; 9,284,371; 9,290,568; 9,315,574; 9,328,165; 9,334,319; 9,339,610; 9,346,879; 9,359,434; 9,499,614; 9,499,616; 9,505,834; 9,512,216; 9,522,953; 9,546,212; 9,550,826; 9,624,295; 9,669,093; 9,683,033; 9,708,400; and 9,957,318. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, monetary damages, and attorney fees. On August 3, 2021, the case was reassigned to the United States District Court judge presiding over Case No. 21-2258. On July 29, 2021, Alvotech hf. moved to dismiss the case. While Alvotech hf.’s motion was pending, AbbVie twice amended its complaint, adding United States Patent Nos. 11,083,792; 11,167,030; and 11,191,834. On December 3, 2021, Alvotech hf. renewed its motion to dismiss based on AbbVie’s first amended complaint and on December 29, 2021, Alvotech hf. renewed its motion to dismiss based on AbbVie’s second amended complaint. On January 26, 2022, the Court denied Alvotech hf.’s motion. On January 5, 2022, Alvotech hf. answered and counterclaimed, alleging that the asserted patents are invalid, unenforceable, and not infringed. Alvotech hf. seeks, among other things, judgment in its favor, a denial of AbbVie’s claim for relief, and attorney fees. On January 31, 2022, AbbVie moved to dismiss certain of Alvotech hf.’s counterclaims and affirmative defenses
Case
No. 21-2899
and Case
No. 21-2258
are now proceeding in parallel pursuant to a scheduling order entered in both cases on September 20, 2021. Pursuant to that order, in a first phase of litigation, the cases will be limited to ten patents — U.S. Patent Nos. 6,805,686; 8,926,975; 8,961,973; 8,999,337; 9,067,992; 9,085,619; 9,187,559; 9,512,216; 11,083,792; and 11,167,030. All other patents asserted in Case Nos.
21-2899
and
21-2258
are stayed. The order further states that, among other things, trial will commence on August 1, 2022, and that the Court plans to issue its trial decision by the end of October 2022. In light of that, Alvotech hf. agreed not to launch AVT02 in the United States prior to the issuance of the Court’s decision. A claim construction hearing took place on February 4, 2022.
On May 11, 2021, Alvotech USA Inc. and Alvotech hf. (collectively, “Alvotech Plaintiffs”) filed an action, Civil Action No.
1:21-cv-00589,
against AbbVie in the United States District Court for the Eastern District of Virginia, the Alexandria division, seeking a declaratory judgment that the same four AbbVie patents at issue in Case
No. 21-
2258 are not infringed, invalid, and unenforceable, under the patent laws of the United States and the Declaratory Judgment Act, 28 U.S.C. §§ 2201 and 2202. The complaint seeks, among other things, judgment in Alvotech Plaintiffs’ favor, injunctive relief, and attorney fees. On May 12, 2021, the case was transferred to the Eastern District of Virginia’s Norfolk division and was assigned a new case number:
2:21-cv-00265.
On June 2, 2021, AbbVie moved to dismiss or, in the alternative, to transfer Alvotech Plaintiffs’ case to the Norther District of Illinois. Briefing on AbbVie’s motion was completed on June 22, 2021. On August 24, 2021, after U.S. District Court Judge Lee issued a decision denying Alvotech hf.’s motion in Case
No. 21-2258,
AbbVie provided a copy of that decision to the Court, and repeated its request that the Virginia case be dismissed or transferred. On October 22, 2021, the Court granted AbbVie’s motion in part and ordered that the case be transferred to the Northern District of Illinois. On November 1, 2021, after the case was transferred and assigned Case No.
1:21-cv-05645
in the Northern District of Illinois, Alvotech Plaintiffs voluntarily withdrew the case. On November 5, 2021, the Court dismissed the case without prejudice.
In the event of a successful claim of patent infringement against Alvotech, Alvotech may, in addition to being blocked from the market, have to pay substantial monetary damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign its infringing products or obtain a license from AbbVie, which may be impossible or require substantial time and monetary expenditure. Even if Alvotech is successful in defending against AbbVie’s patent infringement claims, litigation could result in substantial costs and be a distraction to management and other employees.

Canadian Litigations
On March 31, 2021, AbbVie filed four actions in the Federal Court of Canada
(T-557-21,
T-559-21,
T-560-21
and
T-561-21,
collectively, the “NOC Actions”) against JAMP Pharma, which is Alvotech’s exclusive Canadian partner for AVT02 (adalimumab solution for injection). No Alvotech entity is a named party in the NOC Actions. AbbVie is seeking declarations pursuant to the Patented Medicines (Notice of Compliance) Regulations and the Patent Act that JAMP Pharma’s adalimumab solution for subcutaneous injection (the “JAMP Pharma Products”) would directly or indirectly infringe the asserted claims of Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745. JAMP Pharma counterclaimed, in each of the four actions, alleging that the asserted claims of each of the six patents are invalid.
On April 6, 2021, JAMP Pharma commenced four actions in the Federal Court of Canada
(T-572-21,
T-573-21,
T-577-21
and
T-581-21,
collectively, the “Impeachment Actions”) seeking declarations that all claims of Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745 are invalid, void and of no force or effect, and declarations that the making, using or selling of the JAMP Pharma Products by JAMP Pharma in Canada will not infringe any valid claim of Canadian Patent Nos. 2,898,009; 2,904,458; 2,504,868; 2,847,142; 2,801,917 and 2,385,745. No Alvotech entity is a named party in the Impeachment Actions.
On June 4, 2021, JAMP Pharma amended its Statements of Claim in the Impeachment Actions to only seek declarations that the specific claims asserted in the NOC Actions are invalid, void and of no force or effect, and declarations that the making, using or selling of the JAMP Pharma Products by JAMP Pharma in Canada will not infringe the asserted claims. AbbVie has counterclaimed for declarations that the asserted claims of the patents are valid and that they will be infringed by JAMP Pharma.
In December 2021, Health Canada informed JAMP Pharma that the 40 mg/0.4 mL and 80 mg/0.8 mL presentations of SIMLANDI are not subject to the 24-month statutory stay pursuant to the Patented Medicines (Notice of Compliance) Regulations because AbbVie elected to not market the equivalent high-concentration versions to Canadian patients. In January 2022, JAMP Pharma received notices of compliance for the 40 mg/0.4 mL and 80 mg/0.8 mL presentations of SIMLANDI. AbbVie has commenced applications to judicially review Health Canada’s decision in the Federal Court of Canada, which will likely be heard in the second quarter of 2022.
The pleadings are closed and the parties exchanged documentary productions as part of the discovery process on September 3, 2021. The trial of the Impeachment Actions and the NOC Actions is scheduled to commence on November 14, 2022.
In the event of a successful claim of patent infringement against JAMP Pharma, JAMP Pharma may be blocked from the market, and Alvotech may have to redesign its infringing products or obtain a license from AbbVie, which may be impossible or require substantial time and monetary expenditure. Even if JAMP Pharma is successful in defending against AbbVie’s patent infringement claims, litigation could result in substantial costs and be a distraction to management and other employees.
Preliminary Injunction Proceedings in Netherlands
On April 15, 2021, AbbVie Biotechnology Ltd. (“AbbVie Biotech”) filed a writ of summons, bringing preliminary injunction proceedings (Case number: C/09/610604 KG ZA
21-366)
against Alvotech hf., Alvotech Swiss AG, and STADA Arzneimittel AG (collectively, “Defendants”) in the District Court of Amsterdam, relating to the European Marketing Authorization Application for AVT02, and asserting European Patent Nos. EP 1 737 491 and EP 2 940 044. AbbVie Biotech sought, after amendment of its claims, an order for the defendants to obtain a Marketing Authorization for AVT02 with a carve-out
pursuant to Article 11, second paragraph, of Directive 2001/83/EC, whereby the indications allegedly protected by EP 1 737 491 and/or EP 2 940 044 and the corresponding dosage regimens are removed from certain portions of the SmPC of the Marketing Authorization, before AVT02 is marketed in Iceland, Norway, Liechtenstein and the EU countries where the asserted patents are valid. AbbVie Biotech also sought periodic penalty payments and an order to pay the costs of the proceedings. The Court heard oral argument on June 18, 2021. On July 16, 2021, the Court issued a decision, denying AbbVie Biotech’s request for relief and ordering AbbVie Biotech to pay the defendants’ costs. AbbVie Biotech did not appeal the Court’s ruling and the deadline for filing an appeal has expired. The possibility remains, however, of future preliminary injunction proceedings in the Netherlands and/or another European jurisdiction.
Proceedings Before the European Patent Office
On July 15, 2021, Alvotech hf. filed an intervention with the European Patent Office in the appeal opposition proceedings
(T1837/19-3.304)
relating to EP2940044, assigned to AbbVie Biotech. In 2017, a number of oppositions were filed with the Opposition Division of the European Patent Office (“Opposition Division”) against EP2940044. In March 2019, the Opposition Division rejected the oppositions and maintained EP2940044 as granted. Notices of appeal were filed in June and July 2019. Alvotech hf.’s intervention is based on the grounds for opposition for added matter, lack of novelty, lack of sufficiency of disclosure, and lack of inventive step. An oral hearing is scheduled for May 2022.
On July 15, 2021, Alvotech hf. filed an intervention with the European Patent Office in the appeal opposition proceedings
(T1039/19-3.304)
relating to EP1737491, assigned to AbbVie Biotech. In 2017, a number of oppositions were filed with the Opposition Division against EP1737491. In January 2019, the Opposition Division rejected the oppositions and maintained EP1737491 as granted. A notice of appeal was filed in April 2019. Alvotech hf.’s intervention is based on the grounds for opposition for added matter, lack of sufficiency of disclosure, lack of novelty, and lack of inventive step. No hearing date for the appeal has been set.
Proceedings Before the Japanese Patent Office
On February 24, 2021, Alvotech hf. filed a petition to invalidate JP5813618, assigned to AbbVie Biotech with the Japanese Patent Office (No. 2021-800014). Alvotech hf.’s grounds for invalidation include that the claims of JP5813618 lack clarify and are unenforceable. AbbVie Biotech has filed its reply to the petitions.
On March 16, 2021, Alvotech hf. filed a petition to invalidate JP5840364, assigned to AbbVie Biotech, with the Japanese Patent Office (No.
21-800020).
Alvotech hf.’s grounds for invalidation include that the claims of JP5840364 are obvious and unenforceable. AbbVie Biotech has filed its response to the petition. An oral hearing took place in January 2022.

MANAGEMENT OF ALVOTECH
Executive Officers and Directors
References in this section to “we,” “our,” “us,” the “Company,” or “Alvotech” generally refer to Alvotech and its consolidated subsidiaries.
The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who currently serve as Alvotech’s executive officers and directors and are expected to serve as TopCo’s executive officers and directors following the consummation of the Business Combination.

Name	Age	Title
Executive Officers
Robert Wessman	52	Executive Chairman of the Board of Directors
Mark Levick	58	Chief Executive Officer
Tanya Zharov	55	Deputy Chief Executive Officer
Joseph E. McClellan	48	Chief Scientific Officer
Sean Gaskell	40	Chief Technical Officer
Joel Morales	44	Chief Financial Officer
Reem Malki	51	Chief Quality Officer
Anil Okay	34	Chief Commercial Officer
Ming Li	45	Chief Strategy Officer
Directors
Richard Davies	60	Director and Deputy Chairman
Tomas Ekman	54	Director
Faysal Kalmoua	46	Director
Ann Merchant	56	Director
Arni Hardarson	55	Director
Lisa Graver	50	Director
Linda McGoldrick	66	Director
Executive Officers
Robert Wessman
is the founder and has served as Executive Chairman and member of the board of directors of Alvotech since January 2019. Since November 2018, he has also served as Director at Fuji Pharma and Lotus Pharmaceuticals. Mr. Wessman also serves as the Chief Executive Officer and Executive Chairman of Alvogen, an affiliated company and one of the top 15 global generics manufacturers operating in 35 countries. Between 1999 and 2008, Mr. Wessman served as the Chief Executive Officer of Actavis, one of the largest generic pharmaceutical companies in the world. He has a Bachelor of Science degree in Business Administration from the University of Iceland.
Mark Levick
has served as our Chief Executive Officer since August 2019. Prior to joining Alvotech, between 2016 and 2019, Mr. Levick served as Global Head of Development of Sandoz Biopharmaceuticals (a business unit of Novartis). Between 2008 and 2016, Mr. Levick served in various roles at Novartis in the United States and Switzerland, including serving as the head of biologics, clinical development and respiratory development. Mr. Levick holds a PhD in vaccine development from Cambridge University, and is a fellow of the Royal College of Pathologists of Australasia and the Australasian College of Tropical Medicine.
Tanya Zharov
has served as our Deputy Chief Executive Officer since May 2020. Prior to joining Alvotech, between 2016 and 2020, Ms. Zharov served as Deputy Chief Executive Officer and compliance officer of deCODE genetics. Prior to that, Ms. Zharov held various management positions, including as General Counsel and Deputy Chief Executive Officer at Virding hf from January 2014 to January 2016, as General Counsel and

Deputy Chief Executive Officer at Audur Capital from January 2008 to December 2013, as Board Secretary, corporate counsel and Vice President Corporate Governance and Administration at deCODE genetics from July 2003 to December 2007, and as tax partner at PricewaterhouseCoopers from June 1996 to December 1998. Ms. Zharov holds a law degree from the University of Iceland and is a European Patent Attorney.
Joseph E. McClellan
has served as our Chief Scientific Officer since October 2019. Prior to joining Alvotech, Mr. McClellan served for over 17 years in various roles at Pfizer Inc., including as Global Head of Biosimilars Development and Medicine/Asset Team Leader of IXIFI (biosimilar infliximab). Mr. McClellan holds a PhD degree in Chemistry, with a focus in Analytical Chemistry and Mass Spectrometry, from the University of Florida, and he was a Postdoctoral Fellow in Mass Spectrometry and Analytical Biochemistry at the Boston University School of Medicine.
Sean Gaskell
has served as our Chief Technical Officer since May 2020. Prior to joining Alvotech, from 2018 to 2020, Mr. Gaskell served as Site Head and Vice President of Manufacturing Operations at AveXis (now Novartis Gene Therapies). Between 2009 and 2018, Mr. Gaskell served in various roles at Novartis in Technical Operations, including as site head responsible for the manufacture of clinical biopharmaceutical drug substance and an assignment as strategic assistant to Novartis’ Global Head of Technical Operations, to develop, implement and monitor the company’s long-term technical operations strategy. Mr. Gaskell holds a Bachelor of Science with first class honors in chemistry, a PhD in organic chemistry from Loughborough University, UK, and a diploma in industrial studies.
Joel Morales
has served as our Chief Financial Officer since February 2020 after serving as Chief Financial Officer at our affiliated company Alvogen since 2017. Prior to joining Alvotech he held various positions of increasing responsibility with Endo International plc., from January 2015 to September 2017, with his last position as Senior Vice President of the Generics Business Segment and Global Finance Operations. Prior to that, Mr. Morales spent ten years working for large multinational pharmaceutical companies, including Merck and Schering Plough. Mr. Morales began his career at KPMG as a licensed certified public accountant in the State of New Jersey and has a Bachelor of Science degree in Accounting from Rutgers University.
Reem Malki
has served as our Chief Quality Officer since January 2021. Prior to joining Alvotech, she served in various leadership roles at Mylan, including as Head of Global Quality Operations, Affiliate and Third Party from March 2018 to December 2020, and Head of Global Quality Operations (OSD, API, Injectable and Biologics) between August 2012 and March 2018. Prior to joining Mylan, Ms. Malki served as Director of Quality Control and Director of Quality Investigations and Capa at Andrx Pharmaceuticals. Ms. Malki holds a Bachelor of Science degree in Chemistry from the University of Maine.
Anil Okay
has served as our Chief Commercial Officer since July 2018. Since May 2020, he has also served as the General Manager of Adalvo, an affiliate of Alvotech, and between July 2018 and June 2020 as Senior Vice President of Business Development and Managing Director of B2B Business Unit of Alvogen. Currently, Mr. Okay also serves as a board member of Sweden-based pharma company NewBury Pharma and Adalvo. Prior to joining Alvotech, Mr. Okay served in various leadership positions at Helm AG, including as Head of the Global Licensing & Sales Department between February 2017 and August 2018 and as Head of Licensing & Sales Management Department (Growth Markets) between December 2013 and April 2017. Mr. Okay holds a Bachelor of Mathematics and Computer Engineering from the İstanbul Kültür University, a Master’s degree in Business Administration from the Vienna University of Economics and Business, and a Master’s Degree in Marketing Management from Galatasaray University.
Ming Li
has served as our Chief Strategy Officer since January 2020. Prior to joining Alvotech, Mr. Li served in various leadership positions at Alvogen, including as Executive Vice President, Corporate Development between January 2012 and January 2020, and as Director of Business Development of between November 2009 and February 2012. Mr. Li holds a Bachelor of Science degree from North Carolina State University.

Non-Executive
Directors
Richard Davies
has served Deputy Chairman of Alvotech’s board, previously Chairman of Alvotech’s board, and as one of Alvotech’s directors since January 2019. Since November 2018, he has served as Chief Executive Officer of Auregen Bio Therapeutics SA. Prior to joining Auregen Bio Therapeutics, Mr. Davies served as Chief Executive Officer of Bonesupport AB between 2016 and 2018, as Senior Vice President and Chief Commercial Officer of Hospira Inc. between 2012 and 2015, and in various leadership roles at Amgen Inc between 2003 and 2012. Mr. Davies holds an MBA from the University of Warwick and Bachelor of Science in applied chemistry from the University of Portsmouth.
Tomas Ekman
has served as one of Alvotech’s directors since January 2019. Since November 2014 he has served as a partner at CVC Capital Partners where he is a member of the CVC Nordics team and is based in Stockholm. Prior to joining CVC in 2014, Mr. Ekman was a partner and Managing Director at 3i, responsible for its Nordic business. Mr. Ekman holds MSc degrees from the University of Strathclyde and Chalmers University of Technology, and an MBA from IMD, Switzerland.
Faysal Kalmoua
has served as one of Alvotech directors since June 2020. Since April 2020, he has served as Executive Vice President of Portfolio, Business Development and Research and Development for Alvogen Iceland ehf. and Alvogen, Inc. Between November 2015 and March 2020, Mr. Kalmoua served as Executive Vice President of Portfolio for Alvogen, Inc. Prior to joining Alvogen, Mr. Kalmoua served in various management positions for Synthon for nearly 16 years. Mr. Kalmoua holds a Master’s degree in Chemistry from the Radboud University Nijmegen and an executive MBA from Insead.
Alvotech Executive Compensation
The aggregate compensation, including benefits in kind, accrued or paid to our executive officers with respect to the year ended December 31, 2021, for services in all capacities was €                 million, which includes €                million compensation paid, as well as amounts accrued in respect of future periods as described further below, and pensions, retirement or similar benefits.
Management Share Appreciation Rights Agreements
As part of its long-term incentive program, Alvotech hf. has entered into “phantom share agreements,” which are defined as Share Appreciation Rights (“SARs”) for financial purposes, with certain members of management. The vesting conditions of the SARs under the phantom share agreements are linked to certain milestones in Alvotech’s operations and the payment amounts are determined by the increase in Alvotech´s market value from the grant date of the SARs until the triggering event occurs. The SARs do not give the beneficiaries dividend, voting rights or the right to purchase shares of Alvotech but require Alvotech to pay the beneficiaries a cash payment associated with the occurrence of certain designated triggering events. In conjunction with the signing of the Business Combination Agreement, Alvotech expects to terminate its deferred compensation arrangements with awards to be settled either through cash payments or the issuance of Alvotech Class A Ordinary Shares in accordance with payment timing rules, with termination to occur prior to the consummation of the Business Combination.
Short Term Incentive Plan
Alvotech has implemented a Short Term Incentive Plan pursuant to which its executive managers are eligible to receive an annual discretionary cash performance bonus. The amount of the bonus is determined annually by Alvotech’s board of directors based on, among other factors, performance in the prior year against predetermined objectives.
Employee Incentive Plan
Alvotech has implemented a Long-Term Incentive Program (“LTIP”) with the objective to attract and retain key talent and align objectives and incentives between shareholders and senior management. Alvotech’s LTIP is a cash-based incentive program that consist of two payment components. The first component is a cash payment payable when Alvotech reaches certain predefined second product trial and filing milestones in the EU or in the United States.
The second component is a cash payment that vests upon Alvotech reaching other predefined first, second and third product trial, filing and market approval milestones in the EU or in the United States. Predefined percentages of the grant is paid out within 30 days of Alvotech reaching the milestone, with the balance paid 12 months later, subject to certain terms and conditions, including the employee’s continued employment. If an employee leaves to a competitor within the
12-month
window, all vested and unpaid benefits expire. If Alvotech is terminating the employment contract without cause, only unvested benefits expire.
Alvotech intends to adopt a new equity incentive plan for its employees in connection with the consummation of the Business Combination.
Employment Agreements
Each of Alvotech’s executive officers has entered into an employment agreement with Alvotech for an indefinite period of time. The agreements provide the terms of each individual’s employment or service with Alvotech, as applicable.
Each employment agreement contains provisions regarding
non-competition,
non-solicitation,
confidentiality of information and assignment of inventions. The enforceability of the non-competition covenants
is subject to limitations. Either Alvotech or the executive officer may terminate the applicable executive officer’s employment or service by giving advance written notice to the other party. Alvotech may also terminate an executive officer’s employment or services agreement for cause (as defined in the applicable employment or services agreement).
Director Compensation
In the past, Alvotech has not paid board fees to directors. After the Business Combination, TopCo intends to pay each board director an annual retainer fee and equity incentives.

ALVOTECH MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of Alvotech’s financial condition and results of operations should be read in conjunction with Alvotech’s audited and unaudited condensed consolidated financial statements and related notes and other financial information appearing elsewhere in this proxy statement/prospectus. The following discussion is based on Alvotech’s financial information prepared in accordance with IFRS. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Alvotech’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, Alvotech’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
All amounts discussed are in U.S. dollars, unless otherwise indicated.
Company Overview
Alvotech is a highly integrated biopharmaceutical company committed to developing and manufacturing high quality biosimilar medicines for patients globally. Our purpose is to improve the health and quality of life of patients around the world by improving access to proven treatments for various diseases. Since our inception, we have built our company with key characteristics we believe will help us capture the substantial global market opportunity in biosimilars: a leadership team that has brought numerous successful biologics and biosimilars to market around the world; a purpose-built biosimilars R&D and manufacturing platform; top commercial partnerships in global markets; and a diverse, expanding pipeline addressing many of the biggest disease areas and health challenges globally. Alvotech is a company committed to constant innovation: we focus our platform, people and partnerships on finding new ways to drive access to more affordable biologic medicines Alvotech, which was founded in 2013, is led by specialists in biopharmaceutical product creation from around the world that bring extensive combined knowledge and expertise to its mission.
Alvotech currently has eight product candidates in its pipeline for serious diseases with unmet patient and market need. Product candidates in our pipeline address reference products treating autoimmune, eye, and bone disorders, as well as cancer, with combined estimated peak global sales of more than $85 billion. Alvotech’s most advanced product is AVT02, the company’s high-concentration biosimilar to Humira (adalimumab), the world’s top-selling
pharmaceutical product with over $20 billion in global revenue in 2020. In November 2021, Alvotech received approval from the European Commission for AVT02. In January 2022, Health Canada granted marketing authorization for AVT02, which will be marketed as SIMLANDI in Canada. In September 2020, Alvotech submitted its biologics license application for AVT02 to the FDA and in September 2021, the FDA notified the company that the FDA had elected to defer the application. The FDA can defer action when no deficiencies have been identified and the application otherwise satisfies the requirements for approval, but a pre-approval
inspection(s) is necessary yet cannot be completed due to factors including travel restrictions. In July 2021, the company initiated a clinical study for its second product candidate, AVT04, its proposed biosimilar to Stelara (ustekinumab), and expects to report pharmacokinetics, safety and efficacy results from this study in the second half of 2022. Its four other most advanced product candidates, AVT06, AVT03, AVT05 and AVT23, are proposed biosimilars to Eylea (aflibercept), Prolia/Xgeva (denosumab), Simponi/Simponi ARIA (golimuab) and Xolair (omalizumab), respectively. Alvotech also has a number of other programs in earlier phases of development that it plans to advance over the coming years. The two most advanced of these, AVT16 and AVT33, are in early development and with immunology and oncology reference products that have estimated combined global peak sales of approximately $30 billion.
Alvotech’s loss for the period was $273.9 million and $102.1 million for the six months ended June 30, 2021 and 2020, respectively, and $170.0 million and $209.9 million for the years ended December 31, 2020 and

2019, respectively. Alvotech’s Adjusted EBITDA was $96.3 million and $60.8 million for the six months ended June 30, 2021 and 2020, respectively, and $91.6 million and $69.5 million for the years ended December 31, 2020 and 2019, respectively. Alvotech expects to continue to incur increasing expenses and operating losses for the immediate future, as it advances its products through preclinical and clinical development and seeks regulatory approvals, manufactures drug product and drug supply, maintains and expands its intellectual property portfolio, hires additional personnel, and pays for accounting, audit, legal, regulatory and consulting services and costs associated with maintaining compliance with exchange listing rules and the requirements of the SEC, director and officer liability insurance premiums, investor and public relations activities and other expenses associated with operating as a public company.
Factors Affecting Alvotech’s Performance
The pharmaceutical industry is highly competitive and highly regulated. As a result, Alvotech faces a number of industry-specific factors and challenges, which can significantly impact its results. For a more detailed explanation of Alvotech’s business and its risks, refer to the section titled “
Risk Factors.
” These factors include:
Competition
The regions in which Alvotech conducts business and the pharmaceutical industry in general is highly competitive. Alvotech faces significant competition from a wide range of companies in a highly regulated industry, including competition from both biosimilar developers and manufacturers as well as competition from branded pharmaceutical developers and manufacturers. In addition, Alvotech is at risk of becoming a party to litigation with respect to patent infringement and other related claims. See
“Risk Factors—Alvotech is involved in various court proceedings with AbbVie regarding its AVT02 product.”
for details related to Alvotech’s current litigations with AbbVie.
Research and development uncertainty
Research and development within the pharmaceutical industry has a high degree of uncertainty, and likewise there is uncertainty with respect to the probability of success of Alvotech’s biosimilar programs and the timing of the requisite preclinical and clinical steps to achieve regulatory approval of its biosimilar product candidates. See “
Risk Factors—The regulatory review and approval processes of the FDA, European Commission and comparable national or regional authorities are lengthy and time consuming. If Alvotech and its collaboration partners are unable to obtain regulatory approval for its product candidates, its business will be substantially harmed. Alvotech cannot give any assurance that marketing authorization applications for any of its product candidates will receive regulatory approval, which is necessary before they can be commercialized
.”
Reliance on commercial partners
Alvotech has partnered with several third parties to commercialize its biosimilar product candidates, once approved by the appropriate regulatory agencies. Alvotech does not currently have the capabilities or the necessary infrastructure to commercialize its products independently. See “
Risk Factors—Alvotech is dependent on its partners, such as Teva and STADA, for the commercialization of its biosimilar products candidates in certain major markets, and their failure to commercialize in those markets could have a material adverse effect on Alvotech’s business and operating results
.”
COVID-19
With the ongoing
COVID-19
pandemic, Alvotech created a
COVID-19
task force which implemented a business continuity plan to address and mitigate the impact of the pandemic on its business and operations across sites. As a result, in the short-term, the pandemic has not had a material impact on Alvotech’s financial condition, results of operations, the timelines for biosimilar product development, expansion efforts or its operations as a whole. However, the extent to which the pandemic will impact Alvotech’s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for its ordinary shares will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate direction of the pandemic, travel restrictions, quarantines, social distancing, business closure requirements and the effectiveness of other actions taken globally to contain and treat the disease. The global economic slowdown, the overall disruption of global supply chains and distribution systems, the effects of this on the work of appropriate regulatory authorities in different regions and the other risks and uncertainties associated with the pandemic could have a material adverse effect on Alvotech’s business, financial condition, results of operations and growth prospects. See
“Risk Factors—Clinical drug development involves a lengthy and expensive process and Alvotech may encounter substantial delays in its clinical studies or may fail to demonstrate safety, purity and efficacy/potency to the satisfaction of applicable regulatory authorities. Additionally, the impact of the
COVID-19
pandemic may delay the conduct and completion of clinical studies.”
Components of Operations
Revenue
Alvotech currently generates a majority of its revenue from upfront and milestone payments pursuant to long-term out-license
contracts which provide its commercial partners with an exclusive right to market and sell Alvotech’s biosimilar product candidates in a particular territory once such products are approved for commercialization. These contracts typically include commitments to continue development of the underlying compound and to provide supply of the product to the partner upon commercialization.
In the future, revenue may include new
out-license
contracts and additional milestone payments. Alvotech expects that any revenue it generates will fluctuate from period to period as a result of the timing and amount of license, research and development services, and milestone and other payments.
To date, Alvotech has not generated any revenue from product sales. If Alvotech’s development efforts for product candidates are successful and result in regulatory approval of a product candidate, Alvotech may generate revenue in the future from product sales. However, there can be no assurance as to when Alvotech will generate such revenue, if at all.
Other income
Other income is generated from support services performed by Alvotech pursuant to an arrangement with Alvogen, a related party. Support services include finance, administrative, legal and human resource services. In addition, other income for the year ended December 31, 2019 included a gain recognized upon Alvotech’s contribution of intellectual property to the Joint Venture, as further described in “
Results of Operations
” below.
Operating expenses
Research and development expenses
Research and development expenses consist primarily of costs incurred in connection with Alvotech’s research, development and pre-commercial
manufacturing activities and include:

•	personnel expenses, including salaries, benefits and other compensation expenses;

•	costs of funding the execution of studies performed both internally and externally;

•	costs of purchasing laboratory supplies and non-capital equipment used in designing, developing and manufacturing preclinical study and clinical trial materials;

•	expenses related to quality control and other advancement development;

•	consultant fees;

•	expenses related to regulatory activities, including filing fees paid to regulatory agencies;

•	facility costs including rent, depreciation and maintenance expenses;

•	fees for maintaining licenses under third party licensing agreements;

•
expenses incurred in preparation for commercial launch, such as designing and developing commercial-scale manufacturing capabilities and processes, quality control processes, production asset valuation and other related activities; and

•	costs related to amortization, depreciation and impairment losses related to software and property, plant and equipment used in research and development activities.
Expenditures related to research and development activities are generally recognized as an expense in the period in which they are incurred. Due to significant regulatory uncertainties and other uncertainties inherent in the development of pharmaceutical products, Alvotech did not capitalize any research and development expenses as internally-developed intangible assets during the six months ended June 30, 2021 and 2020 and during the years ended December 31, 2020 and 2019.
Research and development activities will continue to be central to Alvotech’s business model and will vary significantly based upon the success of its programs. Alvotech plans to substantially increase research and development expenses in the near term, as it continues to advance the development of its biosimilar product candidates.
Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of development, primarily due to the increased size and duration of later-stage clinical trials.
The duration, costs and timing of clinical trials of Alvotech’s products in development and any other product candidates will depend on a variety of factors that include, but are not limited to, the following:

•	the number of trials required for approval;

•	the per patient trial costs;

•	the number of patients who participate in the trials;

•	the number of sites included in the trials;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible patients;

•	the dose that patients receive;

•	the drop-out or discontinuation rates of patients;

•	the potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up;

•	any delays in key trial activities and patient enrollment or diversion of healthcare resources as a result of the COVID-19 pandemic;

•	production shortages or other supply interruptions in clinical trial materials resulting from the COVID-19 pandemic;

•	the timing and receipt of regulatory approvals; and

•	the efficacy and safety profile of the product candidates.

In addition, the probability of success of Alvotech’s products in development and any other product candidate will depend on numerous factors, including competition, manufacturing capability and commercial viability. Alvotech may never succeed in achieving regulatory approval of its product candidates for any indication in any country. As a result of the uncertainties discussed above, the estimated duration and completion costs of any clinical trial that Alvotech conducts is subject to change. Alvotech is also unable to determine with certainty when and to what extent it will generate revenue from the commercialization and sale of products in development or other product candidates, if at all.
General and administrative expenses
General and administrative expenses primarily consist of personnel-related expenses, including salaries, bonuses and other related compensation expenses, and external consulting service costs for corporate and other administrative and operational functions including finance, human resources, information technology and legal, as well as facility-related costs not otherwise included in research and development expenses. These costs relate to the operation of the business and are not related to research and development initiatives. General and administrative costs are expensed as incurred.
Alvotech expects general and administrative expenses to continue to increase as Alvotech increases its headcount and incurs external costs associated with operating as a public company, including expenses related to legal, accounting, tax, consulting services and regulatory matters, maintaining compliance with requirements of exchange listings and of the SEC, director and officer liability insurance premiums and investor relations activities and other expenses associated with operating as a public company. Though expected to increase, Alvotech expects these expenses to decrease as a percentage of revenue in the long-term as revenue increases.
Share of net loss / profit of joint venture
Alvotech currently holds a 50% ownership interest in the Joint Venture. Alvotech accounts for its ownership interest in the Joint Venture using the equity method of accounting. Under the equity method of accounting, investments in joint ventures are initially recognized at cost and the carrying amount is subsequently adjusted for Alvotech’s share of the profit or loss of the Joint Venture, as well as any distributions received from the Joint Venture. Alvotech’s profit or loss includes its share of the profit or loss of the Joint Venture and, to the extent applicable, other comprehensive income or loss for Alvotech will include its share of other comprehensive income or loss of the Joint Venture. See “
Critical Accounting Policies and Estimates—Accounting for the Joint Venture
.”
Finance income and finance costs
Finance income consists of changes in the fair value of derivative financial liabilities and interest income. Alvotech recognizes interest income from a financial asset when it is probable that the economic benefits will flow to Alvotech and the amount of income can be measured reliably.
Finance costs consist of interest expenses related to lease liabilities and borrowings, changes in the fair value of derivative financial liabilities, accretion of Alvotech’s borrowings and amortization of deferred financing fees.
Exchange rate differences
Exchange rate differences consist of the translation of certain assets and liabilities that are denominated in foreign currency into the principal functional currency of U.S. dollars.
Gain on extinguishment of financial liabilities
Alvotech recognized a gain on extinguishment of financial liabilities during the six months ended June 30, 2021 in connection with the substantial modification of its convertible bond agreement.

Income tax benefit / expense
Income tax benefit or expense consists of current tax and deferred tax benefit or charge recorded in the consolidated statement of profit or loss and other comprehensive income or loss.
Results of Operations
Comparison of the Six Months Ended June 30, 2021 and 2020
The following table sets forth Alvotech’s results of operations for the six months ended June 30:

USD in thousands	2021	2020
Revenue	2,008	10,310
Other income	348	1,381
Research and development expenses	(90,403)	(63,601)
General and administrative expenses	(86,360)	(22,191)

Operating loss	(174,407)	(74,101)

Share of net (loss) / profit of joint venture	(837)	180
Finance income	4	8,372
Finance costs	(123,575)	(49,048)
Exchange rate differences	(3,611)	12,443
Gain on extinguishment of financial liabilities	2,561	—

Non–Operating loss	(125,458)	(28,053)

Loss before taxes	(299,865)	(102,154)
Income tax benefit	25,918	31

Loss for the period	(273,947)	(102,123)

Revenue

			Change
	Six Months Ended June 30,		2020 to 2021
USD in thousands	2021	2020	$ %
Revenue	2,008	10,310	(8,302)	(80.5)
Revenue decreased by $8.3 million, or 80.5%, from $10.3 million for the six months ended June 30, 2020 to $2.0 million for the six months ended June 30, 2021. The decrease in revenue was driven by a $8.0 million decrease in license revenue and a $0.3 million decrease in research and development service revenue earned pursuant to out-license
contracts with commercial partners during the six months ended June 30, 2021 as compared to 2020.
The $8.0 million decrease in license revenue was primarily attributable to the timing of entering out-license
contracts with commercial partners coupled with the stage of development of Alvotech’s biosimilar product candidates at the time such out-license
contracts were executed. Alvotech’s license revenue for the six months ended June 30, 2020 primarily relates to milestones reached on out-license
contracts entered into for AVT02 whereas Alvotech’s license revenue for the six months ended June 30, 2021 primarily relates to out-license
contracts entered into for AVT04.
The $0.3 million decrease in research and development service revenue was primarily attributable to a reduction of research and development services performed for third-party customers during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.

Other income

			Change
	Six Months Ended June 30,		2020 to 2021
USD in thousands	2021	2020	$ %
Other income	348	1,381	(1,033)	(74.8)
Other income decreased by $1.0 million, or 74.8%, from $1.4 million for the six months ended June 30, 2020 to $0.4 million for the six months ended June 30, 2021. The decrease in other income was driven by a decrease of services performed pursuant to Alvotech’s support service arrangements with Alvogen, a related party, during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020.
Research and development expenses

			Change
	Six Months Ended June 30,		2020 to 2021
USD in thousands	2021	2020	$	%
AVT02 development program expenses	8,139	22,661	(14,522)	(64.1)
AVT04 development program expenses	13,959	2,251	11,708	520.1
AVT06 development program expenses	4,851	107	4,744	nm
Salary and other employee expenses	33,893	22,556	11,337	50.3
Depreciation and amortization	9,560	4,264	5,296	124.2
Other research and development expenses (1)	20,001	11,762	8,239	70.0

Total research and development expenses	90,403	63,601	26,802	42.1

nm = not meaningful, refer to explanation below

(1)	Other research and development expenses include manufacturing costs, facility costs and other operating expenses recognized as research and development expenses during the period.
Research and development expenses increased by $26.8 million, or 42.1%, from $63.6 million for the six months ended June 30, 2020 to $90.4 million for the six months ended June 30, 2021. The increase in research and development expense was primarily attributable to an increase of $16.5 million in direct expenses for the AVT04 and AVT06 development programs due to the commencement of clinical studies for AVT04 and an increase in other development activities for these biosimilar product candidates in 2021. The increase in research and development expense was also driven by an increase of $11.3 million in salary expense as a result of new hires and an increase of $3.6 million in external consulting expenses, both in support of new and existing development programs and ongoing preparation for commercial launch of Alvotech’s biosimilar product candidates. Additional drivers include a $5.3 million increase in depreciation and amortization mainly driven by a $4.0 million impairment charge on certain software projects under development and an increase of $4.6 million in other research and development expenses. These increases were partially offset by a decrease of $14.5 million in research and development expenses for AVT02 due to the wind down of clinical studies and other development-related activities in 2021.
General and administrative expenses

			Change
	Six Months Ended June 30,		2020 to 2021
USD in thousands	2021	2020	$	%
General and administrative expenses	86,360	22,191	64,169	289.2
General and administrative expenses increased by $64.2 million, or 289.2%, from $22.2 million for the six months ended June 30, 2020 to $86.4 million for the six months ended June 30, 2021. The increase in general and administrative expenses was primarily attributable to an increase of $55.8 million of expenses related to the long-term incentive plan, an increase of $4.1 million related to external consulting and professional service expenses, an increase of $2.8 million in legal expenses in preparation for, and/or in relation to, litigation with AbbVie in the United States, and an increase of $0.5 million for depreciation of recently acquired equipment. See
“Risk Factors—Alvotech is involved in various court proceedings with AbbVie regarding its AVT02 product.”
for details related to Alvotech’s current litigations with AbbVie.
Share of net (loss) / profit of joint venture

			Change
	Six Months Ended June 30,		2020 to 2021
USD in thousands	2021	2020	$ %
Share of net (loss) / profit of joint venture	(837)	180	(1,017)	(565.0)
Share of net (loss) / profit of joint venture decreased by $1.0 million, or 565.0%, from income of $0.2 million for the six months ended June 30, 2020 to a loss of $0.8 million for the six months ended June 30, 2021. The decrease in the share of net (loss) / profit of joint venture was due to losses incurred by the Joint Venture during the six months ended June 30, 2021 as compared to June 30, 2020, primarily driven by higher research and development and administrative expenses incurred by the Joint Venture during the six months ended June 30, 2021.
Finance income

			Change
	Six Months Ended June 30,		2020 to 2021
USD in thousands	2021	2020	$ %
Finance income	4	8,372	(8,368)	(100.0)
Finance income decreased by $8.4 million, or 100.0%, during the six months ended June 30, 2021. The decrease in finance income was primarily attributable to changes in the fair value measurements of derivative financial liabilities, whereby Alvotech recognized $8.2 million in unrealized gains during the six months ended June 30, 2020 but recognized unrealized losses during the six months ended June 30, 2021.
Finance costs

			Change
	Six Months Ended June 30,		2020 to 2021
USD in thousands	2021	2020	$	%
Finance costs	123,575	49,048	74,527	151.9
Finance costs increased by $74.6 million, or 151.9%, from $49.0 million for the six months ended June 30, 2020 to $123.6 million for the six months ended June 30, 2021. The increase in finance costs was primarily attributable to an increase of $67.5 million in unrealized losses associated with the fair value remeasurement of derivative financial liabilities and an increase of $6.6 million in interest on borrowings as result of additional payment-in-kind
interest added to the principal balances for the convertible shareholder loans and convertible bonds during the six months ended June 30, 2021.
Exchange rate differences

			Change
	Six Months Ended June 30,		2020 to 2021
USD in thousands	2021	2020	$ %
Exchange rate differences	(3,611)	12,443	(16,054)	(129.0)

Exchange rate differences decreased by $16.0 million, or 129.0%, from a credit of $12.4 million for the six months ended June 30, 2020 to an expense of $3.6 million for the six months ended June 30, 2021. The decrease was primarily driven by a change in financial assets and liabilities denominated in Icelandic Krona, resulting in an exchange rate loss during the six months ended June 30, 2021 compared to an exchange rate gain during the six months ended June 30, 2020. See “
Risk Factors—The international aspects of Alvotech’s business expose Alvotech to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the U.S.
”
Gain on extinguishment of financial liabilities

			Change
	Six Months Ended June 30,		2020 to 2021
USD in thousands	2021	2020	$	%
Gain on extinguishment of financial liabilities	2,561	—	2,561	100.0
Alvotech recognized a gain on extinguishment of financial liabilities of $2.6 million during the six months ended June 30, 2021 in connection with the substantial modification to the terms and conditions of the convertible bonds and other related, concurrent transactions. The gain on extinguishment of financial liabilities was primarily driven by the $26.7 million difference between the fair value of the post-transaction bonds and the carrying amount of the pre-transaction
bonds in addition to the $7.7 million difference between the carrying amount of pre-transaction
bonds converted in connection with the transaction and the fair value of the resulting shares into which such bonds were converted. The gain on extinguishment of financial liabilities was partially offset by $16.2 million for transaction costs and fees incurred as part of the extinguishment, the acceleration of $11.0 million of previously deferred debt issue costs incurred in connection with the issuance of the pre-transaction
bonds, and the acceleration of $4.6 million of previously unamortized accretion of the pre-transaction
bonds.
Income tax benefit

			Change
	Six Months Ended June 30,		2020 to 2021
USD in thousands	2021	2020	$	%
Income tax benefit	25,918	31	25,887	nm
nm = not meaningful, refer to explanation below
Income tax benefit increased by $25.9 million for the six months ended June 30, 2021. This change was driven by the recognition of $25.9 million of additional deferred tax assets with respect to current period tax losses that Alvotech expects will be fully utilized against future taxable profits, as further described below. See “
Critical Accounting Policies and Estimates—Valuation of deferred tax assets
” for additional information regarding Alvotech’s policies, estimates and key judgments related to the recognition of deferred tax assets.

Comparison of the Years Ended December 31, 2020 and 2019
The following table sets forth Alvotech’s results of operations for the years ended December 31:

USD in thousands	2020	2019
Revenue	66,616	31,918
Other income	2,833	50,757
Research and development expenses	(148,072)	(95,557)
General and administrative expenses	(58,914)	(48,566)

Operating loss	(137,537)	(61,448)

Share of net loss of joint venture	(1,505)	(192)
Finance income	5,608	6,932
Finance costs	(161,551)	(158,467)
Exchange rate differences	3,215	3,790

Non–Operating loss	(154,233)	(147,937)

Loss before taxes	(291,770)	(209,385)
Income tax benefit / (expense)	121,726	(491)

Loss for the year	(170,044)	(209,876)

Revenue

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
Revenue	66,616	31,918	34,698	108.7
Revenue increased by $34.7 million, or 108.7%, from $31.9 million for the year ended December 31, 2019 to $66.6 million for the year ended December 31, 2020. The increase in revenue was driven by a $6.1 million increase in license revenue and a $28.6 million increase in research and development service revenue earned pursuant to out-license
contracts with commercial partners during 2020 as compared to 2019.
The $6.1 million increase in
in-license
revenue was primarily attributable to milestones reached on new out-license
contracts entered into during the year ended December 31, 2020 for the license of AVT02.
The $28.6 million increase in research and development service revenue was primarily attributable to out-license
contracts entered into in the second half of the year ended December 31, 2019 and during the year ended December 31, 2020 for services provided related to AVT04. These contracts contributed to $24.7 million of revenue recognized during the year ended December 31, 2020. The remaining increase in research and development service revenue was driven by out-license
contracts entered into during the year ended December 31, 2020 for services related to AVT02.
Other income

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$ %
Other income	2,833	50,757	(47,924)	(94.4)
Other income decreased by $47.9 million, or 94.4%, from $50.7 million for the year ended December 31, 2019 to $2.8 million for the year ended December 31, 2020. The decrease in other income was primarily driven by the $45.0 million gain recognized during the year ended December 31, 2019 for the contribution of intellectual property to the Joint Venture. Alvotech recognized income for the contribution in the amount of the counterparty’s share of the intellectual property due to the fact that no related development costs had been capitalized by Alvotech prior to contributing the intellectual property to the Joint Venture.
Research and development expenses

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
AVT02 development program expenses	42,440	30,655	11,785	38.4%
AVT04 development program expenses	15,148	3,045	12,103	397.5%
AVT06 development program expenses	2,321	302	2,019	668.5%
Salary and other employee expenses	49,043	34,998	14,045	40.1%
Depreciation and amortization	16,358	7,800	8,558	110%
Other research and development expenses (1)	22,762	18,757	4,005	21.4%

Total research and development expenses	148,072	95,557	52,515	55.0%

(1)
Other research and development expenses include manufacturing costs, facility costs and other operating expenses recognized as research and development expenses during the period. In 2020, other research and development expenses includes the payment made to Lotus Pharmaceutical Co. Ltd., a related party, related to the acquisition of rights for the commercialization of Alvotech’s biosimilar Adalimumab product in certain territories in Asia.

Research and development expenses increased by $52.5 million, or 55.0%, from $95.6 million for the year ended December 31, 2019 to $148.1 million for the year ended December 31, 2020. The increase in research and development expense was primarily attributable to an increase of $14.0 million in salary expense as a result of new hires in support of new and existing development programs and ongoing preparation for commercial launch of Alvotech’s biosimilar product candidates. Additional drivers include an increase of $12.1 million in AVT04 development program expenses, an increase of $11.8 million in AVT02 development program expenses, $9.3 million of expense related to the acquisition of rights for the commercialization of Alvotech’s biosimilar Adalimumab product in certain territories in Asia from Lotus Pharmaceutical Co. Ltd., a related party, an increase of $6.5 million in depreciation and amortization as a result of new equipment put into service and a $2.1 million impairment charge on equipment no longer intended for research and development purposes. These increases were partially offset by a net $3.3 million decrease in miscellaneous research and development expenses.
General and administrative expenses

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
General and administrative expenses	58,914	48,566	10,348	21.3
General and administrative expenses increased by $10.3 million, or 21.3%, from $48.6 million for the year ended December 31, 2019 to $58.9 million for the year ended December 31, 2020. The increase in general and administrative expenses was primarily attributable to an increase of $4.3 million in legal expenses, primarily in preparation for, and/or in relation to, litigation with AbbVie in the United States and an increase of $2.7 million related to external consulting and professional service expenses. See
“Risk Factors–Alvotech is involved in various court proceedings with AbbVie regarding its AVT02 product.”
for details related to Alvotech’s current litigations with AbbVie.

Share of net loss of joint venture

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
Share of net loss of joint venture	1,505	192	1,313	683.9
Share of net loss of joint venture increased by $1.3 million, or 683.9%, from $0.2 million for the year ended December 31, 2019 to $1.5 million for the year ended December 31, 2020. The increase in the share of net loss of joint venture was due to an increase in losses incurred by the Joint Venture during the year ended December 31, 2020 as compared to December 31, 2019. The increase in losses incurred by the Joint Venture was due to higher research and development and administrative expenses incurred by the Joint Venture during the year ended December 31, 2020, partially due to the fact that the Joint Venture commenced operations in the first quarter of 2019.
Finance income

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$ %
Finance income	5,608	6,932	(1,324)	(19.1)
Finance income decreased by $1.3 million, or 19.1%, from $6.9 million for the year ended December 31, 2019 to $5.6 million for the year ended December 31, 2020. The decrease in finance income was primarily attributable to a decrease of $1.5 million in interest income from cash and cash equivalents due to a reduction in Alvotech’s cash balances from December 31, 2019 to December 31, 2020 coupled with a decrease in interest rates during the year ended December 31, 2020. This decrease was partially offset by an increase of $0.2 million in unrealized gains associated with the fair value remeasurement of derivative financial liabilities.
Finance costs

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
Finance costs	161,551	158,467	3,084	1.9
Finance costs increased by $3.1 million, or 1.9%, from $158.5 million for the year ended December 31, 2019 to $161.6 million for the year ended December 31, 2020. The increase in finance costs was primarily attributable to an increase of $0.9 million in unrealized losses associated with the fair value remeasurement of derivative financial liabilities, coupled with an increase of $1.8 million in interest on debt and borrowings as result of $50.0 million of additional convertible shareholder loans issued in May 2019, resulting in a full year of interest expense for the year ended December 31, 2020.
Exchange rate differences

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$ %
Exchange rate differences	3,215	3,790	(575)	(15.2)
Exchange rate differences decreased by $0.6 million, or 15.2%, from $3.8 million for the year ended December 31, 2019 to $3.2 million for the year ended December 31, 2020. The decrease was primarily driven by a change in financial assets and liabilities denominated in Icelandic Krona and Euros during the year ended December 31, 2020.
Income tax benefit / (expense)

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
Income tax benefit / (expense)	121,726	(491)	122,217	nm
nm = not meaningful, refer to explanation below
Income taxes for the year ended December 31, 2020 resulted in a net credit of $121.7 million compared to income tax expense of $0.5 million for the year ended December 31, 2019. This change was primarily driven by the recognition of a $121.9 million deferred tax asset in 2020 with respect to current year tax losses and unutilized historical losses by Alvotech in 2019 and prior that Alvotech expects will be fully utilized against future taxable profits. Recognition of the deferred tax asset occurred in 2020 due to the increase in forecasted profit, largely driven by an increase in executed out-license
contracts with commercial partners in 2020. See “
Critical Accounting Policies and Estimates—Valuation of deferred tax assets
” for additional information regarding Alvotech’s policies, estimates and key judgments related to the recognition of deferred tax assets.
Reconciliation of
non-IFRS
financial measure
In addition to its operating results, as calculated in accordance with IFRS, Alvotech uses Adjusted EBITDA when monitoring and evaluating operational performance. Adjusted EBITDA is defined as profit or loss for the relevant period, as adjusted for certain items that Alvotech management believes are not indicative of ongoing operating performance. The adjusting items consist of the following:

•	Income tax (benefit) expense;

•	Total net finance (income) costs;

•	Depreciation and amortization of property, plant, and equipment, right-of-use assets and other intangible assets;

•	Impairment of property, plant, and equipment and other intangible assets;

•	Long-term incentive plan expense;

•	Share of net loss (profit) of joint venture;

•	Exchange rate differences;

•	Gain on extinguishment of financial liabilities;

•	Transaction costs incurred in connection with the Business Combination;

•	Gain on contribution of intellectual property; and

•	Acquisition of rights for Adalimumab from Lotus Pharmaceutical Co. Ltd.
Alvotech believes that this
non-IFRS
measure assists its shareholders because it enhances the comparability of results each period, helps to identify trends in operating results and provides additional insight and transparency on how management evaluates the business. Alvotech’s executive management team uses this non-IFRS
measure to evaluate financial measures to budget, update forecasts, make operating and strategic decisions, and evaluate performance. This non-IFRS
financial measure is not meant to be considered alone or as a substitute for IFRS financial measures and should be read in conjunction with Alvotech’s financial statements prepared in accordance with IFRS. Additionally, this
non-IFRS
measure may not be comparable to similarly titled measures used by other companies. The most directly comparable IFRS measure to this non-IFRS
measure is profit/(loss) for the period.
The following table reconciles loss for the year to Adjusted EBITDA for the six months ended June 30, 2021 and 2020, respectively:

USD in thousands	2021	2020
Loss for the period	(273,947)	(102,123)
Income tax benefit	(25,918)	(31)
Total net finance costs	123,571	40,676
Depreciation and amortization	8,928	7,935
Impairment of property, plant and equipment and other intangible assets	6,059	—
Long-term incentive plan expense (1)	61,201	5,411
Share of net loss (profit) of joint venture	837	(180)
Exchange rate differences	3,611	(12,443)
Gain on extinguishment of financial liabilities	(2,561)	—
Transaction costs (2)	1,950	—

Adjusted EBITDA	(96,269)	(60,755)

(1)	Represents expense related to the long-term incentive plans, reported within general and administrative expenses.
(2)	Represents transaction costs incurred in connection with the Business Combination, reported within general and administrative expenses.
The following table reconciles loss for the year to Adjusted EBITDA for the years ended December 31, 2020 and 2019, respectively:

USD in thousands	2020	2019
Loss for the year	(170,044)	(209,876)
Income tax (benefit) expense	(121,726)	491
Total net finance costs	155,943	151,535
Depreciation and amortization	16,419	14,607
Impairment of property, plant and equipment	2,142	—
Long-term incentive plan expense (1)	18,053	22,384
Share of net loss of joint venture	1,505	192
Exchange rate differences	(3,215)	(3,790)
Gain on contribution of intellectual property (2)	—	(45,000)
Acquisition of rights for Adalimumab from Lotus Pharmaceutical Co. Ltd. (3)	9,300	—

Adjusted EBITDA	(91,623)	(69,457)

(1)	Represents expense related to the long-term incentive plans, reported within general and administrative expenses.
(2)	Represents the gain recognized for the contribution of intellectual property to the Joint Venture, reported within other income.
(3)	Represent the expense related to the acquisition of rights for Adalimumab from Lotus Pharmaceutical Co. Ltd., reported within research and development expenses.
Going Concern, Liquidity and Capital Resources
Alvotech has a limited operating history and to date has primarily funded its operations with proceeds from the issuance of ordinary shares and the issuance of loans and borrowings to both related parties and third parties.

Alvotech has also incurred recurring losses since inception, including net losses of $273.9 million and $102.1 million for the six months ended June 30, 2021 and 2020, respectively, and had an accumulated deficit of $1,313.0 million as of June 30, 2021. As of June 30, 2021, Alvotech had cash and cash equivalents, excluding restricted cash, of $42.0 million and current assets less current liabilities of $21.9 million. Alvotech incurred net losses of $170.0 million and $209.9 million for the years ended December 31, 2020 and 2019, respectively, and had an accumulated deficit of $1,039.0 million as of December 31, 2020. As of December 31, 2020, Alvotech had cash and cash equivalents, excluding restricted cash, of $31.7 million and current assets less current liabilities of $35.2 million. Furthermore, while the
COVID-19
pandemic has not had, and is not expected to have, a material impact on Alvotech’s development and expansion efforts and operations as a whole, the pandemic may in the long-term significantly impact Alvotech’s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for the Alvotech’s ordinary shares.
Alvotech expects to continue to source its financing during the development of its biosimilar product candidates from new and existing out-license
contracts with commercial partners, shareholder equity and shareholder and third-party debt financing. In March 2021, Alvotech completed a second round of a private placement equity offering with third-party investors for $35.0 million. In June 2021, holders of Alvotech’s convertible bonds converted portions of their outstanding principal and interest into Alvotech Class A Ordinary Shares and certain holders elected to redeem their remaining bonds for cash. Alvotech amended the terms and conditions of the remaining unconverted and unredeemed bonds, and also issued new bonds reflective of such amendments, which resulted in net cash proceeds of $49.6 million. Throughout the second half of 2021, Alvogen, a related party and a holder of certain convertible shareholder loans, exercised its warrant rights to purchase Alvotech Class A Ordinary Shares in exchange for $101.3 million in cash. Throughout 2021, Alvotech received $40.2 million in milestone payments pursuant to its out-license
contracts with commercial partners. However, even with the aforementioned cash received during 2021, management has determined that there is a material uncertainty that may cast significant doubt about the Group’s ability to continue as a going concern.
However, Alvotech is seeking to merge with OACB (see Note 26 of the consolidated financial statements included elsewhere in this proxy statement/prospectus). Further, Alvotech Shareholders have committed to ensure that Alvotech is sufficiently funded (either by way of equity or debt (or by organizing the latter for Alvotech)) by providing at least $50.0 million, but not to exceed $100.0 million, for the operations of Alvotech through the closing of the Business Combination. In the event that Alvotech does not complete the Business Combination, Alvotech expects to seek additional funding through an initial public offering of its ordinary shares, private equity financings, debt financings, or other capital sources.
For the foreseeable future, Alvotech’s board of directors will maintain a capital structure that supports Alvotech’s strategic objectives through managing the budgeting process, maintaining strong investor relations and managing financial risks. Consequently, management and the board of directors believe that Alvotech will have sufficient funds, and access to sufficient funds, to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. However, although management continues to pursue these plans, there is no assurance that Alvotech will be successful in obtaining sufficient funding on terms acceptable to Alvotech management to fund continuing operations, if at all. Alvotech’s future capital requirements will depend on many factors, including the following:

•	the progress, results, and costs of preclinical studies for any programs that Alvotech may develop;

•	the costs, timing, and outcome of regulatory review of program candidates;

•	Alvotech’s ability to establish and maintain collaborations, licensing, and other agreements with commercial partners on favorable terms, if at all;

•	the achievement of milestones or occurrence of other developments that trigger payments under the agreements that Alvotech has entered into or may enter into with third parties or related parties;

•	the extent to which Alvotech is obligated to reimburse clinical trial costs under collaboration agreements, if any;

•	the costs of preparing, filing and prosecuting patent applications and maintaining, defending and enforcing Alvotech’s intellectual property rights;

•	the extent to which Alvotech acquires or invests in businesses, products, technologies, or other joint ventures;

•	the costs of performing commercial-scale manufacturing in-house and, if needed, securing manufacturing arrangements for commercial production of its program candidates; and

•	the costs of establishing or contracting for sales and marketing capabilities if Alvotech obtains regulatory approvals to market program candidates.
As of June 30, 2021, Alvotech had $566.6 million in gross borrowings, including payment-in-kind
interest and accrued interest, through its shareholders and third party investors, as mentioned above.
As of December 31, 2020, Alvotech had $567.9 million in gross borrowings, including payment-in-kind
interest and accrued interest, through its shareholders and third party investors, as mentioned above.
Material Cash Requirements for Known Contractual Obligations and Commitments
The following is a description of commitments for known and reasonably likely cash requirements as of June 30, 2021 and December 31, 2020.
Borrowings
Alvotech’s debt consists of interest-bearing borrowings from both financial institutions and related parties. Outstanding borrowings as of June 30, 2021 and December 31, 2020 totaled $566.6 million and $567.9 million, including payment-in-kind
interest and accrued interest, respectively. The timing of these future payments, by year, as well as additional information regarding Alvotech’s borrowings and rights conveyed to the lenders, can be found in Note 18 of the audited consolidated financial statements as of and for the years ended December 31, 2020 and December 31, 2019 and Note 15 of the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 included elsewhere in this proxy statement/prospectus.
Convertible shareholder loans
The convertible shareholder loans with related parties have a repayment date of December 31, 2022. Interest on the loans is 15% of the outstanding principal balance, payable semi-annually on October 31 and April 30 of each year, commencing on April 30, 2018. Interest accrued and unpaid at the end of each interest period increases the principal of obligations Alvotech owes to the lenders.
The total outstanding balance on the shareholder loans, including payment-in-kind
interest added to the principal, was $192.0 million as of June 30, 2021 and $171.5 million as of December 31, 2020. Accrued interest on the shareholder loans was $6.5 million as of June 30, 2021 and $6.1 million as of December 31, 2020.
See “
Certain Alvotech Relationships and Related Person Transactions
” for more information.
Convertible bonds and bonds
On June 24, 2021, holders of Alvotech’s convertible bonds converted $100.7 million of principal and accrued interest and $4.8 million of additional premium offered by Alvotech to the bondholders into 455,687 Alvotech Class A Ordinary Shares. Following the conversion, certain bondholders elected to redeem their remaining bonds for cash, resulting in the payment of $55.3 million in outstanding principal and accrued interest plus an additional $6.1 million of premium that the bondholders elected to be paid in cash. The remaining unconverted and unredeemed bonds were rolled over into new bonds with an extended maturity of June 2025 and the elimination of conversion rights, among other amendments to the terms and conditions. Such bonds, including an additional premium of $2.6 million and an extension premium of $8.1 million offered to the bondholders in the form of additional bonds, approximated $280.9 million. Alvotech also issued an additional $113.8 million of bonds to one previous bondholder and one new bondholder.
The outstanding balance on the bonds was $359.0 million as of June 30, 2021. Accrued interest on the bonds was $0.9 million as of June 30, 2021.
The outstanding balance on the convertible bonds, including
payment-in-kind
interest added to the principal, was $391.2 million as of December 31, 2020. Accrued interest on the convertible bonds was $2.6 million as of December 31, 2020.
Other borrowings
In 2015 and 2016, Alvotech entered into multiple loan agreements with a financial institution, Landsbanki hf., for a total principal amount of $25.9 million. The outstanding balance on these borrowings was $7.0 million and $8.1 million as of June 30, 2021 and December 31, 2020, respectively. Accrued interest on these borrowings was not material as of June 30, 2021 and December 31, 2020.
In 2019, Alvotech entered into two loan agreements with two separate lenders, University Science Park and Lykill fjarmognun hf. The outstanding balance on the borrowings held with University Science Park, including accrued interest, was $0.6 million as of June 30, 2021 and December 31, 2020. The loan matures in late 2029. The outstanding balance on the borrowings held with Lykill fjarmognun hf., including accrued interest, was $0.1 million as of June 30, 2021 and $0.3 million as of December 31, 2020. The loan matures in early 2024.
In 2021, Alvotech entered into two loan agreements with two separate lenders, Origo hf. and Arion banki hf. The outstanding balance on the borrowings held with Origo hf., including accrued interest, was $0.4 million as of June 30, 2021. The loan matures in early 2024. The outstanding balance on the borrowings held with Arion banki hf., including accrued interest, was $0.1 million as of June 30, 2021. The loan matures in late 2023.
Leases
Alvotech’s future undiscounted payments pursuant to lease agreements totaled $176.7 million as of June 30, 2021 and $164.1 million as of December 31, 2020. The timing of these future payments can be found in Note 12 of the audited consolidated financial statements as of and for the years ended December 31, 2020 and December 31, 2019 and Note 10 of the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 included elsewhere in this proxy statement/prospectus. See “
Certain Alvotech Relationships and Related Person Transactions
” for more information.
Other long-term liability to a related party
Alvotech acquired certain rights for the commercialization of its biosimilar Adalimumab product in certain territories in Asia from Lotus Pharmaceutical Co. Ltd., a related party, during the year ended December 31, 2020. Pursuant to the terms of the asset acquisition, Alvotech is required to pay $7.4 million upon the commercial launch of Adalimumab in China. Alvotech concluded that the event triggering future payment is probable and, as such, recorded the full amount of the liability as a non-current
liability in the consolidated statements of financial position as of June 30, 2021 and December 31, 2020. Refer to Note 2 of the consolidated financial statements included elsewhere in this proxy statement/prospectus for further information. See “
Certain Alvotech Relationships and Related Person Transactions
” for more information.

Purchase obligations
For the six months ended June 30, 2021 and 2020, and for the years ended December 31, 2020 and 2019, Alvotech did not have any purchase obligations.
While Alvotech does not have legally enforceable commitments with respect to capital expenditures, Alvotech expects to continue to make substantial investments in preparation for commercial launch of its biosimilar product candidates. Alvotech expects to spend approximately $35.0 to $45.0 million in 2021.
Cash Flows
Comparison of the Six Months Ended June 30, 2021 and 2020

			Change
	Six Months Ended June 30,		2020 to 2021
USD in thousands	2021	2020	$	%
Cash used in operating activities	(84,734)	(50,988)	(33,746)	(66.2)
Cash used in investing activities	(6,972)	(9,511)	2,539	26.7
Cash generated from financing activities	102,001	11,713	90,288	770.8
Operating activities
Net cash used in operating activities increased by $33.7 million, or 66.2%, from $51.0 million for the six months ended June 30, 2020 to $84.7 million for the six months ended June 30, 2021. The increase reflected the $171.8 million increase in loss for the period, for the reasons described above, an $18.4 million increase in interest paid, and a $10.6 million increase in inventories, offset by a $134.4 million increase in non-cash
operating costs and a $33.0 million increase in operating working capital.
The increase in
non-cash
operating costs was primarily driven by a $55.8 million increase in long-term incentive plan expenses, an $82.9 million increase in total net finance costs, a $16.0 million increase in exchange rate differences and a $6.1 million increase in impairment charges on certain non-current
assets. These
non-cash
operating charges were partially offset by a $25.9 million increase in income tax benefit.
The increase in cash flows from operating working capital was primarily driven by a $22.4 million increase in contract liabilities, a $14.8 million decrease in contract assets and a $15.9 million increase in trade and other payables. These increases were partially offset by a $10.6 million increase in inventories and a $3.2 million increase in trade receivables. The increase in contract liabilities, decrease in contract assets and increase in trade receivables was driven by the timing of cash collections from Alvotech’s commercial partners pursuant to out-license
contracts. The increase in trade and other payables was driven by the timing of payments to settle Alvotech’s obligations, coupled with the increase in inventories as Alvotech prepares for the commercial launch of certain of its biosimilar product candidates.
Investing activities
Net cash used in investing activities decreased by $2.5 million, or 26.7%, from $9.5 million for the six months ended June 30, 2020 to $7.0 million for the six months ended June 30, 2021. The decrease was primarily driven by a $5.0 million cash outflow to the Joint Venture during the six months ended June 30, 2020 that did not recur in the six months ended June 30, 2021, partially offset by a $2.4 million increase in purchases of property, plant and equipment during the six months ended June 30, 2021.
Financing activities
Net cash generated from financing activities increased by $90.3 million, or 770.8%, from $11.7 million for the six months ended June 30, 2020 to $102.0 million for the six months ended June 30, 2021. The increase was primarily attributable to a $99.3 million increase in net proceeds from new borrowings and a $26.9 million increase in net proceeds on issue of equity shares during the six months ended June 30, 2021. These increases were partially offset by a $35.0 million increase in cash outflows related to the repayment of borrowings during the six months ended June 30, 2021.
Comparison of the Years Ended December 31, 2020 and 2019

			Change
	Year Ended December 31,		2019 to 2020
USD in thousands	2020	2019	$	%
Cash used in operating activities	(74,295)	(88,548)	14,253	16.1
Cash used in investing activities	(16,903)	(12,876)	(4,027)	(31.3)
Cash generated from financing activities	55,402	116,370	(60,968)	(52.4)
Operating activities
Net cash used in operating activities decreased by $14.3 million, or 16.1%, from $88.5 million for the year ended December 31, 2019 to $74.3 million for the year ended December 31, 2020. The decrease reflected the $39.8 million decrease in loss for the year, for the reasons described above, and a $46.3 million increase in cash flows from operating working capital, partially offset by a $71.3 million decrease in non-cash
operating costs.
The increase in cash flows from operating working capital was primarily driven by a $21.8 million decrease in trade receivables from 2019 to 2020 as compared to a $21.9 million increase in trade receivables from 2018 to 2019. The decrease in trade receivables as of December 31, 2020 was attributable to cash collections from Alvotech’s commercial partners pursuant to out-license
contracts.
The decrease in
non-cash
operating costs was driven by a $121.7 million tax benefit recognized during the year ended December 31, 2020 and a $4.3 million decrease in long-term incentive plan expenses. These decreases were partially offset by a $4.0 million increase in depreciation, amortization and impairment charges, a $3.1 million increase in total finance costs and the non-recurring
$45.0 million gain recognized on the contribution of intellectual property to the Joint Venture during the year ended December 31, 2019.
Investing activities
Net cash used in investing activities increased by $4.0 million, or 31.3%, from $12.9 million for the year ended December 31, 2019 to $16.9 million for the year ended December 31, 2020. The increase was primarily driven by a $3.6 million increase in cash outflows for the development of software and a $0.3 million increase in purchases of property, plant and equipment during the year ended December 31, 2020.
Financing activities
Net cash generated from financing activities decreased by $61.0 million, or 52.4%, from $116.4 million for the year ended December 31, 2019 to $55.4 million for the year ended December 31, 2020. The decrease was primarily attributable to an $83.8 million decrease in net proceeds from new borrowings during the year ended December 31, 2020, partially offset by a $21.4 million decrease in cash outflows related to the repayment of borrowings during the year ended December 31, 2020.
Quantitative and Qualitative Disclosures about Market Risk
Alvotech is exposed to market risks that may result in changes of foreign currency exchange rates and interest rates, as well as the overall change in economic conditions in the countries where Alvotech conducts business. As of June 30, 2021 and December 31, 2020, Alvotech had cash and cash equivalents of $42.0 million and $31.7 million, respectively, excluding restricted cash. Alvotech’s cash and cash equivalent include both cash in banks and cash on hand.
Foreign currency exchange risk
Alvotech is subject to foreign exchange risk in its operations, as a majority of its financial assets and financial liabilities are denominated in currencies other than Alvotech’s functional currency. Any strengthening or weakening of Alvotech’s significant foreign currencies against the USD could impact the measurement of financial instruments in a foreign currency and affect equity. Alvotech’s significant asset and liabilities denominated in foreign currencies as June 30, 2021 and December 31, 2020 are denominated in EUR, GBP, ISK, and CHF. Alvotech analyzes at the end of each year the sensitivity to foreign currency exchange changes. Specifically, Alvotech has performed an analysis to understand the impact of an increase or decrease of a 10% strengthening or weakening of each significant foreign currency, keeping all other variables consistent, as of December 31, 2020. Through this analysis, Alvotech notes that the only foreign currency that had a material impact was ISK, while all other currencies did not significantly fluctuate.
Interest rate risk
Alvotech’s interest-bearing investments and borrowings are subject to interest rate risk. Alvotech’s exposure to the risk of fluctuations in market interest rates primarily relates to the cash in bank that is denominated with floating interest rates. Alvotech analyzes at the end of each year the sensitivity to interest rate changes. Specifically, Alvotech has performed an analysis to understand the impact of an increase or decrease of a one hundred basis point on the interest rates, keeping all other variables consistent, as of December 31, 2020. Through this analysis, Alvotech notes that the impacts of the interest rate sensitivity did not have a significant effect on loss before tax.
Critical Accounting Policies and Estimates
Alvotech has prepared its financial statements in accordance with IFRS. The preparation of these financial statements requires Alvotech to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities and related disclosures at the date of the financial statements, as well as revenue and expense recorded during the reporting periods. Alvotech evaluates its estimates and judgments on an ongoing basis. Alvotech bases its estimates on historical experience and other relevant assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used, or if changes in the estimate that are reasonably possible could materially impact the financial statements. While Alvotech’s significant accounting policies are described in more detail in Note 2 of the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus, Alvotech believes the following accounting policies to be critical to the judgments and estimates used in the preparation of its consolidated financial statements.
Revenue recognition
The majority of Alvotech’s revenue is generated from long-term out-license
contracts which provide the partner with an exclusive right to market and sell products in a particular territory once such products are approved for commercialization. These contracts typically include Alvotech’s commitments to continue development of the underlying compound and to provide supply of the product to the partner upon commercialization. License revenue is recognized at a point in time, generally upon execution of the contract with the partner, while research and development and other service revenue is recognized over time.

The consideration to which Alvotech is entitled pursuant to these contracts generally includes upfront payments and payments based upon the achievement of development and regulatory milestones. All contracts include a potential refund obligation whereby Alvotech must refund the consideration paid by the partner in the event of a technical failure or the occurrence of certain other matters that result in partial or full cancellation of the contract. As such, the entire transaction price is comprised of variable consideration, which is estimated using the most likely amount method due to the binary nature of the outcomes under these contracts. Such variable consideration is included in the transaction price only when it is highly probable that doing so will not result in a significant reversal of cumulative revenue recognized when the underlying uncertainty associated with the variable consideration is subsequently resolved.
The standalone selling prices of the development services and the license to intellectual property are not directly observable and, therefore, are estimated. The standalone selling price of the development services is estimated using the expected cost plus a margin approach, using various data points such as the underlying development budget, contractual milestones, and performance completed at the time of entering into the contract with a partner. The standalone selling price of the license is estimated using the residual approach on the basis that the Alvotech licenses intellectual property for a broad range of amounts and has not previously licensed intellectual property on a standalone basis. Therefore, Alvotech first allocates the transaction price to the development services and subsequently allocates the remainder of the transaction price to the license.
Valuation of derivative financial instruments
Alvotech recognized derivative financial liabilities related to the equity conversion features within its convertible bonds and convertible shareholder loans and also recognized derivative financial liabilities related to warrant rights and funding rights granted to holders of the convertible shareholder loans. The fair values of the derivative liabilities were determined using an option pricing based approach that incorporated a range of inputs that are both observable and unobservable in nature. The unobservable inputs used in the initial and subsequent fair value measurements for the equity conversion rights, warrant rights and funding rights predominantly relate to (i) the fair value of Alvotech’s ordinary shares, (ii) the volatility of Alvotech’s ordinary shares, (iii) a risk-adjusted discount rate corresponding to the credit risk associated with the repayment of the host debt instruments, and (iv) the probabilities of each derivative being exercised by the holder and the timing of such exercises. The probabilities are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date.
The assumptions underlying the valuations represent Alvotech’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if Alvotech used significantly different assumptions or estimates, its finance costs for prior periods could have been materially different.
Valuation of share appreciation rights
Alvotech has issued to certain current and former employees share appreciation rights (SARs) that require settlement in connection with the occurrence of specified, future triggering events. The award holders retain their vested awards upon termination of employment. Pursuant to the terms of the awards, Alvotech cannot avoid paying cash to settle the awards and, therefore, SARs are classified as liabilities in the consolidated statements of financial position. Accordingly, SARs are recorded at fair value and are subsequently remeasured each reporting period with the change in fair value reflected as a gain or loss in the consolidated statements of profit or loss and other comprehensive income or loss, as appropriate.
Given the absence of a public market, Alvotech is required to estimate the fair value of the awards at the time of each grant, using objective and subjective factors in determining the estimated fair value. The fair value of the SARs is determined using the Black-Scholes-Merton pricing model. The significant assumptions used in the valuation include risk-free interest rate, volatility rate, expected dividend yield, expected life, share price at valuation, and strike price. Alvotech has determined the value of its share price based on interpolating from the valuations in its recent external equity financing rounds.

The assumptions underlying the valuations represent Alvotech’s best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if Alvotech used significantly different assumptions or estimates, its compensation expense for prior periods could have been materially different.
Valuation of deferred tax assets
Alvotech recognizes deferred tax assets for all deductible temporary differences to the extent that it is probable that taxable profits will be available against the deductible temporary differences that can be utilized after consideration of all available positive and negative evidence. Estimation of the level of future taxable profits and the application of relevant jurisdictional tax legislation regarding loss expiry rules, non-deductible
expenses, and other guidance are required in order to determine the appropriate carrying value of deferred tax assets.
Alvotech’s estimation of the level of future taxable profits is primarily driven by an evaluation of executed out-license
contracts and the expected timing of revenue recognition from such contracts. Alvotech considers the amount of revenues that relate to the various phases of development for its biosimilar product candidates, with greater certainty attributed to revenues earned upon contract execution and before later-stage clinical trials and no certainty attributed to revenues that relate to future sales targets on the basis that such amounts are dependent on events that are not within Alvotech’s control. These forecasts are also evaluated to incorporate potential uncertainty associated with the amount and timing of expected future revenues, driven by factors such as potential competition and the inherent risk associated with biosimilar product development.
The carrying amount of deferred tax assets is reviewed at the end of each reporting period and is reduced to the extent it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.
Recognition of Alvotech’s deferred tax asset occurred in 2020 due to the increase in forecasted profit, largely driven by an increase in executed out-license contracts with commercial partners in 2020.
Accounting for the Joint Venture
As noted above, Alvotech currently holds a 50% ownership interest in the Joint Venture. Alvotech’s investment in the Joint Venture requires Alvotech to evaluate whether it controls the entity. To do so, Alvotech evaluated whether its voting rights are sufficient to provide Alvotech with the practical ability to direct the relevant activities of the Joint Venture unilaterally, since it does not hold a majority of the voting rights in the entity. Alvotech considered the fact that both Alvotech and its Joint Venture Partner have equal representation on the board of directors and, as such, have joint authority in significant decision-making to direct the relevant activities and strategic objectives of the Joint Venture. Therefore, Alvotech concluded that it does not control the Joint Venture and, as a result, Alvotech accounts for its investment in the Joint Venture using the equity method of accounting.
If Alvotech had concluded that it controls the Joint Venture, the Joint Venture would have been classified as a subsidiary and Alvotech would have consolidated the Joint Venture’s assets, liabilities and results of operations within its consolidated financial statements.
Recent Accounting Pronouncements
For information on the standards applied for the first time as of January 1, 2021, please refer to Note 4 of the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 included elsewhere in this proxy statement/prospectus.
For information on the standards applied for the first time as of January 1, 2020 and January 1, 2019, please refer to Note 3 of the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from certain SEC disclosure requirements and standards. Alvotech intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as Alvotech qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. See
“Risk Factors—The JOBS Act permits “emerging growth companies” like TopCo to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, which may make our Topco Ordinary Shares less attractive to investors.”
Material Weaknesses in Internal Control Over Financial Reporting
In connection with the preparation of its audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019, Alvotech identified material weaknesses in the design and operating effectiveness of its internal control over financial reporting. Upon identifying the material weaknesses, Alvotech began taking steps intended to address the underlying causes of the control deficiencies in order to remediate the material weaknesses, which included the implementation of new tools and controls, engagement of outside consultants to develop remediation plans, provide training to control owners and plans to implement a new enterprise resource planning system and automated controls. Alvotech has made the following enhancements to its control environment:

•	implemented a compliance tool to provide workflow and electronic approval capabilities as well as to maintain control evidence;

•	engaged outside consultants to assist in evaluating the internal controls and developing a remediation plan to address the control deficiencies;

•	began to implement entity level and business process-level controls to mitigate the key risks identified;

•	prepared to implement a new ERP system; and

•	hired more accounting resources.
See
“Risk Factors—Risks Related to Alvotech’s Business Following the Proposed Transactions–Alvotech has identified material weaknesses in its internal control over financial reporting. If Alvotech is unable to remediate these material weaknesses, or if TopCo experiences additional material weaknesses in the future or otherwise is unable to develop and maintain an effective system of internal controls in the future, TopCo may not be able to produce timely and accurate financial statements or comply with applicable laws and regulations, which may adversely affect investor confidence in TopCo and, as a result, the value of the TopCo Ordinary Shares.”

CERTAIN ALVOTECH RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Service Agreements with Alvogen and Adalvo
On January 1, 2021, Alvotech entered into a shared service agreement with Alvogen, which shall be amended and restated prior to the Closing as agreed between Alvotech and OACB (the “Alvogen Services Agreement”), pursuant to which Alvotech, Alvogen and each of their affiliates will perform certain support services for each other. Under the Alvogen Services Agreement, Alvotech and its affiliates (including its U.S. affiliate) are responsible for providing general finance, administrative, legal and HR services. Alvogen’s affiliates are responsible for providing to Alvotech certain support services including salary processing, marketing and IT services. Services provided by the parties are charged at a rate equal to each respective party’s direct costs plus a 5%
mark-up,
provided that third party pass-through costs shall not include a mark-up.
On March 4, 2021, Alvotech entered into a shared service agreement with Alvogen Malta
(Out-Licensing)
Ltd. (“Adalvo”), which shall be amended and restated before Closing as agreed between Alvotech and OACB (the “Adalvo Services Agreement”), pursuant to which Adalvo provides certain support services to Alvotech. Under the Adalvo Services Agreement, Adalvo is responsible for providing supply chain management, portfolio and market intelligence research, regulatory, publishing and legal services to Alvotech. Services provided by Adalvo are charged at a rate equal to Adalvo’s direct costs plus a 5%
mark-up,
provided that third party passthrough costs shall not include a mark-up.
For more information about the Alvogen Services Agreement and the Adalvo Services Agreement, after their amendment, see Exhibit F to the Business Combination Agreement (
Annex A
).
Supply and Distribution Agreements with Lotus Pharmaceuticals
On August 2, 2014, Alvotech entered into supply and distribution agreements with Lotus Pharmaceuticals Co., Ltd., an affiliate of Alvogen (“Lotus”), as amended on March 31, 2020, May 25, 2020 and November 20, 2020, respectively (together, the “Lotus Supply and Distribution Agreements”), pursuant to which Lotus provides commercialization services with respect to Alvotech’s biosimilar Adalimumab product. Under the Lotus Supply and Distribution Agreements, Alvotech granted Lotus an exclusive right to distribute, market and commercialize the product in certain Asian markets, excluding Japan, and Lotus agreed to make, and as of December 31, 2021 has made, upfront payments in the aggregate amount of $10.55 million. However, due to changes in the territorial scope of the Lotus Supply and Distribution Agreements as a result of the amendments, Lotus divested its distribution rights in several markets to Alvotech, for which it paid Lotus $1.86 million and will pay another $7.44 million upon the launch of the product in China. Pursuant to the Lotus Supply and Distribution Agreements, Lotus will own all right, title and interest in and with respect to the trademark for the product and Alvotech has the royalty-free right to use the trademark in other markets during their term. The parties do not owe royalties to each other under the Lotus Supply and Distribution Agreements and Lotus will purchase the product from Alvotech on a cost-plus basis. Invoices are payable within thirty days of the receipt of the product. The Lotus Supply and Distribution Agreements terminate 20 years after the first commercial sale of the product in the territories and are subject to certain customary early termination rights.
Product Rights Agreement with Alvogen
On January 22, 2018, Alvotech entered into a product rights agreement with Alvogen, as amended on December 14, 2018 (the “Alvogen Product Rights Agreement”), pursuant to which Alvogen provides commercialization services with respect to Alvotech’s product candidates. For Adalimumab, Aflibercept, Denosumab, Eculizumab, Golimumab, and Ustekinumab, Alvogen will provide commercialization services in the Alvogen Territories (as defined in the Alvogen Product Rights Agreement). Alvogen also has a “right of last look” with respect to the other territories and a “right of first refusal” with respect to new Alvotech products.
Alvogen will pay Alvotech, on a quarterly basis, a royalty equal to fifty percent (50%) of Alvogen’s aggregate net sales on sales of the Alvotech’s in the Alvogen Territories. If, however, Alvotech sells any of its products to any distributor or other third party in any Alvogen Territory, then Alvotech shall be required to pay to Alvogen an amount equal to 50% of Alvotech’s aggregate net sales to such third party in the Alvotech Territories. Alvogen also has a right to acquire rights to develop, license, distribute, market, commercialize or sell any Alvotech product by offering written terms to Alvotech that provide the same, or greater, aggregate financial value to Alvotech as the proposal of a third party for those rights (a “right of last look”) in any territory that is not an Alvogen Territory. Alvogen is also entitled, for sales of adalimumab (AVT02) occurring in the United States, to a royalty equal to:
(i)     if Adalimumab is not the first biosimilar to be interchangeable: (x) for a period of 60 months from the start of the first date on which the first U.S. commercial sale occurs, 10% of the Alvotech Royalty Payment (as defined in the Alvogen Product Rights Agreement) payable during each relevant quarterly period, and (y) for an additional 24 months, 7.5% of the Alvotech Royalty Payment payable during each relevant quarterly period; or
(ii)    if Adalimumab is the first biosimilar to be interchangeable, for a period of 60 months from the start of the first date on which the first U.S. commercial sale occurs, 7.5% of the Alvotech Royalty Payment payable during each relevant quarterly period.
Subject to certain early termination clauses, the contract expires, for each product, on the 20th anniversary of the first commercial sale of that product, provided the Alvogen Product Rights Agreement shall automatically renew for an additional year unless Alvogen provides Alvotech with written notice of non-renewal.
Agreements with Fuji
On April 2, 2019, Alvotech and Fuji Pharma entered into a license agreement, as amended on June 23, 2020 to reflect a delay in the development process and therefore, among others, amended and restated the milestone payments, (the “Fuji Pharma AVT04 License Agreement”) and a supply agreement (the “Fuji Pharma AVT04 Supply Agreement”). Under the Fuji Pharma AVT04 License Agreement, Alvotech granted Fuji Pharma an exclusive right to import, finish, market, promote, sell, and distribute AVT04 in Japan, and Fuji Pharma agreed to make certain payments to Alvotech upon the achievement of certain milestones and a one-time
payment on the signature date of $4.6 million. Alvotech will also be entitled to low-double-digit
royalties in certain years if Fuji Pharma achieves sales in excess of certain volumes. Under the Fuji Pharma AVT04 Supply Agreement, Alvotech will manufacture and supply, and Fuji Pharma will purchase from Alvotech, the AVT04 product. The Fuji Pharma AVT04 Supply Agreement further sets forth the terms of delivery, acceptance, price and payment terms. All invoices are payable within thirty business days, and in US Dollar and by wire transfer. The agreements terminate 20 years after the first commercial sale of AVT04 in Japan and are subject to certain customary early termination rights.
On November 18, 2020, Alvotech and Fuji Pharma entered into a binding term sheets. Under the binding term sheets, Alvotech granted Fuji Pharma an exclusive right to market, distribute and sell AVT06, AVT03 and AVT05 in Japan, subject to Fuji Pharma’s compliance with a license agreement and a supply agreement, which is to be entered into at a later date. Under the binding term sheets, Fuji Pharma further agreed to make certain one-time
payments to Alvotech upon the signing of the binding term sheets for a total amount of $3 million, and further payments upon the achievement of certain milestones. The licenses terminate 20 years after the first commercial sale of the relevant product in Japan and are subject to certain customary early termination rights.
In December 2020, Alvotech and Fuji Pharma broadened the terms of their 2018 commercial partnership, under which Fuji Pharma will serve as the exclusive marketer and distributor of four Alvotech biosimilars in Japan. Under the new agreement, Fuji Pharma, which in 2018 invested $50 million in Alvotech, can seek rights to commercialize in Japan biosimilars from across Alvotech’s portfolio. Fuji Pharma was among the pioneers in Japan to develop and obtain biosimilar approval for
G-CSF.

Shareholder Convertible Loans
Aztiq Convertible Loans
On December 14, 2018, Alvotech, as borrower, entered into an amendment deed with Alvogen and Aztiq AB, as lenders, related to certain existing convertible loan agreements, including a convertible loan agreement for $11.7 million dated December 22, 2017 with Aztiq AB as lender and convertible loan agreements dated December 22, 2017 for an aggregate of $146.5 million with Alvogen as lender, each bearing interest at a rate of 15% per annum and with a maturity date set to December 31, 2022 (collectively the “Original 2017 Convertible Loan Agreements”).
Each of the Original 2017 Convertible Loan Agreements provided that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•	certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable.
Pursuant to an agreement to the Original 2017 Convertible Loan Agreements dated May 10, 2019, Aztiq AB assigned and transferred its rights and obligations under the Original 2017 Convertible Loan Agreements to Aztiq. On May 14, 2019, Alvogen also assigned and transferred part of its rights and obligations under the Original 2017 Convertible Loan Agreements, for a principal amount of $50 million, to Aztiq (the “Alvogen Transfer Debt”). Pursuant to the Alvotech SHA (See “
—
Shareholder
’
s Agreement
”) Alvogen had the right to call the Alvogen Transfer Debt from Aztiq prior to certain exit events. With these assignments and transfers, Aztiq became a lender of Alvotech for an amount of $61.7 million, as of May 14, 2019 (the “Original Aztiq Convertible Loan Agreement”). For Alvogen’s remaining interest in the Original 2017 Convertible Loan Agreements that was not transferred to Aztiq, see “
—
Alvogen
Loan Agreement
.
”
On October 21, 2020, Aztiq assigned $25 million of the principal amount outstanding under Alvogen Transfer Debt, which formed part of the Original Aztiq Convertible Loan Agreement, to fund tranche B of the 2020 Convertible Loan (see “—
2020 Convertible Loan Agreement and investment agreements”
). That same day, Alvotech and Aztiq entered into an amended and consolidated loan agreement with respect to the remaining outstanding amounts under the Original Aztiq Convertible Loan Agreement (the “Amended Aztiq Convertible Loan Agreement”), which included a right for Aztiq to convert the outstanding balance into Alvotech Class A Ordinary Shares under certain conditions set forth in an amended and restated conversion agreement of October 21, 2020 between Alvotech, Alvogen and Aztiq (the “Aztiq Conversion Agreement”).
On June 30, 2021, the aggregate principal amount outstanding under the Amended Aztiq Convertible Loan Agreement amounted to $36.7 million, which included the remaining $25 million of principal under the Alvogen Transfer Debt. The interest rate on the principal amount of the loan was 15% per annum.
Aztiq Loan Agreement
On May 14, 2019, as mentioned above, Alvotech, as borrower, entered into a loan agreement with Aztiq, as lender, for a principal amount of $50 million (the “Original Aztiq Loan Agreement), bearing interest at a rate of 15% per annum and with a maturity date that falls 91 days after December 14, 2023.
On October 21, 2020, as mentioned above, Aztiq assigned and transferred $25 million of the principal amount outstanding under the Alvogen Transfer Debt which formed part of the Original Aztiq Loan Agreement to fund tranche A of the 2020 Convertible Loan (see “—2020 Convertible Loan Agreement and investment agreements”). That same day, Alvotech and Aztiq entered into (i) an amended and consolidated loan agreement with respect to the remainder of the balance under the Original Aztiq Loan Agreement (the “Amended Aztiq Loan Agreement”), bearing interest at a rate of 15% per annum and with maturity date set to December 31, 2022, and (ii) an amended and restated warrant agreement (the “Aztiq Warrant Agreement”) pursuant to which Aztiq was entitled to exercise a warrant to subscribe for Alvotech Class A Ordinary Shares.
The Amended Aztiq Loan Agreement provided that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•	certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable.
On June 30, 2021, the aggregate principal amount outstanding under the Amended Aztiq Loan Agreement amounted to $25 million.
2020 Convertible Loan Agreement and investment agreements
On October 21, 2020, as part of a private placement transaction, Alvotech, as borrower, entered into a loan agreement with Aztiq, as lender, for an aggregate principal amount of $50.0 million (the “2020 Convertible Loan Agreement”) in two equal tranches, being the tranche A and tranche B, each bearing interest at a rate of 15% per annum and falling due on (a) (i) the date that is 91 calendar days after all of the convertible bonds issued by Alvotech are fully and irrevocably redeemed, in respect of the Tranche A, and (ii) December 31, 2022 in respect of the Tranche B; or (B) in case of a qualified IPO and conversion of all of the convertible bonds issued by Alvotech, December 31, 2022 with respect to Tranche A and Tranche B. Tranche A of the 2020 Convertible Loan Agreement was funded by a transfer of $25.0 million from the Original Aztiq Convertible Loan Agreement (see “
—
Aztiq Convertible Loan
”). As mentioned above, Tranche B of the 2020 Convertible Loan Agreement was funded by a transfer of $25.0 million from the Alvogen Transfer Debt, which formed part of the Original Aztiq Loan Agreement (see “
—
Aztiq Loan Agreement
”).
The 2020 Convertible Loan Agreement provided that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•	certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable.
Pursuant to a conversion agreement of that same date (the “2020 Conversion Agreement”), Aztiq had the right to convert the outstanding balance of $50.0 million under the 2020 Convertible Loan Agreement into Alvotech Class A Ordinary Shares under certain conditions.
Further on October 21, 2020, Aztiq assigned and transferred in total $23.125 million of the principal amount outstanding under the 2020 Convertible Loan to five investors, including Alvogen. The new lenders assumed the relevant obligations and rights of Aztiq under the 2020 Convertible Loan. In March 2021, Aztiq assigned and transferred another $17.5 million of the principal amount outstanding under the 2020 Convertible Loan to five investors, including Aztiq AB.
On December 7, 2021, and as contemplated under the BCA Framework Agreement (as defined below), the outstanding principal amount under the 2020 Convertible Loan Agreement was converted into Alvotech Class A Ordinary Shares in accordance with the 2020 Conversion Agreement by all other creditors.
Alvogen Loan Agreement
On December 14, 2018, Alvotech, as borrower, entered into an amendment deed to the Original 2017 Convertible Loan Agreements with Alvogen and Aztiq AB, as lenders, related to certain existing convertible loan agreements dated December 22, 2017 for an aggregate of $146.5 million. On May 14, 2019, Alvogen assigned and transferred part of its rights and obligations under the Original 2017 Convertible Loan Agreements, for a principal amount of $50.0 million, to Aztiq, known as the Alvogen Transfer Debt. See section
Aztiq Convertible Loans
for the applicable covenants.
On April 16, 2020, Alvotech and Alvogen amended and consolidated the terms of the convertible loan agreements between them (the “Consolidated Alvogen Convertible Loan Agreement”), bearing interest at a rate of 15% per annum and with a maturity date set to December 31, 2022. The principal amount outstanding under the Consolidated Alvogen Convertible Loan Agreement amounted to $21.5 million.
The Consolidated Alvogen Convertible Loan Agreement provided that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•	certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable.
On October 21, 2020, Alvotech and Alvogen entered into an amended and consolidated loan agreement with respect to the remainder of the Consolidated Alvogen Convertible Loan Agreement (the “Amended Alvogen Convertible Loan Agreement”), bearing interest at a rate of 15% per annum and with a maturity date set to December 31, 2022. The principal amount outstanding under the Amended Alvogen Convertible Loan Agreement amounted to $21.5 million on June 30, 2021. Alvogen had the right to convert this outstanding principal amount into Alvotech Class A Ordinary Shares under the conditions set forth in an amended and restated conversion agreement of October 21, 2020 between Alvotech, Aztiq and Alvogen (the “Alvogen Conversion Agreement”).
The Amended Alvogen Convertible Loan Agreement provides that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•	certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable.

On December 7, 2021, Alvogen called the remaining Alvogen Transfer Debt in the amount of $25 million thus increasing the principal amount under the Amended Alvogen Convertible Loan Agreement.
Alvogen Bridge Financing
On June 30, 2020, Alvotech, as borrower, entered into a bridge loan financing agreement with Alvogen, as lender, for a principal amount of $30.0 million (the “Alvogen Bridge Financing Agreement”), bearing interest at a rate of 15% per annum and with a maturity date that falls 91 days after December 14, 2023. Of such loan, Alvogen transferred a portion of the principal for an amount of $5.625 million under the Alvogen Bridge Financing Agreement to Aztiq. The outstanding amounts due under the Alvogen Bridge Financing Agreement being (i) the Aztiq portion for an aggregate amount of $5.625 million and (ii) Alvogen portion for an aggregate amount of $24,375 million were used to offset Aztiq’s and Alvogen’s respective subscription price for the subscription of new Alvotech Class A Ordinary Shares issued by Alvotech in the context of the 2020 Alvotech private placement.
The Alvogen Bridge Financing Agreement provided that:

•	indebtedness other than expressly agreed or acknowledged or the issuance of certain stocks by the borrower or any subsidiary is not permitted;

•	the creation of lien and securities by the borrower or any of its subsidiaries is restricted;

•	certain payments and redemptions by the borrower or any of its subsidiaries other than those expressly agreed are prohibited; and

•	certain obligations and restrictions relating to real estate assets located at the head office in Iceland are applicable.
BCA Framework Agreement
On December 7, 2021, the Alvotech Shareholders entered into a BCA Framework Agreement with Alvotech, TopCo and Floki Holdings S.à r.l.. In the BCA Framework Agreement, all relevant consents under the shareholders agreement relating to Alvotech dated October 21, 2020 required for the Business Combination as well as a general cooperation covenant and certain waivers and voting undertakings in relation to the First Merger and the Second Merger were given.
Furthermore, the following transactions occurred pursuant to the BCA Framework Agreement:

i.	confirmation by Alvogen of its prior full exercise of its warrant right under the shareholders agreement relating to Alvotech dated October 21, 2020;

ii.
on December 14, 2021, Aztiq subscribed for a number of newly issued Alvotech Class A Ordinary Shares for an aggregate subscription price of $50 million which has been set-off
against (a) the principal amount of the Floki Loan in the amount of $25 million and (b) an amount of accrued and unpaid interest due by Alvotech to Aztiq in the amount of $25 million;

iii.
on December 14, 2021, Alvogen subscribed for a number of newly issued Alvotech Class A Ordinary Shares (a) for an aggregate subscription price of $48.7 million which has been set-off
against the corresponding amount, consisting of accrued interest due by Alvotech to Alvogen, and (b) for an aggregate subscription price of $46.5 million which has been paid through conversion of the outstanding principal amount of $46.5 million under the Amended Alvogen Convertible Loan Agreement, including the Alvogen Transfer Debt, in accordance with the terms of the related conversion agreement;

iv.	on December 14, 2021, Aztiq exercised its right under the Aztiq Warrant Agreement by subscribing for Alvotech Class A Ordinary Shares, and set off the subscription price of such new Alvotech Class A

Ordinary Shares against (a) the outstanding principal amount due by Alvotech to Aztiq under the Amended Aztiq Convertible Loan Agreement in the amount of $11.7 million, and (b) the outstanding principal amount due by Alvotech to Aztiq under the 2020 Convertible Loan in the amount of $9.4 million;

v.
on December 14, 2021, the outstanding principal amount under the 2020 Convertible Loan was converted into Alvotech Class A Ordinary Shares in accordance with the terms of the related conversion agreement in respect of all other holders thereof (except Aztiq as referred to under item (iv) above);

vi.
accrued and unpaid interest on the different loan agreements to which Alvotech was a borrower was used by the creditors thereof to pay for newly issued Class A Shares of the Company at the valuation at which the PIPE Investors invest into TopCo;

vii.
a compensatory share issue was agreed for holders of convertible bonds issued by Alvotech who/which had converted convertible bonds issued by Alvotech in June 2021 at a higher valuation than the valuation at which the PIPE Investors invest into TopCo; and

viii.
the terms and conditions applicable to the Seller Earn Out Shares were agreed, i.e. (a) the holders of the Seller Earn Out Shares are entitled to the same voting and dividend rights generally granted to holders of TopCo Ordinary Shares and (b) vesting conditions and buyback provisions were set out.

Following the consummation of the aforementioned share capital increases of Alvotech in pursuance of the BCA Framework Agreement, all loan agreements referred to above, including any amendment or ancillary agreements thereto (including those not expressly mentioned), are terminated.
Lease Agreements
Leases of operational facilities
Alvotech entered into a lease agreement, as lessee, with Fasteignafélagið Sæmundur hf. (“Sæmundur”), as lessor, on November 15, 2016 for a building where Alvotech’s Reykjavik, Iceland, headquarters and the manufacturing facility are located (the “Sæmundur Lease Agreement”), the address being: Saemundargata
15-19,
102 Reykjavik, Iceland. Sæmundur is an affiliate of Aztiq. The Sæmundur Lease Agreement terminates on September 30, 2038, unless extended. The rental payments under the Sæmundur Lease Agreement amount to approximately $7.7 million per annum.
Alvotech entered into a lease agreement, as lessee, with Fasteignafélagið Eyjólfur ehf. (“Eyjólfur”), as lessor, on October 22, 2021 for an extension to the main operational building at Saemundargata
15-19,
102 Reykjavik, Iceland for manufacturing, research, parking space and underground parking garage, located in Reykjavik, Iceland (the “Eyjólfur Lease Agreement”). Eyjólfur is an affiliate of Aztiq. The start of the building project was on December 30, 2020 and the site is expected to be operational in early 2024. The payments under this agreement are expected to commence on January 1, 2023. The Eyjólfur Lease Agreement terminates on September 30, 2038. The rental payments under the Eyjólfur Lease Agreement will amount to approximately $4.1 million per annum, subject to certain cost adjustments and minimums.
Alvotech entered into a lease agreement, as lessee, with Lambhagavegur ehf. (“Lambhagavegur”), as lessor, on April 1, 2021 for a building located in Reykjavik, Iceland (the “Lambhagavegur Lease Agreement”). This site was taken into use as a warehouse facility and office space in November 2021. Lambhagavegur is an affiliate of Aztiq. The Lambhagavegur Lease Agreement terminates on September 30, 2030, unless extended. The rental payments under the Lambhagavegur Lease Agreement amount to approximately $1.0 million per annum in 2021, subject to certain cost adjustments and minimums.
Other Leases
Alvotech, as lessee, has entered into multiple lease agreements with HRJÁF ehf. (“HRJÁF”), as lessor, for numerous apartments in Reykjavík, Iceland, each dated as of December 15, 2015, August 27, 2019 (as amended on October 6, 2020), November 1, 2019 (as amended on October 6, 2020), January 1, 2020 and July 16, 2021, respectively (collectively, the “HRJÁF Lease Agreements”). HRJÁF is an affiliate of Aztiq. The HRJÁF Lease Agreements generally have a duration of 10 years, subject to certain early termination provisions. The total aggregate rental payments under the HRJÁF Lease Agreements amount to approximately $1.4 million per annum in 2021. These apartments are leased in order to facilitate Alvotech´s efforts to attract top international talent to its Reykjavik facility to be able to provide the team members with apartments for temporary use.
Shareholder’s Agreement
Alvotech and its then-existing shareholders entered into an amended and restated shareholders’ agreement on October 21, 2020 (the “Alvotech SHA”). While the shareholders’ agreement will terminate upon the consummation of this Business Combination, certain provisions of this agreement, including Alvotech’s obligation to enter into a registration rights agreement with certain existing shareholders, will survive. Under the Alvotech SHA, Alvogen and Aztiq had certain warrant rights to subscribe for additional shares. Alvogen and Aztiq have exercised such rights on December 7, 2021, which terminated the right to exercise the warrants under Alvotech SHA.
Employment Agreements
Alvotech has entered into employment agreements with each of its executive officers in the ordinary course of business. The agreements provide for the terms of each individual’s employment or service with Alvotech. Alvotech intends to establish an equity incentive plan for its key executive officers and directors prior to the consummation of the Business Combination. For a description of arrangements with Alvotech’s executive officers and directors, see “Management—Executive Officer and Board Member Compensation.”
Related Person Transaction Policy
Upon the consummation of this Business Combination, Alvotech will adopt a related person transaction policy. Under this policy, related person transactions (as defined by the policy) must be reviewed by, and will be subject to the approval or ratification of, its board of directors or a designated committee thereof consisting solely of independent directors, including the audit committee.

BUSINESS OF OACB
References in this section to “we,” “our,” “us,” the “Company,” or “OACB” generally refer to Oaktree Acquisition Corp II.
Introduction
We are a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
The Sponsor is an affiliate of Oaktree, a registered investment adviser with global investment experience. Through our affiliation with Oaktree, we intend to capitalize on the ability of the Oaktree platform in the industrial and consumer sectors. Given Oaktree’s global reach and experience, we believe our team has the required investment, operational, diligence and capital raising expertise to effect a business combination with an attractive target and to position it for long-term success in the public markets.
On September 21, 2020, we consummated our IPO of 25,000,000 OACB Units, including 2,500,000 additional OACB to cover over-allotments, at $10.00 per unit, generating gross proceeds of $250 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions. Each OACB Unit sold in the IPO consists of one OACB Class A ordinary share and one-fourth of
one redeemable warrant. Following the closing of our IPO, an amount equal to $250 million of the net proceeds from our IPO and certain of the proceeds from the private placement of the private placement warrants (or $10.00 per unit sold in the IPO) was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7 promulgated
under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of September 30, 2021, funds in the Trust Account totaled approximately $250 million and were held in money market funds. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the Closing of the Business Combination or the completion of an another initial business combination, and then only in connection with those OACB Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend our Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not consummate an initial business combination within 24 months from the closing of our IPO or (B) with respect to any other provisions relating to the rights of the OACB Class A Ordinary Shares, and (iii) the redemption of our Public Shares if we are unable to consummate the Business Combination or another initial business within 24 months from the closing of our IPO, subject to applicable law.
The OACB Units, OACB Class A Ordinary Shares and OACB Public Warrants are each traded on the NYSE under the symbols “OACB.U,” “OACB” and “OACB WS,” respectively.
Financial Position
As of September 30, 2021 we had approximately $250 million held in the Trust Account, not taking into account payment of approximately $8.8 million of deferred underwriting fees. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination
Fair Market Value of Target Business
Our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to management to fund our Regulatory Withdrawals, which is subject to an annual limit of $250,000, for a maximum of 24 months, and excluding the amount of deferred underwriting discounts held in trust and taxes payable on the income earned on the Trust Account) at the time of signing the agreement to enter into the initial business combination. The OACB Board determined that this test was met in connection with the proposed Business Combination.
Lack of Business Diversification

•
For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may: subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.
Redemption Rights for Public Shareholders upon Completion of the Business Combination
We will provide our Public Shareholders with the opportunity to redeem all or a portion of their OACB Class A Ordinary Shares upon the completion of the initial business combination at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our Regulatory Withdrawals, subject to an annual limit of $250,000, for a maximum of 24 months and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account was approximately $

per public share as of

, 2022, the record date for the OACB General Meeting. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. The Sponsor and each member of our management team have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve the Memorandum and Articles of Association that would affect the substance or timing of our obligation to redeem 100% of our Public Shares if we have not consummated an initial business combination within 24 months from the closing of our IPO.
Limitations on Redemption Rights
Our Memorandum and Articles of Association provides that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). However, the proposed Business Combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed Business Combination. In the event the aggregate cash consideration we would be required to pay for all OACB Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, and all OACB Class A Ordinary Shares submitted for redemption will be returned to the holders thereof.
Redemption of Public Shares and Liquidation if No Business Combination
Our Memorandum and Articles of Association provides that we have only 24 months from the closing of our IPO to consummate an initial business combination. If we are unable to consummate an initial business combination within 24 months from the closing of our IPO, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our Regulatory Withdrawals and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the OACB Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination within 24 months from the closing of our IPO. Our Memorandum and Articles of Association provides that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.
The Sponsor, directors and members of our management team have entered into agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to consummate an initial business combination within 24 months from the closing of our IPO. However, if the Sponsor, director or members of our management team acquire Public Shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to consummate an initial business combination within 24 months from the closing of our IPO.
The Sponsor, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Memorandum and Articles of Association that would affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not consummate an initial business combination within 24 months from the closing of our IPO, unless we provide our Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price,
payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our Regulatory Withdrawals and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer or director, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $0.9 million of proceeds held outside the Trust Account (as of September 30, 2021) plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the net proceeds of our IPO and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption
amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure you that the actual per-share redemption
amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Deutsche Bank and Citi, the underwriters of our IPO, will not execute agreements with us waiving such claims to the monies held in the Trust Account. Deutsche Bank is also serving as capital markets advisor and financial advisor to OACB and private placement agent in the PIPE Financing conducted in connection with the Business Combination. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to fund our Regulatory Withdrawals and/or to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to fund our Regulatory Withdrawals and/or to pay our income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption
price will not be less than $10.00 per share.
We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We may have access to up to $918,710 of proceeds held outside the Trust Account (as of September 30, 2021) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our Public Shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “voidable preference” or subject to challenge under the relevant “fraudulent trading” provisions. As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, in the event that such payments are made at a time when OACB is insolvent, the OACB Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of damages, by paying Public Shareholders from the Trust Account prior to satisfying the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
See “
Risk Factors—Risks Related to the OACB and the Business Combination—If, before distributing the proceeds in the Trust Account to the Public Shareholders, OACB files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against OACB that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of OACB’s shareholders and the per-share
amount that would otherwise be received by OACB’s shareholders in connection with OACB’s liquidation may be reduced.
”
Employees
We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Executive Officers and Directors
Our officers and directors are as follows:

Name	Age	Title
Patrick McCaney	40	Chief Executive Officer and Director
Alexander Taubman	33	President
Zaid Pardesi	38	Chief Financial Officer and Head of M&A
Mathew Pendo	57	Chief Operating Officer
John Frank	64	Chairman and Director
Paul Meister	68	Director
Andrea Wong	54	Director
Anthony Grillo	66	Director
Patrick McCaney
has served as Chief Executive Officer and on the board of directors of OACB since August 2020, as the Chief Executive Officer and on the board of directors of OACB since July 2019 and has served as portfolio manager for Oaktree’s Value Equities strategy since its inception. Mr. McCaney oversees the analysis, portfolio construction and management of the Value Equities strategy. Since joining Oaktree, he has led more than 40 public and private investments across a variety of sectors. Prior to joining Oaktree, Mr. McCaney spent more than seven years as an investment professional for the Special Situations Group of Goldman, Sachs & Co., where he originated, executed and managed investments of Goldman’s proprietary capital. Mr. McCaney earned a master’s degree in electrical engineering as well as B.S. degrees in electrical engineering and management science from the Massachusetts Institute of Technology. We believe Mr. McCaney’s significant investment experience make him well qualified to serve as a member of our board of directors.
Alexander Taubman
has served as the President of OACB since August 2020, as the President of OACB since July 2019 and is a managing director within Oaktree’s Value Equities strategy, which he helped launch. Mr. Taubman contributes to the analysis, portfolio construction and management of the Value Equities strategy. He has led public and private investments in consumer, industrial, media, financials and various other sectors. Prior to joining Oaktree in 2014, Mr. Taubman was an investment professional in the Special Situations Group at Goldman, Sachs & Co., where he originated, executed, and managed investments of Goldman’s balance sheet capital. Mr. Taubman serves as a Trustee of Heckscher Foundation for Children, as well as the Museum of Contemporary Art Detroit. He earned a A.B. degree in economics from Harvard College, as well as an M.B.A. from Harvard Business School.
Zaid Pardesi
has served as the Chief Financial Officer and Head of M&A of OACB since August 2020, as the Chief Financial Officer and Head of M&A of OACB since July 2019 and is a senior vice president within Oaktree’s Value Equities strategy. He has spent his career originating, acquiring and managing middle-market companies in the industrial, consumer, and healthcare sectors, often operating platforms as CFO. Mr. Pardesi joined Oaktree in 2019 from The Cranemere Group, a global holding company, where he was a senior investment professional acquiring middle-market businesses. Prior thereto, Mr. Pardesi was an investor at H.I.G. Capital and at AEA Investors in New York and London. He began his career at Bain & Company. Mr. Pardesi received an M.B.A. from The Wharton School at the University of Pennsylvania, and a B.S. from Northwestern University, where he was a computer engineering and economics double major.
Mathew Pendo
has served as the Chief Operating Officer of OACB since August 2020, as the Chief Operating Officer of OACB since July 2019 and as the Head of Corporate Development and Capital Markets for Oaktree, the President and Chief Operating Officer of the three Oaktree managed BDC’s: Oaktree Specialty Lending Corporation, Oaktree Strategic Income Corporation and Oaktree Strategic Income II. Mr. Pendo joined Oaktree in 2015. His prior experience includes serving as the chief investment officer of the Troubled Asset Relief Program (TARP) of the U.S. Department of the Treasury, where he was honored with the Distinguished Service Award in 2013. Mr. Pendo began his career at Merrill Lynch, where he spent 18 years, starting in their investment banking division before becoming managing director of the technology industry group. Subsequently, Mr. Pendo was a managing director at Barclays Capital, first serving as co-head of
U.S. Investment Banking and
then co-head of
Global Industrials group. He received a bachelor’s degree in economics from Princeton University, cum laude and is a former board member of Ally Financial and SuperValu Inc.
John Frank
has served as the Chairman and on the board of directors of OACB since August 2020, as the Chairman and a director on the board of directors of OACB since July 2019 and is Oaktree’s Vice Chairman, working closely with Howard Marks, Bruce Karsh and Jay Wintrob (Oaktree’s Chief Executive Officer) in managing the firm. Since October 2017, Mr. Frank has also served as the Chairman of the boards of directors of Oaktree Strategic Income Corp. and Oaktree Specialty Lending Corporation. Mr. Frank joined Oaktree in 2001 as General Counsel and was named Oaktree’s Managing Principal in early 2006, a position which he held for about nine years. As Managing Principal, Mr. Frank was the firm’s principal executive officer and responsible for all aspects of the firm’s management. Prior to joining Oaktree, Mr. Frank was a partner of the Los Angeles law firm of Munger, Tolles & Olson LLP where he managed a number of notable merger and acquisition transactions. Prior to joining Munger Tolles in 1984, Mr. Frank served as a law clerk to the Honorable Frank M. Coffin of the United States Court of Appeals for the First Circuit. Prior to attending law school, Mr. Frank served as a Legislative Assistant to the Honorable Robert F. Drinan, Member of Congress. Mr. Frank holds a B.A. degree with honors in history from Wesleyan University and a J.D.
 magna cum laude
 from the University of Michigan Law School where he was Managing Editor of the
 Michigan Law Review
 and a member of the Order of the Coif. He is a member of the State Bar of California and, while in private practice, was listed in Woodward & White’s
 Best Lawyers in America
. Mr. Frank is a member of the Board of Directors of Chevron Corporation and a Trustee of Wesleyan University, The James Irvine Foundation, Good Samaritan Hospital of Los Angeles, and the XPRIZE Foundation. We believe Mr. Frank’s significant investment experience make him well qualified to serve as a member of our board of directors.
Paul Meister
has served on the board of directors of OACB since September 2020 and has served on the board of directors of OACB since July 2019. Mr. Meister is co-founder,
and since 2008, Chief Executive Officer of Liberty Lane Partners, LLC, a private investment company with diverse investments in healthcare, technology and distribution-related industries, and is Vice Chairman and
Co-Founder
of Perspecta Trust, a New Hampshire based trust company. Mr. Meister also served as President of MacAndrews & Forbes Incorporated from 2014 to 2018. Previously, Mr. Meister was appointed Executive Vice Chairman of Revlon, Inc. to serve as the principal executive officer on an interim basis when the Chief Executive Officer of Revlon, Inc. resigned in January 2018. Mr. Meister previously served as Chairman and Chief Executive Officer of inVentiv Health, Inc. (now Syneos Health Inc.) (NASDAQ:SYNH), a provider of commercial, consulting and clinical research services to the pharmaceutical and biotech industries, from 2010 until 2014. Mr. Meister was Chairman of Thermo Fisher Scientific Inc. (NYSE:TMO), a scientific instruments equipment and supplies company, from November 2006 until April 2007. He was previously Vice Chairman of Fisher Scientific International, Inc., a predecessor to Thermo Fisher, from 2001 to 2006, and Chief Financial Officer of Fisher Scientific from 1991 to 2001. Prior to Fisher Scientific, Mr. Meister held executive positions with the Henley GrouAmAAp, Wheelabrator Technologies and Abex, Inc. Mr. Meister has served as a director of Quanterix Corporation (NASDAQ:QTRX) since 2013, Aptiv PLC (NYSE: APTIV) since July 2019, and Amneal Pharmaceuticals, Inc. (NYSE: AMRX) since August 2019. He also previously served as director of Scientific Games Corporation (NASDAQ: SGMS), which provides customized, end-to-end
solutions to the gaming industry from 2012 to 2020: LKQ Corporation (NASDAQ:LKQ), a distributor of vehicle products, from 1999 until 2018; vTv Therapeutics Inc. (NASDAQ:VTVT), a clinical-stage bio pharmaceutical company, from 2015 until 2018; and Revlon (NYSE:REV) from 2015 to 2018. Mr. Meister has served as a director of OACB from 2019 to present. Mr. Meister is
Co-Chair
of the University of Michigan’s Life Sciences Institute External Advisory Board and Chair of the Provost’s Advisory Committee. Mr. Meister has an M.B.A. from Northwestern University and a B.A. from the University of Michigan. We believe Mr. Meister’s significant investment experience and business strategy expertise make him well qualified to serve as a member of our board of directors.

Andrea Wong
has served on the board of directors of OACB since September 2020 and has served on the board of directors of OACB since July 2019. Ms. Wong serves on the boards of Liberty Media Corporation (NASDAQ:LSXMK), Qurate Retail Group (NASDAQ:QRTEA) and Hudson Pacific Properties (NYSE:HPP). She is also a Governor of the British Film Institute and a Trustee of the Royal Academy of Arts. Ms. Wong was most recently President, International Production for Sony Pictures Television and President, International for Sony Pictures Entertainment based in London. She oversaw Sony Pictures Television’s 18 overseas production companies, creating nearly 1,300 hours of entertainment around the world each year. Previously, Ms. Wong served as President and CEO of Lifetime Networks where she oversaw the operations of Lifetime Television, Lifetime Movie Network, Lifetime Real Women, and Lifetime Digital, including programming, marketing, advertising sales, affiliate sales, public affairs, business and legal affairs, strategic planning, operations and research. Prior to that, Ms. Wong was Executive Vice President, Alternative Programming, Specials and Late Night at ABC. Ms. Wong graduated from MIT with a degree in electrical engineering and received an M.B.A. from Stanford University. She is a Henry Crown Fellow at the Aspen Institute, serves on the Stanford Graduate School of Business Advisory Council and is a member of the Committee of 100. We believe Ms. Wong’s senior leadership and international business experience are valuable to the board and make her well qualified to serve as a member of our board of directors.
Anthony Grillo
has served on the board of directors of OACB since September 2020 and has served on the board of directors of OACB since July 2019. Mr. Grillo has served as a director of Littelfuse, Inc. (NASDAQ:LFUS) since 1991. Mr. Grillo served on the board of directors of WeR.AI, Inc. from February 2018 to December 2021. Mr. Grillo is one of the founders of American Securities Advisors, LLC and affiliates (now known as Ascribe Opportunities Management, LLC), an advisory and private equity investment firm established in 2005. Mr. Grillo served as Managing Director of Ascribe until his retirement in December 2018. From 2001 through 2004, Mr. Grillo served as Senior Managing Director of Evercore Partners, Inc. (NYSE:EVR), an investment banking boutique providing advisory services to multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions, where he founded the restructuring practice for the firm. From 1999 through 2001, Mr. Grillo served as Senior Managing Director of Joseph Littlejohn & Levy, Inc., a private equity firm. From 1991 through 1999, Mr. Grillo was a Senior Managing Director of the Blackstone Group L.P. (NYSE:BX), a private equity firm. Mr. Grillo previously served as a director of GeoKinetics, from 2013 through 2015, and Lumeta Corporation, from 2016 through June 2018. Mr. Grillo holds a B.A. in economics from Rutgers University and an M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Grillo’s significant investment and corporate finance experience makes him well qualified to serve as a member of our board of directors.
Number and Terms of Office of Officers and Directors
Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Ms. Wong, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Mr. Grillo and Mr. Meister, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. McCaney and Mr. Frank, will expire at our third annual meeting of shareholders.
Prior to the completion of the Business Combination or another initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of the Business Combination or another initial business combination, holders of a majority of the OACB Class B Ordinary Shares may remove a member of the board of directors for any reason.
Pursuant to a registration and shareholder rights agreement entered into concurrently with the issuance and sale of the securities in our IPO, the Sponsor, upon consummation of the Business Combination or another initial business combination, will be entitled to nominate three individuals for election to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Memorandum and Articles of Association as it deems appropriate. Our Memorandum and Articles of Association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Director Independence
NYSE listing standards require that a majority of our board of directors be independent. Our board of directors has determined that Anthony Grillo, Paul Meister and Andrea Wong are “independent directors” as defined in the NYSE listing standards. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website (https://www.oaktreeacquisitioncorp.com/).
Audit Committee
Mr. Grillo, Mr. Meister and Ms. Wong serve as members of our audit committee. Our board of directors has determined that each of Mr. Grillo, Mr. Meister and Ms. Wong are independent under the NYSE listing standards and applicable SEC rules. Mr. Grillo serves as the Chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Grillo and Mr. Meister qualify as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•
determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•
monitoring compliance on a quarterly basis with the terms of our IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our IPO; and

•
reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee
The members of our nominating committee are Mr. Grillo, Mr. Meister and Ms. Wong, and Ms. Wong serves as chairman of the nominating committee. Under the NYSE listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Mr. Grillo, Mr. Meister and Ms. Wong are independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.
The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee
The members of our compensation committee are Mr. Grillo, Mr. Meister and Ms. Wong, and Ms. Wong serves as chairman of the compensation committee.
Under the NYSE listing standards, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Mr. Grillo, Mr. Meister and Ms. Wong are independent. We adopted a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Code of Ethics
We adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form
8-K.
A copy of the Code of Ethics will be provided without charge upon the written request to our principal executive offices.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Memorandum and Articles of Association or alternatively by shareholder approval at general meetings.
The Memorandum and Articles of Association provides that OACB renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of OACB and such opportunity is one OACB is legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. OACB is not aware of any such corporate opportunities not being offered to OACB and does not believe that waiver of the corporate opportunities doctrine has materially affected OACB’s search for an acquisition target.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including entities that are affiliates of the Sponsor, pursuant to which such officer or director is or may be required to present a business combination opportunity to such entity.
Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. Given the large target universe considered by OACB’s management team, which included initial contact with more than 155 companies and non-disclosure agreements with approximately 43 companies, the board of directors of OACB did not believe that the other fiduciary duties or contractual obligations of OACB’s officers and directors materially affected OACB’s ability to source a potential initial business combination.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Entity’s Business	Affiliation
Patrick McCaney	Oaktree Capital Management, L.P.	Asset Management	Managing Director and Portfolio Manager

	Oaktree Acquisition Corp. III	Special Purpose Acquisition Company	Co-Chief Executive Officer and Director

Alexander Taubman	Oaktree Capital Management, L.P.	Asset Management	Managing Director

	Oaktree Acquisition Corp. III	Special Purpose Acquisition Company	Co-Chief Executive Officer

	Taubman Ventures Group LLC and certain affiliates	Asset Management	Advisor

Zaid Pardesi	Oaktree Capital Management, L.P.	Asset Management	Managing Director

	Oaktree Acquisition Corp. III	Special Purpose Acquisition Company	President and Chief Financial Officer

John Frank	Oaktree Capital Management, L.P.	Asset Management	Vice Chairman

	Oaktree Acquisition Corp. III	Special Purpose Acquisition Company	Chairman and Director

	Oaktree Specialty Lending Corporation	Asset Management	Chairman and Director

	Chevron Corporation	Energy	Director

Mathew Pendo	Oaktree Capital Management, L.P.	Asset Management	Managing Director, Head of Corporate Development and Capital Markets

	Oaktree Acquisition Corp. III	Special Purpose Acquisition Company	Chief Operating Officer

Individual	Entity	Entity’s Business	Affiliation

	Oaktree Specialty Lending Corporation	Asset Management	President and Chief Operating Officer

	Oaktree Strategic Income II	Asset Management	President and Chief Operating Officer

Anthony Grillo	NarrativeWave	Software Development	Director

	Littelfuse	Electronic Component Manufacturing	Director

Paul Meister	Liberty Lane Partners, LLC	Private Equity	Co-Founder
	Perspecta Trust	Investment, Trust and Wealth Advisory Services	Co-Founder

	Quanterix Corporation	Healthcare	Director

	University of Michigan’s Life Sciences Institute	Life Sciences	Co-Chair of External Advisory Board; Chair of the Provost’s Advisory Committee

	Aptiv PLC	Technology	Director

	Amneal Pharmaceuticals, Inc.	Healthcare	Chairman and Director

Andrea Wong	Liberty Media Corporation	Media	Director

	Qurate Retail Group	Media	Director

	Hudson Pacific Properties	Real Estate	Director

	Roblox Corporation	Technology	Director
Potential investors should also be aware of the following other potential conflicts of interest:

•
Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•	The Sponsor subscribed for Founder Shares and purchased private placement warrants in a transaction that closed simultaneously with the closing of our IPO.

•
The Sponsor and each member of our management team have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with (i) the completion of our initial business combination and (ii) a shareholder vote to approve an amendment to our Memorandum and Articles of Association that would affect the substance or timing of our obligation to redeem 100% of our Public Shares if we have not consummated an initial business combination within 24 months from the closing of our IPO. Additionally, the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete our initial business combination within the prescribed time frame. If we do not complete our initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, the Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. The private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors owns ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•
Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with the Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with the Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or an independent accounting firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will the Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by OACB any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, since the consummation of our IPO, we reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.
We cannot assure you that any of the above mentioned conflicts will be resolved in our favor. In the event that we submit our initial business combination to our Public Shareholders for a vote, the Sponsor has agreed to vote its Founder Shares, and it and the members of our management team have agreed to vote any shares purchased during or after the offering, in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.
Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

OACB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “OACB,” “we,” “us” or “our” refer to OACB prior to the consummation of the Business Combination. The following discussion and analysis of OACB’s financial condition and results of operations should be read in conjunction with OACB’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on August 5, 2020 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and entered into the Business Combination Agreement on December 7, 2021. We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the private placement of warrants that occurred simultaneously with the consummation of the IPO, our shares, debt or a combination of cash, shares and debt. The issuance of additional shares in a business combination:

•
may significantly dilute the equity interest of current shareholders, which dilution would increase if the anti-dilution provisions in the OACB Class B ordinary Shares resulted in the issuance of OACB Class A ordinary Shares on a greater than one-to-one
basis upon conversion of the OACB Class B ordinary Shares;

•	may subordinate the rights of holders of OACB Class A ordinary Shares if preference shares are issued with rights senior to those afforded the OACB Class A ordinary Shares;

•
could cause a change in control if a substantial number of the OACB Class A ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•
may adversely affect prevailing market prices for the OACB Class A ordinary Shares and/or OACB Public Warrants. Similarly, if we issue debt securities or otherwise incur significant debt, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on the OACB Class A ordinary Shares;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on the OACB Class A ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

As of September 30, 2021, we had approximately $0.9 million in our operating bank account. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial business combination will be successful.
Our registration statement for our IPO was declared effective on September 16, 2020. On September 21, 2020, we consummated our IPO of 25,000,000 OACB Units, including 2,500,000 additional OACB Units to cover over-allotments, at $10.00 per OACB Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions.
Simultaneously with the closing of the IPO, we consummated the private placement of 4,666,667 OACB Private Placement Warrants, at a price of $1.50 per OACB Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million.
Upon the closing of the IPO and the sale of the OACB Private Placement Warrants, $250.0 million of the net proceeds of the IPO and certain of the proceeds of the sale of the OACB Private Placement Warrants were placed in a Trust Account, located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the OACB, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
If we are unable to complete the Business Combination or another initial business combination within 24 months from the closing of our IPO, or September 21, 2022, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the OACB Class A Ordinary Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to fund our regulatory compliance requirements and other costs related thereto and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding OACB Class A Ordinary Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Results of Operations
Our entire activity since inception through September 30, 2021 related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective initial Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of the initial Business Combination. We will generate non-operating
income in

the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Additionally, we recognize non-cash
gains and losses within other income (expense) related to changes in recurring fair value measurement of our warrant liabilities at each reporting period.
For the three months ended September 30, 2021, we had a net income of approximately $1.1million from changes in the value of derivative warrant liabilities of $3.6 million and approximately $3,000 in net gain earned on investments held in the Trust Account, partially offset by approximately $2.5 million in general and administrative costs.
For the nine months ended September 30, 2021, we had net income of approximately $7.9 million from changes in the value of derivative warrant liabilities of $11.5 million and approximately $19,000 in net gain earned on investments held in the Trust Account, partially offset by approximately $3.6 million in general and administrative costs.
Liquidity and Capital Resources
As of September 30, 2021, we had approximately $919,000 in our operating bank account and negative working capital of approximately $2.5 million.
Our liquidity needs have been satisfied prior to the completion of the IPO through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the OACB Class B Ordinary Shares to the Sponsor and the advancement of funds by the Sponsor to cover our expenses in connection with the IPO. In addition, the Sponsor advanced approximately $119,000 to us for offering expenses. We have not repaid this advance from the Sponsor. Subsequent to the consummation of the IPO and Private Placement, our liquidity needs have been satisfied from the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or our officers and directors may, but are not obligated to, provide us working capital loans. As of September 30, 2021, there were no amounts outstanding under any working capital loan.
In connection with OACB’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic
205-40,
“Basis of Presentation – Going Concern,” management has determined that the level of working capital raises substantial doubt about OACB’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date OACB is required to liquidate, September 21, 2022. The financial statements do not include any adjustment that might be necessary if OACB is unable to continue as a going concern.
We continue to evaluate the impact of the
COVID-19
pandemic and has concluded that the specific impact is not readily determinable as of the date of the unaudited condensed balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support.
Critical Accounting Policies
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as its critical accounting policies:
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC
815-15.
The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in our IPO, the underwriters’ exercise of their overallotment option and OACB Private Placement Warrants are recognized as derivative liabilities in accordance with ASC
815-40.
Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in OACB’s statement of operations. The fair value of warrants issued in connection with the IPO and sale of the OACB Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. The fair value of Warrants issued in connection with our IPO have subsequently been measured based on the listed market price of such warrants. The subsequent fair value estimates of the Private Placement Warrants are measured using a combination of a Monte Carlo simulation model and the listed public warrant price.
OACB Class A Ordinary Shares Subject to Possible Redemption
OACB Class A Ordinary Shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable OACB Class A Ordinary Shares (including OACB Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within OACB’s control) are classified as temporary equity. At all other times, OACB Class A Ordinary Shares are classified as shareholders’ equity. The OACB Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021 and December 31, 2020, 25,000,000 OACB Class A Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of OACB’s unaudited condensed balance sheets.
Effective with the closing of the IPO, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in
capital and accumulated deficit.
Net Income (Loss) Per Ordinary Share
We have two classes of shares: OACB Class A Ordinary Shares and OACB Class B Ordinary Shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. OACB has not considered the effect of the warrants sold in the IPO and the sale of the OACB Private Placement Warrants to purchase an aggregate of 10,916,667 of the OACB Class A Ordinary Shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury shares method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the period from August 5, 2020 (inception) through December 31, 2020. Accretion associated with the OACB Class A Ordinary Shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”)
No. 2020-06,
Debt-Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
(“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. OACB adopted ASU
2020-06
on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
Our management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Off-Balance
Sheet Arrangements
As of September 30, 2021, we did not have any
off-balance
sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation
S-K.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging
growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

CERTAIN OACB RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
OACB Class B Ordinary Shares
On August 7, 2020, prior to OACB’s IPO, OACB issued 6,468,750 OACB Class B Ordinary Shares to the Sponsor in exchange for a capital contribution of $25,000, or approximately $0.004 per share. The number of OACB Class B Ordinary Shares issued was determined based on the expectation that such OACB Class B Ordinary Shares would represent 20% of the outstanding shares upon completion of OACB’s IPO. The OACB Class B Ordinary Shares (including the OACB Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
OACB Private Placement Warrants
Simultaneous with the consummation of OACB’s IPO, OACB consummated a private placement pursuant to which the Sponsor purchased 4,666,667 OACB Private Placement Warrants private placement warrants at a price of $1.50 per OACB Private Placement Warrant, generating total proceeds of $7,000,000.
Each OACB Private Placement Warrant entitles the holder to purchase one OACB Class A Ordinary Share at $11.50 per share. The OACB Private Placement Warrants (including the OACB Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
Related Party Loans
On August 7, 2020, the Sponsor agreed to loan OACB an aggregate of up to $300,000 to cover expenses related to OACB’s IPO pursuant to an expense reimbursement agreement (the “Expense Reimbursement Agreement”). As of September 30, 2021, $119,000 remains outstanding and due to the Sponsor.
In addition, in order to finance transaction costs in connection with an intended the Business Combination or another initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination or another initial business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination or another initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination company at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the OACB Private Placement Warrants. To date, OACB had no outstanding borrowings under any arrangement.
Administrative Services Agreement
Effective September 16, 2020, OACB entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services, and support services to an affiliate of the Sponsor. The agreement terminates upon the earlier of the completion of a business combination or the liquidation of OACB.
OACB Registration and Shareholder Rights Agreement
OACB has previously entered into a registration and shareholder rights agreement pursuant to which its initial shareholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the OACB Private Placement Warrants, the securities issuable upon conversion of working capital loans (if any), and the OACB Class A Ordinary Shares issuable upon exercise of the foregoing and upon conversion of the OACB Class B Ordinary Shares.

Sponsor Letter Agreement
Concurrent with the execution of the Business Combination Agreement, the Sponsor, OACT and TopCo entered into the Sponsor Letter Agreement. Pursuant to the Sponsor Letter Agreement, the Sponsor:, (i) agreed to vote its OACB Ordinary Shares in favor of the Business Combination Agreement, the Business Combination, and any other matter reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement, (ii) agreed not to transfer or pledge any of its OACB Ordinary Shares after the execution of the Business Combination Agreement and prior to the closing of the Business Combination, (iii) waived its rights of appraisal, any dissenters’ rights and any similar rights relating to the transactions contemplated by the Business Combination Agreement that it may have by virtue of, or with respect to, any outstanding OACB ordinary shares owned thereby, and (iv) agreed to subject 1,250,000 of its OACB Ordinary Shares held as of immediately prior to the First Merger Effective Time, which will have been exchanged for TopCo Ordinary Shares, to certain transfer restrictions, vesting and buyback conditions.
For more information about the Sponsor Letter Agreement, see the section entitled “
Certain Agreements Related to the Business Combination—Sponsor Letter Agreement.
” A copy of the Sponsor Letter Agreement is attached to the accompanying proxy statement/prospectus as
Annex G
.
Amended and Restated Convertible Bond Instruments
Certain of OACB’s officers and directors are employed by Oaktree. Certain affiliates of Oaktree have an approximately 1% equity stake in Alvotech and hold approximately 47.48% of Alvotech’s Tranche A bonds and approximately 33.99% of Alvotech’s Tranche B bonds.

MANAGEMENT OF TOPCO AFTER THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to TopCo and its consolidated subsidiaries after giving effect to the Business Combination.
Management and Board of Directors
The following table sets forth the persons OACB and Alvotech anticipate will become the executive officers and directors of TopCo.
The TopCo board of directors is expected to be comprised of nine directors. Pursuant to the Business Combination Agreement, one director will be appointed out of a list of candidates presented exclusively by OACB and the remaining directors will be appointed out of a list of candidates presented exclusively by Alvotech. Alvotech’s shareholders, Alvogen and Aztiq, have presented the following list of candidates: Robert Wessman, Richard Davies, Tomas Ekman, Faysal Kalmoua, Ann Merchant, Arni Hardarson, Lisa Graver and Linda McGoldrick to serve on TopCo’s board of directors. OACB is in the process of identifying other individuals who will be members of our board of directors, and expect to provide details regarding these individuals prior to Closing.
For biographical information concerning the executive officers, see “
Management of Alvotech.”
For biographical information concerning Mr. Wessman, Mr. Davies, Mr. Ekman and Mr. Kalmoua, see “
Management of Alvotech
.” For biographical information concerning the remaining directors, see below.

Name	Age	Title
Executive Officers
Robert Wessman	52	Executive Chairman of the Board of Directors
Mark Levick	58	Chief Executive Officer
Tanya Zharov	55	Deputy Chief Executive Officer
Joseph E. McClellan	48	Chief Scientific Officer
Sean Gaskell	40	Chief Technical Officer
Joel Morales	44	Chief Financial Officer
Reem Malki	51	Chief Quality Officer
Anil Okay	34	Chief Commercial Officer
Ming Li	45	Chief Strategy Officer
Directors
Richard Davies	60	Director and Deputy Chairman
Tomas Ekman	54	Director
Faysal Kalmoua	46	Director
Ann Merchant	56	Director
Arni Hardarson	55	Director
Lisa Graver	50	Director
Linda McGoldrick	66	Director
Ann Merchant
will serve as one of TopCo’s directors after the Business Combination. Since 2018, she has served as Vice President for MorphoSys, and as Head of Global Supply Chain since January 2019. Prior to joining MorphoSys, from September 2011 to August 2018, Ms. Merchant served as the President for Schreiner Medipharm. Between 1994 and 2011, Ms. Merchant held various roles at Amgen, including Vice President, Head of International Supply Chain and Site Head between 2007 and 2011. Ms. Merchant holds an MBA from the Henley Business School and a Bachelor of Science in Languages from Georgetown University. We believe Ms. Merchant is qualified to serve on TopCo’s board of directors because of her experience in executive positions with several pharmaceutical companies and expertise in financial planning, new product launches and creating and executing international strategies to increase market share.
Arni Hardarson
will serve as one of TopCo’s directors after the Business Combination. Since 2009, he has served as Deputy to the Chief Executive Officer and General Counsel of Alvogen. Prior to joining Alvogen,

Mr. Hardarson was Vice President of Tax and Structure at Actavis, and as partner, member of the executive management committee, and served as a head of tax and legal at Deloitte. Mr. Hardarson holds a Master’s degree in law from the University of Iceland. We believe Mr. Hardarson is qualified to serve on TopCo’s board of directors because of his extensive expertise in financial and legal matters and his past experience in top executive positions.
Lisa Graver
will serve as one of TopCo’s directors after the Business Combination. Ms. Graver has served in various leadership positions for Alvogen since June 2010, including as President of Alvogen Inc, a subsidiary of Alvogen, since August 2015, as Executive Vice President and Deputy to the Chief Executive Officer of Alvogen Inc. since February 2013, and as Vice president Intellectual Property of Alvogen since June 2010. Prior to joining Alvogen, Ms. Graver was Vice President Intellectual Property and Senior Director Intellectual Property at Actavis Inc. between 2006 and 2008. Ms. Graver holds a BSc in Biology from Lakehead University and a law degree from the Case Western Reserve University School of Law. We believe Ms. Graver is qualified to serve on TopCo’s board of directors because of her extensive expertise in intellectual property and the pharmaceutical industry.
Linda McGoldrick
will serve as one of TopCo’s directors after the Business Combination. In 1985, Ms. McGoldrick founded, and currently serves as Chairman and Chief Executive Officer of, Financial Health Associates International, a strategic consulting company specializing in healthcare and life sciences. Since January 2020, she has served as the Chief Executive Officer for 2Enable Health LLC. Prior to joining 2Enable Health LLC, Ms. McGoldrick served as interim CEO at Zillion between June 2019 and December 2019. Over her professional career, Ms. McGoldrick has served in a number of leadership roles, including Senior Vice President and National Development Director for the Healthcare and Life Sciences Industry Practices at
Marsh-MMC
Companies, International Operations and Marketing Director of Veos plc, and Managing Director Europe for Kaiser Permanente International. In 2018, Ms. McGoldrick was appointed by the Governor of Massachusetts to serve on the state’s Health Information Technology Commission. Ms. McGoldrick has served as a director of numerous publicly traded and private held companies and non-profit
organizations in the U.S., UK and Europe, including as director for Compass Pathways since September 2020. In 2012, Ms. McGoldrick was named as one of the Top 100 Corporate Directors of Fortune 100 Companies by the Financial Times. Ms. McGoldrick holds a Master’s Degree in Healthcare from the University of Pennsylvania and an MBA from Wharton. We believe Ms. McGoldrick is qualified to serve on TopCo’s board of directors because of her extensive expertise in financial matters and the healthcare and life sciences industry.
Corporate Governance
TopCo will structure its corporate governance in a manner OACB and Alvotech believe will closely align its interests with those of TopCo’s shareholders following the Business Combination. Notable features of this corporate governance include:

•
TopCo will have three independent directors and independent director representation on our audit, compensation and nominating committees immediately following the consummation of the Business Combination, and TopCo’s independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent
directors;

•	at least one of the independent directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	TopCo will implement a range of other corporate governance practices, including implementing a robust director education program.
Non-Classified
Board of Directors
In accordance with TopCo’s articles of association, TopCo’s board of directors is not divided into classes of directors.

Independence of our Board of Directors
TopCo currently expects that upon consummation of the Business Combination, three of its nine directors will be independent directors and TopCo’s board of directors will have an independent audit committee, nominating committee and compensation committee. We anticipate that three will be “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules.
Board Committees
Audit Committee
The audit committee will be responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Each of the members of TopCo’s audit committee will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and Nasdaq rules and at least one of the audit committee members qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)
of Regulation S-K. The
audit committee’s charter will be available on TopCo’s website. The reference to TopCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on TopCo’s website into this proxy statement/prospectus.
Compensation Committee
The compensation committee will be responsible for, among other things:

•
reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our shareholders regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.
Each of the members of TopCo’s compensation committee will qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. The audit committee’s charter will be available on TopCo’s website. The reference to TopCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on TopCo’s website into this proxy statement/prospectus.
Nominating Committee
The nominating committee will be responsible for, among other things:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing succession planning for our Chief Executive Officer and other executive officers;

•	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•	overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•	developing and recommending to our board of directors a set of corporate governance guidelines.
The nominating committee’s charter will be available on TopCo’s website. The reference to TopCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on TopCo’s website into this proxy statement/prospectus.
Risk Oversight
The board of directors is responsible for overseeing TopCo’s risk management process. The board of directors focuses on TopCo’s general risk management strategy, the most significant risks, and oversees the implementation of risk mitigation strategies by management. The audit committee is also responsible for discussing TopCo’s policies with respect to risk assessment and risk management. The board of directors believes its administration of its risk oversight function has not negatively affected the board of directors’ leadership structure.
Code of Ethics
TopCo’s board of directors will adopt a Code of Ethics applicable to the directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics will be available on TopCo’s website. In addition, TopCo intends to post on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to TopCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on TopCo’s website into this proxy statement/prospectus.
Compensation of Directors and Officers
Following the Closing of the Business Combination, we expect TopCo’s executive compensation program to reflect Alvotech’s compensation policies and philosophies, as they may be modified and updated from time to time.

Following the Closing of the Business Combination, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the TopCo Board.
Employee Equity Incentive Plan
TopCo will establish a 2022 employee equity incentive plan. Information about the plan will be disclosed in a subsequent filing prior to the consummation of the Business Combination.

DESCRIPTION OF TOPCO’S SECURITIES
As a result of the Business Combination, OACB shareholders and Alvotech Shareholders who receive TopCo Ordinary Shares in the Business Combination will become TopCo shareholders. Your rights as TopCo shareholders will be governed by the laws of Grand Duchy of Luxembourg and TopCo’s articles of association. The following description of the material terms of TopCo’s capital stock, including the TopCo Ordinary Shares to be issued in the Business Combination, reflects the anticipated state of affairs upon completion of the Business Combination. We urge you to read the applicable provisions of Luxembourg law and TopCo’s forms of articles of association carefully and in their entirety because they describe your rights as a holder of TopCo Ordinary Shares.
Ordinary Shares
Share Capital
TopCo was incorporated on August 23, 2021 by Floki Holdings S.à r.l., an affiliate of Alvotech, with an initial share capital of $40,000, represented by 4,000,000 initial shares with a nominal value of $0.01 per share. Upon completion of the First Merger, TopCo share capital will equal €             represented by                      TopCo Ordinary shares with a nominal value of $0.01 each.
Immediately prior to consummation of the Business Combination, TopCo’s issued share capital will equal $40,000, represented by 4,000,000 initial shares with a nominal value of $0.01 per share. All issued shares will be fully paid and subscribed for. The authorized capital of TopCo (including the issued share capital) is set at $60,000,000, divided into 6,000,000,000 TopCo Ordinary Shares with a nominal value of $0.01 each.
A shareholder in a Luxembourg
société anonyme
holding fully paid up shares is not liable, solely because of his, her or its shareholder status, for additional payments to TopCo or its creditors.
Share Issuances
Pursuant to Luxembourg law, the issuance of TopCo Ordinary Shares requires approval by the general meeting of shareholders in front of a notary subject to necessary quorum and majority requirements. The general meeting of shareholders may approve an authorized capital and authorize the board of directors to increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on TopCo or in any other manner for any reason whatsoever including (ii) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorized capital under the terms and conditions of warrants (which may be separate or linked to shares, bonds, notes or similar instruments issued by TopCo), convertible bonds, notes or similar instruments; (iii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iv) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments up to the maximum amount of such authorized capital for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (
Recueil Electronique des Sociétés
, “RESA”). The general meeting may amend, renew, or extend such authorized capital and such authorization to the board of directors to issue ordinary shares.
In addition, the general meeting of shareholders may authorize the board of directors to make an allotment of existing or newly issued shares without consideration to (a) employees of TopCo or certain categories amongst those; (b) employees of companies or economic interest grouping in which TopCo holds directly or indirectly at least 10% of the share capital or voting rights; (c) employees of companies or economic interest grouping which directly or indirectly hold at least 10% of the share capital or voting rights of TopCo; (d) employees of companies or economic interest grouping in which at least 50% of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least 50% of the share capital of TopCo; (e) members of the corporate bodies of TopCo or of the companies or economic interest grouping listed in point (b) to (d) above or certain categories amongst those, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg RESA.
TopCo recognizes only one (1) holder per ordinary share. In case an ordinary share is owned by several persons, they shall appoint a single representative who shall represent them in respect of TopCo. TopCo has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.
Upon the consummation of the Business Combination, the board of directors will resolve on the issuance of TopCo Ordinary Shares out of the authorized capital (
capital autorisé
) in accordance with the quorum and voting thresholds set forth in the articles of association and applicable law. The board of directors also resolves on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new TopCo Ordinary Shares exceeds the limits of TopCo’s authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association. If the capital call proposed by the board of directors consists of an increase in the shareholders’ commitments, the board of directors must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.
Preferential Rights
Under Luxembourg law, existing shareholders benefit from a preferential subscription right on the issuance of ordinary shares for cash consideration. However, TopCo’s shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive, or limit any preferential subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of ordinary shares within the scope of TopCo’s authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association also may, by a two-thirds
majority vote, limit, waive, or cancel such preferential subscription rights or renew, amend, or extend the authorization of the board of directors to suppress, waive, or limit such preferential subscription rights, in each case for a period not to exceed five years. Such ordinary shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per ordinary share. The ordinary shares also may be issued by way of incorporation of available reserves, including share premium.
Share Repurchases
TopCo cannot subscribe for its own ordinary shares. TopCo may, however, repurchase issued ordinary shares or have another person repurchase issued ordinary shares for its account, subject to the following conditions:

•	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

•	the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be repurchased;

•	the duration of the period for which the authorization is given, which may not exceed five years; and

•
in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of ordinary shares acquired by either TopCo, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

•	only fully paid-up ordinary shares may be repurchased; and

•
the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased ordinary shares are held by TopCo; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to TopCo’s shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire TopCo’s ordinary shares under the conditions set forth in article
430-15
of the Luxembourg Company law. Such purchases and subsequent sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per ordinary share to be determined by the board of directors or its delegate shall represent not more than the fair market value of such ordinary share.
In addition, pursuant to Luxembourg law, TopCo may directly or indirectly repurchase ordinary shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to TopCo in accordance with Art.
430-15(2)
of the Luxembourg Company Law, or if the acquisition of ordinary shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) in accordance with Art.
430-15(3)
of the Luxembourg Company Law or in any of the circumstances listed in article
430-16
of the Luxembourg Company Law.
Voting rights
Each TopCo Ordinary Share entitles the holder thereof to one vote. Neither Luxembourg law nor TopCo’s articles of association contain any restrictions as to the voting of TopCo Ordinary Shares by non-Luxembourg
residents. The Luxembourg Company Law distinguishes ordinary general meetings of shareholders and extraordinary general meetings of shareholders with respect to the required quorums and majorities.
Meetings
Ordinary General Meeting
At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”
Extraordinary General Meeting
Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preferential subscription rights, (iii) approval of a statutory merger or de-merger
(scission), (iv) TopCo’s dissolution and liquidation, (v) any and all amendments to TopCo’s articles of association and (vi) change of nationality. Pursuant to TopCo’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of TopCo’s issued share capital unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened, for which Luxembourg Company Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds
majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

Annual Shareholders Meetings
An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within 6 months of the end of the preceding financial year, except for the first annual general meeting of shareholders which may be held within 18 months from incorporation. The first social year of TopCo will end on December 31, 2021.
Warrants
Pursuant to the Assignment, Assumption and Amendment Agreement, OACB will assign to TopCo all of OACB’s right, title and interest in and to the existing Warrant Agreement and TopCo will assume, and agree to pay, perform, satisfy and discharge in full, all of OACB’s liabilities and obligations under the existing Warrant Agreement arising from and after the First Merger Effective Time.
Each TopCo Warrant is exercisable to be issued one TopCo Ordinary Share and only whole warrants are exercisable. The exercise price of the TopCo Warrants is $11.50 per share, subject to adjustment as described in the TopCo Warrant Agreement. A TopCo Warrant may be exercised only during the period commencing on the date that is 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five years after the date on which the Business Combination is completed, (y) the liquidation of TopCo, or (z) the redemption date as provided in Section 6.3 of the TopCo Warrant Agreement.
Redemptions of warrants for cash
Pursuant to the TopCo Warrant Agreement, once the public warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the TopCo Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a
30-trading
day period ending three business days before sending the notice of redemption to each warrant holder.
If the public warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the Warrant Agreement.
Redemption of warrants for shares
Commencing 90 days after the warrants become exercisable, TopCo may redeem the outstanding warrants (i) in whole and not in part, (ii) at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares to be determined, based on the redemption date and the fair market value of the shares, (iii) if, and only if, the last reported sale price of the TopCo Ordinary Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the notice of redemption to the warrant holders is sent, (iv) if, and only if, the private warrants are also concurrently exchanged at the same price (equal to a number of TopCo Ordinary Shares) as the outstanding public warrants, as described above, and (v) if, and only if, there is an effective registration statement covering the shares issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the
30-day
period after the written notice of redemption is given.
The private warrants are identical to the public warrants, except that the private warrants and the shares issuable upon the exercise of the private warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the private warrants will be exercisable on a cashless basis and be non-redeemable
(except as mentioned above) so long as

they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable and exercisable by such holders on the same basis as the public warrants.
The foregoing description of the TopCo Warrants is qualified in its entirety by reference to the full text of the Warrant Agreement, filed hereto as Exhibit 4.2, and the Assignment, Assumption and Amendment Agreement which is included as Exhibit E to the Business Combination Agreement, filed hereto as Exhibit 2.1, and incorporated herein by reference.
Dividends
From the annual net profits of TopCo, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of TopCo. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each TopCo Ordinary Share entitling to the same proportion in such distributions.
The board of directors may resolve that TopCo pays out an interim dividend to the shareholders, subject to the conditions of article
461-3
of the Luxembourg Company Law and TopCo’s articles of association. The board of directors shall set the amount and the date of payment of the interim dividend.
Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Luxembourg Company Law and TopCo’s articles of association. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to TopCo’s accounts.

COMPARISON OF SHAREHOLDER RIGHTS
This section describes the material differences between the rights of OACB shareholders before the consummation of the Business Combination, and the rights of TopCo shareholders after the Business Combination. These differences in shareholder rights result from the differences between Cayman Islands and Luxembourg law and the respective governing documents of OACB and TopCo.
This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. OACB shareholders are urged to carefully read the relevant provisions of the Cayman Companies Act, Luxembourg
Company
Law, the Memorandum and Articles of Association, the governing documents of Alvotech and TopCo, and TopCo’s articles of association that will be in effect as of consummation of the Business Combination (which will be substantially in the form included herein in
Annex
 C
 to this proxy statement/prospectus, respectively). References in this section to TopCo’s articles of association are references thereto as they will be in effect upon consummation of the Business Combination. However, TopCo’s articles of association may be amended at any time prior to consummation of the Business Combination by mutual agreement of OACB and Alvotech or after the consummation of the Business Combination by amendment in accordance with their terms. If TopCo’s articles of association are amended, the below summary may cease to accurately reflect TopCo’s articles of association as so amended.

	Cayman Islands	Luxembourg
SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS
Under the Cayman Companies Act a merger or consolidation of a company with or into one or more other companies requires the approval of shareholders by a special resolution passed by at least two-thirds
(or such greater majority as may be specified by the articles of association) of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter.

All mergers (other than certain parent/subsidiary mergers) require shareholder approval.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands

Under Luxembourg law and the articles of association, the board of directors has the broadest powers to take any action necessary or useful to achieve the company’s purpose. The board of directors’ powers are limited only by law and TopCo’s articles of association.

Any type of business combination that would require an amendment to the articles of association, such as a merger, de-merger,
dissolution, or voluntary liquidation, requires an extraordinary resolution of a general meeting of shareholders. Transactions such as a sale, lease, or exchange of certain company assets require only the approval of the board of directors. Neither Luxembourg law nor TopCo’s articles of association contain any provision requiring the board of directors to obtain shareholder approval of a sale, lease, or exchange of substantial assets of TopCo. However, the sale of all or a substantial part of TopCo’s

	Cayman Islands	Luxembourg
	court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.	assets could lead to its dissolution for absence of corporate object and consequently would require the board of directors to obtain shareholder approval in an extraordinary general meeting.

SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS	Subject to the articles of association, there are no general restrictions or prohibitions under Cayman Islands law with a shareholder transacting or contracting with the company. Shareholders (in their capacity as such) do not owe fiduciary duties to the company or their fellow shareholders.	Under Luxembourg law, no restriction exists as to the transactions that a shareholder may engage in with TopCo. The transaction must, however, be in TopCo’s corporate interest, which for instance requires that the transactions are made on arm’s length terms.

SHAREHOLDER RIGHTS PLAN	Under Cayman Islands law, subject to the articles of association the company, directors may have the power to allot, issue, grant options over or otherwise dispose of shares authorised and unissued shares with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.	Pursuant to Luxembourg law, the shareholders may create an authorized share capital which allows the board of directors to increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on TopCo or in any other manner for any reason whatsoever including (i) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorized capital under the terms and conditions of warrants (which may be separate or linked to shares, bonds, notes or similar instruments issued by TopCo), convertible bonds, notes or similar instruments; (ii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iii) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible

Cayman Islands	Luxembourg

bonds, notes or similar instruments within the limits of such authorized share capital. The board of directors may be further authorized to, under certain conditions, limit, restrict, or waive preferential subscription rights of existing shareholders when issuing new shares within the authorized share capital. The rights attached to the new shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in the articles of association.

In addition, the board of directors may be further authorized to make an allotment of existing or newly issued shares without consideration to (a) employees of TopCo or certain categories amongst those; (b) employees of companies or economic interest grouping in which TopCo holds directly or indirectly at least 10% of the share capital or voting rights; (c) employees of companies or economic interest grouping which directly or indirectly hold at least 10% of the share capital or voting rights of TopCo, (d) employees of companies or economic interest grouping in which at least 50% of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least 50% of the share capital of TopCo; (e) members of the corporate bodies of TopCo or of the companies or economic interest grouping listed in point (b) to (d) above or certain categories amongst those.

The authorization to the board of directors to issue additional shares or other instruments as described above within the authorized share capital (and to limit, restrict, or waive, as the case may be,

	Cayman Islands	Luxembourg

preferential subscription rights) as well as the authorization to allot shares without consideration may be valid for a period of up to five years, starting from either the date of the minutes of the extraordinary general meeting resolving upon such authorization or starting from the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the Luxembourg official gazette (RESA). The authorization may be renewed, increased or reduced by a resolution of the extraordinary general meeting of shareholders, with the quorum and majority rules set for the amendment of the articles of association.

TopCo’s articles of association authorize its board of directors to issue TopCo Ordinary Shares within the limits of the authorized share capital at such times and on such terms as the board of directors or its delegates may decide for a period ending five years after the date of the creation of the authorized share capital or its publication date unless such period is extended, amended or renewed. Accordingly, the board of directors is authorized to issue TopCo Ordinary Shares up to the limits of authorized share capital until such date. TopCo currently intends to seek renewals and/or extensions as required from time to time.

APPRAISAL RIGHTS	Under Cayman Islands law, holders of record of ordinary shares who comply with the applicable requirements of Section 238 of the Cayman Companies Act may have the right, under certain circumstances, to dissent from a statutory merger and exercise appraisal.	Neither Luxembourg law nor TopCo’s articles of association provide for appraisal rights.

	Cayman Islands	Luxembourg
(“dissenter”) rights, including rights to seek payment of the fair value of their ordinary shares, which, if necessary, may ultimately be determined by the court.

SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING	Shareholder written resolutions are permitted under Cayman Islands law.
A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or TopCo’s articles of association.

Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote in person, by proxy or, if the articles of association provide for that possibility, by correspondence.

The articles of association of TopCo provide for the possibility of vote by correspondence.

MEETINGS OF SHAREHOLDERS	The procedure for convening and holding shareholder meetings is set out in the articles of association. The articles of association will typically provide for the directors to convene a shareholder meeting whenever they think fit upon written notice to all shareholders entitled to receive notice and attend the meeting, or upon the requisition in writing of shareholders holding the prescribed share capital of the company carrying the right to vote at a meeting. On receiving the requisition, the directors are required to call and hold a shareholder meeting for the purposes set out in the requisition, subject to the terms set out in the articles of association.
Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year, within six months as from the close of the financial year. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments and resolve on the discharge of the directors.

Other general meetings of shareholders may be convened.

Luxembourg law distinguishes between ordinary resolutions to be adopted and extraordinary resolutions to be adopted by the general meeting of shareholders. Extraordinary resolutions relate to proposed amendments to the articles of association and other

Cayman Islands	Luxembourg

A Cayman Islands exempted company is not required by the Cayman Companies Act to convene an annual general meeting.

A shareholder may attend and vote at the meeting personally or by proxy (or in the case of a corporation or other non-natural
person by its duly authorized representative or proxy).

limited matters. All other resolutions are ordinary resolutions.

Pursuant to Luxemburg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued share capital, (ii) a limitation or exclusion of preferential subscription rights, (iii) approval of a statutory merger or de-merger
(
scission
), (iv) dissolution, (v) an amendment of the articles of association and (vi) change of nationality.

Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds
majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

The Luxembourg Company Law provides that if, as a result of losses, net assets fall below half of the share capital of the company, the board of directors shall convene an extraordinary general meeting of shareholders so that it is held within a period not

	Cayman Islands	Luxembourg
exceeding two months from the time at which the loss was or should have been ascertained by them and such meeting shall resolve on the possible dissolution of the company and possibly on other measures announced in the agenda. The board of directors shall, in such situation, draw up a special report which sets out the causes of that situation and justify its proposals eight days before the extraordinary general meeting. If it proposes to continue to conduct business, it shall set out in the report the measures it intends to take in order to remedy the financial situation of the company. The same rules apply if, as a result of losses, net assets fall below one-quarter
of the share capital provided that in such case dissolution shall take place if approved by one-fourth
of the votes casts at the extraordinary general meeting.

DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS	A Cayman Islands company is not permitted to declare or pay a dividend or distribution out of share premium, redeem or repurchase its own shares out of capital or share premium, or enter into a merger or consolidation unless the company is able to pay its debts as they fall due in the ordinary course of business (i.e. is able to satisfy a “cash flow” solvency test). There is no statutory requirement to evidence the solvency test in any form, although, if there is any doubt in respect of the company’s solvency, it would be prudent for the directors to seek auditor or other accounting verification. Similar rules apply in respect to redemptions. To the extent, however, that a Cayman Islands company is able to satisfy the	Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general shareholders’ meeting based on the recommendation of the board of directors, except in certain limited circumstances. Pursuant to TopCo’s articles of association, the board of directors has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law. Distributions may be lawfully declared and paid if TopCo’s net profits and/or distributable reserves are sufficient under Luxembourg law. All TopCo Ordinary Shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance

Cayman Islands	Luxembourg

“cash flow” solvency test, subject to any contrary provisions in the articles of association, each of the above actions are permissible under Cayman Islands law.

A Cayman Islands company may, if authorized by its articles of association, issue shares that are redeemable at the option of the company or the holder (redeemable shares) and purchase its own shares, whether redeemable or not. Although a share cannot be redeemed or repurchased if:

•  it is not fully paid up;

•  the result would be that there are no shares outstanding; or

•  the company has commenced liquidation.

with TopCo’s articles of association or applicable law.

Under Luxembourg law, at least 5% of TopCo’s net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of TopCo’s issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of TopCo’s issued share capital. The legal reserve is not available for distribution.

Pursuant to Luxembourg law, TopCo (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided that:

•  the shareholders at a general meeting have previously authorized the board of directors to acquire its ordinary shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration;

•  the acquisitions, including shares previously acquired by TopCo and held by it and shares acquired by a person acting in his or her own name but on TopCo’s behalf, may not have the effect of

Cayman Islands	Luxembourg

reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•  the shares repurchased are fully
paid-up;
and

•  the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to TopCo’s shareholders.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to TopCo, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of shares acquired by either TopCo or by a person acting on its behalf with a view to redistributing the shares to its staff or staff of its controlled subsidiaries, provided

	Cayman Islands	Luxembourg
that the distribution of such shares is made within 12 months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce TopCo’s share capital or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law) and are subject to specific provisions on reductions in share capital and redeemable shares under Luxembourg law.

Any shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the one-year
period.

As long as shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on TopCo’s balance sheet a non-distributable
reserve of the same amount must be reflected as a liability. TopCo’s articles of association provide that TopCo Ordinary Shares may be repurchased in accordance with the law.

NUMBER OF DIRECTORS	The Cayman Companies Act does not contain specific restrictions or requirements with respect to the composition of the board of directors of a Cayman Islands company. Similarly, the Cayman Companies Act does not stipulate a procedure for the appointment of directors, which instead would be prescribed in the articles of association of the company. Typically, the articles of	Pursuant to Luxembourg law, the TopCo Board must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous candidacy) by a simple majority of the votes cast. Abstentions are not considered “votes.” Directors may be reelected, but the term of their office may not exceed six years.

	Cayman Islands	Luxembourg

	association will also make provision for matters such as directors’ qualifications, terms of office and retirement, removal and rotation of directors, regulation of directors’ meetings, proceedings of the board and notice requirements, and the manner of determining questions that arise at board meetings. Sole directors and corporate directorships are permissible, subject to the articles of association.	TopCo’s articles of association will provide that the board of directors shall be composed of at least three directors.

VACANCIES ON BOARD OF DIRECTORS	The Cayman Companies Act does not contain specific restrictions or requirements with respect to the composition of the board of directors of a Cayman Islands company. Similarly, the Cayman Companies Act does not stipulate a procedure for the appointment of directors. Any provision dealing with the appointment of directors, is set out in the articles of association of the company.	TopCo’s articles of association provide that in case of a vacancy the remaining members of the board of directors may elect a director to fill the vacancy, on a temporary basis and for a period of time not exceeding the initial mandate of the replaced member of the board of directors, until the next general meeting of shareholders, which shall resolve on the permanent appointment in compliance with the applicable legal provisions and the articles of association.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS	Any right to remove a director under Cayman Islands law is set out in the articles of association. Subject to any contrary provision in the articles of association, directors may be appointed for whatever term as may be commercially agreed between the company and the directors.
Under Luxembourg law, a director may be removed at any time by the general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous request) by a simple majority of the votes cast, with or without cause.

TopCo’s articles of association will provide that the duration of the mandate of the directors will not exceed three (3) years.

COMMITTEES	Cayman Islands law permits directors to establish and delegate their powers, authorities and discretions to committees consisting of one or more directors. Subject to any conditions imposed by the directors, the proceedings of a	TopCo’s articles of association will provide that the board of directors may set up committees and determine their composition, powers, and rules.

	Cayman Islands	Luxembourg
committee will be governed by the same provisions regulating the proceedings of directors, so far as they are capable of applying.

CUMULATIVE VOTING	Not applicable	Not applicable.

AMENDMENT OF GOVERNING DOCUMENTS
Under Cayman Islands law, the directors have no power to make, amend or repeal the memorandum of association or articles of association of a Cayman Islands company. Instead any amendment or alteration to the memorandum of association or the articles of association requires approval from the shareholders by a special resolution passed by at least two-thirds
(or such greater majority as may be specified by the articles of association) of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter.

Where a company’s share capital is divided into different classes of shares and the rights of the holders of a class or series of shares are affected by the alteration differently than those of the holders of other classes or series of shares, it is typical for the articles of association to specify that the alteration is also subject to approval by consent in writing or resolution passed by a certain number (typically a two-thirds
(2/3) majority) of the holders of shares of each class or series so affected, whether or not they are otherwise entitled to vote.

In addition, certain extraordinary corporate actions, such as winding

Under Luxembourg law, amendments to TopCo’s articles of association require an extraordinary general meeting of shareholders held in front of a Luxembourg notary at which at least one half (50%) of the share capital is present or represented.

The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (RESA) and in a Luxembourg newspaper 15 days before the meeting. The second meeting shall be validly constituted regardless of the proportion of the share capital present or represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds
of the votes cast by shareholders (unless otherwise required by Luxembourg law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and

	up the company (voluntarily or by court order), changing the company’s name, or the merger or consolidation of the company with or into one or more other companies, require the approval of shareholders by a special	majority set out above are fulfilled with respect to each class of shares. An increase of the commitments of the shareholders requires the

	Cayman Islands	Luxembourg
resolution passed by at least
two-thirds
(or such greater majority as may be specified by the articles of association) of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all shareholders entitled to vote on the matter. Other extraordinary actions, such as altering the company’s authorized share capital, require the approval of shareholders by an ordinary resolution passed by a simple majority (or such greater majority as may be specified by the articles of association) of the votes cast at a quorate meeting on the resolution or by written resolution unanimously adopted by all the shareholders entitled to vote on the matter. Cayman Islands law also provides for shareholder schemes of arrangements requiring the consent of at least a majority in number of the shareholders representing not less than 75% in value of the shares of each class affected by the scheme voting at the scheme meeting, and the sanction by the Grand Court of the Cayman Islands.
unanimous consent of the shareholders.

TopCo’s articles of association provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half
of TopCo’s issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds
majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”

In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of TopCo’s authorized share capital within which the board of directors is authorized to issue further TopCo Ordinary Shares. The board of directors is then authorized to appear in front of a Luxembourg notary to record the capital increase and to amend the share capital set forth in the articles of association. The above also applies in case of the transfer of TopCo’s registered office outside the current municipality.

INDEMNIFICATION OF DIRECTORS AND OFFICERS	Cayman Islands law does not prohibit or restrict a company from indemnifying its directors	Luxembourg law permits TopCo to keep directors indemnified against any expenses, judgments,
	and officers against personal liability for any loss they may incur arising out of the company’s business. A company’s articles of association may provide for the indemnification of a director or an	fines and amounts paid in connection with liability of a director towards TopCo or a third party for management errors i.e., for wrongful acts committed during the execution of the

	Cayman Islands	Luxembourg

officer for breach of duty other than breaches of fiduciary duty and, save in circumstances where there has been willful neglect, willful default, fraud or dishonesty in the carrying out of fiduciary duties.

In addition to any indemnities contained in the articles of association, the company will commonly obtain directors’ and officers’ (D&O) insurance.
mandate ( mandat ) granted to the director by TopCo, except in connection with criminal offences, gross negligence or fraud.

LIMITED LIABILITY OF DIRECTORS	Generally speaking, directors do not incur personal liability for the debts, obligations or liabilities of a company except for those specified by statute and which arise out of negligence, fraud or breach of fiduciary duty on the part of an individual director, or due to an action not within his authority and not ratified by the company.	Luxembourg law does not provide for an ex ante limitation of liability but it permits TopCo to keep directors indemnified as set out above.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS	While not specifically provided for in the Cayman Companies Act, provided such right is set out in the articles of association, a shareholder may request the directors of a Cayman Islands company to propose a resolution for consideration at a shareholders’ meeting. Unless the articles of association provide otherwise, the directors have the discretion to refuse any such request, but in doing so must be mindful of their fiduciary duties towards the company. The directors will also need to be mindful of any right set out in the articles of association permitting shareholders to requisition a shareholder meeting.
One or several shareholders holding at least 10% of the share capital may request the addition of one or several items on the agenda of a general meeting. Such request must be addressed to the registered office of TopCo by registered mail at least five days before the general meeting.

If one or more shareholders representing at least 10% of the share capital request so in writing, with an indication of the agenda, the convening of a general meeting, the board of directors or the statutory auditor must convene a general meeting. The general meeting must be held within a period of one month from receipt of such request.

	Cayman Islands	Luxembourg

SHAREHOLDERS’ SUITS
Shareholder derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions under Cayman Islands law. The Grand Court of the Cayman Islands has an established procedure as part of its rules for the Court granting leave for such claims to be brought. The Grand Court has also granted declarations of a shareholder’s right to bring a derivative action in a foreign jurisdiction, where that determination is helpful to questions of the foreign court’s jurisdiction to hear the claim.

In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to the company (such as a breach by a director of their fiduciary duties) and the litigation has to be brought by the company itself. Normally the articles of association of the company will state that the right to commence litigation lies with the board of directors. As such, the shareholders will need to persuade the directors to bring an action on behalf of the company or, if the directors decline to take this action, the shareholders will want to consider whether they can replace the directors with a newly constituted board, who can then initiate the action against the former directors.

Alternatively, if a shareholder can bring himself, herself or itself within one of the exceptions to the rule in Foss v Harbottle, a decision of the English court which has been accepted into Cayman Islands law, such individual shareholder may be able to bring a derivative action, whereby such individual shareholder may bring an action in his, her or its own name but on behalf of the

Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against board members).

Shareholders generally do not have the authority to initiate legal action on a company’s behalf unless the company fails abusively to exercise its legal rights. However, a company’s shareholders may vote at a general meeting to initiate legal action against directors on grounds that the directors have failed to perform their duties.

Luxembourg law does not provide for class action lawsuits.

However, it is possible for plaintiffs who have similar but separate claims against the same defendant(s) to bring an action on a “group” basis by way of a joint action. It is also possible to ask the court, under article 206 of the Luxembourg New Civil Procedure Code, to join claims which are closely related and to rule on them together.

In addition, minority shareholders holding an aggregate of 10% of the voting rights and who voted against the discharge to a director at the annual general meeting of the company can initiate legal action against the director on behalf of the company.

Cayman Islands	Luxembourg

company. The exceptions are when the act complained of:

(a)   is ultra vires (i.e. beyond the capacity of) the company or illegal;

(b)   constitutes a “fraud on the minority”, and the wrongdoers are themselves in control of the company, so that they will not cause the company to bring an action;

(c)   is an irregularity in the passing of a resolution which requires a special majority; or

(d)   infringes the personal rights of an individual shareholder.

In addition, a shareholder may have a direct right of action against the company if he, she or it can show that a duty owed to him, her or it personally (rather than to the company) has been breached. For example, if a shareholder is prevented from exercising a contractual right embedded in the articles of association of the company, he, she or it would generally bring a personal action against the company for a declaration or an injunction.

SHARES ELIGIBLE FOR FUTURE SALE
Upon the Closing, TopCo will have 6,000,000,000 TopCo Ordinary Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 265,573,000 TopCo Ordinary Shares issued and outstanding, assuming no OACB Class A Ordinary Shares are redeemed in connection with the Business Combination and OACB Ordinary Shares held by the Initial Shareholders that will be subject to certain lock-up
arrangements pursuant to the Investor Rights and
Lock-Up
Agreement. In addition, TopCo is expected to have 10,916,667 warrants issued and outstanding, each warrant exercisable for one TopCo Ordinary Share at $11.50 per share. All of the TopCo Ordinary Shares issued to the OACB shareholders in connection with the Business Combination will be freely transferable by persons other than by TopCo “affiliates” or OACB’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the TopCo Ordinary Shares in the public market could adversely affect prevailing market prices of the TopCo Ordinary Shares. Prior to the Business Combination, there has been no public market for TopCo Ordinary Shares. TopCo intends to apply for listing of the TopCo Ordinary Shares and TopCo Warrants on Nasdaq, but TopCo cannot assure you that a regular trading market will develop in the TopCo Ordinary Shares and TopCo Warrants.
Investor Rights and
Lock-up
Agreements
In connection with the consummation of the Business Combination, TopCo will enter into an investor rights and lock-up
agreement (the “IRA”) with the Sponsor and certain Alvotech Shareholders. Pursuant to the IRA, TopCo Ordinary Shares may not be transferred (subject to certain exceptions) until: (i) with respect to the TopCo Ordinary Shares held by the Sponsor after the closing of the Business Combination, 365 days after the closing of the Business Combination, subject to earlier release if the TopCo Ordinary Shares trade at or above a volume weighted average price of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the closing of the Business Combination; (ii) with respect to the TopCo Ordinary Shares held by TopCo’s chairman of the board of directors (the “Chairman Shares”), (x) 180 days following the closing of the Business Combination, with respect to one-third
of the Chairman Shares, (y) 365 days following the closing of the Business Combination, with respect to one-third
of the Chairman Shares (with earlier release if the TopCo Ordinary Shares trade at or above a volume weighted average price of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the closing of the Business Combination), and (z) 545 days following the closing of the Business Combination, with respect to the remaining one-third
of the Chairman Shares; and (iii) with respect to the TopCo Ordinary Shares held by the other investors party to the IRA, 180 days after the closing of the Business Combination. Additionally, pursuant to the IRA, the OACB Warrants held by the Sponsor may not be transferred for a period of 30 days following the closing of the Business Combination. The transfer restrictions do not apply to shares acquired in the PIPE Financing or any other equity financing of TopCo that may occur prior to the Closing of the Business Combination. The IRA also provides that TopCo will file a registration statement to register the resale of the TopCo Ordinary Shares held by the parties to the IRA within 30 days after the closing of the Business Combination.
The IRA also provides the parties with certain “demand” and “piggy-back” registration rights, subject to customary requirements and conditions.
For more information about the Investor Rights and
Lock-Up
Agreement, see the section entitled “
Certain Agreements Related to the Business Combination—Investor Rights and
Lock-Up
Agreement.
” A copy of the form of Investor Rights and
Lock-Up
Agreement is attached to the Business Combination Agreement as
Exhibit A
.
Rule 144
All of TopCo’s equity shares that will be outstanding upon the completion of the Business Combination, other than those equity shares issued to the OACB shareholders in connection with the Business Combination, are “restricted securities” as that term is defined in Rule 144 under the Securities Act, including the shares issued to Alvotech Shareholders pursuant to the Second Merger and the shares issued to the Subscribers in the PIPE Financing, and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of TopCo and has beneficially owned TopCo’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about TopCo. Persons who are affiliates of TopCo and have beneficially owned TopCo’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the then outstanding equity shares of the same class; or

•	the average weekly trading volume of TopCo Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.
Sales by affiliates of TopCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about TopCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•
at least one year has elapsed from the time that the issuer filed Form
20-F
type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of Alvotech’s employees, consultants or advisors who purchases equity shares from TopCo in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up
arrangements and would only become eligible for sale when the lock-up
period expires.
Registration Rights
In connection with, and as a condition to the consummation of, the Business Combination, the Original Holders and the New Holders (collectively, the “Holders”) will enter into the Investor Rights and
Lock-Up
Agreement in connection with the Closing. Pursuant to the terms of the Investor Rights and
Lock-Up
Agreement, TopCo will be obligated to file a registration statement to register the resale of certain securities of TopCo held by the Holders. In addition, pursuant to the terms of the Investor Rights and
Lock-Up
Agreement and subject to

certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, certain Holders may demand at any time or from time to time, that TopCo file a registration statement on Form
F-1,
or any such other form of registration statement as is then available to effect a registration, or, if available, Form
F-3,
to register the securities of TopCo held by such Holders. The Investor Rights and
Lock-Up
Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
PURSUANT TO THE SUBSCRIPTION AGREEMENTS, TOPCO AGREED THAT, AS SOON AS REASONABLY PRACTICABLE, BUT NO LATER THAN FORTY-FIVE (45) CALENDAR DAYS AFTER THE CLOSING DATE, IT WILL FILE WITH THE SEC (AT TOPCO’S SOLE COST AND EXPENSE) A REGISTRATION STATEMENT REGISTERING THE RESALE OF THE SHARES, AND TOPCO WILL USE ITS COMMERCIALLY REASONABLE EFFORTS TO HAVE THE REGISTRATION STATEMENT DECLARED EFFECTIVE AS SOON AS PRACTICABLE AFTER THE FILING THEREOF, BUT NO LATER THAN THE EARLIER OF (I) SIXTY (60) CALENDAR DAYS AFTER THE FILING THEREOF (OR NINETY (90) CALENDAR DAYS AFTER THE FILING THEREOF IF THE SEC NOTIFIES TOPCO THAT IT WILL “REVIEW” THE REGISTRATION STATEMENT) AND (II) TEN (10) BUSINESS DAYS AFTER TOPCO IS NOTIFIED (ORALLY OR IN WRITING, WHICHEVER IS EARLIER) BY THE SEC THAT THE REGISTRATION STATEMENT WILL NOT BE “REVIEWED” OR WILL NOT BE SUBJECT TO FURTHER REVIEW.

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of TopCo
The following table sets forth information regarding the beneficial ownership of OACB Ordinary Shares as of December                 , 2021 and TopCo Ordinary Shares immediately following the consummation of the Business Combination, by:

•	each person known by OACB to beneficially own more than 5% of the outstanding OACB Ordinary Shares;

•	each of OACB’s current executive officers and directors;

•	all of OACB’s current executive officers and directors as a group;

•	each person expected by TopCo to be the beneficial owner of more than 5% of the outstanding TopCo Ordinary Shares after the consummation of the Business Combination;

•	each person who is expected to become an executive officer or a director of TopCo upon consummation of the Business Combination; and

•	all of TopCo’s executive officers and directors following consummation of the Business Combination as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Pursuant to the Memorandum and Articles of Association, each share in the capital of OACB entitles the holder to one vote per share. Pursuant to the TopCo’s articles of association, each TopCo Ordinary Share will entitle the holder to one vote.
The beneficial ownership of the OACB Ordinary Shares prior to the Business Combination is based on 31,250,000 shares in the capital of OACB outstanding as of September 30, 2021, of which 25,000,000 were OACB Class A Ordinary Shares and 6,250,000 were OACB Class B Ordinary Shares.
The expected beneficial ownership of TopCo Ordinary Shares post-Business Combination is based on                  TopCo Ordinary Shares issued and outstanding, assuming no redemption, and                  TopCo Ordinary Shares issued and outstanding, assuming maximum redemption, and assumes issuance of 17,493,000 TopCo Ordinary Shares in the PIPE Financing. The expected beneficial ownership percentages set forth below do not take into account the warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later to occur of 12 months from the closing of the IPO and 30 days after the Closing). If the actual facts are different than these assumptions, the numbers in the below table will be different.

After Business Combination
	Prior to Business Combination		Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
OACB directors and officers Pre-Business Combination(1)
Patrick McCaney
Alex Taubman
Zaid Pardesi
John Frank
Matthew Pendo

After Business Combination
	Prior to Business Combination		Assuming No Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Andrea Wong
Anthony Grillo
Paul Meister
OACB directors and officers Pre-Business Combination as a group (eight persons)
OACB Five Percent Holders Pre-Business Combination
Oaktree Acquisition Holdings II, L.P.(2)		%		%		%
Integrated Core Strategies (US) LLC(3)		%		%		%

TopCo director and officers Post-Business Combination(4)
Robert Wessman
Richard Davies
Tomas Ekman
Faysal Kalmoua
Ann Merchant
Arni Hardarson
Lisa Graver
Linda McGoldrick
Mark Levick
Tanya Zharov
Joseph E. McClellan
Sean Gaskell
Joel Morales
Reem Malki
Anil Okay
Ming Li
TopCo directors and officers Post-Business Combination as a group ( persons)				%		%
TopCo Five Percent Holders Post-Business Combination
Alvogen Lux Holdings S.à r.l.(5)				%		%
Aztiq Pharma Partners S.à r.l.(6)				%		%

*	Less than 1%

1.	Unless otherwise noted, the business address of the Sponsor and each of the directors and executive officers of OACB is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.
2.
OACB Acquisition Holdings II, L.P. (“Sponsor”) is the record holder of the shares reported herein. The general partner of Sponsor is Oaktree Acquisition Holdings II GP Ltd. (“Holdings GP”). The director of Holdings GP is Oaktree Capital Management, L.P. (“Oaktree”). The director of Oaktree is Oaktree Capital Management GP, LLC (“Management GP”). The sole managing member of Management GP is Atlas OCM Holdings, LLC (“Atlas”). Oaktree Capital Group Holdings GP, LLC (“OCGH GP”) is the indirect owner of the class B units of Atlas. Brookfield Asset Management, Inc. (“BAM”) is the indirect owner of the class A units of Atlas. Partners Limited (“Partners”) is the sole owner of Class B Limited Voting Shares of BAM. Each of Sponsor, Holdings GP, Oaktree, Management GP, Atlas, BAM, and Partners, disclaims beneficial ownership of the OACB Class B Ordinary Shares reported herein except to the extent of their respective pecuniary interest therein. The principal business office of each of Sponsor, Holdings GP, Oaktree, Management GP, Atlas and OCGH GP is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The Principal Business Office of each of BAM and Partners is C/O Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.
3.
According to a Schedule 13G/A filed with the SEC on January 26, 2021, on behalf of Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and includes OACB Class A Ordinary Shares beneficially held by Integrated Core Strategies, Riverview Group LLC, a Delaware limited liability company (“Riverview Group”), ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”), Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), and Israel A. Englander, a United States citizen (“Mr. Englander”), based solely on the Schedule 13G/A filed jointly by Integrated Core Strategies, Riverview Group, ICS Opportunities, Millennium International Management, Millennium Management, Millennium Group Management, and Mr. Englander, with the SEC on January 25, 2021. Integrated Core Strategies, Riverview Group, and ICS Opportunities beneficially own an aggregate of 1,600,480 OACB Class A Ordinary Shares as a result of holding 1,321,634 OACB Class A Ordinary Shares and 278,846 of the OACB Units. Millennium International Management, the investment manager to ICS Opportunities, Millennium Management, the general partner of the managing member of Integrated Core Strategies and Riverview Group and the general partner of the 100% owner of ICS Opportunities, Millennium Group Management, the managing member of Millennium Management and the general partner of Millennium International Management, and Mr. Englander, the sole voting trustee of a trust which is the managing member of Millennium Group Management, may be deemed to beneficially own 1,600,480 OACB Class A Ordinary Shares. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group or ICS Opportunities, as the case may be. The business address of each of Integrated Core Strategies, Riverview Group, and Mr. Englander is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103; the business address of ICS Opportunities is c/o Millennium International Management LP, 666 Fifth Avenue, New York, New York 10103; the business address of each of Millennium International Management, Millennium Management, and Millennium Group Management is 666 Fifth Avenue, New York, New York 10103.

4.	Unless otherwise noted, the business address of each of the directors and executive officers of TopCo is 9, Rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg.
5.
Includes shares held by Alvogen Lux Holdings S.a.r.l. (“Alvogen”). Through intermediary holding entities, Alvogen is a wholly-owned subsidiary of Celtic Holdings SCA (“Celtic Holdings”). Investment and voting decisions at Celtic Holdings are made by a majority vote of its board of directors, and therefore no individual director of Celtic Holdings is the beneficial owner of the securities, except with respect to the shares in which such director holds a pecuniary interest. The address of Alvogen is 5, rue Heienhaff, L-1736 Senningerberg, Luxembourg, Grand-Duchy of Luxembourg and the address of Celtic Holdings is 20, avenue Monterey, L-2163 Luxembourg, Grand-Duchy of Luxembourg. Each of Carmen Andre, Christoffer Sjøqvist, Tomas Ekman, Park Jung Ryun, Robert Wessman and Arni Hardarson is a director of Celtic Holdings entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the shares held by Celtic Holdings. Carmen Andre, Christoffer Sjøqvist, Tomas Ekman, Park Jung Ryun, Robert Wessman and Arni Hardarson each disclaim any beneficial ownership of any such shares, except to the extent of his or her pecuniary interest therein.

6.
Includes shares held by Aztiq Pharma Partners S.a.r.l. (“APP”). APP is a wholly-owned subsidiary of Aztiq Fund I SCSp (“Aztiq Fund”). Investment and voting decisions at Aztiq Fund are made by its general partner, Floki GP S.à r.l. (“Aztiq GP”). The address of APP is 5, rue Heienhaff, L-1736 Senningerberg, Grand-Duchy of Luxembourg and the address of Aztiq Fund and Aztiq GP is at 4 rue Robert Stumper, L-2557 Luxembourg, Grand-Duchy of Luxembourg. Each of Danny Major, Marc Levebvre, Robert Wessman, Johann Johannsson and Arni Hardarson is a member of the board of directors of Aztiq GP entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the shares held by Aztiq Fund. Danny Major, Marc Levebvre, Robert Wessman, Johann Johannsson and Arni Hardarson each disclaim any beneficial ownership of any such shares, except to the extent of his or her pecuniary interest therein.

PRICE RANGE OF SECURITIES AND DIVIDENDS
OACB
Price Range of OACB Securities
OACB Units, each of which consists of one OACB Class A Ordinary Share and one Public OACB Warrant, began trading on the New York Stock Exchange under the symbol “OACB” on September 17, 2020. On November 9, 2020, OACB announced that holders of its public units could elect to separately trade the Class A Shares and Public OACB Warrants. On November 9, 2020, the OACB Class A Ordinary Shares and Public OACB Warrants began trading on the New York Stock Exchange under the symbols “OACB” and “OACB WS,” respectively.
On December 6, 2021, the trading date before the public announcement of the Business Combination, the OACB Public Units, OACB Class A Ordinary Shares and Public OACB Warrants closed at $10.19, $9.86 and $1.31, respectively.
Dividends
OACB has not paid any cash dividends on the OACB Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.
Alvotech
Price Range of Alvotech Securities
Historical market price information regarding Alvotech is not provided because Alvotech is a privately held company and there is no public market for Alvotech’s units.
Dividends
Alvotech has not paid any cash dividends on the Alvotech Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.
TopCo
Price Range of TopCo Securities
Historical market price information regarding TopCo is not provided because there is no public market for its securities. We are applying to list the TopCo Ordinary Shares and TopCo Warrants on Nasdaq upon the Closing.
Dividends
TopCo has not paid any cash dividends to date and does not intend to pay cash dividends prior to the completion the Business Combination.

APPRAISAL RIGHTS
Dissent Rights and Limitations
The Cayman Companies Act prescribes when OACB Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, OACB Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, OACB Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “
OACB General Meeting—Redemption Rights
”, and the OACB’s board of directors is of the view that the redemption proceeds payable to OACB Shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:
238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.
239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the Merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

ADDITIONAL INFORMATION
Submission of Future Shareholder Proposals
OACB’s board of directors is aware of no other matter that may be brought before the OACB General Meeting. Under the law of the Cayman Islands, only business that is specified in the notice of OACB General Meeting to shareholders may be transacted at the OACB General Meeting.
OACB does not expect to hold a 2021 annual meeting of shareholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if OACB does not consummate a business combination by September 21, 2022, OACB is required to begin the liquidation process provided for in the Memorandum and Articles of Association. OACB will liquidate as soon as practicable following such date and will conduct no annual meetings thereafter.
Delivery of Documents to Shareholders
Pursuant to the rules of the SEC, OACB and servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement. Upon written or oral request, OACB will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Shareholders may notify OACB of their requests by calling or writing OACB at its principal executive offices at +1 (213)
830-6300
and 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.
Transfer Agent; Warrant Agent and Registrar
The registrar and transfer agent for the OACB Ordinary Shares and TopCo Ordinary Shares and the warrant agent for OACB’s warrants is Continental Stock Transfer & Trust Company. OACB has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

LEGAL MATTERS
The validity of the TopCo Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Arendt & Medernach.

EXPERTS
OACB’s financial statements as of December 31, 2020 and for the period from August 5, 2020 (inception) to December 31, 2020, have been included in this prospectus in reliance upon the report of WithumSmith+Brown, PC, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Alvotech Holdings S.A. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020 included in this prospectus/proxy statement have been audited by Deloitte ehf. an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte ehf. are located at Smáratorgi 3, 201 Kópavogi, Iceland.

WHERE YOU CAN FIND MORE INFORMATION
As a foreign private issuer, after the consummation of the Business Combination, TopCo will be required to file its annual report on Form
20-F
with the SEC no later than four months following its fiscal year end. OACB files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read OACB’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
All documents subsequently filed by OACB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date on which the OACB General Meeting is held, shall be deemed to be incorporated by reference into this proxy statement/prospectus.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the OACB General Meeting, you should contact us by telephone or in writing:
Oaktree Acquisition Corp. II
333 South Grand Avenue
28th Floor
Los Angeles, CA 90071
(213)
830-6300
You may also obtain these documents by requesting them in writing or by telephone from OACB’s proxy solicitation agent, Morrow Sodali, the proxy solicitation agent for OACB, toll-free at
(800) 662-5200
(banks and brokers call
(203) 658-9400)
or email OACB.info@investor.morrowsodali.com.
If you are a shareholder of OACB and would like to request documents, please do so by                , 2022 to receive them before the OACB General Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information in this proxy statement/prospectus relating to OACB has been supplied by OACB, and all such information relating to Alvotech has been supplied by Alvotech. Information provided by either OACB or Alvotech does not constitute any representation, estimate or projection of any other party.
Alvotech does not file any annual, quarterly and current reports, proxy statements and other information with the SEC.
None of OACB, TopCo or Alvotech has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.
The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
Audited Financial Statements of
Oaktree Acquisition Corp. II (Restated)

Unaudited Condensed Restated Interim Financial Statements of
Oaktree Acquisition Corp. II

Condensed Balance Sheets as of September 30, 2021 (Unaudited) and December 31, 2020 (Restated)	F-26
Unaudited Condensed Statements of Operations for the Three and Nine months ended September 30, 2021 (Restated)	F-27
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the Three and Nine months ended September 30, 2021 (Restated)	F-28
Unaudited Condensed Statements of Cash Flows for the Nine months ended September 30, 2021 (Restated)	F-29
Notes to Unaudited Condensed Financial Statements (Restated)	F-30
Audited Consolidated Financial Statements of Alvotech Holdings S.A.

Unaudited Condensed Consolidated Financial Statements of Alvotech Holdings S.A.

Unaudited Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income or Loss for the Six Months ended 30 June 2021 and 2020	F-111
Unaudited Condensed Consolidated Statement of Financial Position as of 30 June 2021 and 2020	F-112
Unaudited Condensed Consolidated Statements of Cash Flows for the Six months ended 30 June 2021 and 2020	F-114
Unaudited Condensed Consolidated Statements of Changes in Equity for the Six months ended 30 June 2021 and 2020	F-115
Notes to the Unaudited Condensed Consolidated Financial Statements	F-116

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
Oaktree Acquisition Corp. II
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Oaktree Acquisition Corp. II (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 5, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 5, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
May 18, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is December 13, 2021

OAKTREE ACQUISITION CORP. II
BALANCE SHEET
DECEMBER 31, 2020
(As Restated)

Assets
Current assets:
Cash	$1,277,714
Prepaid expenses	249,389

Total current assets	1,527,103
Investments held in Trust Account	250,006,919

Total assets	$251,534,022

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$6,997
Accrued expenses	197,589
Accrued expenses—related party	57,930
Advance from related party	119,159

Total current liabilities	381,675
Deferred legal fees	100,000
Deferred underwriting commissions	8,750,000
Derivative warrant liabilities	21,374,160

Total liabilities	30,605,835
Commitments and Contingencies
Class A ordinary shares; 25,000,000 shares subject to possible redemption at $10.00 per share	250,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	—
Accumulated deficit	(29,072,439)

Total shareholders’ deficit	(29,071,814)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$251,534,022

The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP. II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 5, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

General and administrative expenses	$270,964

Loss from operations	(270,964)
Other income (expense)
Unrealized gain on investments held in Trust Account	6,919
Change in fair value of derivative warrant liabilities	(8,574,000)
Financing costs – derivative warrant liabilities	(433,190)

Total other income (expense)	(9,000,271)

Net loss	$(9,271,235)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	17,176,871

Basic and diluted net income loss per ordinary share	$(0.40)

Basic and diluted weighted average shares outstanding of Class B ordinary shares	6,058,673

Basic and diluted net loss per ordinary share	$(0.40)

The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP. II
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM AUGUST 5, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—August 5, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	6,468,750	647	24,353	—	25,000
Excess of cash receipts over the fair value of the private warrants sold to Sponsor	—	—	—	—	1,460,440	—	1,460,440
Forfeiture of Class B ordinary shares by Sponsor	—	—	(218,750)	(22)	22	—	—
Accretion on Class A ordinary shares subject to possible redemption	—	—	—	—	(1,484,815)	(19,801,204)	(21,286,019)
Net loss	—	—	—	—	—	(9,271,235)	(9,271,235)

Balance—December 31, 2020	—	$—	6,250,000	$625	$—	$(29,072,439)	$(29,071,814)

The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP. II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 5, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)

Cash Flows from Operating Activities:
Net loss	$(9,271,235)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized gain on investments held in Trust Account	(6,919)
General and administrative expenses paid by related party under note payable	26,961
Change in fair value of derivative warrant liabilities	8,574,000
Financing costs – derivative warrant liabilities	433,190
Changes in operating assets and liabilities:
Prepaid expenses	(249,389)
Accounts payable	6,997
Accrued expenses	112,589
Due to related party	57,930

Net cash used in operating activities	(315,876)
Cash Flows from Investing Activities
Cash deposited in Trust Account	(250,000,000)

Net cash used in investing activities	(250,000,000)
Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	250,000,000
Proceeds received from private placement	7,000,000
Offering costs paid	(5,406,410)

Net cash provided by financing activities	251,593,590
Net increase in cash	1,277,714
Cash - beginning of the period	—

Cash - end of the period	$1,277,714

Supplemental disclosure of noncash activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accrued expenses	$85,000
Offering costs included in note payable – related party	$92,198
Forfeiture of Class B ordinary shares from Sponsor	$22
Deferred legal fees	$100,000
Deferred underwriting commissions in connection with the initial public offering	$8,750,000
The accompanying notes are an integral part of these financial statements.

OAKTREE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
(As Restated)
Note 1—Description of Organization, Business Operations and Basis of Presentation
Oaktree Acquisition Corp. II (the “Company”) was incorporated as a Cayman Islands exempted company on August 5, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating its Business Combination, the Company intends to capitalize on the ability of its management team to identify, acquire and manage a business in the industrial and consumer sectors. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 5, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering described below and since the closing of the initial public offering, the search for a prospective initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments held in the trust account from the proceeds derived from the initial public offering (the “Initial Public Offering”).
The Company’s sponsor is Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 16, 2020. On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 2,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,666,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million (Note 5).
Upon the closing of the Initial Public Offering and the Private Placement, $250.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts previously disbursed to management for Regulatory Withdrawals (as defined below) and excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association, which the Company adopted prior to the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 21, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund the Company’s regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), subject to an annual limit of $250,000, and/or to pay its income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s consolidated financial statements for the period from August 5, 2020 (inception) through December 31, 2020 (the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 2) (this “Annual

Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Liquidity
As of December 31, 2020, the Company had approximately $1.3 million in its operating bank account, and working capital of approximately $1.1 million.
The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, a loan of approximately $119,000 from the Sponsor pursuant to the Expense Reimbursement Agreement (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. To date, the loan still remains outstanding. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—Restatement of Financial Statements
The Company concluded it should restate its previously issued financial statements by amending Amendment No. 1 to its Annual Report on Form 10-K/A, filed with the SEC on May 19, 2021, to classify all outstanding Class A ordinary shares subject to possible redemption in temporary equity. In accordance with ASC 480 10-S99, redemption provisions not solely within the control of the Company require shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity, or total shareholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Also, in connection with the change in presentation for the Class A ordinary shares subject to possible redemption, the Company also revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company. As a result, the Company restated its previously filed financial statements to present all redeemable Class A ordinary shares as temporary equity and to recognize a remeasurement adjustment from the initial book value to redemption value at the time of its Initial Public Offering.
The Company’s previously filed financial statements that contained the error were initially reported in the Company’s Form 8-K filed with the SEC on September 25, 2020 (the “Post-IPO Balance Sheet”), the Company’s Form 10-Q for the quarterly period ended September 30, 2020, and the Company’s Annual Report on 10-K for the annual period ended December 31, 2020, which were previously restated in the Company’s Amendment No. 1 to its Form 10-K as filed with the SEC on May 19, 2021, as well as the Form 10-Qs for the quarterly periods ended. March 31, 2021 and June 30, 2021 (collectively, the “Affected Periods”). These financial statements restate the Company’s previously issued audited and unaudited financial statements covering the periods through December 31, 2020. The quarterly periods ended March 31, 2021 and June 30, 2021 will be restated in the Company’s Form 10-Q for the quarterly period ended September 30, 2021.
Impact of the Restatement
The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the period from August 5, 2020 (inception) through December 31, 2020 and the balance sheet as of September 21, 2020 is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities. The change in the carrying value of the redeemable Class A ordinary shares at December 31, 2020 resulted in a reclassification of approximately 3 million shares of Class A ordinary shares from permanent equity to temporary equity. The tables below present the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported financial statements as of and for the period from August 5, 2020 (inception) through December 31, 2020:

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$251,534,022	$—	$251,534,022

Total liabilities	30,605,835	1	30,605,836
Class A ordinary shares, $0.0001 par value; subject to possible redemption	215,928,180	34,071,820	250,000,000

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Shareholders’ equity (deficit)
Preference shares- $0.0001 par value	$—	$—	$—
Class A ordinary shares - $0.0001 par value	341	(341)	—
Class B ordinary shares - $0.0001 par value	625	—	625
Additional paid-in-capital	14,270,276	(14,270,276)	—
Accumulated deficit	(9,271,235)	(19,801,204)	(24,072,439)

Total shareholders’ equity (deficit)	5,000,007	(34,071,821)	(29,071,814)

Total liabilities, Class A ordinary shares subject to possible redemption, and shareholders’ equity (deficit)	$251,534,022	$—	$251,534,022

The Company’s statement of shareholders’
deficit
has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.

	Earnings Per Share for Class A ordinary shares
	As Reported	Adjustment	As Adjusted
For the period from August 5, 2020 (inception) through December 31, 2020
Net loss	$(9,271,235)	$—	$(9,271,235)
Weighted average shares outstanding	25,000,000	(7,823,129)	17,176,871
Basic and diluted earnings per share	$0.00	$(0.40)	$(0.40)

	Earnings Per Share for Class B common stock
	As Reported	Adjustment	As Adjusted
For the period from August 5, 2020 (inception) through December 31, 2020
Net loss	$(9,271,235)	$—	$(9,271,235)
Weighted average shares outstanding	6,058,673	—	6,058,673
Basic and diluted earnings per share	$(1.53)	$1.13	$(0.40)
For the period from August 5, 2020 (inception) through December 31, 2020

	As Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Initial value of Class A ordinary shares subject to possible redemption as revised	$224,760,050	$(224,760,050)	$—
Change in value of Class A ordinary shares subject to possible redemption	$(8,831,870)	$8,831,870	$—
In addition, the impact to the balance sheet dated September 21, 2020, filed on Form
8-K
on September 25, 2020 and as updated in the Form 10-K/A Amendment No. 1 related to the impact of accounting for the Company’s public shares. The change in the carrying value of the redeemable Class A ordinary shares at September 21, 2020 resulted in a reclassification of approximately 12.4 million shares of Class A ordinary shares from permanent equity to temporary equity.

As of September 21, 2020	As Revised	Adjustment	As Restated
Total assets	$252,306,800		$252,306,800
Total liabilities	$9,746,589		$9,746,589
Class A common stock subject to possible redemption	237,560,210	12,439,790	250,000,000
Preferred stock	—	—	—
Class A common stock	125	(125)	—
Class B common stock	625	—	625
Additional paid-in capital	5,011,932	(5,011,932)	—
Accumulated deficit	(12,681)	(7,427,733)	(7,440,414)

Total stockholders’ equity (deficit)	$5,000,001	$(12,439,790)	$(7,439,789)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$252,306,800	$—	$252,306,800

Refer to Note 12 for the impact of the restatement on quarterly financial information.
Note 3—Summary of Significant Accounting Policies
Use of Estimates
The preparation of these financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2020, the Company did not have any cash equivalents.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits of $250,000, and investments held in Trust Account. At December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses, accrued expenses – related party and advances from related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of money market funds that invest in U.S. government securities, and are therefore excluded from the fair value hierarchy above. The fair value for trading securities is determined using quoted market prices in active markets, other than for investments in open-ended money market funds with published daily NAV, in which case the Company uses NAV as a practical expedient to fair value.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company accounts for its 10,916,667 warrants issued in connection with its Initial Public Offering and exercise of over-allotment option (6,250,000 warrants) and Private Placement (4,666,667 warrants) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the

Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement warrants have been estimated using a Monte Carlo simulation model at each measurement date. The fair value of public Warrants issued in connection with our Initial Public Offering have subsequently been measured based on the listed market price of such warrants.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting discounts and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations, approximately $433,000 was expensed for the period ended December 31, 2020. Offering costs associated with issuance of the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 25,000,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.
Net Income Per Ordinary Share
The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 10,916,667, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods presented. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

	For the Period From August 5, 2020 (inception) Through December 31, 2020
	Class A	Class B
Basic and diluted net loss per common share:
Numerator:
Allocation of net income	$(6,871,324)	$(2,399,911)
Denominator:
Basic and diluted weighted average common shares outstanding	17,176,871	6,058,673

Basic and diluted net income per common share	$(0.40)	$(0.40)

Income Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 4—Initial Public Offering
On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units, including 2,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions.
Each Unit consisted of one Class A ordinary share, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 5—Related Party Transactions
Founder Shares
On August 7, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 6,468,750 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). The Sponsor agreed to forfeit up to 843,750 Founder Shares to the extent that the over- allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units; thus, an aggregate of 218,750 Founder Shares were forfeited accordingly.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,666,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Expense Reimbursements
On August 7, 2020, the Sponsor agreed, pursuant to an expense reimbursement agreement (“Expense Reimbursement Agreement”), to advance the Company up to $300,000 to pay for a portion of the expenses in connection with the Initial Public Offering. As of December 31, 2020, the Company borrowed approximately $119,000 from the Sponsor. The loan carries no interest and is payable on demand. The loan remained outstanding as of December 31, 2020.
Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
Commencing on the date the Company’s securities were first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $35,000 in expenses in connection with such services during the period from August 5, 2020 (inception) through December 31, 2020 as reflected in general and administrative expenses in the accompanying statement of operations. As of December 31, 2020, the Company had $35,000 in accrued expenses—related party in connection with such services in the accompanying balance sheet.
Note 6—Commitments & Contingencies
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 3,375,000 Over-Allotment Units, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.8 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Deferred Legal Fees
The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer an aggregate of $100,000 of their fees in connection with the Initial Public Offering until the closing of the Initial Business Combination. The deferred fee will become payable to the legal counsel from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination. As of December 31, 2020, the Company recorded an aggregate of $100,000 in connection with such arrangement as deferred legal fees in the accompanying balance sheet.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, result of its operations, and search for a partner candidate company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 7—Class A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, there were 25,000,000 Class A ordinary shares outstanding, all of which were subject to possible redemption and classified outside of permanent equity in the condenses balance sheets.
The Class A ordinary shares issued in the Initial Public Offering were recognized in Class A ordinary shares subject to possible redemption as recorded outside of permanent equity as follows:

Gross Proceeds	$250,000,000
Less:	—
Offering costs allocated to Class A shares subject to possible redemption	(14,025,419)
Proceeds allocated to Public Warrants at issuance	(7,260,600)
Plus:
Accrection on Class A ordinary shares subject to possible redemption amount	21,286,019

Class A ordinary shares subject to possible redemption	$250,000,000

Note 8—Shareholders’ Equity
Class A Ordinary Shares
—The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 25,000,000 Class A ordinary shares issued and outstanding, all of which are subject to possible redemption and have been classified as temporary equity (see Note 7).
Class B Ordinary Shares
—The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. On August 7, 2020, there were 6,468,750 Class B ordinary shares issued and outstanding, of which up to 843,750 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (See Note 4). On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units; thus, an aggregate of 218,750 Class B ordinary shares were forfeited accordingly. As such, on December 31, 2020, there were 6,250,000 Class B ordinary shares issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
Preference Shares
—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preference shares issued or outstanding.
Note 9—Derivative Warrant Liabilities
As of December 31, 2020, there were 6,250,000 and 4,666,667 Public Warrants and Private Warrants, respectively. outstanding.
Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per whole share, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to the Company or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
As of December 31, 2020, there were 4,666,667 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00.
Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•
if, and only if, the reported closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the average last reported sale price of Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 10. Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$250,004,795	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$11,946,640	$—	$—
Derivative warrant liabilities - Private Warrants	$—	$—	$9,427,520
The remainder of the balance in Investments held in Trust Account is comprised of cash equivalents. Level 1 instruments include investments in cash, money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in November 2020, when the Public Warrants were separately listed and traded.
The changes in Level 3 liability measured at fair value for the years ended December 31, 2020 was solely due to the change in the fair value of the stock warrant liability reflected on the statement of operations. Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long- dated volatilities) inputs.
The Company utilizes a binomial Monte-Carlo simulation to estimate the fair value of the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The Company recognized $12,800,160 for the derivative warrant liabilities upon their issuance on September 21, 2020. For the period from August 5, 2020 (inception) through December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $8,574,000 presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.
The estimated fair value of the derivative warrant liabilities is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the historical volatility of select peer company’s traded common stock warrants that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of September 21, 2020	As of September 30, 2020	As of December 31, 2020
Stock price	$9.71	$9.97	$10.49
Volatility	19.0%	19.0%	24.5%
Expected life of the options to convert	6.5	6.5	6.2
Risk-free rate	0.42%	0.42%	0.54%
Dividend yield	—	—	—
The change in the fair value of the level 3 derivative warrant liabilities for the period from August 5, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at August 5, 2020 (inception)	$—
Issuance of Public and Private Warrants	12,800,160
Change in fair value of derivative warrant liabilities	8,574,000

Transfer of Public Warrants to Level 1	(11,946,640)
Derivative warrant liabilities at December 31, 2020	$9,427,520

Note 11. Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that no such events that would require recognition or disclosure are required to be recognized or disclosed.
Note 12. Quarterly Financial Information (Unaudited)
The following tables contain unaudited consolidated quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s consolidated financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The restatement and revision had no impact net loss, net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$252,293,467	$—	$252,293,467

Total liabilities	23,712,999	1	23,713,000
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	235,580,540	26,419,540	250,000,000
Shareholders’ equity
Preference shares - $0.0001 par value	—	—	—
Class A ordinary shares - $0.0001 par value	264	(264)	—
Class B ordinary shares - $0.0001 par value	625	—	625
Additional paid-in-capital	6,635,073	(6,635,073)	—
Accumulated deficit	(1,635,954)	(19,784,204)	(21,420,158)

Total shareholders’ equity	5,000,008	(26,419,541)	(21,419,533)

Total liabilities and shareholders’ equity	$252,293,467	$—	$252,293,467

	Period From August 5, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Net loss	$(1,635,954)	$—	$(1,635,954)

Basic and Diluted weighted-average Class A common shares outstanding	25,000,000	(20,454,545)	4,545,455

Basic and Diluted net loss per Class A share	$0.00	(0.16)	$(0.16)

Basic and Diluted weighted-average Class B common shares outstanding	5,738,636	—	5,738,636

Basic and Diluted net loss per Class B share	$(0.29)	0.13	$(0.16)

	Period From August 5, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Initial value of Class A ordinary shares subject to possible redemption as revised	$237,548,370	$(237,548,370)	$—
Change in initial value of Class A ordinary shares subject to possible redemption as revised	$(8,831,870)	$8,831,870	$—

OAKTREE ACQUISITION CORP. II
CONDENSED BALANCE SHEETS
(As Restated)

	September 30, 2021	December 31, 2020

	(unaudited)
Assets
Current assets:
Cash	$918,710	$1,277,714
Prepaid expenses	157,607	249,389

Total current assets	1,076,317	1,527,103
Investments held in Trust Account	250,001,168	250,006,919

Total assets	$251,077,485	$251,534,022

Liabilities, Class A ordinary shares subject to possible redemption, and Shareholders’ Deficit
Current liabilities:
Accounts payable	$85,720	$6,997
Accrued expenses	3,116,601	197,590
Accrued expenses—related party	210,822	57,930
Advance from related party	119,159	119,159

Total current liabilities	3,532,302	381,676
Deferred legal fees	100,000	100,000
Deferred underwriting commissions	8,750,000	8,750,000
Derivative warrant liabilities	9,825,000	21,374,160

Total liabilities	22,207,302	30,605,836
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 per share; 25,000,000 shares outstanding at September 30, 2021 and December 31, 2020, respectively	250,000,000	250,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares subject to possible redemption, $0.0001 par value; 300,000,000 shares authorized	—	—
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 6,250,000 shares issued and outstanding at September 30, 2021 and December 31, 2020	625	625
Additional paid-in capital	—	—
Accumulated deficit	(21,130,442)	(29,072,439)

Total shareholders’ deficit	(21,129,817)	(29,071,814)

Total Liabilities, Class A ordinary shares subject to possible redemption, and Shareholders’ Deficit	$251,077,485	$251,534,022

The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(As Restated)

	For The Three Months Ended September 30, 2021	For The Nine Months Ended September 30, 2021	For The Period From August 5, 2020 (Inception) Through September 30, 2020

General and administrative expenses	$2,507,050	$3,626,413	$35,631

Loss from operations	(2,507,050)	(3,626,413)	(35,631)
Other income
Change in fair value of derivative warrant liabilities	3,602,500	11,549,160	(1,167,750)
Financing costs - derivative warrant liabilities	—	—	(433,190)
Net gain on investments held in Trust Account	3,218	19,250	617

Total other income (loss)	3,605,718	11,568,410	(1,600,323)

Net income (loss)	$1,098,668	$7,941,997	$(1,635,954)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	25,000,000	25,000,000	4,545,455

Basic and diluted net income (loss) per share, Class A	$0.04	$0.25	$(0.16)

Basic and diluted weighted average shares outstanding of Class B ordinary shares	6,250,000	6,250,000	5,738,636

Basic and diluted net income (loss) per share, Class B	$0.04	$0.25	$(0.16)

The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(As Restated)
For The Three and Nine Months Ended September 30, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	—	$—	6,250,000	$625	$—	$(29,072,439)	$(29,071,814)
Net income	—	—	—	—	—	7,069,017	7,069,017

Balance—March 31, 2021 (unaudited), as restated	—	$—	6,250,000	$625	$—	$(22,003,422)	$(22,002,797)
Net loss	—	—	—	—	—	(225,688)	(225,688)

Balance—June 30, 2021 (unaudited), as restated	—	$—	6,250,000	$625	$—	$(22,229,110)	$(22,228,485)
Net income	—	—	—	—	—	1,098,668	1,098,668

Balance—September 30, 2021 (unaudited)	—	$—	6,250,000	$625	$—	$(21,130,442)	$(21,129,817)

For The Period From August 5, 2020 (Inception) Through September 30, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—August 5, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	6,468,750	647	24,353	—	25,000
Forfeiture of Class B ordinary shares from Sponsor	—	—	(218,750)	(22)	22	—	—
Excess of cash receipts over the fair value of the private warrants sold to Sponsor	—	—	—	—	1,460,440	—	1,460,440
Accretion on Class A ordinary shares subject to possible redemption	—	—	—	—	(1,484,815)	(19,784,204)	(21,269,019)
Net loss	—	—	—	—	—	(1,635,954)	(1,635,954)

Balance—September 30, 2020 (unaudited)	—	$—	6,250,000	$625	$—	$(21,420,158)	$(21,419,533)

The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(As Restated)

	For The Nine Months Ended September 30, 2021	For The Period From August 5, 2020 (Inception) Through September 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$7,941,997	$(1,635,954)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Net gain on investments held in Trust Account	(19,250)	(617)
Change in fair value of derivative warrant liabilities	(11,549,160)	1,167,750
Financing costs - derivative warrant liabilities	—	433,190
General and administrative expenses paid by related party under note payable	—	26,961
Changes in operating assets and liabilities:
Prepaid expenses	91,782	(292,850)
Accounts payable	78,723	296,520
Accrued expenses	3,004,012	—
Accrued expenses - related party	152,892	5,000

Net cash used in operating activities	(299,004)	—

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account	25,000	—
Cash deposited in Trust Account	—	(250,000,000)

Net cash provided by (used in) investing activities	25,000	(250,000,000)

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	—	250,000,000
Proceeds received from private placement	—	7,000,000
Offering costs paid	(85,000)	(5,000,000)

Net cash (used in) provided by financing activities	(85,000)	252,000,000

Net change in cash	(359,004)	2,000,000
Cash - beginning of the period	1,277,714	—

Cash - end of the period	$918,710	$2,000,000

Supplemental disclosure of noncash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Offering costs included in accounts payable	$—	$139,550
Offering costs included in accrued expenses	$—	$334,860
Offering costs included in note payable - related party	$—	$92,198
Forfeiture of Class B ordinary shares from Sponsor	$—	$22
Deferred legal fees	$—	$100,000
Deferred underwriting commissions	$—	$8,750,000
The accompanying notes are an integral part of these unaudited condensed financial statements.

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)
Note 1—Description of Organization, Business Operations and Basis of Presentation
Oaktree Acquisition Corp. II (the “Company”) was incorporated as a Cayman Islands exempted company on August 5, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
As of September 30, 2021, the Company had not commenced any operations. All activity for the period from August 5, 2020 (inception) through September 30, 2021 relates to the Company’s formation, the initial public offering described below and since the closing of the initial public offering, the search for a prospective initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income on cash and cash equivalents from the proceeds derived from the initial public offering (the “Initial Public Offering”). The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 16, 2020. On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 2,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions (Note 5).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,666,667 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million (Note 4).
Upon the closing of the Initial Public Offering and the Private Placement, $250.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (net of amounts previously disbursed to management for Regulatory Withdrawals (as defined below) and excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the income earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders (the “Public Shareholders”) of the Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association of the Company in place at the time of the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public
information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.
Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association (a) that would modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 21, 2022 (the “Combination Period”) or (b) with respect to any other provision relating to shareholders’ rights or

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

pre-initial
Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund the Company’s regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), subject to an annual limit of $250,000, and/or to pay its income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

the period presented. Operating results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form
10-K/A,
as amended, as of December 31, 2020 and for the period from August 5, 2020 (inception) through December 31, 2020 as filed with the SEC on December 13, 2021, which contains the audited financial statements and notes thereto.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Going Concern
As of September 30, 2021, the Company had approximately $919,000 in its operating bank account and negative working capital of approximately $2.5 million.
The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares, the loan of approximately $119,000 from the Sponsor pursuant to the Expense Reimbursement Agreement (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. To date, the loan remains outstanding. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of September 30, 2021, there were no amounts outstanding under any Working Capital Loan.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.
The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, September 21, 2022. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 2—Summary of Significant Accounting Policies (as restated)
Restatement of Previously Reported Financial Statements
In preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Public Shares in temporary equity. In accordance with ASC
480-10-S99,
redemption provisions not solely within the control of the Company, require shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Public Shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these unaudited condensed financial statements, the Company revised this interpretation to include temporary equity in net tangible assets.
In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s
Form 10-Qs
for the quarterly periods ended March 31, 2021 and June 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Quarterly Periods should be restated to present all Class A ordinary shares subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements to those periods in this quarterly report. The previously presented Affected Quarterly Periods should no longer be relied upon.
The impact of the restatement on the financial statements for the Affected Quarterly Periods is presented below.

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of March 31, 2021:

As of March 31, 2021 (unaudited)	As Reported	Adjustment	As Restated
Total assets	$251,368,069		$251,368,069

Total liabilities	$23,370,865		$23,370,865

Class A ordinary shares subject to possible redemption	$222,997,200	27,002,800	$250,000,000
Preference shares	—	—	—
Class A ordinary shares	270	(270)	—
Class B ordinary shares	625	—	625
Additional paid-in capital	7,201,327	(7,201,327)	—
Accumulated deficit	(2,202,218)	(19,801,203)	(22,003,421)

Total shareholders’ equity (deficit)	$5,000,004	$(27,002,800)	$(22,002,796)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$251,368,069	$—	$251,368,069

Class A ordinary shares subject to redemption	22,299,720	2,700,280	25,000,000
Class A ordinary shares	2,700,280	(2,700,280)	—
The Company’s statement of shareholders’ equity has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the three months ended March 31, 2021:
Form
10-Q
(March 31, 2021) - For the Three Months Ended March 31, 2021 (unaudited)

	As Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	$7,069,020	$(7,069,020)	$—

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2021:

As of June 30, 2021 (unaudited)	As Reported	Adjustment	As Restated
Total assets	$251,181,784		$251,181,784

Total liabilities	$23,410,268		$23,410,268

Class A ordinary shares subject to possible redemption	$222,771,510	27,228,490	$250,000,000
Preference shares	—	—	—
Class A ordinary shares	272	(272)	—
Class B ordinary shares	625	—	625
Additional paid-in capital	7,427,015	(7,427,015)	—
Accumulated deficit	(2,427,906)	(19,801,203)	(22,229,109)

Total shareholders’ equity (deficit)	$5,000,006	$(27,228,490)	$(22,228,484)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$251,181,784	$—	$251,181,784

Class A ordinary shares subject to redemption	22,277,151	2,722,849	25,000,000
Class A ordinary shares	2,722,849	(2,722,849)	—
The Company’s statement of shareholders’ equity has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.
The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2021:
Form
10-Q
(June 30, 2021) - For the Six Months Ended June 30, 2021 (unaudited)

	As Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	$6,843,330	$(6,843,330)	$—

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

In connection with the change in presentation for the Public Shares, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company. The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per common share is presented below for the Affected Quarterly Periods:

	Earnings Per Share for Class A ordinary shares
	As Reported	Adjustment	As Adjusted
Form 10-Q (March 31, 2021) - For the period three months ended March 31, 2021 (unaudited)
Net income	$7,069,017	$—	$7,069,017
Weighted average shares outstanding	25,000,000	—	25,000,000
Basic and diluted earnings per share	$0.00	$0.23	$0.23
Form 10-Q (June 30, 2021) - For the period three months ended June 30, 2021 (unaudited)
Net loss	$(225,688)	$—	$(225,688)
Weighted average shares outstanding	25,000,000	—	25,000,000
Basic and diluted loss per share	$0.00	$(0.01)	$(0.01)
Form 10-Q (June 30, 2021) - For the period six months ended June 30, 2021 (unaudited)
Net income	$6,843,329	$—	$6,843,329
Weighted average shares outstanding	25,000,000	—	25,000,000
Basic and diluted earnings per share	$0.00	$0.22	$0.22

	Earnings Per Share for Class B ordinary shares
	As Reported	Adjustment	As Adjusted
Form 10-Q (March 31, 2021) - For the period three months ended March 31, 2021 (unaudited)
Net income	$7,069,017	$—	$7,069,017
Weighted average shares outstanding	6,250,000	—	6,250,000
Basic and diluted earnings per share	$1.13	$(0.90)	$0.23
Form 10-Q (June 30, 2021) - For the period three months ended June 30, 2021 (unaudited)
Net loss	$(225,688)	$—	$(225,688)
Weighted average shares outstanding	6,250,000	—	6,250,000
Basic and diluted loss per share	$(0.04)	$0.03	$(0.01)
Form 10-Q (June 30, 2021) - For the period six months ended June 30, 2021 (unaudited)
Net income	$6,843,329	$—	$6,843,329
Weighted average shares outstanding	6,250,000	—	6,250,000
Basic and diluted earnings per share	$1.09	$(0.87)	$0.22

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

Use of Estimates
The preparation of these unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at September 30, 2021 or December 30, 2020.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in unrealized gain on investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. As of September 30, 2021 and December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

Fair Value Measurements
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets other than quoted prices included within Level 1 that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model. The fair value of warrants issued in connection with our Initial Public Offering have subsequently been measured based on the listed market price of such warrants. The subsequent fair value estimates of the Private Placement Warrants are measured using a combination of a Monte Carlo simulation model and the listed public warrant price.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed statements of operations. Offering costs associated with issuance of the Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

deferred underwriting commissions as
non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with ASC 480. Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2021 and December 31, 2020, 25,000,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Ordinary Share
The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 10,916,667, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary share:

	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B

Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$878,934	$219,734	$6,353,598	$1,588,399
Denominator:
Basic and diluted weighted average ordinary shares outstanding	25,000,000	6,250,000	25,000,000	6,250,000

Basic and diluted net income per ordinary share	$0.04	$0.04	$0.25	$0.25

	For The Period From August 5, 2020 (Inception) Through September 30, 2020
	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(723,074)	$(912,880)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	4,545,455	5,738,636

Basic and diluted net loss per ordinary share	$(0.16)	$(0.16)

Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”)
No. 2020-06, “Debt—Debt
with Conversion and Other Options
(Subtopic 470-20) and
Derivatives and Hedging—Contracts in Entity’s Own Equity
(Subtopic 815-40): Accounting
for Convertible Instruments and Contracts in an Entity’s Own
Equity” (“ASU 2020-06”), which
simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted
ASU 2020-06 on
January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s unaudited condensed financial statements.
Note 3—Initial Public Offering
On September 21, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units, including 2,500,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

offering costs of approximately $14.5 million, inclusive of approximately $8.8 million in deferred underwriting commissions.
Each Unit consisted of one Class A ordinary share, and
one-fourth
of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4—Related Party Transactions
Founder Shares
On August 7, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 6,468,750 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). The Sponsor agreed to forfeit up to 843,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units; thus, an aggregate of 218,750 Founder Shares were forfeited accordingly.
The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,666,667 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million.
Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable
and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Expense Reimbursement Agreement
On August 7, 2020, the Sponsor agreed pursuant to an expense reimbursement agreement (“Expense Reimbursement Agreement”) to advance the Company up to $300,000 to pay for a portion of the expenses in connection with the Initial Public Offering. As of September 30, 2021 and December 31, 2020, the Company has a loan balance of approximately $119,000 from the Sponsor.

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
Commencing on the date the Company’s securities were first listed on the New York Stock Exchange, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $30,000 and $90,000 in expenses in connection with such services during the three and nine months ended September 30, 2021 as reflected in the accompanying unaudited condensed statement of operations. As of September 30, 2021 and December 31, 2020, the Company had $125,000 and $35,000, respectively, in accrued expenses—related party in connection with such services as reflected in the accompanying unaudited condensed balance sheets.
Note 5—Commitments and Contingencies
Registration and Shareholder Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up
period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a
45-day
option from the final prospectus relating to the Initial Public Offering to purchase up to 3,375,000 Over-Allotment Units, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units.
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.8 million in

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Deferred Legal Fees
The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer an aggregate of $100,000 of their fees in connection with the Initial Public Offering until the closing of the Initial Business Combination. The deferred fee will become payable to the legal counsel from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination. As of September 30, 2021 and December 31, 2020, the Company recorded an aggregate of $100,000 in connection with such arrangement as deferred legal fees in the accompanying unaudited condensed balance sheets.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 6 — Class A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were 25,000,000 Class A ordinary shares outstanding, all of which were subject to possible redemption.
The Class A ordinary shares issued in the Initial Public Offering, including those issued as part of the Over-Allotment Units were recognized in Class A ordinary shares subject to possible redemption as follows:

Gross Proceeds	$250,000,000
Less:
Offering costs allocated to Class A shares subject to possible redemption	(14,025,419)
Proceeds allocated to Public Warrants at issuance	(7,260,600)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	21,286,019

Class A ordinary shares subject to possible redemption	$250,000,000

Note 7—Shareholders’ Equity
Class
 A Ordinary Shares
—The Company is authorized to issue 300,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary share are entitled to one vote foreach

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

share. As of September 30, 2021 and December 31, 2020, there were 25,000,000 Class A ordinary shares issued and outstanding, respectively, all of which are subject to possible redemption have been classified as temporary equity (see Note 6).
Class
 B Ordinary Shares
—The Company is authorized to issue 30,000,000 Class B ordinary shares with a par value of $0.0001 per share. On August 7, 2020, there were 6,468,750 Class B ordinary shares issued and outstanding, of which up to 843,750 shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares (See Note 4). On September 21, 2020, the underwriters partially exercised the over-allotment option to purchase 2,500,000 Over-Allotment Units; thus, an aggregate of 218,750 Class B ordinary shares were forfeited accordingly. As such, on September 30, 2021 and December 31, 2020, there were 6,250,000 Class B ordinary shares issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of our initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
Preference Shares
—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Note 8—Derivative Warrant Liabilities
As of September 30, 2021 and December 31, 2020, the Company has 6,250,000 and 4,666,667 Public Warrants and Private Placement Warrants, respectively, outstanding. Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per whole share, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company and, (i) in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance, and (ii) to the extent that such issuance is made to the Company or its affiliates, without taking into account the transfer of Founder Shares or Private Placement Warrants (including if such transfer is effectuated as a surrender to the Company and subsequent reissuance by the Company) by the Sponsor in connection with such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable
so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the
30-day
redemption period. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00.
Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•
if, and only if, the reported closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Warrants—Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the average last reported sale price of Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 8—Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

September 30, 2021 Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$250,001,168	$—	$—
Liabilities:
Derivative warrant liabilities-public warrants	$5,625,000	$—	$—
Derivative warrant liabilities-private warrants	$—	$4,200,000	$—

December 31, 2020 Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$250,006,919	$—	$—
Liabilities:
Derivative warrant liabilities-public warrants	$11,946,640	$—	$—
Derivative warrant liabilities-private warrants	$—	$—	$9,427,520
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The private warrants were transferred from a Level 3 measurement to a Level 2 measurement in April 2021 as the private warrants are viewed as economically equivalent to the public warrants.
Level 1 assets include investments in mutual funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a combination of a Monte Carlo simulation model and the Public Warrant prices each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020. For the nine months ended September 30, 2021, the Company

OAKTREE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(As Restated)

recognized a condensed gain in the statements of operations resulting from a decrease in the fair value of liabilities of approximately $11.5 million presented as change in fair value of derivative warrant liabilities on the accompanying condensed statements of operations.
Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

As of December 31, 2020
Stock price	$10.49
Volatility	24.5%
Expected life of the options to convert	6.21
Risk-free rate	0.54%
Dividend yield	—
The change in the fair value of the level 3 derivative warrant liabilities for the three and nine months ended September 30, 2021 is summarized as follows:

Derivative warrant liabilities at December 31, 2020	$9,427,520
Change in fair value of derivative warrant liabilities	(3,490,580)

Derivative warrant liabilities at March 31, 2021	5,936,940
Transfer of private warrants to Level 2	(5,740,000)
Change in fair value of derivative warrant liabilities	(196,940)

Derivative warrant liabilities at June 30, 2021	—
Change in fair value of derivative warrant liabilities	—

Derivative warrant liabilities at September 30, 2021	$—

The Private Placement Warrants were classified as level 2 during the six months ended June 30, 2021 and there was no change in fair value of level 3 derivatives for the three months ended September 30, 2021.
Note 9—Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through November 15, 2021, the date the condensed financial statements are available for issuance, require potential adjustment to or disclosure in the condensed financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Alvotech Holdings S.A.
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Alvotech Holdings S.A. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of profit or loss and other comprehensive income or loss, changes in equity, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.4 to the financial statements, the Company’s recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1.4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Pall Dadi Asgeirsson
Deloitte ehf.
Kópavogur, Iceland
December 20, 2021
We have served as the Company’s auditor since 2013.

Consolidated Statements of Profit or Loss and Other Comprehensive Income or Loss for the years ended 31 December 2020 and 2019

USD in thousands, except for per share amounts	Notes	2020	2019

Revenue	5	66,616	31,918
Other income	5	2,833	50,757
Research and development expenses		(148,072)	(95,557)
General and administrative expenses		(58,914)	(48,566)

Operating loss		(137,537)	(61,448)
Share of net loss of joint venture	23	(1,505)	(192)
Finance income	7	5,608	6,932
Finance costs	7	(161,551)	(158,467)
Exchange rate differences		3,215	3,790

Non-operating loss		(154,233)	(147,937)

Loss before taxes		(291,770)	(209,385)
Income tax benefit / (expense)	9	121,726	(491)

Loss for the year		(170,044)	(209,876)

Other comprehensive income / (loss)
Item that will be reclassified to profit or loss in subsequent periods:
Exchange rate differences on translation of foreign operations		5,954	(1,468)

Total comprehensive loss		(164,090)	(211,344)

Loss per share
Basic and diluted loss for the year per share	10	(24.32)	(30.77)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Financial Position as of
31 December 2020 and 2019

USD in thousands	Notes	31 December 2020	31 December 2019

Non-current assets
Property, plant and equipment	11	65,446	67,660
Right-of-use assets	12	111,519	103,288
Goodwill	13	13,427	12,226
Other intangible assets	14	6,335	3,096
Contract assets	5	2,190	1,689
Investment in joint venture	23	56,679	54,020
Other long-term assets		714	—
Restricted cash	15	10,087	10,086
Deferred tax assets	9	121,864	—

Total non-current assets		388,261	252,065

Current assets
Inventories		9,646	6,391
Trade receivables		583	22,353
Contract assets	5	32,534	21,367
Other current assets	16	11,322	4,912
Receivables from related parties	21	387	35
Cash and cash equivalents	15	31,689	67,403

Total current assets		86,161	122,461

Total assets		474,422	374,526

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Financial Position as of
31 December 2020 and 2019

USD in thousands	Notes	31 December 2020	31 December 2019

Equity
Share capital	17	73	69
Share premium	17	166,740	102,359
Translation reserve		4,974	(980)
Accumulated deficit		(1,039,030)	(868,986)

Total equity		(867,243)	(767,538)

Non-current liabilities
Borrowings	18	565,396	473,287
Derivative financial liabilities	24	534,692	479,263
Other long-term liability to related party	2	7,440	—
Lease liabilities	12	103,474	97,287
Long-term incentive plan	19	40,593	22,293
Contract liabilities	5	38,874	15,471
Deferred tax liability	9	217	327

Total non-current liabilities		1,290,686	1,087,928

Current liabilities
Trade and other payables		11,959	11,732
Lease liabilities	12	5,473	4,507
Current maturities of borrowings	18	2,503	2,319
Liabilities to related parties	21	367	10,780
Contract liabilities	5	14,192	13,576
Taxes payable		69	261
Other current liabilities	22	16,416	10,961

Total current liabilities		50,979	54,136

Total liabilities		1,341,665	1,142,064

Total equity and liabilities		474,422	374,526

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows for the years ended
31 December 2020 and 2019

USD in thousands	Notes	2020	2019
Cash flows from operating activities
Loss for the year		(170,044)	(209,876)
Adjustments for non-cash items:
Gain on contribution of intellectual property	5	—	(45,000)
Long-term incentive plan expense	6	18,053	22,384
Depreciation and amortization	8	16,419	14,607
Impairment of property, plant and equipment	11	2,142	—
Share of net loss of joint venture	23	1,505	192
Finance income	7	(5,608)	(6,932)
Finance costs	7	161,551	158,467
Exchange rate difference		(3,215)	(3,790)
Income tax benefit / (expense)	9	(121,726)	491

Operating cash flow before movement in working capital		(100,923)	(69,457)
Increase in inventories		(3,255)	(4,163)
Decrease / (increase) in trade receivables		21,771	(21,947)
Increase in liabilities to related parties		1,674	—
Increase in contract assets		(11,667)	(23,057)
Increase in other assets		(7,383)	(2,188)
Increase in trade and other payables		227	1,968
Increase in contract liabilities		24,019	29,046
Increase in other liabilities		7,134	6,506

Cash used in operations		(68,403)	(83,292)
Interest received		212	1,657
Interest paid		(5,664)	(6,488)
Income tax paid		(440)	(425)

Net cash used in operating activities		(74,295)	(88,548)

Cash flows from investing activities
Acquisition of property, plant and equipment	11	(7,485)	(7,203)
Disposal of property, plant and equipment	11	79	176
Acquisition of intangible assets	14	(4,497)	(849)
Investment in joint venture	23	(5,000)	(5,000)

Net cash used in investing activities		(16,903)	(12,876)

Cash flows from financing activities
Repayments of borrowings	18	(2,896)	(24,306)
Repayments of principal portion of lease liabilities	12	(6,087)	(3,841)
Net proceeds from new borrowings	18	30,000	113,825
Net proceeds on issue of equity shares	21	34,385	30,692

Net cash generated from financing activities		55,402	116,370

(Decrease) / increase in cash and cash equivalents		(35,796)	14,946
Cash and cash equivalents at the beginning of the year	15	67,403	52,251
Effect of movements in exchange rates on cash held		82	206

Cash and cash equivalents at the end of the year	15	31,689	67,403

Supplemental cash flow disclosures (Note 25)
The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity for the years ended 31 December 2020 and 2019

	Share capital	Share premium	Translation reserve	Accumulated deficit	Total equity
USD in thousands
At 1 January 2019	67	70,124	488	(659,110)	(588,431)
Loss for the year	—	—	—	(209,876)	(209,876)
Foreign currency translation differences	—	—	(1,468)	—	(1,468)

Other comprehensive loss	—	—	(1,468)	(209,876)	(211,344)
Increase in share capital	2	32,235	—	—	32,237

At 31 December 2019	69	102,359	(980)	(868,986)	(767,538)

Loss for the year	—	—	—	(170,044)	(170,044)
Foreign currency translation differences	—	—	5,954	—	5,954

Other comprehensive income / (loss)	—	—	5,954	(170,044)	(164,090)
Increase in share capital	4	64,381	—	—	64,385

At 31 December 2020	73	166,740	4,974	(1,039,030)	(867,243)

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1.	General information
Alvotech Holdings S.A. (the “Parent” or the “Company”) is a Luxembourg public limited company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and is registered with the Luxembourg Trade and Companies’ Register under number B 229193. The Company was incorporated on 2 November 2018. These financial statements were approved by the Group’s Board of Directors, and authorized for issue, on 16 December 2021.
The Company and its subsidiaries (collectively referred to as the “Group”) are a global biopharmaceutical company dedicated to becoming one of the leaders in the biosimilars monoclonal antibodies market. The Group has biosimilar molecules in development and operates in a new state-of-the-art
manufacturing plant for development and commercial supply.
1.1 Information about subsidiaries and joint ventures

Entity name	Principal activity	Issued and paid capital	Place of establishment	Proportion of ownership and voting power held by Alvotech
				31.12.2020	31.12.2019
Alvotech hf	Biopharm.	3,284,148	Iceland	100.00%	100.00%
Alvotech GmbH	Biopharm.	31,182	Germany	100.00%	100.00%
Alvotech Swiss AG	Biopharm.	153,930	Switzerland	100.00%	100.00%
Alvotech Hannover GmbH	Biopharm.	29,983	Germany	100.00%	100.00%
Alvotech Malta Ltd	Group Serv.	80,450	Malta	100.00%	100.00%
Alvotech USA Inc	Biopharm.	10	USA	100.00%	100.00%
Alvotech UK Ltd	Group Serv.	135	UK	100.00%	0.00%
Changchun Alvotech Bioph. Co. Ltd*	Biopharm.	110,000,021	China	50.00%	50.00%

*	Changchun Alvotech Biopharmaceutical Co., Ltd. is an unconsolidated joint venture (see Note 23).
1.2 Information about shareholders
Significant shareholders of the Company are Aztiq Pharma Partners S.à r.l. (Aztiq) and Alvogen Lux Holdings S.à r.l. (Alvogen), with 62.6% and 27.8% ownership interest as of 31 December 2020, respectively. The remaining 9.6% ownership interest is held by various entities, with no single shareholder holding more than 3.8% ownership interest as of 31 December 2020.
Aztiq and Alvogen held 63.4% and 27.7% ownership interest as of 31 December 2019, respectively. The remaining 9.9% ownership interest was held by various entities, with no single shareholder holding more than 4.1% ownership interest as of 31 December 2019.
1.3 Impact of
COVID-19
With the ongoing
COVID-19
pandemic, the Group created a
COVID-19
task force which worked on implementing a business continuity plan to address and mitigate the impact of the pandemic on the Group’s business and operations across sites. As a result, in the short-term, the pandemic has not had a material impact on the Group’s financial condition, results of operations, the timelines for biosimilar product development, expansion efforts or the Group’s operations as a whole. However, the extent to which the

Notes to the Consolidated Financial Statements

pandemic will impact the Group’s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for the Group’s ordinary shares will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate direction of the pandemic, travel restrictions, quarantines, social distancing, business closure requirements and the effectiveness of other actions taken globally to contain and treat the disease. The global economic slowdown, the overall disruption of global supply chains and distribution systems, the effects of this on the work of appropriate regulatory authorities in different regions and the other risks and uncertainties associated with the pandemic could have a material adverse effect on the Group’s business, financial condition, results of operations and growth prospects.
1.4 Going concern
The Group has primarily funded its operations with proceeds from the issuance of ordinary shares and the issuance of loans and borrowings to both related parties and third parties. The Group has also incurred recurring losses since its inception, including net losses of $170.0 million and $209.9 million for the years ended 31 December 2020 and 2019, respectively, and had an accumulated deficit of $1,039.0 million as of 31 December 2020. The Group has not generated positive operational cash flow, largely due to the continued focus on biosimilar product development and expansion efforts. As of 31 December 2020, the Group had cash and cash equivalents, excluding restricted cash, of $31.7 million and current assets less current liabilities of $35.2 million. Furthermore, while the
COVID-19
pandemic has not and is not expected to have a material financial or operational impact on the Group, the pandemic may significantly impact the Group’s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for the Group’s ordinary shares. In light of these conditions and events, management evaluated whether there is substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the Consolidated Financial Statements are issued.
The Group expects to continue to source its financing during the development of its biosimilar products from new and existing out-license
contracts with customers, shareholder equity and shareholder and third party debt financing. In March 2021, the Group completed a second round private placement offering with third party investors for $35.0 million. In June 2021, the Group amended the terms and conditions of its convertible bonds, resulting in net cash proceeds of $49.6 million. Throughout the second half of 2021, Alvogen, a holder of certain convertible shareholder loans, exercised its warrant rights to purchase Class A ordinary shares in exchange for $101.3 million in cash. Throughout 2021, up to the issuance date of these Consolidated Financial Statements, the Group received $40.2 million in milestone payments pursuant to its out-license
contracts with customers. However, even with the aforementioned cash received during 2021, management has determined that there is a material uncertainty that may cast significant doubt about the Group’s ability to continue as a going concern.
However, the Group is seeking to merge with Oaktree Acquisition Corp II (“OACB”) (see Note 26). Further, the Group’s shareholders have committed to ensure that the Group is sufficiently funded (either by way of equity or debt (or by organizing the latter for the Group)) by providing at least $50.0 million, but not to exceed $100.0 million, for the operations of the Group through the closing of this business combination. In the event the Group does not complete this business combination, the Group expects to seek additional funding through an initial public offering (IPO) of its ordinary shares, private equity financings, debt financings or other capital sources.
As such, the Consolidated Financial Statements have been prepared on a going concern basis. However, although management continues to pursue these plans, there is no assurance that the Group will be successful in obtaining sufficient funding on terms acceptable to the Group to fund continuing operations, if at all. If financing is obtained, the terms of such financing may adversely affect the holdings or the rights of the Group’s shareholders. The ability to obtain funding, therefore, is outside of management’s control and is

Notes to the Consolidated Financial Statements

a material uncertainty that may cast significant doubt upon the Group’s ability to continue as a going concern.

2.	Summary of significant accounting policies
2.1 Basis of preparation
The Consolidated Financial Statements of the Group have been prepared in accordance and in compliance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), which comprise all standards and interpretations approved by the IASB.
All amendments to IFRSs issued by the IASB that are effective for annual periods that begin on or after 1 January 2020 have been adopted as further described within the footnotes to the Consolidated Financial Statements. The Group has not adopted any standards or amendments to standards in issue that are available for early adoption.
The Consolidated Financial Statements have been prepared on a historical cost basis, except for certain financial assets and financial liabilities which have been measured at fair value. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services. The Consolidated Financial Statements are presented in U.S. Dollar (USD) and all values are rounded to the nearest thousand unless otherwise indicated.
2.2 Basis of consolidation
The Consolidated Financial Statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company:

•	has power over the investee;

•	is exposed, or has rights, to variable returns from its involvement with the investee; and

•	has the ability to use its power to affect its returns.
When the Company has less than a majority of the voting rights of an investee, it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Company considers all relevant facts and circumstances in assessing whether or not the Company’s voting rights in an investee are sufficient to give it power, including:

•	the size of the Company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

•	potential voting rights held by the Company, other vote holders or other parties;

•	rights arising from other contractual arrangements; and

•
any additional facts and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statements of profit or loss and other comprehensive income or loss from the date the Company gains control until the date when the Company ceases to control the subsidiary. The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control.
All intra-group transactions, balances, income and expenses are eliminated in full in consolidation.

Notes to the Consolidated Financial Statements

2.3 Investments in joint ventures
To the extent the Group concludes that it does not control, and thus consolidate, a joint venture, the Group accounts for its interest in joint ventures using the equity method of accounting. As such, investments in a joint venture are initially recognized at cost and the carrying amount is subsequently adjusted for the Group’s share of the profit or loss of the joint venture, as well as any distributions received from the joint venture. The Group carries its ownership interest in a joint venture as “Investment in joint venture” on the consolidated statements of financial position. The Group’s profit or loss includes its share of the profit or loss of the joint venture and, to the extent applicable, other comprehensive income or loss for the Group includes its share of other comprehensive income or loss of the joint venture. The Group’s share of a joint venture’s profit or loss in a particular year is presented as “Share of net loss of joint venture” in the consolidated statements of profit or loss and other comprehensive income or loss.
The carrying amount of equity-accounted investments is assessed for impairment as a single asset. Impairment losses are incurred only if there is objective evidence of impairment as a result of loss events that have an impact on estimated future cash flows and that can be reliably estimated. Losses expected as a result of future events are not recognized. The Group did not recognize any impairment losses related to its investment in the joint venture for the years ended 31 December 2020 or 2019.
Refer to Note 23 for additional information regarding the Group’s joint venture as of and for the years ended 31 December 2020 and 2019.
2.4 Critical accounting judgments and key sources of estimation uncertainty
The preparation of the Consolidated Financial Statements in conformity with IFRS requires Group management to make judgments, estimates and assumptions about the reported amounts of assets, liabilities, income and expenses that are not readily apparent from other sources.
The estimates and associated assumptions are based on information available when the Consolidated Financial Statements are prepared, historical experience and other factors that are considered to be relevant. Judgments and assumptions involving key estimates are primarily made in relation to the measurement and recognition of revenue (as described in Note 2.6 and Note 5), the valuation of derivative financial liabilities (as described in Note 2.18 and Note 24), the valuation of management share appreciation rights (SARs) (as described in Note 2.18 and Note 19), the valuation of deferred tax assets (as described in Note 2.14 and Note 9), and the determination of the carrying amounts of long-lived assets, including property, plant and equipment (as described in Note 2.15 and Note 11), goodwill (as described in Note 2.13 and Note 13) and other intangible assets (as described in Note 2.13 and Note 14). Apart from those involving estimations, critical accounting judgments include the Group’s evaluation as to whether it controls its joint venture in China (as described in Note 2.3 and 23) and material uncertainties with respect to the Group’s going concern assessment (as described in Note 1.4).
Existing circumstances and assumptions may change due to events arising that are beyond the Group’s control. Therefore, actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
2.5 Segment reporting
The Group operates and manages its business as one operating segment based on the manner in which the Chief Executive Officer, the Group’s chief operating decision maker, assesses performance and allocates resources across the Group.

Notes to the Consolidated Financial Statements

2.6 Revenue recognition
Out-licensing
revenue
Revenue from contracts with customers is recognized when or as control of goods or services is transferred to customers at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods and services.
The majority of the Group’s revenue is generated from long-term out-license
contracts which provide the customer with an exclusive right to market and sell products in a particular territory once such products are approved for commercialization. These contracts typically include the Group’s promises to continue development of the underlying compound and to provide supply of the product to the customer upon commercialization. The Group concludes that the license, development services and commercial supply are separate performance obligations. This is because customers generally have the capabilities to perform the necessary development, manufacturing and commercialization activities on their own or with readily available resources and have the requisite expertise in the industry and the territory for which the license has been granted. Further, the intellectual property is generally in a later phase of development at the time the license is granted such that any subsequent development activities performed by the Group are not expected to significantly modify or transform the intellectual property. The fact that the Group is contractually obligated to perform development activities for and provide commercial supply to the customer does not impact this conclusion. The Group’s promise to provide commercial supply to its customers is contingent upon the achievement of regulatory approval in the particular territory for which the license has been granted.
The consideration to which the Group is entitled pursuant to these contracts generally includes upfront payments and payments based upon the achievement of development and regulatory milestones. All contracts include a potential refund obligation whereby the Group must refund the consideration paid by the customer in the event of a technical failure or the occurrence of certain other matters that result in partial or full cancellation of the contract. As such, the entire transaction price is comprised of variable consideration, which is estimated using the most likely amount method due to the binary nature of the outcomes under these contracts. Such variable consideration is included in the transaction price only when it is highly probable that doing so will not result in a significant reversal of cumulative revenue recognized when the underlying uncertainty associated with the variable consideration is subsequently resolved. The Group does not account for a significant financing component since a substantial amount of consideration promised by the customer is variable and the amount or timing of that consideration varies on the basis of a future event that is not substantially within the control of either party. Certain contracts also include commercialization milestones upon the first commercial sale of a product in a particular territory, as well as royalties. Commercialization milestones and royalties are accounted for as sales-based royalties; therefore, such amounts are not included in the transaction price and recognized as revenue until the underlying sale that triggers the milestone or royalty occurs.
Upfront payments, when applicable, are received in advance of transferring control of all goods and services. Therefore, a portion of upfront payments is recorded as a contract liability upon receipt. Due to the existence of refund provisions, upfront payments and certain development milestone payments are generally included in the transaction price upon submission of the first clinical trial application to the respective regulatory agency, since it is at this point in time that a significant reversal of cumulative revenue recognized related to such payments is no longer highly probable. Other development and regulatory milestones may not be included in the transaction price until such milestones are achieved due to the degree of uncertainty associated with achieving these milestones. Contract liabilities are presented on the consolidated statements of financial position as either current or non-current
based upon forecasted performance. In certain contracts, the Group may transfer control of goods and services, and thus recognize

Notes to the Consolidated Financial Statements

revenue, prior to having the right to invoice the customer. In these circumstances, the Group recognizes contract assets for revenue recognized, and subsequently reclasses the contract asset to trade receivables upon issuing an invoice and the right to consideration is only conditional on the passage of time. Contract assets are presented on the consolidated statements of financial position as either current or non-current
based upon the expected timing of settlement.
The standalone selling prices of the development services and the license to intellectual property are not directly observable and, therefore, are estimated. The standalone selling price of the development services is estimated based on the expected costs to be incurred during the development period, using various data points such as the underlying development budget, contractual milestones and performance completed at the time of entering into the contract with a customer. The standalone selling price of the license is estimated using the residual approach on the basis that the Group licenses intellectual property for a broad range of amounts and has not previously licensed intellectual property on a standalone basis. Therefore, the Group first allocates the transaction price to the development services and subsequently allocates the remainder of the transaction price to the license.
The standalone selling price of the commercial supply is directly observable and the stated prices in the Group’s supply contracts reflect the standalone selling price of such goods.
The licenses to intellectual property are right of use licenses on the basis that the ongoing development work performed by the Group does not significantly affect the intellectual property to which the customer has rights. Therefore, control of the license transfers to the customer at the point in time when the right to use the license is granted to the customer. The license is generally granted to the customer at the time the contract is executed with the customer.
The Group satisfies its performance obligation related to the development services over time as the Group’s performance enhances the value of the licensed intellectual property controlled by the customer throughout the performance period. The Group recognizes revenue using a cost-based input measure since this measure best reflects the progress of the development services and, therefore, the pattern of transfer of control of the services to the customer. In certain instances, the Group may subcontract services to other parties for which the Group is ultimately responsible. Costs incurred for such subcontracted services are included in the Group’s measure of progress for satisfying its performance obligation. Changes in the total estimated costs to be incurred in measuring the Group’s progress toward satisfying its performance obligation may result in adjustments to cumulative revenue recognized at the time the change in estimate occurs.
Upon the achievement of regulatory approval and the commencement of commercial sale of its products, the Group will satisfy its performance obligation related to commercial supply at the point in time when control of the manufactured product is transferred to the customer. Transfer of control for such goods will occur in accordance with the stated shipping terms.
The Group does not incur incremental costs of obtaining a contract with a customer that would require capitalization. Costs to fulfill performance obligations are not incurred in advance of performance and, as such, are expensed when incurred.
Other revenue
Other revenue primarily consists of clinical trial support services rendered by the Group for its customers, which is recognized as the service is provided. Revenue for such services is presented in the consolidated statements of profit or loss and other comprehensive income or loss net of any discounts.

Notes to the Consolidated Financial Statements

2.7 Other income
Other income is generated from support service arrangements with certain related parties, as further described in Note 21. Support services performed by the Group include finance, administrative, legal and human resource services.
In addition, other income for the year ended 31 December 2019 includes a gain recognized upon the Group’s contribution of intellectual property to its joint venture, Changchun Alvotech Biopharmaceutical Co. Ltd., as further described in Note 5. The Group reflected this gain as operating income because the substance of the intellectual property contribution, which provides the Group with access to China through its joint venture, is the same as the Group’s out-license
contracts with its customers.
2.8 Research and development expenses
Research and development expenses primarily consist of personnel costs, material and other lab supply costs, facility costs and internal and external costs related to the execution of studies and other development program advancement initiatives. Such expenses also include costs incurred in preparation for commercial launch, such as designing and developing commercial-scale manufacturing capabilities and processes, quality control processes, production asset validation and other related activities. The costs also include amortization, depreciation and impairment losses related to software and property, plant and equipment used in research and development activities and pre-commercial
manufacturing and quality control activities.
An internally generated intangible asset arising from the Group’s development is recognized only if the Group can demonstrate: the technical feasibility of completing the intangible asset so that it will be available for use or sale; the intent to complete the intangible asset and use or sell it; how the intangible asset will generate probable future economic benefits; the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and the ability to measure reliably the expenditure attributable to the intangible asset during its development.
The amount initially recognized for internally-generated intangible assets is the sum of the expenditures incurred from the date when the intangible asset first meets the aforementioned recognition criteria. If an internally-generated intangible asset cannot be recognized, the related development expenditure is charged to profit or loss in the period in which it is incurred.
Expenditures related to research and development activities are generally recognized as an expense in the period in which they are incurred. Due to significant regulatory uncertainties and other uncertainties inherent in the development of pharmaceutical products, the Group did not capitalize any research and development expenses as internally-developed intangible assets during the years ended 31 December 2020 and 2019.
2.9 General and administrative expenses
General and administration expenses primarily consist of personnel-related costs, including salaries and other related compensation expense, for corporate and other administrative and operational functions including finance, human resources, information technology and legal, as well as facility-related costs. These costs relate to the operation of the business and are not related to research and development initiatives.
Expenditures related to general and administration activities are recognized as an expense in the period in which they are incurred.

Notes to the Consolidated Financial Statements

2.10 Finance income and finance cost
Finance income consists of changes in the fair value of derivative financial liabilities and interest income. Interest income from a financial asset is recognized when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.
Finance cost consists of changes in the fair value of derivative financial liabilities, interest expense related to lease liabilities and borrowings, accretion of borrowings and amortization of deferred debt issue costs.
2.11 Foreign currency translation
The Consolidated Financial Statements are presented in U.S. Dollars, which is the Group’s functional currency. The Group maintains the financial statements of each entity within the group in its respective functional currency. The majority of the Group’s expenses are incurred in U.S. Dollar and Icelandic Krona, and the majority of the Company’s cash and cash equivalents are held in a combination of U.S. Dollars and Euros. Transactions in currencies other than the Group’s functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date.
Non-monetary
items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined.
Non-
monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences on monetary items are recognized in profit or loss in the period in which they arise.
Exchange differences arising on translation of a foreign controlled subsidiary are recognized in other comprehensive income or loss and accumulated in a translation reserve within equity. The cumulative translation amount is reclassified to profit or loss if and when the net investment in the foreign controlled subsidiary is disposed.
2.12 Fair value measurements
The Group measures certain financial liabilities at fair value through profit or loss (FVTPL) each reporting period. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure the fair values of such financial liabilities, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques, as follows:

•	Level 1: quoted prices in active markets for identical assets and liabilities;

•	Level 2: inputs other than quoted prices that are observable for the asset or liability, either directly (e.g., prices) or indirectly (e.g., derived from prices); and

•	Level 3: inputs for the asset or liability that are unobservable.
The carrying amounts of cash and cash equivalents, restricted cash, trade receivables, other current assets, contract assets, trade and other payables and accrued and other liabilities in the Group’s consolidated statements of financial position approximate their fair value because of the short maturities of these instruments.

Notes to the Consolidated Financial Statements

For liabilities that are measured at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the fair value hierarchy by reassessing the inputs used in determining fair value at the end of each reporting period.
2.13 Goodwill and other intangible assets
Goodwill
Acquisitions are first reviewed to determine whether a set of assets acquired constitute a business and should be accounted for as a business combination. If the assets acquired do not meet the definition of a business, the Group will account for the transaction as an asset acquisition. If the definition of a business combination is met, the Group will account for the transaction using the acquisition method of accounting. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognized in the consolidated statements of profit or loss and other comprehensive income or loss as incurred.
Goodwill represents the excess of the purchase price of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities, contingent liabilities, the amount of any noncontrolling interests in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree. Goodwill is reviewed for impairment at least annually, and whenever there is an indication that the asset may be impaired. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. The value in use calculation is performed using discounted expected future cash flows. The discount rate applied to these cash flows is based on the weighted average cost of capital and reflects current market assessments of the time value of money.
If the initial accounting for a business combination is incomplete by the end of the reporting period in which the business combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or as additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.
The Group did not complete any business combinations during the years ended 31 December 2020 and 2019.
Other intangible assets
Other intangible assets consist of software and customer relationships. Intangible assets acquired in a business combination are identified and recognized separately from goodwill if they satisfy the definition of an intangible asset and their fair values can be reliably measured. The cost of intangible assets is their fair value at the acquisition date.
Intangible assets with finite useful lives are reported at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over an asset’s estimated useful life. The estimated useful life and amortization method are reviewed at each balance sheet date, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the

Notes to the Consolidated Financial Statements

carrying amount may not be recoverable. The following useful lives are used in the calculation of amortization:

Software	3-5 years
Customer relationships	7 years
2.14 Income tax
Income tax includes the current tax and deferred tax charge recorded in the consolidated statements of profit or loss and other comprehensive income or loss.
Current tax
The current tax expense is based on taxable profit for the year. Taxable profit differs from ‘profit before tax’ as reported in the consolidated statements of profit or loss and other comprehensive income or loss because it excludes items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s current tax expense is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.
Accruals for tax contingencies are made when it is not probable that a tax authority will accept the tax position, based upon management’s interpretation of applicable laws and regulations and the expectation of how the tax authority will resolve the matter. Accruals for tax contingencies are measured using either the most likely amount or the expected value amount depending on which method the entity expects to better predict the resolution of the uncertainty.
Deferred tax
Deferred tax is provided in full for all temporary differences between the carrying amounts of assets and liabilities in the Consolidated Financial Statements and the corresponding tax bases used in the computation of taxable profit, except to the extent the temporary difference arises from:

•	The initial recognition of an asset or a liability in a transaction that is not a business combination and that affects neither the taxable profit nor accounting profit;

•	The initial recognition of residual goodwill (for deferred tax liabilities only); or

•
Investments in subsidiaries, branches, associates and joint ventures, where the Group is able to control the timing of the reversal of the temporary difference and it is not probable that it will reverse in the foreseeable future.

Deferred tax liabilities and assets are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and deferred tax assets reflects the tax consequences that would follow from the manner in which the Group expects, at the balance sheet date, to recover or settle the carrying amount of the assets and liabilities.
Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Notes to the Consolidated Financial Statements

Deferred tax is charged or credited to the consolidated statements of profit or loss and other comprehensive income or loss, except when the tax arises from a business combination or it relates to items charged or credited directly to equity, in which case the deferred tax is also taken directly to equity.
Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis in that taxation authority.
2.15 Property, plant and equipment
Property, plant and equipment is recognized as an asset when it is probable that future economic benefits associated with the asset will flow to the Group and the cost of the asset can be measured in a reliable manner. Property, plant and equipment which qualifies for recognition as an asset are initially measured at cost.
The cost of property, plant and equipment includes an asset’s purchase price and any directly attributable costs of bringing the asset to working condition for its intended use.
Depreciation is calculated and recognized as an expense on a straight-line basis over an asset’s estimated useful life. The estimated useful lives, residual values and depreciation method are reviewed at each balance sheet date, with the effect of any changes in estimate accounted for on a prospective basis. The following useful lives are used in the calculation of depreciation:

Facility equipment	5-12 years
Computer equipment	3 years
Leasehold improvements	3-20 years
Furniture and fixtures	5 years
Certain of the Group’s property, plant and equipment assets have been pledged to secure borrowings as further described in Note 18. Significant disposals of pledged assets are subject to lender approval. Upon disposal or retirement of an asset, the difference between the sales proceeds, if applicable, and the carrying amount of the asset is recognized in the consolidated statements of profit or loss and other comprehensive income or loss at the time of disposal or retirement.
At the end of each reporting period, or sooner if events triggering an interim impairment assessment occur, the Group reviews the carrying amounts of its property, plant and equipment to determine whether there is any indication that the value of such assets are impaired. Triggering events that warrant an interim impairment assessment include, but are not limited to, the technical obsolescence of equipment or failure of such equipment to meet regulatory requirements. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss and the carrying amount of the asset is reduced to its recoverable amount, which is the higher of fair value less costs of disposal and value in use.

2.16	Inventories
Inventories, which consist of raw materials and supplies in preparation for commercial scale manufacturing, are stated at the lower of cost or net realizable value. Net realizable value is the expected sales price less completion costs and costs to be incurred in marketing, selling and distributing the inventory. Cost is determined using the first-in,
first-out
method.
Inventories include direct costs for raw materials and supplies and, as applicable, direct and indirect labor and overhead expenses that have been incurred to bring inventories to their present location and condition.

Notes to the Consolidated Financial Statements

The Group does not have material work in progress or finished goods as it had not yet commenced full scale commercial manufacturing activities as of 31 December 2020.
If the net realizable value is lower than the carrying amount, a write-down of inventory is recognized for the amount by which the carrying amount exceeds net realizable value. During the years ended 31 December 2020 and 2019, write-down of inventories amounted to $1.3 million and $1.8 million, respectively, due to product expiration. There were no reversals of inventory write-downs during the years ended 31 December 2020 and 2019.
The Group does not pledge inventories as collateral to secure its liabilities.

2.17	Financial assets
Recognition of financial assets
Financial assets are recognized when the Group becomes a party to the contractual provisions of the instrument. Financial assets are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets, other than financial assets measured at FVTPL, are added to or deducted from the fair value of the financial assets, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets at FVTPL are recognized immediately in profit or loss. There were no transaction costs related to the acquisition of financials assets in 2020 or 2019. All of the Group’s financial assets are measured at amortized cost as of 31 December 2020 and 2019.
Financial assets measured at amortized cost
Financial assets measured at amortized cost are debt instruments that give rise to contractual cash flows that are solely payments of principal and interest on the principal amount outstanding. The Group’s financial assets measured at amortized cost are trade receivables, other current assets, receivables from related parties, restricted cash and cash and cash equivalents.
Interest income is recognized by applying the effective interest rate, except for short-term receivables when the effect of discounting is immaterial.
Impairment of financial assets
The Group recognizes a loss allowance for expected credit losses (ECL) on its trade receivables and other debt instruments that are measured at amortized cost. In addition, although contract assets are not financial assets, a loss allowance for ECL are also recognized for such assets. ECL is based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument.
The Group always recognizes lifetime ECL for trade receivables and contract assets. The expected credit losses on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecasted direction of conditions at the reporting date, including time value of money where appropriate.
The Group writes off a financial asset when there is no reasonable expectation of recovery, such as information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of

Notes to the Consolidated Financial Statements

recovery. A trade receivable or contract asset that is considered uncollectible is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss. The Group did not write off any trade receivables or contract assets during the years ended 31 December 2020 and 2019.
The Group estimates impairment for related party receivables on an individual basis. No impairment is recognized for restricted cash or cash and cash equivalents as management has estimated that the effects of any calculated ECL would be immaterial.
Derecognition of financial assets
The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset as well as an associated liability. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.
On derecognition of a financial asset, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognized in other comprehensive income or loss and accumulated in equity is recognized in profit or loss.

2.18	Financial liabilities
Financial liabilities
The Group’s financial liabilities consist of trade and other payables, loans and borrowings, lease liabilities, derivative financial instruments, long-term incentive plans, share appreciation right plans and other long-term liability to a related party. All financial liabilities are initially measured at fair value. Loans and borrowings are recorded net of directly attributable transaction costs and less the value attributable to any embedded derivative financial instruments, if applicable.
Financial liabilities subsequently measured at amortized cost
After initial recognition, financial liabilities other than derivative financial instruments, other long-term liability to a related party and awards issued pursuant to long-term incentive plans are subsequently measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that discounts all estimated future cash payments through the expected life of the financial liability, or a shorter period if appropriate, to the amortized cost of a financial liability. The effective interest rate includes the effects of any discount or premium on acquisition of the financial liability, as well as any fees or costs incurred upon acquisition
Financial liabilities subsequently measured at FVTPL
Derivative financial instruments
Certain rights and features pursuant to borrowing arrangements and other contracts may provide the counterparty with one or more financial instruments that need to be evaluated and potentially accounted for

Notes to the Consolidated Financial Statements

separately by the Group. These financial instruments are either embedded in a host instrument or are treated as a separate financial instrument if they are contractually transferable independent from the host instrument. Such rights and features pursuant to the Group’s contracts with both third parties and related parties include equity conversion rights, warrant rights and funding rights.
Equity conversion features within host debt instruments that meet the definition of a derivative and have economic and risk characteristics that are not closely related to the host instrument are embedded derivatives that are separated from the host instrument and accounted for separately. Warrant rights that provide the holder with an option to purchase ordinary shares at a specified price or pursuant to a specified formula are generally separate derivative financial instruments that are accounted for separately. Funding rights that grant the holder with an option to provide financing to the Group through the issuance of a convertible loan or through the purchase of ordinary shares at a specified price or pursuant to a specified formula are generally separate derivative financial instruments that are accounted for separately. In the event that the fair value of any derivative liabilities, determined using unobservable inputs, exceeds the transaction price of a borrowing arrangement, the Group records a deferred loss at the inception of the borrowing arrangement for the difference between the fair value of the derivative liabilities and the transaction price of the borrowing arrangement. Such deferred losses are recognized over the term of the related borrowing arrangement using the straight-line method of amortization. The deferred loss is netted against derivative financial liabilities on the consolidated statements of financial position. Amortization of the deferred loss is recognized as a component of “Finance costs” in the consolidated statements of profit or loss and other comprehensive income or loss.
The Group recognized embedded derivative liabilities related to the equity conversion features within the convertible bonds and convertible shareholder loans, as further described in Note 18. The Group also recognized derivative liabilities related to the warrant rights and funding rights within the convertible shareholder loans, as further described in Note 18. Such rights are exercisable at the option of the holder at any time prior to a specified number of days before an IPO of equity securities by the Group or the maturity date of the host instrument, depending on the particular instrument. These features are liability-classified, rather than equity-classified, because the Group is obligated to issue a variable number of ordinary shares to the holder upon conversion or exercise of the feature. Therefore, these derivative liabilities were initially recorded at fair value and remeasured to fair value at each reporting period with gains and losses arising from changes in the fair value recognized in finance income or finance costs, as appropriate.
The fair values of the derivative liabilities were determined using an option pricing based approach that incorporated a range of inputs that are both observable and unobservable in nature. The unobservable inputs used in the initial and subsequent fair value measurements for the equity conversion rights, warrant rights and funding rights predominantly relate to (i) the fair value of the Group’s ordinary shares, (ii) the volatility of the Group’s ordinary shares, (iii) a risky discount rate corresponding to the credit risk associated with the repayment of the host debt instruments, and (iv) the probabilities of each derivative being exercised by the holder and the timing of such exercises. The probabilities are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date.
The Group will derecognize any derivative liabilities if and when the rights are exercised by the holders or the time period during which the rights can be exercised expires.
Other long-term liability to related party
The Group’s other long-term liability to a related party arose from its acquisition of rights for the commercialization of the Group’s biosimilar Adalimumab product in certain territories in Asia from Lotus Pharmaceutical Co. Ltd., a related party, during the year ended 31 December 2020. Pursuant to the terms of the asset acquisition, the Group made an upfront payment of $1.9 million and is required to pay $7.4 million

Notes to the Consolidated Financial Statements

upon the commercial launch of Adalimumab in China. The Group concluded that the event triggering future payment is probable and, as such, recorded the full amount of the liability as a non-current
liability in the consolidated statements of financial position as of 31 December 2020. The upfront payment and contingent payment amounts were charged to “Research and development expense” in the consolidated statements of profit or loss and other comprehensive income or loss.
Long-term incentive plans
Share appreciation rights
The Group issued to certain current and former employees share appreciation rights (SARs) that require settlement in connection with the occurrence of specified, future triggering events. Grants occurred from 2015 through 2020. The awards include a combination of vesting conditions, such as service and performance conditions, as well as non-vesting
conditions depending on the particular award. The individuals retain their vested awards upon termination of employment with the Group. Settlement amounts are determined by the change in the Group’s market value from the grant date of the SAR until the triggering events occur. The SARs do not expire at a specific date.
Pursuant to the terms of the SAR agreements, management determined that the Group cannot avoid paying cash to settle the awards and, therefore, SARs are liability-classified in the consolidated statements of financial position. Accordingly, SARs are recorded at fair value and are subsequently remeasured each reporting period with the change in fair value reflected as a gain or loss in the consolidated statements of profit or loss and other comprehensive income or loss, as appropriate. The fair value of the SARs is determined using the Black-Scholes-Merton pricing model.
Employee incentive plan
The Group also sponsors an employee incentive plan for certain qualifying employees. Under the plans, such employees are entitled to cash payments upon achievement of key milestones, such as a research and development milestone or the occurrence of an exit event. The awards include a combination of vesting conditions, such as service and performance conditions, as well as non-vesting
conditions depending on the particular award. Since the Group cannot avoid paying cash to settle the awards, the employee incentive plan is liability-classified in the consolidated statements of financial position. Accordingly, awards issued pursuant to the employee incentive plan are recorded at fair value and are subsequently remeasured each reporting period with the change in fair value reflected as a gain or loss in the consolidated statements of profit or loss and other comprehensive income or loss, as appropriate. Employee incentive plan liabilities are presented as either current or non-current
on the consolidated statements of financial position based on the anticipated timing of settlement.
The fair value of the employee incentive plan awards is determined by estimating the probability of success in reaching the specified milestones and other levers, such as the anticipated timing of potential milestone achievement.

2.19	Litigation and other contingencies
The Group may, from time to time, become involved in legal proceedings arising out of the normal course of its operations. For instance, as a developer and manufacturer of biosimilars, the Group may be subject to lawsuits alleging patent infringement or other similar claims made by patent-protected pharmaceutical developers and manufacturers. Similarly, the Group may utilize patent challenge procedures to challenge the validity, enforceability or infringement of the originator’s patents. The Group may also be involved in patent litigation involving the extent to which its products or manufacturing process techniques may infringe other originator or third party patents.

Notes to the Consolidated Financial Statements

The Group establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. When such conditions are not met for a specific legal matter, no reserve is established. Although management currently believes that resolving claims against the Group, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Group, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. It is possible that an unfavorable outcome of a lawsuit or other contingency could have a material impact on the liquidity, results of operations, or financial condition of the Group.
Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount of loss can be reasonably estimated. Accruals are based only on information available at the time of the assessment, due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Group’s results of operations in a given period.
The Group maintains liability insurance coverages for various claims and exposures. The Group’s insurance coverage limits its maximum exposure on claims; however, the Group is responsible for any uninsured portion of losses. Management believes that present insurance coverage is sufficient to cover potential exposures.

2.20	Leases
The Group assesses whether a contract is or contains a lease at inception of the contract. The Group recognizes a right-of-use
asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for those with a lease term of twelve months or less and leases of low value assets. For these leases, the Group recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. The Group’s leased assets consist of various real estate, fleet and equipment leases. The Group has not identified any leased assets that are embedded in service contracts with third parties.
Right-of-use
assets reflect the initial measurement of the lease liability, lease payments made at or before the lease commencement date and any initial direct costs less lease incentives that may have been received by the Group. These assets are subsequently measured at cost less accumulated depreciation, impairment losses and remeasurements of the underlying lease liability.
Right-of-use
assets are depreciated over the shorter of the lease term and the useful life of the underlying asset. If a lease transfers ownership of the underlying asset to the Group or the lease includes a purchase option that the Group is reasonably certain to exercise, the related right-of-use
asset is depreciated over the useful life of the underlying asset. Depreciation starts at the commencement date of the lease.
Lease liabilities are initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate, which is the rate of interest that the Group would need to pay to borrow, on a collateralized basis, an amount equal to the lease payments over a similar term in a similar economic environment based on information available at the commencement date of the lease. The lease payments included in the measurement of the lease liability comprise fixed payments (including in-substance
fixed payments) less any incentives, variable lease payments that depend on an index or rate, expected residual guarantees and the exercise price of purchase options reasonably certain to be exercised by the Group.
The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability, using the effective interest method, and by reducing the carrying amount to reflect payments

Notes to the Consolidated Financial Statements

made during the lease term. The Group remeasures the lease liability if the lease term has changed, when lease payments based on an index or rate change or when a lease contract is modified and the modification is not accounted for as a separate lease.
Variable payments that do not depend on an index or rate are not included in the measurement of the lease liability and the right-of-use
asset. The related payments are recognized as an expense in the period in which the event or condition that triggers those payments occurs.
As a practical expedient, lessees are not required to separate non-lease
components from lease components, and instead account for any lease and associated non-lease
components as a single lease component. The Group has used this practical expedient.

2.21	Loss per share
Holders of the Group’s Class A and Class B ordinary shares have the same rights to share in profits and receive dividends. Accordingly, the Group has one class of ordinary shares for purposes of calculating loss per share.
The calculation of basic loss per share is based on the loss for the year attributable to ordinary equity holders of the Group and the weighted average number of ordinary shares outstanding during the period.
Diluted loss per share is computed by dividing the loss for the year attributable to ordinary equity holders of the Group by the weighted average number of ordinary shares outstanding in the basic loss per share calculation, both of which are adjusted for the effects of all dilutive potential ordinary shares. Antidilutive effects of potential ordinary shares, which result in an increase in earnings per share or a reduction in loss per share, are not recognized in the computation of diluted loss per share.

3.	New accounting standards
New standards and interpretations adopted and effective during the period
The following new IFRS standards have been adopted by the Group effective 1 January 2020:
IFRS 9 IAS 39 and IFRS 7 – Interest Rate and Benchmark Reform, Phase I
The IASB issued amendments to IFRS 9, IAS 39, and IFRS 7, Phase I, which provides temporary relief from applying specific hedge accounting requirements to hedging relationships directly impacted by the interest rate benchmark (IBOR) reform. The key relief provided by this amendment relates to risk components, “highly probable requirements”, prospective assessments, retrospective effectiveness test and recycling the cash flow hedging reserve. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.
IFRS 3 – Definition of a Business
The IASB issued amendments to IFRS 3
Business Combinations
that revised the definition of a business, which assists entities in the evaluation of whether an acquired set of activities and assets is a group of assets or should be considered a business. The amendment allows an entity to apply an optional concentration test to evaluate if the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, constituting a group of assets rather than a business. The amendments are applied to all business combinations and asset acquisitions of the Group on or after 1 January 2020. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.

Notes to the Consolidated Financial Statements

IAS 1 and IAS 8 – Definition of Material
The IASB issued amendments to IAS 1 and IAS 8, to clarify the definition of “material.” The amendment refines the definition of material to information if omitting, misstating or obscuring it could reasonably by expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide information about a specific reporting entity. The amendments are applied to all financial statements and disclosures of the Group effective 1 January 2020. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.
Revised Conceptual Framework for Financial Reporting
The IASB issued the Revised Conceptual Framework for Financial Reporting, which sets out the fundamental concepts for financial reporting that guide the Board in developing IFRS Standards. It helps ensure that the Standards are conceptually consistent and that similar transactions are treated the same way, so as to provide useful information for investors, lenders, and other creditors. The Conceptual Framework also assists companies in developing accounting policies when no IFRS Standard applies to a particular transaction. The Revised Conceptual Framework for Financial Reporting is applied to all financial statements and disclosures of the Group effective 1 January 2020. The adoption of the amendments did not have a material impact on the Consolidated Financial Statements of the Group.
New and revised IFRS standards in issue but not yet effective
The following new standards are not yet adopted by or effective for the Group and have not been applied in preparing these financial statements.
IFRS 9 IAS 39 and IFRS 7 – Interest Rate and Benchmark Reform, Phase II
The IASB issued amendments to IFRS 9, IAS 39, and IFRS 7, Phase II, which finalized the IASB’s response to the ongoing reform of interest rate benchmark (IBOR) reform. The amendments complemented Phase I amendments and mainly relate to changes in cash flows, hedge accounting, and disclosures. The amendments are effective for annual periods beginning on or after January 1, 2021. The Group does not expect the adoption of the amendments to have a material impact on the Consolidated Financial Statements of the Group in future periods.
IFRS 10 and IAS 28 (Amendments) – Sale or Contribution of Assets between Investor and its Associate or Joint Venture:
The IASB issues amendments to IFRS 10 and IAS 28, which relate to situations where there is a sale or contribution of assets between an investor and its associate or joint venture. The amendments state that gains or losses resulting from the loss of control of a subsidiary that does not contain a business in a transaction with an associate or a joint venture that is accounted for using the equity method, are recognized in the parent’s profit or loss only to the extent of the unrelated investors’ interests in that associate or joint venture. Similarly, gains and losses resulting from the remeasurement of investments retained in any former subsidiary (that has become an associate or a joint venture that is accounted for using the equity method) to fair value are recognized in the former parent’s profit or loss only to the extent of the unrelated investors’ interests in the new associate or joint venture. The effective date of the amendments has yet to be set by the Board; however, earlier application of the amendments is permitted. The Group anticipates that the

Notes to the Consolidated Financial Statements

application of these amendments may have an impact on the Consolidated Financial Statements in future periods should such transactions arise.
IAS 1 (Amendments) – Classification of Liabilities as Current or
Non-Current
The IASB issues amendments to IAS 1, which affect the presentation of liabilities as current or non-current
in the statement of financial position. The amendment does not impact the amount or timing of recognition of any asset, liability, income or expenses, or the information disclosed about those items. The amendments clarify that the classification of liabilities as current or non-current
is based on rights that are in existence at the end of the reporting period, specify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability, explain that rights are in existence if covenants are complied with at the end of the reporting period, and introduce a definition of ‘settlement’ to make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services. The amendments are applied retrospectively for annual periods beginning on or after 1 January 2023, with early application permitted. The Group anticipates that the application of these amendments may have an impact on the Consolidated Financial Statements in future periods.
IAS 16 (Amendments) – Property, Plant and Equipment – Proceeds before Intended Use
The IASB issues amendments to IAS 16, which prohibit deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced before that asset is available for use; that is, proceeds while bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Consequently, an entity recognizes such sales proceeds and related costs in profit or loss. The entity measures the cost of those items in accordance with IAS 2 Inventories. The amendments also clarify the meaning of ‘testing whether an asset is functioning properly’. IAS 16 now specifies this as assessing whether the technical and physical performance of the asset is such that it is capable of being used in the production or supply of goods or services, for rental to others, or for administrative purposes. If not presented separately in the statement of comprehensive income, the financial statements shall disclose the amounts of proceeds and cost included in profit or loss that relate to items produced that are not an output of the entity’s ordinary activities, and which line item(s) in the statement of comprehensive income include(s) such proceeds and cost. The amendments are applied retrospectively, but only to items of property, plant and equipment that are brought to the location and condition necessary for them to be capable of operating in the manner intended by management on or after the beginning of the earliest period presented in the financial statements in which the entity first applies the amendments. The entity shall recognize the cumulative effect of initially applying the amendments as an adjustment to the opening balance of retained earnings (or other component of equity, as appropriate) at the beginning of that earliest period presented. The amendments are effective for annual periods beginning on or after 1 January 2022, with early application permitted. The Group anticipates that the application of this amendment will not have a material impact on the Consolidated Financial Statements.
IAS 37 (Amendment) – Onerous Contracts – Cost of Fulfilling a Contract
The IASB issues amendments to IAS 37 to specify that the ‘cost of fulfilling’ a contract comprises the ‘costs that relate directly to the contract’. Costs that relate directly to a contract consist of both the incremental costs of fulfilling that contract (examples would be direct labor or materials) and an allocation of other costs that relate directly to fulfilling contracts (an example would be the allocation of the depreciation charge for an item of property, plant and equipment used in fulfilling the contract). The amendments apply to contracts for which the entity has not yet fulfilled all its obligations at the beginning of the annual reporting period in which the entity first applies the amendments. Comparatives are not restated. Instead, the entity shall

Notes to the Consolidated Financial Statements

recognize the cumulative effect of initially applying the amendments as an adjustment to the opening balance of retained earnings or other component of equity, as appropriate, at the date of initial application. The amendments are effective for annual periods beginning on or after 1 January 2022, with early application permitted. The Group anticipates that the application of these amendments will not have a material impact on the Consolidated Financial Statements.
Annual Improvements to IFRS Standards 2018-2020 Cycle
The Annual Improvements include amendments to four Standards, as detailed below.
IFRS 1 – First-time Adoption of International Financial Reporting Standards
The IASB issues amendments on IFRS 1, which provides additional relief to a subsidiary which becomes a first-time adopter later than its parent in respect of accounting for cumulative translation differences. As a result of the amendment, a subsidiary that uses the exemption in IFRS 1:D16(a) can now also elect to measure cumulative translation differences for all foreign operations at the carrying amount that would be included in the parent’s consolidated financial statements, based on the parent’s date of transition to IFRS Standards, if no adjustments were made for consolidation procedures and for the effects of the business combination in which the parent acquired the subsidiary. A similar election is available to an associate or joint venture that uses the exemption in IFRS 1:D16(a). The amendment is effective for annual periods beginning on or after 1 January 2022, with early application permitted.
IFRS 9 Financial Instruments
The IASB issues amendments on IFRS 9, which clarifies that in applying the ‘10 percent’ test to assess whether to derecognize a financial liability, an entity includes only fees paid or received between the entity (the borrower) and the lender, including fees paid or received by either the entity or the lender on the other’s behalf. The amendment is applied prospectively to modifications and exchanges that occur on or after the date the entity first applies the amendment. The amendment is effective for annual periods beginning on or after 1 January 2022, with early application permitted.
IFRS 16 Leases
The IASB issues amendments on IFRS 16, which removes the illustration of the reimbursement of leasehold improvements. As the amendment to IFRS 16 only regards an illustrative example, no effective date is stated.
IAS 41 Agriculture
The IASB issues amendments on IAS 41, which removes the requirement for entities to exclude cash flows for taxation when measuring fair value. This aligns the fair value measurement in IAS 41 with the requirements of IFRS 13 Fair Value Measurement to use internally consistent cash flows and discount rates and enables preparers to determine whether to use pretax or post-tax
cash flows and discount rates for the most appropriate fair value measurement. The amendment is applied prospectively, for fair value measurements on or after the date an entity initially applies the amendment. The amendment is effective for annual periods beginning on or after 1 January 2022, with early application permitted.
The Group anticipates that the application of these amendments will not have a material impact on the Consolidated Financial Statements.

Notes to the Consolidated Financial Statements

4.	Segment reporting
As disclosed in Note 2, the Group operates and manages its business as one operating segment.
The majority of the Group’s revenue is generated from long-term out-license
contracts which provide the customer with exclusive rights to a particular territory, which generally span multiple countries or a particular continent, as well as the Group’s promises to continue development of the underlying compound and to provide supply of the product to the customer upon commercialization. Therefore, based on the nature of the customer agreements, revenue information is not currently available on a country-by-country
basis.
Revenue from customers based on the geographic market in which the revenue is earned, which predominantly aligns with the rights conveyed to the Group’s customers pursuant to its out-license
contracts, is as follows (in thousands):

	2020	2019
North America	37,928	1,967
Europe	19,710	21,420
Asia	4,107	2,405
Other	4,871	6,126

	66,616	31,918

Non-current
assets, excluding financial instruments and deferred tax assets, based on the location of the asset is as follows (in thousands):

	2020	2019
North America	471	—
Europe	207,355	196,634
Asia and Other	1,892	1,411

	209,718	198,045

Revenue from transactions with individual customers that exceed ten percent or more of the Group’s total revenue is as follows (in thousands, except for percentages):

	2020		2019
	Revenue	% Total	Revenue	% Total
Customer A	36,270	54.4%	—	—
Customer B	18,572	27.9%	18,198	57.0%
Customer C	*	*	3,935	12.3%
* Less than 10%

Notes to the Consolidated Financial Statements

5.	Revenue and other income
Revenue from contracts with customers
Disaggregated revenue
The following table summarizes the Groups’ revenue from contracts with customers, disaggregated by the type of good or service and timing of transfer of control of such goods and services to customers (in thousands):

	2020	2019
License revenue (point in time revenue recognition)	24,067	18,009
Research and development and other service revenue (over time revenue recognition)	42,549	13,909

	66,616	31,918

Reassessment of variable consideration
Subsequent changes to the estimate of the transaction price are generally recorded as adjustments to revenue in the period of change. The Group updates variable consideration estimates on a quarterly basis. The quarterly changes in estimates did not result in material adjustments to the Group’s previously reported revenue or trade receivables during the years ended 31 December 2020 and 2019.
Contract assets and liabilities
A reconciliation of the beginning and ending balances of contract assets and contract liabilities is shown in the table below (in thousands):

	Contract Assets	Contract Liabilities
31 December 2018	—	—
Contract asset additions	26,599	—
Amounts transferred to trade receivables	(3,543)	—
Customer prepayments	—	34,366
Revenue recognized	—	(5,319)

31 December 2019	23,056	29,047

Contract asset additions	43,795	—
Amounts transferred to trade receivables	(32,127)	—
Customer prepayments	—	44,418
Revenue recognized	—	(20,399)

31 December 2020	34,724	53,066

The net increase in contract assets and contract liabilities as of 31 December 2020 is primarily due to the execution of new out-license
contracts with customers. The Group presents contract assets and contract liabilities arising from the same customer contract on a net basis on the statements of financial position. As of 31 December 2020, $2.2 million and $32.5 million are recorded as non-current contract assets and current contract assets, respectively.
Non-current
contract assets will materialize over the next 2 to 3 years. As of 31 December 2020, $38.9 million and $14.2 million are recorded as non-current
contract liabilities and current contract liabilities, respectively.
Non-current
contract liabilities will be recognized as revenue over the next 2 to 5 years as either services are rendered or contractual milestones are achieved, depending on the performance obligation to which the payment relates.

Notes to the Consolidated Financial Statements

Remaining performance obligations
Due to the long-term nature of the Group’s
out-license
contracts, the Group’s obligations pursuant to such contracts represent partially unsatisfied performance obligations at year-end.
The revenues under existing
out-license
contracts with original expected durations of more than one year are estimated to be $331.7 million. The Group expects to recognize the majority of this revenue over the next 4 years.
Out-license
agreements
Teva Pharmaceutical Industries Ltd. (Teva)
In August 2020, the Group entered into an exclusive strategic agreement with Teva for the commercialization in the United States of five of the Group’s biosimilar product candidates. The initial pipeline contains biosimilar candidates addressing multiple therapeutic areas. Under this agreement, the Group will be responsible for the development, registration and supply of the biosimilars, while Teva will be exclusively commercializing the products in the United States pursuant to an intellectual property license granted by the Group to Teva.
In connection with the agreement, Teva made an upfront payment of $40.0 million. The Group is also entitled to receive up to an aggregate of $85.0 million in development milestones, $205.0 million in regulatory milestones and milestones due upon the first commercial sale of the biosimilar product candidates and $200.0 million in contingent payments based upon the achievement of cumulative net sales amounts. The Group is also expected to receive a royalty of approximately 40% of the estimated net selling price from Teva’s commercialization of the contracted biosimilars.
STADA Arzneimittel AG (STADA)
In November 2019, the Group entered into an exclusive strategic agreement with STADA for the commercialization of seven biosimilars in all key European markets. The initial pipeline contains biosimilar candidates aimed at treating autoimmunity, oncology, ophthalmology and inflammatory conditions. Under this agreement, the Group will be responsible for the development, registration and supply of the biosimilars, while STADA will be exclusively commercializing the products in the relevant territories pursuant to an intellectual property license granted by the Group to STADA.
In connection with the agreement, STADA made an upfront payment of $5.9 million. The Group received $23.6 in development milestones for the year ended 31 December 2020. The Group is also entitled to receive up to an aggregate of $214.5 million in additional development milestones, $68.6 million in regulatory milestones and milestones due upon the first commercial sale of the biosimilar product candidates and $13.7 million in contingent payments based upon the achievement of cumulative net sales amounts. The Group is also expected to receive a royalty of approximately 40% of the estimated net selling price from STADA’s and its affiliates’ commercialization of the contracted biosimilars.
Other income
Other income primarily consists of a gain on the contribution of intellectual property to Changchun Alvotech Biopharmaceutical Co. Ltd. (the “joint venture”).
In 2019, the Group’s initial investment in the joint venture was $100.0 million, $90.0 million of which was a contribution of intellectual property related to six specific contract products. In accordance with the terms of the joint venture agreement, the fair value of the contributed intellectual property was based on appraised

Notes to the Consolidated Financial Statements

value. Prior to the contribution, the Group did not capitalize any development costs relating to the contract products. Therefore, since part of the paid in capital is in the form of non-financial
assets, a gain is recognized in the consolidated statements of profit or loss and other comprehensive income or loss in the amount of the unrelated investor’s share in the intellectual property contributed to the joint venture.
The following table presents the components of other income during the years ended 31 December 2020 and 2019 (in thousands):

	2020	2019
Gain on contribution of intellectual property to joint venture	—	45,000
Other	2,833	5,757

	2,833	50,757

6.	Salaries and other employee expenses
The average number of individuals employed by the Group during the years ended 31 December 2020 and 2019 was 488 and 341, respectively. The aggregate salary and other personnel-related costs incurred by the Group for these employees were as follows (in thousands):

	2020	2019
Salary expense	45,904	32,742
Defined contribution plan expense (1)	5,234	3,980
Long-term incentive plan expense	18,053	22,384
Other employee expense	10,186	7,602
Temporary labor	3,441	1,625

	82,818	68,333

(1)
Defined contribution plan expense consists of costs incurred by the Group for employees of certain subsidiaries that are required by local laws to participate in pension schemes. These pension schemes are not sponsored or administered by the Group. Pursuant to the requirements of the schemes, the Group is required to contribute a certain percentage of its payroll costs to the pension schemes. Such contributions are charged to the consolidated statements of profit or loss and other comprehensive income or loss as they become payable in accordance with the rules of the pension schemes.

Salaries and other employee expense is included within the consolidated statements of profit or loss and other comprehensive income or loss as follows (in thousands):

	2020	2019
Research and development expenses	49,043	34,998
General and administrative expenses	33,775	33,335

Total salary and other employee expenses	82,818	68,333

Notes to the Consolidated Financial Statements

7.	Finance income and finance cost
Finance income earned during the years ended 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Changes in the fair value of derivatives	5,393	5,194
Interest income from cash and cash equivalents	166	1,732
Other interest income	49	6

	5,608	6,932

Finance cost incurred during the years ended 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Changes in the fair value of derivatives	(60,823)	(59,894)
Interest on debt and borrowings	(91,985)	(90,214)
Interest on lease liabilities	(5,481)	(5,541)
Amortization of deferred debt issue costs	(3,262)	(2,818)

	(161,551)	(158,467)

8.	Depreciation and amortization
Depreciation and amortization expenses incurred during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Depreciation and impairment of property, plant and equipment (see note 11)	10,363	7,390
Depreciation of right of use assets (see note 12)	7,188	6,308
Amortization of intangibles assets (see note 14)	1,010	909

	18,561	14,607

Depreciation and amortization expense is included within the consolidated statements of profit or loss and other comprehensive income or loss as follows (in thousands):

	2020	2019
Research and development expenses	16,358	7,800
General and administrative expenses	2,203	6,807

Total depreciation and amortization expense	18,561	14,607

Notes to the Consolidated Financial Statements

9.	Income tax
Taxation recognized in the consolidated statements of profit or loss and other comprehensive income or loss during the years ended 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Current tax
Direct taxes – current	248	425
Direct taxes – prior year	—	105
Other employee expense	—	—

Total current tax	248	530

Deferred tax
Current	(121,974)	(39)
Prior year	—	—

Total deferred tax	(121,974)	(39)

Total income tax benefit / (expense)	(121,726)	491

The factors affecting the tax benefit during the year ended 31 December 2020 relates to the initial recognition of a deferred tax asset on accumulated tax losses which, at the end of 2020, management assessed that it was probable that the accumulated tax losses would be fully utilized in the coming years, as further described below.
The effective tax rate for the year of 41.7% (2019:
-0.2%)
is higher than the applicable statutory rate of corporation tax. The reconciling items between the statutory rate and the effective tax rate are as follows:

	2020	2019
Tax rate	24.9%	24.9%
Effect of tax rate in foreign jurisdictions	(4.9%)	(4.9%)
Recognition of tax losses	27.9%	—
Valuation allowance	(6.2%)	(20.2%)

Effective tax rate	41.7%	(0.2%)

The movement in net deferred taxes during the years ended 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Balance at 1 January	(327)	(366)
Deferred tax credited to profit or loss	121,974	39
Deferred tax charged to other comprehensive income or loss	—	—

Balance at 31 December	121,647	(327)

Deferred tax assets	121,864	—
Deferred tax liabilities	(217)	(327)

Where there is a right of offset of deferred tax balances within the same tax jurisdiction, IAS 12 requires these to be presented after such offset in the consolidated statements of financial position. The closing deferred tax balances included above are after offset; however, the disclosure of deferred tax assets by category below are presented before such offset.

Notes to the Consolidated Financial Statements

The amount of deferred tax recognized in the consolidated statements of financial position as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Deferred tax assets attributable to temporary differences in respect of tax losses	121,864	—
Deferred tax liabilities attributable to other temporary differences	(217)	(327)

Net deferred tax assets / (liabilities)	121,647	(327)

A deferred tax liability of $0.2 and $0.3 million as of 31 December 2020 and 2019, respectively, has been recognized in relation to fair value remeasurement of customer relationships and other ordinary timing differences.
A deferred tax asset has also been recognized with respect to losses carried forward in Iceland that was not recognized in prior periods. The recognition in 2020 is due to the increase in forecasted profit as per the 2020 ten-year
forecast, largely driven by a significant number of new contracts with customers that were executed in 2020 with expected payments due upon the achievement of various milestones throughout the next ten years, relative to the forecasted profit as per the 2019 ten-year
forecast. The forecasted profit associated with this milestone revenue is significant and provides for considerable headroom over and above the level needed to support full recognition of the losses. This is the case even after excluding sales-based milestones and taking account some uncertainty over milestones being achieved at the projected times. As such, the Group estimates that the tax loss carryforward will be used against taxable profits in the coming years and, therefore, a non-current
deferred tax asset of $121.9 million was recognized as of 31 December 2020.
These tax losses expire as follows (in thousands):

2023-2025	40,010
2026-2028	234,775
Thereafter	334,533

609,318

10.	Loss per share
Basic loss per share is computed by dividing loss for the year by the weighted average number of ordinary shares outstanding during the period.
Diluted loss per share is computed by adjusting the calculation of basic loss per share for the effects of dilutive potential ordinary shares from financial instruments that may be converted or exercised into ordinary shares of the Group. For the years ended 31 December 2020 and 2019, 4,261,333 and 4,732,936 potential ordinary shares pursuant to convertible shareholder loan agreements, convertible bond agreements and warrant agreements, respectively, were not included in the calculation of diluted loss per share, since the effect of doing so would result in a reduction of loss per share and thus be antidilutive. Therefore, the calculation of diluted loss per share did not differ from the calculation of basic loss per share.

Notes to the Consolidated Financial Statements

The calculation of basic and diluted loss per share for the years ended 31 December 2020 and 2019 is as follows (in thousands, except for share and per share amounts):

	2020	2019
Earnings
Loss for the year	(170,044)	(209,876)
Number of shares
Weighted average number of ordinary shares outstanding	6,990,889	6,819,783

Basic and diluted loss per share	(24.32)	(30.77)

Transactions occurring after the reporting period
On 15 March 2021, the Group completed a second round private placement offering for $35.0 million. On 25 June 2021, holders of the Group’s convertible bonds converted $100.7 million of principal and accrued interest and $4.8 million of additional premium into equity. In the second half of 2021, Alvogen and Aztiq exercised their conversion, warrant and funding rights associated with the convertible shareholder loans in exchange for $101.3 million of cash, settlement of accrued-payment-in-kind
interest and the conversion of $167.1 million of outstanding principal and accrued payment-in-kind
interest. On 14 December 2021, the Group issued additional ordinary shares to Alvogen, Aztiq and certain other investors at a nominal subscription price. These transactions would have significantly changed the number of ordinary shares outstanding as of 31 December 2020 if the transactions occurred before the end of the reporting period. Refer to Note 26.

11.	Property, plant and equipment
Property, plant and equipment consists of facility and computer equipment, furniture, fixtures and leasehold improvements. Movements within property, plant and equipment during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	Facility equipment	Furniture, fixtures and leasehold improvements	Computer equipment	Total
Cost
Balance at 1 January 2020	63,081	26,407	1,444	90,932
Additions	6,334	1,119	32	7,485
Disposals	(197)	—	—	(197)
Translation difference	1,090	74	37	1,201

Balance at 31 December 2020	70,308	27,600	1,513	99,421

Depreciation
Balance at 1 January 2020	16,652	5,302	1,318	23,272
Depreciation	6,488	1,662	71	8,221
Disposals	(118)	—	—	(118)
Impairment	2,142	—	—	2,142
Translation difference	376	52	30	458

Balance at 31 December 2020	25,540	7,016	1,419	33,975

Notes to the Consolidated Financial Statements

	Facility equipment	Furniture, fixtures and leasehold improvements	Computer equipment	Total
Net carrying amount
Balance at 31 December 2020	44,768	20,584	94	65,446

Cost
Balance at 1 January 2019	57,324	25,767	1,368	84,459
Additions	6,420	681	102	7,203
Disposals	(422)	(36)	(17)	(475)
Translation difference	(241)	(5)	(9)	(255)

Balance at 31 December 2019	63,081	26,407	1,444	90,932

Depreciation
Balance at 1 January 2019	11,411	3,691	1,186	16,288
Depreciation	5,582	1,652	156	7,390
Disposals	(247)	(36)	(16)	(299)
Translation difference	(94)	(5)	(8)	(107)

Balance at 31 December 2019	16,652	5,302	1,318	23,272

Net carrying amount
Balance at 31 December 2019	46,429	21,105	126	67,660

At 31 December 2020, the Group performed a review of its property, plant and equipment and determined certain laboratory equipment was no longer in use. In assessing resale value, the Group determined the market for resale was non-existent
due to the unique nature of the equipment. Management therefore determined to fully impair the assets, resulting in an impairment charge of $2.1 million. The impairment charge has been recognized as an expense within “Research and development expenses” in the consolidated statements of profit or loss and other comprehensive income or loss during the year ended 31 December 2020.
The Group pledged $8.9 million and $11.4 million of property, plant and equipment as collateral to secure bank loans with third parties as of 31 December 2020 and 2019, respectively.

12.	Leases
The Group’s leased assets consist of facilities, fleet and equipment pursuant to both arrangements with third parties and related parties. The carrying amounts of the Group’s right-of-use
assets and the movements during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Right-of-use assets
Balance at 1 January	103,288	101,563
Adjustments for indexed leases	2,983	2,430
New or renewed leases	15,204	5,665
Terminated leases	(2,206)	—
Depreciation	(7,188)	(6,308)
Translation difference	(562)	(62)

Balance at 31 December	111,519	103,288

Notes to the Consolidated Financial Statements

The Group’s
right-of-use
assets as of 31 December 2020 and 2019 are comprised of the following (in thousands):

	2020	2019
Right-of-use assets
Facilities	108,646	102,072
Fleet	27	34
Equipment	2,846	1,182

	111,519	103,288

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The Group’s lease liabilities and the movements during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Lease liabilities
Balance at 1 January	101,794	102,119
Adjustments for indexed leases	2,983	2,430
New or renewed leases	15,937	4,850
Installment payments	(6,087)	(3,841)
Terminated leases	(1,965)	—
Foreign currency adjustment	(3,248)	(3,699)
Translation difference	(467)	(65)

Balance at 31 December	108,947	101,794

Current liabilities	(5,473)	(4,507)
Non-current liabilities	103,474	97,287

The amounts recognized in the consolidated statements of profit or loss and other comprehensive income or loss during the years ended 31 December 2020 and 2019 in relation to the Group’s lease arrangements are as follows (in thousands):

	2020	2019
Depreciation expense from right-of-use assets
Facilities	(6,955)	(6,142)
Fleet	(7)	(6)
Equipment	(226)	(160)

Total depreciation expense from right-of-use assets	(7,188)	(6,308)

Interest expense on lease liabilities	(5,481)	(5,541)
Foreign currency difference on lease liability	3,248	3,699
Loss on terminated leases	(241)	—

Total amount recognized in profit and loss	(9,662)	(8,150)

Notes to the Consolidated Financial Statements

The maturity analysis of undiscounted lease payments as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Less than one year	10,588	9,753
One to five years	41,183	37,961
Thereafter	112,371	112,129

	164,142	159,843

The Group’s lease liabilities as of 31 December 2020 and 2019 do not include $0.1 million of costs for short-term
leases and low value leases.

13.	Goodwill
The Group’s goodwill balances as of 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Balance as of 1 January	12,226	12,497
Translation difference	1,201	(271)

Balance as of 31 December	13,427	12,226

Goodwill is recognized at the Group level, which is determined to be the smallest cash-generating unit. The recoverable amount of the cash-generating unit is determined based on a value in use calculation which uses cash flow projections based on the financial forecast for the period 2021-2030 (2019: 2020-2029) that has been approved by management and the Board of Directors. The Group’s operations are currently in a development phase, and the ten-year
forecast includes the initial revenue generating phase when products currently in development will be available for market. The Group determined that the terminal growth rate and the discount rate are the key assumptions used in determining the current estimate of value in use.
Cash flows beyond 2030 (2019: 2029) have been extrapolated using a negative 5.0% terminal growth rate in both the 2020 and 2019 value in use calculations. A discount rate of 21.1% (2019: 21.3%) per annum was used in determining the current estimate of value in use. Since the recoverable amount of the cash-generating unit was substantially in excess of its carrying amount as of 31 December 2020 and 2019, management believes that any reasonably possible change in the key assumptions on which the recoverable amount of the cash-generating unit is based would not cause the carrying amount of the cash-generating unit to exceed its recoverable amount.
There were no goodwill impairment charges recognized in the consolidated statements of profit or loss and other comprehensive income or loss in any prior periods.

Notes to the Consolidated Financial Statements

14.	Intangible assets
Intangible assets consist of software and customer relationships. Movements in intangible assets during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	Software	Customer relationships	Total
Cost
Balance at 1 January 2020	3,465	2,303	5,768
Additions	4,497	—	4,497
Disposals	(389)	—	(389)
Translation difference	30	225	255

Balance at 31 December 2020	7,603	2,528	10,131

Amortization
Balance at 1 January 2020	1,684	987	2,671
Amortization	649	361	1,010
Disposals	1	—	1
Translation difference	17	97	114

Balance at 31 December 2020	2,351	1,445	3,796

Net carrying amount
Balance at 31 December 2020	5,252	1,083	6,335

	Software	Customer relationships	Total
Cost
Balance at 1 January 2019	2,636	2,354	4,990
Additions	849	—	849
Disposals	(20)	—	(20)
Translation difference	(1)	(51)	(52)

Balance at 31 December 2019	3,464	2,303	5,767

Amortization
Balance at 1 January 2019	1,126	673	1,799
Amortization	580	329	909
Disposals	(20)	—	(20)
Translation difference	(2)	(15)	(17)

Balance at 31 December 2019	1,684	987	2,671

Net carrying amount
Balance at 31 December 2019	1,780	1,316	3,096

Notes to the Consolidated Financial Statements

Expense for amortization of the Group’s intangible assets is included within the consolidated statements of profit or loss and other comprehensive income or loss as follows (in thousands):

	2020	2019
Research and development expenses	357	319
General and administrative expenses	653	590

	1,010	909

During the years ended 31 December 2020 and 2019, there were no impairment indicators which required an impairment assessment to be performed.

15.	Cash and cash equivalents and restricted cash
Cash and cash equivalents
Cash and cash equivalents include both cash in banks and on hand. Cash and cash equivalents as shown in the consolidated statements of cash flows as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Cash and cash equivalents denominated in US dollars	27,183	64,773
Cash and cash equivalents denominated in other currencies	4,506	2,630

	31,689	67,403

Restricted cash
Restricted cash as shown on the consolidated statements of financial position relates to cash that may only be used pursuant to certain of the Group’s borrowing arrangements. Therefore, these deposits are not available for general use by the Group. Movements in restricted cash balances during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Balance at 1 January	10,086	12,752
Restricted cash used for repayments of borrowings	—	(2,747)
Interest income	1	81

Balance at 31 December	10,087	10,086

The Group’s restricted cash is available for use after one year or later. Movements in restricted cash are reflected in the Group’s consolidated statements of cash flows as an offset against repayments of borrowings.

16.	Other current assets
The composition of other current assets as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Value-added tax	3,858	2,108
Prepaid expenses	5,922	1,246
Other short-term receivables	1,542	1,558

	11,322	4,912

Notes to the Consolidated Financial Statements

17.	Share capital
An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all liabilities. Equity instruments issued by a Group entity are recognized in the amount of the proceeds received, net of direct issue costs.
The Group’s equity consists of Class A and Class B ordinary shares. The Group’s authorized share capital is $10.0 million, consisting of the equivalent of 1,000,000,000 Class A ordinary shares with a par value of $0.01 per share. The Group’s Board of Directors has the authority to issue shares, grant options to subscribe for shares and issue any other instruments giving access to shares within the authorized share capital limits. All share capital issued as of 31 December 2020 and 2019 is fully paid.
Holders of Class A and Class B ordinary shares have the same rights and entitlements with respect to sharing in profits and participating in dividends. While each Class A ordinary share is entitled to one vote in general meetings of shareholders, the Class B ordinary shares are non-voting
shares except for resolutions as required by law. Such resolutions include modifications to the rights of the Class B ordinary shares or resolutions resolving on a reduction of capital or liquidation of the Group. Each Class B ordinary share is convertible into one Class A ordinary share upon the occurrence of an IPO.
Share capital and share premium of the Group’s Class A and Class B ordinary shares issued as of 31 December 2020 and 2019 is as follows (in thousands, except for share amounts):

	2020		2019
	Shares	Share capital and share premium	Shares	Share capital and share premium
Class A ordinary shares	7,163,438	164,384	6,841,361	99,999
Class B ordinary shares	95,701	2,429	95,701	2,429

Total share capital and share premium	7,259,139	166,813	6,937,062	102,428

Movements in the Group’s Class A and Class B ordinary shares, share capital and share premium during the years ended 31 December 2020 and 2019 are as follows (in thousands, except for share amounts):

	Class A Shares	Class B Shares	Share capital	Share premium	Total
Balance at 1 January 2019	6,666,667	87,126	67	70,124	70,191
Share issue	174,694	8,575	2	32,543	32,545
Transaction costs arising on share issue	—	—	—	(308)	(308)

Balance at 31 December 2019	6,841,361	95,701	69	102,359	102,428

Share issue	322,077	—	4	64,997	65,001
Transaction costs arising on share issue	—	—	—	(616)	(616)

Balance at 31 December 2020	7,163,438	95,701	73	166,740	166,813

No dividends were paid or declared during the years ended 31 December 2020 and 2019.

Notes to the Consolidated Financial Statements

18.	Borrowings
The Group’s debt consists of interest-bearing borrowings from both financial institutions and related parties. Outstanding borrowings, net of transaction costs, presented on the consolidated statements of financial position as current and non-current
as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Convertible shareholder loans, net of debt issue costs (see note 21)	177,612	139,896
Convertible bonds, net of debt issue costs	381,338	324,191
Other borrowings	8,949	11,519

Total outstanding borrowings, net of debt issue costs	567,899	475,606
Less: current portion of borrowings	(2,503)	(2,319)

Total non-current borrowings	565,396	473,287

Convertible shareholder loans
On 22 December 2017, the Group entered into convertible shareholder loans with Alvogen and Aztiq for a total principal amount of $146.5 million and $11.7 million, respectively. The convertible shareholder loans have a repayment date of 31 December 2022. Interest on the loans is 15% of the outstanding principal balance, payable semi-annually on 30 April and 31 October of each year, commencing on 30 April 2018. Interest accrued and unpaid at the end of each interest period increases the principal of obligations owed by the Group to the lenders. The loan agreements set forth terms and conditions between the Company and the lenders, inclusive of certain representations and non-financial
covenants. In connection with the issuance of the convertible bonds, as described further below, the Group used $75.0 million of the proceeds to partially repay the outstanding balance on the convertible shareholder loans with Alvogen. $50.0 million of the partial repayment was made during the year ended 31 December 2018; the remaining $25.0 million of the partial repayment was made during the year ended 31 December 2019.
On 14 May 2019, Aztiq provided an additional $50.0 million term loan to the Group. This loan has a repayment date in March 2024 and has been provided on the same payment and interest terms as the previous convertible shareholder loans. Additionally, on 14 May 2019, Alvogen assigned and transferred $50.0 million of outstanding principal on its convertible shareholder loans to Aztiq.
On 30 June 2020, Alvogen provided another convertible loan to the Group for $30.0 million, which was convertible into Class A ordinary shares at Alvogen’s option. Alvogen exercised its conversion right on 21 October 2020 in connection with the issuance of ordinary shares through a private placement offering.
On 21 October 2020, Aztiq assigned and transferred $23.1 million of the principal amount outstanding under its convertible shareholder loans to four new lenders and Alvogen. Concurrently, the new lenders also became new shareholders as a result of their participation in the aforementioned private placement offering.
As of 31 December 2020 and 2019, the outstanding balance on the convertible shareholder loans, including payment-in-kind
interest added to the principal, is $171.5 million and $135.7 million, respectively. Accrued interest on the convertible shareholder loans as of 31 December 2020 and 2019 is $6.1 million and $4.5 million, respectively.
The Group has the option, at any time, to prepay all or any part of the outstanding principal and accrued interest on the convertible shareholder loans. Notwithstanding a prepayment of the convertible shareholder loans, the lenders have the option to convert the convertible shareholder loans into equity of the Group, in the form of Class A ordinary shares. The amount convertible for each shareholder is representative of a percentage of interest in the Group that is equal to the higher of a fixed conversion rate or reduced

Notes to the Consolidated Financial Statements

conversion rate that is contingent upon future equity issuances, subject to a maximum cap and may be converted, in whole or in part, up to twenty-eight days prior to an IPO. Furthermore, the lenders received certain warrant rights and additional funding rights in connection with the issuance of the convertible shareholder loans. The warrant rights may be exercised, in whole or in part, up to twenty-eight days prior to an IPO. The additional funding rights may be exercised, in whole or in part, up to three months prior to an IPO.
The derivatives associated with the convertible shareholder loans, which consist of conversion rights, warrant rights, excess warrant rights and funding rights, are recorded as “Derivative financial liabilities” in the consolidated statements of financial position. As of 31 December 2020 and 2019, the fair value was $534.7 million and $473.9 million, respectively, and the Group recorded an unrealized loss of $60.8 million and $59.9 million, respectively, recorded as a component of “Finance costs” in the consolidated statements of profit or loss and other comprehensive income or loss. Fair value measurements of the derivative financial liabilities are set out in Note 24.
Convertible bonds
On 14 December 2018, the Group issued $300.0 million of convertible bonds to multiple third-parties. The offering included $125.0 million of Tranche A bonds that included a guarantee from Alvogen and a 10% bonus if the bondholders convert at the time of an IPO. In addition, $175.0 million of Tranche B bonds were issued that do not have a guarantee but include a 25% bonus if the bondholders elect to convert at the time of an IPO. The bonds offer a 15%
payment-in-kind
interest rate and a put option to sell the bond back to the Group if an IPO has not occurred within three years from the original date of issuance. $10.0 million was set aside in a reserved cash account as collateral to satisfy the requirement that the Company always maintain a liquidity account with at least $10.0 million. Such reserved cash is presented as “Restricted cash” on the consolidated statements of financial position. During the year ended 31 December 2019, the Group closed on the remaining $68.0 million of borrowings.
As of 31 December 2020 and 2019, the outstanding balance on the convertible bonds, including payment-in-kind
interest added to the principal, is $391.2 million and $337.7 million, respectively. Accrued interest on the convertible bonds as of 31 December 2020 and 2019 is $2.6 million and $2.3 million, respectively.
The Group has the option, at any time, to prepay all or any part of the outstanding principal and accrued interest on the convertible bonds. If the Group elects to prepay the convertible bonds within the first two years of the bond agreement, the bondholders are entitled to be paid an additional premium of at least 1.0% of the outstanding principal at the time of such prepayment. Notwithstanding a prepayment of the convertible bonds, the bondholders have the option to convert the bonds into equity of the Company up to fourteen days prior to maturity date, in the form of Class A ordinary shares. The bonds mature on 14 December 2023 unless otherwise redeemed, converted, purchased or cancelled prior to the maturity date.
The derivatives associated with the convertible bonds are recorded as “Derivative financial liabilities” in the consolidated statements of financial position. As of 31 December 2020 and 2019, the fair value was $0 and $5.4 million, respectively, and the Group recorded an unrealized gain of $5.4 million and $5.2 million, respectively, recorded as a component of “Finance income” in the consolidated statements of profit or loss and other comprehensive income or loss. Fair value measurements of the derivative financial liabilities are set out in Note 24.
Other borrowings
In 2015 and 2016, the Group entered into several term loan agreements with a financial institution for a total principal amount of $25.9 million. The loan agreements set forth terms and conditions between the Group

Notes to the Consolidated Financial Statements

and the financial institution, inclusive of certain representations and non-financial
covenants. Per the terms of the loan agreements, the loans mature throughout late 2023 and into the second half of 2024, depending on the issuance date of each loan. Interest on the loans is variable 1 month USD LIBOR plus 4.95%, payable on a monthly basis. Interest accrued and unpaid at the end of each interest period increases the principal obligations owed by the Group to the financial institution. As of 31 December 2020 and 2019, the outstanding balance on the loans, including accrued interest, is $8.1 million and $10.4 million, respectively. The Group is in compliance with all representations and non-financial
covenants required by these agreements. In addition, the Group has pledged property, plant and equipment as collateral to secure these borrowings, as further described in Note 11.
In 2019, the Group entered into two loan agreements with two separate lenders. Per the terms of the loan agreements, the loans mature in early 2024 and late 2029, depending on the issuance date of each loan. As of 31 December 2020 and 2019, the outstanding balance on the loans, including accrued interest, is $0.9 million and $1.1 million, respectively.
Movements in the Group’s outstanding borrowings during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Borrowings, net at 1 January	475,606	295,849
Net proceeds from new borrowings	30,000	113,825
Loans from related party converted to equity	(30,000)	—
Repayments of borrowings (1)	(2,896)	(27,053)
Accrued interest	91,985	90,214
Amortization of deferred debt issue costs	3,262	2,818
Foreign currency exchange difference	(58)	(47)

Borrowings, net at 31 December	567,899	475,606

(1)	Includes $2.7 million of restricted cash used for repayments of borrowings during the year ended 31 December 2019. See Note 15 for additional information.
The weighted-average interest rates of outstanding borrowings for the years ended 31 December 2020 and 2019 are 14.85% and 14.84%, respectively.
Contractual maturities of principal amounts on the Group’s outstanding borrowings as of 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Within one year	2,503	2,319
Within two years	115,788	2,472
Within three years	396,651	32,983
Within four years	64,166	452,009
Thereafter	1,545	1,839

	580,653	491,622

19.	Long-term incentive plans
Share appreciation rights
Prior to 2019, the Group granted SARs to three former employees. During the years ended 31 December 2020 and 2019, the Group granted SARs to one and two current employees, respectively.

Notes to the Consolidated Financial Statements

The Group’s SAR liability as of 31 December 2020 and 2019 totaled $30.1 million and $22.3 million, respectively. Expense recognized for the Group’s SAR liability for the years ended 31 December 2020 and 2019 totaled $7.8 million and $22.3 million, respectively. The vested portion of the Group’s SAR liability as of 31 December 2020 is $24.7 million. As of 31 December 2020, the Group expects to settle the SARs in 2021 and 2022.
Significant assumptions used in the Black-Scholes-Merton pricing model as of 31 December 2020 and 2019 are as follows:

	2020	2019
Risk-free interest rate	0.1%	1.6%
Volatility rate	42.0%	42.0%
Expected dividend yield	—	—
Expected life	1.0 – 1.2 years	1.4 – 2.5 years
Share price at valuation	$1,465	$1,231
Strike price	$904 – $1,296	$839 – $1,200
The risk-free interest rate is the continuously compounded risk free rate for a one-year
US government
zero-yield
bond. Expected volatility is based on historical data from a peer group of public companies. The expected life is based on when the Group expects each holder’s award will be fully vested and settled by the Group, which is dependent on management’s expectation of when specified triggering events requiring settlement will occur. The share price at valuation is based on the Group’s equity valuation at the time of various equity-related transactions that occurred during 2020 and 2019. The strike price represents actual and anticipated increases in equity between the SAR agreement date and the anticipated dates of settlement triggering events. The strike price is used to determine the difference between the equity value at the time of the settlement triggering event and the original equity value of the Group.
Employee incentive plan
Movements in the Group’s employee incentive plan liabilities during the years ended 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Balance at 1 January	510	419
Additions	10,322	91
Payments	(331)	—

Balance at 31 December	10,501	510

20.	Litigation
As of the issuance date of these consolidated financial statements, the Group is involved in four litigations in the United States arising out of the development of its adalimumab biosimilar, and the filing of the corresponding biologics license application with the U.S. Food and Drug Administration.
In March 2021, AbbVie Inc. and AbbVie Biotechnology Ltd. (collectively, “AbbVie”) filed an action in the Northern District of Illinois against Alvotech hf. alleging trade secret misappropriation. The complaint pleads, among other things, that Alvotech hf. hired a certain former AbbVie employee in order to acquire and access trade secrets belonging to AbbVie. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, damages and attorney fees. In May 2021, Alvotech hf. moved to dismiss the case. In October 2021, the court granted Alvotech hf.’s motion and dismissed the case for lack of personal jurisdiction. In November 2021, AbbVie appealed the dismissal in the Court of Appeals or the Seventh Circuit.

Notes to the Consolidated Financial Statements

In December 2021, AbbVie and AbbVie Operations Singapore Pte. Ltd. filed a complaint with the U.S. International Trade Commission against Alvotech hf., Alvotech Germany GmbH, Alvotech Swiss AG, Alvotech USA Inc., Teva Pharmaceutical Industries Ltd., Teva Pharmaceuticals USA Inc., and Ivers-Lee AG. The complaint raises trade secret misappropriation allegations similar to those raised in the trade secret litigation that AbbVie previously filed in the Northern District of Illinois, which was dismissed on jurisdictional grounds and is now on appeal to the Seventh Circuit. The complaint seeks, among other things, a permanent limited exclusion order that excludes Alvotech’s product from entry into the United States.
If AbbVie is able to overturn the dismissal of the case filed in the Northern District of Illinois, or to file similar claims in a different jurisdiction, and if the Group fails in defending AbbVie’fs claims regarding trade secret misappropriation, in addition to paying monetary damages, the Group may lose valuable intellectual property rights or personnel, which could have a material adverse effect on its business. Even if the Group is successful in defending against such claims, litigation could result in substantial costs.
In April 2021, AbbVie filed an action in the Northern District of Illinois against Alvotech hf. alleging infringement of four patents. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief and attorney fees. In June 2021, Alvotech hf. moved to dismiss the case and in August 2021, such motion was denied. This case is pending. In September 2021, Alvotech hf. answered and counterclaimed, alleging that the asserted patents are invalid, unenforceable, and not infringed. Alvotech hf. seeks, among other things, judgment in its favor, a denial of AbbVie’s claim for relief, and attorney fees. In October 2021, AbbVie moved to dismiss certain of Alvotech hf.’s counterclaims and affirmative defenses. The Court has not ruled on AbbVie’s motion.
In May 2021, AbbVie filed an action in the Northern District of Illinois against Alvotech hf. alleging infringement of fifty-eight patents. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, monetary damages and attorney fees. In June 2021, Alvotech hf. moved to dismiss the case. The court has not yet ruled on Alvotech hf.’s motion. An amended complaint was filed in November 2021, adding two patents.
The above two patent cases filed by AbbVie in April 2021 and May 2021 are now proceeding in parallel pursuant to a scheduling order entered in both cases in September 2021. Pursuant to that order, in a first phase of litigation, the cases will be limited to ten patents. All other asserted patents are stayed. The order further states that, among other things, trial will commence in August 2022, and that the court plans to issue its trial decision by the end of October 2022. In light of that, Alvotech hf. agreed not to launch AVT02 in the United States prior to the issuance of the court’s decision.
In May 2021, Alvotech USA Inc. and Alvotech hf. (collectively, “Alvotech”) filed an action in the Eastern District of Virginia against AbbVie seeking a declaratory judgment that the four AbbVie patents mentioned above in the April 2021 patent case filed by AbbVie are not infringed, invalid and unenforceable. The complaint seeks, among other things, judgment in Alvotech’s favor, injunctive relief and attorney fees. In June 2021, AbbVie moved to dismiss the case, or in the alternative, to have the case transferred to Illinois. In October 2021, the Virginia court granted AbbVie’s motion in part, and ordered that the case be transferred to Illinois. Alvotech voluntarily dismissed this case after the transfer. In November 2021, the court dismissed the case without prejudice.
In the event of a successful claim of patent infringement against Alvotech, the Group may, in addition to being blocked from the market, have to pay substantial monetary damages, including treble damages and attorney fees for willful infringement, pay royalties, redesign its infringing products or obtain a license from AbbVie, which may be impossible or require substantial time and monetary expenditure. Therefore, these matters could have a material adverse effect on the Group. Even if the Group is successful in defending against AbbVie’s patent infringement claims, litigation could result in substantial costs.

Notes to the Consolidated Financial Statements

The Group disputes these claims made by AbbVie and intends to defend the matters vigorously. Given the uncertainty of the litigation, the preliminary stage of the cases and the legal standards that must be met for, among other things, success on the merits, the Group cannot estimate the reasonably possible loss or range of loss that may result from these actions. Further, the Group does not consider that these matters give rise to a probable loss and as such, no amounts have been accrued with respect to these matters as of the date of issuance of these consolidated financial statements. The Group will continue to monitor developments of these litigations and reassess the potential financial statement impact at each future reporting period.
The Group incurred approximately $7.9 million and $4.2 million in legal expenses during the years ended 31 December 2020 and 2019, respectively, in preparation for, and/or in relation to, these litigations. Aside from these matters, the Group is not currently a party to any material litigations or similar matters.

21.	Related parties
Related parties are those parties which have considerable influence over the Group, directly or indirectly, including a parent company, owners or their families, large investors, key management personnel and their families and parties that are controlled by or dependent on the Group, such as affiliates and joint ventures. Key management personnel include the Group’s executive officers and directors, since these individuals have the authority and responsibility for planning, directing and controlling the activities of the Group. Interests in subsidiaries are set out in Note 1.
Transactions with related parties
A related party transaction is a transfer of resources, services or obligations between the Group and a related party, regardless of whether a price is charged. The Group engages with related parties for both purchased and sold services, loans and other borrowings and other activities.
The Group entered into two lease agreements with Fasteignafélagið Sæmundur hf. in January 2019 and October 2020 for facilities in Iceland, both with remaining lease terms of approximately 18 years as of 31 December 2020. The Group also entered into ten separate lease agreements with HRJAF ehf. throughout 2019 and 2020 for a group of apartment buildings in Iceland used for temporary housing of employees and third party contractors. Two of the leases were terminated during the year ended 31 December 2020. The remaining lease terms for the other eight leases approximate 8 years, on average, as of 31 December 2020.
The Group provides and receives certain support services through arrangements with Alvogen and Alvogen Malta (Outlicensing) Ltd. (Adalvo). Services provided to Alvogen consist of finance, administrative, legal and human resource services. Services received from Alvogen primarily consist of marketing, salary processing and information technology support services. Services received from Adalvo primarily consist of legal, regulatory, supply chain management and portfolio and market intelligence services.
Purchased service includes rental fees and service expenses, as described above. Rental fees and service expenses with related parties are presented as “General and administrative expenses” or “Research and development expenses” in the consolidated statements of profit or loss and other comprehensive income or loss, depending on the nature of the service performed and expense incurred by the Group. Rental liabilities from lease arrangements with related parties are presented as a component of “Lease liabilities” on the consolidated statements of financial position. Service payables are presented as “Liabilities to related parties” on the consolidated statements of financial position.
Interest includes interest expense on borrowings. Interest expenses on loans from related parties are presented as “Finance costs” in the consolidated statements of profit or loss and other comprehensive income or loss. Borrowings are presented as “Borrowings” and “Current maturities of borrowings” on the consolidated statements of financial position.

Notes to the Consolidated Financial Statements

Sold service includes services provided to related parties, as described above. Income from related parties for such services are presented as “Other income” in the consolidated statements of profit or loss and other comprehensive income or loss. Amounts receivable for such activities are presented as “Receivables from related parties” on the consolidated statements of financial position. The Group has not recorded bad debt provisions for its receivables from related parties.
Related party transactions as of and for the year ended 31 December 2020 are as follows (in thousands):

	Purchased service / interest	Sold service	Receivables	Payables/ loans
Alvogen Lux Holdings S.à r.l. – Sister company (a)	9,452	1,134	—	68,237
Aztiq Pharma Partners S.à r.l. – Sister company (a)	19,471	—	—	123,671
Fasteignafélagið Sæmundur hf. – Sister company	8,111	—	—	84,650
Alvogen Iceland ehf. – Sister company	2,268	1,310	38	21
Alvogen ehf. – Sister company	40	—	—	40
Alvogen UK – Sister company	1,153	—	—	132
Lotus Pharmaceuticals Co. Ltd. – Sister company (b)	3,060	—	—	7,440
Alvogen Emerging Markets – Sister company	68	—	—	11
Alvogen Inc. – Sister company	67	—	—	23
Changchun Alvotech Biopharmac. Co. Ltd (c)	—	—	323	—
Alvogen PB R&D LLC	—	7	—	—
Alvogen Malta Operations Ltd – Sister company	239	—	—	—
Alvogen Malta Group Services – Sister company	478	—	—	40
Alvogen Malta Sh. Services – Sister company	101	—	—	—
Alvogen Malta LTD – Sister company	—	4	—	—
Alvogen Malta (Outlicensing) Ltd – Sister company	142	185	26	58
Alvogen Spain SL – Sister Company	132	—	—	—
Norwich Clinical Services Ltd – Sister Company	92	—	—	42
Alvogen Pharma Pvt Ltd – Sister Company	218	—	—	—
HRJAF ehf – Sister company	1,083	—	—	9,191

	46,175	2,640	387	293,556

(a)	The full amount of purchased service relates to interest expenses from long-term liabilities and the full amount of payables / loans are interest-bearing long-term liabilities (see Note 18).
(b)
Payables to Lotus Pharmaceuticals Co. Ltd. consists of the long-term liability as further described in Note 2. This long-term liability is presented as “Other long-term liability to related party” on the consolidated statements of financial position.

(c)
The amount receivable from Changchun Alvotech Biopharmac. Co. Ltd. relates to amounts due for reference drugs used in research and development studies and certain consulting fees incurred by the Group. This receivable is presented as a component of “Investment in joint venture” on the consolidated statements of financial position.

Notes to the Consolidated Financial Statements

Related party transactions as of the for the year ended 31 December 2019 are as follows (in thousands):

	Purchased service / interest	Sold service	Receivables	Payables/ loans
Alvogen Lux Holdings S.à r.l. – Sister company (a)	10,170	—	—	53,248
Alvogen Aztiq AB – Sister company (a)	804	—	—	—
Aztiq Pharma Partners S.à r.l. – Sister company (a)	11,390	—	—	127,325
Fasteignafélagið Sæmundur hf. – Sister company	6,901	—	—	81,841
Alvogen Iceland ehf. – Sister company	817	1,690	35	—
Alvogen UK – Sister company	1,060	—	—	174
Norwich Pharmaceuticals Inc. Sister company	—	—	—	2,613
Alvogen Inc. – Sister company	455	—	—	2,119
Changchun Alvotech Biopharmac. Co. Ltd	—	—	—	5,000
Alvogen Malta Operations Ltd – Sister company	849	—	—	550
Alvogen Malta (Outlicensing) Ltd – Sister company	—	102	—	29
Alvogen Spain SL – Sister Company	78	—	—	1
Norwich Clinical Services Ltd – Sister Company	74	—	—	17
Alvogen Pharma Pvt Ltd – Sister Company	183	—	—	23
HRJÁF ehf – Sister company	243	—	—	3,416

	33,024	1,792	35	276,356

(a)
The full amount of purchased service relates to interest expenses from long-term liabilities and nearly the full amount of payables / loans are interest-bearing long-term liabilities (see Note 18). Payables/loans also includes $0.3 million of short term payables.

Commitments and guarantees
The Group does not have any contractual commitments with its related parties other than the receivables, loans and payables previously disclosed. Alvogen guarantees $125.0 million of the Group’s borrowings and $10.0 million of the Group’s lease arrangements with other related parties.
Key management personnel
Compensation of key management personnel, which includes the Group’s executive officers, during the years ended 31 December 2020 and 2019 was as follows (in thousands):

	2020	2019
Short-term employee benefits	5,307	2,656
Other long-term benefits	106	—
Termination benefits	237	—

	5,650	2,656

The Group’s directors were not provided with any compensation during the years ended 31 December 2020 and 2019.

Notes to the Consolidated Financial Statements

22.	Other current liabilities
The composition of other current liabilities as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Unpaid salary and salary related expenses	8,721	4,759
Accrued vacation leave	3,682	2,325
Accrued expenses	4,013	3,877

	16,416	10,961

23.	Interests in joint ventures
In September 2018, Alvotech hf., a subsidiary of the Group, entered into a joint venture agreement with Changchun High & New Technology Industries (Group) Inc. (the “joint venture partner”) to form a newly created joint venture entity, Changchun Alvotech Biopharmaceutical Co., Ltd. (the “joint venture” or “JVCO”). The purpose of the JVCO is to develop, manufacture and sell biosimilar products in the Chinese market. The JVCO’s place of business is also the country of incorporation.

Name of entity	Place of business	Ownership interest		Carrying Amount
		2020	2019	2020	2019
Changchun Alvotech Biopharm. Co. Ltd.	China	50.0%	50.0%	56,679	54,020
The proportion of ownership interest is the same as the proportion of voting rights held by the Group. Management evaluated whether the Group’s voting rights are sufficient for providing a practical ability to direct the relevant activities and strategic objectives of JVCO unilaterally. As the Group does not hold a majority of the voting rights, the Group does not control JVCO. As a result, the Group’s investment in JVCO is accounted for using the equity method.
The following table provides the change in the Group’s investment in a joint venture during the years ended 31 December 2020 and 2019 (in thousands):

	2020	2019
Balance at 1 January	54,020	—
Additions (1)	—	55,000
Share in losses	(1,505)	(192)
Translation difference	4,164	(788)

Balance at 31 December	56,679	54,020

(1)	Additions represent the Group’s investment in JVCO, which is comprised of $10.0 million in cash and $45.0 million in intellectual property contributions.

Notes to the Consolidated Financial Statements

The tables below provide summarized financial information for the JVCO. The information disclosed reflects the amounts presented in the financial statements of the JVCO and not the Group’s share of those amounts. They have been amended to reflect adjustments made by the Group when using the equity method, including fair value adjustments and modifications for differences in accounting policy.

Summarized Statements of Financial Position (in thousands)	2020	2019
Current assets
Cash and bank balances	59,478	45,416
Receivable	—	55,000
Other current assets	25,172	125

Total current assets	84,650	100,541

Total non-current assets	34,519	7,531

Current liabilities
Financial liabilities	323	—
Other current liabilities	5,785	308

Total current liabilities	6,108	308

Net assets	113,061	107,764

Reconciliation to carrying amounts (in thousands):	2020	2019
Opening net assets at 1 January	107,764	—
Profit / (loss) for the period	(3,010)	(384)
Other comprehensive income	—	—
Cash contributions of owners	—	55,281
Receivable from owners	—	55,000
Dividends paid	—	—
Other, net	8,307	(2,133)

Closing net assets at 31 December	113,061	107,764

Group’s share in %	50%	50%
Group’s share in USD	56,531	53,882
Other	148	138

Carrying amount	56,679	54,020

Summarized Statements of Profit or Loss &Other Comprehensive Income (in thousands)	2020	2019*
Revenue	—	—
Interest income	2,518	761
Depreciation and Amortization	26	9
Interest expense	—	—
Income tax expense	—	—
Other expenses	4,844	1,314
Exchange rate differences	658	(179)

Loss from continued operations	(3,010)	(383)

Loss from discontinued operations	—	—
Loss for the period	(3,010)	(383)

Other comprehensive income	—	—
Total comprehensive loss	(3,010)	(383)
Dividends received from joint venture entity	—	—

Notes to the Consolidated Financial Statements

* From the date of incorporation of 11 March 2019.
The Group did not receive any dividends from JVCO during the years ended 31 December 2020 and 2019. The Group had a $5.0 million commitment to provide a cash contribution to JVCO as of 31 December 2019, which was paid during the year ended 31 December 2020. Similarly, the joint venture partner had a $50.0 million commitment to provide a cash contribution to JVCO as of 31 December 2019, which was also paid during the year ended 31 December 2020. The Group does not have any remaining commitments to JVCO as of 31 December 2020. Furthermore, the Group does not have any contingent liabilities relating to its interests in JVCO as of 31 December 2020 or 2019. While there are no significant restrictions resulting from contractual arrangements with JVCO, entities in China are subject to local exchange control regulations. These regulations provide for restrictions on exporting capital from those countries, other than dividends.

24.	Financial instruments
Accounting classification and carrying amounts
Financial assets as of 31 December 2020 and 2019, all of which are measured at amortized cost, are as follows (in thousands):

	2020	2019
Cash and cash equivalents	31,689	67,403
Restricted cash	10,087	10,086
Trade receivables	583	22,353
Other current assets	11,322	4,912
Receivables from related parties	387	35

	54,068	104,789

Financial liabilities as of 31 December 2020 and 2019 are as follows (in thousands):

	2020	2019
Borrowings (measured at amortized cost)	567,899	475,606
Derivative financial liabilities (measured at FVTPL)	534,692	479,263
Other long-term liability to related party (measured at FVTPL)	7,440	—
Long-term incentive plan (measured at FVTPL)	40,593	22,293
Trade and other payables (measured at amortized cost)	11,959	11,732
Lease liabilities (measured at amortized cost)	108,947	101,794
Liabilities to related parties (measured at amortized cost)	367	10,780
Other current liabilities	16,416	10,961

	1,288,313	1,112,429

It is management’s estimate that the carrying amounts of financial assets and financial liabilities carried at amortized cost approximate their fair value, with the exception of the convertible bonds and convertible shareholder loans, since any applicable interest receivable or payable is either close to current market rates

Notes to the Consolidated Financial Statements

or the instruments are short-term in nature. Material differences between the fair values and carrying amounts of these borrowings are identified as follows:

	At 31 December 2020
	Carrying Amount	Fair Value
Convertible bonds	391,244	399,388
Convertible shareholder loans	171,574	210,026

	562,818	609,414

	At 31 December 2019
	Carrying Amount	Fair Value
Convertible bonds	337,652	341,423
Convertible shareholder loans	135,682	169,457

	473,334	510,880

Fair value measurements
The following tables illustrate the fair value measurement hierarchy of the Group’s financial instruments measured to fair value on a recurring basis as of 31 December 2020 and 2019 (in thousands):

	2020
	Level 1	Level 2	Level 3	Total
Convertible shareholder loans
Conversion rights and warrant rights	—	—	220,695	220,695
Funding rights	—	—	176,888	176,888
Excess warrant rights	—	—	137,109	137,109

	—	—	534,692	534,692

	2019
	Level 1	Level 2	Level 3	Total
Convertible bonds
Conversion rights	—	—	5,393	5,393
Convertible shareholder loans
Conversion rights and warrant rights	—	—	169,644	169,644
Funding rights	—	—	199,843	199,843
Excess warrant rights	—	—	104,383	104,383

	—	—	479,263	479,263

The Group recognized derivative financial liabilities related to the equity conversion rights in the convertible bonds as well as the equity conversion rights, warrant rights and funding rights in the convertible shareholder loans.
Convertible bonds
The fair value of the derivatives associated with the convertible bonds was $0 and $5.4 million at 31 December 2020 and 2019, respectively. Changes in the fair value of the financial instruments during the period are recognized in the consolidated statements of profit or loss and other comprehensive income or loss.

Notes to the Consolidated Financial Statements

The equity conversion features associated with the convertible bonds was determined using a lattice model that incorporated inputs as further described below. Probabilities associated with the timing of exercise and/or repayment of the instruments are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date. The following table presents the assumptions that were used for the model in valuing the equity conversion rights:

	2020	2019
Stock price at valuation	$201.82	$177.45
Conversion ratio	0.387	0.387
Volatility rate	42.5%	42.5%
Risk-free interest rate	0.1%	1.6%
Expected dividend yield	0.0%	0.0%
Risk-adjusted yield	11.8%	15.2%
Expected life	0.95 years	0.95-1.95 years
The stock price at valuation is based on the Group’s equity valuation upon arms-length transactions that occurred in 2020 and 2019, respectively. The conversion ratio is a calculation based on the stated conversion price of each instrument. The volatility rate is based on historical data from a peer group of public companies with an enterprise value between $500 million and $5 billion. The risk-free interest rate is based on U.S. treasury yields corresponding to the expected life input into the pricing model. The expected dividend yield is based on the Group’s expectations for annual dividends and indicated stock price. The risky yield is calculated as of the issuance date of the instruments such that the value of the instrument is equal to its purchase price less any original issue discount. It is then adjusted as of each valuation date based on changes in market yields. The expected life is based on when the Group expects the bond to either reach maturity or be redeemed through conversion or redemption.
Convertible shareholder loans
The fair value of the derivatives associated with the convertible shareholder loans is $534.7 million and $473.9 million at 31 December 2020 and 2019, respectively. Changes in the fair value of the financial instruments during the period are recognized in the consolidated statements of profit or loss and other comprehensive income or loss.
The fair value of the equity conversion rights and warrant rights associated with the convertible shareholder loans was determined using a lattice model that incorporated inputs as further described below. Probabilities associated with the timing of exercise and/or repayment of the instruments are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date.
The following table presents the assumptions that were used for the model in valuing the equity conversion rights and warrant rights:

	2020	2019
Stock price at valuation	$201.82	$177.45
Conversion ratio	1.399	1.321
Volatility rate	42.5%	42.5%
Risk-free interest rate	0.1%	1.6%
Expected dividend yield	0.0%	0.0%
Risky yield	14.2%	18.5%
Expected life	1-2 years	1-3 years
The stock price at valuation is based on the Group’s equity valuation upon arms-length transactions that occurred in 2020 and 2019, respectively. The conversion ratio is a calculation based on the stated

Notes to the Consolidated Financial Statements

conversion price of each instrument. The volatility rate is based on historical data from a peer group of public companies with an enterprise value between $500 million and $5 billion. The risk-free interest rate is based on U.S. treasury yields corresponding to the expected life input into the pricing model. The expected dividend yield is based on the Group’s expectations for annual dividends and indicated stock price. The risky yield is calculated as of the issuance date of the instruments such that the value of the instrument is equal to its face value. It is then adjusted as of each valuation date based on changes in market yields. The expected life is based on when the Group expects the loans to either reach maturity or be redeemed through conversion or redemption.
The fair value of the funding rights and excess warrant rights associated with the convertible shareholder loans was determined using a Black-Scholes Option Pricing Model. The following table presents the assumptions that were used for the model in valuing the funding rights and excess warrant rights:

	2020	2019
Stock price at valuation	$201.82	$177.45
Strike price	$71.47	$75.68
Volatility rate	42.5%	42.5%
Risk-free interest rate	0.1%	1.6%
Expected dividend yield	0.0%	0.0%
Expected life	1-2 years	1-3 years
The stock price at valuation is based on the Group’s equity valuation upon arms-length transactions that occurred in 2020 and 2019, respectively. The strike price is based on the stated strike price of each instrument. The volatility rate is based on historical data from a peer group of public companies with an enterprise value between $500 million and $5 billion. The risk-free interest rate is based on U.S. treasury yields corresponding to the expected life input into the pricing model. The expected dividend yield is based on the Group’s expectations for annual dividends and indicated stock price. The expected life is based on when the Group expects the loans to either reach maturity or be redeemed through conversion or redemption.
In aggregate, the fair value of the derivative liabilities associated with the convertible shareholder loans and convertible bonds at 31 December 2018 was $424.6 million. In 2019, the fair value of the derivative liabilities increased by $54.7 million, resulting in derivative liabilities of $479.3 million at 31 December 2019. In 2020, the fair value of the financial instruments increased by $55.4 million, resulting in derivative liabilities of $534.7 million at 31 December 2020. Included in the changes in fair value of the derivative liabilities is the amortization of a deferred loss associated with the recognition of funding rights at the inception of the convertible shareholder loan with Aztiq. Specifically, at inception, the fair value of the funding rights, determined using unobservable inputs, exceeded the transaction price by $15.0 million. The deferred loss is recognized over the
5-year
term of the convertible shareholder loan using the straight-line method of amortization. The unamortized deferred loss, which is netted against derivative financial liabilities on the consolidated statements of financial position, was $5.9 million and $8.9 million as of 31 December 2020 and 2019, respectively.
The Group did not recognize any transfers of assets or liabilities between levels of the fair value hierarchy during the years ended 31 December 2020 and 2019.
Capital management
The capital structure of the Group consists of equity, debt and cash. For the foreseeable future, the Board of Directors will maintain a capital structure that supports the Group’s strategic objectives through managing the budgeting process, maintaining strong investor relations and managing the financial risks of the Group,

Notes to the Consolidated Financial Statements

as further described below. No changes were made in the objectives, policies or processes for managing capital during the years ended 31 December 2020 and 2019.
Financial risk management
The Group’s corporate treasury function provides services across the organization, coordinates access to domestic and international financial markets, monitors and manages the financial risks relating to the Group’s operations through internal risk reports which analyze exposures by degree and magnitude of risks. These risks include market risk (including currency risk and interest rate risk), credit risk and liquidity risk.
Interest rate risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of fluctuations in market interest rates primarily relates to the cash in bank that is subject to floating interest rates.
The following table provides an interest rate sensitivity analysis for the effect on loss before tax (in thousands):

	2020	2019
Variable-rate financial liabilities +100	(90)	(113)
Variable-rate financial liabilities -100	90	113
Foreign currency risk
Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to currency risk arises from financial assets and financial liabilities denominated in other currencies than the functional currency of the Group.
The majority of the Group’s financial assets and liabilities are denominated in a foreign currency. Below are the foreign currencies that have the most significant impact on the Group’s operations.

	Closing rate		Average rate
	2020	2019	2020	2019	Change
EUR	1.230	1.122	1.141	1.119	9.7%
GBP	1.361	1.316	1.283	1.276	3.4%
ISK	0.008	0.008	0.007	0.008	(4.6%)
CHF	1.133	1.033	1.066	1.007	9.6%
The Group’s assets and liabilities that are denominated in foreign currencies as of 31 December 2020 are as follows (in thousands):

	Assets	Liabilities	Net assets
EUR	11,864	11,792	72
GBP	26	437	(411)
ISK	633	114,442	(113,809)
CHF	231	4,498	(4,267)

Notes to the Consolidated Financial Statements

The Group’s assets and liabilities that are denominated in foreign currencies as of 31 December 2019 are as follows (in thousands):

	Assets	Liabilities	Net assets
EUR	28,389	20,290	8,099
GBP	54	363	(309)
ISK	2,422	104,054	(101,632)
CHF	297	2,312	(2,015)
A reasonable possible strengthening or weakening of the Group’s significant foreign currencies against the USD would affect the measurement of financial instruments denominated in a foreign currency and affect equity by the amount shown in the sensitivity analysis table below. The analysis assumes that all other variables, such as interest rates, remain constant.

	EUR	GBP	ISK	CHF
Year ended 31 December 2020
-10% weakening	(7)	(41)	(11,381)	(427)
+10% strengthening	7	41	11,381	427
Year ended 31 December 2019
-10% weakening	(810)	(31)	(10,163)	(201)
+10% strengthening	810	31	10,163	201
Credit risk
Credit risk it the risk that a counterparty will not fulfill its contractual obligations under a financial instrument contract, leading to a financial loss for the Group. The maximum credit risk exposure for the Group’s financial assets as of 31 December 2020 and 2019 is as follows (in thousands):

	2020	2019
Cash and cash equivalents	31,689	67,403
Restricted cash and certificate deposits	10,087	10,086
Other assets	47,730	50,357

	89,506	127,846

The Group’s cash and cash equivalents and restricted cash are deposited with high-quality financial institutions. Management believes these financial institutions are financially sound and, accordingly, that minimal credit risk exists. The Group has not experienced any losses on its deposits of cash and cash equivalents and restricted cash, yet monitors the credit rating of these financial institutions on a periodic basis.
Other assets primarily consist of other current assets, as described in Note 16, and trade receivables and contract assets recognized in connection with the Group’s performance pursuant to its contracts with customers, all of which are large multinational pharmaceutical companies. There are no significant amounts past due as of 31 December 2020 and 2019 and the Group concludes that any expected credit losses with respect to these assets is immaterial.
Liquidity risk
Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset.

Notes to the Consolidated Financial Statements

Contractual maturities of financial assets and liabilities as of 31 December 2020 are as follows (in thousands):

	Within one year	One to two years	Thereafter	Total
Financial assets
Non-interest bearing	582	—	—	582
Variable-interest bearing	31,689	—	10,087	41,776

Total financial assets	32,271	—	10,087	42,358

Financial liabilities
Non-interest bearing	28,742	—	48,033	76,775
Fixed-interest bearing – Borrowings	—	205,464	683,559	889,023
Derivative liabilities	—	534,692	—	534,692
Variable-interest bearing – Borrowings	2,867	2,865	3,943	9,675

	31,609	743,021	735,535	1,510,165

Contractual maturities of financial assets and liabilities as of 31 December 2019 are as follows (in thousands):

	Within one year	One to two years	Thereafter	Total
Financial assets
Non-interest bearing	22,353	—	—	22,353
Variable-interest bearing	67,403	—	10,086	77,489

Total financial assets	89,756	—	10,086	99,842

Financial liabilities
Non-interest bearing	33,473	—	22,293	55,766
Fixed-interest bearing – Borrowings	—	—	900,129	900,129
Derivative liabilities	—	—	479,263	479,263
Variable-interest bearing – Borrowings	2,876	2,868	6,893	12,637

Total financial liabilities	36,349	2,868	1,408,578	1,447,795

Refer to Note 12 for the maturity analysis of the Group’s undiscounted lease payments.

25.	Supplemental cash flow information
Supplement cash flow information for the year ended 31 December 2020 and 2019 is included below (in thousands)

	2020	2019
Non-cash investing and financing activities
Right-of-use assets obtained through new operating leases	15,204	5,665
Equity issued through exercising of convertible shareholder loans	30,000	—

Notes to the Consolidated Financial Statements

26.	Subsequent events
The Group evaluated subsequent events through 20 December 2021, the date the Consolidated Financial Statements were available to be issued.
On 1 January 2021, the Group entered into a shared service agreement with Alvogen, which shall be amended and restated prior to the closing of the Business Combination as agreed between the Group and OACB (the “Alvogen Services Agreement”), pursuant to which the Group, Alvogen and each of their affiliates will perform certain support services for each other. Under the Alvogen Services Agreement, the Group is responsible for providing general finance, administrative, legal and HR services. Alvogen’s affiliates are responsible for providing to the Group certain support services including salary processing, marketing and IT services. Services provided by the parties are charged at a rate equal to each respective party’s direct costs plus a 5% mark-up, provided that third party pass-through costs shall not include a mark-up.
On 4 March 2021, the Group entered into a shared service agreement with Alvogen Malta (Out-Licensing) Ltd. (“Adalvo”), which shall be amended and restated before the closing of the Business Combination as agreed between the Group and OACB (the “Adalvo Services Agreement”), pursuant to which Adalvo provides certain support services to the Group. Under the Adalvo Services Agreement, Adalvo is responsible for providing supply chain management, portfolio and market intelligence research, regulatory, publishing and legal services to the Group. Services provided by Adalvo are charged at a rate equal to Adalvo’s direct costs plus a 5% mark-up, provided that third party pass-through costs shall not include a mark-up.
On 15 March 2021, the Group issued 173,427 Class A ordinary shares for $35.0 million in connection with a second round private placement offering.
The Group entered into a lease agreement, as lessee, with Lambhagavegur ehf. (“Lambhagavegur”), as lessor, on 1 April 2021 for a building located in Reykjavik, Iceland (the “Lambhagavegur Lease Agreement”). This site was taken into use as a warehouse facility and office space in November 2021. Lambhagavegur is an affiliate of Aztiq. The Lambhagavegur Lease Agreement terminates on 30 September 2030, unless extended. The rental payments under the Lambhagavegur Lease Agreement amount to approximately $1.0 million per annum in 2021, subject to certain cost adjustments and minimums.
On 24 June 2021, holders of the Group’s convertible bonds converted $100.7 million of principal and accrued interest and $4.8 million of additional premium offered by the Group to the bondholders into 455,687 Class A ordinary shares. The holders agreed to waive their conversion rights on the remaining outstanding bonds and agreed to extend the maturity of the bonds to 2025, among other amendments to the terms and conditions. In addition, the Group issued additional bonds in the amount of $113.8 million to two third-party bondholders.
The Group entered into a lease agreement, as lessee, with Fasteignafélagið Eyjólfur ehf. (“Eyjólfur”), as lessor, on 22 October 2021 for an extension to the main operational building at Saemundargata 15-19, 102 Reykjavik, Iceland for manufacturing, research, parking space and underground parking garage, located in Reykjavik, Iceland (the “Eyjólfur Lease Agreement”). Eyjólfur is an affiliate of Aztiq. The start of the building project was on 30 December 2020 and the current estimated completion at the beginning of year 2023. The payments under this agreement are expected to commence on 1 January 2023. The Eyjólfur Lease Agreement terminates on 30 September 2038. The rental payments under the Eyjólfur Lease Agreement will amount to approximately $4.1 million per annum, subject to certain cost adjustments and minimums.
On 7 December 2021, the Group entered into a Business Combination Agreement (the “Business Combination Agreement”) with OACB, a special purpose acquisition company that is also an affiliate of one of the Group’s current bondholders. As a result of the transactions contemplated by the Business Combination Agreement, OACB and the Group will merge into Alvotech Lux Holdings SAS, a simplified

Notes to the Consolidated Financial Statements

joint stock company, incorporated and existing under the laws of the Grand Duchy of Luxembourg (the “Business Combination”). The Group’s shareholders have committed to ensure that the Group is sufficiently funded (either by way of equity or debt (or by organizing the latter for the Group)) by providing at least $50.0 million, but not to exceed $100.0 million, for the operations of the Group through the closing of the Business Combination. Transaction closing is subject to customary and other closing conditions, including regulatory approvals and approval by OACB shareholders. More information on these conditions will be included in the proxy statement / prospectus that will be filed with the Securities and Exchange Commission.
In connection with the Business Combination Agreement, on 7 December 2021, the Group’s shareholders entered into the BCA Framework Agreement resulting in the exercise of the conversion, warrant, and funding rights associated with the convertible shareholder loans. As a result, the following issuances of Class A ordinary shares occurred:

•	1,522,103 shares from the exercise of warrant and funding rights in exchange for $101.3 million of cash;

•	1,137,248 shares from the exercise of warrant rights in exchange for the settlement of $73.7 million of accrued payment-in-kind interest; and

•	2,306,555 shares resulting from the conversion of $166.8 million of outstanding principal and accrued payment-in-kind interest.
In connection with these exercises, the Group recognized a $149.2 million gain on extinguishment of financial liabilities, which primarily reflects the difference between the carrying amount of the pre-transaction
convertible shareholder loans and the related derivative financial liabilities and the fair value of the ordinary shares issued. In addition, the gain on extinguishment of financial liabilities includes transaction costs incurred as part of the extinguishment, the acceleration of previously deferred debt issue costs incurred in connection with the issuance of the convertible shareholder loans and the acceleration of previously unamortized accretion of the convertible shareholder loans.
In conjunction with the signing of the Business Combination Agreement, the Group is currently negotiating the settlement of existing long-term employee incentive plans. The existing plans may be settled either through cash payments or the issuance of Class A ordinary shares prior to the closing of the Business Combination based on the terms of the negotiations. Additionally, the Group intends to adopt a new equity incentive plan for its employees in connection with the consummation of the Business Combination.
On 14 December 2021, pursuant to the proposed subscription price and other terms stated in the Business Combination Agreement, the Group issued 254,384 Class A ordinary shares to former holders of the Group’s convertible bonds at a nominal subscription price of $0.01 per share.

Alvotech Holdings S.A.

Unaudited Condensed Consolidated
Financial Statements as of 30 June
2021 and for the six months ended
30 June 2021 and 30 June 2020

Unaudited Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income or Loss

USD in thousands, except for per share amounts	Notes	Six months ended 30 June 2021	Six months ended 30 June 2020
Revenue	5	2,008	10,310
Other income	18	348	1,381
Research and development expenses		(90,403)	(63,601)
General and administrative expenses		(86,360)	(22,191)

Operating loss		(174,407)	(74,101)
Share of net (loss) / profit of joint venture	19	(837)	180
Finance income	6	4	8,372
Finance costs	6	(123,575)	(49,048)
Exchange rate differences		(3,611)	12,443
Gain on extinguishment of financial liabilities	15	2,561	—

Non-operating loss		(125,458)	(28,053)

Loss before taxes		(299,865)	(102,154)
Income tax benefit	7	25,918	31

Loss for the period		(273,947)	(102,123)

Other comprehensive income / (loss)
Item that will be reclassified to profit or loss in subsequent periods:
Exchange rate differences on translation of foreign operations		243	(265)

Total comprehensive loss		(273,704)	(102,388)

Loss per share
Basic and diluted loss for the period per share	8	(37.13)	(14.72)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Unaudited Condensed Consolidated Statement of Financial Position

USD in thousands	Notes	30 June 2021	31 December 2020
Non-current assets
Property, plant and equipment	9	63,363	65,446
Right-of-use assets	10	124,208	111,519
Goodwill		13,168	13,427
Other intangible assets	11	4,420	6,335
Contract assets	5	1,843	2,190
Investment in joint venture	19	56,394	56,679
Other long-term assets		714	714
Restricted cash		10,087	10,087
Deferred tax assets	7	147,936	121,864

Total non-current assets		422,133	388,261

Current assets
Inventories		19,922	9,646
Trade receivables		5,732	583
Contract assets	5	12,390	32,534
Other current assets	13	16,826	11,322
Receivables from related parties	18	1,150	387
Cash and cash equivalents	12	41,986	31,689

Total current assets		98,006	86,161

Total assets		520,139	474,422

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited Condensed Consolidated Statement of Financial Position

USD in thousands	Notes	30 June 2021	31 December 2020
Equity
Share capital	14	79	73
Share premium	14	294,260	166,740
Translation reserve		5,217	4,974
Accumulated deficit		(1,312,977)	(1,039,030)

Total equity		(1,013,421)	(867,243)

Non-current liabilities
Borrowings	15	564,126	565,396
Derivative financial liabilities	20	602,316	534,692
Other long-term liability to related party	18	7,440	7,440
Lease liabilities	10	120,639	103,474
Long-term incentive plan	16	101,108	40,593
Contract liabilities	5	61,656	38,874
Deferred tax liability		162	217

Total non-current liabilities		1,457,447	1,290,686

Current liabilities
Trade and other payables		30,462	11,959
Lease liabilities	10	5,435	5,473
Current maturities of borrowings	15	2,503	2,503
Liabilities to related parties	18	3,886	367
Contract liabilities	5	15,399	14,192
Taxes payable		294	69
Other current liabilities		18,134	16,416

Total current liabilities		76,113	50,979
Total liabilities		1,533,560	1,341,665

Total equity and liabilities		520,139	474,422

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited Condensed Consolidated Statements of Cash Flows

USD in thousands	Notes	Six months ended 30 June 2021	Six months ended 30 June 2020
Cash flows from operating activities
Loss for the period		(273,947)	(102,123)
Adjustments for non-cash items:
Long-term incentive plan	16	61,201	5,411
Depreciation and amortization		8,928	7,935
Impairment of property, plant and equipment	9	2,066	—
Impairment of other intangible assets	11	3,993	—
Share of net loss / (profit) of joint venture	19	837	(180)
Finance income	6	(4)	(8,372)
Finance costs	6	123,575	49,048
Gain on extinguishment of financial liabilities	15	(2,561)	—
Exchange rate difference		3,611	(12,443)
Income tax benefit	7	(25,918)	(31)

Operating cash flow before movement in working capital		(98,219)	(60,755)
(Increase) / decrease in inventories		(10,276)	359
Increase in trade receivables		(5,149)	(1,953)
Increase in net liabilities with related parties		2,756	2,209
Decrease in contract assets		20,491	5,674
(Increase) / decrease in other assets		(5,504)	264
Increase in trade and other payables		7,712	2,600
Increase in contract liabilities		23,989	1,604
Increase in other liabilities		1,032	2,052

Cash used in operations		(63,168)	(47,946)
Interest received		4	167
Interest paid		(21,570)	(3,209)

Net cash used in operating activities		(84,734)	(50,988)

Cash flows from investing activities
Acquisition of property, plant and equipment		(6,606)	(4,208)
Acquisition of intangible assets		(366)	(303)
Investment in joint venture		—	(5,000)

Net cash used in investing activities		(6,972)	(9,511)

Cash flows from financing activities
Repayments of borrowings		(36,115)	(1,098)
Repayments of principal portion of lease liabilities		(3,016)	(2,189)
Net proceeds from new borrowings.		114,282	15,000
Net proceeds on issue of equity shares		26,850	—

Net cash generated from financing activities		102,001	11,713
Increase / (decrease) in cash and cash equivalents		10,295	(48,786)
Cash and cash equivalents at the beginning of the period		31,689	67,403
Effect of movements in exchange rates on cash held		2	201

Cash and cash equivalents at the end of the period	12	41,986	18,818

Supplemental cash flow disclosures (Note 21)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited Condensed Consolidated Statements of Changes in Equity

USD in thousands	Share capital	Share premium	Translation reserve	Accumulated deficit	Total equity
At 1 January 2020	69	102,359	(980)	(868,986)	(767,538)
Loss for the period	—	—	—	(102,123)	(102,123)
Foreign currency translation differences	—	—	(265)	—	(265)

Other comprehensive income / (loss)	—	—	(265)	(102,123)	(102,388)
Increase in share capital	—	—	—	—	—

At 30 June 2020	69	102,359	(1,245)	(971,109)	(869,926)

At 1 January 2021	73	166,740	4,974	(1,039,030)	(867,243)
Loss for the period	—	—	—	(273,947)	(273,947)
Foreign currency translation differences	—	—	243	—	243

Other comprehensive income / (loss)	—	—	243	(273,947)	(273,704)
Increase in share capital	6	127,520	—	—	127,526

At 30 June 2021	79	294,260	5,217	(1,312,977)	(1,013,421)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Notes to the Unaudited Condensed Consolidated Financial Statements

1.	General information
Alvotech Holdings S.A. (the “Parent” or the “Company”) is a Luxembourg public limited company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and is registered with the Luxembourg Trade and Companies’ Register under number B 229193. The Company was incorporated on 2 November 2018. These unaudited condensed consolidated interim financial statements were approved by the Group’s Board of Directors, and authorized for issue, on 16 December 2021.
The Company and its subsidiaries (collectively referred to as the “Group”) are a global biopharmaceutical company dedicated to becoming one of the leaders in the biosimilars monoclonal antibodies market. The Group has biosimilar molecules in development and a new state-of-the-art
manufacturing plant for development and commercial supply.
1.1 Information about shareholders
Significant shareholders of the Company are Aztiq Pharma Partners S.à r.l. (Aztiq) and Alvogen Lux Holdings S.à r.l. (Alvogen), with 58.3% and 25.9% ownership interest as of 30 June 2021, respectively. The remaining 15.8% ownership interest is held by various entities, with no single shareholder holding more than 3.6% ownership interest as of 30 June 2021.
1.2 Impact of
COVID-19
With the ongoing
COVID-19
pandemic, the Group created a
COVID-19
task force which implemented a business continuity plan to address and mitigate the impact of the pandemic on the Group’s business and operations across sites. As a result, in the short-term, the pandemic has not had a material impact on the Group’s financial condition, results of operations, the timelines for biosimilar product development, expansion efforts or the Group’s operations as a whole. However, the extent to which the pandemic will impact the Group’s business, biosimilar product development and expansion efforts, corporate development objectives and the value of and market for the Group’s ordinary shares will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate direction of the pandemic, travel restrictions, quarantines, social distancing, business closure requirements and the effectiveness of other actions taken globally to contain and treat the disease. The global economic slowdown, the overall disruption of global supply chains and distribution systems, the effects of this on the work of appropriate regulatory authorities in different regions and the other risks and uncertainties associated with the pandemic could have a material adverse effect on the Group’s business, financial condition, results of operations and growth prospects.
1.3 Going concern
The Group has primarily funded its operations with proceeds from the issuance of ordinary shares and the issuance of loans and borrowings to both related parties and third parties. The Group has also incurred recurring losses since its inception, including net losses of $273.9 million and $102.1 million for the six months ended 30 June 2021 and 2020, respectively, and had an accumulated deficit of $1,313.0 million as of 30 June 2021. The Group has not generated positive operational cash flow, largely due to the continued focus on biosimilar product development and expansion efforts. As of 30 June 2021, the Group has cash and cash equivalents, excluding restricted cash, of $42.0 million and net current assets less current liabilities of $21.9 million. Furthermore, while the
COVID-19
pandemic has not and is not expected to have a material financial or operational impact on the Group, the pandemic may significantly impact the Group’s business,

Notes to the Unaudited Condensed Consolidated Financial Statements

biosimilar product development and expansion efforts, corporate development objectives and the value of and market for the Group’s ordinary shares. In light of these conditions and events, management evaluated whether there is substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the unaudited condensed consolidated interim financial statements are issued.
The Group expects to continue to source its financing during the development of its biosimilar products from new and existing out-license
contracts with customers, shareholder equity and shareholder and third party debt financing. Throughout the second half of 2021, Alvogen, a holder of certain convertible shareholder loans, exercised its warrant rights to purchase Class A ordinary shares in exchange for $101.3 million in cash. However, even with the aforementioned cash received during 2021, management has determined that there is a material uncertainty that may cast significant doubt about the Group’s ability to continue as a going concern.
However, the Group is seeking to merge with Oaktree Acquisition Corp II (“OACB”) (see Note 22). Further, the Group’s shareholders have committed to ensure that the Group is sufficiently funded (either by way of equity or debt (or by organizing the latter for the Group)) by providing at least $50.0 million, but not to exceed $100.0 million, for the operations of the Group through the closing of this business combination. In the event the Group does not complete this business combination, the Group expects to seek additional funding through an initial public offering (IPO) of its ordinary shares, private equity financings, debt financings or other capital sources.
As such, the unaudited condensed consolidated interim financial statements have been prepared on a going concern basis. However, although management continues to pursue these plans, there is no assurance that the Group will be successful in obtaining sufficient funding on terms acceptable to the Group to fund continuing operations, if at all. If financing is obtained, the terms of such financing may adversely affect the holdings or the rights of the Group’s shareholders. The ability to obtain funding, therefore, is outside of management’s control and is a material uncertainty that may cast significant doubt upon the Group’s ability to continue as a going concern.

2.	Basis of preparation
The unaudited condensed consolidated interim financial statements of the Group as of and for the six months ended 30 June 2021 have been prepared in accordance and in compliance with International Accounting Standard 34
Interim Financial Reporting
(IAS 34) as issued by the International Accounting Standards Board (IASB).
The accounting policies and basis of preparation adopted in the preparation of these unaudited condensed consolidated interim financial statements are consistent with those followed in the preparation of the Group’s Consolidated Financial Statements issued for the year ended 31 December 2020, except for the adoption of new and amended accounting standards effective as of 1 January 2021 set out below. The Group has not early adopted any other standards, interpretations or amendments that have been issued but are not yet effective. The unaudited condensed consolidated interim financial statements are presented in U.S. Dollar (USD) and all values are rounded to the nearest thousand unless otherwise indicated.
In the opinion of the Group’s management, the accompanying unaudited condensed consolidated interim financial statements contain all normal recurring adjustments necessary to present fairly the financial position and results of operations of the Group for each of the periods presented. The unaudited condensed consolidated interim financial statements do not include all the notes and other information required in an annual financial report. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the Group’s audited Consolidated Financial Statements issued for the year ended 31 December 2020. The condensed consolidated statement of financial position as of 31 December 2020 was derived from the audited Consolidated Financial Statements at that date.

Notes to the Unaudited Condensed Consolidated Financial Statements

3.	Significant changes in the current reporting period
The financial position and performance of the Group was impacted by the following events and transactions during the six months ended 30 June 2021:

•
On 15 March 2021, the Group issued 173,427 Class A ordinary shares for $35.0 million in gross proceeds, completing the second and final round of a private placement offering. The first round of the private placement offering was completed in October 2020.

•
Beginning in March of 2021, the Group became party to four litigations in the United States arising out of the development of its adalimumab biosimilar, and the filing of the corresponding biologics license application with the U.S. Food and Drug Administration. The counterparty in all matters involve AbbVie Inc. or certain of its subsidiaries. Refer to Note 17 for further information related to these matters.

•
On 24 June 2021, the Group substantially amended the terms and conditions of its convertible bonds. In connection with the amendment, the Group converted a portion of the convertible bonds into Class A ordinary shares and redeemed a portion of the convertible bonds for cash. The remaining unconverted and unredeemed bonds reflected the amended terms and conditions, and the Group also issued new bonds reflective of such amendments. Refer to Note 15 for further details.

•
The Group entered into additional lease agreements during the six months ended 30 June 2021, contributing to a net increase of $12.3 million and $17.2 million in right-of-use
assets and lease liabilities as of 30 June 2021, respectively. Refer to Note 10 for further details.

•	The Group recognized $61.2 million in expense related to its long-term incentive plans. Refer to Note 16 for further details.

4.	New accounting standards
In the six months ended 30 June 2021, the Group has applied, for the first time, the following revised international financial reporting standards (IFRS) issued by the IASB that are mandatorily effective for the period:
IFRS 9, IAS 39 and IFRS 7 – Interest Rate and Benchmark Reform, Phase II
The prospective adoption of this guidance does not have a material effect on the Group’s unaudited condensed consolidated interim financial statements. The Group has not adopted any standards or amendments to standards in issue that are available for early adoption.

Notes to the Unaudited Condensed Consolidated Financial Statements

5.	Revenue
Disaggregated revenue
The following table summarizes the Group’s revenue from contracts with customers, disaggregated by the type of good or service and timing of transfer of control of such goods and services to customers (in thousands):

	30 June
	2021	2020
License revenue (point in time revenue recognition)	930	8,975
Research and development and other service revenue (overtime revenue recognition)	1,078	1,335

	2,008	10,310

Contract assets and liabilities
A reconciliation of the beginning and ending balances of contract assets and contract liabilities is shown in the table below (in thousands):

	Contract Assets	Contract Liabilities
1 January 2021	34,724	53,066
Contract asset additions	—	—
Amounts transferred to trade receivables	(20,491)	—
Customer prepayments	—	24,919
Revenue recognized	—	(930)

30 June 2021	14,233	77,055

The decrease in contract assets as of 30 June 2021 is primarily due to invoicing of milestones to customers. Amounts are reclassed from contract assets to trade receivables when the Group has the right to invoice the customer and the receipt of consideration is only conditional upon the passage of time. The net increase in contract liabilities as of 30 June 2021 is due to customer prepayments in advance of the Group’s performance. The Group presents contract assets and contract liabilities arising from the same customer contract on a net basis on the statements of financial position.
As of 30 June 2021, $1.8 million and $12.4 million are recorded as non-current
contract assets and current contract assets, respectively.
Non-current
contract assets will materialize over the next 2 to 3 years. As of 30 June 2021, $61.6 million and $15.4 million are recorded as non-current
contract liabilities and current contract liabilities, respectively.
Non-current
contract liabilities will be recognized as revenue over the next 2 to 5 years as either services are rendered or contractual milestones are achieved, depending on the performance obligation to which the payment relates.
Contract assets and contract liabilities as of 30 June 2020 were $17.4 million and $31.0 million, respectively. The Group recognized $1.2 million of revenue during the six months ended 30 June 2020 that was previously deferred as of 1 January 2020.

Notes to the Unaudited Condensed Consolidated Financial Statements

6.	Finance income and finance cost
Finance income earned during the six months ended 30 June 2021 and 2020 is as follows (in thousands):

	30 June
	2021	2020
Changes in the fair value of derivatives	—	8,205
Interest income from cash and cash equivalents	—	164
Other interest income	4	3

	4	8,372

Finance cost incurred during the six months ended 30 June 2021 and 2020 is as follows (in thousands):

	30 June
	2021	2020
Changes in the fair value of derivatives	(67,624)	(90)
Interest on debt and borrowings	(51,321)	(44,684)
Interest on lease liabilities	(3,066)	(2,643)
Amortization of deferred debt issue costs	(1,564)	(1,631)

	(123,575)	(49,048)

7.	Income tax
The Group’s effective tax rate for the six months ended 30 June 2021 and 30 June 2020 was 8.76% and 0.03%, respectively, resulting in a tax benefit in both periods. The change in the effective tax rate for the six months ended 30 June 2021 as compared to the six months ended 30 June 2020 was primarily due to the recognition of carried forward tax losses beginning in the six months ended 31 December 2020, which also primarily contributed to the recognition of a non-current
deferred tax asset of $147.9 million as of 30 June 2021 (31 December 2020: $121.9 million).

8.	Loss per share
The calculation of basic and diluted loss per share for the six months ended 30 June 2021 and 2020 is as follows (in thousands, except for share and per share amounts):

	30 June
	2021	2020
Earnings
Loss for the period	(273,947)	(102,123)
Number of shares
Weighted average number of ordinary shares outstanding	7,377,421	6,937,062

Basic and diluted loss per share	(37.13)	(14.72)

During the six months ended 30 June 2021 and 2020, the calculation of diluted loss per share did not differ from the calculation of basic loss per share since the inclusion of potential ordinary shares pursuant to the Group’s convertible loan agreements, convertible bond agreements and warrant agreements would have been antidilutive. As such, 4,630,642 and 4,732,936 potential ordinary shares were excluded from the calculation of diluted loss per share for the six months ended 30 June 2021 and 2020, respectively.

Notes to the Unaudited Condensed Consolidated Financial Statements

9.	Property, plant and equipment
During the six months ended 30 June 2021, the Group acquired items of property, plant and equipment with a cost of $4.4 million, primarily consisting of facility equipment. The Group recognized $4.1 million and $4.3 million of depreciation expense for the six months ended 30 June 2021 and 2020, respectively.
During the six months ended 30 June 2021, the Group recognized $2.1 million of impairments of property, plant and equipment for certain laboratory equipment that was no longer in use and for which the market for resale was non-existent.
The impairment charge has been recognized as an expense within “Research and development expenses” in the unaudited condensed consolidated statements of profit or loss and other comprehensive income or loss during the six months ended 30 June 2021.
The Group pledged $8.2 million and $8.9 million of property, plant and equipment as collateral to secure bank loans with third parties as of 30 June 2021 and 31 December 2020, respectively.

10.	Leases
The Group’s leased assets consist of facilities, fleet and equipment pursuant to both arrangements with third parties and related parties. The carrying amounts of the Group’s right-of-use
assets and the movements during the six months ended 30 June 2021 is as follows (in thousands):

2021
Right-of-use assets
Balance at 1 January	111,519
Adjustments for indexed leases	2,645
New or renewed leases	14,503
Depreciation	(4,307)
Translation difference	(152)

Balance at 30 June	124,208

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The Group’s lease liabilities and the movements during the six months ended 30 June 2021 is as follows (in thousands):

2021
Lease liabilities
Balance at 1 January	108,947
Adjustments for indexed leases	2,645
New or renewed leases	14,503
Installment payments	(3,016)
Foreign currency adjustment	3,248
Translation difference	(253)

Balance at 30 June	126,074

Current liabilities	(5,435)
Non-current liabilities	120,639

Notes to the Unaudited Condensed Consolidated Financial Statements

The amounts recognized in the unaudited condensed consolidated statements of profit or loss and other comprehensive income or loss during the six months ended 30 June 2021 and 2020 in relation to the Group’s lease arrangements are as follows (in thousands):

	30 June
	2021	2020
Total depreciation expense from right-of-use assets	(3,880)	(3,397)
Interest expense on lease liabilities	(3,066)	(2,643)
Foreign currency difference on lease liability	(3,248)	11,769

Total amount recognized in profit and loss	(10,194)	5,729

The maturity analysis of undiscounted lease payments as of 30 June 2021 is as follows (in thousands):

2021
Less than one year	12,962
One to five years	50,087
Thereafter	113,677

176,726

11.	Other intangible assets
During the six months ended 30 June 2021, the Group acquired $2.6 million of software assets. The Group recognized $0.5 million and $0.3 million of amortization expense for the six months ended 30 June 2021 and 2020, respectively.
During the six months ended 30 June 2021, the Group recognized $4.0 million of impairments of other intangible assets for certain software projects under development that have been made redundant. The impairment charge has been recognized as an expense within “Research and development expenses” in the unaudited condensed consolidated statements of profit or loss and other comprehensive income or loss during the six months ended 30 June 2021.

12.	Cash and cash equivalents
Cash and cash equivalents include both cash in banks and on hand. Cash and cash equivalents as of 30 June 2021 and 31 December 2020 is as follows (in thousands):

	30 June 2021	31 December 2020
Cash and cash equivalents denominated in US dollars	40,346	27,183
Cash and cash equivalents denominated in other currencies	1,640	4,506

	41,986	31,689

Notes to the Unaudited Condensed Consolidated Financial Statements

13.	Other current assets
The composition of other current assets as of 30 June 2021 and 31 December 2020 is as follows (in thousands):

	30 June 2021	31 December 2020
Value-added tax	4,899	3,858
Prepaid expenses	11,765	5,922
Other short-term receivables	162	1,542

	16,826	11,322

The increase in other current assets from 31 December 2020 to 30 June 2021 is due to an increase in prepayments for clinical studies.

14.	Share capital
Movements in the Group’s Class A and Class B ordinary shares, share capital and share premium during the six months ended 30 June 2021 is as follows (in thousands, except for share amounts):

	Class A Shares	Class B Shares	Share capital	Share premium	Total
Balance at 1 January 2021	7,163,438	95,701	73	166,740	166,813
Share issue	629,114	—	6	127,969	127,975
Transaction costs on share issue	—	—	—	(449)	(449)

Balance at 30 June 2021	7,792,552	95,701	79	294,260	294,339

No dividends were paid or declared during the six month periods ended 30 June 2021 and 2020.

15.	Borrowings
The Group’s debt consists of interest-bearing borrowings from both financial institutions and related parties. Outstanding borrowings, net of transaction costs, as of 30 June 2021 is as follows (in thousands):

	30 June 2021	31 December 2020
Convertible shareholder loans, net of debt issue costs (see note 20)	198,500	177,612
Convertible bonds, net of debt issue costs	—	381,338
Bonds	359,907	—
Other borrowings	8,222	8,949

Total outstanding borrowings, net of debt issue costs	566,629	567,899
Less: current portion of borrowings	(2,503)	(2,503)

Total non-current borrowings	564,126	565,396

The weighted-average interest rates of outstanding borrowings for the six months ended 30 June 2021 is 14.87%.

Notes to the Unaudited Condensed Consolidated Financial Statements

Convertible shareholder loans
On 15 March 2021, Aztiq assigned and transferred an additional $17.5 million of the principal amount outstanding under its convertible shareholder loans to five existing lenders, including Alvogen. The Group’s rights and obligations with respect to the transferred borrowings did not change as a result of the transfer.
As of 30 June 2021 and 31 December 2020, the outstanding balance on the convertible shareholder loans, including payment-in-kind
interest added to the principal, is $192.0 million and $171.5 million, respectively. Accrued interest on the convertible shareholder loans as of 30 June 2021 and 31 December 2020 is $6.5 million and $6.1 million, respectively.
The derivatives associated with the convertible shareholder loans, which consist of conversion rights, warrant rights, excess warrant rights and funding rights, are recorded as “Derivative financial liabilities” in the unaudited condensed consolidated statements of financial position. As of 30 June 2021 and 31 December 2020, the fair value was $602.3 million and $534.7 million, respectively. The Group recorded an unrealized loss of $67.6 million and an unrealized gain of $8.2 million for the six months ended 30 June 2021 and 30 June 2020, respectively, recorded as a component of “Finance costs” and “Finance income”, respectively, in the unaudited condensed consolidated statements of profit or loss and other comprehensive income or loss. Fair value measurements of the derivative financial liabilities are set out in Note 20.
Convertible Bonds and Bonds
On 24 June 2021, holders of the Group’s convertible bonds converted $100.7 million of principal and accrued interest and $4.8 million of additional premium offered by the Group to the bondholders into 455,687 Class A ordinary shares. Following the conversion, certain bondholders elected to redeem their remaining bonds for cash, resulting in the payment of $55.3 million in outstanding principal and accrued interest plus an additional $6.1 million of premium that the bondholders elected to be paid in cash.
The remaining unconverted and unredeemed bonds were replaced with new bonds with an extended maturity of June 2025 and the elimination of conversion rights, among other amendments to the terms and conditions. The Group offered the holders of the replaced bonds an extension premium of $8.1 million for their agreement to extend the maturity of the replaced bonds to June 2025, as well as an additional premium of $2.6 million, both of which were granted to the bondholders in the form of additional bonds. The Group also issued an additional $113.8 million of bonds to one previous bondholder and one new bondholder.
The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The Group determined that the 24 June 2021 transaction was a substantial modification to its convertible bonds and the associated derivative financial liability and accounted for the transaction as an extinguishment. As a result, the Group recognized a gain on extinguishment of financial liabilities of $2.6 million during the six months ended 30 June 2021, primarily driven by the difference between the fair value of the post-transaction bonds and the carrying amount of the pre-transaction
bonds. The gain on extinguishment of financial liabilities also includes the following:

•	Transaction costs and fees incurred as part of the extinguishment;

•	The acceleration of previously deferred debt issue costs incurred in connection with the issuance of the pre-transaction bonds;

•	The acceleration of previously unamortized accretion of the pre-transaction bonds; and

•
As part of the transaction, management elected, as its accounting policy, to recognize the difference between the carrying amount of the pre-transaction
converted bonds and the related derivative financial liability and the fair value of the shares issued upon conversion in the

Notes to the Unaudited Condensed Consolidated Financial Statements

unaudited condensed consolidated statement of profit or loss and other comprehensive income or loss.
As of 30 June 2021, the outstanding balance on the bonds is $359.0 million. Accrued interest on the bonds as of 30 June 2021 is $0.9 million. The Group has the option, at any time, to prepay all or any part of the outstanding bonds. If the Group elects to prepay the bonds within the first three years of the bond agreement, the bondholders are entitled to be paid an additional premium of at least 2.0% of the outstanding principal at the time of such prepayment.
Prior to the extinguishment of the convertible bonds, the bondholders had the option to convert the bonds into Class A ordinary shares up to fourteen days prior to maturity. This conversion right was separately accounted for as a derivative financial liability. During the period from 1 January 2021 to 24 June 2021, there was no change in fair value of the derivative financial liability. During the six months ended 30 June 2020, the Group recognized an unrealized loss of $0.1 million for the change in fair value of the derivative financial liability, recorded as a component of “Finance costs” in the unaudited condensed consolidated statements of profit or loss and other comprehensive income or loss.
Movements in the Group’s outstanding borrowings during the six months ended 30 June 2021 were as follows (in thousands):

2021
Borrowings, net at 1 January	567,899
Bonds converted to equity	(105,501)
Redemption of borrowings	(36,115)
Paid payment-in-kind interest	(19,200)
Net proceeds from new borrowings	114,282
Accrued interest	44,980
Amortization of deferred debt issue costs	12,578
Premium on redeemed and unredeemed bonds	15,471
Change in fair value at initial recognition of bonds	(27,793)

Foreign currency exchange difference	28

Borrowings, net at 30 June	566,629

Contractual maturities of principal amounts on the Group’s outstanding borrowings as of 30 June 2021 is as follows (in thousands):

30 June 2021
Within one year	2,503
Within two years	166,413
Within three years	397,295
Within four years	99
Thereafter	495

566,805

16.	Long-term incentive plans
Share appreciation rights
The Group’s share appreciation rights (SAR) liability as of 30 June 2021 totaled $86.0 million. Expense recognized for the Group’s SAR liability for the six months ended 30 June 2021 and 2020 totaled

Notes to the Unaudited Condensed Consolidated Financial Statements

$55.9 million and $1.8 million, respectively. The vested portion of the Group’s SAR liability as of 30 June 2021 is $69.8 million. The Group expects to settle the SARs in 2022. There were no SARs granted or settled during the six months ended 30 June 2021.
The increase in the Group’s SAR liability from 31 December 2020 to 30 June 2021 is due to the increase of the valuation of the Group.
Significant assumptions used in the Black-Scholes-Merton pricing model as of 30 June 2021 are as follows:

30 June 2021
Risk-free interest rate	0.1%
Volatility rate	42.0%
Expected dividend yield	—
Expected life	1.0 – 2.0 years
Share price at valuation	$2,700
Strike price	$1,045 – $1,437
The risk-free interest rate is the continuously compounded risk free rate for a one-year
US government
zero-yield
bond. Expected volatility is based on historical data from a peer group of public companies. The expected life is based on when the Group expects each holder’s award will be fully vested and settled by the Group. The share price at valuation is based on the Group’s equity valuation at the time of various equity-related transactions that occurred during 2021. The strike price represents actual and anticipated increases in equity between the SAR agreement date and the anticipated dates of settlement triggering events. The strike price is used to determine the difference between the equity value at the time of the settlement triggering event and the original equity value of the Group.
Employee incentive plan
Movements in the Group’s employee incentive plan liabilities during the six months ended 30 June 2021 is as follows (in thousands):

30 June 2021
Balance at 1 January	10,501
Additions	5,273
Payments	(686)

Balance at 30 June	15,088

17.	Litigation
As of the issuance date of these consolidated financial statements, the Group is involved in four litigations in the United States arising out of the development of its adalimumab biosimilar, and the filing of the corresponding biologics license application with the U.S. Food and Drug Administration.
In March 2021, AbbVie Inc. and AbbVie Biotechnology Ltd. (collectively, “AbbVie”) filed an action in the Northern District of Illinois against Alvotech hf. alleging trade secret misappropriation. The complaint pleads, among other things, that Alvotech hf. hired a certain former AbbVie employee in order to acquire and access trade secrets belonging to AbbVie. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, damages and attorney fees. In May 2021, Alvotech hf. moved to dismiss the case. In October 2021, the court granted Alvotech hf.’s motion and dismissed the case for lack of personal jurisdiction. In November 2021, AbbVie appealed the dismissal in the Court of Appeals or the Seventh Circuit.

Notes to the Unaudited Condensed Consolidated Financial Statements

In December 2021, AbbVie and AbbVie Operations Singapore Pte. Ltd. filed a complaint with the U.S. International Trade Commission against Alvotech hf., Alvotech Germany GmbH, Alvotech Swiss AG, Alvotech USA Inc., Teva Pharmaceutical Industries Ltd., Teva Pharmaceuticals USA Inc., and Ivers-Lee AG. The complaint raises trade secret misappropriation allegations similar to those raised in the trade secret litigation that AbbVie previously filed in the Northern District of Illinois, which was dismissed on jurisdictional grounds and is now on appeal to the Seventh Circuit. The complaint seeks, among other things, a permanent limited exclusion order that excludes Alvotech’s product from entry into the United States.
If AbbVie is able to overturn the dismissal of the case filed in the Northern District of Illinois, or to file similar claims in a different jurisdiction, and if the Group fails in defending AbbVie’fs claims regarding trade secret misappropriation, in addition to paying monetary damages, the Group may lose valuable intellectual property rights or personnel, which could have a material adverse effect on its business. Even if the Group is successful in defending against such claims, litigation could result in substantial costs.
In April 2021, AbbVie filed an action in the Northern District of Illinois against Alvotech hf. alleging infringement of four patents. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief and attorney fees. In June 2021, Alvotech hf. moved to dismiss the case and in August 2021, such motion was denied. This case is pending. In September 2021, Alvotech hf. answered and counterclaimed, alleging that the asserted patents are invalid, unenforceable, and not infringed. Alvotech hf. seeks, among other things, judgment in its favor, a denial of AbbVie’s claim for relief, and attorney fees. In October 2021, AbbVie moved to dismiss certain of Alvotech hf.’s counterclaims and affirmative defenses. The Court has not ruled on AbbVie’s motion.
In May 2021, AbbVie filed an action in the Northern District of Illinois against Alvotech hf. alleging infringement of fifty-eight patents. The complaint seeks, among other things, judgment in AbbVie’s favor, injunctive relief, monetary damages and attorney fees. In June 2021, Alvotech hf. moved to dismiss the case. The court has not yet ruled on Alvotech hf.’s motion. An amended complaint was filed in November 2021, adding two patents.
The above two patent cases filed by AbbVie in April 2021 and May 2021 are now proceeding in parallel pursuant to a scheduling order entered in both cases in September 2021. Pursuant to that order, in a first phase of litigation, the cases will be limited to ten patents. All other asserted patents are stayed. The order further states that, among other things, trial will commence in August 2022, and that the court plans to issue its trial decision by the end of October 2022. In light of that, Alvotech hf. agreed not to launch AVT02 in the United States prior to the issuance of the court’s decision.
In May 2021, Alvotech USA Inc. and Alvotech hf. (collectively, “Alvotech”) filed an action in the Eastern District of Virginia against AbbVie seeking a declaratory judgment that the four AbbVie patents mentioned above in the April 2021 patent case filed by AbbVie are not infringed, invalid and unenforceable. The complaint seeks, among other things, judgment in Alvotech’s favor, injunctive relief and attorney fees. In June 2021, AbbVie moved to dismiss the case, or in the alternative, to have the case transferred to Illinois. In October 2021, the Virginia court granted AbbVie’s motion in part, and ordered that the case be transferred to Illinois. Alvotech voluntarily withdrew this case after the transfer. In November 2021, the court dismissed the case without prejudice.
In the event of a successful claim of patent infringement against Alvotech, the Group may, in addition to being blocked from the market, have to pay substantial monetary damages, including treble damages and attorney fees for willful infringement, pay royalties, redesign its infringing products or obtain a license from AbbVie, which may be impossible or require substantial time and monetary expenditure. Therefore, these matters could have a material adverse effect on the Group. Even if the Group is successful in defending against AbbVie’s patent infringement claims, litigation could result in substantial costs.

Notes to the Unaudited Condensed Consolidated Financial Statements

The Group disputes these claims made by AbbVie and intends to defend the matters vigorously. Given the uncertainty of the litigation, the preliminary stage of the cases and the legal standards that must be met for, among other things, success on the merits, the Group cannot estimate the reasonably possible loss or range of loss that may result from these actions. Further, the Group does not consider that these matters give rise to a probable loss and as such, no amounts have been accrued with respect to these matters as of the date of issuance of these consolidated financial statements. The Group will continue to monitor developments of these litigations and reassess the potential financial statement impact at each future reporting period.
The Group incurred approximately $5.8 million in legal expenses during the six months ended 30 June 2021 in preparation for, and/or in relation to, these litigations. Aside from these matters, the Group is not currently a party to any material litigations or similar matters.

18.	Related parties
Related party transactions as of and for the six months ended 30 June 2021 are as follows (in thousands):

	Purchased service / interest	Sold service (d)	Receivables	Payables/ loans
Alvogen Lux Holdings S.à r.l. – Sister company (a)	5,275	—	—	73,512
Alvogen Aztiq AB – Sister company (a)	123	—	—	2,623
Aztiq Pharma Partners S.à r.l. – Sister company (a)	8,463	—	—	114,635
Fasteignafélagið Sæmundur hf. – Sister company	3,859	—	—	89,776
Alvogen Iceland ehf. – Sister company	346	1,045	172	459
Alvogen ehf. – Sister company	—	—	—	—
Alvogen UK – Sister company	267	—	—	345
Lotus Pharmaceuticals Co. Ltd. – Sister company (b)	—	—	—	7,440
Alvogen Emerging Markets – Sister company	134	—	—	62
Alvogen Inc. – Sister company	—	—	395	75
Changchun Alvotech Biopharmac. Co. Ltd (c)	—	—	323	—
Alvogen Pharma India Ltd. – Sister company	122	—		73
Alvogen Malta Sh. Services – Sister company	512	—	180	476
Alvogen Malta (Outlicensing) Ltd – Sister company	453	—	80	453
Alvogen Spain SL – Sister Company	148	—	—	23
Norwich Clinical Services Ltd – Sister Company	—	—	—	49
Lambhagavegur 7 ehf - Sister company	110			10,634
Fasteignafélagið Eyjólfur ehf - Sister company	—			265
HRJAF ehf – Sister company	684	—	—	9,541

	20,496	1,045	1,150	310,441

(a) The full amount of purchased service relates to interest expenses from long-term liabilities and the full amount of payables / loans are interest-bearing long-term liabilities (see Note 15).
(b) Payables to Lotus Pharmaceuticals Co. Ltd. is presented as “Other long-term liability to related party” on the unaudited condensed consolidated statements of financial position.
(c) The amount receivable from Changchun Alvotech Biopharmac. Co. Ltd. relates to amounts due for reference drugs used in research and development studies and certain consulting fees incurred by the Group.

Notes to the Unaudited Condensed Consolidated Financial Statements

This receivable is presented as a component of “Investment in joint venture” on the consolidated statements of financial position.
(d) Sold service consists of income earned from support service arrangements with Alvogen, and is presented as “Other income” on the unaudited condensed consolidated statements of profit or loss and other comprehensive income or loss.
Related party transactions as of and for the six months ended 30 June 2020 and as of 31 December 2020 are as follows (in thousands):

	30 June 2020		31 December 2020
	Purchased service / interest	Sold service	Receivables	Payables/ loans
Alvogen Lux Holdings S.à r.l. – Sister company (a)	4,019	—	—	68,237
Aztiq Pharma Partners S.à r.l. – Sister company (a)	9,656	—	—	123,671
Fasteignafélagið Sæmundur hf. – Sister company	3,224	—	—	84,650
Alvogen Iceland ehf. – Sister company	1,402	371	38	21
Alvogen ehf. – Sister company	—	—	—	40
Alvogen UK – Sister company	389	—	—	132
Lotus Pharmaceuticals Co. Ltd. – Sister company (b)	—	—	—	7,440
Alvogen Emerging Markets – Sister company	—	—	—	11
Alvogen Inc. – Sister company	—	—	—	23
Changchun Alvotech Biopharmac. Co. Ltd	—	—	323	—
Alvogen Pharma India Ltd. – Sister company	116			—
Alvogen Malta Operations Ltd – Sister company	155	—	—	—
Alvogen Malta (Outlicensing) Ltd – Sister company	—	—	26	58
Alvogen Malta Group Services – Sister company	412			40
Alvogen Spain SL – Sister Company	70	—	—	—
Norwich Clinical Services Ltd – Sister Company	—	—	—	42
HRJAF ehf – Sister company	480	—	—	9,191

	19,923	371	387	293,556

Commitments and guarantees
The Group does not have any contractual commitments with its related parties other than the receivables, loans and payables previously disclosed. Alvogen guarantees $125.0 million of the Group’s borrowings and $10.0 million of the Group’s lease arrangements with other related parties.

Notes to the Unaudited Condensed Consolidated Financial Statements

Key management personnel
Compensation of key management personnel, which includes the Group’s executive officers, during the six months ended 30 June 2021 and 2020 was as follows (in thousands):

	30 June
	2021	2020
Short-term employee benefits	3,163	2,506
Other long-term benefits	63	0
Termination benefits	204	0

	3,430	2,506

The Group’s directors were not provided with any compensation during the six months ended 30 June 2021 and 2020.

19.	Interests in joint ventures
The following table provides the change in the Group’s investment in joint venture for its 50% ownership of Changchun Alvotech Biopharmaceutical Co., Ltd. (the “joint venture” or “JVCO”) during the six months ended 30 June 2021 and 2020 (in thousands):

	30 June 2021	30 June 2020
Balance at 1 January	56,679	54,020
Share in (losses) / profits	(837)	180
Translation difference	552	(340)

Balance at 30 June	56,394	53,860

The Group did not receive any dividends from JVCO during the six months ended 30 June 2021 and 2020. Furthermore, there were no commitments or contingencies outstanding with JVCO as of 30 June 2021. While there are no significant restrictions resulting from contractual arrangements with JVCO, entities in China are subject to local exchange control regulations. These regulations provide for restrictions on exporting capital from those countries, other than dividends.

20.	Financial instruments
Accounting classification and carrying amounts
Financial assets as of 30 June 2021 and 31 December 2020, all of which are measured at amortized cost, are as follows (in thousands):

	30 June 2021	31 December 2020
Cash and cash equivalents	41,986	31,689
Restricted cash	10,087	10,087
Trade receivables	5,732	583
Other current assets	16,826	11,322
Receivables from related parties	1,150	387

	75,781	54,068

Notes to the Unaudited Condensed Consolidated Financial Statements

Financial liabilities as of 30 June 2021 and 31 December 2020 are as follows (in thousands):

	30 June 2021	31 December 2020
Borrowings (measured at amortized cost)	566,629	567,899
Derivative financial liabilities (measured at FVTPL)	602,316	534,692
Other long-term liability to related party (measured at FVTPL)	7,440	7,440
Long-term incentive plan (measured at FVTPL)	101,108	40,593
Trade and other payables (measured at amortized cost)	30,462	11,959
Lease liabilities (measured at amortized cost)	126,074	108,947
Liabilities to related parties (measured at amortized cost)	3,886	367
Other current liabilities	18,134	16,416

	1,456,049	1,288,313

It is management’s estimate that the carrying amounts of financial assets and financial liabilities carried at amortized cost approximate their fair value, with the exception of the bonds and convertible shareholder loans, since any applicable interest receivable or payable is either close to current market rates or the instruments are short-term in nature. Material differences between the fair values and carrying amounts of these borrowings as of 30 June 2021 and 31 December 2020 are identified as follows:

	30 June 2021
	Carrying Amount	Fair Value
Bonds	358,993	358,840
Convertible shareholder loans	192,046	227,943

	551,039	586,783

	31 December 2020
	Carrying Amount	Fair Value
Convertible bonds	391,244	399,388
Convertible shareholder loans	171,574	210,026

	562,818	609,414

Fair value measurements
The following tables illustrate the fair value measurement hierarchy of the Group’s financial instruments measured to fair value on a recurring basis as of 30 June 2021 and 31 December 2020 (in thousands):

	30 June 2021
	Level 1	Level 2	Level 3	Total
Conversion rights and warrant rights	—	—	245,118	245,118
Funding rights	—	—	202,212	202,212
Excess warrant rights	—	—	154,986	154,986

	—	—	602,316	602,316

Notes to the Unaudited Condensed Consolidated Financial Statements

	31 December 2020
	Level 1	Level 2	Level 3	Total
Conversion rights and warrant rights	—	—	220,695	220,695
Funding rights	—	—	176,888	176,888
Excess warrant rights	—	—	137,109	137,109

	—	—	534,692	534,692

The Group recognized derivative financial liabilities related to the equity conversion rights, warrant rights and funding rights in the convertible shareholder loans. Changes in the fair value of the financial instruments during the period are recognized in the unaudited condensed consolidated statements of profit or loss and other comprehensive income or loss.
The fair value of the equity conversion rights and warrant rights associated with the convertible shareholder loans was determined using a lattice model that incorporated inputs as further described below. Probabilities associated with the timing of exercise and/or repayment of the instruments are determined based on all relevant internal and external information available and are reviewed and reassessed at each reporting date.
The following table presents the assumptions that were used for the model in valuing the equity conversion rights and warrant rights:

30 June 2021
Stock price at valuation	$204.03
Conversion ratio	1.503
Volatility rate	40.0%
Risk-free interest rate	0.1-0.2%
Expected dividend yield	0.0%
Risk-adjusted yield	12.2%
Expected life	0.5 – 1.5 years
The stock price at valuation is based on the Group’s equity valuation upon arms-length transactions that occurred in 2021, respectively. The conversion ratio is a calculation based on the stated conversion price of each instrument. The volatility rate is based on historical data from a peer group of public companies with an enterprise value between $500 million and $5 billion. The risk-free interest rate is based on U.S. treasury yields corresponding to the expected life input into the pricing model. The expected dividend yield is based on the Group’s expectations for annual dividends and indicated stock price. The risky yield is calculated as of the issuance date of the instruments such that the value of the instrument is equal to its face value. It is then adjusted as of each valuation date based on changes in market yields. The expected life is based on when the Group expects the loans to either reach maturity or be redeemed through conversion or redemption.
The fair value of the funding rights and excess warrant rights associated with the convertible shareholder loans was determined using a Black-Scholes Option Pricing Model. The following table presents the assumptions that were used for the model in valuing the funding rights and excess warrant rights:

30 June 2021
Stock price at valuation	$204.03
Strike price	$66.55
Volatility rate	40.0%
Risk-free interest rate	0.1-0.2%
Expected dividend yield	0.0%
Expected life	0.5 – 1.5 years

Notes to the Unaudited Condensed Consolidated Financial Statements

The stock price at valuation is based on the Group’s equity valuation upon arms-length transactions that occurred in 2021. The strike price is based on the stated strike price of each instrument. The volatility rate is based on historical data from a peer group of public companies with an enterprise value between $500 million and $5 billion. The risk-free interest rate is based on U.S. treasury yields corresponding to the expected life input into the pricing model. The expected dividend yield is based on the Group’s expectations for annual dividends and indicated stock price. The expected life is based on when the Group expects the loans to either reach maturity or be redeemed through conversion or redemption.
In aggregate, the fair value of the derivative liabilities associated with the convertible shareholder loans at 31 December 2020 was $534.7 million. In 2021, the fair value of the financial instruments increased by $67.6 million, resulting in derivative liabilities of $602.3 million at 30 June 2021.
The Group did not recognize any transfers of assets or liabilities between levels of the fair value hierarchy during the six months ended 30 June 2021.

21.	Supplemental cash flow information
Supplement cash flow information for the period ended 30 June 2021 and 2020 is included below (in thousands)

	2021	2020
Non-cash investing and financing activities
Right-of-use assets obtained through new operating leases	13,672	3,448
Equity issued through exercise of convertible bonds	92,975	—
Bonds converted to equity	105,501	—
Change in fair value at initial recognition of bonds	27,516	—

22.	Subsequent events
The Group evaluated subsequent events through 20 December 2021, the date the Consolidated Financial Statements were available to be issued.
The Group entered into a lease agreement, as lessee, with Fasteignafélagið Eyjólfur ehf. (“Eyjólfur”), as lessor, on 22 October 2021 for an extension to the main operational building at Saemundargata 15-19, 102 Reykjavik, Iceland for manufacturing, research, parking space and underground parking garage, located in Reykjavik, Iceland (the “Eyjólfur Lease Agreement”). Eyjólfur is an affiliate of Aztiq. The start of the building project was on 30 December 2020 and the current estimated completion at the beginning of year 2023. The payments under this agreement are expected to commence on 1 January 2023. The Eyjólfur Lease Agreement terminates on 30 September 2038. The rental payments under the Eyjólfur Lease Agreement will amount to approximately $4.1 million per annum, subject to certain cost adjustments and minimums.
On 7 December 2021, the Group entered into a Business Combination Agreement (the “Business Combination Agreement”) with OACB, a special purpose acquisition company that is also an affiliate of one of the Group’s current bondholders. As a result of the transactions contemplated by the Business Combination Agreement, OACB and the Group will merge into Alvotech Lux Holdings SAS, a simplified joint stock company, incorporated and existing under the laws of the Grand Duchy of Luxembourg (the “Business Combination”). The Group’s shareholders have committed to ensure that the Group is sufficiently funded (either by way of equity or debt (or by organizing the latter for the Group)) by providing at least $50.0 million, but not to exceed $100.0 million, for the operations of the Group through the closing of the Business Combination. Transaction closing is subject to customary and other closing conditions, including

Notes to the Unaudited Condensed Consolidated Financial Statements

regulatory approvals and approval by OACB shareholders. More information on these conditions will be included in the proxy statement / prospectus that will be filed with the Securities and Exchange Commission.
In connection with the Business Combination Agreement, on 7 December 2021, the Group’s shareholders entered into the BCA Framework Agreement resulting in the exercise of the conversion, warrant, and funding rights associated with the convertible shareholder loans. As a result, the following issuances of Class A ordinary shares occurred:

•	1,522,103 shares from the exercise of warrant and funding rights in exchange for $101.3 million of cash;

•	1,137,248 shares from the exercise of warrant rights in exchange for the settlement of $73.7 million of accrued payment-in-kind interest; and

•	2,306,555 shares resulting from the conversion of $166.8 million of outstanding principal and accrued payment-in-kind interest.
In connection with these exercises, the Group recognized a $149.2 million gain on extinguishment of financial liabilities, which primarily reflects the difference between the carrying amount of the pre-transaction
convertible shareholder loans and the related derivative financial liabilities and the fair value of the ordinary shares issued. In addition, the gain on extinguishment of financial liabilities includes transaction costs incurred as part of the extinguishment, the acceleration of previously deferred debt issue costs incurred in connection with the issuance of the convertible shareholder loans and the acceleration of previously unamortized accretion of the convertible shareholder loans.
On 7 December 2021, the Group entered into a Business Combination Agreement (the “Business Combination Agreement”) with OACB, a special purpose acquisition company. As a result of the transactions contemplated by the Business Combination Agreement, OACB and the Group will merge into Alvotech Lux Holdings SAS, a simplified joint stock company, incorporated and existing under the laws of the Grand Duchy of Luxembourg (the “Business Combination”). The Group’s shareholders have committed to ensure that the Group is sufficiently funded (either by way of equity or debt (or by organizing the latter for the Group)) by providing at least $50.0 million, but not to exceed $100.0 million, for the operations of the Group through the closing of the Business Combination. Transaction closing is subject to customary and other closing conditions, including regulatory approvals and approval by OACB shareholders. More information on these conditions will be included in the proxy statement / prospectus that will be filed with the Securities and Exchange Commission.
In conjunction with the signing of the Business Combination Agreement, the Group is currently negotiating the settlement of existing long-term employee incentive plans. The existing plans may be settled either through cash payments or the issuance of Class A ordinary shares prior to the closing of the Business Combination based on the terms of the negotiations. Additionally, the Group intends to adopt a new equity incentive plan for its employees in connection with the consummation of the Business Combination.
On 14 December 2021, pursuant to the proposed subscription price and other terms stated in the Business Combination Agreement, the Group issued 254,384 Class A ordinary shares to the former holders of the Group’s convertible bonds at a nominal subscription price of $0.01 per share.

Annex A
EXECUTION VERSION
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
ALVOTECH LUX HOLDINGS S.A.S.,
ALVOTECH HOLDINGS S.A.,
AND
OAKTREE ACQUISITION CORP. II
DATED AS OF DECEMBER 7, 2021

Annex A-i

Annex A-ii

EXHIBITS

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Election on Internal Revenue Service Form 8832
Exhibit C	Plan of Merger
Exhibit D	Agreed TopCo Governing Documents
Exhibit E	Form of Warrant Assumption Agreement
Exhibit F	Related Party Transactions Amendments
Exhibit G	Cayman Plan of Merger

Annex A-iii

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “
Agreement
”), dated as of December 7, 2021, is made by and among Alvotech Lux Holdings S.A.S., a simplified joint stock company (
soci
é
t
é
par actions simplifi
é
e
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (
Registre
de
Commerce
et des
Soci
é
t
é
s
, Luxembourg
) (the “
RCS
”) under number B258884 (“
TopCo
”), Alvotech Holdings S.A., a public limited liability company (
soci
é
t
é
anonyme
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B229193 (the “
Company
”), and Oaktree Acquisition Corp. II, a Cayman Islands exempted company (“
Parent
”), TopCo, the Company, and Parent shall be referred to herein from time to time collectively as the “
Parties
”. Capitalized terms used but not otherwise defined herein have the meanings set forth in
Section
 1.1
.
WHEREAS, (a) Parent is a blank check company incorporated as a Cayman Islands exempted company on August 5, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) TopCo is a newly formed entity that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents as successor to Parent;
WHEREAS, pursuant to the Governing Documents of Parent, Parent is required to provide an opportunity for its shareholders to have their outstanding Parent Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Parent Shareholder Approval;
WHEREAS, (a) the
Pre-Closing
Parent Holders that do not redeem their shares of Parent Class A Shares for cash pursuant to the Parent Shareholder Redemption will receive TopCo Ordinary Shares in respect of such Parent Class A Shares, and (b) the
Pre-Closing
Parent Holders that hold Parent Class B Shares will receive TopCo Ordinary Shares in respect of such Parent Class B Shares, in the case of each of clauses (a) and (b), in connection with the First Merger and pursuant to the terms and subject to the conditions set forth herein;
WHEREAS, as of the date of this Agreement, Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership (the “
Sponsor
”), owns 6,250,000 Parent Class B Shares (the “
Sponsor Shares
”) and 4,666,667 Parent Warrants (the “
Sponsor Warrants
”);
WHEREAS, concurrently with the execution of this Agreement, the Sponsor and TopCo are entering into the sponsor letter agreement (the “
Sponsor Letter Agreement
”), pursuant to which, among other things, (a) the Sponsor has agreed to vote in favor of this Agreement and the transactions contemplated hereby (including the First Merger), (b) the Sponsor has agreed not to effect any sale or distribution of any Parent Class B Shares or Parent Warrants during the period described therein, (c) the Sponsor has agreed to waive any adjustment to the conversion ratio set forth in the Governing Documents of Parent or any other anti-dilution or similar protection with respect to the Parent Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise) and (d) the Sponsor has agreed to, immediately after the First Merger, subject 1,250,000 Sponsor Shares held by Sponsor as of immediately prior to the First Merger Effective Time, which will have been exchanged for TopCo Ordinary Shares, to certain vesting conditions, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;
WHEREAS, concurrently with the execution of this Agreement, the Company Shareholders who hold capital stock of the Company sufficient to deliver the required Company Shareholders’ consent in order to approve the Second Merger (the “
Required Company Shareholders
’
Consent
”), will, together with the Company, enter into a framework agreement pursuant to which, among other things, (a) the Required Company Shareholders’ Consent will be delivered and (b) certain rights under and in connection with each of the

Annex A-1

Company’s shareholders agreement and outstanding convertible loans and warrants will be exercised (the “
Framework Agreement
”), a copy of which will be delivered to Parent;
WHEREAS, concurrently with the execution of this Agreement, certain Company Shareholders (collectively, the “
Supporting Company Shareholders
”) are each executing and delivering to Parent a transaction support agreement (collectively, the “
Support Agreements
”), pursuant to which each such Supporting Company Shareholder is agreeing to, among other things, (a) certain customary restrictive covenants, and (b) take, or cause to be taken, any actions necessary or advisable to cause certain Related Party Transactions to be terminated or amended effective as of the Closing;
WHEREAS, (a) TopCo has made an initial classification election on Internal Revenue Service Form 8832 pursuant to Treasury Regulations
Section 301.7701-3(c),
effective as of the date of its formation, to be disregarded as an entity as separate from its owner for U.S. federal income tax purposes, and (b) TopCo will make an election on Internal Revenue Service Form 8832 pursuant to Treasury Regulations
Section 301.7701-3(c),
effective as of the date of the First Merger Effective Time, to be classified as an association taxable as a corporation for U.S. federal income tax purposes (the “
Election
”);
WHEREAS, on the Closing Date, Parent will merge with and into TopCo (the “
First Merger
”), with TopCo as the surviving company in the merger and each issued and outstanding Parent Share will be exchanged for one TopCo Ordinary Share pursuant to a share capital increase of TopCo, and each outstanding Parent Warrant will, by its terms, automatically cease to represent a right to acquire Parent Class A Shares and shall automatically represent a right to acquire one TopCo Ordinary Share, in each case, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, on the Closing Date immediately after the effectiveness of the First Merger but prior to the Conversion, TopCo will redeem and cancel the shares held by the initial sole shareholder of TopCo pursuant to a share capital reduction of TopCo (the “
Redemption
”) that will be resolved upon on the Approval Date;
WHEREAS, on the Closing Date immediately after the effectiveness of the First Merger and the Redemption, the legal form of TopCo shall be changed from a simplified joint stock company (
société par actions simplifiée
) to a public limited liability company (
société anonyme
) under Luxembourg law on the terms and subject to the conditions set forth in this Agreement (the “
Conversion
”) that will be resolved upon on the Approval Date;
WHEREAS, on the Closing Date, immediately following the effectiveness of the Conversion, the Company will merge with and into TopCo (the “
Second Merger
”), with TopCo as the surviving company in the merger, and each issued and outstanding Company Share will be automatically exchanged for TopCo Ordinary Shares, in accordance with the Allocation Schedule and
Section
 2.2
, pursuant to a share capital increase of TopCo, as set forth in this Agreement and that will be resolved upon on the Approval Date;
WHEREAS, (a) concurrently with the execution of this Agreement, TopCo and Parent are entering into subscription agreements (collectively, the “
Subscription Agreements
”) with certain investors (collectively, the “
Investors
”) pursuant to which, among other things, the Investors have agreed to subscribe for, and TopCo, as successor to Parent in the First Merger, has agreed to issue to the Investors, an aggregate number of TopCo Ordinary Shares set forth in the Subscription Agreements in exchange for an aggregate subscription price of approximately $154,000,000, with the foregoing to be resolved upon on the Approval Date but to become effective on the Closing Date following the effectiveness of the Conversion and prior to the effectiveness of the Second Merger, on the terms and subject to the conditions set forth in the Subscription Agreements (such aggregate purchase price, the “
PIPE Financing Amount
”, and such equity financing hereinafter referred to as the “
PIPE Financing
”);
WHEREAS, at the Closing, TopCo, the Sponsor and each Company Shareholder that will be an officer or director of TopCo or that holds five percent (5%) or more of the Company Shares immediately prior to the

Annex A-2

Closing (the “
IRA Company Shareholders
”) shall enter into an investor rights agreement, substantially in the form attached hereto as
Exhibit A
(the “
Investor Rights Agreement
”), pursuant to which, among other things, (a) the Sponsor and each such Company Shareholder will agree not to effect any sale or distribution of any Equity Securities of TopCo issued pursuant to this Agreement or the Subscription Agreements during the lock-up
periods described therein and (b) the Sponsor and each such Company Shareholder will be granted certain registration rights with respect to their respective TopCo Ordinary Shares and TopCo Warrants, in each case, on the terms and subject to the conditions therein;
WHEREAS, the Parent Board has (a) approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, acceptance of the transactions contemplated by this Agreement (including the First Merger) and the authorization of the Cayman Plan of Merger by the holders of Parent Shares entitled to vote thereon;
WHEREAS, the board of directors of the Company (a) has, on the terms and subject to the conditions set forth herein, approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers) (b) has obtained Aztiq Consent and Alvogen Consent (as such terms are defined in the Company Shareholders Agreement) in accordance with the Company Shareholders Agreement, and (c) has recommended, among other things, acceptance of the Second Merger by the holders of Company Shares entitled to vote thereon;
WHEREAS, the sole chairman (
president
) of TopCo has approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including the Mergers); and
WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement, along with the other agreements and documents necessary to effectuate the First Merger, the Conversion, and the Second Merger, constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder with respect to each of the transactions described in the subsequent clauses (b)-(d), (b) the First Merger, together with the Election, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) and (F) of the Code, (c) the Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (d) the Second Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (a)-(d), the “
Intended U.S. Tax Treatment
”).
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section
 1.1
Definitions
. As used in this Agreement, the following terms have the respective meanings set forth below.
“
Affiliate
” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“
Aggregate PIPE Proceeds
” means the cash proceeds to be actually received by TopCo or any of its Affiliates in respect of the PIPE Financing.

Annex A-3

“
Aggregate TopCo Transaction Proceeds
” means an amount equal to (i) the funds contained in the Trust Account as of the First Merger Effective Time,
minus
(ii) all amounts, if any, payable to the Public Shareholders of Parent pursuant to the Parent Shareholder Redemption, plus
(iii) the Aggregate PIPE Proceeds.
“
Ancillary Documents
” means the Investor Rights Agreement, the Framework Agreement, the Sponsor Letter Agreement, the Support Agreements, the Subscription Agreements, the Plan of Merger, the Cayman Plan of Merger and each other agreement, document, corporate resolutions, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.
“
Anti-Corruption Laws
” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other national anti-bribery or anti-corruption Laws of other third countries related to combatting bribery, corruption and money laundering.
“
Approval Date
” means the date on which the sole shareholder of TopCo approves the transactions set forth in
Section
 2.1
.
“
Base Exchange Value
” means $1,806,000,000.
“
Beneficially Own
” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule
13d-3
under the Exchange Act and shall be calculated in accordance therewith.
“
Business Day
” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Luxembourg, Cayman Islands and Iceland are open for the general transaction of business.
“
CARES Act
” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L.
116-136),
the Families First Coronavirus Response Act of 2020 (H.R. 6201), “Division N—Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133) and the American Rescue Plan Act of 2021 (Pub. L. 117-2), as applicable (including, in each case, any changes in state or local Law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), and any legislative or regulatory guidance issued pursuant thereto.
“
COBRA
” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“
Code
” means the United States Internal Revenue Code of 1986, as amended.
“
Company Disclosure Schedules
” means the disclosure schedules to this Agreement delivered to Parent by the Company on the date hereof.
“
Company Expenses
” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to Parent pursuant to the terms this Agreement, any Group Company or TopCo in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company or TopCo and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company or TopCo pursuant to this Agreement or any Ancillary Document.
“
Company
Fundamental Representations
” means the representations and warranties set forth in
Sections 3.1(a)
and
(b)
(Organization and Qualification),
3.2(a)
and
(b)
(Capitalization of the Group Companies),
3.3
 (Authority),
3.8(a)
(No Company Material Adverse Effect),
3.17
(Brokers),
4.1
(Corporate Organization),
4.2
(Authority) and
4.3
 (Capitalization of TopCo).

Annex A-4

“
Company IT Systems
” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.
“
Company Licensed Intellectual Property
” means Intellectual Property Rights owned by any Person other than a Group Company that are licensed to any Group Company.
“
Company
Material Adverse Effect
” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of TopCo or the Company (whether on behalf of itself or on behalf of the Company Shareholders, as applicable) to perform any of their respective covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby;
provided
,
however
, that, in the case of
clause (a)
, none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date hereof from or related to (i) general business or economic conditions in or affecting the United States, Luxembourg or Iceland, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States, Luxembourg, Iceland or any other country, including the engagement by the United States, Luxembourg, Iceland or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States, Luxembourg, Iceland or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Luxembourg, Iceland or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, development partners, commercialization partners, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (
provided
that the exception in this
clause
 (vi)
shall not apply to the representations and warranties set forth in
Section
 3.5
to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in
Section
 7.2(a)
to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i)
 through
(vi)
,
(viii)
or
(ix)
), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics or quarantines, acts of God or other natural disasters or comparable events in the United States, Luxembourg, Iceland or any other country or region in the world, or any escalation of the foregoing or (ix) pandemics (including
COVID-19),
epidemics and disease outbreaks, earthquakes, hurricanes, tornados, mudslides or other natural disasters (including in each case governmental action in response thereto, including
COVID-19
Measures);
provided
,
however
, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses
 (i)
through
(v)
,
(viii)
or
(ix)
 may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.
“
Company Owned Intellectual Property
” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.
“
Company Product
” means each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.

Annex A-5

“
Company Registered Intellectual Property
” means all Registered Intellectual Property owned or purported to be owned by, or filed by or in the name of any Group Company.
“
Company Sale
” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of TopCo or (ii) a sale or disposition of all or substantially all of the assets of TopCo and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of TopCo (or any successor to TopCo) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of 50% or more of the Equity Securities of TopCo immediately prior to such transaction (or series of related transactions).
“
Company Sale Price
” means the price per share for one (1) TopCo Ordinary Share in a Company Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash
consideration shall be determined as follows: (i) with respect to any securities: (A) the VWAP over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted on Nasdaq (or successor U.S. exchange) or the over-the-counter
market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, internationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length
transaction, taking into account all factors determinative of value as the investment banking firm determines relevant and (ii) with respect to any other non-cash
assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length
transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.
“
Company Shareholders
” means the holders of Company Shares as of any determination time.
“
Company Shareholders Agreement
” means the shareholders’ agreement relating to the Company dated 21 October 2020 and entered into between the Company, the Company Shareholders and Alvotech hf., as amended, restated, or supplemented from time to time and including all schedules, annexes and exhibits thereto.
“
Company Shares
” means the class A ordinary shares and the class B ordinary shares of the Company.
“
Confidentiality Agreement
” means that certain Confidentiality Agreement, dated as of April 16, 2021, by and between Oaktree Fund GP, LLC and the Company.
“
Consent
” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“
Contract
” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets, in each case, as amended, restated or supplemented from to time and including all schedules, annexes and exhibits thereto.
“
COVID-19
” means the novel coronavirus,
SARS-CoV-2
or
COVID-19
(and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“
COVID-19
Measures
” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order or directive by any Governmental Entity in connection with or in response to
COVID-19,
including the CARES Act.

Annex A-6

“
Earn Out Consideration
” means an aggregate of 38,330,000 TopCo Ordinary Shares.
“
Earn Out Shares
” means the Earn Out Consideration, multiplied by the percentage set forth opposite the applicable Company Shareholder’s name on the Allocation Schedule.
“
Employee Benefit Plan
” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), the obligation to contribute to pension funds under Icelandic act 129/1997 on the mandatory pension savings and the operation of pension funds and the relevant collective bargaining agreements, and each other benefit or compensatory plan, program, policy, arrangement or Contract that TopCo or any of its Affiliates (including any Group Company) maintains, sponsors, contributes to, or has an obligation to contribute to in which employees of any Group Company are eligible to participate or under which any employee of any Group Company is (or may become) entitled to any benefit or compensation or under or with respect to which any Group Company has or could reasonably be expected to have any Liability, other than any plan sponsored and maintained by a Governmental Entity.
“
Environmental Laws
” means all Laws and Orders concerning pollution, protection of the environment or natural resources, or human health or safety.
“
Equity Securities
” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“
ERISA
” means the Employee Retirement Income Security Act of 1974, as amended.
“
ERISA Affiliate
” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) treated as a single employer under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“
Exchange Act
” means the Securities Exchange Act of 1934.
“
Exchange Consideration
” means an aggregate number of TopCo Ordinary Shares equal to (a) the Exchange Value, divided by
(b) the TopCo Ordinary Share Value.
“
Exchange Value
” means the Base Exchange Value,
multiplied
by the percentage set forth opposite the applicable Company Shareholder’s name on the Allocation Schedule.
“
FDA
” means the U.S. Food and Drug Administration.
“
Federal Securities Laws
” means U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“
Foreign Benefit Plan
” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.
“
GAAP
” means United States generally accepted accounting principles.
“
Governing Documents
” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws,
the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing

Annex A-7

Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation, the “Governing Documents” of a Luxembourg limited liability company are its articles of association (
statuts
), the “Governing Documents” of an Icelandic limited liability company are its articles of association (
sam
þ
ykktir
), and the “Governing Documents” of a Cayman Islands exempted company are its amended and restated memorandum and articles of association.
“
Governmental Entity
” means any United States or
non-United
States (a) national, supranational, federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any notified body, governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral body (public or private).
“
Group Companies
” means, collectively, the Company and its Subsidiaries.
“
Hazardous Substance
” means any material, substance or waste that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per-
and poly-fluoroalkyl substances or radon.
“
HSR Act
” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“
Iceland
” means the Republic of Iceland.
“
IFRS
” means International Financial Reporting Standards as promulgated by the International Standards Accounting Board.
“
Indebtedness
” means, as of any time, without duplication, with respect to any Person, all outstanding obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP or IFRS, as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (g) arrangements by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (h) unfunded pension or retirement agreements, programs, policies, or other arrangements, (i) accrued but unpaid or unfunded obligations arising from any incentive compensation, deferred compensation, severance or similar arrangements, (j) dividends declared or distributions payable and (k) any of the obligations of any other Person of the type referred to in clauses (a)
 through
(j)
above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“
Initial Shares
” means the 4,000,000 shares issued at incorporation of TopCo and held by Floki Holdings.
“
Intellectual Property Rights
” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part
and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “
Patents
”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet

Annex A-8

domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “
Marks
”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “
Copyrights
”); (d) trade secrets,
know-how
and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.
“
Investment Company Act
” means the Investment Company Act of 1940.
“
JOBS Act
” means the Jumpstart Our Business Startups Act of 2012.
“
Law
” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“
Liability
” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“
Lien
” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license,
charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).
“
Luxembourg
” means the Grand Duchy of Luxembourg.
“
Mergers
” means, collectively, the First Merger and the Second Merger.
“
Multiemployer Plan
” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.
“
Nasdaq
” means the Nasdaq Stock Market.
“
Nasdaq First North
” means the Nasdaq First North Growth Market.
“
NYSE
” means the New York Stock Exchange.
“
Off-the-Shelf
Software
” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the any of the Group Companies on a non-exclusive
basis under standard terms and conditions for a
one-time
license fee of less than $100,000 per license, or an ongoing licensee fee of less than $50,000 per year.
“
Order
” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.
“
Other Parent Shareholder Approval
” means the approval, at the Parent Shareholders Meeting where a quorum is present, in the case of each Transaction Proposal (other than the Business Combination Proposal and the Merger Proposal), by an ordinary resolution in accordance with Parent’s Governing Documents requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Parent Shares present in person or represented by proxy at the Parent Shareholders Meeting and entitled to vote on such matter.

Annex A-9

“
Parent Class
 A Shares
” means Parent’s Class A ordinary shares of $0.0001 par value each.
“
Parent Class
 B Shares
” means Parent’s Class B ordinary shares of $0.0001 par value each.
“
Parent Disclosure Schedules
” means the disclosure schedules to this Agreement delivered to the Company by Parent on the date hereof.
“
Parent Expenses
” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement, Parent in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Parent and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Parent pursuant to this Agreement or any Ancillary Document. For the avoidance of doubt, Parent Expenses shall not include any Company Expenses.
“
Parent Financial Statements
” means all of the financial statements of Parent included in the Parent SEC Reports.
“
Parent Fundamental Representations
” means the representations and warranties set forth in
Sections
 5.1
(Organization and Qualification),
5.2
(Authority),
5.4
(Brokers) and
5.6(a)
(Capitalization of the Parent).
“
Parent Material Adverse Effect
” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of Parent or (b) the ability of Parent to perform any of its covenants or obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby or thereby.
“
Parent Shareholder Approval
” means, collectively, the Required Parent Shareholder Approval and the Other Parent Shareholder Approval.
“
Parent Shareholder Redemption
” means the right of the holders of Parent Class A Shares to redeem all or a portion of their Parent Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Parent.
“
Parent Shares
” means, collectively, the Parent Class A Shares and the Parent Class B Shares.
“
Parent Warrants
” means each warrant to purchase one Parent Class A Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.
“
PCAOB
” means the Public Company Accounting Oversight Board.
“
Permits
” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.
“
Permitted Liens
” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and delinquent as of the Closing Date or which are being contested in good faith by appropriate

Annex A-10

proceedings and for which sufficient reserves have been established in accordance with IFRS or GAAP, as applicable, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable,
(f) non-exclusive
licenses of
non-material
Intellectual Property in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.
“
Person
” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.
“
Personal Data
” means any data or information relating to an identified or identifiable natural person.
“
Pre-Closing
Equity Financing
” means
Pre-Closing
Financing received by the Company or any of its Subsidiaries following the date hereof and prior to the Closing pursuant to any equity financing transaction whereby any equity securities (which shall not include any debt securities convertible into or exercisable for equity securities unless such convertible debt securities are so converted in full prior to the Redemption Deadline) of the Company or any of its Subsidiaries has been issued in exchange for cash consideration;
provided
, that (i) to the extent that any Person providing
Pre-Closing
Equity Financing is not an existing Company Shareholder and party to the Framework Agreement and the Company Shareholders Agreement, such Person shall, as a condition, and prior, to providing the
Pre-Closing
Equity Financing, deliver a deed of adherence agreeing to be bound by the Framework Agreement, a Support Agreement on terms consistent with those executed and delivered on the date hereof and any other agreements entered into by the Company Shareholders in connection with the transactions contemplated by this Agreement, in each case, in form and substance reasonably acceptable to Parent and (ii) all transactions related to the
Pre-Closing
Equity Financing shall be consummated prior to the Redemption Deadline. For the avoidance of doubt, no
Pre-Closing
Equity Financing shall have any effect on the Base Exchange Value.
“
Pre-Closing
Financing
” means the aggregate proceeds received by the Company following the date hereof and prior to the Closing pursuant to any equity or debt financing transaction entered into by the Company on arms-length terms which are reasonably acceptable to Parent, in order to fund the capital needs of the Company and its Subsidiaries in the ordinary course of business (including any
Pre-Closing
Equity Financing);
provided
, that any such debt financing transactions shall not exceed, in the aggregate, a principle amount of indebtedness in excess of $50,000,000 without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).
“
Pre-Closing
Parent Holders
” means the holders of Parent Shares at any time prior to the First Merger Effective Time, as applicable.
“
Privacy Laws
” means Laws in any jurisdiction relating to the Processing or protection of Personal Data, including the European Union General Data Protection Regulation 2016/679, the
e-Privacy
Directive (2002/58/EC) and any predecessor, successor or implementing legislation of the foregoing, and any amendments or re-enactments
of any of the foregoing.

Annex A-11

“
Proceeding
” means any lawsuit, litigation, action, audit, examination, investigation, inquiry, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.
“
Process
” (or “
Processing
” or “
Processes
”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“
Public Health Laws
” means all applicable Laws relating to the development,
non-clinical
testing, clinical testing, manufacture, production, authorization, analysis, distribution, importation, exportation, use, handling, quality, sale or promotion of any drug, biologic or medical device, placebo, or other article (including any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301
et seq
.) or similar federal, state, or foreign pharmaceutical Laws, advanced therapy medicinal product Laws, medical devices Laws, Laws on the collection and processing of blood, blood components, tissues or cells, genetically engineered products Laws, infection protocol Laws and clinical investigation Laws.
“
Real Property Leases
” means all leases,
sub-leases,
licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases
any real property.
“
Redemption Deadline
” means the last date on which the holders of Parent Class A Shares are permitted to submit an election to redeem all or a portion of their Parent Class A Shares in connection with the transactions contemplated by this Agreement as set forth in Governing Documents of Parent.
“
Registered Intellectual Property
” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.
“
Registration Statement / Proxy Statement
” means a registration statement on Form
F-4
relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a proxy statement of Parent.
“
Regulatory Permits
” means all Permits granted by FDA or any comparable Governmental Entity or supranational entity or an institutional review board or independent ethics committee to any Group Company, including investigational new drug applications, biologics license applications, new drug applications, orphan drug designations, abbreviated new drug applications, device premarket approval applications, device premarket notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Certificates of Conformity, CE Declarations of Conformity, authorization of tissue establishment, and tissue and cell preparation processes, clinical trial authorizations and ethical reviews, scientific opinions for advanced therapy medicinal product, scientific advice, genetic engineering authorizations, infection protection authorizations or their national or foreign equivalents.
“
Representatives
” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other authorized representatives.
“
Required
Parent Shareholder Approval
” means the approval, at the Parent Shareholders Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with Parent’s Governing Documents requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Parent Shares present in person or represented by proxy at the Parent Shareholders Meeting and entitled to vote on such matter, and (b) in the case of the Merger Proposal, by a special resolution in accordance with Parent’s Governing Documents requiring the affirmative vote of at least a two-thirds
(2/3) majority of the votes cast by the holders of the issued Parent Shares present in person or represented by proxy at the Parent Shareholders Meeting and entitled to vote on such matter.

Annex A-12

“
RESA
” means the
Recueil Electronique
des
Soci
é
t
é
s
et
Associations
(the Luxembourg official gazette).
“
Sanctions and Export Control Laws
” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, or (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom.
“
Sarbanes-Oxley Act
” means the Sarbanes-Oxley Act of 2002.
“
Schedules
” means, collectively, the Company Disclosure Schedules and the Parent Disclosure Schedules.
“
SEC
” means the U.S. Securities and Exchange Commission.
“
Securities Act
” means the U.S. Securities Act of 1933.
“
Securities Laws
” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.
“
Software
” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) software as a medical device; (c) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (d) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) all documentation, including user manuals and other training documentation related to any of the foregoing.
“
Subsidiary
” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation (including a German GmbH), a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“
Tax
” means (i) any federal, state, local or
non-United
States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, together with any interest, deficiencies, penalties, additions to tax, or additional amounts payable with respect thereto, whether disputed or not, (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.
“
Tax Authority
” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

Annex A-13

“
Tax Return
” means returns, information returns, statements, declarations, claims for refund, schedules, notices, forms, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity or Tax Authority.
“
TopCo Ordinary Share
” means an ordinary share in the share capital of TopCo.
“
TopCo Ordinary Share Price
” means the closing sale price per share of TopCo Ordinary Shares on Nasdaq (or successor U.S. exchange) reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.
“
TopCo Ordinary Share Value
” means $10.00.
“
TopCo Warrant
” means each warrant to purchase one TopCo Ordinary Share at a price of $11.50, subject to adjustment.
“
Unpaid Company Expenses
” means the Company Expenses that are unpaid as of immediately prior to the Closing.
“
Unpaid Parent Expenses
” means the Parent Expenses that are unpaid as of immediately prior to the Closing.
“
VWAP
” means the volume weighted average price of TopCo Ordinary Shares or Parent Share, as applicable, as defined by the industry standard.
“
WARN
” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, as well as any analogous foreign, state, provincial or local Laws.
“
Warrant Agreement
” means the Warrant Agreement, dated as of September 21, 2020, between Parent and the Trustee.
Section
 1.2
Certain Defined Terms
. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	Section 6.18
Acquisition Proposal	Section 6.6(a)
Additional Parent SEC Reports	Section 5.7
Additional PIPE Financing	Section 6.2(d)
Agreed TopCo Governing Documents	Section 2.1(d)
Agreement	Introduction
Allocation Schedule	Section 2.2
Business Combination Proposal	Section 6.8
Buyback	Section 2.6(b)
Cayman Islands Act	Section 2.1(b)(ii)
Cayman Merger Documents	Section 2.1(b)(i)
Cayman Plan of Merger	Section 2.1(b)(i)
CBA	Section 3.7(a)(xii)
Change in Recommendation	Section 6.8
Closing	Section 2.3
Closing Date	Section 2.3
Closing Filing	Section 6.4(b)
Closing Press Release	Section 6.4(b)

Annex A-14

Term	Section
Company	Introduction
Company Designee	Section 6.15(c)
Conversion	Recitals
Converted Warrant	Section 2.5
Copyrights	Section 1.1
Creator	Section 3.13(d)
D&O Persons	Section 6.14(a)
Election	Recitals
Exchange	Section 2.1(f)(vi)
Financial Statements	Section 3.4(a)
First Merger	Recitals
First Merger Consideration	Section 2.1(b)(vi)
First Merger Documents	Section 2.1(b)(i)
First Merger Effective Time	Section 2.1(b)(i)
First Merger Shareholder Resolution	Section 2.1(b)(ii)
First Surviving Company	Section 2.1(b)(ii)
Framework Agreement	Recitals
IFRS	Section 3.4(a)
Incentive Plan	Section 6.18(f)
Intended U.S. Tax Treatment	Recitals
Investor Rights Agreement	Recitals
Investors	Recitals
IPO	Section 9.18
IRA Company Shareholders	Recitals
Latest Balance Sheet	Section 3.4(a)
Leased Real Property	Section 3.18(b)
Luxembourg Company Law	Section 2.1(b)(ii)
Luxembourg Merger Documents	Section 2.1(b)(i)
Marks	Section 1.1
Material Contracts	Section 3.7(a)
Material Partner	Section 3.24(b)
Material Permits	Section 3.6
Material Supplier	Section 3.24(a)
Merger Proposal	Section 6.8
Parent	Introduction
Parent Acquisition Proposal	Section 6.6(b)
Parent Board	Section 6.8
Parent Board Recommendation	Section 6.8
Parent Designee	Section 6.15(b)
Parent Related Parties	Section 5.9
Parent Related Party Transactions	Section 5.9
Parent SEC Reports	Section 5.7
Parent Shareholders Meeting	Section 6.8
Parties	Introduction
Patents	Section 1.1
PIPE Financing	Recitals
PIPE Financing Amount	Recitals
Plan of Merger	Section 2.1(b)(i)
Post-Signing Company Financial Statements	Section 6.13(a)
Privacy and Data Security Policies	Section 3.20(a)
Prospectus	Section 9.18

Annex A-15

Term	Section
Public Shareholders	Section 9.18
RCS	Introduction
Redemption	Recitals
Related Parties	Section 3.19
Related Party Transactions	Section 3.19
Related Proceeding	Section 9.16
Second Merger	Recitals
Second Merger Documents	Section 2.1(f)(i)
Second Merger Effective Time	Section 2.1(f)(i)
Second Merger Surviving Company	Section 2.1(f)(ii)
Signing Filing	Section 6.4(b)
Signing Press Release	Section 6.4(b)
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Sponsor Shares	Recitals
Sponsor Warrants	Recitals
Staff	Section 5.12(d)
Statement	Section 5.12(d)
Subscription Agreements	Recitals
Termination Date	Section 8.1(e)
TopCo	Introduction
TopCo Board	Section 6.15(a)
TopCo Incentive Equity Plan	Section 6.10
Transaction Proposals	Section 6.8
Transition Services Agreement	Section 6.18(d)
Trust Account	Section 9.18
Trust Account Released Claims	Section 9.18
Trust Agreement	Section 5.8
Trustee	Section 5.8
Warrant Assumption Agreement	Section 2.5
ARTICLE 2
MERGERS
Section
 2.1
Closing Transactions
. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order of the subsections in this
Section
 2.1
:
(a)
Election
. On the Closing Date, TopCo shall file an election with the Internal Revenue Service on Internal Revenue Service Form 8832 pursuant to Treasury Regulations
Section 301.7701-3(c),
substantially in the form attached hereto as
Exhibit B
and effective as of the date of the First Merger Effective Time, to be classified as an association taxable as a corporation for U.S. federal income tax purposes.
(b)
First Merger
.
(i) At least one month prior to the Approval Date, Parent and TopCo shall cause draft terms of merger, in substantially the form attached hereto as
Exhibit C
(with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Islands Act and the Luxembourg Company Law, the “
Plan of Merger
”), along with all other documentation and declarations required under the Luxembourg Company Law in connection with the First Merger, to be duly executed and properly filed with the RCS and published on the RESA, in accordance with the relevant provisions of the Luxembourg Company Law (together, the “
Luxembourg Merger Documents
”). The First Merger will be approved by TopCo through the First Merger Shareholder Resolution on the Approval Date but the First Merger Shareholder Resolution shall only become

Annex A-16

effective seven (7) Business Days after the Approval Date following its prior publication in the RESA and subject to (i) the execution of a plan of merger in substantially the form attached hereto as
Exhibit G
by each of TopCo and Parent (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Islands Act and the Luxembourg Company Law or otherwise agreed between TopCo and Parent, the “
Cayman Plan of Merger
”) and the registration of such Cayman Plan of Merger and the filing of the other documents required under the Cayman Islands Act with the Registrar of Companies of the Cayman Islands in accordance with the applicable provisions of the Companies Act (such other documents, together with the Plan of Merger, the “
Cayman Merger Documents
” and together with the Luxembourg Merger Documents, the “
First Merger Documents
”) on such date (the time the First Merger becomes effective being referred to herein as the “
First Merger
Effective Time
”), (ii) the delivery, on such date, by Parent to TopCo of (x) a legal opinion from Walkers (Cayman) LLP (in a form reasonably acceptable to TopCo and the Company) regarding the completion of the steps required under the Cayman Islands Act to consummate the First Merger and (y) a certificate evidencing the registration of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands as soon as possible after the First Merger Effective Time (it being understood that delivery of such certificate shall not be a condition precedent to the First Merger Effective Time).
(ii) In accordance with the Companies Act (as amended) of the Cayman Islands (the “
Cayman Islands Act
”) and the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “
Luxembourg Company Law
”), (A) on the Approval Date, the sole shareholder of TopCo shall pass a shareholder resolution in front of a Luxembourg notary (the “
First Merger Shareholder Resolution
”) to approve, the First Merger (including the Plan of Merger and the Luxembourg Merger Documents) and the resulting increase in the capital of TopCo and, (B) at the First Merger Effective Time, Parent shall merge with and into TopCo. Following the First Merger Effective Time, the separate existence of Parent shall cease and TopCo shall continue as the surviving entity of the First Merger (the “
First Surviving Company
”) and shall succeed to and assume all the rights and obligations of Parent in accordance with the Cayman Islands Act and the Luxembourg Company Law.
(iii) The First Merger shall have the effects as provided in this Agreement, in the First Merger Documents and in the applicable provisions of the Cayman Islands Act and the Luxembourg Company Law. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of Parent shall vest in the First Surviving Company and all debts, liabilities and duties of Parent shall become the debts, liabilities, obligations and duties of the First Surviving Company.
(iv) At the First Merger Effective Time, the Governing Documents of TopCo as amended pursuant to the First Merger Documents shall be the Governing Documents of the First Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(v) At the First Merger Effective Time, the sole chairman (
pr
é
sident
) of TopCo immediately prior to the First Merger Effective Time shall remain the sole chairman (president) of the First Surviving Company, to hold office in accordance with the Governing Documents of First Surviving Company.
(vi) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each Parent Share (other than such shares cancelled pursuant to
Section
 2.1(b)(vii)
) issued and outstanding as of immediately prior to the First Merger Effective Time shall be automatically cancelled and extinguished and exchanged for one ordinary share of First Surviving Company (the “
First Merger Consideration
”). From and after the First Merger Effective Time, all outstanding Parent Shares shall automatically cease to exist, and such Person that, immediately prior to the First Merger Effective Time, was registered as a holder of the Parent Shares in the register of members of Parent shall thereafter cease to be a member of Parent and shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.
(vii) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or any other Person, each Parent Share held immediately prior to the First Merger Effective

Annex A-17

Time by Parent as treasury shares shall be cancelled and surrendered (as applicable), and no consideration shall be paid with respect thereto.
(viii) If after the date hereof and prior to the First Merger Effective Time Parent pays a share dividend in, sub-divides,
consolidates into a smaller number of shares, or issues by reclassification, any Parent Shares, then the First Merger Consideration will be appropriately adjusted to provide to the holders of the Parent Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the First Merger Consideration, subject to further adjustment in accordance with this provision.
(c)
Redemption
. On the Approval Date, TopCo will resolve to redeem and cancel the shares held by its initial sole shareholder and proceed with a reduction of its share capital for an amount equal to the nominal value of these redeemed shares, such Redemption becoming effective immediately after the First Merger Effective Time.
(d)
C
hange in Legal Form of TopCo
. On the Approval Date, TopCo shall resolve to (i) change its legal form from a simplified joint stock company (
soci
é
t
é
par actions simplifi
é
e
) to a public limited liability company (
soci
é
t
é
anonyme
) and (ii) amend and restate its Governing Documents, substantially in the forms attached hereto as
Exhibit D
(the “
Agreed TopCo Governing Documents
”), such steps becoming effective on the Closing Date immediately after giving effect to the First Merger and the Redemption, and, the Agreed TopCo Governing Documents as so amended and restated, shall be the Governing Documents of TopCo until thereafter amended in accordance with the terms thereof and applicable Law.
(e)
PIPE Financing
. In accordance with the Luxembourg Company Law, after the Conversion and prior to the Second Merger Effective Time, (i) TopCo shall issue the relevant number of TopCo Ordinary Shares for the PIPE Financing and (ii) the Governing Documents of TopCo shall be amended accordingly to reflect the resulting capital increase, subject to the Aggregate PIPE Proceeds, the executed Subscription Agreements and all documentation and other information regarding the Investors which may be reasonably requested by TopCo in connection with any applicable “know your customer” and anti-money laundering rules and regulations having been received prior thereto; provided, that in no event shall the Aggregate PIPE Proceeds (or any portion thereof) be held in a bank account of TopCo until after the Conversion.
(f)
Second Merger
.
(i) At least one month prior to the Approval Date, the Company and TopCo shall cause draft terms of merger, in a form reasonably satisfactory to the Company and TopCo (with such modifications, amendments or supplements thereto as may be required to comply with the Luxembourg Company Law), along with all other documentation and declarations required under the Luxembourg Company Law in connection with the Second Merger and not waived by its shareholders, to be duly executed and properly filed with the RCS and published in the RESA to the extent required by the Luxembourg Company Law as well as made available at the registered offices of the Company and TopCo, in accordance with the relevant provisions of the Luxembourg Company Law (together, the “
Second Merger Documents
”). The Second Merger will be approved through the Second Merger Shareholder Resolution on the Approval Date but it shall become effective on the Closing Date immediately after giving effect to the First Merger, the Redemption, the Conversion and the PIPE Financing (the time the Second Merger becomes effective being referred to herein as the “
Second Merger
Effective Time
”). The effectiveness of the First Merger, the Redemption, the Conversion, the PIPE Financing and the Second Merger shall be acknowledged in front of a Luxembourg notary on the Closing Date.
(ii) In accordance with the Luxembourg Company Law, on the Approval Date, the sole shareholder of TopCo shall pass a shareholder resolution in front of a Luxembourg notary (the “
Second Merger Shareholder Resolution
”) to approve,
inter alia
, the Second Merger and, at the Second Merger Effective Time, the Company shall merge with and into TopCo, subject to the First Merger, the Redemption, the Conversion, and the PIPE Financing issuance having become effective previously. Following the Second Merger Effective Time, the separate existence of the Company shall cease and TopCo shall continue as the surviving entity of the Second Merger (the “
Second Merger Surviving Company
”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the Luxembourg Company Law.

Annex A-18

(iii) The Second Merger shall have the effects as provided in this Agreement, in the Second Merger Documents and in the applicable provisions of the Luxembourg Company Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of the Company shall vest in the Second Merger Surviving Company and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Second Merger Surviving Company.
(iv) At the Second Merger Effective Time, the Governing Documents of TopCo shall be the Governing Documents of the Second Merger Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(v) At the Second Merger Effective Time, (A) the directors of TopCo immediately following the Second Merger Effective Time shall be appointed in accordance with
Section
 6.15
, each to hold office in accordance with the
Governing Documents of the Second Merger Surviving Company and (B) the officers of TopCo immediately following the Second Merger Effective Time shall be the officers of the Company as of immediately prior to the Second Merger Effective Time or such other officers as determined by the TopCo Board as of immediately following the Second Merger Effective Time, each to hold office in accordance with the Governing Documents of the Second Merger Surviving Company until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(vi) At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Party or any other Person, each issued and outstanding Company Share shall be automatically cancelled and extinguished and exchanged for a portion of the Exchange Consideration and the Earn Out Consideration in accordance with the Allocation Schedule and Section 2.2 (the “
Exchange
”).
Section
 2.2
Allocation Schedule
. The Company acknowledges and agrees that the Exchange Consideration and the Earn Out Consideration shall be allocated among the Company Shareholders pursuant to
Section
 3.2(a)
of the Company Disclosure Schedule (the “
Allocation Schedule
”) as a consequence of the Second Merger and such allocation (i) is and will be in accordance with the Governing Documents of the Company, the Company Shareholders Agreement and applicable Laws, (ii) does and will set forth the portion of the Exchange Consideration and the Earn Out Consideration allocated to each Company Shareholder and the portion of the Base Exchange Value allocated to each other Person set forth thereon and (iii) is and will otherwise be accurate; provided, that if there is any (a) Pre-Closing Equity Financing or (b) permitted transfers by Company Shareholders pursuant Section 8.3 of the Framework Agreement, then the values specified in the Allocation Schedule will be adjusted equitably by agreement of the parties hereto to reflect the Pre-Closing Equity Financing or the permitted transfers, as applicable (it being understood and agreed, for the avoidance of doubt, that any such changes in connection with a Pre-Closing Equity Financing or permitted transfers shall be limited to changes to the allocation of the Exchange Consideration and the Earn Out Consideration among the Company Shareholders (or their permitted transferees) and not to the aggregate amount of such Exchange Consideration or Earn Out Consideration).
Section
 2.3
Closing
. The closing of the transactions contemplated by this Agreement (the “
Closing
”) shall take place remotely by conference call and by electronic exchange of documents and signature pages as promptly as possible, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in
Article
 7
(other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “
Closing Date
”) or at such other place, date or time as Parent and the Company may agree in writing;
provided
that any notarial deed relating to TopCo or the Company as provided for under the provisions of
Section
 2.1
shall be published in the RESA prior to the Closing;
provided
,
further
, that notarial deeds relating to TopCo or the Company as provided for under the provisions of
Section
 2.1
will be signed in person in
wet-ink
(under proxy).
Section
 2.4
Withholding
. Parent, TopCo and any other withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such

Annex A-19

amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section
 2.5
Parent Warrants
. As a result of the First Merger and without any action of any Party or any other Person (but without limiting the obligations of TopCo pursuant to the last sentence of this
Section
 2.5
), each Parent Warrant that is outstanding immediately prior to the First Merger Effective Time shall automatically cease to represent a right to acquire Parent Class A Shares and shall automatically represent, immediately following the First Merger Effective Time, a right to acquire TopCo Ordinary Shares (a “
Converted Warrant
”) on the same contractual terms and conditions as were in effect immediately prior to the First Merger Effective Time under the terms of the Warrant Agreement;
provided
, that, each Converted Warrant: (a) shall represent the right to acquire the number of TopCo Ordinary Shares equal to the number of Parent Class A Shares subject to each such Parent Warrant immediately prior to the First Merger Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one TopCo Ordinary Share; and (c) shall expire on the five (5) year anniversary of the Closing Date. TopCo shall enter into a warrant assumption agreement (the “
Warrant Assumption Agreement
”) as of immediately prior the First Merger Effective Time, such assumption agreement to be substantially in the form attached hereto as
Exhibit E
.
Section
 2.6
Earn Out
.
(a) Subject to and conditioned upon the occurrence of the Closing, at the Second Merger Effective Time, TopCo shall issue the Earn Out Shares to the Company Shareholders in accordance with the Allocation Schedule and
Section
 2.2
, which shall be unvested and shall be subject to the following transfer restrictions, vesting and buyback provisions:
(i) If, at any time during the five (5) years following the Closing (the “
Vesting Period
”), the TopCo Ordinary Share Price is at or above a VWAP of $15.00 per share for any ten (10) trading days within any twenty (20) trading day period, one-half
(1/2) of the Earn Out Shares shall immediately vest and no longer be subject to the Buyback and the transfer restrictions provided for in
Section
 2.6(b)
and
Section
 2.6(c)
, respectively.
(ii) If, at any time during the Vesting Period, the TopCo Ordinary Share Price is at or above a VWAP of $20.00 per share for any ten (10) trading days within any twenty (20) trading day period, all remaining unvested Earn Out Shares shall immediately vest and no longer be subject to the Buyback and the transfer restrictions provided for in
Section
 2.6(b)
and
Section
 2.6(c)
, respectively.
(b) The Earn Out Shares that do not vest in accordance with
Section
 2.6(a)(i)
and
Section
 2.6(a)(ii)
during the Vesting Period are transferred back to TopCo in accordance with TopCo’s governing documents in view of their cancellation for a consideration equal to their nominal value, payable on such date, and shall be cancelled as soon as practicable by TopCo and without any encumbrance, third party right, further right, obligation or liability of any kind or nature on the part of TopCo or any of the Company Shareholders (the “
Buyback
”).
(c) Subject to the limitations contemplated herein, each Company Shareholder issued Earn Out Shares upon the Closing shall be entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares;
provided
that the Earn Out Shares shall not entitle the holder thereof to, without limiting
Section
 2.6(d)
, any consideration in connection with any sale or other transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by such Person or be subject to execution, attachment or similar process without the consent of TopCo, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Earn Out Shares shall be null and void;
provided
, that, notwithstanding the foregoing, transfers, assignments and sales by the holders of the Earn Out Shares are permitted (i) in the case of an holder who is individual, by gift to a member of such holder’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s

Annex A-20

immediate family, an Affiliate of such person or to a charitable organization; (ii) in the case of an holder who is individual, by virtue of laws of descent and distribution upon death of the individual; (iii) in the case of an holder who is individual, pursuant to a qualified domestic relations order; (iv) by virtue of the holder’s organizational documents upon the winding up and subsequent liquidation or dissolution of such holder; (v) to TopCo for a price not exceeding the nominal value of such Earn Out Shares; and (vi) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of TopCo shareholders having the right to exchange their TopCo Ordinary Shares for cash, securities or other property subsequent to the completion of the transactions contemplated by this Agreement;
provided
,
however
, that in the case of clauses (i) through (iv) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.
(d) In the event that there is a Company Sale after the Closing and during the Vesting Period that will result in the holders of TopCo Ordinary Shares receiving a Company Sale Price equal to or in excess of the applicable price per share set forth set forth in
Section
 2.6(a)(i)
and
Section
 2.6(a)(ii)
, then immediately prior to the consummation of the Company Sale any such vesting of Earn Out Shares set forth herein that has not previously occurred shall be deemed to have occurred and the holders of such Earn Out Shares shall be eligible to participate in such Company Sale.
(e) If, during the Vesting Period, the outstanding TopCo Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (other than, for the avoidance of doubt, a Company Sale), then the applicable price per share set forth set forth in this
Section
 2.6
will be equitably adjusted to reflect such change.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Subject to
Section
 9.8
, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Parent, in each case, as of the date hereof and as of the Closing, as follows:
Section
 3.1
Organization and Qualification
.
(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).
Section
 3.1(a)
of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(b) True and complete copies of the Governing Documents of the Group Companies and the Company Shareholders Agreement have been made available to Parent, in each case, as amended and in effect as of the date hereof. The Governing Documents of the Group Companies and the Company Shareholders Agreement are in full force and effect, and no Group Company is in breach or violation of any provision set forth in their respective Governing Documents or in material breach of the Company Shareholders Agreement.
(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and, if applicable, in good standing would not have a Company Material Adverse Effect.

Annex A-21

Section
 3.2
Capitalization of the Group Companies
.
(a)
Section
 3.2(a)
of the Company Disclosure Schedule sets forth, as of the date hereof, and the Allocation Schedule sets forth, as of immediately prior to the Closing, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding and (ii) the identity of the Persons that are the legal and beneficial owners thereof, (iii) with respect to any Company Warrants, the exercise price thereof and (iv) with respect to any Company Convertible Loans, the conversion price thereof. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable.
The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreement or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than Liens under applicable Securities Laws or the Company Shareholders Agreement (which Liens under the Company Shareholders Agreement will no longer be effective as of the Closing upon the termination of the Company Shareholders Agreement pursuant to the Framework Agreement)). Except for the warrants and the convertible loans set forth on
Section
 3.2(a)
of the Company Disclosure Schedule (respectively, the “
Company Warrants
” and the “
Company Convertible Loans
”) (as in effect as of the date hereof) (which shall be treated as provided in the Framework Agreement), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, except as set out in the Company Shareholders Agreement. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities apart from the Company Shareholders Agreement, the Company Warrants and the Company Convertible Loans.
(b)
Section
 3.2(b)
of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities a Subsidiary of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of a Subsidiary of the Company.
(c) Except as set forth in
Section
 3.2(d)
of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture or has any obligation to make any capital contribution to, or invest in, any Person.
(d)
Section
 3.2(d)
of the Company Disclosure Schedule sets forth a list of all (i) Indebtedness of the Group Companies and Company as of the date hereof, including the principal amount of such Indebtedness, the outstanding balance as of November 30, 2021, the pro forma balance estimates as of the Closing based on the outstanding balance as of November 30, 2021 and the debtor and the creditor thereof and (ii) Company Expenses, as of the date hereof, including that the amounts thereof and the Persons such amounts are owed to.
Section
 3.3
Authority
. Each Group Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The

Annex A-22

execution and delivery of this Agreement, the Ancillary Documents to which each Group Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of such Group Company. This Agreement and each Ancillary Document to which each Group Company is or will be a party has been or will be upon execution thereof, as applicable, duly and validly executed and delivered by such Group Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, (assuming that this Agreement and the Ancillary Documents to which such Group Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against such Group Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section
 3.4
Financial Statements; Undisclosed Liabilities
.
(a) The Company has made available to Parent a true and complete copy of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of income and cash flows of the Group Companies for the year then ended and (ii) the unaudited consolidated balance sheet (the “
Latest Balance Sheet
”) and the related unaudited consolidated statements of income and cash flows of the Group Companies as of and for a year-to-date
period ended as of the end of each fiscal quarter that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo or Parent with the SEC (including for each fiscal quarter of the year ended December 31, 2020) if such Registration Statement / Proxy Statement was to be filed as of the date hereof (
clauses (i)
 and
(ii)
, together, the “
Financial Statements
”), each of which are attached as
Section
 3.4(a)
of the Company Disclosure Schedule and, in the case of clause (i), will contain an unqualified report of the Company’s auditors when delivered following the date of this Agreement in accordance with
Section
 6.13
. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with International Financial Reporting Standards (“
IFRS
”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and (C) in the case of clause (i), has been audited in accordance with the standards of the PCAOB.
(b) The Post-Signing Company Financial Statements, when delivered following the date of this Agreement in accordance with
Section
 6.13
, (i) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein and, (iii) will, if applicable, be audited in accordance with the standards of the PCAOB.
(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.
(d) Except as set forth in
Section
 3.2(d)
of the Company Disclosure Schedule, since December 31, 2018, no Group Company has received any written or, to the Company’s knowledge, oral complaint, allegation, assertion or claim that there is (A) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (B) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (C) fraud, whether or not material, that

Annex A-23

involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.
Section
 3.5
Consents and Requisite Governmental Approvals; No
 Violations
.
(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of any Group Company with respect to a Group Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which such Group Company is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, and the applicable requirements of the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq and Nasdaq First North to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on each of Nasdaq and Nasdaq First North, as applicable, (iv) filing of the First Merger Documents and the Second Merger Documents under the applicable law of the Cayman Islands or of Luxembourg, as applicable, or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.
(b) Neither the execution, delivery or performance by each Group Company of this Agreement nor the Ancillary Documents, as applicable, to which such Group Company is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of such Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Group Company Permits, (iii) violate, or constitute breach under, any Order or applicable Law to which any Group Company or any of it properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses
 (ii)
through
(iv)
 above, as would not have a Company Material Adverse Effect.
Section
 3.6
Permits
. Each of the Group Companies has, maintains, and updates, as needed, all Permits (the “
Material Permits
”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not be material to the Group Companies, taken as a whole. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.
Section
 3.7
Material Contracts
.
(a)
Section
 3.7(a)
of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party or otherwise bound (each Contract required to be set forth on
Section
 3.7(a)
of the Company Disclosure Schedules, together with each of the Contracts entered into after the date hereof that would be required to be set forth on
Section
 3.7(a)
of the Company Disclosure Schedule if entered into prior to the execution and delivery of this Agreement, collectively, the “
Material Contracts
”):
(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company, in excess of $2,500,000, other than such obligations by and among any of the Group Companies;

Annex A-24

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,500,000;
(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;
(iv) any material joint venture, profit-sharing, partnership, collaboration, co-promotion,
commercialization, research and development or other similar Contract;
(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of TopCo or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect TopCo, or any of its Affiliates after the Closing;
(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $1,500,000 annually or (B) $3,000,000 over the life of the agreement;
(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;
(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;
(ix) any Contract required to be disclosed on
Section
 3.19
of the Company Disclosure Schedules;
(x) any Contract with any Person (A) pursuant to which any Group Company (or TopCo or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property;
(xi) any agreement for the employment or engagement of any individual service provider of any Group Company that (A) provides for annual base compensation in excess of $250,000, (B) provides for the payment or accelerated vesting of any form of compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) cannot be terminated by any Group Company without severance or similar separation payments or material penalty on notice of thirty (30) days or less;
(xii) any Contract for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of the material assets or business of any other Person (other than acquisitions or dispositions of raw materials and inventory made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an
“earn-out”,
contingent purchase price or other contingent or deferred payment obligation;
(xiii) any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “
CBA
”);

Annex A-25

(xiv) any settlement, coexistence, covenant not to sue, consent to use, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date hereof, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary
obligations on any Group Company (or TopCo or any of its Affiliates after the Closing);
(xv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $1,500,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;
(xvi) any Contract with any Material Supplier or Material Partner; and
(xvii) any Contract (A) under which Intellectual Property of a third party is licensed to a Group Company (other than non-exclusive
licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business and
Off-the-Shelf
Software), (B) under which any Person has developed or has been engaged to develop any Intellectual Property for a Group Company (excluding agreements with employees and contractors entered into in the ordinary course of business on standard forms of agreement under which such employees and contractors assign rights in all developed material Intellectual Property to a Group Company) or under which any Group Company has developed or has been engaged to develop any material Intellectual Property for any Person, and (C) under which a Group Company has licensed Company Owned Intellectual Property to a third party (other than non-exclusive
licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business).
(b) The Material Contracts are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. No Group Company has any present expectation or intention of not fully performing on a timely basis all material obligations required to be performed by such Group Company under any Material Contract, and, to the knowledge of the Company, no facts exist which would render such performance unlikely (including as a result of
COVID-19
or
COVID-19
Measures). None of the Group Companies or, to the knowledge of the Company, the other parties thereto are in material breach or default under any Material Contract and, to the knowledge of the Company, no event has occurred which would permit termination, modification or acceleration of any material term or condition of any Material Contract by any party thereto except as would not reasonably be expected to be material to the Group Companies taken as a whole. None of the Group Companies has given notice of its intent to terminate, modify, amend any material term or condition of, or otherwise materially alter the terms and conditions of, any Material Contract or has received any such notice from any other party thereto.
Section
 3.8
Absence of Changes
. During the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Parent if taken during the period from the date of this Agreement until the Closing pursuant to
Section
 6.1(b)(i)
,
(iv)(A)
,
(v)
, or
(xiv)
.
Section
 3.9
Litigation
. Except as set forth on
Section
 3.9
of the Company Disclosure Schedules, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Annex A-26

Section
 3.10
Compliance with Applicable Law
. Each Group Company (a) conducts (and since December 31, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company (including all applicable
COVID-19
Measures) and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a)
 and
(b)
, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section
 3.11
Employee Plans
.
(a)
Section
 3.11(a)(i)
of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction) and separately identifies any material Employee Benefit Plan sponsored by an ERISA Affiliate of any Group Company in which the Company or a Group Company is a participating employer. No Employee Benefit Plan is sponsored or contributed to solely by any Group Company. With respect to each material Employee Benefit Plan, the Group Companies have provided Parent with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.
(b) No Employee Benefit Plan is, and no Group Company has any Liability (including on account of an ERISA Affiliate) with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Employee Benefit Plan provides, and no Group Company has any Liabilities to provide, any retiree, post-employment or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c) Except as set forth on
Section
 3.11(c)
of the Company Disclosure Schedules, ach Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect the qualified status thereof. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any penalty or Tax under Section 4975, 4980H, 4980B, 4980D, 6721 or 6722 of the Code.
(d) There are no pending or, to the Company’s knowledge, threatened, Proceedings or claims with respect to any Employee Benefit Plan (other than routine claims for benefits) and, to the Company’s knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Proceedings or claims. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements, premiums and benefit payments that are due have been timely made or, if not yet due, properly accrued.
(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iv) limit or restrict the right of any Group Company to merge, amend or terminate any Employee Benefit Plan.

Annex A-27

(f) No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.
(g) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code, and no amount under any such Employee Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. No amounts paid or payable by any Group Company are subject to any Tax or penalty imposed under Section 457A of the Code.
(h) The Group Companies have no obligation to reimburse, indemnify or make any
“gross-up”
or similar payment in respect of any taxes that may become payable, including under Section 4999 or 409A of the Code.
(i) Without limiting the foregoing: (i) each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity; (ii) no Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, jubilee, gratuity or similar plan or arrangement or has any material unfunded or underfunded Liabilities; (iii) all contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued; and (iv) at all relevant times, all material benefit payments under Foreign Benefit Plans have been adjusted regularly.
Section
 3.12
Environmental Matters
.
(a) The Group Companies are (and since December 31, 2018 have been) in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Permits required under Environmental Laws.
(b) None of the Group Companies have received any written notice, report or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, or a failure to comply in any material respect with, or a material Liability under, any Environmental Laws.
(c) There is (and since December 31, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company pursuant to Environmental Laws.
(d) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances so as to give rise to any material Liabilities of any Group Company under any Environmental Laws.
(e) The Group Companies have made available to Parent copies of all environmental, health or safety assessments, audits and reports and all other material environmental, health and safety documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.
Section
 3.13
Intellectual Property
.
(a)
Section
 3.13(a)
of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, and (ii) Company Licensed Intellectual Property and (iii) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of

Annex A-28

the date hereof.
Section
 3.13(a)
of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date hereof, (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.
(b) As of the date of this Agreement, all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no material Proceedings, including litigations, interference, re-examination,
reissue, opposition, nullity or cancellation proceedings pending, that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.
(c) The Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Company Patents, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer, development partner or commercialization partner the right to use any material Company Product or service on anything other than a non-exclusive
basis. Each Group Company exclusively owns all right, title and interest in and to, or has a valid and enforceable right to use, all of the Intellectual Property Rights used in or held for use in the operation of its business as currently conducted in all material respects free and clear of all Liens other than Permitted Liens. The Company Owned Intellectual Property is, valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property, all other Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(d) Each Group Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property (each such person, a “
Creator
”) have signed a written agreement providing for the assignment of all Intellectual Property created by such Creator within the scope of such Creator’s duties to the Group Companies and prohibiting such Creator from using or disclosing the trade secrets and confidential information of all Group Companies. To the Company’s knowledge, no Creator is in violation of such agreement.
(e) Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how
and other confidential information owned by each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how
or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure
agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how
or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.
(f) None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Annex A-29

(g) To the Company’s knowledge, neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(h) Since December 31, 2018, there is no material Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.
(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.
(j) To the Company’s knowledge, each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole.
(k) No Group Company has accessed, used, modified, linked to, created derivative works from any Software in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property, or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section
 3.14
Labor Matters
.
(a) Since December 31, 2018, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages, salaries, or other compensation for services, or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.
(b) Since December 31, 2018, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

Annex A-30

(c) No Group Company is a party to or bound by any CBA nor any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. No employees of the Group Companies are represented by any labor union, works council, or other labor organization with respect to their employment with the Group Companies. Since December 31, 2018, there have been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company. With respect to the transactions contemplated by this Agreement, the Group Companies have satisfied in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, CBA or other Contract.
(d) To the Company’s knowledge, no current employee of the Group Companies with annualized compensation at or above $250,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.
(e) The Group Companies are, and since December 31, 2018 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, and wages and hours.
(f) No director, officer, or other senior level employee of the Group Companies has (i) engaged in sexual harassment, gender discrimination, unwanted touching, or sexual activities or a physical or romantic relationship with any employee of the Group Companies, (ii) engaged in any violence, threats of violence, discrimination, retaliation or policy violation with any employee of the Group Companies or (iii) entered into or been subject to any settlement agreement or out of court resolution relating to such matters. The Group Companies have promptly, thoroughly and impartially investigated all incidents and allegations of harassment (sexual or otherwise), violence, threats of violence, discrimination, retaliation or policy violation of which any of them is aware and have not entered into or been subject to any settlement agreement or out of court resolution relating to such matters. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Group Companies do not reasonably expect any material Liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Group Companies, that, if known to the public, would bring the Group Companies into material disrepute.
(g) No employee layoff, facility closure or shutdown,
reduction-in-force,
furlough, temporary layoff, material work schedule change, reduction in hours, reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of
COVID-19
or any Law directive, guidelines or recommendations by any Governmental Entity in connection with or in response to
COVID-19.
The Group Companies have not otherwise experienced any material employment-related Liability with respect to
COVID-19.
Section
 3.15
Insurance
.
Section
 3.15
of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date hereof. All such policies are in full force and effect, all premiums due and payable thereon as of the date hereof have been paid in full as of the date hereof, and true and complete copies of all such policies have been made available to Parent. As of the date hereof, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Annex A-31

Section
 3.16
Tax Matters
.
(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has timely paid all income and other material amounts of Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.
(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.
(c) No Group Company is currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.
(d) All material deficiencies asserted as a result of any examination of any Tax Returns of the Group Companies have been paid in full or finally settled.
(e) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.
(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.
(g) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations
Section 1.6011-4
(or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law).
(h) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.
(i) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(j) No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Treasury Regulations
Section 1.1502-6
(or any similar provision of state, local or
non-U.S.
Law), as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business that is not primarily related to Taxes), or otherwise by operation of Law.
(k) No claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been fully resolved or withdrawn.
(l) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(m) No Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable

Annex A-32

period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. No Group Company will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(n) Each Group Company is tax resident only in its jurisdiction of formation.
(o) The Company is not and has not been a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(p) No Group Company has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that could reasonably be expected to prevent the Election, the First Merger, the Conversion or the Second Merger from qualifying for the Intended U.S. Tax Treatment.
Section
 3.17
Brokers
. Except as set forth on
Section
 3.17
of the Company Disclosure Schedules none of Parent, TopCo or any Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other Person in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Group Companies or, to the knowledge of the Company, any of their respective Affiliates.
Section
 3.18
Real and Personal Property
.
(a)
Owned Real Property
. No Group Company owns any real property.
(b)
Leased Real Property
.
Section
 3.18(b)
of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “
Leased Real Property
”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases (including amendments, if applicable) have been made available to Parent. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Group Companies. There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by, any party to such Real Property Leases.
(c)
Personal Property
. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies, except for assets disposed of in the ordinary course of business, free and clear of any and all Liens (other than Permitted Liens). The Group Companies own, have a valid leasehold interest in, or have a valid license to use, all of the properties, assets and rights, whether tangible or intangible, that are currently used in or are necessary for the conduct of their business as presently conducted in all material reports. Each material tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear), is suitable for the purposes for which it is presently used and all such material tangible and intangible assets are sufficient for the conduct of the business of the Group Companies as currently conducted and proposed to be conducted in all material reports.
Section
 3.19
Transactions with Affiliates
.
Section
 3.19
of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner,

Annex A-33

member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (the Persons identified in this clause
 (b)
, “
Related Parties
”), other than (i) (A) Contracts with respect to a Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies or (B) Contracts with respect to Equity Securities of any Group Company, in the case of each of the foregoing clauses (A) and (B), each of which has been provided to Parent prior to the date hereof, (ii) any Ancillary Document and (iii) Contracts entered into after the date hereof that are either permitted pursuant to
Section
 6.1(b)
or entered into in accordance with
Section
 6.1(b)
. No Related Party (A) owns any interest in any material asset used in the business of the Group Companies, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date hereof that are either permitted pursuant to
Section
 6.1(b)
or entered into in accordance with
Section
 6.1(b)
). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this
Section
 3.19
are referred to herein as “
Related Party Transactions
”.
Section
 3.20
Data Privacy and Security
.
(a) Each Group Company has implemented adequate written policies relating to the Processing of Personal Data (“
Privacy and Data Security Policies
”) compliant with all Laws related to the Processing of Personal Data. Each Group Company is, and has been since December 31, 2018, in compliance with (i) all applicable Laws related to the Processing of Personal Data, (ii) Privacy and Data Security Policies, and (iii) contractual obligations of the Group Companies related to the Processing of Personal Data, in each case of (i)-(iii), in all material respects.
(b) There are no pending, nor have there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.
(c) (i) Since December 31, 2018, there has been no unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company and (ii) there have been no unauthorized intrusions, loss of data, or breaches of security into any Group Company IT Systems, except, in the case of clauses (i) and (ii), as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(d) Each Group Company owns or has license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted.
Section 3.21
Compliance with
International Trade
 & Anti-Corruption Laws
.
(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since December 31, 2018, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i)
 or
(ii)
; or
(iv)
 otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)
-
(iii)
or any country or territory which is or has, since December 31, 2018, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela and Syria).

Annex A-34

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section
 3.22
Information Supplied
. None of the information supplied or to be supplied by the Group Companies expressly for inclusion prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the
Pre-Closing
Parent Holders or at the time of the Parent Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section
 3.23
Regulatory Compliance
.
(a)
Section
 3.23(a)
of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of all material Regulatory Permits held by the Group Companies, which are the only Regulatory Permits that are necessary for the Group Companies to conduct the business of the Group Companies. The Group Companies and the Company Products are in compliance in all material respects with all Regulatory Permits, and no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of a Group Company or a Company Product to be in compliance in all material respects with the terms of any such Regulatory Permit. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending, varying or revoking any Regulatory Permit and (ii) each third party that is a manufacturer, contractor or agent for the Group Companies is in compliance in all material respects with all Regulatory Permits required by all Public Health Laws insofar as they reasonably pertain to the Group Companies or Company Products.
(b) No Group Company has received any communications, written or oral, from FDA or any other Governmental Entity indicating that FDA or such other Governmental Entity has questions or concerns with respect to (i) the approvability of any pending biologics license applications or planned supplemental biologics license applications or marketing authorization applications in any jurisdiction; or (ii) the discharge of any post-marketing commitments to which any Group Company or any of its marketing partners has agreed or intends to agree in conjunction with any pending biologics license applications or marketing authorization applications in any jurisdiction.
(c) There is no act, omission, event or circumstance of which the Company has knowledge that would reasonably be expected to give rise to or lead to any material Proceeding against any Group Company or Company Product related to compliance with Public Health Laws. To the Company’s knowledge, the Group Companies do not have any Liability for failure to comply with any Public Health Laws.
(d) All Company Products are developed, investigated, manufactured, prepared, packaged, tested, labeled and distributed in compliance in all material respects with the Public Health Laws or any comparable Law.
(e) To the knowledge of the Company, the clinical trials conducted by or on behalf of the Group Companies are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Laws of administered by FDA and any comparable Governmental Entity.
(f) To the knowledge of the Company, as of the date of this Agreement, no Group Company, nor any clinical trial site conducting a clinical trial sponsored by any Group Company, is undergoing any inspection related to any Company Product or any clinical trial sponsored by any Group Company, or any other Governmental Entity investigation, other than identified pre-license
inspections by FDA with respect to the pending biologics license application.

Annex A-35

(g) Since December 31, 2018, the Group Companies have not distributed any Company Products that were upon their shipment by any Group Company adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Governmental Entity’s jurisdiction. No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension (other than in the ordinary course of business) of research, manufacturing or distribution, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Company Product or (ii) a termination, seizure or suspension of researching, clinical investigation, manufacturing or distributing of any Company Product, in either case, except as would not have a Company Material Adverse Effect. As of the date of this Agreement, no proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product are pending or threatened against the Group Companies.
(h) Neither the Group Companies nor any of its directors, managers, officers, employees, individual independent contractors or other service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, (i) have been excluded, disqualified, or debarred from any federal healthcare program (including Medicare or Medicaid) or any other federal program or any other healthcare program or reimbursement regulation or agreement or equivalent foreign program and (ii) have received notice from the FDA, any other Governmental Entity or any health insurance institution with respect to debarment, disqualification or restriction. None of the Group Companies nor any of their officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar law. No officer and, to the knowledge of the Company, no other employee or agent of any Group Company has (x) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (y) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (z) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Regulatory Permit for any Company Product.
(i) No event has occurred or condition or state of facts exists which would form a reasonable basis for product liability related, in whole or in part, to any of the Company Products or any of the Group Company’s services, nor is there any complaint, claim, litigation or other suit pending against any Group Company related to product liability for the Company Products or the Group Company’s services.
(j) The Group Companies have made available complete and accurate copies of representative documentation and information that provides information regarding the plans, status, and results of development, analysis, and other activities intended to support a biologics license application for the U.S. and any comparable applications for marketing authorization in other jurisdictions, summaries of regulatory interactions and communications, and the reasonably anticipated timeline for further development, submission, and regulatory review activities.
Section
 3.24
Material Suppliers
and Partners
.
(a)
Section
 3.24(a)
of the Company Disclosure Schedules sets forth a list of the Group Companies’ top 10 suppliers (each, a “
Material Supplier
”) as measured by the dollar amount of purchases therefrom, for (i) the twelve (12) months ended June 30, 2020 and (ii) the twelve (12) months ended June 30, 2021, showing the total purchases by the Group Companies from each such Material Supplier, during each such period. No Material Supplier has (a) terminated its relationship with any of the Group Companies, (b) materially reduced its business with any of the Group Companies or otherwise materially and adversely modified its relationship or terms with any of the Group Companies, (c) notified any of the Group Companies of its intention to take any such action and, to the knowledge of the Company, no such Material Supplier is contemplating such an action, (d) notified any of the Group Companies of any violations of such Materials Supplier’s user, usage or advertising policies (as applicable), or (e) to the knowledge of the Company prior to the execution and delivery of this Agreement, become insolvent or subject to bankruptcy proceedings.

Annex A-36

(b)
Section
 3.24(b)
of the Company Disclosure Schedules sets forth a list of the Group Companies’ top 10 customers, development partners or commercialization partners (each, a “
Material Partner
”) as measured by the dollar amount of payments therefrom to the Group Companies, for the for (i) the twelve (12) months ended June 30, 2020 and (ii) the twelve (12) months ended June 30, 2021, showing the total payments to the Group Companies from each such Material Partner, during each such period. No Material Partner has (a) terminated its relationship with any of the Group Companies, (b) materially reduced its business with any of the Group Companies or otherwise materially and adversely modified its relationship or terms with any of the Group Companies, (c) notified any of the Group Companies of its intention to take any such action and, to the knowledge of the Company, no such Material Partner is contemplating such an action, (d) notified any of the Group Companies of any violations of such Materials Partner’s user, usage or advertising policies (as applicable), or (e) to the knowledge of the Company prior to the execution and delivery of this Agreement, become insolvent or subject to bankruptcy proceedings.
Section
 3.25
Investigation; No Other Representations
.
(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Parent and (ii) it has been furnished with or given access to such documents and information about Parent and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b) In entering into this Agreement and the Ancillary Documents to which it is a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in
Article
 4
,
Article
 5
and in the Ancillary Documents to which it is a party and no other representations or warranties of TopCo, Parent or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in
Article
 4
,
Article
 5
and in the Ancillary Documents to which it is a party, neither TopCo, Parent nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section
 3.26
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES
. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS
ARTICLE
 3
,
ARTICLE
 4
OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO PARENT OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PARENT IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS
ARTICLE
 3
,
ARTICLE
 4
OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR

Annex A-37

SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PARENT IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO TOPCO
Subject to
Section
 9.8
, except as set forth in the Company Disclosure Schedules, each of the Company and TopCo hereby represents and warrants to Parent, in each case, as of the date hereof and as of the Closing, as follows:
Section
 4.1
Corporate Organization
.
TopCo is a limited liability company duly incorporated and validly existing under the Laws of Luxembourg.
Section
 4.2
Authority
. TopCo has the requisite limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which TopCo is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of TopCo (except for the First Merger, the Redemption, the Conversion and the Second Merger, which nonetheless require shareholder consent). This Agreement has been and each Ancillary Document to which TopCo is or will be a party, will be, upon execution thereof, duly and validly executed and delivered by TopCo, and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company and Parent, a valid, legal and binding agreement of TopCo (assuming this Agreement has been and the Ancillary Documents to which TopCo is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against TopCo in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section
 4.3
Capitalization of
TopCo
.
(a) On the Closing Date, (i) immediately prior to the First Merger Effective Time, the authorized share capital of TopCo (excluding the issued share capital) shall consist of 6,000,000,000 TopCo Ordinary Shares and the issued share capital of TopCo shall consist of the Initial Shares, (ii) immediately following the Closing, all of the issued and outstanding TopCo Ordinary Shares (A) shall be duly authorized, validly issued, fully paid and nonassessable, (B) shall have been issued in compliance with applicable Law and (C) shall not have been issued in breach or violation of any preemptive rights or Contract.
(b) Except as set forth in the first sentence of this
Section
 4.3(a)
, immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be no other shares of TopCo Ordinary Shares or other equity interests of TopCo issued or outstanding.
(c) Immediately prior to the issuance of TopCo Ordinary Shares in accordance with this Agreement, there shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for TopCo Ordinary Shares or the Equity Securities of any of the Group Company, or any other Contracts to which TopCo or any of its Subsidiaries is a party or by which TopCo or any of its Subsidiaries is bound obligating TopCo or any of its Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, TopCo or any of its Subsidiaries, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in TopCo or any of its Subsidiaries and (iii) no voting trusts, proxies or other Contracts with respect to the voting or transfer of TopCo Ordinary Shares.

Annex A-38

Section
 4.4
Consents and Requisite Governmental Approvals; No Violations
.
(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of TopCo with respect to TopCo’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, and the applicable requirements of the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated by hereby or thereby, (iii) such filings with and approvals of Nasdaq and Nasdaq First North to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on Nasdaq and Nasdaq First North, (iv) filing of the First Merger Documents and the Second Merger Documents under the applicable law of the Cayman Islands or of Luxembourg, as applicable, or (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.
(b) Neither the execution, delivery or performance by TopCo of this Agreement nor the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of the TopCo Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which TopCo is a party, (iii) violate, or constitute breach under, any Order or applicable Law to which TopCo or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of clauses
 (ii)
through
(iv)
 above, as would not have a Company Material Adverse Effect.
Section
 4.5
Business Activities
. TopCo was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.
Section
 4.6
Investment Company Act
.
TopCo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act
.
Section
 4.7
Tax Matters
. TopCo has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that could reasonably be expected to prevent the Election, the First Merger, the Conversion or the Second Merger from qualifying for the Intended U.S. Tax Treatment.
Section
 4.8
Investigation; No Other Representations
.
(a) TopCo, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Parent and (ii) it has been furnished with or given access to such documents and information about Parent and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

Annex A-39

(b) In entering into this Agreement and the Ancillary Documents to which it is a party, TopCo has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in
Article
 3
,
Article
 5
and in the Ancillary Documents to which it is a party and no other representations or warranties of the Company, Parent or any other Person, either express or implied, and TopCo, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in
Article
 3
,
Article
 5
and in the Ancillary Documents to which it is a party, neither the Company, Parent nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section
 4.9
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES
. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN
ARTICLE
 3
, THIS
ARTICLE
 4
OR THE ANCILLARY DOCUMENTS, NEITHER TOPCO NOR ANY OTHER PERSON MAKES, AND TOPCO EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TOPCO THAT HAVE BEEN MADE AVAILABLE TO PARENT OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF TOPCO BY THE MANAGEMENT OF TOPCO OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PARENT IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN
ARTICLE
 3
, THIS
ARTICLE
 4
OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TOPCO ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TOPCO, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PARENT IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES RELATING TO PARENT
(a) Subject to
Section
 9.8
, except as set forth on the Parent Disclosure Schedules, or (b) except as set forth in any Parent SEC Reports, Parent represents and warrants to the Company and TopCo, in each case, as of the date hereof and as of the Closing, as follows (
provided
that no representation or warranty by Parent shall apply to any statement or information in the Parent SEC Reports that relates to the topics referenced in the Statement (or any subsequent guidance, statements or interpretations issued by the SEC, the Staff or otherwise relating thereto), nor shall any correction, amendment or restatement of Parent’s Financial Statements due wholly or in part to the Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Parent):
Section
 5.1
Organization and Qualification
. Parent is an exempted company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation.

Annex A-40

Section
 5.2
Authority
. Parent has the requisite exempted company power and authority to execute and deliver this Agreement, each of the Ancillary Documents to which Parent is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the applicable Parent Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which Parent is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company action on the part of Parent. This Agreement has been and each Ancillary Document to which Parent is or will be a party will be upon execution thereof, duly and validly executed and delivered by Parent and constitutes or will constitute, upon execution thereof, as applicable, assuming due power and authority of, and due execution and delivery by, the Company, a valid, legal and binding agreement of Parent (assuming this Agreement has been and the Ancillary Documents to which Parent is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Parent in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section
 5.3
Consents and Requisite Government Approvals; No Violations
.
(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Parent with respect to Parent’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this with this Agreement, the Ancillary Documents or the transactions contemplated by hereby or thereby, (iii) such filings with and approvals of Nasdaq and Nasdaq First North to permit TopCo Ordinary Shares to be issued in accordance with this Agreement to be listed on Nasdaq and Nasdaq First North, as applicable, (iv) filing of the First Merger Documents under the Cayman Islands Act, (v) the applicable Parent Shareholder Approval or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Parent Material Adverse Effect.
(b) Neither the execution, delivery or performance by Parent of this Agreement nor the Ancillary Documents to which Parent is or will be a party nor the consummation by Parent of the transactions contemplated hereby and thereby will (i) result in any breach of any provision of Parent’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Parent is a party or by which Parent or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which Parent or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of Parent, except in the case of clauses
 (ii)
through
(iv)
 above, as would not have a Parent Material Adverse Effect.
Section
 5.4
Brokers
. Except as set forth on
Section
 5.4
of the Parent Disclosure Schedules, none of Parent, TopCo or any Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder, investment banker or other Person in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or, to the knowledge of Parent, any of its respective Affiliates.
Section
 5.5
Information Supplied
. None of the information supplied or to be supplied by or on behalf of Parent expressly for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement /

Annex A-41

Proxy Statement is mailed to the
Pre-Closing
Parent Holders or at the time of the Parent Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section
 5.6
Capitalization of
Parent
.
(a)
Section
 5.6(a)
of the Parent Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Parent Shares and the Parent Warrants as of the date hereof. All outstanding Equity Securities of Parent (except to the extent such concepts are not applicable under the applicable Law of Parent’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable.
Such Equity Securities (i) were not issued in violation of the Governing Documents of Parent and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Parent or pursuant to any agreement filed by Parent with the SEC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or, (B) other than the Parent Warrants, options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Parent, and, except as expressly contemplated by this Agreement or the Ancillary Documents, there is no obligation of Parent, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Parent.
(b) As of the date hereof, Parent has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.
Section
 5.7
SEC Filings
.
Parent
has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “
Parent SEC Reports
”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “
Additional Parent SEC Reports
”). Each of the Parent SEC Reports, as of their respective dates of filing, or, if amended, as of the date of any such amendment or filing that superseded the initial filing, complied and each of the Additional Parent SEC Reports, as of their respective dates of filing, or, if amended, as of the date of any such amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Parent SEC Reports or the Additional Parent SEC Reports. As of their respective dates of filing, or as of the date of any amendment if applicable, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports.
Section
 5.8
Trust Account
. As of the date hereof, Parent has an amount in cash in the Trust Account equal to at least $250,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule
2a-7
promulgated under the

Annex A-42

Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated September 21, 2020, between Parent and Continental Stock Transfer & Trust Company, as trustee (the “
Trustee
”) (the “
Trust Agreement
”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the proceeds in the Trust Account, the Parent SEC Reports to be inaccurate in any material respect or, to Parent’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes,
(ii) Pre-Closing
Parent Holders who shall have elected to redeem their Parent Class A Shares pursuant to the Governing Documents of Parent or (iii) if Parent fails to complete a Business Combination (as defined in the Trust Agreement) within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Parent (in limited amounts to permit Parent to pay the expenses of the Trust Account’s liquidation and dissolution) and then the
Pre-Closing
Parent Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Parent and the Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There, as of the date hereof, are no claims or, to Parent’s knowledge, proceedings pending with respect to the Trust Account. Since September 21, 2020, Parent has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from Trust Account to
(i) Pre-Closing
Parent Holders who shall have elected to redeem their Parent Class A Shares pursuant to the Governing Documents of Parent, (ii) underwriters of Parent’s initial public offering for their deferred underwriting commissions and (iii) TopCo, each in accordance with the terms of and as set forth in the Trust Agreement, Parent shall have no further obligation (A) to
Pre-Closing
Parent Holders who shall have elected to redeem their Parent Class A Shares pursuant to the Governing Documents of Parent and (B) under either the Trust Agreement or the Governing Documents of Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section
 5.9
Transactions with Affiliates
.
Section
 5.9
of the Parent Disclosure Schedules sets forth all Contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either Parent or Sponsor, on the other hand (the Persons identified in this clause
 (b)
, “
Parent Related Parties
”), other than (i) Contracts with respect to a Parent Related Party’s employment with, or the provision of services to, Parent (including benefit plans, indemnification arrangements and other ordinary course compensation from) and (ii) Contracts entered into after the date hereof that are either permitted pursuant to
Section
 6.9
or entered into in accordance with
Section
 6.9
. No Parent Related Party (A) owns any interest in any material asset used in the business of Parent, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, development partner, commercialization partner, lessor, lessee or competitor of Parent or (C) owes any material amount to, or is owed material any amount by, Parent. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this
Section
 5.9
are referred to herein as “
Parent Related Party Transactions
”.
Section
 5.10
Litigation
. There is (and since its incorporation there has been) no Proceeding pending or, to Parent’s knowledge, threatened against or involving Parent that, if adversely decided or resolved, would be material to Parent. Neither Parent nor any of its properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by Parent pending against any other Person.
Section
 5.11
Compliance with Applicable Law
. Parent is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a Parent Material Adverse Effect.

Annex A-43

Section
 5.12
Internal Controls; Listing; Financial Statements
.
(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its incorporation, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule
13a-15
and Rule
15d-15
under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s Financial Statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule
13a-15
and Rule
15d-15
under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent, in each case except as set forth in the Parent SEC Reports.
(b) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c) Since its incorporation, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding Parent Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Parent, threatened against Parent by NYSE or the SEC with respect to any intention by such entity to deregister Parent Class A Shares or prohibit or terminate the listing of Parent Class A Shares on NYSE. Parent has not taken any action that is designed to terminate the registration of Parent Class A Shares under the Exchange Act.
(d) The Parent SEC Reports contain true and complete copies of the applicable Parent Financial Statements. The financial statements of Parent included in the Parent SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. The Company acknowledges that (i) the staff of the SEC (the “
Staff
”) issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “
Statement
”), (ii) Parent continues to review the Statement and its implications, including on the financial statements and other information included in the Parent SEC Reports and (iii) any restatement, revision or other modification of the Parent SEC Reports in connection with such review of the Statement or any other required changes in the Parent SEC Reports, including as a result of any order, directive, guideline, comment or recommendation from the SEC that is applicable to Parent shall be deemed not material for purposes of this Agreement, including with respect to
Section
 5.7
and this
Section
 5.12
.
(e) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s assets, in each case other than as set forth in the Parent SEC Reports. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that accurately and fairly reflect the transactions and dispositions of the assets of Parent in all material respects.
(f) Except as set forth in
Section
 5.12(f)
of the Parent Disclosure Schedules, since its incorporation, Parent has not received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Parent, (ii) “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent, in each case other than as set forth in the Parent SEC Reports.
Section
 5.13
No Undisclosed Liabilities
. Except for the Liabilities (a) set forth in
Section
 5.13
of the Parent Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or

Annex A-44

disclosed in the Parent Financial Statements included in the Parent SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Parent SEC Reports in the ordinary course of business, (e) either permitted to be incurred pursuant to
Section
 6.9
or incurred in accordance with
Section
 6.9
or (f) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to Parent, Parent has no Liabilities.
Section
 5.14
Tax Matters
.
(a) Parent has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Parent has timely paid all income and other material amounts of Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.
(b) Parent has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c) Parent is not currently the subject of a Tax audit or examination, or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.
(d) All material deficiencies asserted as a result of any examination of any Tax Returns of Parent have been paid in full or finally settled.
(e) Parent has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.
(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.
(g) Parent is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations
Section 1.6011-4
(or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law).
(h) There are no Liens for material Taxes on any assets of Parent other than Permitted Liens.
(i) During the two (2)-year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(j) Parent (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return and (ii) has not had any Liability for the Taxes of any Person under Treasury Regulations
Section 1.1502-6
(or any similar provision of state, local or
non-U.S.
Law), as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business that is not primarily related to Taxes), or otherwise by operation of Law.
(k) No claims have ever been made by any Tax Authority in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to taxation by that jurisdiction, which claims have not been fully resolved or withdrawn.
(l) Parent is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and Parent is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

Annex A-45

(m) Parent will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or
non-U.S.
Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. Parent will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(n) Parent is tax resident only in its jurisdiction of formation.
(o) Parent has neither taken nor agreed to take any action not contemplated by this Agreement or any Ancillary Documents that could reasonably be expected to prevent the Election, the First Merger, the Conversion or the Second Merger from qualifying for the Intended U.S. Tax Treatment.
Section
 5.15
Investigation; No Other Representations
.
(a) Parent, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b) In entering into this Agreement and the Ancillary Documents to which it is a party, Parent has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in
Article
 3
,
Article
 4
or in the Ancillary Documents and no other representations or warranties of the Company, TopCo or any other Person, either express or implied, and Parent, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in
Article
 3
,
Article
 4
or in the Ancillary Documents, neither the Company, TopCo nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section
 5.16
EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES
. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR TOPCO OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS
ARTICLE
 5
AND THE ANCILLARY DOCUMENTS, NEITHER PARENT NOR ANY OTHER PERSON MAKES, AND PARENT EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PARENT THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR TOPCO OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF PARENT BY THE MANAGEMENT OF PARENT OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR TOPCO IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE
ARTICLE
 5
OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR

Annex A-46

PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY PARENT ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF PARENT, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR TOPCO IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE 6
COVENANTS
Section
 6.1
Conduct of Business of the Compan
y
.
(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, any Ancillary Document, as required by applicable Law, as set forth on
Section
 6.1(a)
of the Company Disclosure Schedules, or as consented to in writing by Parent (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets and properties of the Group Companies, taken as a whole.
(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on
Section
 6.1(b)
of the Company Disclosure Schedules, as reasonably necessary to consummate any
Pre-Closing
Financing or as consented to in writing by Parent (such consent, other than in the case of
Section
 6.1(b)(i)
,
(iv)(A)
,
(ii)(A)
,
(iii)
,
(xvi)
,
(xiv)
, or
(xix)
, not to be unreasonably withheld, conditioned or delayed), not do any of the following:
(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than (A) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, or (B) as otherwise expressly contemplated by this Agreement;
(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;
(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholders Agreement (other than to effect the transactions contemplated by this Agreement and the Ancillary Documents);
(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Group Companies (including any Group Company Intellectual Property), other than inventory or obsolete equipment in the ordinary course of business, or (B) create, subject or incur any Lien on any material assets or properties of the Group Companies (including any Group Company Intellectual Property) (other than Permitted Liens);
(v) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company;

Annex A-47

(vi) incur, create or assume any Indebtedness, other than (i) ordinary course trade payables and (ii) for borrowed money in an aggregate amount not to exceed $1,000,000;
(vii) (A) materially amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms or entering into additional work orders under any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract;
(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly-owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;
(ix) except as required under the terms of any Employee Benefit Plan that is set forth on the
Section
 3.11(a)
of the Company Disclosure Schedules, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan or any material benefit or compensation plan, policy, program, arrangement or Contract that would be an Employee Benefit Plan if in effect as of the date hereof, (B) grant any new compensation or benefits to, or increase the compensation or benefits payable to, any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies, (C) hire, engage, terminate (without cause), furlough, or temporarily lay off any employee, independent contractor or individual service provider of the Group Companies whose annual base compensation exceeds (or would exceed) $250,000, (D) take any action to accelerate the payments, vesting or funding of any payments or benefits under any Employee Benefit Plan, or (E) waive or release any noncompetition, non-solicitation,
no-hire,
nondisclosure, noninterference,
non-disparagement,
or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Group Companies;
(x) (i) unless required by Law, negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;
(xi) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate WARN;
(xii) (A) make, change or rescind any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes, (C) change any period for the calculation of income or other material Taxes (except as required by applicable Law), (D) adopt or change any material method of Tax accounting (except as required by applicable Law), (E) file any amended income or other material Tax Return or claim for a Tax refund, (F) surrender any right to claim a refund of a material amount of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing
agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any income or other material Tax, (H) request any Tax ruling from a competent authority or (I) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(xiii) compromise, waive, release, assign, settle, or offer or propose to compromise, waive, release, assign or settle, any Proceeding or other claim, other than compromises, settlements or agreements that involve the payment of monetary damages by the Group Companies in excess of $500,000 individually or $1,000,000 in the aggregate, or that includes an admission of wrongdoing by, or imposes, or by its terms will impose at any point in the future, any material, non-monetary
obligations on, any Group Company (or TopCo or any of its Affiliates after the Closing);
(xiv) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

Annex A-48

(xv) change any member of the Group Companies’ methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;
(xvi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;
(xvii) make any political contributions to political candidates or political action committees;
(xviii) make or incur any capital expenditures that in aggregate exceed $1,500,000 in excess of the Company’s annual capital expenditure budget for periods following the date hereof made available to Parent;
(xix) enter into, renew, modify or revise any Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Related Party Transaction);
(xx) withdraw any biologics license application pending with FDA or any application for marketing authorization pending with any Governmental Entity, in each case, as of the date of this Agreement, or amend or seek to amend such biologics license application or marketing authorization in any way, or otherwise take action, that would be reasonably expected to prevent, delay or otherwise adversely affect FDA’s or such Governmental Entity’s review of, or action on, such biologics license application or marketing authorization;
(xxi) amend, modify, terminate or waive any rights or obligations under, the Framework Agreement; or
(xxii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this
Section
 6.1
.
(c) Prior to the Closing, each Group Company shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.
Section
 6.2
Efforts to Consummate
.
(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in
Article
 7
and, in the case of any Ancillary Document to which such Party will be a party to upon the execution thereof, the execution and delivery of such Ancillary Document, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements, (iii) the Company taking all actions necessary or advisable to cause the agreements set forth on
Section
 6.2(a)
of the Company Disclosure Schedules to be, subject to any conditions precedent expressly set forth thereon, terminated effective as of the Closing without any further obligations or liabilities to TopCo or any of its Affiliates (including the Group Companies or Parent) and (iv) the Company taking all actions necessary or advisable to timely and fully enforce all of the rights and obligations under the Framework Agreement). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable and shall complete all submissions required by any Governmental Entities (e.g., notice of change of ownership) to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents;
provided
,
however
, that each Party shall bear its
out-of-pocket
costs and expenses in connection with the preparation of any such Consents. Each of the Parties shall pay 50% of the applicable filing fees due under the HSR Act. Parent shall promptly inform the Company of any communication between Parent, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Parent of any communication between the Company or TopCo, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document.

Annex A-49

(b) Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than ten (10) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party will, and the Company shall cause its Subsidiaries to, promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other commercially reasonable actions necessary to cause the expiration or termination of the applicable waiting periods as soon as reasonably practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates, or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law from and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, each of the Company, TopCo and Parent shall, and the Company shall cause its Subsidiaries to: (i) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby; (ii) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion, either in person or by telephone, with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend; and (iv) furnish each other with copies of all material correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby.
(c) No Party shall take, and the Company shall not permit any of its Subsidiaries to take, any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transaction contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that (i) no Party (or any of its Affiliates or direct or indirect shareholders) shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) no Party (or any of its Affiliates or direct or indirect shareholders) shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate of any assets or categories of assets of such Party, its Subsidiaries, its Affiliates or direct or indirect shareholders or (B) the imposition of any limitation or regulation on the ability of either Party (or any of its Affiliates or direct or indirect shareholders) to freely conduct their business or own such assets.
(d) If requested by the Company after the date hereof and prior to the Closing Date, Parent agrees to, prior to the Closing Date, enter into subscription agreements in a form reasonably acceptable to Parent on terms and conditions substantially the same, in the aggregate, and no less favorable to Parent or TopCo as those contained in the Subscription Agreements, pursuant to which one or more direct or indirect shareholders of the Company may subscribe for TopCo Ordinary Shares (to be issued by TopCo after the Conversion, concurrently with the PIPE Financing, and prior to the Second Merger Effective Time) at a per share price equal to $10.00 (the “
Additional PIPE Financing
”);
provided
, that the subscription amount under such Subscription Agreements, shall not exceed, in the aggregate, the amount required in order to ensure that the condition to Closing set forth in
Section
 7.3(d)
will be satisfied following the Parent Shareholder Redemption;
provided
,
further
, that the Company shall provide notice to Parent of the request to enter into such subscription agreements (including the aggregate amount of such requested subscription) within
24-hours
of the Redemption Deadline.

Annex A-50

(e) Notwithstanding anything to the contrary in the Agreement, in the event that this
Section
 6.2
conflicts with any other covenant or agreement in this
Article
 6
that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.
Section
 6.3
Confidentiality
and Access to Information
.
(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. In furtherance of the foregoing, TopCo and the Company hereby agrees to be bound by the terms of the Confidentiality Agreement as the “Recipient” thereunder, as if, in the case of TopCo, TopCo was an original signatory thereto.
(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, upon reasonable advance written notice, provide, or cause to be provided, to Parent and its Representatives during normal business hours reasonable (i) access to the directors, officers, properties, books and records of the Group Companies and TopCo (in a manner so as to not interfere with the normal business operations of the Group Companies or TopCo) and (ii) updates of ongoing business developments including related to (A) material communication with FDA and Governmental Entities and (B) ongoing material Proceedings (including the status thereof). Notwithstanding the foregoing, none of the Group Companies or TopCo shall be required to disclose to Parent or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Group Companies or TopCo are subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding or ethical obligation of the Group Companies with respect to confidentiality, non-disclosure
or privacy or (D) jeopardize protections afforded to any of the Group Companies under the attorney-client privilege or the attorney work product doctrine (
provided
that, in case of each of
clauses (A)
 through
(D)
, the Company shall, and shall cause the other Group Companies or TopCo to, use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or TopCo, on the one hand, and Parent or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto;
provided
that the Company shall, in the case of
clause (i)
 or
(ii)
, provide prompt written notice of the withholding of access or information on any such basis.
(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent shall, upon reasonable advance written notice, provide, or cause to be provided, to Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of Parent (in a manner so as to not interfere with the normal business operations of Parent). Notwithstanding the foregoing, Parent shall not be required to disclose to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Parent is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding or ethical obligation of Parent with respect to confidentiality, non-disclosure
or privacy or (D) jeopardize protections afforded to Parent under the attorney-client privilege or the attorney work product doctrine (
provided
that, in case of each of
clauses (A)
 through
(D)
, Parent shall use commercially reasonable efforts to provide (x) such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) or (y) such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if Parent, on the one hand, and any Group Company, TopCo or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto;
provided
that Parent shall, in the case of
clause (i)
 or
(ii)
, provide prompt written notice of the withholding of access or information on any such basis.
Section
 6.4
Public Announcements
.
(a) Subject to
Section
 6.4(b)
,
Section
 6.7
and
Section
 6.8
, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement

Annex A-51

or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Parent or, after the Closing, TopCo;
provided
,
however
, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company (prior to the Closing) or TopCo (after the Closing), if the disclosing party is Parent, or Parent (prior to the Closing) or Sponsor (after the Closing), if the disclosing party is the Company or TopCo, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this
 Section
 6.4
and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement or in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this
Section
 6.4
or otherwise in this Agreement, the Parties agree that Parent, the Sponsor and their respective Representatives (i) shall not identify, by name or other identifying characteristic, the Company Shareholders set forth on
Section
 6.4(a)
of the Company Disclosure Schedule in any public statement, press release or other communication without the consent of such Company Shareholders (except for any such filing, announcement or other communication that is required by applicable Law, in which case the Parent, the Sponsor and their respective Representatives shall use reasonable best efforts to consult with such Company Shareholders, to review such announcement or communication and the opportunity to comment thereon and the Parent, the Sponsor and their respective Representatives shall consider such comments in good faith) and (ii) may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.
(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Parent prior to the execution of this Agreement and such initial press release (the “
Signing Press Release
”) shall be released as promptly as practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “
Signing Filing
”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. The Company, on the one hand, and Parent, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable), prior to the Closing and on the Closing Date, the Parties shall issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “
Closing Press Release
”). Promptly after the Closing, TopCo shall file a current report containing Form 10 information in accordance with Exchange Act rules (the “
Closing Filing
”) with the Closing Press Release and a description of the Closing as required by Securities Laws which Parent shall have the opportunity to review and comment upon prior to closing and TopCo shall consider such comments in good faith. In connection with the preparation of the Signing Press Release and the Signing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section
 6.5
Tax Matters
.
(a)
Tax Treatment
.
(i) The Parties intend that (A) the First Merger, together with the Election, shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(E) and (F) of the Code, (B) the Conversion shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (C) the Second Merger shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this
Section
 6.5(a)
unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

Annex A-52

(ii) Parent, the Company and TopCo hereby adopt this Agreement (along with the other agreements and documents necessary to effectuate the First Merger, the Conversion, and the Second Merger) as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of the First Merger, the Conversion, and the Second Merger. The Parties shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the transactions described in
Section
 6.5(a)
from qualifying for the Intended U.S. Tax Treatment.
(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Parent and the Company shall deliver to Kirkland & Ellis and DLA Piper LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended U.S. Tax Treatment as it applies to the Election, the First Merger and the Conversion, and DLA Piper LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended U.S. Tax Treatment as it applies to the Second Merger.
(b)
Gain Recognition Agreements
. Upon the written request of a Company Shareholder or
Pre-Closing
Parent Holder (or any direct or indirect owner thereof) that owns five percent (5%) or more of TopCo immediately after the Closing (directly or constructively, as determined under applicable Treasury Regulations), TopCo shall use commercially reasonable best efforts to (i) furnish to such person such information as such person reasonably requests in connection with such persons preparation of any “gain recognition agreement” in accordance with the rules of Treasury Regulations
Section 1.367(a)-8
and (ii) provide such person with the information reasonably requested by such person for purposes of determining whether there has been any “triggering event” (or potential “triggering event”) under the terms of such agreement, in each case at the sole cost and expense of such requesting person, and, as applicable, information reasonably requested by such person in connection with such triggering event to make a substitute gain recognition agreement.
(c)
Tax Matters Cooperation
. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to
Pre-Closing
Parent Holders information reasonably necessary to compute income of any such holder (or its direct or indirect owners) arising, if applicable, as a result of Parent’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (i) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (ii) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period.
(d)
Certain Taxes
. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Company, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
Section
 6.6
Exclusive Dealing
.
(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, TopCo and the Company shall not, and each of them shall cause their

Annex A-53

Representatives not to, directly or indirectly (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) to (A) acquire, in one transaction or a series of transactions, all or a substantial portion of any of the assets of any Group Company or TopCo, at least 5% of the Equity Securities of any Group Company or TopCo or the businesses of any Group Company or TopCo (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (B) make an equity or similar investment in any Group Company or TopCo (
clause (A)
 or
(B)
, an “
Acquisition Proposal
”,
provided
that, for the avoidance of doubt, neither this Agreement nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Acquisition Proposal” for the purposes of this
Section
 6.6(a)
or otherwise); (ii) furnish or disclose any
non-public
information to any Person in connection with, or that could reasonably be expected to lead to, an Acquisition Proposal; (iii) enter into any Contract regarding an Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company or TopCo (or any successor to or parent company of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this
Section
 6.6
or further an Acquisition Proposal. The Company and TopCo agree to (x) notify Parent promptly upon receipt of any Acquisition Proposal by TopCo or any Group Company, and to describe the terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of the Persons making such Acquisition Proposal), and (y) keep Parent fully informed on a current basis of any modifications to such offer or information.
(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) to (A) acquire, in one transaction or a series of transactions, all or a material portion of any the assets of Parent, the Equity Securities of Parent or the businesses of Parent (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (B) make an equity or similar investment in Parent or their Affiliates (
clause (A)
 or
(B)
, an “
Parent Acquisition Proposal
”,
provided
that, for the avoidance of doubt, neither this Agreement nor any of the Ancillary Documents or any of the transactions contemplated hereby or thereby shall constitute an “Parent Acquisition Proposal” for the purposes of this
Section
 6.6(b)
or otherwise); (ii) furnish or disclose any
non-public
information to any Person in connection with, or that could reasonably be expected to lead to, a Parent Acquisition Proposal; (iii) enter into any Contract regarding a Parent Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing or seek to circumvent this
Section
 6.6
or further a Parent Acquisition Proposal. Parent agrees to (x) notify the Company promptly upon receipt of any Parent Acquisition Proposal by Parent, and to describe the terms and conditions of any such Parent Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Parent Acquisition Proposal), and (y) keep the Company fully informed on a current basis of any modifications to such offer or information.
Section
 6.7
Preparation of Registration Statement
/ Proxy Statement
. As promptly as reasonably practicable following the date of this Agreement (but in any event no more than fifteen (15) Business Days following the date of this Agreement), Parent, TopCo and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), and TopCo shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement that will be used for the Parent Shareholders Meeting to adopt and approve (as applicable) the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Parent’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of Parent, TopCo and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to

Annex A-54

the Company, the provision of financial statements for the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or the Staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Parent, on the one hand, and the Company and TopCo, on the other hand, shall promptly furnish to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this
Section
 6.7
or for including in any other statement, filing, notice or application made by or on behalf of Parent or TopCo to the SEC, Nasdaq or Nasdaq First North in connection with the transactions contemplated by this Agreement and the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in
Section
 6.5(a)(iii)
. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of Parent, the Company, or, in the case of the Company or TopCo, Parent thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Parent, the Company, or, in the case of the Company or TopCo, Parent (such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) TopCo shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the
Pre-Closing
Parent Holders. TopCo shall promptly advise Parent and the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of TopCo Ordinary Shares for offering or sale in any jurisdiction, and each of Parent, TopCo and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section
 6.8
Parent Shareholder Approval
. As promptly as practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within thirty (30) Business Days of the effectiveness of the Registration Statement / Proxy Statement, Parent shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold an extraordinary general meeting (the “
Parent Shareholders Meeting
”) in accordance with the Governing Documents of Parent, for the purposes of obtaining the Parent Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Parent Shareholder Redemption. Parent shall, through its board of directors (the “
Parent Board
”), recommend to its shareholders (“
Parent Board Recommendation
”) the (i) adoption and approval of this Agreement and the transactions contemplated hereby and include such recommendation in the Registration Statement / Proxy Statement (the “
Business Combination Proposal
”); (ii) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective Staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Parent, TopCo and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; (iii) adoption and approval of the First Merger, along with Plan of Merger and the Cayman Plan of Merger and the transactions contemplated thereby (the “
Merger Proposal
”); and (iv) the adjournment of the Parent Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (iv) together, the “
Transaction Proposals
”);
provided
, that, Parent may postpone or adjourn the Parent

Annex A-55

Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval, (B) for the absence of a quorum, (C) if the condition to Closing set forth in
Section
 7.3(d)
could not be satisfied as a result of the number of Parent Class A Shares that have been tendered for redemption pursuant to the Parent Shareholder Redemption or (D) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that Parent has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the
Pre-Closing
Parent Holders prior to the Parent Shareholders Meeting;
provided
that in no event shall Parent adjourn the Parent Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date more than thirty (30) Business Days after the original date of the Parent Shareholders Meeting or, without the consent of the Company, to a date that is beyond the Termination Date. Notwithstanding anything to the contrary contained in this Agreement, the Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “
Change in Recommendation
”);
provided
, that, the Parent Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law;
provided
,
further
, that: (X) Parent shall have first delivered written notice to the Company of the Parent Board’s intention to make a Change in Recommendation at least five (5) Business Days prior to the taking of such action by Parent (or if not reasonably practicable in light of the date of the Parent Shareholders Meeting, such shorter period as is reasonably practicable), (Y) during such period and prior to making a Change in Recommendation, if requested by the Company, Parent and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the Parent Board to reaffirm the Parent Board Recommendation and not make such Change in Recommendation and (Z) if the Company requested and engaged in negotiations in accordance with clause (Y), the Parent Board may make a Change in Recommendation only if the Parent Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period (or such shorter period, as applicable), offered in writing to Parent and after consultation with its outside legal counsel, continues to determine that a failure to make a Change in Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law. Parent agrees that, unless this Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Shareholders Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation.
Section
 6.9
Conduct of Business
of
Parent
. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on
Section
 6.9
of the Parent Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:
(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of Parent or any of its Subsidiaries;
(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Parent or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Parent or any of its Affiliates, other than, for the avoidance of doubt, for the Parent Shareholder Redemption;
(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
(d) (A) make, change or rescind any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes, (C) change any period for the calculation of

Annex A-56

income or other material Taxes (except as required by applicable Law), (D) adopt or change any material method of Tax accounting (except as required by applicable Law), (E) file any amended income or other material Tax Return or claim for a Tax refund, (F) surrender any right to claim a refund of a material amount of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing
agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any income or other material Tax, (H) request any Tax ruling from a competent authority or (I) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(e) except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of Parent (or change an annual accounting period);
(f) incur, create or assume any Indebtedness;
(g) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Parent or any of its Subsidiaries;
(h) issue any Equity Securities of Parent or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Parent or any of its wholly owned Subsidiaries;
(i) enter into, renew, modify or revise any Parent Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Parent Related Party Transaction), other than the entry into any Parent Related Party Transaction with respect to the incurrence of Indebtedness permitted by
Section
 6.9(f)
;
(j) engage in any activities or business, or incur any material Liabilities, other than any activities, businesses or Liabilities that are otherwise permitted under this
Section
 6.9
(including, for the avoidance of doubt, any activities or business contemplated by, or Liabilities incurred in connection with, this Agreement or any Ancillary Document) or consented to by the Company pursuant to this
Section
 6.9
;
(k) merge or consolidate with any other Person (other than, for the avoidance of doubt, as contemplated hereby);
(l) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(m) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or
(n) enter into any Contract to take, or cause to be taken, any of the actions set forth in this
Section
 6.9
.
Section
 6.10
TopCo Incentive Equity Plan
. Prior to the effectiveness of the Registration Statement / Proxy Statement, TopCo shall approve and adopt an equity incentive plan, substantially in the form as the Company and Parent mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) (the “
TopCo Incentive Equity Plan
”), in the manner prescribed under applicable Laws, effective following the Closing Date, reserving for grant thereunder the number of TopCo Ordinary Shares set forth on
Section 6.10
of the Company Disclosure Schedules.
Section
 6.11
Nasdaq and Nasdaq First North Listing
s
. The Company shall cause TopCo to, and TopCo shall, use its reasonable best efforts to cause TopCo Ordinary Shares issuable in accordance with this Agreement and the
TopCo Warrants
to be approved for listing on Nasdaq (and Parent and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date and to cause TopCo to satisfy any applicable initial and continuing listing requirements of Nasdaq or Nasdaq First North.
Section
 6.12
Trust Account
. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in
Article
 7
and provision of notice thereof to the Trustee, (a) at the Closing, Parent shall

Annex A-57

(i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of Parent pursuant to the Parent Shareholder Redemption, (B) pay the amounts due to the underwriters of Parent’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to TopCo in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section
 6.13
PCAOB Financials
.
(a) As soon as reasonably practicable (and pursuant to the procedures set forth on
Section
 6.13
of the Company Disclosure Schedules), the Company shall deliver to TopCo and Parent (i) an unqualified report of the Company’s auditors with respect to the Financial Statements and (ii) the unaudited consolidated balance sheet and the related consolidated statements of income and cash flows of the Group Companies as of and for a year-to-date
period ended as of the end of each fiscal quarter that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo or Parent with the SEC in connection with the transactions contemplated by this Agreement (including for each fiscal quarter of the year ended December 31, 2021) (collectively, the “
Post-Signing Company Financial Statements
”). All such Post-Signing Company Financial Statements, (A) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, if applicable, be audited in accordance with the standards of the PCAOB.
(b) The Company shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, TopCo and Parent in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by TopCo with the SEC in connection with the transactions contemplated by this Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law.
Section
 6.14
Indemnification; Directors
’
and Officers
’
Insurance
.
(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of Parent and the Company, as provided in a Parent’s Governing Documents or the Company’s Governing Documents, as applicable, or otherwise in effect as of the date of this Agreement, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) TopCo will perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, TopCo shall advance expenses in connection with such indemnification as provided in Parent’s Governing Documents or the Company’s Governing Documents, as applicable, or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Parent Governing Documents or the Company’s Governing Documents, as applicable, shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of Parent or the Company (the “
D&O Persons
”) to be so indemnified, have their Liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of Parent or the Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.
(b) TopCo shall not have any obligation under this
Section
 6.14
to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and

Annex A-58

non-appealable)
that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c) TopCo shall purchase, at or prior to the Closing, and maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Parent and the Company, as applicable, as of the date hereof with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company or the Parent’s directors’ and officers’ liability insurance policies, as applicable, as of the date hereof;
provided
that the tail premium shall not exceed 350% of the aggregate annual premiums currently payable by Parent or Company, as applicable, with respect to such current policy of directors’ and officers’ liability insurance;
provided
,
further
, that if the annual premium exceeds such amount, then any such tail policy shall contain the maximum coverage available at a cost not exceeding such amount.
(d) If TopCo, any Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of TopCo or such Group Company shall assume all of the obligations set forth in this
Section
 6.14
.
(e) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this
Section
 6.14
are intended to be third-party beneficiaries of this
Section
 6.14
. This
Section
 6.14
shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of TopCo and the Group Companies.
Section
 6.15
Post-Closing Directors and Officers
.
(a) TopCo shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Closing, the board of directors of TopCo (the “
TopCo Board
”) shall consist of nine (9) directors.
(b) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Sponsor shall propose for appointment one (1) individual as a director on the TopCo Board, to become effective immediately after the Second Merger Effective Time (the “
Parent Designee
”). Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by TopCo, the Company and the Sponsor, in no event shall the Parent Designee fail to qualify as an “independent director” (as defined in Nasdaq rule 5605(a)(2)) (whether as a result of the replacement of any Parent Designee as contemplated by this
Section
 6.15(b)
or otherwise).
(c) Prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company shall propose for appointment eight (8) individuals to be directors on the TopCo Board (with Robert Wessman appointed as chairman), to become effective immediately after the Second Merger Effective Time (each, a “
Company Designee
”). Notwithstanding the foregoing or anything to the contrary herein, unless otherwise agreed in writing by TopCo and the Sponsor, in no event shall there be less than two (2) Company Designees that qualify as “independent directors” (as defined in Nasdaq rule 5605(a)(2)) (whether as a result of the replacement of any Company Designee as contemplated by this
Section
 6.15(c)
or otherwise).
Section
 6.16
Conduct of Business of TopCo
. Except as set forth in
Section
 6.16
of the Company Disclosure Schedules, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, TopCo shall not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (c) those that are expressly contemplated by this Agreement or any Ancillary Document (including the enforcement of any of its

Annex A-59

rights or the performance of any of its obligations under this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby or thereby) or (d) those that are consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed).
Section
 6.17
Termination and Amendment of Agreements
. Except as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the Closing, the Company shall take all actions necessary to terminate the Related Party Transactions and the Company Shareholders Agreement other than the Contracts set forth on
Section
 6.17(i)
of the Company Disclosure Schedules, at or prior to the Second Merger Effective Time in a manner such that the Company does not have any Liability or obligation following the Second Merger Effective Time pursuant to such agreements. Prior to the Closing, the Company shall take all actions necessary to amend the Contracts set forth on
Section
 6.17(ii)
of the Company Disclosure Schedules, at or prior to the Second Merger Effective Time in a manner such that such Contracts reflect the terms set forth on
Exhibit F
attached hereto and such other terms as reasonably agreed by Parent and the Company.
Section
 6.18
Employee Benefit Plan Matters
.
(a) Except as set forth in the Transition Services Agreement, prior to the Closing Date and contingent on Closing, the Company and its Subsidiaries shall, and TopCo shall cause the Company and its Subsidiaries to, adopt written resolutions necessary and appropriate to withdraw from participating in an Employee Benefit Plan sponsored by an Affiliate (including an ERISA Affiliate other than a Group Company), effective as of (i) the Closing Date or (ii) such later date that coverage under any such Employee Benefit Plan pursuant to the Transition Services Agreement ends.
(b) Prior to the Closing Date, TopCo and the Group Companies shall, or shall cause the sponsor of the plan in which employees of the Group Companies participate that contains a “401(k)” feature (the “
401(k) Plan
”), to (i) fully vest, effective as of the Closing Date, all amounts credited to the account of each employee of the Group Companies under the 401(k) Plan and (ii) make all employee and employer contributions to the 401(k) Plan that would have been made on behalf of all employees of the Group Companies had the transactions contemplated by this Agreement not occurred, regardless of any service or end-of-year
employment requirements, but only with respect to compensation paid to such employees prior to the Closing Date.
(c) Prior to the Closing Date, the Company shall, and TopCo shall cause the Company or one of its Subsidiaries to, adopt written resolutions necessary and appropriate to establish a separate 401(k) plan (the “
Company 401(k) Plan
”) to be effective as of the Closing Date, which such Company 401(k) Plan shall (i) be sponsored by a Group Company and established to cover employees of the Group Companies employed in the United States, and (ii) be substantially similar to the terms and conditions of the 401(k) Plan in all material respects. TopCo shall cause the sponsor of the 401(k) Plan to spinoff and transfer the accounts of employees of the Group Companies from the 401(k) Plan to the Company 401(k) Plan on the Closing Date or as soon as administratively practical thereafter, and the Company shall cause such Company 401(k) Plan to accept such transfer as of such date.
(d) Prior to the Closing Date, the Company shall establish, or shall cause one of its Subsidiaries to establish, group health and welfare benefit plans and a section 125 cafeteria plan (collectively, the “
Company H&W Plans
”) to be effective as of the Closing Date, which Company H&W Plans shall (i) be sponsored by a Group Company and established to cover US employees of the Group Companies employed in the United States, and (ii) be substantially similar to the terms and conditions of the Employee Benefit Plans in which such employees are eligible to participate as of immediately prior to the Closing. For purposes of satisfying annual deductible, coinsurance and out-of-pocket
maximums, participants in the Company H&W Plans shall be credited with any expenses credited towards analogous deductible, coinsurance, or out-of-pocket
requirements under Employee Benefit Plans in which Group Companies participate during the calendar year in which the Closing Date occurs. If the Company H&W Plans are not effective as of the Closing Date, TopCo shall, or shall cause the sponsor of the health and welfare plans in which employees of the Group Companies participate to enter into, effective as of the Closing Date, a transition services agreement, on terms reasonably acceptable to Parent

Annex A-60

(“
Transition Services Agreement
”) that provides or causes to be provided, to employees of the Group Companies, health and welfare benefits under the Employee Benefit Plans in which such employees were eligible to participate immediately prior to the Closing until the earlier of (A) such time as such benefits are effective under the Company H&W Plans and (B) the expiration date of the applicable service pursuant to the Transition Services Agreement. TopCo shall, or shall cause the sponsor of the health and welfare plans in which employees of the Group Companies participate to cooperate in good faith with Parent and the Group Companies to assist with establishing such Company H&W Plans as soon as reasonably possible prior to and, if necessary, following the Closing, including providing such information and such assistance as Parent or the Group Companies may reasonably request in connection with the foregoing.
(e) For the avoidance of doubt, Parent and the Group Companies shall not assume or have, and TopCo and its Affiliates (other than the Group Companies) shall retain and be solely responsible for, any liability or obligation with respect to or at any time arising under or in connection with any Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained or participated in by TopCo or any of its Affiliates. Without limiting the generality of the foregoing: (i) TopCo and its Affiliates (other than the Group Companies) shall be solely responsible for any obligations to provide COBRA continuation coverage arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation
Section 54.4980B-9,
and (ii) the applicable Employee Benefit Plans shall retain liability for all claims incurred by current and former employees, directors, officers and any other service providers of the Group Companies and any dependents and beneficiaries thereof on or prior to the Closing Date (or, if later, the end date of health and welfare benefit coverage pursuant to the Transition Services Agreement), regardless of when such claims are reported.
(f) Prior to the Closing, the Company will use commercially reasonable efforts to obtain an agreement, in form and substance reasonably acceptable to Parent, from certain participants of the Company’s Long Term Incentive Program (the “
Incentive Plan
”) to be mutually determined by Parent and the Company waiving all or a portion of the claims, current and future rights such participant has to any entitlements or proceeds under the Incentive Plan and their award agreement(s) thereunder (with the scope of such waiver to be reasonably acceptable to Parent) in exchange for the receipt of an award under the TopCo Incentive Equity Plan. a cash payment or any combination of the foregoing (in each case, reasonably acceptable to Parent). The Company shall consult with Parent regarding, and keep Parent reasonably informed of, the progress of obtaining such agreements.
(g) Nothing in this
Section
 6.18
(whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee of the Group Companies or any right of employment, engagement or service or continued employment, engagement or service or any particular term or condition of employment, engagement or service for any Person, (ii) be considered or deemed to establish, amend, or modify any Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or contract, (iii) prohibit or limit the ability of Parent or any of its Affiliates (including, following the Closing, the Group Companies) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract at any time assumed, established, sponsored or maintained by any of them or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties.
Section
 6.19
Audit
. At or prior to the Approval Date, TopCo shall make its best efforts to ensure that Luxembourg independent auditors (
r
é
viseurs d
’
entreprises agr
é
é
) have issued appropriate reports on (i) the exchange ratio applicable to the First Merger between TopCo and Parent prepared in accordance with article 1021-6 of the Luxembourg Company Law and (ii) the Second Merger between TopCo and Company consisting in a report on the contributions in kind relating to TopCo’s shares issuance to the Company Shareholders further to the Second Merger prepared in accordance with articles 1021-6(3) and 420-10 of the Luxembourg Company Law.
Section
 6.20
Employment Agreements
. Prior to the Closing, the Company shall use reasonable best efforts to enter into employment agreements, on terms reasonably acceptable Parent, effective as of the Closing with each of the individuals listed on
Section
 6.20
of the Company Disclosure Schedules.

Annex A-61

ARTICLE 7
CONDITIONS TO CONSUMMATION OF
THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section
 7.1
Conditions to the Obligations of the Parties
. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:
(a) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;
(b) the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;
(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d) the Required Parent Shareholder Approval shall have been obtained;
(e) TopCo’s initial listing application with each of Nasdaq and Nasdaq First North in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Closing, TopCo shall satisfy any applicable initial and continuing listing requirements of each of Nasdaq and Nasdaq First North and TopCo shall not have received any notice of non-compliance
therewith, and the TopCo Ordinary Shares shall have been approved for listing on Nasdaq and Nasdaq First North and the TopCo Warrants shall have been approved for listing on Nasdaq;
(f) Luxembourg independent statutory auditors (
réviseurs d’entreprises agréé
) of TopCo shall have issued at or before the Approval Date appropriate reports on (i) the exchange ratio applicable to the First Merger between TopCo and Parent prepared in accordance with article
1021-6
of the Luxembourg Company Law and (ii) the Second Merger between TopCo and Company consisting in a report on the contributions in kind relating to TopCo’s shares issuance to the Company Shareholders further to the Second Merger prepared in accordance with articles
1021-6(3)
and
420-10
of the Luxembourg Company Law; and
(g) after giving effect to the transactions contemplated hereby (including the PIPE Financing), Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule
3a51-1(g)(1)
of the Exchange Act) immediately before the Closing.
Section
 7.2
Other Conditions to the Obligations of
Parent
. The obligations of Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent of the following further conditions:
(a) (i) the Company Fundamental Representations (other than the representations set forth in
Section
 3.2(a)
) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in
Section
 3.2(a)
shall be true and correct in all respects (except for
de minimis
inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis
inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in
Article
 3
and TopCo in
Article
 4
(other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company

Annex A-62

Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
(b) the Company and TopCo shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company and TopCo under this Agreement at or prior to the Closing;
(c) since the date of this Agreement, no Company Material Adverse Effect has occurred;
(d) the TopCo Ordinary Shares issuable in connection with the transactions contemplated by this Agreement shall be duly authorized by the general meeting or management board of TopCo and TopCo’s Governing Documents;
(e) the Required Company Shareholders’ Consent has not been revoked, modified, amended, waived or terminated; and
(f) at or prior to the Closing, the Company, as applicable, shall have delivered, or caused to be delivered, to Parent the following documents:
(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in
Section
 7.2(a)
,
Section
 7.2(b)
and
Section
 7.2(c)
are satisfied, in a form and substance reasonably satisfactory to Parent;
(ii) the Investor Rights Agreement duly executed by TopCo and the IRA Company Shareholders; and
(iii) the Warrant Assumption Agreement duly executed by TopCo.
Section
 7.3
Other Conditions to the Obligations of
the Company
. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:
(a) (i) the Parent Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein) in all respects as the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Parent Material Adverse Effect;
(b) Parent shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c) since the date of this Agreement, no Parent Material Adverse Effect has occurred;
(d) the Aggregate TopCo Transaction Proceeds shall be equal to or greater than $300,000,000; and
(e) at or prior to the Closing, Parent shall have delivered, or caused to be delivered, the following documents to the Company:
(i) a certificate duly executed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in
Section
 7.3(a)
and
Section
 7.3(b)
are satisfied, in a form and substance reasonably satisfactory to the Company; and
(ii) the Investor Rights Agreement duly executed by the Sponsor.

Annex A-63

Section
 7.4
Frustration of Closing Conditions
. None of the Company nor TopCo may rely on the failure of any condition set forth in this
Article
 7
to be satisfied if such failure was proximately caused of the Company or TopCo’s failure to use reasonable best efforts to cause the Closing to occur, as required by
Section
 6.2
, or a breach of this Agreement. Parent may not rely on the failure of any condition set forth in this
Article
 7
to be satisfied if such failure was proximately caused by Parent’s failure to use reasonable best efforts to cause the Closing to occur, as required by
Section
 6.2
, or a breach of this Agreement.
ARTICLE 8
TERMINATION
Section
 8.1
Termination
. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a) by mutual written consent of Parent and the Company;
(b) by Parent, if any of the representations or warranties set forth in
Article
 3
or
4
shall not be true and correct or if the Company or TopCo has failed to perform any covenant or agreement on the part of the Company or TopCo set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either
Section
 7.2(a)
or
Section
 7.2(b)
could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company, and (ii) the Termination Date;
provided
,
however
, that Parent is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either
Section
 7.3(a)
or
Section
 7.3(b)
from being satisfied;
(c) by Parent, if there has been any action (but not, solely, inaction) or communication by or from the FDA or any comparable Governmental Entity with respect to the Group Companies or their respective products or businesses (including their respective contract manufacturing organizations or contract testing laboratories) that would reasonably be expected to prevent achievement in all material respects by the Group Companies of the 2025 estimated revenue set out in the Financial Guidance Summary included in the presentation provided to investors on September 27, 2021 in connection with the PIPE Financing;
provided
, that Parent, prior to exercising its right to terminate this Agreement pursuant to this
Section
 8.1(c)
, shall have provided the Company
30-days’
prior written notice of its intent to exercise its right to terminate this Agreement pursuant to this
Section
 8.1(c)
and shall have engaged in good faith discussions with the Company regarding the Company’s potential ability to cure the foregoing during such
30-day
period;
(d) by the Company, if any of the representations or warranties set forth in
Article
 5
shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either
Section
 7.3(a)
or
Section
 7.3(b)
could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Parent and (ii) the Termination Date;
provided
,
however
, that the Company or TopCo is not then in breach of this Agreement so as to prevent the condition to Closing set forth in
Section
 7.2(a)
or
Section
 7.2(b)
from being satisfied;
(e) by either Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 7, 2022 (the “
Termination Date
”);
provided
that (i) the right to terminate this Agreement pursuant to this
Section
 8.1(e)
shall not be available to any Parent if Parent’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this
Section
 8.1(e)
shall not be available to the Company if the Company’s or TopCo’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately

Annex A-64

caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;
(f) by either Parent or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable;
or
(g) by either Parent or the Company if the Parent Shareholders Meeting has been held (including any adjournment thereof) has concluded, Parent’s shareholders have duly voted and the Required Parent Shareholder Approval was not obtained.
Section
 8.2
Effect of Termination
. In the event of the termination of this Agreement pursuant to
Section
 8.1
, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of (a)
 Section
 6.3
, this
Section
 8.2
,
Article
 1
and
Article
 9
(to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to
Section
 8.1
shall not affect any Liability on the part of any Party for a willful or material breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud.
ARTICLE 9
MISCELLANEOUS
Section
 9.1
Non-Survival
.
(a) None of the representations, warranties or
pre-Closing
covenants in this Agreement (or in any Ancillary Document or other document, certificate or instrument delivered pursuant to or in connection with this Agreement) shall survive the Closing. The Parties acknowledge and agree that, in the event that the Closing occurs, no Party may bring a Proceeding based upon, or arising out of, a breach of any such representations, warranties or any covenants the performance of which is in the period prior to Closing, except in the case of fraud by any Party.
(b) The covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.
Section
 9.2
Entire Agreement; Assignment
. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Parent (prior to the Closing) or the Sponsor (after the Closing), on the one hand, and the Company (prior to the Closing) or TopCo (after the Closing), on the other hand. Any attempted assignment of this Agreement not in accordance with the terms of this
Section
 9.2
shall be void.
Section
 9.3
Amendment
. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Parent on the one hand, and the Company, on the other hand, prior to the Closing and (b) TopCo, on the one hand, and the Sponsor, on the other hand, after the Closing;
provided
,
however
, that none of the provisions that survive the Second Merger Effective Time shall be amended or modified without the prior written consent of the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this
Section
 9.3
shall be void,
ab initio
.

Annex A-65

Section
 9.4
Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof),
e-mail
(having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a) If to Parent, to:
c/o Oaktree Acquisition Corp. II
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention:	Patrick McCaney
Alexander Taubman
Zaid Pardesi

E-mail:	pmccaney@oaktreecapital.com
ataubman@oaktreecapital.com
zpardesi@oaktreecapital.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	Matthew S. Arenson, P.C.
Peter Seligson
Michele Cumpston
E-mail:	matthew.arenson@kirkland.com
peter.seligson@kirkland.com
michele.cumpston@kirkland.com
(b) If to the Company or, after the Closing, TopCo to:
Alvotech Holdings S.A.
9, rue de Bitbourg
L-1273
Luxembourg
Grand Duchy of Luxembourg
Attention:	Robert Wessman
Danny Major
E-mail:	robert.wessman@alvogen.com
danny.major@alvotech.com
with a copy (which shall not constitute notice) to:
Cooley (UK) LLP
22 Bishopsgate
London EC2N 4BQ, UK
Attention:	Michal Berkner

E-mail:	mberkner@cooley.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Annex A-66

Section
 9.5
Governing Law
. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act and the Luxembourg Company Law shall apply to the First Merger and the Luxembourg Company Law only shall apply to the Second Merger, the Conversion and the PIPE Financing shares issuance).
Section
 9.6
Fees and Expenses
. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses;
provided
that, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Parent shall pay, or cause to be paid, all Unpaid Parent Expenses and (b) if the Closing occurs, then TopCo shall (i) pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Parent Expenses and (ii) reimburse Sponsor for any Parent Expenses paid by Sponsor on or prior to the Closing. For the avoidance of doubt, the Company shall not be reimburse Sponsor for any fees or expenses that Sponsor has incurred that are not Parent Expenses.
Section
 9.7
Construction; Interpretation
. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Parent, any documents or other materials posted to the electronic data room located <https://services.intralinks.com/> under the project name “Alvotech Data Room” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date hereof; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section
 9.8
Exhibits and
Schedules
. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Parent Disclosure Schedules corresponding to any Section or subsection of
Article
 3
or
Article
 4
(in the case of the Company Disclosure Schedules) or
Article
 5
(in the case of the Parent

Annex A-67

Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of
Article
 3
or
Article
 4
(in the case of the Company Disclosure Schedules) or
Article
 5
(in the case of the Parent Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of
Articles 3
,
4
or
5
may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
Section
 9.9
Parties in Interest
. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in
Section
 6.16
,
Section
 6.17
, t
he last sentence of this
Section
 9.9
and
Section
 9.13
, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of
Section
 9.2
,
Section
 9.3
,
Section
 6.4
,
Section
 6.15
and this
Section
 9.9
.
Section
 9.10
Severability
. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section
 9.11
Counterparts; Electronic Signatures
. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or
e-mail
shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.
Section
 9.12
Knowledge of
Company; Knowledge of
Parent
. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on
Section
 9.12(a)
of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Parent’s knowledge” and “to the knowledge of Parent” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on
Section
 9.12(b)
of the Parent Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on
Section
 9.12(a)
of the Company Disclosure Schedules or
Section
 9.12(b)
of the Parent Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.
Section
 9.13
No Recourse
. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of Parent (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.
Section
 9.14
Extension; Waiver
. The Company may (on behalf of itself or TopCo) (a) extend the time for the performance of any of the obligations or other acts of Parent set forth herein, (b) waive any inaccuracies in

Annex A-68

the representations and warranties of Parent set forth herein or (c) waive compliance by Parent with any of the agreements or conditions set forth herein. Parent may prior to the First Merger Effective Time (i) extend the time for the performance of any of the obligations or other acts of the Company and TopCo set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company and TopCo set forth herein or (iii) waive compliance by the Company or TopCo with any of the agreements or conditions set forth herein. Any agreement on the part of Parent to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of Parent and any agreement on the part of the Company and TopCo to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Company. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section
 9.15
Waiver of Jury Trial
. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 9.15
.
Section
 9.16
Arbitration
. Each of the Parties irrevocably and unconditionally agrees that any Proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each, a “
Related Proceeding
”) shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. Any Related Proceeding shall be decided by a panel of three (3) arbitrators seated in New York, New York. Each arbitrator must be (a) an attorney with significant experience in negotiating complex commercial transactions, or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York or the Delaware Court of Chancery and (b) neutral and independent of each Party. The Parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties and the arbitrators will keep confidential, and will not disclose to any Person, except the Parties’ respective Representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Related Proceeding under this
Section
 9.16
, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this
Section
 9.16
will toll the applicable statute of limitations for the duration of any such Related Proceeding.
Section
 9.17
Remedies
. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other

Annex A-69

remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section
 9.18
Trust Account Waiver
. Reference is made to the final prospectus of Parent, filed with the SEC on September 18, 2020 (the “
Prospectus
”). The Company and TopCo each acknowledges and agrees and understand that Parent has established a trust account (the “
Trust Account
”) containing the proceeds of its initial public offering (the “
IPO
”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public shareholders (including overallotment shares acquired by Parent’s underwriters, the “
Public Shareholders
”), and Parent may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and TopCo each hereby agrees on behalf of itself and its Representatives that, notwithstanding anything to the contrary in this Agreement, none of the Company, TopCo or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or its Representatives, on the one hand, and the Company, TopCo or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “
Trust
Account Released Claims
”). The Company and TopCo on its own behalf and on behalf of its Representatives hereby irrevocably waives any Trust Account Released Claims that the Company, TopCo or any of their respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates).
*    *    *    *    *

Annex A-70

IN WITNESS WHEREOF
, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ALVOTECH LUX HOLDINGS S.A.S.

By:	/s/ Tanya Zharov
Name: Tanya Zharov
Title: Chairman and Director

ALVOTECH HOLDINGS S.A.,

By:	/s/ Robert Wessman
Name: Robert Wessman
Title: Chairman of the Board of Directors

OAKTREE ACQUISITION CORP. II

By:	/s/ Zaid Pardesi
Name: Zaid Pardesi
Title: Chief Financial Officer and Head of M&A
[Signature Page to Business Combination Agreement]

Annex A-71

Exhibit A
Form of Investor Rights Agreement
(
see attached
.)

Annex A-72

FORM OF INVESTOR RIGHTS AND
LOCK-UP
AGREEMENT
THIS INVESTOR RIGHTS AND
LOCK-UP
AGREEMENT
(this “
Agreement
”) is entered into as of [●], 2022, by and among Alvotech Lux Holdings S.A.S., a simplified joint stock company (
soci
é
t
é
par actions simplifi
é
e
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (
Registre
de
Commerce
et des
Soci
é
t
é
s
, Luxembourg
) (the “
RCS
”) under number B258884 (“
TopCo
”) and the IRA Company Shareholders (as defined in the Business Combination Agreement) listed as Investors on Schedule I hereto (each, an “
Investor
” and collectively, the “
Investors
”).
WHEREAS, Oaktree Acquisition Corp. II, a Cayman Islands exempted company (“
OACB
”), TopCo and Alvotech Holdings SA, a public limited liability company (
soci
é
t
é
anonyme
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B229193 (the “
Company
”) have entered into that certain Business Combination Agreement, dated as of December [●], 2021 (as amended or supplemented from time to time, the “
Business Combination Agreement
”), pursuant to which, among other things: (i) each Company Shareholder (as defined in the Business Combination Agreement) of the Company will exchange his, her or its shares of the Company for TopCo Ordinary Shares on the terms and subject to the conditions therein (ii) OACB will merge with and into TopCo (the “
First Merger
”), with TopCo surviving, and (iii) the Company will merge with and into TopCo, with TopCo surviving (the “
Second Merger
”);
WHEREAS, OACB and Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership (“
Sponsor
”) is party to that certain Registration and Shareholder Rights Agreement, dated September 21, 2020 (the “
Prior Agreement
”);
WHEREAS, Sponsor currently holds (i) Class B ordinary shares, par value $0.0001 per share, of OACB issued by OACB prior to the consummation of OACB’s initial public offering (collectively, the “
Founder Shares
”) and (ii) warrants to purchase Class A ordinary shares, par value $0.0001 per share (“
Class
 A Ordinary Shares
”), of OACB issued by OACB simultaneously with the consummation of OACB’s initial public offering (the “
Sponsor
’
s Warrants
”);
WHEREAS, the Founder Shares will automatically convert into Class A Ordinary Shares at the time of the initial Business Combination (as defined in the Prior Agreement) on a one-for-one
basis, subject to adjustment, on the terms and conditions provided in OACB’s amended and restated memorandum and articles of association, as the same may be amended from time, and will be exchanged for ordinary shares, par value $0.01 per share, in TopCo (“
TopCo Ordinary Shares
”) in connection with the First Merger;
WHEREAS, the Sponsor’s Warrants will become exercisable for TopCo Ordinary Shares in connection with the First Merger;
WHEREAS, certain Investors (“
Company Investors
”) hold ownership interests in the Company (the “
Company Shares
”), which will be exchanged for TopCo Ordinary Shares in connection with the Second Merger on or about the date hereof; and
WHEREAS, the Sponsor and OACB desire to terminate the Prior Agreement to provide for the terms and conditions included herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.
DEFINITIONS
. The following capitalized terms used herein have the following meanings:
“
Addendum Agreement
” is defined in
Section
 8.2
.

Annex A-73

“
Agreement
” is defined in the preamble to this Agreement.
“
Business Combination Agreement
” is defined in the preamble to this Agreement.
“
Business Day
” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Singapore, London or the Grand Duchy of Luxembourg are authorized or required by law to close.
“
Closing Date
” is defined in the Business Combination Agreement.
“
Commission
” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
“
Company
” is defined in the preamble to this Agreement.
“
Company Investors
” is defined in the preamble to this Agreement.
“
Company Shares
” is defined in the preamble to this Agreement.
“
Demand Registration
” is defined in
Section
 2.2.1
.
“
Demanding Holder
” is defined in
Section
 2.2.1
.
“
Effectiveness Period
” is defined in
Section
 3.1.3
.
“
Exchange Act
” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“
Form
F-1
” means a Registration Statement on Form
F-1.
“
Form
F-3
” means a Registration Statement on Form
F-3
or any similar short-form registration that may be available at such time.
“
Form
S-1
” means a Registration Statement on Form
S-1.
“
Form
S-3
” means a Registration Statement on Form
S-3
or any similar short-form registration that may be available at such time.
“
Founder Shares
” is defined in the preamble to this Agreement.
“
Indemnified Party
” is defined in
Section
 4.3
.
“
Indemnifying Party
” is defined in
Section
 4.3
.
“
Institutional Accredited Investor
” means an institutional “accredited” investor as defined in Rule 501(a) of Regulation D under the Securities Act.
“
Investor
” is defined in the preamble to this Agreement.
“
Investor Indemnified Party
” is defined in
Section
 4.1
.
“
Lock-up
Period
” is defined in
Section
 6.1
.

Annex A-74

“
Maximum Number of Shares
” is defined in
Section
 2.2.4
.
“
New Registration Statement
” is defined in
Section
 2.1.5
.
“
New Securities
” means all TopCo Ordinary Shares issued in connection with any of the First Merger (as defined in the Business Combination Agreement) or the Exchange (as defined in the Business Combination Agreement).
“
Notices
” is defined in
Section
 8.3
.
“
Permitted Transferee
” means (i) the members of an Investor’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings); (ii) any trust for the direct or indirect benefit of an Investor or the immediate family of an Investor; (iii) if an Investor is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (iv) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in an Investor; (v) any affiliate of an Investor or the immediate family of such affiliate; or (vi) any affiliate of an immediate family of the Investor.
“
Piggy-Back Registration
” is defined in
Section
 2.3.1
.
“
Pledge
” is defined in
Section
 6.5
.
“
Prior Agreement
” is defined in the preamble to this Agreement.
“
Pro Rata
” is defined in
Section
 2.2.4
.
“
QIB
” means “qualified institutional buyer” as defined in Rule 144A under the Securities Act.
“
Registrable Securities
” means (i) New Securities, (ii) Sponsor’s Warrants, including any TopCo Ordinary Shares issued upon exercise thereof, and (iii) all TopCo Ordinary Shares issued to any Investor with respect to such securities referenced in clauses (i) or (ii) by way of any share split, share dividend or other distribution, recapitalization, share exchange, share reconstruction, amalgamation, contractual control arrangement or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by TopCo and subsequent public distribution of them shall not require registration under the Securities Act; or (c) such securities shall have ceased to be outstanding.
“
Registration
” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“
Registration Statement
” means a registration statement filed by TopCo or its successor with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form
F-4,
Form
S-4
or Form
S-8,
or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

Annex A-75

“
Resale Shelf Registration Statement
” is defined in
Section
 2.1.1
.
“
SEC Guidance
” is defined in
Section
 2.1.5
.
“
Securities Act
” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“
Short Sell
” means to offer, sell, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any securities of TopCo or any instrument exchangeable for or convertible into any securities of TopCo.
“
Sponsor’s Warrants
” is defined in the preamble to this Agreement.
“
TopCo
” is defined in the preamble to this Agreement.
“
TopCo Ordinary Shares
” is defined in the preamble to this Agreement.
“
Transfer
” means to (i) sell, offer to sell, contract or agree to sell, hypothecate, grant any option to purchase or otherwise dispose of or agree to dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, with respect to any TopCo Ordinary Shares (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any TopCo Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii), other than a Registration Statement filed pursuant to this Agreement. Notwithstanding the foregoing, a Transfer shall not be deemed to include any transfer for no consideration if the donee, trustee, heir or other transferee has agreed in writing to be bound by the same terms under this Agreement to the extent and for the duration that such terms remain in effect at the time of the Transfer.
“
Underwriter
” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.
“
Underwritten Demand Registration
” shall mean an underwritten public offering of Registrable Securities pursuant to a Demand Registration or any other shelf registration effective at the time of the intended offering, as amended or supplemented, that is a fully marketed underwritten offering that requires Company management to participate in “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.
“
Underwritten Takedown
” shall mean an underwritten public offering of Registrable Securities pursuant to the Resale Shelf Registration Statement or a subsequent or other registration statement, including a New Registration Statement, as amended or supplemented, that requires the issuance of a “comfort letter” by the Company’s auditors and the issuance of legal opinions by the Company’s legal counsel.
“
Unregistered
Block Trade
” means any
non-marketed
underwritten offering taking the form of a block trade to a financial institution, QIB or Institutional Accredited Investor, bought deal, over-night deal or similar transaction that does not include “road show” presentations to potential investors requiring substantial marketing effort from management over multiple days, the issuance of a “comfort letter” by the Company’s auditors, and the issuance of legal opinions by the Company’s legal counsel.
“
VWAP
” means the volume weighted average price of TopCo’s Ordinary Shares as defined by the industry standard.

Annex A-76

2.
REGISTRATION RIGHTS
.
2.1
Resale Shelf Registration Rights
.
2.1.1
Registration Statement Covering Resale of Registrable Securities
. Provided compliance by the Investors with
Section
 3.5
, TopCo shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the Closing Date, a Registration Statement on Form
F-3
or
S-3,
as applicable, or its successor form, or, if the Company is ineligible to use Form
F-3
or
S-3,
a Registration Statement on Form
F-1
or
S-1,
as applicable, for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Investors of all of the Registrable Securities then held by such Investors that are not then covered by an effective resale registration statement (the “
Resale Shelf Registration Statement
”). TopCo shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies TopCo that it will “review” the Registration Statement) and (ii) ten (10) Business Days after TopCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review, and once effective, to keep the Resale Shelf Registration Statement continuously effective under the Securities Act at all times until the expiration of the Effectiveness Period. In the event that TopCo files a Form
F-1
or
S-1
pursuant to this
Section
 2.1
, TopCo shall use its commercially reasonable efforts to convert the Form
F-1
or
S-1
to a Form
F-3
or
S-3
as soon as practicable after TopCo is eligible to use Form
F-3
or
S-3.
2.1.2 If the Resale Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, TopCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Resale Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Resale Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Resale Shelf Registration Statement or file an additional registration statement (a “
Subsequent Shelf Registration
”) registering the resale of all Registrable Securities including on such Resale Shelf Registration Statement, and pursuant to any method or combination of methods legally available to, and requested by, any Investor. If a Subsequent Shelf Registration is filed, TopCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form
F-3
or
S-3
to the extent that TopCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Investor holds Registrable Securities that are not registered for resale on a delayed or continuous basis, TopCo, upon written request of an Investor shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at TopCo’s option, a Resale Shelf Registration Statement (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.
2.1.3
Notification and Distribution of Materials
. TopCo shall notify the Investors in writing of the effectiveness of the Resale Shelf Registration Statement and in any event within one (1) Business Day after the Shelf becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Investors may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

Annex A-77

2.1.4
Amendments and Supplements
. Subject to the provisions of
Section
 2.1.1
above, TopCo shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period.
2.1.5 Notwithstanding the registration obligations set forth in this
Section
 2.1
, in the event the Commission informs TopCo that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, TopCo agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “
New Registration Statement
”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form
F-1
or
S-1,
Form
F-3
or
S-3
or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, TopCo shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “
SEC Guidance
”), including, without limitation, relevant Compliance and Disclosure Interpretations. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that TopCo used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a Pro Rata basis, subject to a determination by the Commission that certain Investors must be reduced first based on the number of Registrable Securities held by such Investors. In the event TopCo amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, TopCo will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to TopCo or to registrants of securities in general, one or more registration statements on Form
F-1
or
S-1,
Form
F-3
or
S-3
or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.
2.1.6
Notice of Certain Events
. TopCo shall promptly notify the Investors in writing of any request by the Commission for any amendment or supplement to, or additional information in connection with, the Resale Shelf Registration Statement or a subsequent or other registration statement, including a New Registration Statement, required to be prepared and filed hereunder (or prospectus relating thereto). TopCo shall promptly notify each Investor in writing of the filing of the Resale Shelf Registration Statement or a subsequent or other registration statement, including a New Registration Statement, or any prospectus, amendment or supplement related thereto or any post-effective amendment to the Resale Shelf Registration Statement or a subsequent or other registration statement, including a New Registration Statement, and the effectiveness of any post-effective amendment.
2.1.7
Underwritten Takedown
. If TopCo shall receive a request from one or more Investors holding Registrable Securities with an estimated market value of at least $20,000,000 that TopCo effect an Underwritten Takedown of all or any portion of the requesting holder’s Registrable Securities, then TopCo shall promptly give notice of such requested Underwritten Takedown at least five (5) Business Days prior to the anticipated filing date of the prospectus or prospectus supplement relating to such Underwritten Takedown to the other Investors and thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the offering in such Underwritten Takedown of:
(i) subject to the restrictions set forth in
Section
 2.2.4
, all Registrable Securities for which the requesting holder has requested such offering under this
Section
 2.1.7
, and

Annex A-78

(ii) subject to the restrictions set forth in
Section
 2.2.4
, all other Registrable Securities that any holders of Registrable Securities have requested TopCo to offer by request received by TopCo within two (2) Business Days after such holders receive TopCo’s notice of the Underwritten Takedown Notice.
(a) Promptly after the expiration of the
two-Business
Day-period
referred to in
Section
 2.1.7(ii)
, TopCo will notify all selling holders of the identities of the other selling holders and the number of shares of Registrable Securities requested to be included therein.
(b) TopCo shall only be required to effectuate: (i) one (1) Underwritten Takedown by each of (A) Sponsor, and (B) the Company Investors or their Permitted Transferees, collectively within any six-month
period; and (ii) no more than three (3) Underwritten Takedowns by each of the Sponsor and the Company Investors in respect of all Registrable Securities held by Sponsor and Company Investors in a
24-month
period after giving effect to
Section
 2.2.1(d)
.
2.1.8
Unregistered Block Trade
. If TopCo shall receive a request from the holders of Registrable Securities with an estimated market value of at least $10,000,000 that TopCo effect the sale of all or any portion of the Registrable Securities in an Unregistered Block Trade, then TopCo shall, as expeditiously as possible, facilitate the offering in such Unregistered Block Trade of the Registrable Securities for which such requesting holder has requested such offering under
Section
 2.1.7
, without giving effect to any required notice periods or delivery notices to any other holders.
2.1.9
Selection of Underwriters
. Selling holders holding a majority in interest of the Registrable Securities requested to be sold in an Underwritten Takedown shall have the right to select an Underwriter or Underwriters in connection with such Underwritten Takedown, which Underwriter or Underwriters shall be reasonably acceptable to TopCo. In connection with an Underwritten Takedown, TopCo shall enter into customary agreements (including an underwriting agreement and lock-up
agreements in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such Underwritten Takedown, including making management available for “road shows” and diligence, updating diligence materials, and, if necessary, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with the Financial Industry Regulatory Authority, Inc.
2.1.10 Underwritten Takedowns effected pursuant to this
Section
 2.1
shall be counted as Demand Registrations effected pursuant to
Section
 2.2
.
2.1.11
Withdrawal
. A Selling holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Takedown pursuant to this
Section
 2.1.11
for any reason or no reason whatsoever upon written notice to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Takedown prior to the public announcement of such Underwritten Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the registration expenses incurred in connection with an Underwritten Takedown prior to a withdrawal under this
Section
 2.1.11
, to the extent provided for in
Section
 3.4
. If all Registrable Securities are withdrawn from an Underwritten Takedown pursuant to this
Section
 2.1.11
, such withdrawn Underwritten Takedown shall not be counted as an Underwritten Takedown effected pursuant to
Section
 2.1.7(b)
.
2.2
Demand Registration
.
2.2.1
Request for Registration
. At any time and from time to time after the expiration of the lock-up
period provided for in this Agreement to which an Investor’s shares are subject, provided compliance by the Investors with
Section
 3.5
, and provided further there is not an effective Resale Shelf Registration Statement available for the resale of the Registrable Securities pursuant to
Section
 2.1,
(i) Sponsor or (ii) Company Investors and their Permitted Transferees who collectively hold 5% of the Registrable Securities, as the case may be, may make a written demand for Registration under the Securities Act of all or any portion of their Registrable Securities on Form
F-1
or
S-1
or any similar long-form Registration or, if then available, on Form
F-3
or
S-3.
Each registration requested pursuant to this
Section
 2.2.1
is referred to herein as a “
Demand Registration
”. Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be

Annex A-79

sold and the intended method(s) of distribution thereof. TopCo will, within ten (10) days of TopCo’s receipt of the Demand Registration, notify all Investors that are holders of Registrable Securities of the demand, and each such holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “
Demanding Holder
”) shall so notify TopCo within fifteen (15) days after the receipt by the holder of the notice from TopCo. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to
Section
 2.2.4
and the provisos set forth in
Section
 3.1.1
. TopCo shall not be obligated to effect: (a) more than one (1) Demand Registration during any six-month
period; (b) any Demand Registration at any time there is an effective Resale Shelf Registration Statement on file with the Commission pursuant to
Section
 2.1
; (c) more than three (3) Underwritten Demand Registrations in respect of all Registrable Securities held by Sponsor; or (d) more than three (3) Underwritten Demand Registrations in respect of all Registrable Securities held by Company Investors in any
24-month
period.
2.2.2
Effective Registration
. A Registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and TopCo has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest
of the Demanding Holders thereafter elect to continue the offering; provided, further, that TopCo shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.
2.2.3
Underwritten Demand Registration
. If the Demanding Holders so elect and such holders so advise TopCo as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Demand Registration. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement and lock-up
agreement, if applicable, in customary form with the Underwriter or Underwriters selected for such underwriting by the holders initiating the Demand Registration, and subject to the approval of TopCo. The parties agree that, in order to be effected, any Underwritten Demand Registration must result in aggregate gross proceeds of at least $30.0 million.
2.2.4
Reduction of Offering
. If the managing Underwriter or Underwriters for a Underwritten Demand Registration that is to be an underwritten offering advises TopCo and the Demanding Holders in writing that, in such Underwriter’s or Underwriters’ opinion, the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other TopCo Ordinary Shares or other securities which TopCo desires to sell and the TopCo Ordinary Shares, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of TopCo who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “
Maximum Number of Shares
”), then TopCo shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such person has requested be included in such registration, regardless of the number of shares held by each such person (such proportion is referred to herein as “
Pro Rata
”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the TopCo Ordinary Shares or

Annex A-80

other securities that TopCo desires to sell; and (iii) any TopCo Ordinary Shares or other securities for the account of other persons that TopCo is obligated to register pursuant to written contractual arrangements with such persons, as to which “piggy-back” registration has been requested by the holders thereof that can be sold without exceeding the Maximum Number of Shares.
2.2.5
Withdrawal
. A
majority-in-interest
of the Demanding Holders may elect to withdraw from such Demand Registration for any and no reason whatsoever by giving written notice to TopCo and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest
of the Demanding Holders withdraws from a proposed offering, then either the Demanding Holders shall reimburse TopCo for the costs associated with the withdrawn registration (in which case such registration shall not count as a Demand Registration provided for in
Section
 2.2.1
) or the withdrawn registration shall count as a Demand Registration provided for in
Section
 2.2.1
.
2.3
Piggy-Back Registration
.
2.3.1
Piggy-Back Rights
. If at any time after the expiration of the
lock-up
period provided for in this Agreement to which an Investor’s shares are subject, provided compliance by the Investors with
Section
 3.5
, TopCo proposes to file a Registration Statement including a prospectus supplement to an existing shelf under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by TopCo for its own account or for shareholders of TopCo for their account (or by TopCo and by shareholders of TopCo excluding, for the avoidance of doubt, any offering conducted pursuant to Section 2.1.7,
Section
 2.1.8 or Section
 2.2.1
), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to TopCo’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of TopCo or (iv) for a dividend reinvestment plan, then TopCo shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than fifteen (15) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) Business Days following receipt of such notice (a “
Piggy-Back Registration
”). TopCo shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of TopCo and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement and lock-up
agreement, if applicable, in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.
2.3.2
Reduction of Offering
. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises TopCo and the holders of Registrable Securities in writing that the dollar amount or number of TopCo Ordinary Shares which TopCo desires to sell, taken together with TopCo Ordinary Shares, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder and the Registrable Securities as to which registration has been requested under this
Section
 2.3
, exceeds the Maximum Number of Shares, then TopCo shall include in any such registration:
(a) If the registration is undertaken for TopCo’s account: (A) first, the TopCo Ordinary Shares or other securities that TopCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the TopCo Ordinary Shares or other securities, if any, comprised of Registrable Securities held by the Investors hereto, as to which registration has been requested pursuant to the terms hereof, that can be sold

Annex A-81

without exceeding the Maximum Number of Shares, Pro Rata; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the TopCo Ordinary Shares or other securities for the account of other persons that TopCo is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares; and
(b) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities party to this Agreement or TopCo, (A) first, the TopCo Ordinary Shares or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the TopCo Ordinary Shares or other securities that TopCo desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the TopCo Ordinary Shares or other securities, if any, comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the TopCo Ordinary Shares or other securities for the account of other persons that TopCo is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.
2.3.3
Withdrawal
. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration for any or no reason whatsoever by giving written notice to TopCo of such request to withdraw prior to the effectiveness of the Registration Statement, if such offering is pursuant to a Demand Registration, or prior to the public announcement of the offering, if such offering is pursuant to an Underwritten Takedown. TopCo (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement filed not in connection with a Demand Registration or Underwritten Takedown at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, TopCo shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in
Section
 3.4
.
3.
REGISTRATION PROCEDURES
.
3.1
Filings; Information
. Whenever TopCo is required to effect the registration of any Registrable Securities pursuant to
Section
 2
, TopCo shall use its commercially reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:
3.1.1
Filing Registration Statement
. TopCo shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to
Section
 2.2
, prepare and file with the Commission a Registration Statement on any form for which TopCo then qualifies or which counsel for TopCo shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable best efforts to keep it effective for the Effectiveness Period; provided, however, that TopCo shall have the right to defer any Demand Registration for up to sixty (60) days total or thirty (30) days consecutively in any
12-month
period if TopCo shall furnish to the holders a certificate signed by the Chief Executive Officer or Chairman of TopCo stating that, in the good faith judgment of the Board of Directors of TopCo (the “
TopCo Board
”), it would be materially detrimental to TopCo and its shareholders for such Registration Statement to be effected at such time.
3.1.2
Copies
. TopCo shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case, including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each

Annex A-82

preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.
3.1.3
Amendments and Supplements
. TopCo shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “
Effectiveness Period
”).
3.1.4
Notification
. After the filing of a Registration Statement, TopCo shall promptly, and in no event more than three (3) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within one (1) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and TopCo shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, TopCo shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon.
3.1.5
Securities Laws Compliance
. TopCo shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of TopCo and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that TopCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or consent to service of process in any such jurisdiction (except as required by the Securities Act) or subject itself to taxation in any such jurisdiction.
3.1.6
Agreements for Disposition
. TopCo shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of TopCo in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such underwritten offering, and the representations, warranties and covenants of the holders of Registrable Securities included in such underwritten offering in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of TopCo.

Annex A-83

3.1.7
Comfort Letter
. In the event of an Underwritten Takedown or an Underwritten Demand Registration, TopCo shall obtain a “cold comfort” letter from TopCo’s independent registered public accountants in the event of an underwritten offering, and a customary “bring-down” thereof, in customary form and covering such matters of the type customarily covered by “cold comfort” letters, as the managing Underwriter may reasonably request. For the avoidance of doubt, this
Section
 3.1.7
shall not apply to Unregistered Block Trades.
3.1.8
Opinions and Negative Assurance Letters
. In the event of an Underwritten Takedown or an Underwritten Demand Registration, on the date the Registrable Securities are delivered for sale pursuant to any Registration, TopCo shall obtain an opinion and negative assurance letter, each dated such date, of one (1) counsel representing TopCo for the purposes of such Registration, including an opinion of local counsel if applicable, addressed to the holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to such Registration in respect of which such opinion is being given as the holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating holders. For the avoidance of doubt, this
Section
 3.1.8
shall not apply to Unregistered Block Trades.
3.1.9
Cooperation
. The principal executive officer of TopCo, the principal financial officer of TopCo, the principal accounting officer of TopCo and all other officers and members of the management of TopCo shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.
3.1.10
Transfer Agent
. TopCo shall provide and maintain a transfer agent and registrar for the Registrable Securities no later than the effective date of the Registration Statement.
3.1.11
Records
. Upon execution of confidentiality agreements, TopCo shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of TopCo, as shall be necessary to enable them to exercise their due diligence responsibility, and cause TopCo’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement.
3.1.12
Earnings Statement
. TopCo shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
3.1.13
Road Show
. If an offering pursuant to this Agreement is conducted as an Underwritten Takedown or Underwritten Demand Registration and involves Registrable Securities with an aggregate offering price (before deduction of underwriting discounts) exceeds $30,000,000, TopCo shall use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such offering.
3.1.14
Listing
. TopCo shall use its reasonable best efforts to cause all Registrable Securities included in any Registration Statement to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by TopCo are then listed or designated.
3.2
In-Kind
Distributions
. If Sponsor and any Company Investor or its Permitted Transferee seeks to effectuate an in-kind
distribution of all or part of its Registrable Securities to its direct or indirect equityholders, TopCo will, subject to any applicable lock-ups,
work with Sponsor and any Company Investor or its Permitted Transferee to facilitate such in-kind
distribution in the manner reasonably requested and consistent with TopCo’s obligations under the Securities Act, including providing any opinions requested by the transfer agent. Upon any such in-kind
distribution by Sponsor and any Company Investor or its Permitted Transferee to its direct or

Annex A-84

indirect equityholders, the distributees holding a
majority-in-interest
of the Registrable Securities initially held by Sponsor shall thereafter be entitled to exercise and enforce the rights granted to Sponsor hereunder.
3.3
Obligation to Suspend Distribution
. Upon receipt of any notice from TopCo of the happening of any event of the kind described in
Section
 3.1.4(iv)
, or, upon any suspension by TopCo, pursuant to a written insider trading compliance program adopted by the TopCo Board, of the ability of all “insiders” covered by such program to transact in TopCo’s securities because of the existence of material non-public
information (if TopCo furnishes to the holders a certificate signed by the Chief Executive Officer or Chairman of TopCo stating that, in the good faith judgment of TopCo Board, it would be materially detrimental to TopCo and its shareholders for such Registration Statement to be used at such time), each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by
Section
 3.1.4(iv)
or the restriction on the ability of “insiders” to transact in TopCo’s securities is removed, as applicable, and, if so directed by TopCo, each such holder will deliver to TopCo all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. The foregoing right to delay or suspend may be exercised by TopCo for no longer than sixty (60) days or in any thirty (30) consecutive days in any
12-month
period. Any suspension by the Company pursuant to this
Section
 3.3
shall only apply to an Investor hereunder to the extent that such suspension also applies to all Investors.
3.4
Registration Expenses
. TopCo shall bear all costs and expenses incurred in connection with the Resale Shelf Registration Statement pursuant to
Section
 2.1
or a subsequent or other registration statement, including a New Registration Statement, any Demand Registration pursuant to
Section
 2.2.1
, any Underwritten Takedown pursuant to
Section
 2.1.7
, any Unregistered Block Trade pursuant to
Section
 2.1.8
, any Piggy-Back Registration pursuant to
Section
 2.3
, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) TopCo’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by
Section
 3.1.12
; (vi) Financial Industry Regulatory Authority filing fees; (vii) fees and disbursements of counsel for TopCo fees and expenses for independent certified public accountants retained by TopCo; (viii) the reasonable fees and expenses of one U.S. and one local counsel for the selling shareholders; and (ix) the fees and expenses of any special experts retained by TopCo in connection with such registration; provided, however, that TopCo shall not be required to pay for any expenses of any registration proceeding begun if the registration request is subsequently withdrawn at the request of a majority-in-interest
of the Registrable Securities (in which case all participating holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the registration), unless, in the case of a registration under
Section
 2.1
or
Section
 2.2.1
, the
majority-in-interest
of the Registrable Securities agree to forfeit their right to one Underwritten Takedown or Demand Registration, respectively, if applicable. TopCo shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders, but TopCo shall pay any underwriting discounts or selling commissions attributable to the securities it sells for its own account.
3.5
Information
. The holders of Registrable Securities shall promptly provide such information as may reasonably be requested by TopCo, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act and in connection with TopCo’s obligation to comply with Federal and applicable state securities laws. TopCo shall be under no obligation to include a holder’s Registrable Securities in a Registration Statement if such information is not provided in the manner reasonably requested.
3.6
Other Obligations
. At any time and from time to time after the expiration of any lock-up
to which such shares are subject, if any, in connection with a sale or transfer of Registrable Securities pursuant to either Rule

Annex A-85

144, if available, or in a manner as described in the plan of distribution set forth within any prospectus and pursuant to the Registration Statement of which such prospectus forms a part, TopCo shall, subject to the receipt of customary documentation required from the applicable holders in connection therewith, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) use reasonable efforts to cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). In addition, TopCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by such holders in connection with the aforementioned sales or transfers.
4.
INDEMNIFICATION AND CONTRIBUTION
.
4.1
Indemnification by TopCo
. To the extent permitted by law, TopCo agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “
Investor Indemnified Party
”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by TopCo of the Securities Act or any rule or regulation promulgated thereunder applicable to TopCo and relating to action or inaction required of TopCo in connection with any such registration; and TopCo shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred and documented by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that TopCo will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to TopCo, in writing, by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus.
4.2
Indemnification by Holders of Registrable Securities
. Each selling holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless TopCo, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if and only if the statement or omission was made in reliance upon and in conformity with information furnished in writing to TopCo by such selling holder expressly for use therein, or is based on any selling holder’s violation of the federal securities laws (including Regulation M) or failure to sell the Registrable Securities in accordance with the plan of distribution contained in the prospectus, and shall reimburse TopCo, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss,

Annex A-86

claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.
4.3
Conduct of Indemnification Proceedings
. Promptly after receipt by an indemnified party under this
Section
 4
of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this
Section
 4
, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties;
 provided
,
 however
, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if materially prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of liability to the indemnified party under this
Section
 4
to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this
Section
 4
.
4.4
Contribution
.
4.4.1 If the indemnification provided for in the foregoing
Sections 4.1
,
4.2
and
4.3
is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations;
 provided
,
 however
, that (i) no contribution by any holder of Registrable Securities, when combined with any amounts paid by such holder of Registrable Securities pursuant to
Section
 4.2
, shall exceed the net proceeds from the offering received by such holder of Registrable Securities, except in the case of willful misconduct or fraud by such holder of Registrable Securities and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation; and
 provided
 further
 that in no event shall a selling holder’s liability pursuant to this
Section
 4.4
, when combined with the amounts paid or payable by such selling holder pursuant to
Section
 4.2
, exceed the proceeds from the offering received by such selling holder (net of any expenses paid by such selling holder). The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
4.4.2 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
4.4.3 Unless otherwise superseded by an underwriting agreement entered into in connection with an underwritten public offering, the obligations under this
Section
 4
shall survive the completion of any offering of Registrable Securities in a registration statement under this
Section
 4
and otherwise.

Annex A-87

5.
UNDERWRITING AND DISTRIBUTION
.
5.1 Rule 144
. TopCo covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.
6.
LOCK-UP
AGREEMENTS
.
6.1
Investor
Lock-Up
. Each Investor agrees that such Investor shall not Transfer, for 180 days following the Closing Date (the “
Investor
Lock-up
Period
”), any TopCo Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for TopCo Ordinary Shares (including New Securities but excluding (i) shares acquired through the PIPE transaction and (ii)shares issued to Company Investors or their Permitted Transferees pursuant to the
“Pre-Closing
Equity financing” (as defined in the Business Combination Agreement).
6.2
Chairman
Lock-Up
. Robert Wessman agrees that he shall not Transfer his TopCo Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) (collectively, “
Chairman Shares
”) for TopCo Ordinary Shares (including New Securities) for (i) 180 days following the Closing Date, with respect to one-third
of the Chairman Shares, (ii) 365 days following the Closing Date, with respect to one-third
of the Chairman Shares, and (iii) 545 days following the Closing Date, with respect to the remaining one-third
of the Chairman Shares (the “
Chairman
Lock-up
Period
”). Notwithstanding the foregoing, the TopCo Ordinary Shares in clause (ii) are subject to early release from the Chairman
Lock-up
Period if TopCo Ordinary shares trade at or above a VWAP of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the Closing Date.
6.3
Sponsor
Lock-Up
. Sponsor (and its assignees) shall not Transfer any TopCo Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for TopCo Ordinary Shares (including New Securities) for 365 days following the Closing Date (the “
Sponsor
Lock-Up
Period
” and, together with the Investor
Lock-up
Period and the Chairman
Lock-Up
Period, the “
Lock-Up
Period
”). Notwithstanding the foregoing, the TopCo Ordinary Shares subject to the Sponsor
Lock-Up
Period will be released from such restriction if TopCo Ordinary shares trade at or above a VWAP of $12.00 for ten (10) trading days during any twenty (20) trading day period commencing at least 180 days following the Closing Date. For the avoidance of doubt, the Sponsor’s Warrants are not subject to the lock-up
restrictions contained in this
Section
 6.3
.
6.4
Sponsor Warrants
Lock-Up
. Sponsor or (and its assignees) shall not Transfer any Sponsor’s Warrants for 30 days following the Closing Date.
6.5 The restrictions in this
Article 6
are expressly agreed to preclude each Investor during such applicable period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Investor’s TopCo Ordinary Shares even if such TopCo Ordinary Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during such applicable period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Investor’s TopCo Ordinary Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such TopCo Ordinary Shares. The foregoing notwithstanding, each Investor shall be permitted to establish a plan to sell TopCo Ordinary Shares pursuant to Rule
10b5-1
under the Exchange Act, provided that such plan does not provide for the Transfer of TopCo Ordinary Shares during the
Lock-up
Period. The foregoing restrictions shall not apply to Transfers made: (i) relating to TopCo Ordinary Shares acquired in open market transactions after the closing of the Business Combination, provided that no filing under Section 16(a) of the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of TopCo Ordinary Shares acquired in such open market transactions; (ii) pursuant to a gift to a member of

Annex A-88

the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization to a bona fide gift or charitable contribution; (iii) by will or intestate succession upon the death of an Investor; (iv) to any Permitted Transferee; (v) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (vi) in the event of TopCo’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their TopCo Ordinary Shares for cash, securities or other property; (vii) pursuant to distributions contemplated by Section 3.2 above; or (viii) pursuant to the pledge of any TopCo Ordinary Shares held by a holder of Registrable Securities to any bank pursuant to any bona fide pledge to secure indebtedness (a
“Pledge”
) (e.g., for a margin loan) and any further Pledge of all or any portion of such shares pursuant to any amendments, supplements, modifications, extensions, renewals or restatements of the agreement related to any such Pledge, any refunding or refinancing of the indebtedness secured thereby or any credit facilities that replace, refund or refinance any part of the indebtedness secured thereby, including any such replacement, refunding or refinancing credit facility that increases the amount permitted to be borrowed thereunder or alters the maturity therfor; provided that any Transfer in connection with a Pledge shall be null and void unless both (1) the pledgee agrees not to Short Sell until the end of the
Lock-Up
Period and (2) any agreement with any pledgee related to a Pledge shall explicitly provide that TopCo is a third party beneficiary of such agreement with the right of specific enforcement over the prohibition in clause (1); or (ix) pursuant to an agreement among Company Investors or their Permitted Transferee; provided that in the case of (ii) or (iv), the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the applicable transfer restrictions set forth in this
Article 6
.
7.
MISCELLANEOUS
.
7.1
Other Registration Rights and Arrangements
. TopCo represents and warrants that no person, other than a holder of the Registrable Securities and the parties to the Subscription Agreement subscription agreements entered into by TopCo and investors in the Private Investment in Public Equity that is expected to close immediately prior to the transactions contemplated by the Merger Agreement, has any right to require TopCo to register any of TopCo’s share capital for sale or to include TopCo’s share capital in any registration filed by TopCo for the sale of shares for its own account or for the account of any other person. The parties hereby terminate the Prior Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. TopCo shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
7.2
Assignment; No Third-Party Beneficiaries
. This Agreement and the rights, duties and obligations of TopCo hereunder may not be assigned or delegated by TopCo in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any permitted transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns and the holders of Registrable Securities and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in
Section
 4
and this
Section
 7.2
. The rights of a holder of Registrable Securities under this Agreement may be transferred by such a holder to a transferee who acquires or holds Registrable Securities; provided, however, that such transferee has executed and delivered to TopCo a properly completed agreement to be bound by the terms of this Agreement substantially in form attached hereto as Exhibit A (an “
Addendum Agreement
”), and the transferor shall have delivered to TopCo no later than thirty (30) days following the date of the transfer, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. The execution of an Addendum Agreement shall constitute a permitted amendment of this Agreement.

Annex A-89

7.3
Amendments and Modifications
. Upon the written consent of TopCo and the holders of at least a majority in interest of the Registrable Securities at the time in question, which majority shall include Sponsor, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects an Investor, solely in his, her or its capacity as a holder of the shares of capital stock of TopCo, in a manner that is materially different from other Investors (in such capacity) shall require the consent of such Investor so affected. No course of dealing between any Investor or TopCo and any other party hereto or any failure or delay on the part of an Investor or TopCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Investor or TopCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
7.4
Term
. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement or (ii) the date as of which there shall be no Registrable Securities outstanding; provided further that with respect to any Investor, such Investor will have no rights under this Agreement and all obligations of TopCo to such Investor under this Agreement shall terminate upon the earlier of (x) the date at least one year after the date hereof that such Investor ceases to hold at least 1% of the aggregate amount of Registrable Securities outstanding on the date hereof, after giving effect to the exercise of any warrants held as Registrable Securities, or (y) if such Investor is a director or an executive officer of TopCo, or an affiliate of a director or executive officer, the date such Investor no longer serves as a director or an executive officer of TopCo;
provided
,
however
, that such termination as to an Investors shall not apply to the following provisions until such Investor no longer holds any Registrable Securities:
Sections 3.1.4
,
3.1.5
,
3.1.10
,
3.1.12
,
3.1.14
,
3.3
,
3.4
,
3.5
,
3.6
and
Articles 4,
5
and
6
.
7.5
Notices
. All notices, demands, requests, consents, approvals or other communications (collectively, “
Notices
”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by facsimile or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given (i) on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day or (ii) one Business Day after being deposited with a reputable courier service with an order for next-day
delivery, to the parties as follows:
If to TopCo:
Alvotech Lux Holdings S.A.S.
9, rue de Bitbourg,
L-1273
Luxembourg
Grand Duchy of Luxembourg

Attn:	Robert Wessman

Danny Major

Email:	robert.wessman@alvogen.com
danny.major@alvotech.com
with a copy to:
Cooley (UK) LLP
22 Bishopsgate
London, UK
EC2N 4BQ
Attn: Michal Berkner
Email: mberkner@cooley.com

Annex A-90

If to Sponsor:
333 S. Grand Avenue, 28th Floor
Los Angeles, California 90071
Attn: Patrick McCaney
Alexander Taubman
Zaid Pardesi
Email: pmccaney@oaktreecapital.com
ataubman@oaktreecapital.com
zpardesi@oaktreecapital.com
with a copy to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Matthew S. Arenson, P.C.
Michele Cumpston
Peter S. Seligson
Facsimile: (212)
446-4934
Email: marenson@kirkland.com
michele.cumpston@kirkland.com
peter.seligson@kirkland.com
If to any other Investor, to the address set forth under such Investor’s signature to this Agreement or to such Investor’s address as found in TopCo’s books and records.
7.6
Severability
. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
7.7
Counterparts
. This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
7.8
Applicable
Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law that would require the application of the laws of another jurisdiction, and the parties irrevocably submit to (and waive immunity from) the jurisdiction of the federal and state courts located in the County of New York in the State of New York.
7.9
Entire Agreement
. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including, without limitation the Prior Agreement.

Annex A-91

IN WITNESS WHEREOF
, the parties have caused this Investor Rights and
Lock-Up
Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

ALVOTECH LUX HOLDINGS S.A.S. :

By:
Name:
Title:

Annex A-92

IN WITNESS WHEREOF
, the parties have caused this Investor Rights and Lock Up Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

INVESTORS:

Annex A-93

EXHIBIT A
Addendum Agreement
This Addendum Agreement (“
Addendum Agreement
”) is executed on _____________, 20___, by the undersigned (the “
New Holder
”) pursuant to the terms of that certain Investor Rights and
Lock-Up
Agreement dated as of [●], 2022 (the “
Agreement
”), by and among TopCo and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:
1.
Acknowledgment
. New Holder acknowledges that New Holder is acquiring certain ordinary shares of TopCo (the “
Shares
”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “
Investor
” and a holder of Registrable Securities for all purposes under the Agreement.
2.
Agreement
. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.
3.
Notice
. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED:

ALVOTECH LUX HOLDINGS S.A.S.
Print Name:

By:	By:

Annex A-94

SCHEDULE I

Annex A-95

Exhibit B
Form of Election on Internal Revenue Service Form 8832
(
see attached
.)

Annex A-96

Exhibit C
Plan of Merger
(
see attached
.)

Annex A-97

Alvotech Lux Holdings S.A.S.
Société par actions simplifiée
RCS Luxembourg: B258884
Siège social: 9, rue de Bitbourg,
L-1273
Luxembourg, Grand-Duché de Luxembourg
Oaktree Acquisition Corp. II
Exempted company
Cayman Islands Registrar of Companies: registration number 364940
Siège social: Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman
KY1-9008,
Iles de Cayman
COMMON DRAFT TERMS OF CROSS-BORDER MERGER / PROJET COMMUN DE
FUSION TRANSFRONTALIERE
In the year two thousand and
[***]
, on the
[***]
day of
[***]
.
Before us, Maître
[Marc Elvinger]
, notary residing in
[***]
,
Grand Duchy of Luxembourg
THERE APPEARED:

1)
Alvotech Lux Holdings S.A.S.,
a
société par actions simplifiée
, existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B258884 (the “
Absorbing Company
”),

here represented by
[***]
,
professionally residing in
[Luxembourg]
,
[[by virtue of a proxy, given in [***], on [***]] [pursuant to resolutions of the chairman (
président
) of the Absorbing Company taken on [***]]
,
and

2)
Oaktree Acquisition Corp. II
,
an exempted company incorporated under the laws of the Cayman Islands, having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman
KY1-9008,
Cayman Islands, registered with Cayman Islands Registrar of Companies under registration number 364940 (the “
Absorbed Company
” and together with the Absorbing Company, the “
Merging Companies
”),

here represented by
[***]
,
professionally residing in
[Luxembourg]
,
[[by virtue of a proxy, given in [***], on [***]] [pursuant to resolutions of the board of directors of the Absorbed Company adopted on [***]]
.
[The said proxies / Extracts of the said corporate authorisations of the Merging Companies]
initialled
ne varietur
by the proxyholder
of the appearing parties and the notary, shall remain annexed to this deed to be filed at the same time with the registration authorities.

Annex A-98

Such appearing parties have
requested the officiating notary to enact the common draft terms of cross-border merger which the Merging Companies, acting through the chairman (président) of the Absorbing Company and the board of directors of the Absorbed Company, declare to draw up as follows:
COMMON DRAFT TERMS OF CROSS-BORDER MERGER / PROJET COMMUN DE
FUSION TRANSFRONTALIERE
(the “
Draft Terms of Merger
”)

1.	The companies involved in the Cross-Border Merger
The Merging Companies have agreed to achieve the contemplated merger by way of absorption of the Absorbed Company by the Absorbing Company (the “
Cross-Border Merger
”) under the terms of these Draft Terms of Merger, the Cayman Islands plan of merger between the Merging Companies (the “
Cayman Plan of Merger
”) and pursuant to the provisions of Part XVI of the Companies Act (2021 Revision)
(the “
Cayman Companies Act
”)
and Articles
1020-1
to
1021-19
of Chapter 2 on Mergers of the Luxembourg law dated 10 August 1915 on commercial companies, as amended (the “
Luxembourg Law
”).

1.1	Presentation of the Absorbing Company
The Absorbing Company,
Alvotech Lux Holdings S.A.S.
, is
a
société par actions simplifiée
, incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg,
registered with the Luxembourg Trade and Companies Register under number B258884, incorporated pursuant to a deed of Maître Marc Elvinger, notary residing in
Ettelbruck,
Grand Duchy of Luxembourg,
on 23 August 2021, published on the
Recueil électronique des sociétés et associations
n° RESA_2021_191.217 on 7 September 2021. The articles of association were amended for the last time pursuant to a deed of Maître
[***]
notary residing in
[***]
,
Grand Duchy of Luxembourg,
on
[***]
2021, published on the
Recueil électronique des sociétés et associations
n° RESA_
[***]
on
[***]
.
The Absorbing Company’s financial year begins on 1 January of each year and ends on 31 December of the same year.
On the date hereof and immediately prior to the Effective Time (as defined below), the share capital of the Absorbing Company is forty thousand US dollars (USD 40,000), divided into four million (4,000,000) initial shares with a nominal value of one cent (USD 0.01) each, all fully paid up (the “
Initial Shares
”). The shares of the Absorbing Company are in registered form only.
As of the date hereof and at the Effective Time, the Absorbing Company has and will have no employees. The Absorbing Company has not instituted a works council or co-determination
council and there is no association of employees, which includes amongst its members employees of the Absorbing Company or one of its subsidiaries.

1.2	Presentation of the Absorbed Company
The Absorbed Company,
Oaktree Acquisition Corp. II
,
is an exempted company incorporated under the laws of the Cayman Islands, having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman
KY1-9008,
Cayman Islands, registered with Cayman Islands Registrar of Companies under registration number 364940.
On the date hereof and immediately prior to the Effective Time (as defined below), the authorised share capital of the Absorbed Company is thirty-three thousand one hundred US dollars (USD 33,100), divided into (i) three hundred million (300,000,000) Class A ordinary shares, with a nominal or par value of zero point zero zero zero one US dollar (USD 0.0001), (ii) thirty million (30,000,000) Class B ordinary shares, with a nominal or par value of zero point zero zero zero one US dollar (USD 0.0001) and (iii) one million (1,000,000) preference shares, with

Annex A-99

a nominal or par value of zero point zero zero zero one US dollar (USD 0.0001). The issued shares in the capital of the Company are fully paid up.
The Class A ordinary shares of the Absorbed Company are listed on the New York Stock Exchange.
As of the date hereof and at the Effective Time, the Absorbed Company has and will have no employees.

2.	The Absorbing Company pursuant to the Cross-Border Merger
The Absorbing Company will continue to exist under the name “
Alvotech Lux Holdings
” in the form of a
société par actions simplifiée
.
The articles of association of the Absorbing Company at the Effective Time shall be substantially in the form attached hereto as
Annex 1
(the “
Articles
”).

3.	Background and effects of the Cross-Border Merger

3.1	Background
The Cross-Border Merger is the first step of the business combination between the Absorbed Company (which is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination with one or more businesses) and the Alvotech group (the “
Business Combination
”).

3.2	Legal effects
The Absorbing Company will acquire, as a result of the Cross-Border Merger, all assets and liabilities of the Absorbed Company by way of universal succession at the Effective Time.
As of the Effective Time (as defined below), the Absorbing Company shall be subrogated to all rights and obligations of the Absorbed Company towards third parties. The rights and claims comprised in the assets of the Absorbed Company shall be transferred to the Absorbing Company with all securities, either in rem
or personal, attached thereto.
The Absorbing Company will continue as of the Effective Time to perform the obligations of the Absorbed Company under any agreements to which the latter is a party.
Any claims and debts existing as at the Effective Time between the Merging Companies are cancelled upon the completion of the Cross-Border Merger.
The shareholders of the Absorbed Company will become shareholders of the Absorbing Company as of the Effective Time.
The mandates of the current directors of the Absorbed Company will come to an end as of the Effective Time.
The name and address of the Chairman (
président
) of the Absorbing Company after the Effective Time are:
Helga Tatjana Zharov, professionally residing at Sæmundargata
15-19,
101 Reykjavík, Iceland.
The books and records of the Absorbed Company shall be transferred and kept at the registered office of the Absorbing Company in accordance with applicable laws.
As a result of the Cross-Border Merger, the Absorbed Company shall merge with and into the Absorbing Company and cease to exist without being liquidated and all its shares shall be exchanged into shares of the Absorbing Company.

Annex A-100

3.3	Effective Time
Pursuant to section 237(15) of the Cayman Companies Act, the Cayman Plan of Merger (together with these Draft Terms of Merger which shall be appended thereto) shall be registered with the Cayman Islands Registrar of Companies.
In accordance with the provisions of Article
1021-16
of the Luxembourg Law, the Cross-Border Merger shall become effective between the Merging Companies and towards third parties on the date of the publication of the minutes of the extraordinary general meeting of the shareholders of the Absorbing Company approving the Cross-Border Merger on the
Recueil électronique des sociétés et associations
, subject to the prior (i) approval of these Draft Terms of Merger by the relevant corporate bodies of the Absorbed Company and (ii) accomplishment of all relevant acts and formalities required under the laws of the Cayman Islands with regard to the Absorbed Company (including, for the avoidance of doubt, the approval and authorisation, execution, registration and filing of, the Cayman Plan of Merger, and the filing of such other documents required under the Cayman Companies Act with the Cayman Islands Registrar of Companies in accordance with the applicable provisions of the Cayman Companies Act) (the “
Effective Time
”).

3.4	Date as of which the operations of the Absorbed Company shall be treated from an accounting point of view as being carried out on behalf of the Absorbing Company
As of the Effective Time, all operations and transactions of the Absorbed Company shall be treated from an accounting point of view as being carried out on behalf of the Absorbing Company.

4.	Accounting aspects of the merger, share exchange ratio and independent expert

4.1	Financial statements used for the Cross-Border Merger
The following financial statements of the Merging Companies were used to determine the terms and conditions of the Cross-Border Merger:
1

(i)	the interim financial statements as at [***] of the Absorbing Company (the “ Absorbing Company FS ”); and

(ii)	the [annual [audited] accounts as at [***] / interim financial statements as at [***]] of the Absorbed Company (the “ Absorbed Company FS ”).

4.2	Valuation of the transferred assets and liabilities
The terms and conditions of the Cross-Border Merger have been determined on the basis of the Absorbed Company FS and the Absorbing Company FS.
The fair market value of the assets and liabilities of each of the Absorbed Company and the Absorbing Company are reflected in the Absorbed Company FS and the Absorbing Company FS respectively.
It being understood that the Absorbed Company received USD 250,000,000 from its initial public offering of units, consummated on September 21, 2020 (the “
IPO
”) and sale of private placement warrants purchased in a private placement in connection with the IPO, which was placed into a trust account (the “
Trust Account
”) immediately following the IPO. In accordance with the Memorandum of Association of the Absorbed Company, the funds held in the Trust Account will be released upon the consummation of the Business Combination.
Thus, if the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) shareholders of the Absorbed Company who properly exercise their redemption rights and (ii) cash consideration pursuant to the Business Combination Agreement. Any additional funds available for release from the Trust Account will be used for general corporate purposes of the Absorbing Company following the Business Combination.

1	To be determined at execution.

Annex A-101

The Absorbed Company has further issued warrants as described under section 6.

4.3	Exchange ratio
Each Class A ordinary share or Class B ordinary share in the capital of the Absorbed Company issued and outstanding immediately prior to the Effective Time (and that is not, at the Effective Time, redeemed, cancelled and/or held in treasury by the Absorbed Company) shall be automatically exchanged for one (1) ordinary share in the share capital of the Absorbing Company (the “
Exchange Ratio
”).
Any holder of class A ordinary shares of the Absorbed Company may request the redemption by the Absorbed Company of the class A ordinary shares of the Absorbed Company held for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, as of two business days prior to the consummation of the Business Combination and the Effective Time, including interest earned on the funds held in the Trust Account and not previously released to the Absorbed Company to pay its franchise and income taxes, upon the consummation of the Business Combination. Such holder of class A ordinary shares of the Absorbed Company will be restricted from seeking redemption rights with respect to 15% or more of the class A ordinary shares of the Absorbed Company, all class A ordinary shares of the Absorbed Company in excess of 15% owned by a holder will not be redeemed.

4.4	Independent expert
The Exchange Ratio so established by the chairman (
président
) of the Absorbing Company and the board of directors
of the Absorbed Company
[has been/shall be]
submitted for evaluation purposes to:
[name and details of the independent expert]
for the Absorbing Company and to
[name and details of the independent expert]
for the Absorbed Company (the “
Merger Experts
”), independent experts appointed in accordance with Article
1021-6
of the Luxembourg Law.

5.	Delivery of shares
New shares in the share capital of the Absorbing Company shall be issued and allotted to the shareholders of the Absorbed Company by application of the Exchange Ratio.
The Absorbing Company shall thus increase its share capital by an amount corresponding to the sum of (i) the nominal value of the shares issued, i.e.
[one cent (0.01 USD)]
, multiplied by a number corresponding to the number of shares issued and not redeemed by the Absorbed Company at the Effective Time.
2
The new shares will be registered in the share register of the Absorbing Company in the name of the shareholders of the Absorbed Company (of which evidence may be obtained at the registered office of the Absorbing Company).
The new shares issued by the Absorbing Company further to the Cross-Border Merger shall carry the right to participate in the profits and/or losses of the Absorbing Company as from the Effective Time.

6.	Special rights for the shareholders and for the holders of other securities
Subject to the following paragraphs, neither the Absorbing Company nor the Absorbed Company have issued securities other than shares and no special rights shall be conferred by the Absorbing Company to the shareholders or holders of other securities in the Absorbed Company.
The Absorbed Company has issued ten million nine hundred sixteen thousand six hundred sixty-seven (10,916,667) warrants to purchase one Class A ordinary share of the Absorbed Company at a price of $11.50 per Class A ordinary share, subject to certain adjustments (the “
Parent Warrants
” or each a “
Parent Warrant
”).

2	Ratio and nominal value to be confirmed by Alvotech.

Annex A-102

As a result of the Merger, each Parent Warrant that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire class A ordinary shares of the Absorbed Company and shall automatically represent, immediately following the Effective Time, a right to acquire ordinary shares of the Absorbing Company (a “
Converted Warrant
”) on the same contractual terms and conditions to which such Parent Warrants are subject to as of immediately prior to the Effective Time and as further described in the warrant assumption agreement attached hereto, including, that, each Converted Warrant: (a) shall represent the right to acquire the number of ordinary shares of the Absorbing Company equal to the number of ordinary shares of the Absorbed Company subject to each such Parent Warrant immediately prior to the Effective Time; (b) shall have an exercise price of $11.50 per whole warrant required to purchase one ordinary share of the Absorbing Company; and (c) shall expire on the five (5) year anniversary of the Effective Time.

7.	Special advantages to the Merger Experts and/or any members of the management, supervisory or controlling bodies of the Merging Companies
No special advantages will be granted to the Merger Experts and/or any members of the management, supervisory or controlling bodies of the Merging Companies.

8.	Repercussions of the Cross-Border Merger on employment
As none of the Merging Companies has employees, the Cross-Border Merger will have no impact on employment.

9.	Information regarding the Cross-Border Merger
The Draft Terms of Merger shall be published on the
Recueil électronique des sociétés et associations
at least one (1) month prior to the date set for the extraordinary general meetings of shareholders of the Absorbing Company to approve the Cross-Border Merger.
The following documents shall be held available for inspection by the shareholders of each of the Merging Companies at its registered office or on its website, as applicable, at least one (1) month prior to the date set for the extraordinary general meetings of shareholders of the Merging Companies due to approve the Cross-Border Merger:

a)	the Draft Terms of Merger;

b)	[the annual accounts and the management reports for the last three (3) financial years of each of the Absorbed Company, if applicable ];

c)	[interim accounts of each of the Merging Companies dated [***]] ; 3

d)
the reports from the chairman (
président
) of the Absorbing Company and the
[relevant corporate body]
of the Absorbed Company explaining the Draft Terms of Merger from a legal and economical point of view, in accordance with Article
1021-5
of the Luxembourg Law; and

e)	the reports from one or several independent experts in accordance with Article 1021-6 of the Luxembourg Law.

10.	Creditor rights

10.1	Creditors rights under Luxembourg law
Creditors of the Merging Companies, whose claims predate the Effective Time, notwithstanding any agreement to the contrary, may apply, within two (2) months of such Effective Time, to the judge presiding the chamber of the
Tribunal d’Arrondissement
dealing with commercial matters in the district in which the registered office of

3	To be determined at execution.

Annex A-103

the debtor company is located and sitting as in commercial and urgent matters, to obtain adequate safeguards of collateral for any matured or unmatured debts, where they can credibly demonstrate that due to the Cross-Border Merger, the satisfaction of their claims is at stake and that no adequate safeguards have been obtained from the company. The president of such chamber shall reject the application if the creditor is already in possession of adequate safeguards or if such safeguards are unnecessary, having regard to the financial situation of the company after the Cross-Border Merger. The debtor company may cause the application to be turned down by paying the creditor, even if it is a term debt.
If the safeguards are not provided within the time limit prescribed, the debt shall immediately fall due.
Further information on the creditors protection applicable to the creditors of the relevant Merging Company can be obtained free of charge at the registered office of each Merging Company.

11.2	Right of opposition of creditors under Cayman Islands law
The Absorbed Company has granted no fixed or floating security interests that are outstanding as at the date hereof.
Further information on the creditors protection applicable to the creditors of the relevant Merging Company can be obtained free of charge at the registered office of each Merging Company.

12	Miscellaneous
For the purpose of the execution hereof and of the deeds or minutes that shall follow or result herefrom, the Merging Companies elect domicile at their respective registered offices.
This document is worded in English followed by a French version. In case of divergences between the English and the French text, the English version shall prevail.
Annex
The annex to this Draft Terms of Merger forms an integrated part of this Draft Terms of Merger.
Suit la traduction française du texte qui précède.
[***]

Annex A-104

SCHEDULE 1
ARTICLES OF ASSOCIATION OF THE ABSORBING COMPANY
SCHEDULE 2
CAYMAN PLAN OF MERGER
SCHEDULE 3
WARRANTS ASSUMPTION AGREEMENT
ANNEXE 1
STATUTS DE LA SOCIÉTÉ ABSORBANTE
ANNEXE 2
CAYMAN PLAN DE FUSION
ANNEXE 3
CONTRAT DE TRANSFERT DES WARRANTS

Annex A-105

Exhibit D
Agreed TopCo Governing Documents
(
see attached
.)

Annex A-106

FORM OF AMENDED AND RESTATED ARTICLES OF ASSOCIATION
1

A.	NAME - PURPOSE - DURATION - REGISTERED OFFICE

Article	1 Name - Legal form
There exists a public limited company (
société anonyme)
under the name “[
Alvotech Lux Holdings S.A.
]
2
” (the “
Company
”) which shall be governed by the law of 10 August 1915 on commercial companies, as amended (the “
Law
”), as well as by the present articles of association.

Article	2 Purpose

2.1
The purpose of the Company is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

2.2
The Company may grant loans to, as well as guarantees or security for the benefit of third parties to secure its obligations and obligations of other companies in which it holds a direct or indirect participation or right of any kind or which form part of the same group of companies as the Company, or otherwise assist such companies.

2.3	The Company may raise funds through borrowing in any form or by issuing any kind of notes, securities or debt instruments, bonds and debentures and generally issue securities of any type.

2.4	The Company may carry out any commercial, industrial, financial, real estate or intellectual property activities which it considers useful for the accomplishment of these purposes.

Article	3 Duration

3.1	The Company is incorporated for an unlimited period of time.

3.2	It may be dissolved at any time by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

Article	4 Registered office

4.1	The registered office of the Company is established in the City of Luxembourg, Grand Duchy of Luxembourg.

4.2
The board of directors may transfer the registered office of the Company within the same municipality or to any other municipality in the Grand Duchy of Luxembourg and, if necessary, subsequently amend these articles of association to reflect such change of registered office.

4.3	Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of directors.

4.4
In the event that the board of directors determines that extraordinary political, economic or social circumstances or natural disasters have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall not affect the nationality of the Company which, notwithstanding the temporary transfer of its registered office, shall remain a Luxembourg company.

1	NTD: Form after Second Merger.
2	NTD: name to be confirmed.

Annex A-107

B.	SHARE CAPITAL – SHARES

Article	5 Share capital

5.1	The Company’s share capital is set at [***] United States dollars (USD [***]), represented by [***] ([***]) ordinary shares (the “ Shares ”), each having a nominal value of one cent (USD 0.01).

5.2
The Company’s share capital may be increased or reduced by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association or as set out in Article 6 hereof.

5.3
Any new Shares to be paid for in cash shall be offered by preference to the existing shareholder(s). In case of a plurality of shareholders, such Shares shall be offered to the shareholders holding the same class of shares in proportion to the number of Shares of that class held by them in the Company’s share capital. The board of directors shall determine the time period during which such preferential subscription right may be exercised, which may not be less than fourteen (14) days from the date of publication of the offer on the
Recueil électronique des sociétés et associations
and in a Luxembourg newspaper or, in case of registered shares, of dispatch of a registered mail or any other means of communication individually accepted by the addressees and ensuring access to the information sent to the shareholders announcing the opening of the subscription period
.

5.4
The general meeting of shareholders may limit or cancel the preferential subscription right of the existing shareholders subject to quorum and majority required for an amendment of these articles of association. Notwithstanding the above, the board of directors may limit or cancel the preferential subscription right of the existing shareholders in accordance with Article 6 hereof.

5.5
If after the end of the subscription period not all of the preferential subscription rights offered to the existing shareholders have been subscribed by the latter, third parties may be allowed to participate in the share capital increase, except if the board of directors decides that the preferential subscription rights shall be offered to the existing shareholders who have already exercised their rights during the subscription period, in proportion to the portion that their Shares represent in the share capital; the modalities for the subscription to be determined by the board of directors. The board of directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the existing shareholders of the Company.

5.6
The Company may repurchase its own Shares subject to the provisions of the Law, and in conformity with all other applicable laws and regulations, including any rules and regulations of a foreign stock exchange or securities settlement system on which the Company’s shares are traded.

Article	6 Authorised capital

6.1
The authorised capital, excluding the share capital, is set at sixty million United States dollars (USD 60,000,000), consisting of six billion (6,000,000,000) Shares, each having a nominal value of one cent (USD 0.01). During a period of five (5) years from the date of incorporation or any subsequent resolutions to create, renew or increase the authorised capital pursuant to this article, the board of directors is hereby authorised and empowered within the limits of the authorised capital to (i) realise for any reason whatsoever including, any issue in one or several successive tranches of (a) any subscription and/or conversion rights, including warrants (which may be issued separately or attached to Shares, bonds, options, notes or similar instruments), convertible bonds, notes or similar instruments (the “
Share Rights
”) as well as (b) new Shares, with or without share premium, against payment in cash or in kind, by conversion of claims on the Company, by way of conversion of available reserves or in any other manner; (ii) determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new Shares; (iii) remove or limit the preferential subscription right of the shareholders in case of issue against payment in cash of Shares, warrants (which may be separate or attached to Shares, bonds, notes or similar instruments), convertible bonds, notes or

Annex A-108

similar instruments, and (iv) confirm by way of a notarial deed within the legal deadline each and any share capital increase effectuated within the limits of the authorised capital and to amend Article 5.1 and Article 6.1 accordingly. The Shares to be issued upon exercise of any Share Rights may be issued beyond the initial authorized capital period of five (5) years as long as the Share Rights were issued within the relevant initial authorized capital period of five (5) years.

6.2
During a period of up to five (5) years from the date of the resolutions of the general meeting of the shareholders granting such authorisation to the board of directors or its subsequent renewal(s) and subject to the provisions of the Law, the board of directors is hereby authorised and empowered to (i) repurchase Shares, each having a nominal value of one cent (USD 0.01), in one or more occasions, (ii) determine the moment and place of repurchase of the Shares, (iii) proceed with the cancellation of the Shares so repurchased and the subsequent share capital reduction, (iv) allocate the amount of the share capital reductions to the shareholders of the Company, provided that in case such repurchase is made for value, the consideration payable for such shares shall be determined by the board of directors and shall not be lower than the nominal value of the repurchased Shares, and (v) record by way of a notarial deed each and any share capital reduction effectuated within the limits of this Article 6.2 and to amend Article 5.1 accordingly.

6.3
The above authorisations may be renewed through a resolution of the general meeting of the shareholders adopted in the manner required for an amendment of these articles of association and subject to the provisions of the Law, each time for a period not exceeding five (5) years.

Article	7 Shares – Transfer of Shares

7.1	The Company may have one or several shareholders.

7.2	Death, suspension of civil rights, dissolution, bankruptcy or insolvency or any other similar event regarding any of the shareholders shall not cause the dissolution of the Company.

7.3	The shares of the Company are in registered form.

7.4
The Company will recognise only one (1) holder per share. In case a share is owned by several persons, they shall appoint a single representative who shall represent them in respect of the Company. The Company has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

7.5
Subject to any contractual agreement to which the Shares or the shareholders may be subject to and the present articles of association, the shares are freely transferable in accordance with the provisions of the Law.

7.6
A register of shares shall be kept by the Company at its registered office, where it shall be available for inspection by any shareholder. This register shall contain all the information required by the Law. Ownership of ordinary shares will be established by registration in said register, or in the event separate registrars have been appointed pursuant to article 7.7, in such separate register(s). Without prejudice to the conditions for transfer by book entries provided for in article 7.9 of these articles of association, a transfer of Shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives or by the Company upon notification of the transfer or acceptance of the transfer by the Company. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

7.7
The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the Shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their Shares to another register so maintained. The board of directors may however impose transfer restrictions for Shares in compliance with applicable trading restrictions. A transfer to the register kept at the Company’s registered office may always be requested.

Annex A-109

7.8
Subject to the provisions of article 7.9 and article 7.10, the Company may consider the person in whose name the Shares are registered in the register of shareholders as the full owner of such Shares. In the event that a holder of Shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

7.9
The Shares may be held by a holder (the “
Holder
”) through a securities settlement system or a Depositary (as this term is defined below). The Holder of Shares held in such fungible securities accounts has the same rights and obligations as if such Holder held the Shares directly. The Shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, Shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

7.10
All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with article 7.8 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to article 7.9.

7.11
Where Shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary
(any depositary and any
sub-depositary
being referred to hereinafter as a “
Depositary
”), the Company will permit the Depositary of such book-entry interests to exercise the rights attaching to the Shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the Shares corresponding to the book-entry interests for purposes of this Article 7.11 of the present articles of association. The board of directors may determine the formal requirements with which such certificates from such Depositary must comply and the exercise of the rights in respect of such Shares may in addition be subject to the internal rules and procedures of the securities settlement system.

7.12
In connection with a general meeting of shareholders, the board of directors may decide that no entry shall be made in the register of shareholders and no notice of a transfer shall be recognised for voting purposes by the Company and any Depositary or registrar(s) during the period starting on the Record Date (as hereinafter defined) and ending on the closing of such general meeting, subject to compliance with the applicable rules of any foreign stock exchange, if the Shares of the Company are listed on a foreign stock exchange.

C.	GENERAL MEETINGS OF SHAREHOLDERS

Article	8 Powers of the general meeting of shareholders

8.1
The shareholders exercise their collective rights in the general meeting of shareholders. Any regularly constituted general meeting of shareholders of the Company shall represent the entire body of shareholders of the Company. The general meeting of shareholders is vested with the powers expressly reserved to it by the Law and by these articles of association.

Annex A-110

8.2
If the Company has only one shareholder, any reference made herein to the “general meeting of shareholders” shall be construed as a reference to the “sole shareholder”, depending on the context and as applicable and powers conferred upon the general meeting of shareholders shall be exercised by the sole shareholder.

Article	9 Convening of general meetings of shareholders

9.1
The general meeting of shareholders of the Company may at any time be convened by the board of directors, to be held at such place and on such date as specified in the notice of such meeting. The board of directors shall convene the annual general meeting of shareholders within a period of six (6) months after the end of the Company’s financial year. Other general meetings of shareholders may be held at such place and time as may be specified in the respective notices of meeting.

9.2
The general meeting of shareholders must be convened by the board of directors upon the written request of one or several shareholders representing at least ten per cent (10%) of the Company’s share capital.

9.3
The convening notice for every general meeting of shareholders shall contain the date, time, place and agenda of the meeting and may be made through announcements filed with the Luxembourg Trade and Companies Register and published at least thirty (30) days before the meeting, on the
Recueil
é
lectronique
des
soci
é
t
é
s
et associations
and in a Luxembourg newspaper. In such case, notices by mail shall be sent at least eight (8) days before the meeting to the registered shareholders by ordinary mail (
lettre
missive
). Alternatively, the convening notices may be exclusively made by registered mail in case the Company has only issued registered Shares or if the addressees have individually agreed to receive the convening notices by another means of communication ensuring access to the information, by such means of communication. If the Shares of the Company are listed on a foreign stock exchange, the requirements of such foreign stock exchange applicable to the Company shall additionally be complied with. If all of the shareholders are present or represented at a general meeting of shareholders and have waived any convening requirements, the meeting may be held without prior notice or publication.

9.4
If the Shares of the Company are listed on a foreign stock exchange, all shareholders of the Company are entitled to be admitted to any general meeting of shareholders provided, however, that the board of directors may determine a date and time preceding the general meeting of shareholders as the record date for admission to such meeting, which may not be less than eight (8) calendar days prior to (and excluding) the date of the general meeting (the “
Record Date
”).

9.5
Shareholders holding individually or collectively at least ten (10) per cent of the issued share capital of the Company, may request the addition of one or several new items on the agenda of the general meeting. This right shall be exercised upon request of the shareholders in writing submitted to the Company by registered letter at the address of the registered office of the Company. The requests shall include the details requested in the convening notice. The requests from the shareholders shall be received by the Company no later than eight (8) calendar days before the general meeting.

9.6
With respect to Shares which are not listed on a stock exchange, any Shareholder who holds one or more of such non-listed
Share(s) of the Company, who is registered in the share register of the Company relating to such non-listed
Shares on the Record Date, shall be admitted to the relevant general meeting.

Article	10 Conduct of general meetings of shareholders

10.1
The annual general meeting of shareholders shall be held within six (6) months of the end of the financial year in the Grand Duchy of Luxembourg at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of such meeting. Other meetings of shareholders may be held at such place and time as may be specified in the respective convening notices. Holders of bonds are not entitled to attend meetings of shareholders.

10.2
A board of the meeting (
bureau
) shall be formed at any general meeting of shareholders, composed of a chairman, a secretary and a scrutineer who need neither be shareholders nor members of the board of

Annex A-111

directors. The board of the meeting shall ensure that the meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening, majority requirements, vote tallying and representation of shareholders.

10.3	An attendance list must be kept at all general meetings of shareholders.

10.4
A shareholder may act at any general meeting of shareholders by appointing another person as his proxy in writing or by facsimile, electronic mail or any other similar means of communication. One person may represent several or even all shareholders.

10.5
Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

10.6
The board of directors may in its sole discretion authorize each shareholder to vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication authorised by the board of directors to the Company’s registered office or to the address specified in the convening notice. Subject to such authorization by the board of directors, the shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three (3) boxes allowing the shareholder to vote in favour thereof, against, or abstain from voting by ticking the appropriate box. The Company will only take into account voting forms received prior to the general meeting of shareholders to which they relate. For the avoidance of doubt, shareholders may not vote by voting forms where the board of directors has not authorized such voting method for a given general meeting.

10.7
Voting forms which, for a proposed resolution, do not show (i) a vote in favour of the proposed resolution, (ii) a vote against the proposed resolution or (iii) an abstention from voting on the proposed resolution, are void with respect to such resolution. If a shareholder votes by means of a voting form, the voting form shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such voting forms. The Company shall only take into account voting forms received no later than two (2)
 business days prior to the date of the general meeting to which they relate. The board of directors may set a shorter period for the submission of the voting forms.

10.8
If a shareholder votes by means of proxy, the proxy shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such proxies. The Company shall only take into account proxies received no later than two (2) business days prior to the date of the general meeting to which they relate.

10.9
A holder of Shares held through the operator of a securities settlement system or with a Depositary wishing to attend a general meeting must provide the Company with a certificate issued by such operator or Depositary certifying the number of Shares recorded in the relevant account on the Record Date and showing that such Shares are blocked until the closing of the general meeting to which it relates. Such certificate must be provided to the Company no later than two (2) business days prior to the date of such general meeting. If such holder of Shares votes by means of a proxy, article 10.8 of these articles of association shall apply.

10.10
The board of directors may determine further conditions that must be fulfilled by the shareholders for them to take part in any general meeting of shareholders and shorten or prolong periods for receipt of proxies and voting forms in the convening notice.

10.11
In connection with each general meeting, the board of directors is authorized to provide such rules of deliberations and such conditions for allowing shareholders to take part in the meeting as the board of directors deems appropriate.

Annex A-112

10.12
Except to the extent inconsistent with the rules and conditions as adopted by the board of directors, the person presiding over the general meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and conditions, whether adopted by the board of directors or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law:

•	determining the order of business for the meeting subject to compliance with the agenda for the meeting;

•	rules and procedures for maintaining order at the meeting and the safety of those present;

•
limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted attorneys or such other persons as the person presiding over the meeting shall determine;

•	restrictions on entry to the meeting after the time fixed for the commencement thereof; and

•	limitations on the time allotted to questions or comments by participants.

Article	11 Quorum, majority and vote

11.1	Each share entitles to one vote in general meetings of shareholders.

11.2
Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, the board of directors may suspend the voting rights of any shareholder in breach of his/her/its obligations under any relevant contractual arrangement entered into by such shareholder.
A shareholder may individually decide not to exercise, temporarily or permanently, all or part of his voting rights. The waiving shareholder is bound by such waiver and the waiver is mandatory for the Company upon notification to the latter.

11.3
Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, in case the voting rights of one of several shareholders are suspended or the exercise of the voting rights has been waived by one or several shareholders in accordance with Article 11.2, such shareholders may attend any general meeting of the Company but the shares they hold are not taken into account for the determination of the conditions of quorum and majority to be complied with at the general meetings of the Company.

11.4
Except as otherwise required by the Law or these articles of association, resolutions at a general meeting of shareholders duly convened shall not require any quorum and shall be adopted at a simple majority of the votes validly cast regardless of the portion of capital represented. Abstentions and nil votes shall not be taken into account.

Article	12 Amendments of the articles of association

12.1
Except as otherwise provided herein or by the Law, these articles of association may be amended by a majority of at least two thirds of the votes validly cast at a general meeting at which a quorum of more than half of the Company’s share capital is present or represented. If no quorum is reached in a meeting, a second meeting may be convened in accordance with the provisions of Article 9.3, which may deliberate regardless of the quorum and at which resolutions are adopted at a majority of at least two thirds of the votes validly cast. Abstentions and nil votes shall not be taken into account.

12.2
Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, in case voting rights of one of several shareholders are suspended or the exercise of the voting rights has been waived by one or several shareholders in accordance with Article 11.2, the provisions of Article 11.3 of these Articles of Association apply mutatis mutandis
.

Article  13 Change of nationality
The shareholders may change the nationality of the Company by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

Annex A-113

Article	14 Adjournment of general meeting of shareholders
Subject to the provisions of the Law, the board of directors may, during the course of any general meeting, adjourn such general meeting for four (4) weeks. The board of directors shall do so at the request of one or several shareholders representing at least ten per cent (10%) of the share capital of the Company. In the event of an adjournment, any resolution already adopted by the general meeting of shareholders shall be cancelled.

Article	15 Minutes of general meetings of shareholders

15.1	The board of any general meeting of shareholders shall draw up minutes of the meeting which shall be signed by the members of the board of the meeting as well as by any shareholder upon its request.

15.2
Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party, shall be certified as a true copy of the original by the notary having had custody of the original deed in case the meeting has been recorded in a notarial deed, or shall be signed by the chairman of the board of directors, if any, or by any two (2) of its members.

Article	16 Rules applicable in case of listing on a EU Regulated Market

16.1
In case the shares of the Company are admitted to trading on a regulated market within the meaning of Directive 2014/65/EU within the territory of the European Economic Area (the “EU Regulated Market”), the provisions of these articles of association shall apply with the following amendments and supplements:

16.2
Article 9.3 shall be replaced as follows: The convening notice for any general meeting of shareholders must contain (a) the agenda of the meeting, (b) the place, date and time of the meeting, (c) the description of the procedures that Shareholders must comply with in order to be able to participate and cast their votes in the general meeting, (d) statement of the Record Date and the manner in which shareholders have to register and a statement that only those who are shareholders on that date shall have the right to participate and vote in the general meeting, (e) indication of the postal and electronic addresses where and how the full unbridged text of the documents to be submitted to the general meeting and the draft resolutions may be obtained and (f) indication of the address of the internet site on which this information is available. Such notice shall take the form of announcements published (i) at least thirty (30) days before the meeting, in the Recueil Electronique des Sociétés et Associations
and in a Luxembourg newspaper and (ii) in a manner ensuring fast access to it on a non-discriminatory
basis in such media as may reasonably be relied upon for the effective dissemination of information throughout the European Economic Area. A notice period of at least seventeen (17) days applies, in case of a second or subsequent convocation of a general meeting convened for lack of quorum required for the meeting convened by the first convocation, provided that this Article 9.3 has been complied with for the first convocation and no new item has been put on the agenda. In case the Shares are listed on a foreign stock exchange, the notices shall in addition be published in such other manner as may be required by laws, rules or regulations applicable to such stock exchange from time to time. If all of the shareholders are present or represented at a general meeting of shareholders and have waived any convening requirements, the meeting may be held without prior notice or publication.

16.2.1
Article 9.4 shall be replaced as follows: Any shareholder who holds one or more Shares of the Company at 00:00 (midnight Luxembourg time) on the date falling fourteen (14) days prior to (and excluding) the date of the general meeting (the “
Record Date
”) shall be admitted to the relevant general meeting of shareholders. Any Shareholder who wishes to attend the general meeting must inform the Company thereof at the latest on the Record Date, in a manner to be determined by the board of directors in the convening notice. In case of Shares held through or with a professional depository or sub-depository
designated by such depository, a holder of Shares wishing to attend a general meeting of shareholders should receive from such operator or depository or sub-depository
a certificate certifying the number of Shares recorded in the relevant account on the Record Date. The certificate should be submitted to the

Annex A-114

Company at its registered address no later than three (3) business days prior to the date of the general meeting. In the event that the Shareholder votes through proxies, the proxy has to be deposited at the registered office of the Company at the same time or with any agent of the Company, duly authorised to receive such proxies. The board of directors may set a shorter period for the submission of the certificate or the proxy.

16.3
Article 9.5 shall be replaced as follows: One or several Shareholders, representing at least five percent (5%) of the Company’s issued share capital, may (i) request to put one or several items to the agenda of any general meeting of shareholders, provided that such item is accompanied by a justification or a draft resolution to be adopted in the general meeting, or (ii) table draft resolutions for items included or to be included on the agenda of the general meeting. Such requests must be sent to the Company’s registered office in writing by registered letter or electronic means at least twenty-two
(22) days prior to the date of the general meeting and include the postal or electronic address of the sender. In case such request entails a modification of the agenda of the relevant meeting, the Company will make available a revised agenda at least fifteen (15) days prior to the date of the general meeting.

16.4	Within fifteen (15) days following the general meeting of Shareholders, the Company shall publish on its website the voting results.

D.	MANAGEMENT

Article	17 Composition and powers of the board of directors, board rules

17.1
The Company shall be managed by a board of directors composed of at least three (3) directors (but in all cases an odd number), which shall be appointed pursuant to these articles of association and any nomination agreement to which the Company is a party as may be further determined in the board rules adopted by the board of directors. The directors shall be appointed by the general meeting of shareholders which shall determine their number, fix their remuneration, and their term of office, which may not exceed three (3) years. Directors may be reappointed for successive terms.

17.2
The board of directors is vested with the broadest powers to act in the name of the Company and to take any action necessary or useful to fulfill the Company’s corporate purpose, with the exception of the powers reserved by the Law or by these Articles of Association to the general meeting of shareholders.

17.3
The board of directors shall determine its own rules of procedure and may create one or several committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the board of directors. The board of directors shall be in charge of the supervision of the activities of the committee(s). For the avoidance of doubt, such committees shall not constitute management committee in the sense of Article
441-11
of the Law.

17.4
The board of directors may, unanimously, pass resolutions by circular means when expressing its approval in writing, by facsimile, electronic mail or any other similar means of communication. Each director may express his consent separately, the entirety of the consents evidencing the adoption of the resolutions. The date of such resolutions shall be the date of the last signature.

Article	18 Daily management
The daily management of the Company as well as the representation of the Company in relation to such daily management may be delegated to one or more directors, officers or other agents, acting individually or jointly. Their appointment, removal and powers shall be determined by a resolution of the board of directors.

Annex A-115

Article	19 Appointment, removal and term of office of directors

19.1	The directors shall be appointed by the general meeting of shareholders which shall determine their remuneration and term of office.

19.2	Each director is appointed by the general meeting of shareholders at a simple majority of the votes validly cast.

19.3	Any director may be removed from office at any time with or without cause by the general meeting of shareholders at a simple majority of the votes validly cast.

19.4
If a legal entity is appointed as director of the Company, such legal entity must designate a physical person as permanent representative who shall perform this role in the name and on behalf of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints a successor at the same time. An individual may only be a permanent representative of one (1) director of the Company and may not be himself a director of the Company at the same time.

Article	20 Vacancy in the office of a director

20.1
In the event of a vacancy in the office of a director because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced director by the remaining directors until the next meeting of shareholders which shall resolve on the permanent appointment in compliance with the applicable legal provisions.

20.2	In case the vacancy occurs in the office of the Company’s sole director, such vacancy must be filled without undue delay by the general meeting of shareholders.

Article	21 Conflict of interests

21.1
Save as otherwise provided by the Law, any director who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the board of directors, must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders prior to such meeting taking any resolution on any other item.

21.2
Where the Company comprises a single director, transactions made between the Company and the director having an interest conflicting with that of the Company are only mentioned in the resolution of the sole director.

21.3
Where, by reason of a conflicting interest, the number of directors required in order to validly deliberate is not met, the board of directors may decide to submit the decision on this specific item to the general meeting of shareholders.

21.4	The conflict of interest rules shall not apply where the decision of the board of directors or the sole director relates to day-to-day transactions entered into under normal conditions.

21.5
The daily manager(s) of the Company, if any, are subject to articles 21.1 to 21.4 of these articles of association provided that if only one (1) daily manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the board of directors.

Annex A-116

Article	22 Dealing with third parties

22.1
The Company shall be bound towards third parties in all circumstances by the joint signature of any two (2) directors or by the joint signature or the sole signature of any person(s) to whom such signatory power may have been delegated by the board of directors within the limits of such delegation.

22.2
Within the limits of the daily management, the Company shall be bound towards third parties by the signature of any person(s) to whom such power may have been delegated, acting individually or jointly in accordance within the limits of such delegation.

Article	23 Indemnification

23.1
The members of the board of directors, officers, employees and agents of the Company are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in article 23.2 and mandatory provisions of law, every person who is, or has been, a member of the board of directors, officer (
mandataire
) or agent of the Company (and any other persons to which applicable law permits the Company to provide indemnification, including any person who is or was a director or officer of the Company, is or was serving at the request of the Company as a director, officer (
mandataire
), employee or agent of another company, partnership, joint venture, trust or other enterprise or employee benefit plan) (collectively, the “
Covered Persons
”), shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by them in connection with any claim, action, suit or proceeding which they become involved as a party or otherwise by virtue of his or her being or having been a Covered Person and against amounts paid or incurred by him or her in the settlement thereof. If applicable law is amended after approval of this Article 23 to authorize corporate action further eliminating or limiting the personal liability of Covered Persons, then the liability of a Covered Person to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

23.2
Expenses (including attorneys’ fees) incurred by a Covered Person in defending any claim (save for fraud, negligence or willful misconduct’s claims) shall be paid by the Company in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article 23. Such expenses (including attorneys’ fees) incurred by former Covered Persons may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

23.3
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 23 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this present articles of association, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in this Article 23 shall be made to the fullest extent permitted by law.

23.4
Any repeal or modification of this Article 23 by the shareholders of the Company shall only be prospective and shall not affect the rights to indemnification and to the advancement of expenses of a Covered Person or protections or increase the liability of any Covered Person under this Article 23 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

23.5
No indemnification shall be provided to any Covered Person (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to

Annex A-117

have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors. The termination of any claim, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any claim, had reasonable cause to believe that such person’s conduct was unlawful.

23.6
The right of indemnification herein provided shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be such Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including Covered Persons, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including Covered Persons, as the Company may decide upon from time to time.

23.7
Notwithstanding any rights to indemnification, advancement of expenses and/or insurance that may be provided by any persons who is a pension fund, private investment fund or institutional lender or any wholly owned subsidiary of the foregoing, including for the avoidance of doubt, Oaktree Capital Management, L.P. and each of its managed funds and each affiliate of the foregoing (other than the Company and its subsidiaries) (collectively, the “
Other Indemnitors
”), to a Covered Person, with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Company: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Company shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Company. Notwithstanding anything to the contrary herein, the obligations of the Company under this Article 23 shall only apply to Covered Persons in their capacity as Covered Persons.

E.	AUDIT AND SUPERVISION

Article	24 Auditor(s)

24.1
The transactions of the Company shall be supervised by one or several statutory auditors (
commissaires
). The general meeting of shareholders shall appoint the statutory auditor(s) and shall determine their term of office, which may not exceed six (6) years.

24.2
The general meeting of shareholders of the Company shall appoint one or more independent auditors (
réviseurs d’entreprises agréés)
in accordance with Article 69 of the law of 19 December 2002 regarding the trade and companies register and the accounting and annual accounts of undertakings, as amended, the institution of statutory auditors is no longer required.

24.3	An independent auditor may only be removed by the general meeting of shareholders for cause or with his approval.

F.	FINANCIAL YEAR – ANNUAL ACCOUNTS – ALLOCATION OF PROFITS – INTERIM DIVIDENDS

Annex A-118

Article	25 Financial year
The financial year of the Company shall begin on the first of January of each year and shall end on the thirty-first of December of the same year.

Article	26 Annual accounts and allocation of profits

26.1
At the end of each financial year, the accounts are closed and the board of directors draws up an inventory of the Company’s assets and liabilities, the balance sheet and the profit and loss accounts in accordance with the law.

26.2
Of the annual net profits of the Company, five per cent (5%) at least shall be allocated to the legal reserve. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of such reserve amounts to ten per cent (10%) of the share capital of the Company.

26.3	Sums contributed to a reserve of the Company may also be allocated to the legal reserve.

26.4	In case of a share capital reduction, the Company’s legal reserve may be reduced in proportion so that it does not exceed ten per cent (10%) of the share capital.

26.5
Upon recommendation of the board of directors, the general meeting of shareholders shall determine how the remainder of the Company’s profits shall be used in accordance with the Law and these articles of association.

26.6	Distributions shall be made to the shareholders in proportion to the number of Shares they hold in the Company.

Article	27 Interim dividends—Share premium and assimilated premiums

27.1	The board of directors may proceed with the payment of interim dividends subject to the provisions of the Law.

27.2	Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and these articles of association.

G.	LIQUIDATION

Article	28 Liquidation

28.1
In the event of dissolution of the Company in accordance with Article 3.2 of these Articles of Association, the liquidation shall be carried out by one or several liquidators who are appointed by the general meeting of shareholders deciding on such dissolution and which shall determine their powers and their compensation. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

28.2
The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders in proportion to the number of Shares of the Company held by them.

H.	FINAL CLAUSE—GOVERNING LAW

Article	29 Governing law
All matters not governed by these articles of association shall be determined in accordance with the Law.

Annex A-119

Exhibit E
Form of Warrant Assumption Agreement
(
see attached
.)

Annex A-120

Exhibit [E]
FORM OF WARRANT
ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT
This Assignment, Assumption and Amendment Agreement (this “
Agreement
”) is made as of [●], [●], by and among Oaktree Acquisition Corp. II, a Cayman Islands exempted company (the “
Company
”), Alvotech Lux Holdings S.A.S., a simplified joint stock company (
soci
é
t
é
par actions
simplifi
é
e
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (
Registre
de
Commerce
et des
Soci
é
t
é
s
, Luxembourg
) (the “
RCS
”) under number B258884 (“
TopCo
”), and Continental Stock Transfer & Trust Company, a New York corporation (the “
Warrant Agent
”).
WHEREAS
, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of September 21, 2020, and filed with the United States Securities and Exchange Commission on September 22, 2020 (the “
Existing Warrant Agreement
”);
WHEREAS
, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;
WHEREAS
, pursuant to the Existing Warrant Agreement, the Company issued (i) 4,666,667 warrants to the Sponsor (collectively, the “
Private Placement Warrants
”) to purchase the Company’s Class A ordinary shares, par value $0.0001 per share (“
Class
 A Shares
”), with each Private Placement Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share, and (ii) 6,250,000 warrants as part of units to public investors in the Public Offering (the “
Public Warrants
” and together with the Private Placement Warrants, the “
Warrants
”) to purchase Class A Shares, with each whole Public Warrant being exercisable for one Class A Share and with an exercise price of $11.50 per share;
WHEREAS
, on [●], 2021, that certain Business Combination Agreement (the “
BCA
”) was entered into by and among the Company, TopCo and Alvotech Holdings S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B229193 (“
Alvotech
”);
WHEREAS
, all of the Warrants are governed by the Existing Warrant Agreement;
WHEREAS
, pursuant to the provisions of the BCA, the Company will merge with and into TopCo (the “
First Merger
”) with TopCo as the surviving company in the merger and immediately following the First Merger, TopCo will merge with and into Alvotech (“
Second Merger
”), with TopCo as the surviving company in the merger. In accordance with the provisions of the BCA, pursuant to the First Merger, each issued and outstanding ordinary share of the Company will be exchanged for one ordinary share of TopCo, par value $0.01 per share (“
TopCo
Shares
”);
WHEREAS
, upon consummation of the First Merger, and as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants will no longer be exercisable for Class A Shares but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for TopCo Shares;
WHEREAS
, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the BCA will constitute a Business Combination;

Annex A-121

WHEREAS
, in connection with the First Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to TopCo and TopCo wishes to accept such assignment; and
WHEREAS
, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity or correcting any mistake or defective provision contained therein or adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the rights of the registered holders of the Warrants.
NOW
,
THEREFORE
, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.
1.
Assignment and Assumption; Consent
.
1.1
Assignment and Assumption
.
Effective as of the First Merger Effective Time (as defined in the BCA), the Company hereby assigns to TopCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and TopCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the First Merger Effective Time.
1.2
Consent
.
The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to TopCo pursuant to
Section
 1.1
hereof effective as of the First Merger Effective Time, and the assumption of the Existing Warrant Agreement by TopCo from the Company pursuant to
Section
 1.1
hereof effective as of the First Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the First Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.
2.
Amendment of Existing Warrant Agreement
.
The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this
Section
 2
, effective as of the First Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this
Section
 2
are necessary or desirable and that such amendments do not adversely affect the rights of the registered holders.
2.1
Preamble
.
The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Oaktree Acquisition Corp. II, a Cayman Islands exempted company” and replacing it with “Alvotech Lux Holdings S.A.S., a simplified joint stock company (société par actions simplifiée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (
Registre
de
Commerce
et des
Soci
é
t
é
s
, Luxembourg
) under number B258884”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Alvotech Lux Holdings S.A.S. rather than Oaktree Acquisition Corp. II.
2.2
Reference to TopCo Shares
.
All references to “Ordinary Shares” or “Class A ordinary shares” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “TopCo Ordinary Shares” or “ordinary shares in the share capital of TopCo.”

Annex A-122

2.3
Notice
.
The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:
Alvotech Lux Holdings S.A.S.
9, rue de Bitbourg
L-1273
Luxembourg
Grand Duchy of Luxembourg
Attention:        Robert Wessman
                           Danny Major
E-mail:            robert.wessman@alvogen.com
                           danny.major@alvotech.com
3.
Miscellaneous Provisions
.
3.1
Effectiveness of Warrant
.
Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the First Merger and the Second Merger (as defined in the BCA) and shall automatically be terminated and shall be null and void if the BCA shall be terminated for any reason.
3.2
Successors
.
All the covenants and provisions of this Agreement by or for the benefit of TopCo or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
3.3
Severability
.
This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
3.4
Applicable Law
.
The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
3.5
Examination of the Warrant Agreement
.
A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by it.
3.6
Counterparts
.
This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by
e-mail
shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.
3.7
Effect of Headings
.
The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
3.8
Entire Agreement
.
This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
[Remainder of page intentionally left blank.]

Annex A-123

IN WITNESS WHEREOF
, TopCo, the Company, and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

OAKTREE ACQUISITION CORP. II

By:
Name:
Title:

ALVOTECH LUX HOLDINGS S.A.S.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:
[Signature Page to Warrant Assumption Agreement]

Annex A-124

Exhibit F
Related Party Transactions Amendments
(
see attached
.)

Annex A-125

AGREED FORM
Service Agreements Term Sheet
These term sheets summarize certain principal terms of the service agreements to be entered into (i) between Alvotech Holdings S.A., Alvotech h.f. (“
Alvotech
”), on the one hand, and Alvogen Lux Holdings S.á r.l. (“
Alvogen
”) on the other hand (“
Alvogen Service Agreemen
t”) and (ii) between Alvotech, on the one hand, and Alvogen Malta
(Out-Licensing)
Ltd. (“
Adalvo
”) on the other hand (“
Adalvo Service Agreemen
t” and together with the Alvogen Service Agreement, the “
Service Agreements
”). Alvogen, Adalvo and Alvotech are each referred to as a “
Party
” or collectively as the “
Parties
.”

Topic	Term

Services
Alvogen (or its affiliates) will provide the services to Alvotech or its designees that (a) are currently provided by Alvogen (or its affiliates) to Alvotech or its designee, and (b) are set forth on the appendixes to the existing Service Agreement between Alvotech and Alvogen, dated January 1, 2021 (collectively, the “
Alvogen-Provided Services
”).

Adalvo (or its affiliates) will provide the services to Alvotech or its designees that (a) are currently provided by Adalvo (or its affiliates) to Alvotech or its designee, and (b) are set forth on the appendixes to the existing Service Agreement between Alvotech and Alvogen, dated March 4, 2021 (collectively, the “Adalvo-
Provided Services
”).

Alvotech (or its affiliates) or its designee will provide the services to Alvogen and or Adalvo set forth in the appendix to the existing Service Agreements (“
Alvotech-Provided Services
”).

Service Schedule	As soon as reasonably practicable following the date hereof, Alvogen, Adalvo and Alvotech shall finalize the schedules to the applicable Service Agreement to the reasonable satisfaction of Alvotech. The Parties acknowledge and agree that the final schedules to the Services Agreement shall reflect the following key principles: (a) the schedules shall include detailed descriptions of the Alvogen-Provided Services, the Adalvo-Provided Services and Alvotech-Provided Services; (b) the schedules shall list the Alvogen-Provided Services, the Adalvo-Provided Services and and Alvotech-Provided Services fees at a line item level to allow the Parties greater flexibility to terminate components of the services and reduce total fees payable; and (c) the schedules shall document any service levels applicable to the Alvogen-Provided Services, the Adalvo-Provided Services and and Alvotech-Provided Services.

Subcontracting
Alvotech shall have the right to hire third-party subcontractors to provide the Alvotech-Provided Services hereunder (a) without Alvogen’s consent, (i) to the extent Alvotech is currently using such third-party subcontractors as of the date hereof, or (ii) to the extent Alvotech will use the third-party subcontractor to provide the applicable service to its own business and to Alvogen, (b) with Alvogen’s consent, not to be unreasonably withheld, for any third party contractor that provides Alvotech-Provided Services to Alvogen only.

Alvogen shall have the right to hire third-party subcontractors to provide the Alvogen-Provided Services hereunder (a) without Alvotech’s consent, (i) to the extent Alvogen is currently using such third-party subcontractors as of the date hereof, or (ii) to the extent Alvogen will use the third-party subcontractor to provide the applicable service to its own business and to Alvogen, (b) with Alvotech’s consent, not to be unreasonably withheld, for any third party contractor that provides Alvogen-Provided Services to Alvotech only.

Adalvo shall have the right to hire third-party subcontractors to provide the Adalvo-Provided Services hereunder (a) without Alvotech’s consent, (i) to the extent Adalvo is currently using such third-party subcontractors as of the date hereof, or (ii) to the extent

Annex A-126

Topic	Term
Adalvo will use the third-party subcontractor to provide the applicable service to its own business and to Adalvo, (b) with Alvotech’s consent, not to be unreasonably withheld, for any third party contractor that provides Adlavo-Provided Services to Alvotech only.

Pricing
The price for the Alvogen-Provided Services will be equal to Alvogen’s direct costs plus a 5%
mark-up
for providing the Alvogen-Provided Services to Alvotech; provided that third party pass-through costs shall not include a mark-up.
Alvogen shall provide its cost methodology for each Alvogen-Provided Service, including adequate supporting documentation to verify the price for the applicable Alvogen-Provided Service.

The price for the Adalvo-Provided Services will be equal to Adalvo’s direct costs plus a 5%
mark-up
for providing the Adalvo-Provided Services to Alvotech; provided that third party pass-through costs shall not include a mark-up.
Adalvo shall provide its cost methodology for each Adalvo-Provided Service, including adequate supporting documentation to verify the price for the applicable Adalvo-Provided Service.

The price for the Alvotech-Provided Services will be equal to Alvotech’s direct costs plus a 5%
mark-up
for providing the Alvotech-Provided Services to Alvogen and or Adalvo; provided that third party costs shall not include a mark-up.
Alvotech shall provide its cost methodology for each Alvotech-Provided Service, including adequate supporting documentation to verify the price for the applicable Alvotech-Provided Service.

VAT will be added to the price for the Alvogen-Provided Services, Adalvo-Provided Services or Alvotech-Provided Services, as applicable.

Invoicing
Alvogen will invoice Alvotech on a monthly basis in arrears for the Alvogen-Provided Services. Alvotech shall pay the invoiced amount within 45 days from receipt of the invoice.

Adalvo will invoice Alvotech on a monthly basis in arrears for the Adalvo-Provided Services. Alvotech shall pay the invoiced amount within 45 days from receipt of the invoice.

Alvotech will invoice Alvogen on a monthly basis for the Alvotech-Provided Services. Alvogen shall pay the invoiced amount within 45 days from receipt of the invoice.

Records; Audit Rights
During the term of the Service Agreement, the Parties will keep and maintain, in accordance with past practice and applicable local law requirement, complete and accurate records, books of account, reports and other data necessary for the administration of the Service Agreement, including records of all direct operating costs related to the services for no less than a period of one year. Each Party will have the right, at its cost and expense, to audit and inspect, through an independent third party auditor subject to reasonable obligations of confidentiality and during normal business hours at a location to mutually agreeable to both parties, the books and records pertaining to the foregoing during the term and for one (1) year following the expiration or termination of the Service Agreement.

Term; Termination
Term: Perpetual.

Minimum term without termination right (only termination for cause as set out below) of the parties: [24] months after signing of the Service Agreement (“
Minimum Term
”).

After Minimum Term, Alvotech may terminate any Alvogen-Provided Service on 30 days’ notice.

After Minimum Term, Alvogen may terminate any Alvotech-Provided Service on 30 days’ notice.

Annex A-127

Topic	Term

After Minimum Term, Adalvo may terminate any Adalvo-Provided Service on 9 months’ notice and Alvotech may terminate any Adalvo-Provided Services on 30 days’ notice.

Notwithstanding the foregoing, either Party may terminate the Services Agreement upon (i) the liquidation, insolvency or bankruptcy of the other party, (ii) the other party ceasing or threatening to cease to carry on its business, or (iii) material breach by the other party of the definitive Service Agreement following written notice of such breach and a thirty day cure period.

Confidentiality; Intellectual Property	The existing terms regarding confidentiality and allocation of proprietary information and inventions shall continue to apply to the Service Agreement.

Indemnification and Liability	Each Party will indemnify the other Party for all losses relating to any breach of the Services Agreement and the gross negligence, willful misconduct, or fraud of such Party.

Assignment	Neither party will have the right to assign or transfer (including in connection with a change of control) the definitive agreement without the other party’s consent.

Non-Solicit	During the term of each respective Service Agreement and for a period of 12 months following the termination of a Service Agreement, the Parties to each such Service Agreement shall be bound by customary non-solicitation
provisions with respect to employees engaged in the provision of the applicable services, subject to customary carve outs.

Governing Law	[Luxembourg], with international arbitration as a dispute resolution venue.

Annex A-128

Exhibit G
Cayman Plan of Merger

Annex A-129

DATED _________________________ 20__
Alvotech Lux Holdings S.A.S.
Oaktree Acquisition Corp. II

PLAN OF MERGER

REF: CBD/JH/O-166181

Annex A-130

Annex A-131

THIS PLAN OF MERGER
is made on _________________________ 20__
BETWEEN

(1)
Alvotech Lux Holdings S.A.S.,
a simplified joint stock company (
société par actions simplifiée
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (
Registre de Commerce et des Sociétés, Luxembourg
) under number B258884 (the “
Surviving Company
”); and

(2)
Oaktree Acquisition Corp. II
, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman
KY1-9008,
Cayman Islands (the “
Merging Company
” and together with the Surviving Company, the “
Companies
”).

WHEREAS

(A)
The chairman (
président
) of the Surviving Company and the board of directors of the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “
Merger
”), upon the terms and subject to the conditions of the Business Combination Agreement dated [ ● ] 2021 by and among the Surviving Company, the Merging Company and Alvotech Holdings S.A. (the “
Business Combination Agreement
”), this Plan of Merger and the draft terms of cross-border merger required under the Luxemburg Law (defined below) (the “
Draft Terms of Merger
”) attached hereto as Annexure 2 pursuant to the provisions of Part XVI of the Companies Act (2021 Revision) (the “
Companies Law
”) and the provisions of articles
1021-1
et seq. of Chapter 2 on Mergers of the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “
Luxembourg Law
”).

(B)
The shareholders of the Merging Company have approved and adopted this Plan of Merger and the Draft Terms of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law and Luxembourg Law. All necessary approvals have been obtained from the chairman (
président
) and the sole shareholder of the Surviving Company pursuant to the Luxembourg Law.

(C)
Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger and the Draft Terms of Merger pursuant to the provisions of Part XVI of the Companies Law and the provisions of articles
1021-1
et seq. of the Luxembourg Law.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1
Terms not otherwise defined in this Plan of Merger and the Draft Terms of Merger shall have the meanings given to them in the Business Combination Agreement, a copy of which is annexed at Annexure 1 hereto.

1.2	The Annexures of this Plan of Merger form part of and are incorporated into this Plan of Merger.

2.	PLAN OF MERGER

2.1	Company Details

(a)	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Law) is the Surviving Company.

Annex A-132

(c)	The registered office of the:

(i)	Surviving Company is 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg; and

(ii)	Merging Company is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(d)
Immediately prior to the Effective Date, the issued share capital of the Surviving Company is forty thousand US dollars (USD 40,000) divided into four million (4,000,000) initial shares with a nominal value of one cent (USD 0.01)

(e)
Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$33,100 divided into 300,000,000 Class A ordinary shares with a nominal or par value of US$0.0001, 30,000,000 Class B ordinary shares with a nominal or par value of US$0.0001, and 1,000,000 preference shares with a nominal or par value of US$0.0001.

2.2	Effective Date
In accordance with section 237(15) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the “
Effective Date
”) and subject to the applicable provision of Luxembourg law.

2.3	Terms and Conditions; Share Rights

(a)
The terms and conditions of the Merger, including the manner and basis of converting shares/interests in each constituent entity into interests in the Surviving Company, are set out in (i) the Business Combination Agreement in the form annexed at Annexure 1 hereto and (ii) the Draft Terms of Merger.

(b)	The rights and restrictions attaching to the shares in the Surviving Company are set out in the articles of association of the Surviving Company.

(c)
From the Effective Date, the articles of association of the Surviving Company shall be substantially in the form of those set out in Exhibit [D] to the the Business Combination Agreement in the form annexed at Annexure 1 hereto.

2.4	Directors’ Interests in the Merger

(a)	The name and address of the chairman ( président ) of the surviving company (as defined in the Companies Law) is:

(i)	Helga Tatjana Zharov, professionally residing at Sæmundargata 15-19, 101 Reykjavík, Iceland

(b)	No director or chairman (as applicable) of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

2.5	Secured Creditors

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. To be confirmed by Alvotech

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	TERMINATION

3.1	At any time prior to the Effective Date, this Plan of Merger may be terminated by the chairman of the Surviving Company and the board of directors of the Merging Company, acting jointly.

Annex A-133

4.	COUNTERPARTS

4.1
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

5.	GOVERNING LAW

5.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.
[
Signature page follows
]

Annex A-134

IN WITNESS
whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of OAKTREE ACQUISITION CORP. II :	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of ALVOTECH LUX HOLDINGS S.A.S. :	)
	)	Duly Authorised Signatory
)
	)	Name:	Helga Tatjana Zharov
)
	)	Title:	Chairman ( président )

Annex A-135

Annexure 1
Business Combination Agreement

Annex A-136

Annexure 2
Draft Terms of Merger

Annex A-137

Annex B
THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
OAKTREE ACQUISITION CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED [    ] 2020)

Annex B-1

THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION OF
OAKTREE ACQUISITION CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED [    ] 2020)

1.	The name of the company is Oaktree Acquisition Corp. II (the “ Company ”).

2.
The registered office of the Company will be situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman
KY1-9008,
Cayman Islands or at such other location as the Directors may from time to time determine.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “
Companies Law
”).

4.
The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.
The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.
The authorised share capital of the Company is
US$33,100
divided into
300,000,000
Class A ordinary shares with a nominal or par value of
US$0.0001
,
30,000,000
Class B ordinary shares with a nominal or par value of
US$0.0001
, and
1,000,000
preference shares with a nominal or par value of
US$0.0001
provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide
or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

Annex B-2

THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
OAKTREE ACQUISITION CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED [    ] 2020)

Annex B-3

Annex B-4

THE COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
OAKTREE ACQUISITION CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED [_] 2020)
TABLE A
The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to Oaktree Acquisition Corp. II (the “
Company
”) and the following Articles shall comprise the Articles of Association of the Company.
INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:
“
Articles
” means these articles of association of the Company, as amended or substituted from time to time.
“
Audit Committee
” means the audit committee of the Company formed pursuant to Article 142 hereof, or any successor audit committee.
“
Branch Register
” means any branch Register of such category or categories of Members as the Company may from time to time determine.
“
Business Combination
” means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Company’s management for regulatory compliance requirements and other costs related thereto and excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into a Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.
“
Class
” or “
Classes
” means any class or classes of Shares as may from time to time be issued by the Company.
“
Class
 A Shares
” means the Class A ordinary Shares in the capital of the Company of $0.0001 nominal or par value designated as Class A Shares, and having the rights provided for in these Articles.
“
Class
 B Shares
” means the Class B ordinary Shares in the capital of the Company of $0.0001 nominal or par value designated as Class B Shares, and having the rights provided for in these Articles.
“
Companies Law
” means the Companies Law (as amended) of the Cayman Islands.

Annex B-5

“
Designated Stock Exchange
” means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited the NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any OTC market.
“
Directors
” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.
“
Exchange Act
” means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
“
Founders
” means the Sponsor and all Members immediately prior to the consummation of the IPO.
“
Investor Group
” means the Sponsor and its affiliates, successors and assigns.
“
IPO
” means the Company’s initial public offering of securities.
“
IPO Redemption
” means the meaning given to it in Article 165.
“
Memorandum of Association
” means the memorandum of association of the Company, as amended or substituted from time to time.
“
Office
” means the registered office of the Company as required by the Companies Law.
“
Officers
” means the officers for the time being and from time to time of the Company.
“
Ordinary Resolution
” means a resolution:

(a)
passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“
Ordinary Shares
” means the Class A Shares and the Class B Shares.
“
Over-Allotment Option
” means the option of the Underwriters to purchase up to an additional 15% of the units sold in the IPO at a price equal to $10.00 per unit, less underwriting discounts and commissions.
“
paid up
” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.
“
Person
” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.
“
Preference Shares
” means the Preference Shares in the capital of the Company of $0.0001 nominal or par value designated as Preference Shares, and having the rights provided for in these Articles.
“
Public Shares
” means the Class A Shares issued as part of the units issued in the IPO.
“
Principal Register
”, where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.
“
Redemption Price
” has the meaning given to it in Article 165.
“
Regulatory Withdrawal
” means interest earned on the funds held in the Trust Fund that may be released to the Company to fund regulatory compliance requirements and other costs related thereto.

Annex B-6

“
Register
” means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.
“
Seal
” means the common seal of the Company (if adopted) including any facsimile thereof.
“
SEC
” means the United States Securities and Exchange Commission.
“
Secretary
” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.
“
Series
” means a series of a Class as may from time to time be issued by the Company.
“
Share
” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.
“
Shareholder
” or “
Member
” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.
“
Share Premium Account
” means the share premium account established in accordance with these Articles and the Companies Law.
“
signed
” means bearing a signature or representation of a signature affixed by mechanical means.
“
Special Resolution
” means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(a)
passed by a majority of not less than
two-thirds
(or, (i) with respect to amending Article 167(b), prior to the consummation of a Business Combination, 100% of the votes cast at a meeting of the Shareholders and (ii) with respect to amending Articles 97 and 115(d), prior to the consummation of a Business Combination, a majority of not less than 90% of the votes cast at a meeting of the Shareholders) of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“
Sponsor
” means Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership.
“
Treasury Shares
” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.
“
Trust Fund
” means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
“
Underwriter
” means an underwriter of the IPO.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

Annex B-7

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force;

(f)
reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)
reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.
PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.
The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.
The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.
The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law and the rules or requirements of any Designated Stock Exchange.

SHARES

8.
Subject to these Articles, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

Annex B-8

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued; provided however that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a conversion described in Articles 14 to 18.

9.
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Underwriters determine that an earlier date is acceptable, subject to the Company having filed a current report on Form
8-K
with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

10.
The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes
and Series and
sub-series
and the different Classes and
sub-classes
and Series and
sub-series
shall be authorised, established and designated (or
re-designated
as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

11.
The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up
Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

13.	Except as otherwise specified in these Articles or required by law, the holders of the Class A Shares and the Class B Shares shall vote as a single class.
FOUNDER SHARES CONVERSION AND ANTI-DILUTION RIGHTS

14.
At the time of the consummation of the Company’s initial Business Combination, the issued and outstanding Class B Ordinary Shares shall automatically be converted into such number of Class A Shares as is equal to 20% of the sum of:

(a)	the total number of Class A Ordinary Shares issued in the IPO (including pursuant to the Over-Allotment Option), plus

(b)
the total number of Class A Ordinary Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor, its affiliates or any member of our management team upon conversion of working capital loans.

The term “equity-linked securities” refers to any debt or equity securities that are convertible, exercisable or exchangeable for Class A Ordinary Shares issued in a financing transaction in connection with our initial Business Combination, including but not limited to a private placement of equity or debt.

Annex B-9

15.	Notwithstanding anything to the contrary contained herein in no event shall the Class B Ordinary Shares convert into Class A Shares at a ratio that is less than one-for-one.

16.
References in Articles 14 to Article 18 to “
converted
”, “
conversion
” or “
exchange
” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.
Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 17. The pro rata share for each holder of Class B Shares will be determined as follows: Each Class B Ordinary Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued and outstanding Class B Shares shall be converted pursuant to this Article 17 and the denominator of which shall be the total number of issued and outstanding Class B Shares at the time of conversion.

18.
The Directors may effect such conversion in the manner contemplated by Article 16 or in any other manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital.

MODIFICATION OF RIGHTS

19.
Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds
of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds
of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis
, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third
in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration
,
but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

20.
The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia
, the creation, allotment or issue of further Shares, any variation of the rights conferred upon the holders of Shares of any other Class or the redemption or purchase of any Shares of any Class by the Company.

Annex B-10

CERTIFICATES

21.
If so determined by the Directors, any Person whose name is entered as a member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member’s registered address as appearing in the Register.

22.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Exchange Act.

23.
Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of $1.00 or such smaller sum as the Directors shall determine.

24.
If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery up of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket
expenses of the Company in connection with the request as the Directors may think fit.

25.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.
FRACTIONAL SHARES

26.
The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

27.
The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

28.
The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

29.
For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such

Annex B-11

transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

30.
The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

31.
Subject to the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

32.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

33.
If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

34.
The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment
of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

35.
The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

36.
The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

37.
If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

38.
The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment
at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

39.
If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

40.
A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

Annex B-12

41.
A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

42.
A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

43.
The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

44.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment
of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

45.
Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), a Shareholder may transfer all or any of his or her Shares.

46.
The instrument of transfer of any Share shall be in (i) any usual or common form; (ii) such form as is prescribed by the Designated Stock Exchange; or (iii) in any other form as the Directors may determine and shall be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

47.
Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

48.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

49.
All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

50.
The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

51.
Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right

Annex B-13

either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

52.
A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

53.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

54.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)
subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)
cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

55.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.
REDEMPTION, PURCHASE AND SURRENDER OF SHARES

56.	Subject to the Companies Law and the rules of the Designated Stock Exchange, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

57.	With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 165;

Annex B-14

(b)
Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 161(b).

58.
Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

59.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

60.
The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

61.
Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

62.
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

63.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

64.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.
GENERAL MEETINGS

65.
The Directors may, whenever they think fit, convene a general meeting of the Company and, for the avoidance of doubt, Members shall not have the ability to call general meetings except as provided in Article 68. Members seeking to bring business before an annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive officer of the Company not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual general meeting or, if the Company did not hold an annual general meeting

Annex B-15

during the previous year, or if the date of the current annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then such deadline as may be set by the Directors.

66.
For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

67.
The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

68.
If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

69.
At least ten days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

70.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.
PROCEEDINGS AT GENERAL MEETINGS

71.
All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

72.
No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

73.
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

74.
If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or

Annex B-16

similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

75.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

76.
If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

77.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)
give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

78.	A resolution put to the vote of the meeting shall be decided on a poll.

79.	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

80.	In the case of an equality of votes the chairman of the meeting shall be entitled to a second or casting vote.

81.
A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

82.
Subject to any rights and restrictions for the time being attached to any Share, every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, shall have one vote for each Share of which he or the Person represented by proxy is the holder.

83.
In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

84.
A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

85.
No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

86.	On a poll votes may be given either personally or by proxy.

Annex B-17

87.
The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

88.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

89.
The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

90.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

91.
A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

92.
Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

CLEARING HOUSES

93.
If a clearing house (or its nominee) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

DIRECTORS

94.
The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

95.	There shall be no shareholding qualification for Directors.

96.
For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of Members after the IPO, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the second annual general meeting of Members after the IPO, the term of office of the Class II Directors shall expire and Class II

Annex B-18

Directors shall be elected for a full term of three (3) years. At the third annual general meeting of Members after the IPO, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

97.
Prior to the closing of an initial Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares (only) appoint any person to be a Director. For the avoidance of doubt (i) prior to the closing of an initial Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director and (ii) following the closing of an initial Business Combination, the Company may by Ordinary Resolution (of all Shareholders entitled to vote) appoint or remove any Director in accordance with these Articles.

98.
For so long as the Company’s Shares are traded on a Designated Stock Exchange, any and all vacancies in the board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the board of Directors, or the death, resignation, disqualification or removal of a Director, may be filled by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. When the number of Directors is increased or decreased, the board of Directors shall, subject to Article 96 above, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full board of Directors until the vacancy is filled.

ALTERNATE DIRECTOR

99.
Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

100.
Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

Annex B-19

101.
The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman)
of the board of Directors, vice chairman of the board of Directors, one or more chief executive officers, presidents, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other officers as may be determined by the Directors), for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

102.
The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company.

103.
The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

104.
The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “
Attorney
” or “
Authorised
Signatory
”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

105.
The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

106.
The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

107.
The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

108.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

109.
The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

Annex B-20

110.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.
BORROWING POWERS OF DIRECTORS

111.
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

112.
The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

113.
The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

114.
Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

115.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	prior to the closing of an initial Business Combination, is removed from office by Ordinary Resolution of the holders of the Class B Shares (only);

(e)	following the closing of an initial Business Combination, is removed from office by Ordinary Resolution of all Shareholders entitled to vote; or

(f)	is removed from office pursuant to any other provision of these Articles.

Annex B-21

PROCEEDINGS OF DIRECTORS

116.
The Directors may meet together (either within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

117.
A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

118.
The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

119.
A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

120.
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

121.
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

122.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

123.
When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

Annex B-22

124.
A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

125.
The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

126.
The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

127.
Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

128.
A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

129.
All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

130.
Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

131.
Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

132.
The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

133.
Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address

Annex B-23

as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

134.
The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

135.
Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

136.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

137.	No dividend shall bear interest against the Company.
ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

138.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

139.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

140.
The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

141.
The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

142.
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee (the “
Audit Committee
”) as a committee of the board of Directors and shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

143.
The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Annex B-24

CAPITALISATION OF RESERVES

144.	Subject to the Companies Law and these Articles, the Directors may:

(a)
resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)
appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)
paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)
make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)
the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.
SHARE PREMIUM ACCOUNT

145.
The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

146.
There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

147.
NOTICES

148.
Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to

Annex B-25

such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

149.
Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

150.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)
facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.
In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

151.
Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

152.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.
No other Person shall be entitled to receive notices of general meetings.
INDEMNITY

153.
To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “
Indemnified Person
”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions or proceedings whether threatened, pending or completed (a “
Proceeding
”), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment), in the execution or

Annex B-26

discharge of his duties, powers, authorities or discretions, or in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive), including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud willful default or willful neglect which may attach to such Director.

154.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)
for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto; unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.

155.
The Company will pay the expenses (including attorneys’ fees) incurred by a Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under these Articles or otherwise.

156.
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

157.
The rights to indemnification and advancement of expenses conferred on any indemnitee as set out above will not be exclusive of any other rights that any indemnitee may have or hereafter acquire. The rights to indemnification and advancement of expenses set out above will be contract rights and such rights will continue as to an Indemnified Person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

NON-RECOGNITION
OF TRUSTS

158.
Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered

Annex B-27

in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.
BUSINESS COMBINATION REQUIREMENTS

159.
Notwithstanding any other provision of the Articles, the Articles under this heading “Business Combination Requirements” shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Article 167. In the event of a conflict between the Articles under this heading “Business Combination Requirements” and any other Articles, the provisions of the Articles under this heading “Business Combination Requirements” shall prevail.

160.
Article 167(b) may not be amended prior to the consummation of a Business Combination without a Special Resolution, the approval threshold for which is unanimity (100%) of all votes cast at a meeting of the Shareholders.

161.	Prior to the consummation of any Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share
repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $250,000, for a maximum of 24 months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

162.
If the Company initiates any tender offer in accordance with Rule
13e-4
and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

163.
If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

164.
At a general meeting called for the purposes of approving a Business Combination pursuant to these Articles, in the event that a majority of the Shares voted are voted for the approval of a Business Combination, the Company shall be authorised to consummate a Business Combination.

165.
Any Member holding Public Shares who is not a Founder, officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “
IPO Redemption
”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer

Annex B-28

agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share
redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $250,000, for a maximum of 24 months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue (such redemption price being referred to herein as the “
Redemption Price
”).

166.
The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

167.
(a) In the event that either the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with the Articles
or
a resolution of the Company’s Members is passed pursuant to the Companies Law to commence the voluntary liquidation of the Company prior to the consummation of a Business Combination for any reason, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $250,000, for a maximum of 24 months and/or to pay income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles
(ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

(b) If any amendment is made to Article 167(a) that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty-four months after the date of the closing of the IPO, or any amendment is made with respect to any other provisions of these Articles relating to the rights of holders of Class A Shares, each holder of Public Shares who is not a Founder, officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund and not previously released to the Company to fund Regulatory Withdrawals, subject to an annual limit of $250,000, for a maximum of 24 months and/or to pay our income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of Public Shares then in issue.

168.
Except for the withdrawal of interest to pay income taxes and for Regulatory Withdrawals, if any, none of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Article 165, a repurchase of Shares by means of a tender offer pursuant to Article 161(b), a distribution of the Trust Fund pursuant to Article 167(a) or an amendment under Article 167(b). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

169.
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to: (a) receive funds from the Trust Fund; or (b) vote on any Business Combination or any other proposal presented to the Shareholders prior to or in connection with the completion of a Business Combination.

Annex B-29

170.
The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Company’s management for regulatory compliance requirements and other costs related thereto and excluding the amount of deferred underwriting discounts held in the Trust Fund and taxes payable on the income earned on the Trust Fund) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations. In the event the Company enters into a Business Combination with an entity that is affiliated with the Sponsor, officers or Directors, the Company, or a committee of independent directors (as defined pursuant to the rules and regulations of the Designated Stock Exchange), will obtain an opinion that our initial Business Combination is fair to the Company from a financial point of view from either an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. (“
FINRA
”) or an independent accounting firm.

171.
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

172.
A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

173.
The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance
is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance
or otherwise cause compliance with the terms of the IPO.

174.
The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or officers of the Company if such transaction were approved by a majority of the independent directors (as defined in Article 170) and the directors that did not have an interest in such transaction. In the event the Company enters into a Business Combination with an entity that is affiliated with the Sponsor, the Directors or officers, the Company, or a committee of independent directors (as defined in Article 170), will obtain an opinion that the Business Combination is fair to the Company from a financial point of view from either an independent investment banking firm that is a member of FINRA or an independent accounting firm.

BUSINESS OPPORTUNITIES

175.
In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “
Investor Group Related Person
”) may serve as Directors and/or officers of the Company; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of Articles 176 to 180 are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.

176.
To the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company.

177.
To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which

Annex B-30

may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other.

178.
Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

179.
Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge and the Company shall, to the fullest extent permitted by applicable law, waive any interest in any such corporate opportunity offered to any Director or officer.

180.
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company and (if applicable) each Member hereby waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that the Company may have for such activities described in Articles 175 to 178 above. To the fullest extent permitted by applicable law, the provisions of Articles 175 to 178 apply equally to activities conducted in the future and that have been conducted in the past.

WINDING UP

181.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

182.
If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

183.	Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.
CLOSING OF REGISTER OR FIXING RECORD DATE

184.
For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may, by any means in accordance with the requirements of any Designated Stock Exchange, provide that the Register shall be closed for transfers for a stated period which shall not exceed

Annex B-31

in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

185.
In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

186.
If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

187.
The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

188.	The Company may merge or consolidate in accordance with the Companies Law.

189.	To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.
DISCLOSURE

190.
The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

Annex B-32

Annex C
FORM OF AMENDED AND RESTATED ARTICLES OF ASSOCIATION

A.	NAME – PURPOSE – DURATION – REGISTERED OFFICE

Article	1 Name – Legal form
There exists a public limited company (
société anonyme)
under the name “
Alvotech S.A.
” (the “
Company
”) which shall be governed by the law of 10 August 1915 on commercial companies, as amended (the “
Law
”), as well as by the present articles of association.

Article	2 Purpose

2.1
The purpose of the Company is the holding of participations in any form whatsoever in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

2.2
The Company may grant loans to, as well as guarantees or security for the benefit of third parties to secure its obligations and obligations of other companies in which it holds a direct or indirect participation or right of any kind or which form part of the same group of companies as the Company, or otherwise assist such companies.

2.3	The Company may raise funds through borrowing in any form or by issuing any kind of notes, securities or debt instruments, bonds and debentures and generally issue securities of any type.

2.4	The Company may carry out any commercial, industrial, financial, real estate or intellectual property activities which it considers useful for the accomplishment of these purposes.

Article	3 Duration

3.1	The Company is incorporated for an unlimited period of time.

3.2	It may be dissolved at any time by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

Article	4 Registered office

4.1	The registered office of the Company is established in the City of Luxembourg, Grand Duchy of Luxembourg.

4.2
The board of directors may transfer the registered office of the Company within the same municipality or to any other municipality in the Grand Duchy of Luxembourg and, if necessary, subsequently amend these articles of association to reflect such change of registered office.

4.3	Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the board of directors.

4.4
In the event that the board of directors determines that extraordinary political, economic or social circumstances or natural disasters have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall not affect the nationality of the Company which, notwithstanding the temporary transfer of its registered office, shall remain a Luxembourg company.

Annex C-1

B.	SHARE CAPITAL – SHARES

Article	5 Share capital

5.1	The Company’s share capital is set at United States dollars (USD ), represented by ( ) ordinary shares (the “ Shares ”), each having a nominal value of one cent (USD 0.01).

5.2
The Company’s share capital may be increased or reduced by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association or as set out in Article 6 hereof.

5.3
Any new Shares to be paid for in cash shall be offered by preference to the existing shareholder(s). In case of a plurality of shareholders, such Shares shall be offered to the shareholders holding the same class of shares in proportion to the number of Shares of that class held by them in the Company’s share capital. The board of directors shall determine the time period during which such preferential subscription right may be exercised, which may not be less than fourteen (14) days from the date of publication of the offer on the
Recueil électronique des sociétés et associations
and in a Luxembourg newspaper or, in case of registered shares, of dispatch of a registered mail or any other means of communication individually accepted by the addressees and ensuring access to the information sent to the shareholders announcing the opening of the subscription period
.

5.4
The general meeting of shareholders may limit or cancel the preferential subscription right of the existing shareholders subject to quorum and majority required for an amendment of these articles of association. Notwithstanding the above, the board of directors may limit or cancel the preferential subscription right of the existing shareholders in accordance with Article 6 hereof.

5.5
If after the end of the subscription period not all of the preferential subscription rights offered to the existing shareholders have been subscribed by the latter, third parties may be allowed to participate in the share capital increase, except if the board of directors decides that the preferential subscription rights shall be offered to the existing shareholders who have already exercised their rights during the subscription period, in proportion to the portion that their Shares represent in the share capital; the modalities for the subscription to be determined by the board of directors. The board of directors may also decide in such case that the share capital shall only be increased by the amount of subscriptions received by the existing shareholders of the Company.

5.6
The Company may repurchase its own Shares subject to the provisions of the Law, and in conformity with all other applicable laws and regulations, including any rules and regulations of a foreign stock exchange or securities settlement system on which the Company’s shares are traded.

Article	6 Authorised capital

6.1
The authorised capital, excluding the share capital, is set at sixty million United States dollars (USD 60,000,000), consisting of six billion (6,000,000,000) Shares, each having a nominal value of one cent (USD 0.01). During a period of five (5) years from the date of incorporation or any subsequent resolutions to create, renew or increase the authorised capital pursuant to this article, the board of directors is hereby authorised and empowered within the limits of the authorised capital to (i) realise for any reason whatsoever including, any issue in one or several successive tranches of (a) any subscription and/or conversion rights, including warrants (which may be issued separately or attached to Shares, bonds, options, notes or similar instruments), convertible bonds, notes or similar instruments (the “
Share Rights
”) as well as (b) new Shares, with or without share premium, against payment in cash or in kind, by conversion of claims on the Company, by way of conversion of available reserves or in any other manner; (ii) determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new Shares; (iii) remove or limit the preferential

Annex C-2

subscription right of the shareholders in case of issue against payment in cash of Shares, warrants (which may be separate or attached to Shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments, and (iv) confirm by way of a notarial deed within the legal deadline each and any share capital increase effectuated within the limits of the authorised capital and to amend Article 5.1 and Article 6.1 accordingly. The Shares to be issued upon exercise of any Share Rights may be issued beyond the initial authorized capital period of five (5) years as long as the Share Rights were issued within the relevant initial authorized capital period of five (5) years.

6.2
During a period of up to five (5) years from the date of the resolutions of the general meeting of the shareholders granting such authorisation to the board of directors or its subsequent renewal(s) and subject to the provisions of the Law, the board of directors is hereby authorised and empowered to (i) repurchase Shares, each having a nominal value of one cent (USD 0.01), in one or more occasions, (ii) determine the moment and place of repurchase of the Shares, (iii) proceed with the cancellation of the Shares so repurchased and the subsequent share capital reduction, (iv) allocate the amount of the share capital reductions to the shareholders of the Company, provided that in case such repurchase is made for value, the consideration payable for such shares shall be determined by the board of directors and shall not be lower than the nominal value of the repurchased Shares, and (v) record by way of a notarial deed each and any share capital reduction effectuated within the limits of this Article 6.2 and to amend Article 5.1 accordingly.

6.3
The above authorisations may be renewed through a resolution of the general meeting of the shareholders adopted in the manner required for an amendment of these articles of association and subject to the provisions of the Law, each time for a period not exceeding five (5) years.

Article	7 Shares – Transfer of Shares

7.1	The Company may have one or several shareholders.

7.2	Death, suspension of civil rights, dissolution, bankruptcy or insolvency or any other similar event regarding any of the shareholders shall not cause the dissolution of the Company.

7.3	The shares of the Company are in registered form.

7.4
The Company will recognise only one (1) holder per share. In case a share is owned by several persons, they shall appoint a single representative who shall represent them in respect of the Company. The Company has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

7.5
Subject to any contractual agreement to which the Shares or the shareholders may be subject to and the present articles of association, the shares are freely transferable in accordance with the provisions of the Law.

7.6
A register of shares shall be kept by the Company at its registered office, where it shall be available for inspection by any shareholder. This register shall contain all the information required by the Law. Ownership of ordinary shares will be established by registration in said register, or in the event separate registrars have been appointed pursuant to article 7.7, in such separate register(s). Without prejudice to the conditions for transfer by book entries provided for in article 7.9 of these articles of association, a transfer of Shares shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives or by the Company upon notification of the transfer or acceptance of the transfer by the Company. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee.

7.7
The Company may appoint registrars in different jurisdictions who may each maintain a separate register for the Shares entered therein. Shareholders may elect to be entered into one of these registers and to transfer their Shares to another register so maintained. The board of directors may however impose transfer

Annex C-3

restrictions for Shares in compliance with applicable trading restrictions. A transfer to the register kept at the Company’s registered office may always be requested.

7.8
Subject to the provisions of article 7.9 and article 7.10, the Company may consider the person in whose name the Shares are registered in the register of shareholders as the full owner of such Shares. In the event that a holder of Shares does not provide an address in writing to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register of shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder in writing. The holder may, at any time, change his address as entered in the register of shareholders by means of written notification to the Company.

7.9
The Shares may be held by a holder (the “
Holder
”) through a securities settlement system or a Depositary (as this term is defined below). The Holder of Shares held in such fungible securities accounts has the same rights and obligations as if such Holder held the Shares directly. The Shares held through a securities settlement system or a Depositary shall be recorded in an account opened in the name of the Holder and may be transferred from one account to another in accordance with customary procedures for the transfer of securities in book-entry form. However, the Company will make dividend payments, if any, and any other payments in cash, Shares or other securities, if any, only to the securities settlement system or Depositary recorded in the register of shareholders or in accordance with the instructions of such securities settlement system or Depositary. Such payment will grant full discharge of the Company’s obligations in this respect.

7.10
All communications and notices to be given to a registered shareholder shall be deemed validly made if made to the latest address communicated by the shareholder to the Company in accordance with article 7.8 or, if no address has been communicated by the shareholder, the registered office of the Company or such other address as may be so entered by the Company in the register from time to time according to article 7.9.

7.11
Where Shares are recorded in the register of shareholders in the name of or on behalf of a securities settlement system or the operator of such system and recorded as book-entry interests in the accounts of a professional depositary or any sub-depositary
(any depositary and any
sub-depositary
being referred to hereinafter as a “
Depositary
”), the Company will permit the Depositary of such book-entry interests to exercise the rights attaching to the Shares corresponding to the book-entry interests of the relevant Holder, including receiving notices of general meetings, admission to and voting at general meetings, and shall consider the Depositary to be the holder of the Shares corresponding to the book-entry interests for purposes of this Article 7.11 of the present articles of association. The board of directors may determine the formal requirements with which such certificates from such Depositary must comply and the exercise of the rights in respect of such Shares may in addition be subject to the internal rules and procedures of the securities settlement system.

7.12
In connection with a general meeting of shareholders, the board of directors may decide that no entry shall be made in the register of shareholders and no notice of a transfer shall be recognised for voting purposes by the Company and any Depositary or registrar(s) during the period starting on the Record Date (as hereinafter defined) and ending on the closing of such general meeting, subject to compliance with the applicable rules of any foreign stock exchange, if the Shares of the Company are listed on a foreign stock exchange.

C.	GENERAL MEETINGS OF SHAREHOLDERS

Article	8 Powers of the general meeting of shareholders

8.1
The shareholders exercise their collective rights in the general meeting of shareholders. Any regularly constituted general meeting of shareholders of the Company shall represent the entire body of shareholders of the Company. The general meeting of shareholders is vested with the powers expressly reserved to it by the Law and by these articles of association.

Annex C-4

8.2
If the Company has only one shareholder, any reference made herein to the “general meeting of shareholders” shall be construed as a reference to the “sole shareholder”, depending on the context and as applicable and powers conferred upon the general meeting of shareholders shall be exercised by the sole shareholder.

Article	9 Convening of general meetings of shareholders

9.1
The general meeting of shareholders of the Company may at any time be convened by the board of directors, to be held at such place and on such date as specified in the notice of such meeting. The board of directors shall convene the annual general meeting of shareholders within a period of six (6) months after the end of the Company’s financial year. Other general meetings of shareholders may be held at such place and time as may be specified in the respective notices of meeting.

9.2
The general meeting of shareholders must be convened by the board of directors upon the written request of one or several shareholders representing at least ten per cent (10%) of the Company’s share capital.

9.3
The convening notice for every general meeting of shareholders shall contain the date, time, place and agenda of the meeting and may be made through announcements filed with the Luxembourg Trade and Companies Register and published at least thirty (30) days before the meeting, on the
Recueil
é
lectronique des soci
é
t
é
s et associations
and in a Luxembourg newspaper. In such case, notices by mail shall be sent at least eight (8) days before the meeting to the registered shareholders by ordinary mail (
lettre missive
). Alternatively, the convening notices may be exclusively made by registered mail in case the Company has only issued registered Shares or if the addressees have individually agreed to receive the convening notices by another means of communication ensuring access to the information, by such means of communication. If the Shares of the Company are listed on a foreign stock exchange, the requirements of such foreign stock exchange applicable to the Company shall additionally be complied with. If all of the shareholders are present or represented at a general meeting of shareholders and have waived any convening requirements, the meeting may be held without prior notice or publication.

9.4
If the Shares of the Company are listed on a foreign stock exchange, all shareholders of the Company are entitled to be admitted to any general meeting of shareholders provided, however, that the board of directors may determine a date and time preceding the general meeting of shareholders as the record date for admission to such meeting, which may not be less than eight (8) calendar days prior to (and excluding) the date of the general meeting (the “
Record Date
”).

9.5
Shareholders holding individually or collectively at least ten (10) per cent of the issued share capital of the Company, may request the addition of one or several new items on the agenda of the general meeting. This right shall be exercised upon request of the shareholders in writing submitted to the Company by registered letter at the address of the registered office of the Company. The requests shall include the details requested in the convening notice. The requests from the shareholders shall be received by the Company no later than eight (8) calendar days before the general meeting.

9.6
With respect to Shares which are not listed on a stock exchange, any Shareholder who holds one or more of such non-listed
Share(s) of the Company, who is registered in the share register of the Company relating to such non-listed
Shares on the Record Date, shall be admitted to the relevant general meeting.

Article	10 Conduct of general meetings of shareholders

10.1
The annual general meeting of shareholders shall be held within six (6) months of the end of the financial year in the Grand Duchy of Luxembourg at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg as may be specified in the convening notice of such meeting. Other meetings of shareholders may be held at such place and time as may be specified in the respective convening notices. Holders of bonds are not entitled to attend meetings of shareholders.

10.2
A board of the meeting (
bureau
) shall be formed at any general meeting of shareholders, composed of a chairman, a secretary and a scrutineer who need neither be shareholders nor members of the board of

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directors. The board of the meeting shall ensure that the meeting is held in accordance with applicable rules and, in particular, in compliance with the rules in relation to convening, majority requirements, vote tallying and representation of shareholders.

10.3	An attendance list must be kept at all general meetings of shareholders.

10.4
A shareholder may act at any general meeting of shareholders by appointing another person as his proxy in writing or by facsimile, electronic mail or any other similar means of communication. One person may represent several or even all shareholders.

10.5
Shareholders taking part in a meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis and allowing for an effective participation of all such persons in the meeting, are deemed to be present for the computation of the quorums and votes, subject to such means of communication being made available at the place of the meeting.

10.6
The board of directors may in its sole discretion authorize each shareholder to vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication authorised by the board of directors to the Company’s registered office or to the address specified in the convening notice. Subject to such authorization by the board of directors, the shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three (3) boxes allowing the shareholder to vote in favour thereof, against, or abstain from voting by ticking the appropriate box. The Company will only take into account voting forms received prior to the general meeting of shareholders to which they relate. For the avoidance of doubt, shareholders may not vote by voting forms where the board of directors has not authorized such voting method for a given general meeting.

10.7
Voting forms which, for a proposed resolution, do not show (i) a vote in favour of the proposed resolution, (ii) a vote against the proposed resolution or (iii) an abstention from voting on the proposed resolution, are void with respect to such resolution. If a shareholder votes by means of a voting form, the voting form shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such voting forms. The Company shall only take into account voting forms received no later than two (2)
 business days prior to the date of the general meeting to which they relate. The board of directors may set a shorter period for the submission of the voting forms.

10.8
If a shareholder votes by means of proxy, the proxy shall be deposited at the registered office of the Company or with an agent of the Company duly authorised to receive such proxies. The Company shall only take into account proxies received no later than two (2) business days prior to the date of the general meeting to which they relate.

10.9
A holder of Shares held through the operator of a securities settlement system or with a Depositary wishing to attend a general meeting must provide the Company with a certificate issued by such operator or Depositary certifying the number of Shares recorded in the relevant account on the Record Date and showing that such Shares are blocked until the closing of the general meeting to which it relates. Such certificate must be provided to the Company no later than two (2) business days prior to the date of such general meeting. If such holder of Shares votes by means of a proxy, article 10.8 of these articles of association shall apply.

10.10
The board of directors may determine further conditions that must be fulfilled by the shareholders for them to take part in any general meeting of shareholders and shorten or prolong periods for receipt of proxies and voting forms in the convening notice.

10.11
In connection with each general meeting, the board of directors is authorized to provide such rules of deliberations and such conditions for allowing shareholders to take part in the meeting as the board of directors deems appropriate.

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10.12
Except to the extent inconsistent with the rules and conditions as adopted by the board of directors, the person presiding over the general meeting shall have the power and authority to prescribe such additional rules and conditions and to do all such acts as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Such rules and conditions, whether adopted by the board of directors or prescribed by the person presiding over the meeting, may include, in each case to the extent permitted by applicable law:

-	determining the order of business for the meeting subject to compliance with the agenda for the meeting;

-	rules and procedures for maintaining order at the meeting and the safety of those present;

-
limitations on attendance at or participation in the meeting to shareholders of record, their duly authorized and constituted attorneys or such other persons as the person presiding over the meeting shall determine;

-	restrictions on entry to the meeting after the time fixed for the commencement thereof; and

-	limitations on the time allotted to questions or comments by participants.

Article	11 Quorum, majority and vote

11.1	Each share entitles to one vote in general meetings of shareholders.

11.2
Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, the board of directors may suspend the voting rights of any shareholder in breach of his/her/its obligations under any relevant contractual arrangement entered into by such shareholder.
A shareholder may individually decide not to exercise, temporarily or permanently, all or part of his voting rights. The waiving shareholder is bound by such waiver and the waiver is mandatory for the Company upon notification to the latter.

11.3
Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, in case the voting rights of one of several shareholders are suspended or the exercise of the voting rights has been waived by one or several shareholders in accordance with Article 11.2, such shareholders may attend any general meeting of the Company but the shares they hold are not taken into account for the determination of the conditions of quorum and majority to be complied with at the general meetings of the Company.

11.4
Except as otherwise required by the Law or these articles of association, resolutions at a general meeting of shareholders duly convened shall not require any quorum and shall be adopted at a simple majority of the votes validly cast regardless of the portion of capital represented. Abstentions and nil votes shall not be taken into account.

Article	12 Amendments of the articles of association

12.1
Except as otherwise provided herein or by the Law, these articles of association may be amended by a majority of at least two thirds of the votes validly cast at a general meeting at which a quorum of more than half of the Company’s share capital is present or represented. If no quorum is reached in a meeting, a second meeting may be convened in accordance with the provisions of Article 9.3, which may deliberate regardless of the quorum and at which resolutions are adopted at a majority of at least two thirds of the votes validly cast. Abstentions and nil votes shall not be taken into account.

12.2
Subject to the rules of the applicable stock exchange, if any, on which a Share is listed, in case voting rights of one of several shareholders are suspended or the exercise of the voting rights has been waived by one or several shareholders in accordance with Article 11.2, the provisions of Article 11.3 of these Articles of Association apply mutatis mutandis
.

Article	13 Change of nationality
The shareholders may change the nationality of the Company by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of these articles of association.

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Article	14 Adjournment of general meeting of shareholders
Subject to the provisions of the Law, the board of directors may, during the course of any general meeting, adjourn such general meeting for four (4) weeks. The board of directors shall do so at the request of one or several shareholders representing at least ten per cent (10%) of the share capital of the Company. In the event of an adjournment, any resolution already adopted by the general meeting of shareholders shall be cancelled.

Article	15 Minutes of general meetings of shareholders

15.1	The board of any general meeting of shareholders shall draw up minutes of the meeting which shall be signed by the members of the board of the meeting as well as by any shareholder upon its request.

15.2
Any copy and excerpt of such original minutes to be produced in judicial proceedings or to be delivered to any third party, shall be certified as a true copy of the original by the notary having had custody of the original deed in case the meeting has been recorded in a notarial deed, or shall be signed by the chairman of the board of directors, if any, or by any two (2) of its members.

Article	16 Rules applicable in case of listing on a EU Regulated Market

16.1
In case the shares of the Company are admitted to trading on a regulated market within the meaning of Directive 2014/65/EU within the territory of the European Economic Area (the “EU Regulated Market”), the provisions of these articles of association shall apply with the following amendments and supplements:

16.2
Article 9.3 shall be replaced as follows: The convening notice for any general meeting of shareholders must contain (a) the agenda of the meeting, (b) the place, date and time of the meeting, (c) the description of the procedures that Shareholders must comply with in order to be able to participate and cast their votes in the general meeting, (d) statement of the Record Date and the manner in which shareholders have to register and a statement that only those who are shareholders on that date shall have the right to participate and vote in the general meeting, (e) indication of the postal and electronic addresses where and how the full unbridged text of the documents to be submitted to the general meeting and the draft resolutions may be obtained and (f) indication of the address of the internet site on which this information is available. Such notice shall take the form of announcements published (i) at least thirty (30) days before the meeting, in the Recueil Electronique des Sociétés et Associations
and in a Luxembourg newspaper and (ii) in a manner ensuring fast access to it on a non-discriminatory
basis in such media as may reasonably be relied upon for the effective dissemination of information throughout the European Economic Area. A notice period of at least seventeen (17) days applies, in case of a second or subsequent convocation of a general meeting convened for lack of quorum required for the meeting convened by the first convocation, provided that this Article 9.3 has been complied with for the first convocation and no new item has been put on the agenda. In case the Shares are listed on a foreign stock exchange, the notices shall in addition be published in such other manner as may be required by laws, rules or regulations applicable to such stock exchange from time to time. If all of the shareholders are present or represented at a general meeting of shareholders and have waived any convening requirements, the meeting may be held without prior notice or publication.

16.2.1
Article 9.4 shall be replaced as follows: Any shareholder who holds one or more Shares of the Company at 00:00 (midnight Luxembourg time) on the date falling fourteen (14) days prior to (and excluding) the date of the general meeting (the “
Record Date
”) shall be admitted to the relevant general meeting of shareholders. Any Shareholder who wishes to attend the general meeting must inform the Company thereof at the latest on the Record Date, in a manner to be determined by the board of directors in the convening notice. In case of Shares held through or with a professional depository or sub-depository
designated by such depository, a holder of Shares wishing to attend a general meeting of shareholders should receive from such operator or depository or sub-depository
a certificate certifying the number of Shares recorded in the relevant account on the Record Date. The certificate should be submitted to the Company at its registered address no later than three (3) business days prior to the date of the general meeting. In the event that the Shareholder votes through proxies, the proxy has to be deposited at the registered office of the

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Company at the same time or with any agent of the Company, duly authorised to receive such proxies. The board of directors may set a shorter period for the submission of the certificate or the proxy.

16.3
Article 9.5 shall be replaced as follows: One or several Shareholders, representing at least five percent (5%) of the Company’s issued share capital, may (i) request to put one or several items to the agenda of any general meeting of shareholders, provided that such item is accompanied by a justification or a draft resolution to be adopted in the general meeting, or (ii) table draft resolutions for items included or to be included on the agenda of the general meeting. Such requests must be sent to the Company’s registered office in writing by registered letter or electronic means at least twenty-two
(22) days prior to the date of the general meeting and include the postal or electronic address of the sender. In case such request entails a modification of the agenda of the relevant meeting, the Company will make available a revised agenda at least fifteen (15) days prior to the date of the general meeting.

16.4	Within fifteen (15) days following the general meeting of Shareholders, the Company shall publish on its website the voting results.

D.	MANAGEMENT

Article	17 Composition and powers of the board of directors, board rules

17.1
The Company shall be managed by a board of directors composed of at least three (3) directors (but in all cases an odd number), which shall be appointed pursuant to these articles of association and any nomination agreement to which the Company is a party as may be further determined in the board rules adopted by the board of directors. The directors shall be appointed by the general meeting of shareholders which shall determine their number, fix their remuneration, and their term of office, which may not exceed three (3) years. Directors may be reappointed for successive terms.

17.2
The board of directors is vested with the broadest powers to act in the name of the Company and to take any action necessary or useful to fulfill the Company’s corporate purpose, with the exception of the powers reserved by the Law or by these Articles of Association to the general meeting of shareholders.

17.3
The board of directors shall determine its own rules of procedure and may create one or several committees. The composition and the powers of such committee(s), the terms of the appointment, removal, remuneration and duration of the mandate of its/their members, as well as its/their rules of procedure are determined by the board of directors. The board of directors shall be in charge of the supervision of the activities of the committee(s). For the avoidance of doubt, such committees shall not constitute management committee in the sense of Article
441-11
of the Law.

17.4
The board of directors may, unanimously, pass resolutions by circular means when expressing its approval in writing, by facsimile, electronic mail or any other similar means of communication. Each director may express his consent separately, the entirety of the consents evidencing the adoption of the resolutions. The date of such resolutions shall be the date of the last signature.

Article	18 Daily management
The daily management of the Company as well as the representation of the Company in relation to such daily management may be delegated to one or more directors, officers or other agents, acting individually or jointly. Their appointment, removal and powers shall be determined by a resolution of the board of directors.

Article	19 Appointment, removal and term of office of directors

19.1	The directors shall be appointed by the general meeting of shareholders which shall determine their remuneration and term of office.

19.2	Each director is appointed by the general meeting of shareholders at a simple majority of the votes validly cast.

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19.3	Any director may be removed from office at any time with or without cause by the general meeting of shareholders at a simple majority of the votes validly cast.

19.4
If a legal entity is appointed as director of the Company, such legal entity must designate a physical person as permanent representative who shall perform this role in the name and on behalf of the legal entity. The relevant legal entity may only remove its permanent representative if it appoints a successor at the same time. An individual may only be a permanent representative of one (1) director of the Company and may not be himself a director of the Company at the same time.

Article	20 Vacancy in the office of a director

20.1
In the event of a vacancy in the office of a director because of death, legal incapacity, bankruptcy, resignation or otherwise, this vacancy may be filled on a temporary basis and for a period of time not exceeding the initial mandate of the replaced director by the remaining directors until the next meeting of shareholders which shall resolve on the permanent appointment in compliance with the applicable legal provisions.

20.2	In case the vacancy occurs in the office of the Company’s sole director, such vacancy must be filled without undue delay by the general meeting of shareholders.

Article	21 Conflict of interests

21.1
Save as otherwise provided by the Law, any director who has, directly or indirectly, a financial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the board of directors, must inform the board of directors of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant director may not take part in the discussions relating to such transaction nor vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders prior to such meeting taking any resolution on any other item.

21.2
Where the Company comprises a single director, transactions made between the Company and the director having an interest conflicting with that of the Company are only mentioned in the resolution of the sole director.

21.3
Where, by reason of a conflicting interest, the number of directors required in order to validly deliberate is not met, the board of directors may decide to submit the decision on this specific item to the general meeting of shareholders.

21.4	The conflict of interest rules shall not apply where the decision of the board of directors or the sole director relates to day-to-day transactions entered into under normal conditions.

21.5
The daily manager(s) of the Company, if any, are subject to articles 21.1 to 21.4 of these articles of association provided that if only one (1) daily manager has been appointed and is in a situation of conflicting interests, the relevant decision shall be adopted by the board of directors.

Article	22 Dealing with third parties

22.1
The Company shall be bound towards third parties in all circumstances by the joint signature of any two (2) directors or by the joint signature or the sole signature of any person(s) to whom such signatory power may have been delegated by the board of directors within the limits of such delegation.

22.2
Within the limits of the daily management, the Company shall be bound towards third parties by the signature of any person(s) to whom such power may have been delegated, acting individually or jointly in accordance within the limits of such delegation.

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Article	23 Indemnification

23.1
The members of the board of directors, officers, employees and agents of the Company are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in article 23.2 and mandatory provisions of law, every person who is, or has been, a member of the board of directors, officer (
mandataire
) or agent of the Company (and any other persons to which applicable law permits the Company to provide indemnification, including any person who is or was a director or officer of the Company, is or was serving at the request of the Company as a director, officer (
mandataire
), employee or agent of another company, partnership, joint venture, trust or other enterprise or employee benefit plan) (collectively, the “
Covered Persons
”), shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by them in connection with any claim, action, suit or proceeding which they become involved as a party or otherwise by virtue of his or her being or having been a Covered Person and against amounts paid or incurred by him or her in the settlement thereof. If applicable law is amended after approval of this Article 23 to authorize corporate action further eliminating or limiting the personal liability of Covered Persons, then the liability of a Covered Person to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

23.2
Expenses (including attorneys’ fees) incurred by a Covered Person in defending any claim (save for fraud, negligence or willful misconduct’s claims) shall be paid by the Company in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article 23. Such expenses (including attorneys’ fees) incurred by former Covered Persons may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

23.3
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 23 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this present articles of association, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in this Article 23 shall be made to the fullest extent permitted by law.

23.4
Any repeal or modification of this Article 23 by the shareholders of the Company shall only be prospective and shall not affect the rights to indemnification and to the advancement of expenses of a Covered Person or protections or increase the liability of any Covered Person under this Article 23 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

23.5
No indemnification shall be provided to any Covered Person (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors. The termination of any claim, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any claim, had reasonable cause to believe that such person’s conduct was unlawful.

23.6
The right of indemnification herein provided shall be severable, shall not affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be such Covered Person and shall inure to the benefit of the heirs, executors and administrators of such a

Annex C-11

person. Nothing contained herein shall affect or limit any rights to indemnification to which corporate personnel, including Covered Persons, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including Covered Persons, as the Company may decide upon from time to time.

23.7
Notwithstanding any rights to indemnification, advancement of expenses and/or insurance that may be provided by any persons who is a pension fund, private investment fund or institutional lender or any wholly owned subsidiary of the foregoing, including for the avoidance of doubt, Oaktree Capital Management, L.P. and each of its managed funds and each affiliate of the foregoing (other than the Company and its subsidiaries) (collectively, the “
Other Indemnitors
”), to a Covered Person, with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Company: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Company shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Company. Notwithstanding anything to the contrary herein, the obligations of the Company under this Article 23 shall only apply to Covered Persons in their capacity as Covered Persons.

E.	AUDIT AND SUPERVISION

Article	24 Auditor(s)

24.1
The transactions of the Company shall be supervised by one or several statutory auditors (
commissaires
). The general meeting of shareholders shall appoint the statutory auditor(s) and shall determine their term of office, which may not exceed six (6) years.

24.2
The general meeting of shareholders of the Company shall appoint one or more independent auditors (
réviseurs d’entreprises agréés)
in accordance with Article 69 of the law of 19 December 2002 regarding the trade and companies register and the accounting and annual accounts of undertakings, as amended, the institution of statutory auditors is no longer required.

24.3	An independent auditor may only be removed by the general meeting of shareholders for cause or with his approval.

F.	FINANCIAL YEAR – ANNUAL ACCOUNTS – ALLOCATION OF PROFITS – INTERIM DIVIDENDS

Article	25 Financial year
The financial year of the Company shall begin on the first of January of each year and shall end on the thirty-first of December of the same year.

Article	26 Annual accounts and allocation of profits

26.1
At the end of each financial year, the accounts are closed and the board of directors draws up an inventory of the Company’s assets and liabilities, the balance sheet and the profit and loss accounts in accordance with the law.

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26.2
Of the annual net profits of the Company, five per cent (5%) at least shall be allocated to the legal reserve. This allocation shall cease to be mandatory as soon and as long as the aggregate amount of such reserve amounts to ten per cent (10%) of the share capital of the Company.

26.3	Sums contributed to a reserve of the Company may also be allocated to the legal reserve.

26.4	In case of a share capital reduction, the Company’s legal reserve may be reduced in proportion so that it does not exceed ten per cent (10%) of the share capital.

26.5
Upon recommendation of the board of directors, the general meeting of shareholders shall determine how the remainder of the Company’s profits shall be used in accordance with the Law and these articles of association.

26.6	Distributions shall be made to the shareholders in proportion to the number of Shares they hold in the Company.

Article	27 Interim dividends – Share premium and assimilated premiums

27.1	The board of directors may proceed with the payment of interim dividends subject to the provisions of the Law.

27.2	Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the Law and these articles of association.

G.	LIQUIDATION

Article	28 Liquidation

28.1
In the event of dissolution of the Company in accordance with Article 3.2 of these Articles of Association, the liquidation shall be carried out by one or several liquidators who are appointed by the general meeting of shareholders deciding on such dissolution and which shall determine their powers and their compensation. Unless otherwise provided, the liquidators shall have the most extensive powers for the realisation of the assets and payment of the liabilities of the Company.

28.2
The surplus resulting from the realisation of the assets and the payment of the liabilities shall be distributed among the shareholders in proportion to the number of Shares of the Company held by them.

H.	FINAL CLAUSE – GOVERNING LAW

Article	29 Governing law
All matters not governed by these articles of association shall be determined in accordance with the Law.

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Annex D
SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “
Agreement
”) is entered into as of [•], 2021, by and between Oaktree Acquisition Corp. II, a Cayman Islands exempted company (“
Parent
”), Alvotech Lux Holdings S.A.S., a simplified joint stock company (
soci
é
t
é
par actions simplifi
é
e
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register under number B258884 (“
TopCo
”), Alvotech Holdings S.A., a public limited liability company (
soci
é
t
é
anonyme
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register under number B229193 (the “
Company
”) and the undersigned [indirect]
1
shareholder (the “
Company Shareholder
”). Capitalized terms used and not defined herein shall have the meanings set forth in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, TopCo, Parent and the Company have entered into that certain Business Combination Agreement, dated as of December [•], 2021 (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “
Business Combination Agreement
”), pursuant to which, among other things, (i) Parent will merge with and into TopCo, with TopCo as the surviving company in the merger and (ii) the Redemption, the Conversion and the Second Merger (together with the First Merger, the Redemption, the Conversion and the other transactions contemplated by the Business Combination Agreement, the “
Transaction
”) will occur;
WHEREAS, as of the date hereof, the Company Shareholder is the [indirect or beneficial]
2
owner of the Company Shares and other Equity Securities of the Company set forth on
Schedule
 1
attached hereto (the “
Equity Interests
”);
WHEREAS, the Company Shareholder will receive substantial benefits from the consummation of the transactions contemplated by the Business Combination Agreement;
WHEREAS, the Company Shareholder has entered into this Agreement as a material inducement to Parent, TopCo and the Company to enter into the Business Combination Agreement and to consummate the Transaction, and the representations, warranties, covenants and other agreements set forth herein were a material inducement to Parent, TopCo and the Company to enter into the Business Combination Agreement and to perform its obligations thereunder;
WHEREAS, each of Parent, TopCo and the Company is relying on the representations, warranties, covenants and other agreements of this Agreement and each of Parent, TopCo and the Company would not enter into the Business Combination Agreement or be willing to consummate the Transaction without the representations, warranties, covenants and other agreements of this Agreement;
WHEREAS, each of Parent, TopCo and the Company would not obtain the benefit of the bargain set forth in the Business Combination Agreement as specifically negotiated by the parties thereto unless this Agreement was specifically performed and enforced;

1	Note to Draft : Bracketed language to be included in the agreement executed by Robert Wessman (personally).
2	Note to Draft : Bracketed language to be included in the agreement executed by Robert Wessman (personally).

Annex D-1

WHEREAS, any breach of this Agreement by the Company Shareholder, in particular any breach of
Sections
5(a)
,
5(b)
or
5(c)
hereof, would cause immediate irreparable harm to Parent, TopCo, the Company, and each of its Subsidiaries (such Subsidiaries, collectively with the Company, the “
Group Companies
”);
WHEREAS, the Group Companies have substantial relationships with their customers, development partners, commercialization partners and suppliers and other business relations and the Company Shareholder has had access to such Persons; and
WHEREAS, each of Parent, TopCo and the Company has substantial legitimate business interests necessitating the covenants provided in this Agreement, including (but not limited to) the goodwill associated with Group Companies and the business of the Group Companies.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.
Voting; Waiver of Appraisal Rights
. The Company Shareholder agrees as follows: (a) the Company Shareholder hereby irrevocably and unconditionally waives[, or shall cause to be waived,]
3
any rights of appraisal, any dissenters’ rights and any similar rights relating to the Transaction or any other transaction contemplated by the Business Combination Agreement that the Company Shareholder [or his Affiliates]
4
may have by virtue of, or with respect to, any outstanding Company Shares [beneficially]
5
owned by the Company Shareholder; (b) the Company Shareholder will vote [, or cause to be voted,]
6
all of its Company Shares (including any Company Shares resulting from the exercise of any Equity Securities after the date hereof) in favor of the Second Merger, and will not withdraw or rescind such vote or otherwise take action to make such vote ineffective; and (c) the Company Shareholder will cooperate with each of Parent, TopCo and the Company in taking such actions as are both reasonably necessary and requested by each of Parent, TopCo and the Company to consummate the transactions contemplated by the Business Combination Agreement.
2.
Representations and Warranties of the Company Shareholder
. The Company Shareholder hereby represents and warrants to each of TopCo, Parent and Company that:
(a) The Equity Interests [indirectly]
7
held by the Company Shareholder constitute all of the Company Shares and other Equity Securities of the Group Companies [beneficially]
8
owned by the Company Shareholder as of the date hereof. The Company Shareholder [or his Affiliates]
9
has good and valid title to such Equity Interests and as of immediately prior to the Second Merger Effective Time will have good and valid title to such Equity Interests free and clear of all Liens (in each case other than transfer restrictions under applicable securities Laws and other restrictions as set forth in the Company Shareholder Agreements).

3	Note to Draft : Bracketed language to be included in the agreement executed by Robert Wessman (personally).
4	Note to Draft : Bracketed language to be included in the agreement executed by Robert Wessman (personally).
5	Note to Draft : Bracketed language to be included in the agreement executed by Robert Wessman (personally).
6	Note to Draft : Bracketed language to be included in the agreement executed by Robert Wessman (personally).
7	Note to Draft : Bracketed language to be included in the agreement executed by Robert Wessman (personally).
8	Note to Draft : Bracketed language to be included in the agreement executed by Robert Wessman (personally).
9	Note to Draft : Bracketed language to be included in the agreement executed by Robert Wessman (personally).

Annex D-2

(b) [(A) The Company Shareholder has all requisite capacity to execute and deliver this Agreement and the Ancillary Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby,] // [(A) The Company Shareholder is duly organized or incorporated, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its formation, incorporation or organization and has the requisite corporate, limited liability company or other entity power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby,] [(B) the execution, delivery and performance by the Company Shareholder of this Agreement and the Ancillary Documents to which it is a party, and its obligations hereunder and thereunder have been duly and validly authorized by the Company Shareholder and no other act or proceeding on the part of the Company Shareholder is necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby,] ([C]) this Agreement has been, and the Ancillary Documents to which the Company Shareholder is or will be a party as of the Closing Date shall be, duly executed and delivered by the Company Shareholder and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes a valid and binding obligation of the Company Shareholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, and where applicable general equitable principles and the discretion of courts in granting equitable remedies, and ([D]) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any material breach of any provision of the Governing Documents of the Company Shareholder [or] ([ii]) require any material filing with, or the obtaining of any material consent or material approval of, any Governmental Entity by the Company Shareholder (other than as required under the Securities Act or the Exchange Act, by Nasdaq or Nasdaq First North, or filing of the Second Merger Documents under the applicable laws of Luxembourg), [or] [(iii)] violate in any material respect any material Law applicable to the Company Stockholder, except, in the case of the foregoing clauses [(ii)
and
(iii)
], for violations which would not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.
(c) [The Company Stockholder hereby represents and warrants that all information and documentation required to be provided to the Company Stockholder pursuant to Section [7.3]
10
/[7.4]
11
of the Company Shareholders Agreement has been provided in accordance therewith.]
12
3.
Business Combination Agreement Obligations
. Except pursuant to the Second Merger, Company Shareholder will not, directly or indirectly, (i) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, Lien or similar disposition of (by operation of law or otherwise), any of the Equity Interests, (ii) deposit any of the Equity Interests into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause
 (i)
or
(ii)
 of this
Section
 3
;
provided
that the Company Shareholder may transfer, assign or sell the Equity Interests (A) to such Company Shareholder’s Affiliates; (B) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; [or] (D) in the case of an individual, pursuant to a qualified domestic relations order; [or (E) the direct and indirect shareholders in Celtic Holdings SCA;]
13
provided further
, that, in the case of each of the forgoing clauses (A) through ([D]/[E]
14
), such

10	Note to Draft : Bracketed language to be included in the agreement executed by Alvogen.
11	Note to Draft : Bracketed language to be included in the agreement executed by Aztiq.
12	Note to Draft : Bracketed language to be included in the agreements executed by Alvogen and Aztiq.
13	Note to Draft : Bracketed language to be included in the agreement executed by Alvogen.
14	Note to Draft : Bracketed language to be included in the agreement executed by Alvogen.

Annex D-3

transferee agrees in writing to be bound by terms and obligations of this Agreement and any other Ancillary Agreement to which the Company Shareholder is party to pursuant to a joinder in form and substance reasonably acceptable to Parent, TopCo and the Company. The Company Shareholder hereby agrees to be bound by the terms and conditions set forth in Section 6.6 (Exclusive Dealing), Section 9.1
(Non-Survival),
Section 9.13 (No Recourse), Section 9.18 (Trust Account Waiver) and, to the extent applicable to any of the foregoing, the remaining provisions of Article IX (Miscellaneous) of the Business Combination Agreement fully and to the same extent as if the Company Shareholder was a party and signatory to such provisions of the Business Combination Agreement. Notwithstanding anything in this Agreement to the contrary: (i) the Company Shareholder (in their capacity as such) shall not be responsible for the actions of the Company or the Company board of directors (or any committee thereof), or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “
Company Related Parties
”), with respect to any of the matters contemplated by the preceding sentence; (ii) the Company Shareholder shall not make any representations or warranties with respect to the actions of any of the Company Related Parties; and (iii) any breach by the Company of its obligations under Section 6.6 of the Business Combination Agreement shall not, in and of itself, be considered a breach of the preceding sentence (it being understood for the avoidance of doubt that the Company Shareholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of the preceding sentence).
4.
General Waiver and Release
.
(a) The Company Shareholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, successors, assigns and controlled Affiliates, as applicable (each, a “
Releasor
”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Group Companies and their respective Affiliates (including Parent and TopCo, after the Closing), each of their respective officers, directors, equityholders, employees, partners, trustees and Representatives, and each successor and assign of any of the foregoing (collectively, the “
Company Released Parties
”), from any and all claims, obligations, liabilities, charges, demands, and causes of action of every kind and character, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, which any Releasor now has, ever had or may have against or with the Company Released Parties, or any of them, in any capacity, whether directly or derivatively through another Person, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing, relating to the Company Shareholder’s relationship as an equity holder of, or service provider to, the Group Companies and agrees not to bring or threaten to bring or otherwise join in any action against the Company Released Parties, or any of them, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing relating to each undersigned stockholder’s relationship as an equity holder of, or service provider to, the Group Companies;
provided
,
however
, that, to the extent applicable to each Releasor, the claims, obligations, liabilities, charges, demands, and causes of action released pursuant to this
Section
 4(a)
(collectively, the “
Released Claims
”) does not apply to the following: (a) regular salary and vacation or other compensation or benefit that is accrued and earned but unpaid by any Group Company at the Closing; (b) any unreimbursed travel or other expenses and advances that are reimbursable under the current policies of any Group Company; (c) any benefits that are accrued and earned but unpaid at the Closing under any employee benefit plan of any Group Company or any rights under health insurance plans, retirement plans or other similar plans sponsored by any Group Company; (d) any rights to indemnification, exculpation and/or advancement of expenses pursuant to the Governing Documents of any Group Company, indemnification agreements with any Group Company or any directors’ and officers’ liability insurance policies with respect to actions taken or not taken by such Releasor in his or her capacity as an officer or director of a Group Company; (e) any rights of the Releasors under this Agreement, the Business Combination Agreement and Ancillary Documents, (f) any liabilities of any of the Company Released Parties pursuant to the Relevant Documents or ([g]) any liabilities of any of the Company Released Parties arising from any future transactions between the parties occurring following the Closing. Without limiting the foregoing, the Company Shareholder, on behalf of itself and each Releasor, understands and agrees that the claims released in this
Section
 4(a)
include not only claims presently known but also include all unknown or unanticipated claims, obligations, liabilities, charges, demands, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims. The Company Shareholder, on

Annex D-4

behalf of itself and each Releasor, understands that he, she or it may hereafter discover facts different from what he, she or it now believes to be true, which if known, could have materially affected this Agreement, but the Company Shareholder, on behalf of itself and each Releasor, nevertheless waives any claims or rights based on different or additional facts. The Company Shareholder, on behalf of itself and each Releasor, assumes the risk of any mistake of fact or applicable Law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto. The Company Shareholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this
Section
 4
and that, without such waiver, each of Parent, TopCo and the Company would not have agreed to the terms of this Agreement.
(b) The Company Shareholder, on behalf of itself and each Releasor, represents and warrants that no Releasor has transferred or otherwise alienated any of the claims or causes of action released herein.
(c) For the purposes of this
Section
 4
, Relevant Documents shall mean [(i) the Product Rights Agreement, ]
15
([ii]) prior to the Closing, the Company Shareholders Agreement, and ([iii]) any other agreements listed on Section 3.19 of the Company Disclosure Schedules to the Business Combination Agreement.
5.
Business Covenants
.
(a) Confidentiality.
(i) The Company Shareholder hereby covenants and agrees not to, and to cause the Company Shareholder’s [controlled]
16
Affiliates not to, at any time (A) retain or use for the benefit, purposes or account of the Company Shareholder or any other Person (other than the Group Companies), or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside of Parent, TopCo or the Group Companies, any Confidential Information, other than (x) to the Company Shareholder’s (and the Company Shareholder’s Affiliates’ and direct/indirect shareholders’) (1) officers, directors and employees, managers, general partners and investment advisors and (2) legal, tax and financial advisors, in the case of each of the forgoing clauses (1) and (2), who agree to maintain the confidentiality of such information or are subject to equivalent obligations of confidentiality or (y) to the extent required of the Company Shareholder by Law or any Governmental Entity or judicial, administrative or legal process (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject);
provided
, that, the Company Shareholder must (i) give notice (except to the extent such notice is prohibited by Law) to each of Parent, TopCo and the Company of such request or requirement, (ii) use commercially reasonable efforts to assist Parent, TopCo and the Company with obtaining, at Parent, TopCo and the Company’s election and expense, an appropriate protective order with respect to such disclosure (to the extent not prohibited by Law), (iii) disclose such Confidential Information only to the extent required by such Law and use commercially reasonable efforts to obtain confidential treatment thereof and (iv) otherwise maintain the confidentiality of the disclosed Confidential Information in accordance with the terms hereof; provided, further, that the Company Shareholder shall not be required to take any action described in the foregoing clauses (i) or (ii) in connection with any routine audit or examination by a regulatory or self-regulatory authority, bank examiner or relevant examiner, or auditor not targeted at the Company, Parent, TopCo or any other Group Company, the Confidential Information or the Transaction.
(ii) “
Confidential Information
” means all information (regardless of whether specifically identified as confidential), in any form or medium that relates to the business, products, operations, financial condition, services, research or development of the Group Companies or their customers, development partners, commercialization partners, vendors, suppliers, independent contractors or other business relations, including: (a) internal business information (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information

15	Note to Draft : To be included in the agreement executed by Alvogen.
16	Note to Draft : To be included in the agreement executed by Alvogen.

Annex D-5

about, the Group Companies and their customers, development partners, commercialization partners, suppliers, licensees, licensors, or other business relations of any of the Group Companies and confidential information; (c) industry research compiled by, or on behalf of, the Group Companies, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Group Companies; (d) compilations of data and analyses, processes, methods, track and performance records, data and databases relating thereto; (e) personally identifiable information of the Group Companies’ customers, development partners, commercialization partners; (f) information related to the Group Companies’ Intellectual Property Rights and updates of any of the foregoing and (g) the existence or contents of this Agreement;
provided
,
however
, that “
Confidential Information
” shall not include any information that (A) is or becomes generally available to the public other than as a result of the Company Shareholder’s or the Company Shareholder’s Affiliates’ acts or omissions after the Closing Date, (B) becomes available to the Company Shareholder on a non-confidential
basis from a source other than the Group Companies or any of the equityholders of the Company as of the Closing, provided
that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Group Companies or any other party with respect to such information[, or (C) is or was independently developed by the Company Stockholder without use of or reference to any Confidential Information (as evidenced by contemporaneous records)]
17
.
(b)
Non-Disparagement
. The Company Shareholder hereby covenants and agrees not to, and to cause the Company Shareholder’s Affiliates not to, make, or cause, solicit or encourage others to make or solicit, directly or indirectly, any statement or communication that is derogatory or disparaging about, or that otherwise casts in a negative light, Parent or its Affiliates, TopCo, the Group Companies, or any of their respective businesses, products, services, personnel or activities;
provided
,
however
, that such restriction shall not prohibit the Company Shareholder from (a) making any truthful statement to the extent required by Law to disclose or make accessible such information, (b) making any truthful statement, that is not otherwise covered by the attorney-client privilege or attorney work product of Parent, its Affiliates, TopCo or the Group Companies, while reporting in good faith possible violations of Law or other whistleblower information to a Governmental Entity or (c) exercising or enforcing any of its rights under this Agreement or any other written agreement between the Company Shareholder and any of the foregoing Persons.
(c)
Non
-Competition;
Non
-Solicitation
.
(i) The Company Shareholder hereby covenants and agrees that for a period commencing on the date hereof and ending on the third (3rd) anniversary of the Closing Date (such period, the “
Restricted Period
”), the Company Shareholder shall not, and shall cause the Company Shareholder’s controlled Affiliates not to, directly or indirectly, (A) own any interest in, manage, control, participate in, consult with, render services for (as a director, officer, employee, agent, broker, partner, contractor, consultant or otherwise) or be or become engaged or involved in any Restricted Business within the Territory, including by being or becoming an organizer, owner, co-owner,
trustee, promoter, Affiliate, investor, lender, landlord, partner, joint venturer, stockholder, officer, director, employee, independent contractor, manager, salesperson, representative, associate, consultant, agent, broker, supplier, licensor, analyst or advisor of, to or with any Restricted Business within the Territory; (B) make any investment (whether equity, debt or otherwise) in, lend or otherwise provide any money or assets to, or provide any guaranty or other financial assistance to any Restricted Business within the Territory; or (C) provide any information, assistance, support, product, technology or intellectual property to any Person engaged or involved in any Restricted Business within the Territory;
provided
, that (A) the ownership by the Company Shareholder (x) as a passive investment, in the aggregate of less than five percent (5%) of the outstanding shares or other Securities of any corporation or other entity listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter
market or (y) as a passive, indirect investment in any businesses solely through investment vehicles in which the Company Shareholder has no discretion as to the investments by such businesses (e.g., an investment fund) and (B) the business and operations of Alvogen Asia as carried on or proposed to be carried on as at the date of this Agreement, shall not, in each case, on its own, constitute a breach of this
Section
 5(c)(i)
; provided, that in the case of the forgoing clause (B), for so long as Alvogen Asia does not directly or indirectly engage in the Restricted Business.

17	Note to Draft : To be included only for entities, not an individual.

Annex D-6

(ii) As used in this Agreement:
(A) “
Restricted Business
” shall mean the research, development, manufacturing and distribution of biosimilars, including on behalf of third parties, and all other material businesses of the Group Companies in which Company Shareholder has or has had any material involvement or about which Company Shareholder has received Confidential Information, as such businesses are conducted or proposed to be conducted as of the date hereof or the Closing Date.
(B) “
Territory
” shall mean any geographic area in which the Group Companies operate as of the date hereof or as of the Closing Date, including North America, Europe, Japan and China.
(C) “
Alvogen Asia
” shall mean Alvogen Emerging Markets Holdings Limited, Alvogen Malta
(Out-Licensing)
Holding Limited and each of their direct and indirect subsidiaries.
(iii) The Company Shareholder hereby covenants and agrees that during the Restricted Period, the Company Shareholder shall not, and shall cause the Company Shareholder’s controlled Affiliates not to, directly or indirectly, on the Company Shareholder’s own behalf or on behalf of any third party or Person, (a) induce or attempt to induce any employee, agent or independent contractor of any Group Company, or any person who is or was an employee, agent or independent contractor of any Group Company at any time during the Restricted Period or during the twelve (12) months prior to the date hereof (such person, a “
Restricted Person
”) to leave the employ of the Group Companies, or in any way interfere with the relationship between the Group Companies and any of their respective employees, (b) employ, hire or otherwise retain any Restricted Person who was an employee, consultant or independent contractor of the Group Companies at any time during the twelve (12) months prior to the first discussions or communications between such Company Shareholder and such Restricted Person, directly or indirectly, regarding such hiring or retention, or (c) induce or attempt to induce any customer, development partner, commercialization partner, supplier, licensee, licensor, or other business relation of any of the Group Companies to cease doing business with the Group Companies. Notwithstanding the foregoing, the placement of general advertisements that may be targeted to a particular geographic or technical area, but are not targeted specifically towards employees of the Group Companies shall not be deemed to be a solicitation for purposes of this
Section 5(c)(ii)(C);
provided
that, for the avoidance of doubt, the Company Shareholder shall not, on Company Shareholder’s own behalf or on behalf of any third party or Person, hire any Restricted Person in connection with the placement of any such general advertisements or solicitations.
(d) If, at the time of enforcement of the covenants contained in
Sections
5
,
5(b)
and
5(c)
(the “
Business Covenants
”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. The Company Shareholder has consulted with legal counsel regarding the Business Covenants and based on such consultation has determined and hereby acknowledges that the Business Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of Parent, TopCo, the Group Companies and the business of the Group Companies and the substantial investment in the Group Companies made by Parent under the Business Combination Agreement. The Company Shareholder further acknowledges and agrees that the Business Covenants are being entered into by it in connection with the sale of the Equity Interests owned by the Company Shareholder and the goodwill of the Group Companies pursuant to this Agreement and, if applicable, not directly or indirectly in connection with the Company Shareholder’s employment or other relationship with any Group Company.
(e) In the event of any breach or violation by the Company Shareholder of any of the Business Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.
6.
Other Covenants of Company Shareholder
.
(a)
Further Assurances
. From time to time and without additional consideration, the Company Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions as each of Parent,

Annex D-7

TopCo and the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement or the Business Combination Agreement.
(b)
Acknowledgment
. THE COMPANY SHAREHOLDER ACKNOWLEDGES AND AGREES THAT THE COMPANY SHAREHOLDER IS ENTERING INTO THIS AGREEMENT ON THE COMPANY SHAREHOLDER’S OWN FREE WILL AND NOT UNDER ANY DURESS OR UNDUE INFLUENCE. THE COMPANY SHAREHOLDER HAS ENTERED INTO THIS AGREEMENT FREELY AND WITHOUT COERCION, THE COMPANY SHAREHOLDER HAS BEEN ADVISED BY EACH OF PARENT, TOPCO AND THE COMPANY TO CONSULT WITH COUNSEL OF THE COMPANY SHAREHOLDER’S CHOICE WITH REGARD TO THE EXECUTION OF THIS AGREEMENT AND THE COMPANY SHAREHOLDER’S COVENANTS HEREUNDER, THE COMPANY SHAREHOLDER HAS HAD AN ADEQUATE OPPORTUNITY TO CONSULT WITH SUCH COUNSEL AND EITHER SO CONSULTED OR FREELY DETERMINED IN THE COMPANY SHAREHOLDER’S OWN DISCRETION NOT TO SO CONSULT WITH SUCH COUNSEL, THE COMPANY SHAREHOLDER UNDERSTANDS THAT EACH OF PARENT, TOPCO AND THE COMPANY HAS BEEN ADVISED BY COUNSEL, AND THE COMPANY SHAREHOLDER HAS READ THIS AGREEMENT AND THE BUSINESS COMBINATION AGREEMENT AND FULLY AND COMPLETELY UNDERSTANDS THIS AGREEMENT AND THE BUSINESS COMBINATION AGREEMENT AND EACH OF THE COMPANY SHAREHOLDER’S REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER AGREEMENTS HEREUNDER AND THEREUNDER. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED AS HAVING BEEN DRAFTED JOINTLY BY THE COMPANY SHAREHOLDER AND EACH OF PARENT, TOPCO AND THE COMPANY AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY HERETO BY VIRTUE OF THE AUTHORSHIP OF ANY OR ALL OF THE PROVISIONS OF THIS AGREEMENT.
(c)
[Consent to Terminate or Amend Certain Agreements
. In accordance with Section 6.17 of the Business Combination Agreement, the Company Stockholder hereby (i) consents to the termination, contingent upon and effective as of the Closing, of the Related Party Transactions and the Company Shareholders Agreement other than the Contracts set forth on Section 6.17(i) of the Company Disclosure Schedules to the Business Combination Agreement, at or prior to the Second Merger Effective Time in a manner such that the Group Companies do not have any Liability or obligation following the Second Merger Effective Time pursuant to such agreements [and] (ii) consents to the amendment of the Contracts set forth on Section 6.17(ii) of the Company Disclosure Schedules to the Business Combination Agreement, at or prior to the Second Merger Effective Time in a manner such that such Contracts reflect the terms set forth on Exhibit [F] attached to the Business Combination Agreement and such other terms as reasonably agreed by Parent and the Company [and (iii) covenants and agrees to amend the Contracts set forth on Section 6.17(ii) of the Company Disclosure Schedules to the Business Combination Agreement, at or prior to the Second Merger Effective Time in a manner such that such Contracts reflect the terms set forth on Exhibit [F] attached to the Business Combination Agreement and such other terms as reasonably agreed by Parent and the Company].]
(d)
Change of Control
. From and after the date of this Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms prior to the consummation of the Transaction, the Company Shareholder hereby covenants and agrees to take all actions necessary to prevent the occurrence of a Change of Control (as such term is defined, in each case, in (i) that certain Amendment and Restatement Deed (Tranche A), dated as of June 24, 2021 (as amended, supplemented or otherwise modified from time to time), by and among the Company, the bondholders named therein, the investors named therein Madison Pacific Trust Limited and the other parties thereto and (ii) that certain Amendment and Restatement Deed (Tranche B), dated as of June 24, 2021 (as amended, supplemented or otherwise modified from time to time), by and among the Company, the bondholders named therein, the investors named therein Madison Pacific Trust Limited and the other parties thereto).
(e)
Pre-Closing Financing
. The Company Shareholder hereby covenants and agrees, to the extent the Company requires further financing to operate in the ordinary course, to take all actions necessary to consummate the
Pre-Closing
Financing (as defined in the Business Combination Agreement).

Annex D-8

7.
General Provisions
.
(a)
Amendment
. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Parent, TopCo and the Company on the one hand, and the Company Shareholder, on the other hand, prior to the Closing and (b) the Sponsor, TopCo and the Company, on the one hand, and the Company Shareholder, on the other hand, after the Closing;
provided
,
however
, that none of the provisions that survive the Closing shall be amended or modified without the prior written consent of the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this
Section
 7(a)
shall be void,
ab initio
.
(b)
Termination
. This Agreement shall terminate upon the termination of the Business Combination Agreement in accordance with its terms prior to the consummation of the Transaction.
(c)
Notices
. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof),
e-mail
(having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties as follows:
(i)
if to Parent
:
c/o Oaktree Acquisition Corp. II
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Attention: Patrick McCaney
                 Alexander Taubman
                 Zaid Pardesi
E-mail:
    pmccaney@oaktreecapital.com
                 ataubman@oaktreecapital.com
                 zpardesi@oaktreecapital.com
with a copy (which shall not constitute notice to Parent) to
:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention: Matthew S. Arenson, P.C.
                 Peter Seligson
                 Michele Cumpston
E-mail:
    matthew.arenson@kirkland.com
                 peter.seligson@kirkland.com
                 michele.cumpston@kirkland.com
(ii) If to the Company or, after the Closing, TopCo to:
Alvotech Holdings S.A.
9, rue de Bitbourg
L-1273
Luxembourg
Grand Duchy of Luxembourg
Attention: Danny Major
E-mail:
    danny.major@alvotech.com

Annex D-9

with a copy (which shall not constitute notice) to:
Cooley (UK) LLP
22 Bishopsgate
London EC2N 4BQ, UK
Attention: Michal Berkner
E-mail:
    mberkner@cooley.com
(iii)
if to the Company Shareholder
:
At the address provided in the Company Shareholder’s signature page or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
(d)
Interpretation
. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the schedules hereto, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) references to “$” or “dollar” or “US$” shall be references to United States dollars; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) the word “day” means calendar day unless Business Day is expressly specified; (ix) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (x) all references to Sections or schedules are to Sections and schedules of this Agreement; (xi) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time; and (xii) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
(e)
Section Headings
. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(f)
Counterparts; Electronic Signatures
. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or
e-mail
shall be as effective as delivery of a manually executed counterpart of the Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.
(g)
Entire Agreement; No Third Party Beneficiaries
. The agreement of the parties that is comprised of this Agreement and the provisions of the Business Combination Agreement referenced in
Section
 3
herein to which the Company Shareholder has expressly agreed to be bound constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both oral and written, relating to the subject matter of this Agreement, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder;
provided
,
however
, that the Company Released Parties and the Sponsor are express third party beneficiaries of this Agreement and shall each be entitled to enforce this Agreement as if they were original signatories hereto. For the avoidance of doubt, this Agreement does not and shall not affect any prior understandings, agreements or representations with respect to any similar subject matter entered into in connection with or as a result of the Company Shareholder’s ownership of any direct or indirect Equity Interests of the Group Companies or any provision of services to the Group Companies.

Annex D-10

(h)
Severability
. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
(i)
Binding Effect; Assignment
. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto;
provided
, that Parent shall be permitted, without the consent of the Company Shareholder, to make an assignment of any or all of its rights and interests hereunder to TopCo, the Company or any of their Subsidiaries or Affiliates at or following the Closing. Any purported assignment in violation of this
Section
 7(i)
shall be null and void
ab initio
.
(j)
Governing Law
. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
(k)
Consent to Jurisdiction, Etc.
Each of the parties irrevocably and unconditionally agrees that any Proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators;
provided
, that in the event of a claimed violation of any of the Business Covenants, any party may seek injunctive relief in order to prevent irreparable harm or preserve the status quo. Any such Proceeding shall be decided by a panel of three (3) arbitrators seated in New York, New York. Each arbitrator must be (a) an attorney with significant experience in negotiating complex commercial transactions, or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York or the Delaware Court of Chancery and (b) neutral and independent of each party. The parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings with respect to any such Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties and the arbitrators will keep confidential, and will not disclose to any Person, except the parties’ respective Representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any such Proceeding under this
Section
 7(k)
, the referral of any such Proceeding to arbitration or the status or resolution thereof. The initiation of any Proceeding pursuant to this
Section
 7(k)
will toll the applicable statute of limitations for the duration of any such Proceeding.
(l)
Waiver of Jury Trial
. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO

Annex D-11

TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION
7(l)
.
(m)
Specific Performance
. The Company Shareholder agrees that irreparable damage would occur for which monetary damages, even if available, may not be an adequate remedy in the event that the Company Shareholder does not perform its obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions, including, for the avoidance of doubt, any breach or threatened breach of any of the Business Covenants. The Company Shareholder acknowledges and agrees that each other party hereto shall therefore be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state or province having jurisdiction over the parties hereto and the matter in addition to any other remedy to which they may be entitled pursuant hereto, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, neither Parent, TopCo nor the Company would have entered into this Agreement. The Company Shareholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any such Person has an adequate monetary or other remedy at law. The Company Shareholder acknowledges and agrees that if any other party hereto seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, no such person shall be required to provide any bond or other security in connection with any such order or injunction.
(n)
No Recourse
. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties hereto, and none of the Representatives of the parties hereto (in their capacity as such) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein.
(o)
No Ownership Interest
. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Equity Interests of the Company Shareholders. All rights, ownership and economic benefits (but excluding, for the avoidance of doubt, any voting rights to the extent described herein) of and relating to the Equity Interests of each Company Shareholder shall remain fully vested in and belong to any such Company Shareholder, and Parent shall have no authority to direct such Company Shareholder in the voting or disposition of any of the Company Shareholder’s Equity Interests, except as otherwise provided herein.
(p)
Capacity as a Shareholder
. Notwithstanding anything herein to the contrary, each Company Shareholder signs this Agreement solely in such Company Shareholder’s capacity as a[n] [indirect]
18
shareholder of the Company, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of such Company Shareholder (or any affiliate, employee or designee of such Company Shareholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

18	Note to Draft : Bracketed language to be included in the agreement executed by Robert Wessman (personally).

Annex D-12

IN WITNESS WHEREOF, Parent and the Company Shareholder have caused this Support Agreement to be executed as of the date first written above.

PARENT:

OAKTREE ACQUISITION CORP. II

By:
Name:
Title:
Signature Page to Support Agreement

Annex D-13

TopCo:

ALVOTECH LUX HOLDINGS S.A.S.

By:
Name:
Title:
Signature Page to Support Agreement

Annex D-14

Company :

ALVOTECH HOLDINGS S.A.,

By:
Name:
Title:
Signature Page to Support Agreement

Annex D-15

COMPANY SHAREHOLDER :

[ NAME ]

///

[ NAME ]

By:
Name:
Title:

[______________]
[______________]
[______________]
Attention: [______________]
Facsimile: [______________]
Email: [______________]
Signature Page to Support Agreement

Annex D-16

Schedule 1
Equity Interests

Company Shareholder	Class, Number and Type of Equity Interests
[•]	[	•]

Annex D-17

Annex E
FORM OF SUBSCRIPTION AGREEMENT
Oaktree Acquisition Corp. II
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Alvotech Lux Holdings S.A.S.
9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg
Ladies and Gentlemen:
This Subscription Agreement (this “
Subscription Agreement
”) is being entered into as of the date set forth on the signature page hereto, by and among Oaktree Acquisition Corp. II, a Cayman Islands exempted company (“
SPAC
”), Alvotech Lux Holdings S.A.S, a simplified joint stock company (
soci
é
t
é
par actions simplifi
é
e
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 9, rue de Bitbourg,
L-1273,
Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg trade and companies register under number B258884 (“
TopCo
”), and the undersigned subscriber (the “
Investor
”), in connection with the Business Combination Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “
Business Combination
Agreement
”), by and among SPAC, Alvotech Holdings S.A., a public limited liability company (
soci
é
t
é
anonyme
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register under number B229193 (the “
Company
”), and TopCo, pursuant to which, among other things, (i) SPAC will merge with and into TopCo, with TopCo as the surviving company in the merger, on the terms and subject to the conditions therein (the “
First Merger
”), and (ii) the Redemption (as defined in the Business Combination Agreement), the Change of Legal Form (as defined below) and the Second Merger (as defined in the Business Combination Agreement and together with the First Merger, the Redemption, the Change of Legal Form and the other transactions contemplated by the Business Combination Agreement, the “
Transaction
”) will occur. In connection with the Transaction, SPAC is seeking commitments from interested investors to subscribe for, contingent upon, and substantially concurrently with the closing of the Transaction, ordinary shares in the share capital of TopCo (the “
Shares
”), in a private placement for a purchase price of $10.00 per Share (the “
Per Share Purchase Price
”). On or about the date of this Subscription Agreement, SPAC and TopCo are entering into subscription agreements (the “
Other Subscription Agreements
” and, together with this Subscription Agreement, the “
Subscription Agreements
”), which are on substantially the same terms as the terms of this Subscription Agreement, with certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “
Securities Act
”)) or institutional “accredited investors” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) or
“non-US
person” (as defined in Regulation S under the Securities Act) (each, an “
Other Investor
” and together with the Investor, the “
Investors
”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to subscribe for or prior to the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 15,400,000 Shares, at the Per Share Purchase Price.
The aggregate subscription price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “
Subscription Amount
.”
Following the First Merger and the Redemption, in accordance with the Business Combination Agreement, the legal form of TopCo shall be changed from a simplified joint stock company (
soci
é
t
é
par actions simplifi
é
e
) to a public limited liability company (
soci
é
t
é
anonyme
) under Luxembourg law (the “
Change of Legal Form
”), and TopCo shall issue the Shares once it has changed into a public limited liability company (
soci
é
t
é
anonyme
) under Luxembourg law.

Annex E-1

Confidential

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, SPAC and TopCo acknowledges and agrees as follows:
1.
Subscription
.
The Investor hereby agrees to subscribe for and purchase from TopCo, and TopCo hereby agrees, upon the substantially concurrent consummation of the Transaction and the payment of the Subscription Amount, to issue and sell to the undersigned the number of Shares from TopCo set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that TopCo reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by TopCo only when this Subscription Agreement is signed by a duly authorized person by or on behalf of TopCo; TopCo may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Change of Legal Form, the Shares that will be subscribed for by the Investor and issued by TopCo pursuant hereto shall be ordinary shares in the share capital of a public limited liability company (
soci
é
t
é
anonyme
) under Luxembourg law (and not, for the avoidance of doubt, ordinary shares in a simplified joint stock company (
soci
é
t
é
par actions simplifi
é
e
) under Luxembourg law).
2.
Closing
.
The closing of the issuance of the Shares contemplated hereby (the “
Closing
”) is contingent upon the satisfaction or waiver of the conditions set forth in
Section
 3
below. The Closing shall occur on the date of, and substantially concurrently with (in the manner described in the Business Combination Agreement) and conditioned upon the effectiveness of, the Transaction. Subject to delivery of written notice from (or on behalf of) TopCo to the Investor (the “
Closing Notice
”) that TopCo reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor and specifying the date on which the Closing is expected to occur (the “
Closing Date
”), the Investor shall deliver (or provide for such delivery to the Company), three (3) business days prior to the Closing Date, (x) the Subscription Amount by wire transfer of United States dollars in immediately available funds to an account specified by TopCo in the Closing Notice and (y) to TopCo, any other information that is reasonably requested in the Closing Notice in order for TopCo to issue the Investor’s Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form
W-9
or the applicable Internal Revenue Service Form
W-8,
as applicable. Upon the Closing, Topco and the Investor agree that TopCo shall (a) issue the number of Shares set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws) in the name of the Investor (or its nominee) on TopCo’s share register and (b) provide evidence from its transfer agent of the issuance of such Shares to the Investor in book entry form within two (2) business days of the Closing Date; provided, however, that TopCo’s obligation to issue the Shares to the Investor is contingent upon TopCo’s having received the Subscription Amount in full prior to the Closing date in accordance with this
Section
 2
. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, TopCo shall promptly (but not later than two (2) business days thereafter) return or cause the return of the Subscription Amount in full to the Investor, and any book entries shall be deemed cancelled. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Luxembourg, are authorized or required by law to close.

Annex E-2

Confidential

3.
Closing Conditions
.
a. The obligation of the parties hereto to consummate the subscription of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and
(ii) all conditions precedent to the closing of the Transaction under the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than (A) those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the subscription of the Shares pursuant to this Subscription Agreement and (B) the condition pursuant to Section 7.3(d) of the Business Combination Agreement regarding the minimum cash condition) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing; provided that the board of directors of the SPAC shall not have determined that a Company Material Adverse Effect (as defined in the Business Combination Agreement) has occurred prior to the Closing.
b. The obligation of TopCo to consummate the issuance of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation, in all material respects, by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date, or such earlier date, as applicable and (ii) all obligations, covenants and agreements of the Investor required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects.
c. The obligation of the Investor to consummate the subscription of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that on the Closing Date (i) all representations and warranties of SPAC and TopCo contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by SPAC and TopCo of each of the representations and warranties of SPAC and TopCo contained in this Subscription Agreement as of the Closing Date, (ii) all obligations, covenants and agreements of SPAC and TopCo required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects, except where a failure of such performance would not or would not reasonably be expected to prevent, materially delay, or materially impact the ability of TopCo to consummate the Closing, and the consummation of the Closing shall constitute a reaffirmation by SPAC and TopCo of each of the covenants and agreements of TopCo contained in this Subscription Agreement as of the Closing Date, (iii) the Shares shall have been approved for listing on The Nasdaq Stock Market LLC, subject to notice of official issuance, and no suspension of the qualification of the Shares for offering or trading in the United States or Iceland, or initiation or written threat of any proceedings for any of such purposes, shall have occurred and be continuing, and (iv) the description of the business and financial information of TopCo and the Company to be included in the proxy statement/prospectus to be provided to the shareholders of the SPAC in connection with the Transaction shall not

Annex E-3

Confidential

be materially inconsistent with the information included in the investor presentation provided to Investor in connection with the sale of Shares.
4.
Further Assurances
. At or prior to the Closing, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties may reasonably deem to be necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.
SPAC
and TopCo
Representations and Warranties
. Each of SPAC, with respect only to the representations and warranties set forth below relating to SPAC, and TopCo, with respect only to the representations and warranties set forth below relating to TopCo, represents and warrants to the Investor that: (provided that no representation or warranty by SPAC or TopCo shall apply to any statement or information in the SEC Reports (as defined below) that relates to the topics referenced in the Statement (as defined below) (or any subsequent guidance, statements or interpretations issued by the SEC, the Staff or otherwise relating thereto), nor shall any correction, amendment or restatement of SPAC’s financial statements due wholly or in part to the Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by SPAC or TopCo):
a. SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Change of Legal Form, TopCo will be validly existing as a public limited liability company (
soci
é
t
é
anonyme
) under the laws of Luxembourg.
b. As of the Closing Date, the issue of the Shares will be duly authorized and, when issued and delivered to the Investor following prior full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable
and will not have been issued in violation of or subject to any preemptive or similar rights created under TopCo’s Governing Documents (as defined in the Business Combination Agreement) as they will read following the Change of Legal Form or under the laws of Luxembourg.
c. This Subscription Agreement has been duly authorized, executed and delivered by SPAC and TopCo and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes a legal, valid and binding obligation of each of SPAC and TopCo enforceable against each of SPAC and TopCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d. The issuance and sale of the Shares and the compliance by each of SPAC and TopCo with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC, TopCo or any of their subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC or TopCo, as applicable, is a party or by which SPAC or TopCo, as applicable, is bound or to which any of the property or assets of SPAC or TopCo, as applicable, is subject that would reasonably be expected to have a material adverse effect on the ability of SPAC and TopCo to, as applicable, consummate the issuance of the Shares (a “
Material Adverse Effect
”) or materially affect the validity of the Shares or the legal authority of SPAC, TopCo or any of their subsidiaries to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of SPAC or TopCo, as applicable; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or

Annex E-4

Confidential

body, domestic or foreign, having jurisdiction over SPAC or TopCo, as applicable, or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of TopCo to comply in all material respects with this Subscription Agreement.
e. As of their respective dates, all reports (the “SEC Reports”) required to be filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cashflows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end
audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. To the knowledge of SPAC, there are no material outstanding or unresolved comments in comment letters received by SPAC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, no representation or warranty is made by SPAC with respect to matters covered by the Statement (as defined below) or other changes in accounting arising in connection with any required restatement of SPAC’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation or accounting and disclosure controls relating to the Statement) including as a result of any order, directive, guideline, comment or recommendation from the SEC that is applicable to SPAC.
f. SPAC and TopCo are not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by SPAC or TopCo of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state or local securities laws, (iii) filings required by any national securities exchange on which SPAC’s or TopCo’s securities are listed for trading, including with respect to obtaining approval of SPAC’s shareholders, and (iv) filings that the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
g. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by TopCo to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) assuming the representations and warranties of TopCo are true and correct in all respects, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
h. Other than (i) the Other Subscription Agreements, (ii) any other agreement expressly contemplated by the Business Combination Agreement, (iii) any agreement entered into in connection with the Other Subscription Agreements relating to an offer or offers made pursuant to Regulation S of the Securities Act of up to $60,000,000, being entered into on or about the date hereof (the “Regulation S Subscription Agreements”), (iv) any other subscription agreement entered into after the date hereof on economic terms substantially consistent with the terms hereof and (v) any agreement described in the SEC Reports as of the date hereof, SPAC and TopCo have not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SPAC or TopCo (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of SPAC or TopCo by existing securityholders of SPAC, which may be effectuated as a forfeiture to SPAC or TopCo and reissuance, or (ii) securities to be issued to the

Annex E-5

Confidential

direct or indirect securityholders of the Company pursuant to the Business Combination Agreement). No Other Subscription Agreement includes economic terms that are materially more advantageous to any such Other Investor than Investor hereunder other than the Regulation S Subscription Agreements (with respect to the agreements entered into in connection therewith), and such Other Subscription Agreements have not been amended (including via a side letter or other agreement) in any material respect following the date of this Subscription Agreement. Other than the Regulation S Subscription Agreements, the Other Subscription Agreements reflect the same Per Share Purchase Price as this Subscription Agreement.
i. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of SPAC and TopCo, threatened against SPAC or TopCo or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SPAC or TopCo.
j. As of the date of this Subscription Agreement, the authorized capital stock of SPAC consists of (i) 300,000,000 SPAC Class A ordinary shares, (ii) 30,000,000 SPAC Class B ordinary shares and (iii) 1,000,000 preference shares of a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 25,000,000 Class A ordinary shares of SPAC are issued and outstanding, (B) 6,250,000 Class B ordinary shares of SPAC are issued and outstanding, (C) 6,250,000 warrants to purchase Class A ordinary shares of SPAC, with each such warrant exercisable for one SPAC Class A ordinary share at a price of $11.50 per share, are outstanding, (D) 4,666,667 warrants to purchase Class A ordinary shares of SPAC, with each such warrant exercisable for one whole SPAC Class A ordinary share at a price of $11.50 per share, are outstanding, and (E) no preference shares are issued and outstanding. All (1) issued and outstanding SPAC Class A ordinary shares and SPAC Class B ordinary shares have been duly authorized and validly issued, are fully paid and are non-assessable
and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SPAC any Class A ordinary shares, Class B ordinary shares or other equity interests in SPAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, SPAC has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which SPAC is a party or by which it is bound relating to the voting of any securities of SPAC, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Business Combination Agreement.
k. As of the date of this Subscription Agreement, the authorized share capital of TopCo (excluding the issued share capital) consists of 6,000,000,000 TopCo Ordinary Shares and the issued share capital of TopCo consists of 4,000,000 TopCo Ordinary Shares. Immediately following the Closing, all of the issued and outstanding TopCo Ordinary Shares (A) shall be duly authorized, validly issued, fully paid and nonassessable, (B) shall have been issued in compliance with applicable Law and (C) shall not have been issued in breach or violation of any preemptive rights or Contract. There are no shareholder agreements, voting trusts or other agreements or understandings to which TopCo is a party or by which it is bound relating to the voting of any securities of TopCo, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Business Combination Agreement.
l. Other than the Placement Agents (as defined below), neither SPAC nor TopCo has engaged any broker, finder, commission agent, placement agent or arranger in connection with the issuance of the Shares, and neither SPAC nor TopCo is under any obligation to pay any broker’s fee or commission in connection with the issuance of the Shares other than to the Placement Agents.

Annex E-6

Confidential

m. TopCo is a newly formed legal entity whose securities have not previously been listed on a securities exchange. TopCo does not have any obligations other than under this Subscription Agreement, the Business Combination Agreement, or any other agreement contemplated hereby and thereby or other agreements directly related to the Subscription Agreement and the Business Combination Agreement.
n. TopCo and the SPAC are not, and immediately after receipt of payment for the Shares TopCo will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
o. There are no securities or instruments issued by or to which TopCo is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares to be issued pursuant to the Transaction (including the other shares issued in this offering), in either case that have not been or will not be validly waived on or prior to the Closing Date.
p. Other than agreements entered into with the Placement Agents, TopCo has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable.
q. Neither TopCo, SPAC nor any of their respective directors, officers, employees or other persons acting on behalf of TopCo or SPAC for purposes of this Subscription Agreement, or any assignee of TopCo or SPAC, is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“
OFAC
”) or in any other Executive Order issued by the President of the United States and administered by OFAC (collectively, the “OFAC Lists”) or any EU or other international sanctions list, or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank (each, a “Prohibited Investor”). TopCo and SPAC agree to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that TopCo and SPAC is permitted to do so under applicable law. If TopCo and SPAC is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “
PATRIOT Act
”), and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), TopCo or SPAC, as applicable, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, TopCo or SPAC, as applicable, maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC Lists.
6.
Investor Representations and Warranties
. The Investor represents and warrants to TopCo and SPAC that:
a. The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on
Schedule A
, (ii) is subscribing for the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, and such account is for another qualified institutional buyer or accredited investor, and (iii) is not

Annex E-7

Confidential

subscribing for the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on
Schedule A
) or any securities laws of the United States or any other jurisdiction. The Investor is not an entity formed for the specific purpose of subscribing for the Shares. Accordingly, the Investor understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
b. The Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor and has such knowledge and experience in investing in transactions of the type contemplated by this Subscription Agreement and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the subscription of the Shares, and (iii) has exercised independent judgment in evaluating its participation in the subscription of the Shares. Accordingly, the Investor understands that the offering meets (1) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (2) the institutional customer exemption under FINRA Rule 2111(b).
c. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to TopCo or a subsidiary thereof, (ii) to
non-U.S.
persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entries representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions described herein and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“
Rule 144
”) until at least one year from the filing by TopCo of the “Form 10 information.” The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
d. The Investor acknowledges and agrees that the Investor is subscribing for the Shares directly from TopCo. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SPAC, TopCo, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, in connection with Investor’s subscription for the Shares, other than those representations, warranties, covenants and agreements of SPAC and TopCo expressly set forth in this Subscription Agreement.
e. The Investor’s subscription for and holding of the Shares will not constitute or result in a non-exempt
prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended (the “
Code
”), or any applicable similar law.
f. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SPAC, TopCo, the Transaction and the business of the Company and its direct and indirect subsidiaries and their respective affiliates and representatives. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed the SEC Reports and other information as the Investor has deemed necessary

Annex E-8

Confidential

to make an investment decision with respect to the Shares. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, (i) have had the full opportunity to ask such questions, receive such answers and obtain such information from SPAC and TopCo as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and to obtain any additional information that SPAC or TopCo possessed or could acquire without unreasonable effort or expense, (ii) received, reviewed and understood the management presentation and financial information made available to it in connection with the subscription of the Shares and (iii) conducted and completed its own independent due diligence with respect to the Transaction. The Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it may deem appropriate) with respect to the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of SPAC, TopCo and the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.
g. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company. Investor has a pre-existing
substantive relationship (as interpreted in guidance from the SEC under the Securities Act) with SPAC or the Company or their respective representatives, and the Shares were offered to the Investor solely by direct contact between the Investor and SPAC, the Company or a representative of SPAC or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges SPAC’s and TopCo’s representation that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D of the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SPAC, TopCo, the Company, Citigroup Global Markets Inc. (“
Citi
”), Morgan Stanley & Co. LLC (“
Morgan Stanley
”), Deutsche Bank Securities Inc. (“
Deutsche Bank
”) and Credit Suisse Securities (USA) LLC (“
Credit Suisse
” and, together with Citi, Morgan Stanley and Deutsche Bank, the “
Placement Agent
s
”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC and TopCo contained in
Section
 5
of this Subscription Agreement, in making its investment or decision to invest in the Shares. The Investor acknowledges that certain information provided to the Investor was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.
h. The Investor acknowledges that it is aware that there are substantial risks incident to the subscription and ownership of the Shares, including those set forth in the SEC Reports and the investor presentation provided by SPAC. The Investor is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its subscription of the Shares. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax and/or financial liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither SPAC nor the Company has provided any tax or financial advice or any other representation or guarantee regarding the tax or financial consequences of the transactions contemplated by the Subscription Agreement or the Transaction. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Shares, has no need for liquidity with respect to

Annex E-9

Confidential

its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.
i. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in TopCo. The Investor acknowledges specifically that a possibility of total loss exists.
j. The Investor has determined based on its own independent review and such professional advice as it deems appropriate that its subscription of the Shares and participation in the Transaction (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) has been duly authorized and approved by all necessary action and (iv) is a fit, proper and suitable investment for it, notwithstanding the substantial risks inherent in investing in or holding the Shares.
k. In making its decision to subscribe for the Shares, the Investor has relied solely upon independent investigation made by the Investor, has independently made its own analysis and decision to enter into this Subscription Agreement and subscribe for the Shares, in each case, based on such information as such Investor has deemed appropriate and without reliance upon any of the Placement Agents or any of their affiliates and is able to fend for itself in the transactions contemplated herein. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of any Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning SPAC, TopCo, the Company, the Transaction, the Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and issuance of the Shares.
l. The Investor acknowledges that the Placement Agents: (i) have not provided the Investor with any information, recommendation or advice with respect to the Shares, (ii) have not made and do not make any representation, express or implied as to SPAC, TopCo, the Company, the Company’s credit quality, the Shares or the Investor’s subscription of the Shares, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and subscription of Shares, (iv) may have existing or future business relationships with SPAC, TopCo and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares and (v) none of the Placement Agents will have any responsibility to the Investor with respect to (x) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription Agreement or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (y) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning SPAC, TopCo, the Company or the Transaction.
m. The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its subscription of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their respective affiliates or any person acting on their behalf have conducted with respect to the Shares, SPAC, TopCo or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their respective affiliates.
n. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

Annex E-10

Confidential

o. The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
p. The execution, delivery and performance by the Investor of this Subscription Agreement and the transactions contemplated herein are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach, violation or default under or conflict with any statute, order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound in each case, which would reasonably be expected to have a material adverse effect on the legal authority of the Investor to enter into and perform its obligations under this Subscription Agreement, which would reasonably be expected to materially affect the legal authority of the Investor to comply in all respects with the terms of this Subscription Agreement, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SPAC and TopCo, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
q. Neither the Investor nor any of its directors, officers, employees or other persons acting on behalf of the Investor for purposes of this Subscription Agreement is a Prohibited Investor. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the BSA/PATRIOT Act, the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC Lists. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
r. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in TopCo as a result of the subscription of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over TopCo from and after the Closing as a result of the subscription of Shares hereunder.
s. No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and issuance of the Shares.
t. The Investor acknowledges that neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives, legal counsel, financial advisors or accountants (collectively, “
Representatives
”) of any of the foregoing have made any independent investigation with respect to SPAC, TopCo, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SPAC or TopCo. The Investor acknowledges and agrees that neither the Placement Agents nor any

Annex E-11

Confidential

Representative of the Placement Agents have provided the Investor with any information or advice with respect to the Shares nor is such information or advice necessary or desired. In connection with the issue and subscription of the Shares, the Investor acknowledges that each Placement Agent is acting solely as Company’s placement agent in connection with the issuance of the Shares and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary or financial advisor for the Investor, the Company or any other person or entity.
u. The Investor agrees that the Placement Agents shall not be liable to the Investor for any action heretofore or hereafter taken or omitted to be taken by the Placement Agents or have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort, under federal or state securities laws or otherwise, to any Investor, or to any person claiming through such Investor, in respect of the Transaction and, on behalf of itself and its affiliates, releases the Placement Agents in respect of all such liabilities or obligations. In connection with the issue and subscription of the Shares, the Placement Agents have not acted as the Investor’s financial advisor or fiduciary. The Investor agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the Transaction. This undertaking is given freely and after obtaining independent legal advice.
v. The Investor is an entity having total liquid assets and net assets in excess of the Subscription Amount as of the date hereof and has or has commitments to have and, when required to deliver payment to TopCo pursuant to
Section
 2 above, will have, sufficient immediately available funds to pay the Subscription Amount and consummate the subscription of the Shares pursuant to this Subscription Agreement regardless of any intention to assign the Shares.
w. The Investor acknowledges that Morgan Stanley and Credit Suisse are acting as financial advisors to the Company in connection with the Transaction and are also Placement Agents. The Investor understands and acknowledges that Morgan Stanley’s and Credit Suisse’s roles as financial advisors to the Company may give rise to potential conflicts of interest or the appearance thereof and that these conflicts may potentially conflict with, or be adverse to, the Investor’s interests. The Investor hereby waives, to the fullest extent permitted by law, any claims it may have based on any actual or potential conflict of interest or similar claim, whether known or unknown, contingent or otherwise and wherever and whenever arising in connection with, relating to or arising from Morgan Stanley or Credit Suisse acting as financial advisors to the Company. The Investor further acknowledges that Deutsche Bank and Citi will receive deferred underwriting commissions as disclosed in the SPAC’s prospectus, dated September 16, 2020, upon the closing of the Transaction.
x. Investor acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “
Statement
”) and, (ii) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports in connection with such review of the Statement or any other required changes in the SEC Reports, including as a result of any order, directive, guideline, comment or recommendation from the SEC that is applicable to SPAC shall be deemed not material for purposes of this Agreement.
7.
Registration Rights
.
a. TopCo agrees that, as soon as reasonably practicable, but no later than thirty (30) calendar days, after the Closing Date (the “Filing Deadline”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies TopCo that it will “review” the Registration Statement) and (ii) ten (10) business days after TopCo is notified (orally or in writing, whichever is earlier) by the SEC that the

Annex E-12

Confidential

Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”). In connection with the foregoing, the Investor shall not be required to execute any lock-up
or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. TopCo shall provide a draft of the Registration Statement and any amendment thereto to the Investor for review at least two (2) business days in advance of the filing of the Registration Statement or such amendment, as the case may be. TopCo shall notify the Investor of the effectiveness of the Registration Statement and of any post-effective amendment thereto in accordance with Section 7(b) below. TopCo shall file with the SEC a final form of prospectus pursuant to Rule 424 (or successor thereto) under the Securities Act no later than the second business day after the Effectiveness Date. The Registration Statement shall include a “plan of distribution” that permits all lawful means of disposition of the Shares by the Investor, including block sales, agented transactions, sales directly into the market and other customary provisions (but, excluding for the avoidance of doubt, underwritten offerings). At its expense, TopCo agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be subscribed for pursuant to this Subscription Agreement, except for such times as TopCo is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which TopCo determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 without the public information, volume or manner of sale limitations of such rule (such date, the “
End Date
”). Prior to the End Date, TopCo will use commercially reasonable efforts to qualify the Shares for listing on any relevant stock exchange. The Investor agrees to disclose its ownership to TopCo upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. TopCo may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form F-3 or
S-3
at such time after TopCo becomes eligible to use such Form F-3 or
S-3.
The Investor acknowledges and agrees that TopCo may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, or if such suspension arises out of, or is a result of, or is related to or is in connection with the Statement or related accounting, disclosure or other matters, provided, that, (I) TopCo shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than a total of one hundred-twenty (120) calendar days in any three hundred sixty (360) day period and (II) TopCo shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. TopCo’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to TopCo such information regarding the Investor, the securities of TopCo held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten
public offerings, as shall be reasonably requested by TopCo to effect the registration of such Shares, and shall execute such documents in connection with such registration as TopCo may reasonably request that are customary of a selling shareholder in similar situations. Any failure by TopCo to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve TopCo of its obligations to file or effect the Registration Statement as set forth above in this
Section
 7
.
b. At its expense, TopCo shall:
i. advise the Investor, as expeditiously as possible, but in any event within five (5) business days: (A) when such Registration Statement or any post-effective amendment thereto has become effective; (B) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the

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initiation of any proceedings for such purpose; (C) of the receipt by TopCo of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (D) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, TopCo shall not, when so advising the Investor of such events provide the Investor with any material, nonpublic information regarding TopCo other than to the extent that providing notice to the Investor of the occurrence of the events listed in (A) through (D) above constitutes material, nonpublic information regarding TopCo;
ii. use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
iii. upon the occurrence of any event contemplated in Section 8(b)(i)(D) above, except for such times as TopCo is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, TopCo shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
iv. use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the ordinary shares of TopCo are listed;
v. use its commercially reasonable efforts to take all other steps necessary to effect the registration of the resale of the Shares contemplated hereby and to enable the Investor to sell the Shares under Rule 144; and
vi. otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the resale of the Shares.
c. TopCo shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Investor by this Subscription Agreement, other than the Investor Rights and
Lock-Up
Agreement, by and between TopCo, the Company, Oaktree Acquisition Holdings II, L.P. and the other parties thereto. Notwithstanding any other rights and remedies the Investor may have in respect of TopCo pursuant to this Subscription Agreement, if TopCo enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Subscription Agreement shall immediately be deemed to have been amended without further action by TopCo or the Investor so that the Investor shall be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.
8.
Indemnification
.
a. TopCo agrees to indemnify, to the extent permitted by law, the Investor, its directors, officers, partners, managers, members, investment advisors, employees, agents and each person who controls the Investor (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented attorneys’ fees of one law firm and one local counsel in each applicable jurisdiction) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any

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omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to TopCo by or on behalf of the Investor expressly for use therein or such Investor has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder;
 provided, however
, that the indemnification contained in this
 Section
 8.a
 shall not apply to amounts paid in settlement of any losses, claims, damages, liabilities and out of pocket expenses if such settlement is effected without the consent of TopCo (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall TopCo be liable for any losses, claims, damages, liabilities and out of pocket expenses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by the Investor expressly for use in the Prospectus, (B) in connection with any failure of the Investor to deliver or cause to be delivered a prospectus made available by TopCo in a timely manner, (C) as a result of offers or sales effected by or on behalf of the Investor by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by TopCo, or (D) in connection with any offers or sales effected by or on behalf of the Investor in violation of
 Section
 7
hereof.
b. In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish (or cause to be furnished) to TopCo in writing such information and affidavits as TopCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify TopCo, its directors, officers, agents, employees and each person or entity who controls TopCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented attorneys’ fees of one law firm) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of the Investor expressly for use therein;
 provided, however
, that the liability of the Investor shall be several and not joint with any other investor and shall be in proportion to and limited to the net proceeds actually received by the Investor from the sale of Shares giving rise to such indemnification obligation.
c. Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (
provided
 that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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d. The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.
e. If the indemnification provided under this
 Section
 8
 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the total liability of the Investor in this
Section
 8
shall be limited to the net proceeds actually received by such Investor from the sale of Shares giving rise to such indemnification and/or contribution obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
 Section
 8.e
 from any person or entity who was not guilty of such fraudulent misrepresentation.
9.
Termination
. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, (x) upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) SPAC’s and TopCo’s notification to the Investor in writing that they have, with the prior written consent of the Company, abandoned their plans to move forward with the Transaction and/or terminated the Investor’s obligations with respect to the subscription without the issuance of the Shares having occurred, and (d) the delivery of a notice of termination of this Subscription Agreement by the Investor to SPAC and TopCo following the date that is 30 days after the Termination Date (as defined in the Business Combination Agreement as in effect on the date hereof), if the Closing has not occurred by such date (provided, that the right to terminate this Subscription Agreement pursuant to this clause (d) shall not be available to the Investor if the Investor’s or its assignee’s breach of any of its covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Investors under an Other Subscription Agreement, such other Investor’s breach of any of its covenants or obligations under the Other Subscription Agreement) either individually or in the aggregate, shall have proximately caused the failure of the consummation of the Transaction on or before the such date), or (y) if any of the conditions to Closing set forth in
Section
 3
of this Subscription Agreement are (i) not satisfied or waived on or prior to the closing of the Transaction or (ii) not capable of being satisfied on or prior to the closing of the Transaction and, in each case of (i) and (ii), as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the closing of the Transaction (the termination events described in clauses (x) and (y) above, collectively, the “
Termination Events
”);
provided
that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SPAC shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to TopCo

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in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.
10.
Trust Account Waiver
. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated September 16, 2020 (the “
Prospectus
”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “
Trust Account
”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement;
provided
,
however
, that nothing in this
Section
 10
shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed in writing with SPAC to not exercise such redemption right.
11.
Miscellaneous
.
a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares subscribed hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule
12b-2
of the Exchange Act) of such investment manager without the prior consent of SPAC or TopCo and (ii) the Investor’s rights under
Section
 7
may be assigned to an assignee or transferee of the Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to this
Section
 11.a
shall relieve the Investor of its obligations hereunder.
b. SPAC and TopCo may request from the Investor such additional information as SPAC and/or TopCo may reasonably deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to subscribe for the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available and to the extent consistent with its internal policies and procedures;
provided
that, each of SPAC and TopCo agrees to keep any such information provided by the Investor confidential except (i) as necessary to include in any registration statement TopCo is required to file hereunder, (ii) as required by applicable federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s or TopCo’s securities are listed for trading. The Investor acknowledges and agrees that if it does not provide SPAC and/or TopCo with such requested information, TopCo may not be able to register the Investor’s Shares for resale pursuant to
Section
 7
hereof. The Investor acknowledges that SPAC and/or TopCo may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of SPAC and/or TopCo.
c. The Investor acknowledges that SPAC, TopCo, the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription

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Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify SPAC, TopCo and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in
Section
 6
above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SPAC, TopCo and the Placement Agents if they are no longer accurate in any respect), except to the extent that any such representation and warranty expressly speaks as of an earlier date. Prior to the Closing, TopCo agrees to promptly notify the Investor if any of the Investor’s acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) of TopCo set forth herein are no longer accurate.
d. SPAC, TopCo, the Company, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby;
provided
,
however
, that the foregoing clause of this
Section
 11.d
shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SPAC and TopCo set forth in this Subscription Agreement.
e. The Investor hereby acknowledges and agrees that it will not, nor will any assignee of the Investor or any person acting at the Investor’s direction or pursuant to any understanding with Investor (including Investor’s controlled affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Shares or any securities of SPAC or any instrument exchangeable for or convertible into any Shares or any securities of SPAC until the consummation of the Transaction (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this
Section
 11.e
shall not apply to any sale (including the exercise of any redemption right) of securities of SPAC (i) held by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby (including the Investor’s controlled affiliates and/or affiliates) from entering into any short sales; (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this
Section
 11.e
shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to subscribe for the Shares covered by this Subscription Agreement.
f. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
g. This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of
Section
 9
above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by SPAC or TopCo of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the

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Confidential

parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
h. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in
Section
 9
,
Section
 11.c
,
Section
 11.d
,
Section
 11.g
, this
Section
 11.h
, the last sentence of
Section
 11.l
and
Section
 12
with respect to the persons specifically referenced therein, and
Section
 6
with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third party beneficiary of each of the provisions of this Subscription Agreement.
i. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
j. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and such provisions shall continue in full force and effect.
k. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
l. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement in any court of competent jurisdiction, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.
m. If any change in the number, type or classes of authorized shares of TopCo (including the Shares), other than as contemplated by the Business Combination Agreement or any agreement contemplated by the Business Combination Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.

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n. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.
o. Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“
Legal Dispute
”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this
Section
 11.o
is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this
Section
 11.o
following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
p. Any notice or communication required or permitted hereunder to be given among the parties shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to SPAC and TopCo.
If to Investor, to the address provided on the Investor’s signature page here or to such other address or addresses as the Investor may hereafter designate by notice to SPAC and TopCo.

Annex E-20

Confidential

If to TopCo, to:
Alvotech Holdings S.A.
9, rue de Bitbourg
L-1273
Luxembourg
Grand Duchy of Luxembourg
Attention:         Robert Wessman
                 Danny Major
E-mail:
            robert.wessman@alvogen.com
                 danny.major@alvotech.com
with a copy to:
Cooley (UK) LLP
22 Bishopsgate
London EC2N 4BQ, UK
Attention:         Michal Berkner
E-mail:
            mberkner@cooley.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
q. The obligations of the Investor under this Subscription Agreement are several and not joint with the obligations of any Other Investor under the Other Subscription Agreements, and the Investor shall not be responsible in any way for the performance of any Other Investor.
12.
Non-Reliance
and Exculpation
. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made or provided by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SPAC and TopCo expressly contained in
Section
 5
of this Subscription Agreement, in making its investment or decision to invest in TopCo. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or (iii) any other party to the Business Combination Agreement or any
Non-Party
Affiliate (other than SPAC with respect to the previous sentence), shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the subscription of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, TopCo, the Company, the Placement Agents or any
Non-Party
Affiliate concerning SPAC, TopCo, the Company, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement,
“Non-Party
Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, TopCo, the Company, the Placement Agents or any of SPAC’s, TopCo’s, the Company’s or the Placement Agents’ respective controlled affiliates or any family member of the foregoing.

Annex E-21

Confidential

13.
Disclosure
. SPAC shall, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form
8-K
(collectively, the “
Disclosure Document
”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that SPAC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance or filing of the Disclosure Document, to the actual knowledge of SPAC, the Investor shall not be in possession of any material, non-public
information received from SPAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, SPAC shall not publicly disclose the name of the Investor, its investment advisor or any of their respective affiliates or advisers, or include the name of the Investor, its investment advisor or any of their respective affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s and/or TopCo’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this
Section
 13
.
14.
Rule 144
.
a. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Investor to sell the securities of TopCo to the public without registration are available to holders of the Investor’s Shares and for so long as the Investor holds the Shares, TopCo shall, at its expense:
(i) make and keep public information available, as those terms are understood and defined in Rule 144;
(ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of TopCo under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable the Investor to sell the Shares under Rule 144 for so long as the Investor holds any Shares; and
(iii) furnish to the Investor, promptly upon the Investor’s reasonable request, (i) a written statement by TopCo, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual report of TopCo and such other reports and documents so filed by TopCo (provided that if such reports and documents are publicly filed with the SEC on Edgar, TopCo need not furnish such reports and documents to the Investor separately) and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration.
b. TopCo will use its commercially reasonable efforts to (A) at the reasonable request of Investor, deliver all the necessary documentation to cause TopCo’s transfer agent to remove all restrictive legends from any Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of the Shares, or that may be sold by Investor without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (B) cause its legal counsel to deliver to the transfer agent the necessary legal opinions required by the transfer agent, if any, in connection with the instruction under clause (A) upon the receipt of Investor representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) such counsel, in each case within 5 business days of such request. The Investor agrees to disclose its beneficial ownership, as determined in accordance with Rule
13d-3
of the Exchange Act, of Shares to TopCo (or its successor) upon reasonable request to assist TopCo in making the

Annex E-22

Confidential

determination described above. Notwithstanding the foregoing, TopCo will not be required to deliver any such opinion, authorization, certificate, or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
[
SIGNATURE PAGES FOLLOW
]

Annex E-23

Confidential

IN WITNESS WHEREOF
, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by TopCo in the Closing Notice.

Confidential

IN WITNESS WHEREOF, SPAC and TopCo have accepted this Subscription Agreement as of the date set forth below.

OAKTREE ACQUISITION CORP. II

By:
Name:
Title:

ALVOTECH LUX HOLDINGS S.A.S.

By:
Name:
Title:
Date:            , 2021

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “
QIB
”)).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.
Rule 501(a), under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.
This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

Annex F
FORM OF SUBSCRIPTION AGREEMENT
Oaktree Acquisition Corp. II
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Alvotech Lux Holdings S.A.S.
9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg
Ladies and Gentlemen:
This Subscription Agreement (this “
Subscription Agreement
”) is being entered into as of the date set forth on the signature page hereto, by and among Oaktree Acquisition Corp. II, a Cayman Islands exempted company (“
SPAC
”), Alvotech Lux Holdings S.A.S, a simplified joint stock company (
soci
é
t
é
par actions
simplifi
é
e
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 9, rue de Bitbourg,
L-1273,
Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg trade and companies register under number B258884 (“
TopCo
”), and the undersigned subscriber (the “
Investor
”), in connection with the Business Combination Agreement, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “
Business Combination
Agreement
”), by and among SPAC, Alvotech Holdings S.A., a public limited liability company (
soci
é
t
é
anonyme
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register under number B229193 (the “
Company
”), and TopCo, pursuant to which, among other things, (i) SPAC will merge with and into TopCo, with TopCo as the surviving company in the merger, on the terms and subject to the conditions therein (the “
First Merger
”), and (ii) the Redemption (as defined in the Business Combination Agreement), the Change of Legal Form (as defined below) and the Second Merger (as defined in the Business Combination Agreement and together with the First Merger, the Redemption, the Change of Legal Form and the other transactions contemplated by the Business Combination Agreement, the “
Transaction
”) will occur. In connection with the Transaction, SPAC is seeking commitments from interested investors to subscribe for, contingent upon, and substantially concurrently with the closing of the Transaction, ordinary shares in the share capital of TopCo (the “
Shares
”), in a private placement for a purchase price of $10.00 per Share (the “
Per Share Purchase Price
”). On or about the date of this Subscription Agreement, SPAC and TopCo are entering into subscription agreements (the “
Other Subscription Agreements
” and, together with this Subscription Agreement, the “
Subscription Agreements
”), which are on substantially the same terms as the terms of this Subscription Agreement, with certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “
Securities Act
”)) or institutional “accredited investors” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) or
“non-US
person” (as defined in Regulation S under the Securities Act) (each, an “
Other Investor
” and together with the Investor, the “
Investors
”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to subscribe for or prior to the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 15,400,000 Shares, at the Per Share Purchase Price.
The aggregate subscription price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “
Subscription Amount
.”
Following the First Merger and the Redemption, in accordance with the Business Combination Agreement, the legal form of TopCo shall be changed from a simplified joint stock company (
soci
é
t
é
par actions
simplifi
é
e
) to a public limited liability company (
soci
é
t
é
anonyme
) under Luxembourg law (the “
Change of Legal Form
”), and TopCo shall issue the Shares once it has changed into a public limited liability company (
soci
é
t
é
anonyme
) under Luxembourg law.

Annex F-1

Confidential

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, SPAC and TopCo acknowledges and agrees as follows:
1.
Subscription
.
The Investor hereby agrees to subscribe for and purchase from TopCo, and TopCo hereby agrees, upon the substantially concurrent consummation of the Transaction and the payment of the Subscription Amount, to issue and sell to the undersigned the number of Shares from TopCo set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that TopCo reserves the right to accept or reject the Investor’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by TopCo only when this Subscription Agreement is signed by a duly authorized person by or on behalf of TopCo; TopCo may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Change of Legal Form, the Shares that will be subscribed for by the Investor and issued by TopCo pursuant hereto shall be ordinary shares in the share capital of a public limited liability company (
soci
é
t
é
anonyme
) under Luxembourg law (and not, for the avoidance of doubt, ordinary shares in a simplified joint stock company (
soci
é
t
é
par actions
simplifi
é
e
) under Luxembourg law).
2.
Closing
.
The closing of the issuance of the Shares contemplated hereby (the “
Closing
”) is contingent upon the satisfaction or waiver of the conditions set forth in
Section
 3
below. The Closing shall occur on the date of, and substantially concurrently with (in the manner described in the Business Combination Agreement) and conditioned upon the effectiveness of, the Transaction. Subject to delivery of written notice from (or on behalf of) TopCo to the Investor (the “
Closing Notice
”) that TopCo reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor and specifying the date on which the Closing is expected to occur (the “
Closing Date
”), the Investor shall deliver (or provide for such delivery to the Company), three (3) business days prior to the Closing Date, (x) the Subscription Amount by wire transfer of United States dollars in immediately available funds to an account specified by TopCo in the Closing Notice and (y) to TopCo, any other information that is reasonably requested in the Closing Notice in order for TopCo to issue the Investor’s Shares, including, without limitation, the legal name of the person in whose name such Shares are to be issued and a duly executed Internal Revenue Service Form
W-9
or the applicable Internal Revenue Service Form
W-8,
as applicable. Upon the Closing, Topco and the Investor agree that TopCo shall (a) issue the number of Shares set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws) in the name of the Investor (or its nominee or assignee) on TopCo’s share register and (b) provide evidence from its transfer agent of the issuance of such Shares to the Investor in book entry form within two (2) business days of the Closing Date; provided, however, that TopCo’s obligation to issue the Shares to the Investor is contingent upon TopCo’s having received the Subscription Amount in full prior to the Closing date in accordance with this
Section
 2
. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, TopCo shall promptly (but not later than two (2) business days thereafter) return or cause the return of the Subscription Amount in full to the Investor, and any book entries shall be deemed cancelled. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or Luxembourg, are authorized or required by law to close.

Annex F-2

Confidential

3.
Closing Conditions
.
a. The obligation of the parties hereto to consummate the subscription of the Shares pursuant to this Subscription Agreement is subject to the following conditions:
(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and
(ii) all conditions precedent to the closing of the Transaction under the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than (A) those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the subscription of the Shares pursuant to this Subscription Agreement and (B) the condition pursuant to Section 7.3(d) of the Business Combination Agreement regarding the minimum cash condition) or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing; provided that the board of directors of the SPAC shall not have determined that a Company Material Adverse Effect (as defined in the Business Combination Agreement) has occurred prior to the Closing.
b. The obligation of TopCo to consummate the issuance of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation, in all material respects, by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date, or such earlier date, as applicable and (ii) all obligations, covenants and agreements of the Investor required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects.
c. The obligation of the Investor to consummate the subscription of the Shares pursuant to this Subscription Agreement shall be subject to the conditions that on the Closing Date (i) all representations and warranties of SPAC and TopCo contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by SPAC and TopCo of each of the representations and warranties of SPAC and TopCo contained in this Subscription Agreement as of the Closing Date, (ii) all obligations, covenants and agreements of SPAC and TopCo required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects, except where a failure of such performance would not or would not reasonably be expected to prevent, materially delay, or materially impact the ability of TopCo to consummate the Closing, and the consummation of the Closing shall constitute a reaffirmation by SPAC and TopCo of each of the covenants and agreements of TopCo contained in this Subscription Agreement as of the Closing Date, (iii) the Shares have been approved for listing subject to issuance on the The Nasdaq Stock Market LLC and the First North Iceland at or prior to the Closing and no suspension of the qualification of the Shares for offering or trading in the United States or Iceland, or initiation or written threat of any proceedings for any of such purposes, shall have occurred and be continuing and (iv) the description of the business and financial information of TopCo and the Company to be included in the proxy statement/prospectus to be provided to the shareholders of the SPAC in connection with the

Annex F-3

Confidential

Transaction shall not be materially inconsistent with the information included in the investor presentation provided to Investor in connection with the sale of Shares.
4.
Further Assurances
. At or prior to the Closing, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties may reasonably deem to be necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.
SPAC
and
TopCo
Representations and Warranties
. Each of SPAC, with respect only to the representations and warranties set forth below relating to SPAC, and TopCo, with respect only to the representations and warranties set forth below relating to TopCo, represents and warrants to the Investor that: (provided that no representation or warranty by SPAC or TopCo shall apply to any statement or information in the SEC Reports (as defined below) that relates to the topics referenced in the Statement (as defined below) (or any subsequent guidance, statements or interpretations issued by the SEC, the Staff or otherwise relating thereto), nor shall any correction, amendment or restatement of SPAC’s financial statements due wholly or in part to the Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by SPAC or TopCo):
a. SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Change of Legal Form, TopCo will be validly existing as a public limited liability company (
soci
é
t
é
anonyme
) under the laws of Luxembourg.
b. As of the Closing Date, the issue of the Shares will be duly authorized and, when issued and delivered to the Investor following prior full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable
and will not have been issued in violation of or subject to any preemptive or similar rights created under TopCo’s Governing Documents (as defined in the Business Combination Agreement) as they will read following the Change of Legal Form or under the laws of Luxembourg.
c. This Subscription Agreement has been duly authorized, executed and delivered by SPAC and TopCo and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes a legal, valid and binding obligation of each of SPAC and TopCo enforceable against each of SPAC and TopCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d. The issuance and sale of the Shares and the compliance by each of SPAC and TopCo with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC, TopCo or any of their subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC or TopCo, as applicable, is a party or by which SPAC or TopCo, as applicable, is bound or to which any of the property or assets of SPAC or TopCo, as applicable, is subject that would reasonably be expected to have a material adverse effect on the ability of SPAC and TopCo to, as applicable, consummate the issuance of the Shares (a “
Material Adverse Effect
”) or materially affect the validity of the Shares or the legal authority of SPAC, TopCo or any of their subsidiaries to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of SPAC or TopCo, as applicable; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC or TopCo, as applicable, or any of their respective

Annex F-4

Confidential

properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of TopCo to comply in all material respects with this Subscription Agreement.
e. As of their respective dates, all reports (the “SEC Reports”) required to be filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cashflows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end
audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. To the knowledge of SPAC, there are no material outstanding or unresolved comments in comment letters received by SPAC from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, no representation or warranty is made by SPAC with respect to matters covered by the Statement (as defined below) or other changes in accounting arising in connection with any required restatement of SPAC’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation or accounting and disclosure controls relating to the Statement) including as a result of any order, directive, guideline, comment or recommendation from the SEC that is applicable to SPAC.
f. SPAC and TopCo are not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by SPAC or TopCo of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state or local securities laws, (iii) filings required by any national securities exchange on which SPAC’s or TopCo’s securities are listed for trading, including with respect to obtaining approval of SPAC’s shareholders, and (iv) filings that the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
g. Other than (i) the Other Subscription Agreements, (ii) any other agreement expressly contemplated by the Business Combination Agreement,(iii) any other subscription agreement entered into after the date hereof on economic terms substantially consistent with the terms hereof and (iv) any agreement described in the SEC Reports as of the date hereof, SPAC and TopCo have not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SPAC or TopCo (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of SPAC or TopCo by existing securityholders of SPAC, which may be effectuated as a forfeiture to SPAC or TopCo and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company pursuant to the Business Combination Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than Investor hereunder, other than representations, warranties and terms particular to the regulatory requirements of such investor or its affiliates or related funds, and such Other Subscription Agreements have not been amended (including via a side letter or other agreement) in any material respect following the date of this Subscription Agreement.
h. Assuming the accuracy of the Investor’s representations and warranties set forth in
Section
 6
, no registration under the Securities Act is required for the offer and sale of the Shares by TopCo to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) assuming the representations and warranties of TopCo are true and correct in all respects, are not being

Annex F-5

Confidential

offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
i. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of SPAC and TopCo, threatened against SPAC or TopCo or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SPAC or TopCo.
j. As of the date of this Subscription Agreement, the authorized capital stock of SPAC consists of (i) 300,000,000 SPAC Class A ordinary shares, (ii) 30,000,000 SPAC Class B ordinary shares and (iii) 1,000,000 preference shares of a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 25,000,000 Class A ordinary shares of SPAC are issued and outstanding, (B) 6,250,000 Class B ordinary shares of SPAC are issued and outstanding, (C) 6,250,000 warrants to purchase Class A ordinary shares of SPAC, with each such warrant exercisable for one SPAC Class A ordinary share at a price of $11.50 per share, are outstanding, (D) 4,666,667 warrants to purchase Class A ordinary shares of SPAC, with each such warrant exercisable for one whole SPAC Class A ordinary share at a price of $11.50 per share, are outstanding, and (E) no preference shares are issued and outstanding. All (1) issued and outstanding SPAC Class A ordinary shares and SPAC Class B ordinary shares have been duly authorized and validly issued, are fully paid and are non-assessable
and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SPAC any Class A ordinary shares, Class B ordinary shares or other equity interests in SPAC, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, SPAC has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which SPAC is a party or by which it is bound relating to the voting of any securities of SPAC, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Business Combination Agreement.
k. As of the date of this Subscription Agreement, the authorized share capital of TopCo (excluding the issued share capital) consists of 6,000,000,000 TopCo Ordinary Shares and the issued share capital of TopCo consists of 4,000,000 TopCo Ordinary Shares. Immediately following the Closing, all of the issued and outstanding TopCo Ordinary Shares (A) shall be duly authorized, validly issued, fully paid and nonassessable, (B) shall have been issued in compliance with applicable Law and (C) shall not have been issued in breach or violation of any preemptive rights or Contract. There are no shareholder agreements, voting trusts or other agreements or understandings to which TopCo is a party or by which it is bound relating to the voting of any securities of TopCo, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Business Combination Agreement.
l. TopCo is a newly formed legal entity whose securities have not previously been listed on a securities exchange. TopCo does not have any obligations other than under this Subscription Agreement, the Business Combination Agreement, or any other agreement contemplated hereby and thereby or other agreements directly related to the Subscription Agreement and the Business Combination Agreement.
m. TopCo and the SPAC are not, and immediately after receipt of payment for the Shares TopCo will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
n. There are no securities or instruments issued by or to which TopCo is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares to be issued pursuant to the Transaction (including the other shares issued in this offering), in either case that have not been or will not be validly waived on or prior to the Closing Date.

Annex F-6

Confidential

o. Other than agreements entered into with the Placement Agents, TopCo has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable.
p. Neither TopCo, SPAC nor any of their respective directors, officers, employees or other persons acting on behalf of TopCo or SPAC for purposes of this Subscription Agreement. or any assignee of TopCo or SPAC, is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“
OFAC
”) or in any other Executive Order issued by the President of the United States and administered by OFAC (collectively, the “OFAC Lists”) or any EU or other international sanctions list, or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a
non-U.S.
shell bank or providing banking services indirectly to a
non-U.S.
shell bank (each, a “Prohibited Investor”). TopCo and SPAC agree to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that TopCo and SPAC is permitted to do so under applicable law. If TopCo and SPAC is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “
PATRIOT Act
”), and its implementing regulations (collectively, the “
BSA/PATRIOT Act
”), TopCo or SPAC, as applicable, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, TopCo or SPAC, as applicable, maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC Lists.
6.
Investor Representations and Warranties
. The Investor represents and warrants to TopCo and SPAC that:
a. The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, or any assignee of the Investor is a
“non-US
person”(as defined in Regulation S of the Securities Act).
b. The Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor and has such knowledge and experience in investing in transactions of the type contemplated by this Subscription Agreement and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the subscription of the Shares, and (iii) has exercised independent judgment in evaluating its participation in the subscription of the Shares. Accordingly, the Investor understands that the offering meets (1) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (2) the institutional customer exemption under FINRA Rule 2111(b).
c. The Shares have not been registered under the Securities Act, and, absent an effective registration statement under the Securities Act, may not be offered, sold, transferred, pledged or otherwise disposed of by the Investor except in accordance with (i) Regulation S under the Securities Act or (ii) within the United States or to, or for the account or benefit of, U.S. persons, pursuant to an exemption from the registration requirements of the Securities Act and in accordance with any applicable securities laws of the states and other jurisdictions of the United States. Each Investor represents, warrants and undertakes that it has not offered or sold, and will not offer and sell any Shares (a) as part of their distribution at any time and (b) otherwise until six months after the later of the commencement of the Closing, except in accordance with Regulation S, and it has not and will not engage in any hedging transactions involving the Shares unless in compliance with the Securities Act.

Annex F-7

Confidential

d. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions in the United States and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares to a U.S. person and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that as a result of such restrictions, there may be a limited trading market for the Shares held by the Investor and its nominees and assignees. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
e. The Investor acknowledges and agrees that the Investor is subscribing for the Shares directly from TopCo. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of SPAC, TopCo, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, in connection with Investor’s subscription for the Shares, other than those representations, warranties, covenants and agreements of SPAC and TopCo expressly set forth in this Subscription Agreement.
f. The Investor’s subscription for and holding of the Shares will not constitute or result in a non-exempt
prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended (the “
Code
”), or any applicable similar law.
g. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to SPAC, TopCo, the Transaction and the business of the Company and its direct and indirect subsidiaries and their respective affiliates and representatives. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed the SEC Reports and other information as the Investor has deemed necessary to make an investment decision with respect to the Shares. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, (i) have had the full opportunity to ask such questions, receive such answers and obtain such information from SPAC and TopCo as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and to obtain any additional information that SPAC or TopCo possessed or could acquire without unreasonable effort or expense, (ii) received, reviewed and understood the management presentation and financial information made available to it in connection with the subscription of the Shares and (iii) conducted and completed its own independent due diligence with respect to the Transaction. The Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it may deem appropriate) with respect to the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of SPAC, TopCo and the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.
h. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SPAC, TopCo, the Company, Citigroup Global Markets Inc. (“Citi”), Morgan Stanley & Co. LLC (“Morgan Stanley”), Deutsche Bank Securities Inc. (“Deutsche Bank”) and Credit Suisse Securities (USA) LLC (“Credit Suisse” and, together with Citi, Morgan Stanley and Deutsche Bank, the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC and TopCo contained in
Section
 5
of this Subscription Agreement, in making its investment or decision to invest in the Shares. The Investor acknowledges that certain information provided to the Investor was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially

Annex F-8

Confidential

from those contained in the projections. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.
i. The Investor acknowledges that it is aware that there are substantial risks incident to the subscription and ownership of the Shares, including those set forth in the SEC Reports and the investor presentation provided by SPAC. The Investor is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its subscription of the Shares. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax and/or financial liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither SPAC nor the Company has provided any tax or financial advice or any other representation or guarantee regarding the tax or financial consequences of the transactions contemplated by the Subscription Agreement or the Transaction. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Shares, has no need for liquidity with respect to its investment in the Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.
j. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in TopCo. The Investor acknowledges specifically that a possibility of total loss exists.
k. The Investor has determined based on its own independent review and such professional advice as it deems appropriate that its subscription of the Shares and participation in the Transaction (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) has been duly authorized and approved by all necessary action and (iv) is a fit, proper and suitable investment for it, notwithstanding the substantial risks inherent in investing in or holding the Shares.
l. In making its decision to subscribe for the Shares, the Investor has relied solely upon independent investigation made by the Investor, has independently made its own analysis and decision to enter into this Subscription Agreement and subscribe for the Shares, in each case, based on such information as such Investor has deemed appropriate and without reliance upon any of the Placement Agents or any of their affiliates and is able to fend for itself in the transactions contemplated herein. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of any Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning SPAC, TopCo, the Company, the Transaction, the Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and issuance of the Shares.
m. The Investor acknowledges that the Placement Agents: (i) have not provided the Investor with any information, recommendation or advice with respect to the Shares, (ii) have not made and do not make any representation, express or implied as to SPAC, TopCo, the Company, the Company’s credit quality, the Shares or the Investor’s subscription of the Shares, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and subscription of Shares, (iv) may have existing or future business relationships with SPAC, TopCo and the Company (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or

Annex F-9

Confidential

appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares and (v) none of the Placement Agents will have any responsibility to the Investor with respect to (x) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription Agreement or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (y) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning SPAC, TopCo, the Company or the Transaction.
n. The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its subscription of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their respective affiliates or any person acting on their behalf have conducted with respect to the Shares, SPAC, TopCo or the Company. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their respective affiliates.
o. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
p. The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction), with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
q. The execution, delivery and performance by the Investor of this Subscription Agreement and the transactions contemplated herein are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach, violation or default under or conflict with any statute, order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound in each case, which would reasonably be expected to have a material adverse effect on the legal authority of the Investor to enter into and perform its obligations under this Subscription Agreement, which would reasonably be expected to materially affect the legal authority of the Investor to comply in all respects with the terms of this Subscription Agreement, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SPAC and TopCo, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
r. Neither the Investor nor any of its directors, officers, employees or other persons acting on behalf of the Investor for purposes of this Subscription Agreement, or any assignee of the Investor, is a Prohibited Investor. The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the BSA/PATRIOT Act, the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC

Annex F-10

Confidential

Lists. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
s. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in TopCo as a result of the subscription of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over TopCo from and after the Closing as a result of the subscription of Shares hereunder.
t. No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and issuance of the Shares.
u. The Investor acknowledges that neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives, legal counsel, financial advisors or accountants (collectively, “
Representatives
”) of any of the foregoing have made any independent investigation with respect to SPAC, TopCo, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SPAC or TopCo. The Investor acknowledges and agrees that neither the Placement Agents nor any Representative of the Placement Agents have provided the Investor with any information or advice with respect to the Shares nor is such information or advice necessary or desired. In connection with the issue and subscription of the Shares, the Investor acknowledges that each Placement Agent is acting solely as Company’s placement agent in connection with the issuance of the Shares and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary or financial advisor for the Investor, the Company or any other person or entity.
v. The Investor agrees that the Placement Agents shall not be liable to the Investor for any action heretofore or hereafter taken or omitted to be taken by the Placement Agents or have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort, under federal or state securities laws or otherwise, to any Investor, or to any person claiming through such Investor, in respect of the Transaction and, on behalf of itself and its affiliates, releases the Placement Agents in respect of all such liabilities or obligations. In connection with the issue and subscription of the Shares, the Placement Agents have not acted as the Investor’s financial advisor or fiduciary. The Investor agrees not to commence any litigation or bring any claim against any of the Placement Agents in any court or any other forum which relates to, may arise out of, or is in connection with, the Transaction. This undertaking is given freely and after obtaining independent legal advice.
w. The Investor is an entity having total liquid assets and net assets in excess of the Subscription Amount as of the date hereof and has or has commitments to have and, when required to deliver payment to TopCo pursuant to
Section
 2 above, will have, sufficient immediately available funds to pay the Subscription Amount and consummate the subscription of the Shares pursuant to this Subscription Agreement regardless of any intention to assign the Shares.
x. The Investor acknowledges that Morgan Stanley and Credit Suisse are acting as financial advisors to the Company in connection with the Transaction and are also Placement Agents. The Investor understands and acknowledges that Morgan Stanley’s and Credit Suisse’s roles as financial advisors to the Company may give rise to potential conflicts of interest or the appearance thereof and that these conflicts may potentially conflict with, or be adverse to, the Investor’s interests. The Investor hereby waives, to the fullest extent permitted by law, any claims it may have based on any actual or potential conflict of interest or similar claim, whether known or unknown, contingent or otherwise and wherever and whenever arising in connection with, relating to or arising from Morgan Stanley or Credit Suisse acting as financial advisors to the Company. The Investor further

Annex F-11

Confidential

acknowledges that Deutsche Bank and Citi will receive deferred underwriting commissions as disclosed in the SPAC’s prospectus, dated September 16, 2020, upon the closing of the Transaction.
y. Investor acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”) and, (ii) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in the SEC Reports and (iii) any restatement, revision or other modification of the SEC Reports in connection with such review of the Statement or any other required changes in the SEC Reports, including as a result of any order, directive, guideline, comment or recommendation from the SEC that is applicable to SPAC shall be deemed not material for purposes of this Agreement.
7.
Registration Rights
.
a. TopCo agrees that, as soon as reasonably practicable, but no later than thirty (30) calendar days, after the Closing Date (the “Filing Deadline”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies TopCo that it will “review” the Registration Statement) and (ii) ten (10) business days after TopCo is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such date, the “Effectiveness Date”). In connection with the foregoing, the Investor shall not be required to execute any lock-up
or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. TopCo shall provide a draft of the Registration Statement and any amendment thereto to the Investor for review at least two (2) business days in advance of the filing of the Registration Statement or such amendment, as the case may be. TopCo shall notify the Investor of the effectiveness of the Registration Statement and of any post-effective amendment thereto in accordance with Section 7(b) below. TopCo shall file with the SEC a final form of prospectus pursuant to Rule 424 (or successor thereto) under the Securities Act no later than the second business day after the Effectiveness Date. The Registration Statement shall include a “plan of distribution” that permits all lawful means of disposition of the Shares by the Investor, including block sales, agented transactions, sales directly into the market and other customary provisions (but, excluding for the avoidance of doubt, underwritten offerings). At its expense, TopCo agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be subscribed for pursuant to this Subscription Agreement, except for such times as TopCo is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which TopCo determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 without the public information, volume or manner of sale limitations of such rule (such date, the “End Date”). Prior to the End Date, TopCo will use commercially reasonable efforts to qualify the Shares for listing on any relevant stock exchange. The Investor agrees to disclose its ownership to TopCo upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) above. TopCo may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form
F-3
or
S-3
at such time after TopCo becomes eligible to use such Form
F-3
or
S-3.
The Investor acknowledges and agrees that TopCo may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, or if such suspension arises out of, or is a result of, or is related to or is in connection

Annex F-12

Confidential

with the Statement or related accounting, disclosure or other matters, provided, that, (I) TopCo shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than a total of one hundred-twenty (120) calendar days in any three hundred sixty (360) day period and (II) TopCo shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. TopCo’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to TopCo such information regarding the Investor, the securities of TopCo held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten
public offerings, as shall be reasonably requested by TopCo to effect the registration of such Shares, and shall execute such documents in connection with such registration as TopCo may reasonably request that are customary of a selling shareholder in similar situations. Any failure by TopCo to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve TopCo of its obligations to file or effect the Registration Statement as set forth above in this Section 7.
b. At its expense, TopCo shall:
i. advise the Investor, as expeditiously as possible, but in any event within five (5) business days: (A) when such Registration Statement or any post-effective amendment thereto has become effective; (B) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (C) of the receipt by TopCo of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (D) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, TopCo shall not, when so advising the Investor of such events provide the Investor with any material, nonpublic information regarding TopCo other than to the extent that providing notice to the Investor of the occurrence of the events listed in (A) through (D) above constitutes material, nonpublic information regarding TopCo;
ii. use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
iii. upon the occurrence of any event contemplated in Section 8(b)(i)(D) above, except for such times as TopCo is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, TopCo shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
iv. use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the ordinary shares of TopCo are listed;
v. use its commercially reasonable efforts to take all other steps necessary to effect the registration of the resale of the Shares contemplated hereby and to enable the Investor to sell the Shares under Rule 144; and
vi. otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the resale of the Shares.

Annex F-13

Confidential

c. TopCo shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Investor by this Subscription Agreement, other than the Investor Rights and
Lock-Up
Agreement, by and between TopCo, the Company, Oaktree Acquisition Holdings II, L.P. and the other parties thereto. Notwithstanding any other rights and remedies the Investor may have in respect of TopCo pursuant to this Subscription Agreement, if TopCo enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Subscription Agreement shall immediately be deemed to have been amended without further action by TopCo or the Investor so that the Investor shall be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.
8.
Indemnification
.
a. TopCo agrees to indemnify, to the extent permitted by law, the Investor, its directors, officers, partners, managers, members, investment advisors, employees, agents and each person who controls the Investor (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented attorneys’ fees of one law firm and one local counsel in each applicable jurisdiction) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to TopCo by or on behalf of the Investor expressly for use therein or such Investor has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder;
 provided, however
, that the indemnification contained in this
 Section
 8.a
 shall not apply to amounts paid in settlement of any losses, claims, damages, liabilities and out of pocket expenses if such settlement is effected without the consent of TopCo (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall TopCo be liable for any losses, claims, damages, liabilities and out of pocket expenses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by the Investor expressly for use in the Prospectus, (B) in connection with any failure of the Investor to deliver or cause to be delivered a prospectus made available by TopCo in a timely manner, (C) as a result of offers or sales effected by or on behalf of the Investor by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by TopCo, or (D) in connection with any offers or sales effected by or on behalf of the Investor in violation of
 Section
 7
hereof.
b. In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish (or cause to be furnished) to TopCo in writing such information and affidavits as TopCo reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify TopCo, its directors, officers, agents, employees and each person or entity who controls TopCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented attorneys’ fees of one law firm) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of the Investor expressly for use therein;
 provided, however
, that the liability of the Investor shall be

Annex F-14

Confidential

several and not joint with any other investor and shall be in proportion to and limited to the net proceeds actually received by the Investor from the sale of Shares giving rise to such indemnification obligation.
c. Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (
provided
 that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
d. The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.
e. If the indemnification provided under this
 Section
 8
 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the total liability of the Investor in this
Section
 8
shall be limited to the net proceeds actually received by such Investor from the sale of Shares giving rise to such indemnification and/or contribution obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this
 Section
 8.e
 from any person or entity who was not guilty of such fraudulent misrepresentation.
9.
Termination.
This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, (x) upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) SPAC’s

Annex F-15

Confidential

and TopCo’s notification to the Investor in writing that they have, with the prior written consent of the Company, abandoned their plans to move forward with the Transaction and/or terminated the Investor’s obligations with respect to the subscription without the issuance of the Shares having occurred, and (d) the delivery of a notice of termination of this Subscription Agreement by the Investor to SPAC and TopCo following the date that is 30 days after the Termination Date (as defined in the Business Combination Agreement as in effect on the date hereof), if the Closing has not occurred by such date (provided, that the right to terminate this Subscription Agreement pursuant to this clause (d) shall not be available to the Investor if the Investor’s or its assignee’s breach of any of its covenants or obligations under this Subscription Agreement (or if an affiliate of the Investor is one of the Investors under an Other Subscription Agreement, such other Investor’s breach of any of its covenants or obligations under the Other Subscription Agreement) either individually or in the aggregate, shall have proximately caused the failure of the consummation of the Transaction on or before the such date), or (y) if any of the conditions to Closing set forth in
Section
 3
of this Subscription Agreement are (i) not satisfied or waived on or prior to the closing of the Transaction or (ii) not capable of being satisfied on or prior to the closing of the Transaction and, in each case of (i) and (ii), as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the closing of the Transaction (the termination events described in clauses (x) and (y) above, collectively, the “
Termination Events
”);
provided
that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SPAC shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to TopCo in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.
10.
Trust Account Waiver
. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated September 16, 2020 (the “
Prospectus
”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “
Trust Account
”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement;
provided
,
however
, that nothing in this
Section
 10
shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed in writing with SPAC to not exercise such redemption right.
11.
Miscellaneous
.
a. This Subscription Agreement and any rights that may accrue to the parties hereunder (other than the Shares subscribed hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to this
Section
 11.a
shall relieve the Investor of its obligations hereunder and the Investor shall remain primarily liable for the subscription of the Shares.

Annex F-16

Confidential

b. SPAC and TopCo may request from the Investor such additional information as SPAC and/or TopCo may reasonably deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to subscribe for the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available and to the extent consistent with its internal policies and procedures;
provided
that, each of SPAC and TopCo agrees to keep any such information provided by the Investor confidential except (i) as necessary to include in any registration statement TopCo is required to file hereunder, (ii) as required by applicable federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s or TopCo’s securities are listed for trading. The Investor acknowledges and agrees that if it does not provide SPAC and/or TopCo with such requested information, TopCo may not be able to register the Investor’s Shares for resale pursuant to
Section
 7
hereof. The Investor acknowledges that SPAC and/or TopCo may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of SPAC and/or TopCo.
c. The Investor acknowledges that SPAC, TopCo, the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify SPAC, TopCo and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in
Section
 6
above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SPAC, TopCo and the Placement Agents if they are no longer accurate in any respect), except to the extent that any such representation and warranty expressly speaks as of an earlier date.. Prior to the Closing, TopCo agrees to promptly notify the Investor if any of the Investor’s acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) of TopCo set forth herein are no longer accurate.
d. SPAC, TopCo, the Company, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby;
provided
,
however
, that the foregoing clause of this
Section
 11.d
shall not give the Company or the Placement Agents any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of SPAC and TopCo set forth in this Subscription Agreement.
e. The Investor hereby acknowledges and agrees that it will not, nor will any assignee of the Investor or any person acting at the Investor’s direction or pursuant to any understanding with Investor (including Investor’s controlled affiliates), directly or indirectly, offer, sell, pledge, contract to sell, sell any option in, or engage in hedging activities or execute any “short sales” (as defined in Rule 200 of Regulation SHO under the Exchange Act) with respect to, any Shares or any securities of SPAC or any instrument exchangeable for or convertible into any Shares or any securities of SPAC until the consummation of the Transaction (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this
Section
 11.e
shall not apply to any sale (including the exercise of any redemption right) of securities of SPAC (i) held by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by the Investor, its controlled affiliates or any person or entity acting on behalf of the Investor or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit any entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby (including the Investor’s controlled affiliates and/or affiliates) from entering into any short sales; (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such

Annex F-17

Confidential

Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this
Section
 11.e
shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to subscribe for the Shares covered by this Subscription Agreement.
f. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
g. This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of
Section
 9
above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by SPAC or TopCo of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
h. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in
Section
 9
,
Section
 11.c
,
Section
 11.d
,
Section
 11.g
, this
Section
 11.h
, the last sentence of
Section
 11.l
and
Section
 12
with respect to the persons specifically referenced therein, and
Section
 6
with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided, that, notwithstanding anything to the contrary contained in this Subscription Agreement, the Company is an intended third party beneficiary of each of the provisions of this Subscription Agreement.
i. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
j. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and such provisions shall continue in full force and effect.
k. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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Confidential

l. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement in any court of competent jurisdiction, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.
m. If any change in the number, type or classes of authorized shares of TopCo (including the Shares), other than as contemplated by the Business Combination Agreement or any agreement contemplated by the Business Combination Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.
n. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.
o. Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“
Legal Dispute
”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this
Section
 11.o
is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this
Section
 11.o
following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH

Annex F-19

Confidential

THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
p. Any notice or communication required or permitted hereunder to be given among the parties shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to SPAC and TopCo.
If to Investor, to the address provided on the Investor’s signature page here or to such other address or addresses as the Investor may hereafter designate by notice to SPAC and TopCo.
If to TopCo, to:

Alvotech Holdings S.A.
9, rue de Bitbourg
L-1273 Luxembourg
Grand Duchy of Luxembourg
Attention:	Robert Wessman
Danny Major
E-mail:	robert.wessman@alvogen.com
danny.major@alvotech.com

with a copy to:

Cooley (UK) LLP
22 Bishopsgate
London EC2N 4BQ, UK
Attention:	Michal Berkner
E-mail:	mberkner@cooley.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
q. The obligations of the Investor under this Subscription Agreement are several and not joint with the obligations of any Other Investor under the Other Subscription Agreements, and the Investor shall not be responsible in any way for the performance of any Other Investor.
12.
Non-Reliance
and Exculpation
. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made or provided by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of SPAC and TopCo expressly contained in
Section
 5
of this Subscription Agreement, in making its investment or decision to invest in TopCo. The Investor acknowledges

Annex F-20

Confidential

and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or (iii) any other party to the Business Combination Agreement or any
Non-Party
Affiliate (other than SPAC with respect to the previous sentence), shall have any liability to the Investor, or to any other investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the subscription of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, TopCo, the Company, the Placement Agents or any
Non-Party
Affiliate concerning SPAC, TopCo, the Company, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement,
“Non-Party
Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, TopCo, the Company, the Placement Agents or any of SPAC’s, TopCo’s, the Company’s or the Placement Agents’ respective controlled affiliates or any family member of the foregoing.
13.
Disclosure
. SPAC shall, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form
8-K
(collectively, the “
Disclosure Document
”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that SPAC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance or filing of the Disclosure Document, to the actual knowledge of SPAC, the Investor shall not be in possession of any material, non-public
information received from SPAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC, the Placement Agents or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, SPAC shall not publicly disclose the name of the Investor, its investment advisor or any of their respective affiliates or advisers, or include the name of the Investor, its investment advisor or any of their respective affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s and/or TopCo’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this
Section
 13
.
14.
Rule 144
.
a. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Investor to sell the securities of TopCo to the public without registration are available to holders of the Investor’s Shares and for so long as the Investor holds the Shares, TopCo shall, at its expense:
(i) make and keep public information available, as those terms are understood and defined in Rule 144;

Annex F-21

Confidential

(ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of TopCo under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable the Investor to sell the Shares under Rule 144 for so long as the Investor holds any Shares; and
(iii) furnish to the Investor, promptly upon the Investor’s reasonable request, (i) a written statement by TopCo, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual report of TopCo and such other reports and documents so filed by TopCo (provided that if such reports and documents are publicly filed with the SEC on Edgar, TopCo need not furnish such reports and documents to the Investor separately) and (iii) such other information as may be reasonably requested to permit the Investor to sell such securities pursuant to Rule 144 without registration.
b. TopCo will use its commercially reasonable efforts to (A) at the reasonable request of Investor, deliver all the necessary documentation to cause TopCo’s transfer agent to remove all restrictive legends from any Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of the Shares, or that may be sold by Investor without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (B) cause its legal counsel to deliver to the transfer agent the necessary legal opinions required by the transfer agent, if any, in connection with the instruction under clause (A)
 upon the receipt of Investor representation letters and such other customary supporting documentation as requested by (and in a form reasonably acceptable to) such counsel, in each case within 5 business days of such request. The Investor agrees to disclose its beneficial ownership, as determined in accordance with Rule
13d-3
of the Exchange Act, of Shares to TopCo (or its successor) upon reasonable request to assist TopCo in making the determination described above. Notwithstanding the foregoing, TopCo will not be required to deliver any such opinion, authorization, certificate, or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
[
SIGNATURE PAGES FOLLOW
]

Annex F-22

Confidential

IN WITNESS WHEREOF
, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by TopCo in the Closing Notice.

Annex F-23

Confidential

IN WITNESS WHEREOF, SPAC and TopCo have accepted this Subscription Agreement as of the date set forth below.

OAKTREE ACQUISITION CORP. II

By:
Name:
Title:

ALVOTECH LUX HOLDINGS S.A.S.

By:
Name:
Title:
Date:                     , 2021

Annex F-24

Annex G
SPONSOR LETTER AGREEMENT
This SPONSOR LETTER AGREEMENT (this “
Agreement
”), dated as of December 7, 2021, is made by and among Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership (the “
Sponsor
”), Oaktree Acquisition Corp. II, a Cayman Islands exempted company (“
Parent
”), and Alvotech Lux Holdings S.A.S., a simplified joint stock company (
soci
é
t
é
par actions
simplifi
é
e
) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg,
L-1273
Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (
Registre
de
Commerce
et des
Soci
é
t
é
s
, Luxembourg
) under number B258884 (“
TopCo
”). Sponsor, Parent and TopCo shall be referred to herein from time to time collectively as the “
Parties
”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, Parent, TopCo and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “
Business Combination Agreement
”); and
WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement, pursuant to which, among other things (a) the Sponsor will agree to vote, at any duly called meeting of the shareholders of Parent, in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the First Merger), (b) the Sponsor will agree not to effect any sale or distribution of any Parent Class B Shares or Parent Warrants during the period described herein, (c) the Sponsor will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Parent or any other anti-dilution or similar protection with respect to the Parent Class B Shares, and (d) the Sponsor will agree to, immediately after the First Merger, subject 1,250,000 Sponsor Shares held by Sponsor as of immediately prior to the First Merger Effective Time, which will have been exchanged for TopCo Ordinary Shares, to certain transfer restrictions and vesting and Buyback (as defined below) conditions, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1.
Agreement to Vote
. The Sponsor, by this Agreement, with respect to its Parent Class B Shares, hereby agrees to vote at any duly called meeting of the shareholders of Parent (or any adjournment or postponement thereof), and in any action by resolution of the shareholders of Parent, all of Sponsor’s Parent Class B Shares in favor of the approval and adoption of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement.
2.
Lockup.
(a) The Sponsor agrees that the Sponsor Shares and the Sponsor Warrants (collectively, the “
Sponsor Securities
”) may not be transferred, assigned or sold (except to the extent set forth in
Section
 2(b)
) (the “
Lockup
”) until the earliest to occur: (i) the termination of the Business Combination Agreement in accordance with its terms and (ii) the Closing Date.
(b) Notwithstanding the provisions set forth in
Section
 2(a)
, transfers, assignments and sales by the Sponsor of the Sponsor Securities are permitted (i) to Parent’s officers or directors, any affiliates or family members of any of Parent’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member

Annex G-1

of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of the transactions contemplated by the Business Combination Agreement at prices no greater than the price at which the applicable Sponsor Securities were originally purchased; (vi) by virtue of the Sponsor’s governing documents upon the winding up and subsequent liquidation or dissolution of the Sponsor; (vii) to Parent for no value for cancellation in connection with the consummation of the transactions contemplated by the Business Combination Agreement; (viii) in the event of Parent’s liquidation prior to the completion of the transactions contemplated by the Business Combination Agreement; or (ix) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of TopCo’s shareholders having the right to exchange their Parent Class A Shares for cash, securities or other property subsequent to the completion of the transactions contemplated by the Business Combination Agreement; provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein. For the avoidance of doubt, transfers of Sponsor Securities issued or issuable upon the exercise of the Sponsor Warrants or conversion of the Sponsor Securities shall be permitted regardless of whether a filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made with respect to such transfers;
provided
, that, for the avoidance of doubt, the obligations of the Sponsor hereunder shall be deemed to be satisfied by the existence of any stop order and restrictions currently existing on the Sponsor Securities.
3.
Waiver of Anti-
dilution
Protection
.
The Sponsor hereby, subject to and conditioned upon the occurrence of the Closing, waives (for itself and for its successors and assigns) to the fullest extent of the law and the Amended and Restated Memorandum and Articles of Association of Parent, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Parent Class B Shares held by it convert into TopCo Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement.
4.
Deferral of Sponsor Shares
. Subject to and conditioned upon the occurrence of the Closing, immediately following the First Merger Effective Time, 1,250,000 Sponsor Shares held by Sponsor as of immediately prior to the First Merger Effective Time, which will have been exchanged for TopCo Ordinary Shares (the “
Deferred Sponsor Shares
”) pursuant to the First Merger, shall become unvested and shall be subject to the following transfer restrictions and vesting and buyback provisions:
(a) If, at any time during the five (5) years following the Closing (the “
Vesting Period
”), the TopCo Ordinary Share Price is at or above a VWAP of $12.50 per share for any ten (10) trading days within any twenty (20) trading day period, one-half
(1/2) of the Deferred Sponsor Shares shall immediately vest and no longer be subject to the Buyback and the transfer restrictions provided for in
Section
 4(c)
and
Section
 4(d)
, respectively.
(b) If, at any time during the Vesting Period, the TopCo Ordinary Share Price is at or above a VWAP of $15.00 per share for any ten (10) trading days within any twenty (20) trading day period, all remaining unvested Deferred Sponsor Shares shall immediately vest and no longer be subject to the Buyback and the transfer restrictions provided for in
Section
 4(c)
and
Section
 4(d)
, respectively.
(c) The Sponsor and TopCo hereby agree that, the Deferred Sponsor Shares that do not vest in accordance with
Section
 4(a)
and
Section
 4(b)
during the Vesting Period are transferred back to TopCo for a consideration equal to their nominal value, payable on such date, and shall be cancelled as soon as practicable by TopCo and without any encumbrance, third party right, further right, obligation or liability of any kind or nature on the part of Parent, TopCo or the Sponsor or any otherparty (the “
Buyback
”). If, between the date of this Agreement and the Closing, the outstanding Sponsor Shares shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (including any of the foregoing in connection

Annex G-2

with the First Merger), then the number of Deferred Sponsor Shares to become unvested and subject to the transfer restrictions and vesting and Buyback provisions set forth herein, will be equitably adjusted to reflect such change. The Sponsor and TopCo agree and undertake to enter into a confirmatory agreement in respect of the transfer of the relevant Deferred Sponsor Shares at such time.
(d) Subject to the limitations contemplated herein, the Sponsor shall be entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares with regard to the Deferred Sponsor Shares;
provided
that the Deferred Sponsor Shares shall not entitle the Sponsor, without limiting
Section
 4(e)
, to any consideration in connection with any sale or other similar transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Sponsor or be subject to execution, attachment or similar process without the consent of TopCo, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Deferred Sponsor Shares shall be null and void; provided, that, notwithstanding the foreging, transfers, assignments and sales by the Sponsor of the Deferred Sponsor Shares are permitted (i) to Parent’s officers or directors, any affiliates or family members of any of Parent’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of the transactions contemplated by the Business Combination Agreement at prices no greater than the price at which the applicable Deferred Sponsor Shares were originally purchased; (vi) by virtue of the Sponsor’s organizational documents upon the winding up and subsequent liquidation or dissolution of the Sponsor; (vii) to Parent for no value for cancellation in connection with the consummation of the transactions contemplated by the Business Combination Agreement; (viii) in the event of Parent’s liquidation prior to the completion of the transactions contemplated by the Business Combination Agreement; or (ix) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of TopCo’s shareholders having the right to exchange their Parent Class A Shares for cash, securities or other property subsequent to the completion of the transactions contemplated by the Business Combination Agreement; provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein. For the avoidance of doubt, transfers of the Deferred Sponsor Shares issuable in accordance with this
Section
 4
shall be permitted regardless of whether a filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made with respect to such transfers.
(e) In the event that there is a Company Sale after the Closing and during the Vesting Period that will result in the holders of TopCo Ordinary Shares receiving a Company Sale Price equal to or in excess of the applicable price per share set forth set forth in
Section
 4(a)
and
Section
 4(b)
, then immediately prior to the consummation of the Company Sale any such vesting of Deferred Sponsor Shares set forth herein that has not previously occurred shall be deemed to have occurred and the holders of such Deferred Sponsor Shares shall be eligible to participate in such Company Sale.
(f) Sponsor will promptly inform TopCo of any elections made by Sponsor under Section 83(b) of the Code in connection with the Closing with respect to Deferred Sponsor Shares held by Sponsor.
(g) “
Beneficially Own
” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule
13d-3
under the Exchange Act and shall be calculated in accordance therewith.
(h) “
Company Sale
” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of TopCo or (ii) a sale or disposition of all or substantially all of the assets of TopCo and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting

Annex G-3

securities of TopCo (or any successor to TopCo) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Securities of TopCo immediately prior to such transaction (or series of related transactions).
(i) “
Company Sale Price
” means the price per share for one (1) TopCo Ordinary Share in a Company Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash
consideration shall be determined as follows: (i) with respect to any securities: (A) the VWAP over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted on Nasdaq or the over-the-counter
market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length
transaction, taking into account all factors determinative of value as the investment banking firm determines relevant and (ii) with respect to any other non-cash
assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length
transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.
(j) “
TopCo
Ordinary Share Price
” means the closing sale price per share of TopCo Ordinary Shares on Nasdaq (or successor U.S. exchange) reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.
(k) “
VWAP
” means the volume weighted average price of TopCo Ordinary Shares as defined by the industry standard.
5.
Termination
. This Agreement shall terminate, and have no further force and effect, if the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing.
6.
Incorporation by Reference
. Sections 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Constructions; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial), and 9.17 (Remedies) of the Business Combination Agreement apply to this Agreement mutatis mutandis
.
* * * * *

Annex G-4

IN WITNESS WHEREOF
, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

OAKTREE ACQUISITION HOLDINGS II, L.P. By: Oaktree Acquisition Holdings II GP, Ltd. By: Oaktree Capital Management, L.P., its sole director

By:	/s/ Brian Price
Name: Brian Price
Title: Senior Vice President

By:	/s/ Maria Attar
Name: Maria Attar
Title: Vice President

OAKTREE ACQUISITION CORP. II

By:	/s/ Zaid Pardesi
Name: Zaid Pardesi
Title: Chief Financial Officer and Head of M&A

ALVOTECH LUX HOLDINGS S.A.S.

By:	/s/ Tanya Zharov
Name: Tanya Zharov
Title: Chairman and Director
[Signature Page to Sponsor Letter Agreement]

Annex G-5

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of directors and officers
Article 441-8 of
the Luxembourg Company Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company.
Article 441-9 of
the Luxembourg Company Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the Luxembourg Company Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the board of directors after they had acquired knowledge thereof.
TopCo’s articles of association provide that directors of the TopCo are not held personally liable for the indebtedness or other obligations of TopCo. As agents of the TopCo, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in TopCo’s articles of association and mandatory provisions of law, every person who is, or has been, a director or officer of TopCo shall be indemnified by TopCo to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of TopCo, or, at the request of TopCo, of any other company of which TopCo is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director or officer of TopCo (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of TopCo or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of TopCo.
TopCo’s articles of association provide that the right of indemnification provided by such articles of association shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such articles of association shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. TopCo shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of TopCo, as TopCo may decide upon from time to time.
In connection with the Business Combination, TopCo entered into indemnification agreements with each of its directors and executive officers. These agreements provide that TopCo will indemnify each of its directors and such officers to the fullest extent permitted by law and its articles of association.
TopCo will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statements Schedules
(a) Exhibits.

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of December 7, 2021, by and among Oaktree Acquisition Corp. II, Alvotech Lux Holdings S.A.S., and Alvotech Holdings SA (included as Annex A to the proxy statement/prospectus) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by OACB on December 7, 2021).

3.1	Second Amended and Restated Memorandum and Articles of Association of OACB (included as Annex B to the proxy statement/prospectus) (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1/A filed by OACB on September 14, 2020).

3.2*	Amended and Restated Articles of Association of TopCo (included as Annex C to the proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by OACB on August 31, 2020).

4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by OACB on August 31, 2020).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by OACB on September 14, 2020).

4.4	Warrant Agreement, dated as of September 21, 2020, between Continental Stock Transfer & Trust Company and OACB (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by OACB on September 22, 2020).

4.5*	Amended and restated Convertible Bond Instrument (Tranche A), dated June 24, 2021.

4.6*	Amended and restated Convertible Bond Instrument (Tranche B), dated June 24, 2021.

4.7*	Form of Warrant Assumption Agreement by and between OACB, TopCo and Continental Stock Transfer & Trust Company.

5.1**	Opinion of Arendt & Medernach, as to the validity of TopCo ordinary shares.

8.1**	Opinion of Kirkland & Ellis LLP regarding certain U.S. tax matters.

10.1*††	License and supply agreement between Alvotech hf. and STADA for AVT02 (Adalimumab), dated August 30, 2019.

10.2*††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT02 (Adalimumab) dated August 30, 2019, dated March 13, 2020.

10.3*††	Second Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT02 (Adalimumab) dated August 30, 2019, dated May 3, 2021.

10.4*††	License and supply agreement between Alvotech and STADA for AVT03 (Denosumab), dated November 6, 2019.

10.5*††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT03 (Denosumab) dated November 6, 2019, dated March 13, 2020.

10.6*††	License and supply agreement between Alvotech hf. and STADA for AVT04 (Ustekinumab), dated November 6, 2019.

10.7*††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT04 (Ustekinumab) dated November 6, 2019, dated March 13, 2020.

10.8*††	License and supply agreement between Alvotech hf. and STADA for AVT05 (Golimumab), dated November 6, 2019.

10.9*††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT05 (Golimumab) dated November 6, 2019, dated March 13, 2020.

10.10*††	License and supply agreement between Alvotech hf. and STADA for AVT06 (Aflibercept), dated November 6, 2019.

10.11*††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT06 (Aflibercept), dated March 13, 2020.

10.12*††	License and supply agreement between Alvotech hf. and Stada STADA for AVT16, dated November 6, 2019.

10.13*††	First Amendment to the license and supply agreement between Alvotech hf. and STADA for AVT16, dated November 6, 2019, dated March 13, 2020.

10.14*††	Product Supply Agreement between Alvotech hf. and Teva, dated August 5, 2020.

10.15*††	License and Development Agreement between Alvotech hf. and Teva, dated August 5, 2020.

10.16*††	Settlement Agreement, Release and Amendment to the License and Development Agreement between Alvotech hf. and Teva dated August 5, 2020, dated June 28, 2021.

10.17**	Amended and Restated Services Agreement between Alvogen and Alvotech, dated , 2021.

10.18*	Lease Agreement between Alvotech hf. and Fasteignafélagið Sæmundur hf, dated November 15, 2016.

10.19*	Shareholders Agreement between Alvotech hf., Alvotech Holdings S.A., Aztiq Pharma Partners S.à r.l., and certain other shareholders, dated October 21, 2020.

10.20*+	BCA Framework Agreement between Alvotech Holdings S.A., Alvotech Lux Holdings S.A.S., Floki Holdings S.à r.l, and certain other shareholders dated December 7, 2021.

10.21	Sponsor Letter Agreement, dated as of December 7, 2021, by and among OACB, Sponsor and TopCo (included as Annex G to the proxy statement/prospectus) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by OACB on December 7, 2021).

10.22	Form of Support Agreement, each dated as of December 7, 2021, by and among, OACB, TopCo, Alvotech and certain Alvotech Shareholders (included as Annex D to the proxy statement/prospectus) (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by OACB on December 7, 2021).

10.23	Form of U.S. Subscription Agreement (included as Annex E to the proxy statement/prospectus) (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by OACB on December 7, 2021).

10.24	Form of Foreign Subscription Agreement (included as Annex F to the proxy statement/prospectus) (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by OACB on December 7, 2021).

10.25***	Product Rights Agreement between Alvotech hf. and Alvogen, dated January 22, 2018.

10.26***††	First Amendment to the Product Rights Agreement between Alvotech hf. and Alvogen dated January 22, 2018, dated December 14, 2018.

21.1*	List of subsidiaries of TopCo.

23.1***	Consent of WithumSmith+Brown, PC, independent registered accounting firm for OACB.

23.2***	Consent of Deloitte ehf., independent registered accounting firm for Alvotech.

23.3**	Consent of Arendt & Medernach (included as part of Exhibit 5.1).

23.4**	Consent of Kirkland & Ellis (included as part of Exhibit 8.1).

24.1*	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1*	Consent of Robert Wessman to be named as a director.

99.2*	Consent of Richard Davies to be named as a director.

99.3*	Consent of Tomas Ekman to be named as a director.

99.4*	Consent of Faysal Kalmoua to be named as a director.

99.5*	Consent of Ann Merchant to be named as a director.

99.6*	Consent of Arni Hardarson to be named as a director.

99.7*	Consent of Lisa Graver to be named as a director.

99.8*	Consent of Linda McGoldrick to be named as a director.

99.9**	Consent of to be named as a director.

99.10**	Form of Proxy for OACB General Meeting.

99.11***	Registrant’s waiver request and representation under Item 8.A.4.

101.INS***	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)

101.SCH***	Inline XBRL Taxonomy Extension Schema Document

101.CAL***	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF***	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB***	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE***	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

107***	Filing Fee Table

*	Previously filed.
**	To be filed by amendment.
***	Filed herewith.
†
Certain schedules and exhibits to this Exhibit have been omitted pursuant to Company
S-K
Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.
+
Certain schedules and exhibits to this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(d) Filing Fee Table.
The Filing Fee Table and related disclosure is filed herewith as Exhibit 107.

Item 22. Undertakings
A.    TopCo hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of
Form 20-F at
the start of any delayed offering or throughout a continuous offering.
(5)    For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
B.    TopCo hereby undertakes:
(1)    that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)    That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
D.    The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
E.    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reykjavik, Iceland on the 4th day of February, 2022.

Alvotech Lux Holdings S.A.S.

By:	/s/ Helga Tatjana Zharov
Name: Helga Tatjana Zharov
Title: Chairperson ( Président )
Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Helga Tatjana Zharov Helga Tatjana Zharov	Chairperson ( président ) ( Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer )	February 4, 2022

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Alvotech Lux Holdings S.A.S., has signed this amendment no. 1 to the registration statement on February 4, 2022.

Alvotech USA Inc.

By:	/s/ Philip Caramanica
Name: Philip Caramanica